    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 1, 2003.

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM F-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                SR TELECOM INC.
             (Exact name of registrant as specified in its charter)

               CANADA                                3661                            NOT APPLICABLE
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                   SR TELECOM INC.                                     CT CORPORATION SYSTEM
              8150 TRANS-CANADA HIGHWAY                                  111 EIGHTH AVENUE
           MONTREAL, QUEBEC, CANADA H4S 1M5                              NEW YORK, NY 10011
                    (514) 335-1210                                         (212) 894-8500
 (Address, including zip code, and telephone number,     (Name, address, including zip code, and telephone
    including area code, of registrant's principal                            number,
                   executive offices)                        including area code, of agent for service)

                                WITH COPIES TO:

             RONALD A. FLEMING, JR., ESQ.                             FRANCIS S. CURRIE, ESQ.
                PILLSBURY WINTHROP LLP                                 DAVIS POLK & WARDWELL
                ONE BATTERY PARK PLAZA                                  1600 EL CAMINO REAL
               NEW YORK, NEW YORK 10004                                 MENLO PARK, CA 94025
                    (212) 858-1000                                         (650) 752-2000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    TITLE OF EACH CLASS OF          AMOUNT TO BE        PROPOSED MAXIMUM           PROPOSED MAXIMUM              AMOUNT OF
  SECURITIES TO BE REGISTERED        REGISTERED      OFFERING PRICE PER UNIT   AGGREGATE OFFERING PRICE      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common shares, no par value....      41,600,000                N/A              $116,190,632.25(1)(2)          $9,399.82(2)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Computed based upon the estimated maximum number of the Registrant's common shares issuable to stockholders of Netro Corporation in the merger described herein. The Agreement and Plan of Merger by and among the Registrant, Netro Corporation and Norway Acquisition Corporation dated as of March 27, 2003, as amended by Amendment No. 1 thereto dated as of May 5, 2003 and by Amendment No. 2 thereto dated as of July 17, 2003 (the "Agreement") provides for an aggregate of 41,500,000 SR Telecom common shares to be issued in connection with the merger pursuant to a formula which allows for the number of common shares issued to each Netro stockholder to be rounded to the nearest whole number. Until the merger is consummated it is impossible to know the actual number of shares which will be issued, but the Registrant believes that the number presented is a fair estimate of the number of its common shares to be issued.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) and 457(c) of the Securities Act of 1933 based upon the average of the high and low sale prices of shares of Netro common stock on the Nasdaq National Market on July 29, 2003 of $2.97 per share and a total number of shares of 39,121,425.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. SR Telecom may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

              SUBJECT TO COMPLETION, DATED AUGUST           , 2003

(SR TELECOM LOGO)                                                   (NETRO LOGO)

     Dear Netro Corporation Stockholders:

     You are cordially invited to attend a special meeting of the stockholders
of Netro Corporation on August   , 2003 at 9:30 a.m., local time, at the Westin
Hotel, Bayshore Room, located at 5101 Great America Parkway, Santa Clara, California 95054. At the special meeting, you will be asked to consider and vote upon a proposal to merge Netro with SR Telecom Inc.

MERGER PROPOSAL

     After careful consideration, the board of directors of Netro Corporation has approved the acquisition of Netro by SR Telecom Inc. If the acquisition is approved by you, Netro's stockholders, each outstanding share of Netro common stock will be entitled to receive a cash dividend from Netro and will be converted into the right to receive shares of SR Telecom common stock. The aggregate amount of the cash dividend will be US$100 million and the aggregate number of shares of SR Telecom common stock will be 41.5 million (approximately 41% of SR Telecom's outstanding common stock after the merger, not including the exercise of issued and outstanding stock options and warrants), subject to rounding in each case, and in the case of shares of SR Telecom common stock, subject to SR Telecom's proposed reverse stock split. Based on the number of shares of Netro common stock outstanding on June 16, 2003 and the number
expected to be issued prior to an assumed closing date of [August   ], 2003,
each share of Netro common stock would receive a cash dividend in the amount of US$2.48 and would be converted into the right to receive 1.0279 shares of SR Telecom common stock, without giving effect to SR Telecom's proposed reverse stock split. The actual amount of the cash dividend and the actual number of shares of SR Telecom common stock that each Netro stockholder will receive will be determined immediately prior to the completion of the merger in accordance with the formulas set forth in the merger agreement, as described on page 93. SR Telecom common stock is traded on the Toronto Stock Exchange under the symbol "SRX," and on June 24, 2003, the closing price of its common stock was CDN$0.99 per share (US$0.73 per share based on the exchange rate on that date). The shares of SR Telecom common stock will be traded on the Nasdaq National Market, under the symbol "SRXA".

     NETRO'S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF NETRO STOCKHOLDERS AND RECOMMENDS THAT NETRO STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     The accompanying proxy statement/prospectus provides detailed information concerning SR Telecom, Netro, the merger, the cash dividend and the transactions contemplated by the merger agreement. Please give all of the information contained in the proxy statement/prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 22. ALSO, BECAUSE RECEIPT OF THE CASH DIVIDEND AND THE MERGER CONSIDERATION MAY, DEPENDING ON YOUR PARTICULAR SITUATION, RESULT IN TAXABLE GAIN TO YOU, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "THE MERGER -- MATERIAL TAX CONSIDERATIONS" BEGINNING ON PAGE 86.

     Please use this opportunity to take part in the affairs of Netro by voting. Whether or not you plan to attend the special meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning the proxy does NOT deprive you of your right to attend the special meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT. Thank you for your consideration of these matters.

                                         /s/ Gideon Ben-Efraim
                                         Chairman of the Board and Chief
                                         Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR PROVINCIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated August  , 2003, and was first mailed to stockholders on or about August  , 2003.

                               NETRO CORPORATION
                    3860 N. First Street, San Jose, CA 95134
                                 (408) 216-1500

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                TO BE HELD AUGUST           , 2003 AT 9:30 A.M.

To the Stockholders of Netro Corporation:

     A special meeting of Netro Corporation will be held at the Westin Hotel, Bayshore Room, located at 5101 Great America Parkway, Santa Clara, California
95054, on August   , 2003 at 9:30 a.m., local time, for the following purposes:

     1. To consider and vote on the approval and adoption of the merger agreement by and among Netro, SR Telecom Inc. and Norway Acquisition Corporation dated as of March 27, 2003, as amended by Amendment No. 1 thereto dated as of May 5, 2003 and by Amendment No. 2 thereto dated as of July 17, 2003, pursuant to which Netro would merge with Norway Acquisition Corporation and would survive the merger as a wholly-owned subsidiary of SR Telecom.

     2. To transact any other business that properly comes before the special meeting or any adjournments, postponements or continuations thereof.

     The accompanying proxy statement/prospectus provides detailed information concerning SR Telecom, Netro, the merger, the cash dividend and the transactions contemplated by the merger agreement. Please read the entire document carefully. In particular, you should carefully consider the discussion entitled "Risk Factors" beginning on page 22. Also, because receipt of the cash dividend and the merger consideration may, depending on your situation, result in taxable gain to you, you should carefully consider the discussion in the section entitled "The Merger -- Material Tax Considerations" beginning on page 86.

     Stockholders who held shares of Netro at the close of business on July 31, 2003 are entitled to notice of, and to vote at, this meeting.

                                          By Order of the Board of Directors of
                                          NETRO CORPORATION

                                          /s/ FRANCIS S. CURRIE
                                          --------------------------------------
                                          Francis S. Currie
                                          Secretary

San Jose, California
August   , 2003

                             YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, HOWEVER, PLEASE ENSURE YOUR REPRESENTATION AT THE MEETING BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE. IF A QUORUM IS NOT REACHED, NETRO WILL HAVE THE ADDED EXPENSE OF REISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                         THANK YOU FOR ACTING PROMPTLY.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              -----
QUESTIONS AND ANSWERS FOR NETRO STOCKHOLDERS................      1
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS...................      4
  SR Telecom (see page 96)..................................      4
  Netro (see page 149)......................................      4
  Reasons for the Merger (see page 51)......................      5
  Estimated Per Share Value to be Received by Netro
     Stockholders (see pages 41-42).........................      5
  Opinions of Netro's Advisors (see page 60)................      8
  Conditions to Completion of the Merger (see page 89)......      8
  Conditions to Payment of the Cash Dividend (see page
     81)....................................................      9
  The Netro Special Stockholder Meeting (see page 37).......      9
  Termination of the Merger Agreement; Termination Fees (see
     pages 90-93)...........................................      9
  Restrictions on Soliciting Alternative Transactions (see
     page 86)...............................................      9
  Reverse Stock Split (see page 72).........................     10
  Effect of the Merger on Outstanding Netro Stock Options
     (see page 80)..........................................     10
  Effect of the Merger on the Rights of Participants in the
     Netro Employee Stock Purchase Plan(see page 88)........     10
  Directors of SR Telecom Following the Merger (see page
     82)....................................................     10
  Expected Completion Date for the Merger (see page 70).....     11
  Material U.S. Federal Income Tax Consequences of the Cash
     Dividend and the Merger (see page 75)..................     11
  Material Canadian Federal Income Tax Consequences of the
     Merger (see page 79)...................................     11
  Interest of Netro's Directors and Officers in the Merger
     (see page 68)..........................................     12
  No Appraisal Rights (see page 74).........................     12
  Change of Control (see page 80)...........................     12
  Where You Can Find More Information (see page 206)........     12
SELECTED CONSOLIDATED FINANCIAL DATA........................     13
  SR Telecom Selected Consolidated Financial Data...........     13
  Netro Selected Consolidated Financial Data................     15
  Summary Unaudited Pro Forma Condensed Consolidated
     Financial Information..................................     17
  Comparative Per Share Market Price and Exchange Rate
     Data...................................................     18
RISK FACTORS................................................     22
  Risks Related to the Merger...............................     22
  Risks Related to the Businesses of SR Telecom and the
     Combined Company.......................................     26
FORWARD-LOOKING STATEMENTS..................................     37
NETRO SPECIAL STOCKHOLDER MEETING...........................     37
  General...................................................     37
  Date, Time and Place......................................     38
  Matters to be Considered at the Special Meeting...........     38
  Record Date...............................................     38
  Voting of Proxies.........................................     38
  Quorum; Abstentions and Broker Non-Votes..................     38
  Solicitation of Proxies and Expenses......................     39
  The Merger Proposal.......................................     39

                                                              PAGE
                                                              -----
THE MERGER..................................................     44
  The Merger................................................     44
  Background of the Merger..................................     44
  SR Telecom's Reasons for the Merger.......................     51
  Netro's Reasons for the Merger............................     53
  Recommendation of Netro's Board of Directors..............     59
  Opinions of Netro's Advisors..............................     60
  Interests of Netro's Directors and Officers in the
     Merger.................................................     68
  Netro's Directors and Officers After Completion of the
     Merger.................................................     70
  Completion and Effectiveness of the Merger................     70
  Structure of the Merger and Conversion of Netro Common
     Stock..................................................     70
  Exchange of Netro Stock Certificates......................     71
  Accounting Treatment......................................     72
  Regulatory Approvals......................................     72
  Reverse Stock Split.......................................     72
  Listing on the Nasdaq National Market and the Toronto
     Stock Exchange of the Shares of SR Telecom Common Stock
     to be Issued in the Merger.............................     73
  Certain U.S. and Canadian Securities Laws
     Considerations.........................................     73
  No Appraisal Rights.......................................     74
  Delisting and Deregistration of Netro Common Stock After
     the Merger.............................................     74
  Certain Pending Litigation................................     74
  Material Tax Considerations...............................     75
  Change of Control.........................................     80
  Effect of the Merger on Outstanding Netro Stock Options...     80
THE MERGER AGREEMENT........................................     81
  Structure of the Merger...................................     81
  Effective Time of the Merger..............................     81
  The Cash Dividend.........................................     81
  The Merger Consideration..................................     81
  Stock Options.............................................     82
  The Exchange Agent........................................     82
  Procedures for Exchanging Stock Certificates..............     82
  Certificate of Incorporation and By-Laws..................     82
  Officers and Directors of Netro Following the Merger......     82
  Directors of SR Telecom Following the Merger..............     82
  Representations and Warranties............................     83
  Definition of Material Adverse Effect.....................     84
  Principal Covenants.......................................     84
  Conditions to the Merger..................................     89
  Expenses..................................................     90
  Termination...............................................     90
  Payment of Applicable Termination Fee.....................     92
  Right of First Negotiation and First Refusal..............     93
  Amendment.................................................     93

                                                              PAGE
                                                              -----
THE VOTING AGREEMENTS.......................................     94
SR TELECOM BUSINESS.........................................     96
  Overview..................................................     96
  SR Telecom's Business.....................................     96
  History...................................................     98
  Organizational Structure..................................     99
  Product Lines.............................................    100
  New Products..............................................    102
  Manufacturing.............................................    103
  Services..................................................    103
  Sales and Marketing.......................................    104
  Customers.................................................    104
  Competition...............................................    105
  Research and Development..................................    107
  Business and Growth Strategy..............................    108
  CTR.......................................................    109
  Intellectual Property.....................................    111
  Human Resources...........................................    111
  Facilities................................................    112
  Environment...............................................    112
  Available Information.....................................    112
  Litigation................................................    112
  Industry Data.............................................    113
  SR Telecom Securities Held in the United States...........    113
  Historical Stock Price Data...............................    114
SR TELECOM'S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    115
  Overview..................................................    115
  Critical Accounting Policies..............................    115
  Results of Operations.....................................    117
  Three-Months ended March 31, 2003 versus three-months
     ended March 31, 2002...................................    118
  For the years ended December 31, 2002 versus December 31,
     2001 and 2000..........................................    125
  Accounting Pronouncements.................................    133
  Quantitative and Qualitative Disclosures About Market
     Risk...................................................    133
SR TELECOM MANAGEMENT.......................................    135
  Termination of Employment and Employment Contracts........    138
  Audit Committee...........................................    138
  Executive Compensation....................................    139
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS........    145
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF SR TELECOM..................................    147
  Significant Changes in Ownership..........................    148
  Control Persons...........................................    148
  Canadian Beneficial Ownership Reporting Requirements......    148
NETRO BUSINESS..............................................    149

                                                              PAGE
                                                              -----
  Overview..................................................    149
  The Netro Solution........................................    149
  Products and Technology...................................    151
  Sales and Marketing.......................................    172
  Customers.................................................    153
  Operations and Manufacturing..............................    153
  Research and Development..................................    154
  Customer Advocacy.........................................    154
  Competition...............................................    154
  Government Regulation.....................................    155
  Intellectual Property.....................................    156
  Employees.................................................    156
  Available Information.....................................    157
  Properties................................................    157
  Subsidiaries..............................................    157
  Litigation................................................    157
  Historical Stock Price Data...............................    160
NETRO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    161
  Overview..................................................    161
  Critical Accounting Policies..............................    162
  Three Months Ended March 31, 2003 Compared to Three Months
     Ended March 31, 2002...................................    164
  Year Ended December 31, 2002 Compared to Years Ended
     December 31, 2001 and 2000.............................    170
  Liquidity and Capital Resources...........................    175
  Accounting Pronouncements.................................    176
  Changes in and Disagreements with Accountants and
     Financial Disclosure...................................    177
  Quantitative and Qualitative Disclosures About Market
     Risk...................................................    178
NETRO MANAGEMENT............................................    179
  Executive Compensation....................................    181
  Compensation Committee Interlocks and Insider
     Participation..........................................    183
  Compensation Committee Report on Executive Compensation...    183
  Stock Performance Graph...................................    186
  Cumulative Total Return...................................    186
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF NETRO.......................................    187
DESCRIPTION OF SR TELECOM SHARE CAPITAL.....................    188
  Common Stock..............................................    188
  Preferred Shares..........................................    188
  Previous Purchases and Sales of Securities................    189
  Private Placement.........................................    189
  Securities Held by SR Telecom.............................    190
  Options and Convertible Securities........................    190
DESCRIPTION OF SR TELECOM INDEBTEDNESS......................    190
  8.15% Debentures..........................................    190
  CTR Project Debt..........................................    190

                                                              PAGE
                                                              -----
  Bank Debt.................................................    190
COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE
  MATTERS...................................................    191
  General Provisions........................................    191
  Requirements for Extraordinary Corporate Transactions.....    202
LEGAL MATTERS...............................................    205
EXPERTS.....................................................    205
WHERE YOU CAN FIND MORE INFORMATION.........................    206
INDEX TO FINANCIAL STATEMENTS...............................    F-1
ANNEX A -- MERGER AGREEMENT.................................    A-1
ANNEX B-1 -- AMENDMENT NO. 1 TO MERGER AGREEMENT............  B-1-1
ANNEX B-2 -- AMENDMENT NO. 2 TO MERGER AGREEMENT............  B-2-1
ANNEX C-1 -- OPINION OF GOLDMAN, SACHS & CO. ...............  C-1-1
ANNEX C-2 -- PRELIMINARY OPINION OF AMERICAN APPRAISAL
             ASSOCIATES, INC................................  C-2-1
ANNEX D -- FORM OF VOTING AGREEMENT.........................    D-1
ANNEX E -- VOTING AGREEMENT OF GIDEON BEN-EFRAIM............    E-1

     Until           , 2003, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     You may request a copy of SR Telecom's public filings with the Canadian securities regulators at no cost by writing or telephoning:

                                SR TELECOM INC.
                           8150 Trans-Canada Highway
                            Montreal, Quebec H4S 1M5
                                     Canada
                              Tel: (514) 335-1210
                            Attn: Investor Relations
                         email: investor@srtelecom.com

     You may request a copy of Netro's public filings with the SEC at no cost by writing or telephoning:

                               NETRO CORPORATION
                            3860 North First Street
                           San Jose, California 95134
                              Tel: (408) 216-1500
                            Attn: Investor Relations
                    email: investor-relations@netro-corp.com

     To ensure timely delivery of the documents prior to the special meeting,
any requests should be received by           , 2003.

     THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, SHARES OF SR TELECOM COMMON STOCK OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS OR IN SR TELECOM'S OR NETRO'S AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT/ PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS CONCERNING NETRO AND ITS SUBSIDIARIES WAS PROVIDED BY NETRO. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS CONCERNING SR TELECOM AND ITS SUBSIDIARIES WAS PROVIDED BY SR TELECOM.

                  QUESTIONS AND ANSWERS FOR NETRO STOCKHOLDERS

     The following questions and answers are intended to address some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus and the annexes to this proxy statement/prospectus.

Q:  WHAT AM I VOTING ON?

A: You are being asked to consider and approve a proposal relating to the merger of Netro with SR Telecom Inc.

Q: WHAT IS THE TOTAL VALUE THAT NETRO STOCKHOLDERS WILL RECEIVE FOR THEIR SHARES IF THE MERGER IS APPROVED? (SEE PAGE 81)

A: If the merger is approved and the other conditions of the merger are satisfied or waived, Netro stockholders as a group will be entitled to receive 41.5 million shares of SR Telecom common stock in exchange for the outstanding shares of Netro common stock and the associated preferred stock purchase rights, and a cash dividend from Netro just prior to the merger of US$100 million. SR Telecom has proposed to conduct a reverse stock split of its shares of common stock before the merger is consummated, and the number of shares of SR Telecom common stock to be received by Netro stockholders in the merger will be reduced proportionately by that reverse stock split. The exact ratio to be used in the reverse stock split is not yet known, but will be between 1:5 and 1:15.

    Based on the closing price of SR Telecom common stock on the Toronto Stock Exchange on June 24, 2003, the aggregate value of shares of SR Telecom common stock to be issued to Netro stockholders is US$30.3 million. The value of the SR Telecom common stock will increase or decrease depending on fluctuations in the Canadian-to-U.S. dollar exchange rate and movements in SR Telecom's stock price. On the basis of the calculation provided above, the total value that Netro stockholders will receive as a result of the cash dividend and the merger is US$130.3 million. Based on the closing price of SR Telecom common stock on the Toronto Stock Exchange on March 26, 2003, the day preceding the announcement of the merger, the total value that Netro stockholders would receive as a result of the cash dividend and the merger was US$121.1 million.

    For estimates of the per share value of the dividend and the shares of SR Telecom common stock to be received in the merger, see page 40.

Q:  WHAT DO I NEED TO DO NOW? (SEE PAGE 38)

A: You should carefully read this document, including its annexes, and consider how the merger will affect you. You should then indicate on your proxy card how you want to vote and sign and mail it in the enclosed return envelope marked for this purpose as soon as possible so that your shares will be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote "FOR" the approval and adoption of the merger agreement and the merger. If you abstain or if you fail to sign and return a proxy, it will have the effect of a "no" vote on the merger.

     PLEASE READ THE INSTRUCTIONS ACCOMPANYING THE PROXY CARD CAREFULLY.

Q: IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME? (SEE PAGES 38-39)

A: Brokers cannot vote your shares on the merger without instructions from you on how to vote. Therefore, it is important that you follow the directions provided by your broker about how to instruct your broker to vote your shares. If you fail to provide your broker with instructions, that will have the same effect as your voting against the merger proposal.

Q:  HOW CAN I CHANGE MY VOTE OR REVOKE MY PROXY? (SEE PAGE 38)

A: Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering a written notice of revocation or a duly executed proxy bearing a later date to the Secretary of Netro, 3860 N. First Street, San Jose, CA 95134, or by attending the special meeting and voting in person.

Q:  WHO IS ENTITLED TO VOTE? (SEE PAGE 38)

A: Netro stockholders as of the close of business on the record date for the special meeting, July 31, 2003, are entitled to vote. As of the record date
    for the special meeting,                shares of Netro's common stock were
    issued and outstanding. Each Netro stockholder is entitled to one vote for each share of Netro common stock held on the record date for the special meeting.

Q:  WHO WILL COUNT THE VOTE?

A: Votes cast by proxy or in person at the special meeting will be tabulated by [American Stock Transfer and Trust Company], which is serving as the inspector of elections.

Q:  WHAT IS A "QUORUM"? (SEE PAGE 38)

A: A "quorum" is the presence in person or by proxy of the holders of a majority of the shares of Netro common stock outstanding on the record date for the special meeting. There must be a quorum for the special meeting to be held and action to be validly taken. If you submit a properly executed proxy card, even if you abstain from voting or if you withhold your vote with respect to the proposal, you will be considered present for purposes of a quorum.

Q:  WHAT VOTE IS REQUIRED TO APPROVE THE MERGER? (SEE PAGE 38)

A: Assuming a quorum is present, approval and adoption of the merger agreement and the merger requires the affirmative vote of holders of a majority of the outstanding shares of Netro common stock outstanding on the record date for the special meeting. BECAUSE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF NETRO COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER PROPOSAL. Netro's stockholders are entitled to cast one vote per share of Netro stock owned as of the record date for the special meeting. Executive officers and directors of Netro holding 3,399,678 shares
    of Netro common stock, or approximately      % of the outstanding shares of
    Netro common stock as of July   , 2003 have agreed to vote those shares in
    favor of approval and adoption of the merger agreement and the merger.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES WITH MY PROXY CARD? (SEE PAGE 39)

A: No. Please DO NOT send your stock certificates with your proxy card. Rather, promptly after the effective time of the merger, the exchange agent will mail you a letter of transmittal and instructions for you to use in surrendering your share certificates. If your shares are held in "street name," follow your broker's instructions.

Q:  WHOM SHOULD I CALL WITH QUESTIONS? (SEE PAGE 39)

A: If you have additional questions about the merger or about the solicitation of your proxy, you should contact Innisfree M&A Incorporated, at 1-888-750-5834.

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

     To better understand the merger, SR Telecom and Netro urge you to read carefully this entire proxy statement/prospectus and the documents we refer to in this proxy statement/prospectus, including the annexes. For more information, please see "Where You Can Find More Information" on page 205. SR Telecom and Netro have included page references in this summary directing you to a more complete description of each item.

     ALL REFERENCES TO "CDN$" IN THIS PROXY STATEMENT/PROSPECTUS ARE TO CANADIAN DOLLARS, AND ALL REFERENCES TO "$" OR "US$" ARE TO U.S. DOLLARS. FOR INFORMATION ABOUT HISTORICAL RATES OF EXCHANGE BETWEEN THE CANADIAN DOLLAR AND THE U.S. DOLLAR, SEE "COMPARATIVE PER SHARE MARKET PRICE AND EXCHANGE RATE DATA" ON PAGE 18.

SR TELECOM (SEE PAGE 96)

     SR Telecom provides fixed wireless access solutions for voice, data and Internet access applications. SR Telecom designs, markets and sells fixed wireless products to telecommunications service providers, who in turn use the products to provide their subscribers with a full range of telecommunications services. SR Telecom also provides full turnkey services to its customers. Most of SR Telecom's sales are outside the United States and Canada, with its fixed wireless systems currently being used by telecommunications service providers in over 110 countries worldwide. These customers include large incumbent local exchange carriers, in the countries they serve, as well as competitive local exchange carriers and private operators of telecommunications systems. In addition, through a majority-owned subsidiary, SR Telecom provides local telephone service and Internet access to residential, commercial and institutional customers and operates a network of payphones in a large, predominantly rural area of Chile. At March 31, 2003, SR Telecom had CDN$70 million in working capital, of which CDN$26.9 million was cash and short-term investments. As such, there are adequate funds to meet its current obligations. SR Telecom has CDN$75 million of debentures which must be refinanced or retired in 2005 as well as US$38 million of long-term project financing being repaid in installments through 2008. SR Telecom has had a recent history of net losses.

     SR Telecom was incorporated under the Canada Business Corporations Act in 1981, and has been a public reporting company in Canada since 1986, when it consummated an initial public offering in Canada. SR Telecom's common stock currently trades on the Toronto Stock Exchange under the symbol "SRX". SR Telecom's registered head office and principal place of business is located at 8150 Trans-Canada Highway, Montreal, Quebec, Canada, H4S 1M5 and its telephone number is (514) 335-1210. SR Telecom's website is www.srtelecom.com. The information on SR Telecom's website is not part of this proxy statement/prospectus.

NETRO (SEE PAGE 149)

     Netro designs, markets and sells broadband, point-to-multipoint, fixed wireless equipment. Telecommunications service providers use Netro's equipment as an alternative to using wired connectivity or point-to-point fixed wireless equipment. The three principal applications for Netro's products are:

     - Providing voice and high speed data access connections to residences, principally through its Angel product line, although to date Netro has not had material sales of Angel,

     - Providing voice and high speed data access connections for businesses, principally through its AirStar product line, and

     - Connecting mobile phone base stations to the core telecommunications network through its AirStar product line.

     As of March 31, 2003, Netro had cash and cash equivalents of US$32.0 million, short-term marketable securities of US$64.5 million and long term marketable securities of US$44.0 million. As such, there are adequate funds to meet its current obligations. Netro has had a history of net losses.

     Netro was incorporated in California on November 14, 1994 and was reincorporated in Delaware on June 19, 2001. Netro's principal corporate offices are located at 3860 North First Street, San Jose, California

95134. Netro's common stock currently trades on Nasdaq under the symbol NTRO. Netro's website is www.netro-corp.com. The information on Netro's website is not part of this proxy statement/prospectus.

REASONS FOR THE MERGER (SEE PAGE 51)

     SR Telecom's board of directors believes that the proposed merger presents significant opportunities for long-term growth by increasing revenue through its international network and for cutting expenses by working with Netro. By expanding the number and type of products it offers, SR Telecom's board of directors expects SR Telecom to increase its revenue over time as it introduces Netro's products and technologies to SR Telecom's installed customer base and also markets its own products and services to Netro's customer base. A further benefit of this transaction is that SR Telecom will improve its net liquidity. SR Telecom expects that immediately following the merger, the combined company will have approximately CDN$20 million in cash from Netro available to fund other activities, provided that the combined company does not incur any additional contingent liabilities from Netro beyond those for which provision has been made.

     Netro is proposing to merge with SR Telecom for several reasons, including that the proposed transactions described in this proxy statement/prospectus will allow Netro's stockholders to receive immediate liquidity through the US$100 million cash dividend to be declared by Netro, which amount is greater than the market value of Netro's outstanding stock on the date of the merger agreement, while at the same time receiving a meaningful opportunity to participate in the growth and success of the combined company through shares of SR Telecom common stock that they will receive in the merger. Based on the number of shares of SR Telecom common stock outstanding on July 18, 2003 (giving effect to SR Telecom's private placement), Netro stockholders would own approximately 41% of the combined company, not including the exercise of issued and outstanding stock options and warrants, if the merger had closed on that date. For more information about SR Telecom's private placement, refer to the section entitle "Description of SR Telecom Share Capital -- Private Placement" on page 189. Netro's board believed the SR Telecom offer, together with the cash dividend to be declared by Netro, would be more attractive to Netro stockholders than the amounts that would be received by Netro stockholders in the other offers received or as a result of the dissolution of Netro. To review the background and reasons for the merger in greater detail, see the sections entitled "The Merger -- Background of the Merger," "-- SR Telecom's Reasons for the Merger" beginning on page 51 and "-- Netro's Reasons for the Merger" beginning on page 53.

ESTIMATED PER SHARE VALUE TO BE RECEIVED BY NETRO STOCKHOLDERS (SEE PAGES 40-42)

     The aggregate amount of the dividend and the shares of SR Telecom common stock will be allocated proportionally to each share of Netro common stock outstanding at the effective time of the merger. Each outstanding share of Netro common stock and the associated stock purchase right will be automatically converted into the right to receive SR Telecom common stock. In order to determine the per share value of the dividend and the SR Telecom common stock, you must do the following calculations:

     - For the per share dividend amount, divide US$100 million by the number of shares of Netro common stock outstanding at the effective time.

     - For the number of shares of SR Telecom common stock, divide 41.5 million by the number of shares of Netro common stock outstanding at the effective time. No fractional shares will be issued in connection with the merger. Any fraction equal to or higher than one-half will be rounded up to the next succeeding whole number and any fraction less than one-half will be rounded down.

     For example, assume there are 40,373,088 shares of Netro common stock outstanding at the effective time of the merger. This assumption is based on the shares of Netro common stock outstanding on June 16, 2003 and the number issued pursuant to Netro's 1999 Employee Stock Purchase Plan and the exercise of in-
the-money stock options prior to an assumed closing date of [August   ], 2003
based on the value of SR Telecom's common stock on June 24, 2003 of US$0.73. Based on that number of outstanding shares, each share of Netro common stock would receive a cash dividend in the amount of US$2.48 and would be converted into the right to receive 1.0279 shares of SR Telecom common stock, for a total per share value of US$3.23 based on SR Telecom's stock price and the corresponding exchange rate on that date. If you held

500 shares of Netro common stock, you would be entitled to receive US$1,238 and
513.95 shares of SR Telecom common stock. This would be rounded to 514 shares of SR Telecom common stock.

     This is merely an example. For a range of the various estimates of the number of Netro shares outstanding on the closing date based on a reasonable range of recent stock prices for shares of SR Telecom common stock, see page 42. If the number of Netro shares outstanding is greater or less than the number used in this example, the amount of the cash dividend and the number of shares of SR Telecom common stock received would be adjusted accordingly. In addition, these calculations do not take into account SR Telecom's proposed reverse stock split. The actual number of shares received by Netro stockholders will be reduced proportionately in accordance with the ratio established by the SR Telecom board of directors, which will be between 1:5 and 1:15.

     As of June 16, 2003, there were 39,026,650 shares of Netro common stock outstanding. Pursuant to the terms of Netro's 1999 Employee Stock Purchase Plan and the terms of the merger agreement, 70,348 shares of Netro common stock were issued on June 30, 2003. Additionally, between June 16, 2003 and the effective time, Netro may issue additional shares of common stock upon the exercise of outstanding stock options.

     Netro expects that holders of Netro stock options will exercise their stock options if the value of the cash dividend and the shares of SR Telecom common stock exceeds the exercise price of such options. At a minimum, options with exercise prices below the cash amount of the dividend will most likely be exercised. Options to purchase 450,766 shares have an exercise price below US$2.40 and will likely be exercised, as the cash dividend amount is expected to exceed that amount.

     Because many of the outstanding Netro stock options have exercise prices between US$2.90 and US$3.20 per share, small fluctuations in the value of the SR Telecom common stock or the U.S. dollar to Canadian dollar exchange rate could cause there to be significant fluctuations in the number of shares of Netro common stock issued upon the exercise of stock options. Some option holders may choose not to exercise if the difference between their exercise price and the value of the cash dividend and the shares of SR Telecom common stock is small or if they perceive risk in the shares of SR Telecom common stock retaining or increasing in value. Based on options outstanding as of June 16, 2003, the following table outlines the vested and exercisable stock options that would be outstanding as of July 31, 2003 at various prices:

                                                                   NUMBER OF
                                                                    VESTED
                                                                 OPTIONS AS OF
EXERCISE PRICES                                                  JULY 31, 2003
---------------                                                -----------------
                                                               (IN U.S. DOLLARS)
Below $2.40.................................................         450,766
$2.41 -- $2.50..............................................               0
$2.51 -- $2.60..............................................               0
$2.61 -- $2.70..............................................               0
$2.71 -- $2.80..............................................             145
$2.81 -- $2.90..............................................          13,124
$2.91 -- $3.00..............................................         448,840
$3.01 -- $3.10..............................................         363,215
$3.11 -- $3.20..............................................       1,034,637
$3.21 -- $3.30..............................................               0
$3.31 -- $3.40..............................................               0
$3.41 -- $3.50..............................................         316,459
$3.51 -- $4.00..............................................         299,648
$4.01 -- $4.50..............................................          96,404
Above $4.50.................................................       1,886,657
                                                                   ---------
     Total:.................................................       4,909,895
                                                                   =========

     To illustrate the range of Netro shares that could be outstanding at the effective time of the merger and the corresponding estimated aggregate per share value of the cash dividend and the SR Telecom shares to be received by Netro stockholders, we have included the following table. The range of Netro shares outstanding is based on:

     - Netro shares expected to be outstanding at the effective time regardless of the value of the cash dividend and the SR Telecom shares; plus

     - additional Netro shares that would be expected to be outstanding due to the exercise of stock options that would be in-the-money at the trading values of SR Telecom's stock (after conversion to U.S. dollars) specified in the table.

 EXAMPLES OF ESTIMATED NUMBER OF NETRO SHARES OUTSTANDING AT THE EFFECTIVE TIME

EXAMPLES OF TRADING VALUES OF ONE
SR TELECOM COMMON SHARE IN
U.S. DOLLARS                       39,096,998(1)   40,009,873(2)   40,373,088(3)   41,407,725(4)   41,724,184(5)   42,023,832(6)
---------------------------------  -------------   -------------   -------------   -------------   -------------   -------------
$0.35...........................       $2.93           $2.86           $2.84           $2.77           $2.74           $2.73
$0.45...........................       $3.04           $2.97           $2.94           $2.87           $2.84           $2.82
$0.55...........................       $3.14           $3.07           $3.04           $2.97           $2.94           $2.92
$0.65...........................       $3.25           $3.17           $3.15           $3.07           $3.04           $3.02
$0.75...........................       $3.35           $3.28           $3.25           $3.17           $3.14           $3.12
$0.85...........................       $3.46           $3.38           $3.35           $3.27           $3.24           $3.22
$0.95...........................       $3.57           $3.48           $3.45           $3.37           $3.34           $3.32
$1.05...........................       $3.67           $3.59           $3.56           $3.47           $3.44           $3.42
$1.15...........................       $3.78           $3.69           $3.66           $3.57           $3.54           $3.52
$1.25...........................       $3.88           $3.80           $3.76           $3.67           $3.64           $3.61
$1.35...........................       $3.99           $3.90           $3.86           $3.77           $3.74           $3.71

---------------

(1) Shares outstanding at June 26, 2003, plus shares issued between June 26, 2003 and June 30, 2003 pursuant to Netro's 1999 Employee Stock Purchase Plan.

(2) Shares described in note (1), plus all shares issuable upon the exercise of vested stock options as of July 31, 2003 with exercise prices below $3.00 per share.

(3) Shares described in note (1), plus all shares issuable upon the exercise of vested stock options as of July 31, 2003 with exercise prices below $3.10 per share.

(4) Shares described in note (1), plus all shares issuable upon the exercise of vested stock options as of July 31, 2003 with exercise prices below $3.20 per share.

(5) Shares described in note (1), plus all shares issuable upon the exercise of vested stock options as of July 31, 2003 with exercise prices below $3.50 per share.

(6) Shares described in note (1), plus all shares issuable upon the exercise of vested stock options as of July 31, 2003 with exercise prices below $4.00 per share.

     The number of Netro shares outstanding at the effective time of the merger will depend on the value of SR Telecom shares and the Canadian-to-U.S. dollar exchange rate. The per share value to be received by Netro stockholders in the transaction increases as the per share value of the SR Telecom common stock increases. However, as the per share transaction value increases, the number of Netro stock options that are in-the-money and likely to be exercised also increases. As the number of Netro shares outstanding increases, this in turn decreases the amount of cash and number of SR Telecom shares that each Netro stockholder will receive on a per share basis.

     Given the uncertainty of the value of the SR Telecom common stock, you should consider the range of potential values when deciding whether to vote for the merger proposal. These examples merely illustrate possible ranges of the value of the SR Telecom common stock. Actual values could be higher or lower.

     The merger agreement and amendment no. 1 and amendment no. 2 thereto are attached to this proxy statement/prospectus as Annexes A, B-1 and B-2. All references in this proxy statement/prospectus to the merger agreement refer to the merger agreement as so amended. Netro and SR Telecom encourage you to read them carefully. A summary of the merger agreement, the cash dividend, the merger and the estimated per share value of the cash dividend and the shares of SR Telecom common stock is provided in this proxy statement/prospectus in the sections entitled "The Merger Agreement" beginning on page 81, "Netro Special Stockholder Meeting -- The Merger Proposal" beginning on page 39 and "The Merger" beginning on page 44.

OPINIONS OF NETRO'S ADVISORS (SEE PAGE 60)

     Goldman, Sachs & Co. delivered its opinion to Netro's board of directors that, as of March 27, 2003 and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by holders of Netro's common stock pursuant to the merger and the cash dividend in the aggregate amount of US$100 million to be declared on Netro's common stock as contemplated under the merger agreement, in the aggregate, are fair from a financial point of view to such holders.

     The full text of the written opinion of Goldman Sachs, dated March 27, 2003, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C-1. Netro's stockholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of Netro's board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Netro's common stock should vote with respect to the transaction.

     Because Netro can only declare the US$100 million cash dividend if it can legally be declared in accordance with Delaware's "capital surplus rule" and applicable federal and state solvency and fraudulent transfer and conveyance laws, American Appraisal Associates was engaged by Netro to assist Netro's board of directors in determining whether the dividend could legally be declared and paid in accordance with such laws. On March 26, 2003, American Appraisal Associates delivered to Netro's board of directors its preliminary opinion that based on the information known to it and on the factors and assumptions described in the opinion, Netro and the combined company would pass the capital surplus and solvency tests, as applicable, described in the opinion, provided that certain conditions were satisfied.

     The full text of the preliminary written opinion of American Appraisal Associates, dated March 26, 2003, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C-2. Netro's stockholders should read the opinion in its entirety. American Appraisals provided its opinion for the information and assistance of Netro's board of directors in connection with its consideration of the cash dividend. The American Appraisal Associates opinion is not a recommendation as to how any holder of Netro's common stock should vote with respect to the transaction.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 89)

     In addition to obtaining the approval and adoption of the merger agreement and the merger by Netro's stockholders, the completion of the merger depends upon the satisfaction of a number of other material conditions, including:

     - the declaration and payment of the cash dividend must be permissible under applicable law;

     - the absence of any pending stop orders, injunctions or other legal or regulatory restraints, and of any pending or threatened suits, actions or proceedings by any governmental entity, prohibiting the transactions contemplated by the merger agreement;

     - the approval of the shares of SR Telecom common stock to be issued in the merger for quotation on the Nasdaq National Market and the reservation for listing of such shares of SR Telecom common stock on the Toronto Stock Exchange, subject to certain conditions; and

     - the absence of any material breach of the material representations, warranties or covenants of the parties to the merger agreement, including the absence of any material adverse effect as defined in the merger agreement.

     If the law permits, any condition to the merger may be waived by the party for whose benefit it is included in the agreement. Before Netro's board of directors waives one of the material conditions specified above, for which Netro's waiver would be required, it will solicit Netro stockholder approval of such waiver. The law does not permit SR Telecom or Netro to waive conditions relating to stockholder approval, injunctions or court orders.

     In addition, SR Telecom has agreed to use its commercially reasonable efforts to obtain shareholder approval for its proposed reverse stock split. While this shareholder vote is not a formal condition to the consummation of the merger, if its shareholders do not approve this reverse stock split, SR Telecom will likely be unable to satisfy the condition that its shares of common stock be approved for listing on Nasdaq. In that event, the merger may not be consummated.

     The obligation of SR Telecom and Netro to consummate the merger under the merger agreement is not contingent on SR Telecom's obtaining additional financing from any outside source. Netro believes that the cash and cash equivalents and short-term investments of Netro will be adequate to finance the cash dividend.

CONDITIONS TO PAYMENT OF THE CASH DIVIDEND (SEE PAGE 81)

     The cash dividend is to be segregated and set aside immediately prior to the effective time of the merger with respect to each share of Netro common stock outstanding on the record date for such cash dividend (which will be the closing date, as defined in the merger agreement) and distributed to the holders of such shares promptly following the effective time of the merger. The declaration and payment of the cash dividend is contingent on approval of the merger by Netro's stockholders and satisfaction or waiver of the other conditions to the merger. Declaration of the cash dividend is a condition of the merger. Netro will not pay the cash dividend if the merger is not consummated.

THE NETRO SPECIAL STOCKHOLDER MEETING (SEE PAGE 37)

     At the special meeting, and any adjournment, postponement or continuation thereof, Netro stockholders will be asked to consider and vote upon proposals relating to (1) the merger agreement and the merger and (2) any other business that properly comes before the special meeting or any adjournments, postponements or continuations thereof.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES (SEE PAGES 90-93)

     SR Telecom and Netro can agree to terminate the merger agreement at any time before completing the merger. Also, either of SR Telecom or Netro may, without the other's consent, but subject to limitations, terminate the merger agreement for the reasons described under the heading "The Merger Agreement -- Termination" on page 90.

     In certain cases, termination of the merger agreement will require Netro to pay SR Telecom a termination fee of up to US$6 million plus expenses. In addition, in certain cases following termination, if the Netro board of directors approves a liquidation or dissolution of Netro, SR Telecom will have a right of first refusal and right of first negotiation with respect to purchasing certain of Netro's technology for a limited period of time. See "The Merger Agreement -- Payment of Applicable Termination Fee" on page 92.

RESTRICTIONS ON SOLICITING ALTERNATIVE TRANSACTIONS (SEE PAGE 86)

     Netro has agreed that it will not initiate or engage in any discussion regarding a prospective business combination of Netro with any party other than SR Telecom except in limited circumstances. These limited exceptions to this prohibition are intended to enable Netro's board to fulfill its fiduciary duties to Netro's stockholders.

REVERSE STOCK SPLIT (SEE PAGE 72)

     SR Telecom intends to declare a reverse stock split, known as a consolidation under Canadian corporate law, at a ratio to be determined by SR Telecom's board of directors from within the range of 1:5 to 1:15. A consolidation under Canadian law is functionally equivalent to a reverse stock split under Delaware law. SR Telecom will solicit proxies from its current shareholders pursuant to Canadian law to approve the reverse stock split. The SR Telecom shareholder meeting to vote on the reverse stock split is expected to occur in late August 2003. If its shareholders approve the reverse stock split, SR Telecom expects to implement the reverse stock split after the Netro stockholder special meeting but prior to the effective time of the merger. If the reverse stock split is consummated, the 41.5 million shares of SR Telecom common stock to be issued to current Netro stockholders in connection with the merger will be automatically reduced in accordance with the ratio selected by SR Telecom's board of directors. If its shareholders do not approve this reverse stock split, SR Telecom will likely be unable to satisfy the condition to the merger that its shares of common stock be approved for quotation on the Nasdaq National Market. In that event, the merger may not be consummated.

     If SR Telecom's board of directors were to select a ratio of 1:10, the number of shares of SR Telecom common stock outstanding prior to the merger will be reduced from approximately 60.9 million to approximately 6.09 million and Netro stockholders would receive an aggregate of 4.15 million shares. Under this 1:10 ratio, and based on the number of shares of Netro common stock outstanding on June 16, 2003 and the number expected to be issued prior to an assumed closing date of July 31, 2003, each share of Netro common stock would receive a cash dividend in the amount of US$2.48 and would be converted into the right to receive 0.10279 shares of SR Telecom common stock. The exact number of shares of SR Telecom common stock to be received per share of Netro common stock could be higher or lower depending both upon the number of shares of Netro common stock outstanding and the ratio at which the reverse stock split is conducted. The amount of the cash dividend to be received per share of Netro common stock could be higher or lower depending upon the number of shares of Netro common stock outstanding but would be unaffected by the ratio at which the reverse stock split is conducted.

EFFECT OF THE MERGER ON OUTSTANDING NETRO STOCK OPTIONS (SEE PAGE 80)

     At the effective time of the merger, all outstanding options to purchase shares of Netro common stock under any stock option or compensation plan or arrangement of Netro, whether or not exercisable or vested, will be terminated. No consent of any holder of any stock option or any employee will be required under any Netro stock option or compensation plan or other arrangement of Netro for such termination.

     As of June 16, 2003, there were outstanding options to purchase 7,256,090 shares of Netro common stock at exercise prices ranging from US$0.20 to US$49.875. Of that number, options to purchase approximately 4,909,895 shares will be vested and exercisable as of July 31, 2003. If those options are exercised prior to the effective time of the merger, the shares acquired upon exercise will be entitled to receive the cash dividend and the shares of SR Telecom common stock to be issued in the merger.

EFFECT OF THE MERGER ON THE RIGHTS OF PARTICIPANTS IN THE NETRO EMPLOYEE STOCK PURCHASE PLAN (SEE PAGE 88)

     In accordance with the terms of Netro's 1999 Employee Stock Purchase Plan, Netro shortened the offering periods and purchase periods in progress by setting a new purchase date of June 30, 2003. Each participant's option under the plan was exercised automatically on the new purchase date, unless prior to such date the participant withdrew from the offering period. Any purchase periods and offering periods under the plan then in progress ended on the new exercise date, and the plan was terminated. 70,348 shares of its common stock were issued under the Employee Stock Purchase Plan on the new purchase date.

DIRECTORS OF SR TELECOM FOLLOWING THE MERGER (SEE PAGE 82)

     Following the effective time of the merger, SR Telecom's board of directors has agreed to appoint an individual, designated by Netro's board of directors and reasonably acceptable to SR Telecom's board of directors, to serve on SR Telecom's board of directors with a term expiring at the next annual meeting of SR Telecom's stockholders following the effective time of the merger. SR Telecom's board of directors has also agreed to include such person in the slate of nominees recommended by SR Telecom's board of director's at such annual meeting. Netro has named Gideon Ben-Efraim as its nominee.

EXPECTED COMPLETION DATE FOR THE MERGER (SEE PAGE 70)

     We are working toward completing the merger as quickly as possible following stockholder approval. For purposes of this proxy statement/prospectus,
we have assumed a closing date of [August   ], 2003. Because the merger is
subject to satisfaction of a number of conditions we cannot predict the exact timing. Either Netro or SR Telecom can terminate the merger agreement if the merger has not been consummated on or before August 31, 2003. For more details, see the section entitled "The Merger Agreement -- Conditions to the Merger,"
"-- Termination," and "-- Payment of Applicable Termination Fee" beginning on pages 89, 90 and 91.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE CASH DIVIDEND AND THE MERGER (SEE PAGE 75)

     If, as expected, based on Netro's anticipated earnings during 2003, Netro does not have positive current or accumulated earnings and profits as determined under U.S. federal income tax principles, the cash dividend will be treated as a tax-free return of capital to the extent of your adjusted tax basis in your shares of Netro common stock and, to the extent in excess of basis, as capital gain. Any amount treated as a tax-free return of capital will reduce your adjusted tax basis in your shares of Netro common stock. Subject to the qualifications discussed below under "The Merger -- Material Tax
Considerations -- U.S. Federal Income Tax Considerations", you will recognize gain, but not loss, on the exchange of your shares of Netro common stock for shares of SR Telecom common stock in the merger. The amount of any gain recognized will equal the difference, if any, between the fair market value of the shares of SR Telecom common stock received determined at the time of the exchange and your adjusted basis in your shares of Netro common stock immediately before the exchange (after taking into account the reduction attributable to the cash dividend as described above). Your tax basis in the shares of SR Telecom common stock received in exchange for shares of Netro common stock will be equal to your adjusted basis in your shares of Netro common stock immediately before the exchange (after taking into account the reduction attributable to the cash dividend as described above) increased by any gain recognized by you in the exchange. Your holding period for the shares of SR Telecom common stock you receive will include your holding period in your shares of Netro common stock exchanged. The U.S. federal income tax consequences of the cash dividend and the merger are subject to uncertainty, and you are urged to consult your tax advisor. The closing of the merger is not conditioned on SR Telecom or Netro receiving an opinion of counsel regarding those consequences, and neither SR Telecom or Netro will receive an opinion of counsel regarding those consequences. Further, no IRS ruling will be obtained regarding those consequences. There can be no assurance that the IRS will not take a contrary position that could result in U.S. federal income tax consequences that differ materially in some respects from those described above. For further information regarding the U.S. federal income tax consequences of the cash dividend and the merger, see "The Merger -- Material Tax Considerations -- U.S. Federal Income Tax Considerations" beginning on page 75.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 79)

     The disposition of the shares of Netro common stock pursuant to the merger in exchange for shares of SR Telecom common stock will not give rise to Canadian tax for holders of Netro common stock who are not, who have not been and who are not deemed to be resident in Canada at any time. Dividends, if any, paid or credited to holders of shares of SR Telecom common stock who are not, who have not been and who are not deemed to be resident in Canada are subject to a Canadian withholding tax of 25%. Under the Canada -- United States Income Tax Convention (1980), if applicable, the rate of such withholding tax is generally reduced to 15%. To the extent that the shares of SR Telecom common stock are not "taxable Canadian property", any capital gain realized on a disposition of such shares, other than a disposition to SR Telecom, will not be subject to tax in Canada. In general, shares of SR Telecom common stock are not expected to constitute "taxable Canadian property." For further information regarding the Canadian Federal income tax consequences of the merger, see "The
Merger -- Material Tax Considerations -- Canadian Federal Tax Considerations" beginning on page 79.

INTEREST OF NETRO'S DIRECTORS AND OFFICERS IN THE MERGER (SEE PAGE 68)

     When considering the recommendations of Netro's board of directors, you should be aware that certain Netro directors and officers have interests in the merger that are different from, or are in addition to, yours.

NO APPRAISAL RIGHTS (SEE PAGE 74)

     Under Delaware law, Netro stockholders are not entitled to any appraisal or dissenters' rights in connection with the merger.

CHANGE OF CONTROL (SEE PAGE 80)

     The merger will result in a change of control of Netro. However, because holders of Netro common stock will own less than 50% of SR Telecom's common stock after the merger, the merger will not result in a change of control to SR Telecom for purposes of any of its employment, severance or other agreements.

WHERE YOU CAN FIND MORE INFORMATION (SEE PAGE 206)

     Netro files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy reports, proxy statements and other information filed by Netro with the SEC at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference room. Netro files its reports, proxy statements and other information electronically with the SEC. You may access information on Netro on the SEC's website at www.sec.gov.

     SR Telecom is a Canadian company whose shares of common stock are listed on the Toronto Stock Exchange. To date, SR Telecom has not been required to file periodic reports, proxy statements or other information (other than this proxy statement/prospectus and related information) with the SEC. SR Telecom files reports, statements and other information with the Canadian provincial securities administrators, which are available at various of the Canadian provinces' securities commissions' public reference sources. SR Telecom filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, the Canadian equivalent of the SEC EDGAR system, at www.sedar.com.

                      SELECTED CONSOLIDATED FINANCIAL DATA

SR TELECOM SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with "SR Telecom Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 115, the section entitled "Risk Factors" beginning on page 22, and the consolidated financial statements of SR Telecom and related notes thereto beginning on page F-I-1 of this proxy statement/prospectus. The following selected consolidated financial information as of March 31, 2003, and for the three months ended March 31, 2003 and 2002, which was derived from SR Telecom's unaudited consolidated financial statements, and as of and for the fiscal years ended December 31, 2002 and 2001, 2000, 1999 and 1998, which was derived from SR Telecom's audited consolidated financial statements, was prepared in accordance with Canadian GAAP and is presented in Canadian dollars. The principles of Canadian GAAP used in the preparation of SR Telecom's financial statements for the three months ended March 31, 2003 and 2002 and years ended December 31, 2002 and 2001 conform in all material respects with U.S. GAAP, except as disclosed in note 25 to the consolidated financial statements for the three months ended March 31, 2003 and 2002 and years ended December 31, 2002 and 2001 included in this proxy statement/prospectus. The unaudited financial statements as of March 31, 2003, and for the three months ended March 31, 2003 and 2002, in the opinion of the management of SR Telecom, include all adjustments of a normal recurring nature necessary for the fair presentation for such periods. As permitted by SEC rules, SR Telecom's financial statements for the years ended December 31, 2000, 1999 and 1998 have not been reconciled to U.S. GAAP. For information about the historical rates of exchange between the Canadian dollar and the U.S. dollar, see "Comparative Per Share Market Price and Exchange Rate Data -- Exchange Rate Data" on page 21.

                               THREE MONTHS
                                   ENDED
                                 MARCH 31,                  YEAR ENDED DECEMBER 31,
                              ---------------   -----------------------------------------------
                               2003     2002     2002      2001      2000      1999      1998
                              ------   ------   -------   -------   -------   -------   -------
                                  (IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues....................  29,601   45,464   196,903   161,487   191,512   193,942   168,702
Restructuring, asset
  impairment and other
  charges...................      --       --    (4,912)  (61,655)   (4,385)       --        --
Operating (loss) earnings...  (7,000)     746    (2,125)  (69,855)    6,610    16,263     8,580
Net (loss) earnings from
  continuing operations.....  (6,681)  (2,608)  (20,885)  (62,924)   (5,922)    8,568     3,935
Net (loss) earnings.........  (6,681)  (2,608)  (20,885)  (16,065)  (52,781)    7,307     3,229
Basic and diluted (loss)
  earnings per share from
  continuing operations.....   (0.12)   (0.05)    (0.38)    (1.25)    (0.14)     0.24      0.11
Basic and diluted (loss)
  earnings per share........   (0.12)   (0.05)    (0.38)    (0.32)    (1.25)     0.20      0.09
Net loss (U.S. GAAP)........  (7,680)  (1,832)  (11,125)  (55,254)
Basic and diluted loss per
  share (U.S. GAAP).........   (0.14)   (0.03)    (0.20)    (1.10)

                                       AS OF
                                     MARCH 31,                 AS OF DECEMBER 31,
                                     ---------   -----------------------------------------------
                                       2003       2002      2001      2000      1999      1998
                                     ---------   -------   -------   -------   -------   -------
                                                 (IN THOUSANDS OF CANADIAN DOLLARS)
CONSOLIDATED BALANCE SHEET DATA:
Total Assets.......................   290,921    320,805   336,370   406,386   346,849   303,790
Long-term Debt(1)..................   132,779    140,300   149,439   151,629   129,280    80,082
Capital Stock......................   148,142    147,985   147,230   133,345    60,710    59,942
Shareholders' Equity...............    95,802    102,326   122,456   129,343   112,360   104,285
Shareholders' Equity (U.S. GAAP)...    72,695     80,218    94,562
OTHER DATA:
Number of Shares Issued:
  Common shares....................    55,472     55,228    54,553    45,915    35,579    35,280
  Dividends per common share.......        --         --        --        --        --      0.05

---------------

(1) Long-term debt includes the current portion of long-term debt and capital leases.

NETRO SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with "Netro Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 161, the section entitled "Risk Factors" beginning on page 22, and the consolidated financial statements of Netro and related notes thereto included elsewhere in this proxy statement/prospectus. The selected consolidated statement of operations data for each of the five years ended December 31, 2002, 2001, 2000, 1999 and 1998 and the selected consolidated balance sheet data at December 31, 2002, 2001, 2000, 1999 and 1998 are derived from Netro's audited consolidated financial statements, which are prepared in accordance with U.S. GAAP, and which are presented in U.S. dollars.

                           THREE MONTHS ENDED
                                MARCH 31,                      YEAR ENDED DECEMBER 31,
                           -------------------   ----------------------------------------------------
                             2003       2002     2002(1)    2001(2)      2000       1999       1998
                           --------   --------   --------   --------   --------   --------   --------
                                    (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues.................  $  2,205   $  5,008   $ 17,107   $ 23,659   $ 68,527   $ 18,185   $  5,438
Cost of revenues.........     1,723      4,395     17,167     62,512     52,096     14,874      9,640
                           --------   --------   --------   --------   --------   --------   --------
Gross profit (loss)......       482        613        (60)   (38,853)    16,431      3,311     (4,202)
Operating expenses:
  Research and
     development.........     4,403      7,223     27,973     25,782     24,265     19,307     16,143
  Sales and marketing....     1,831      3,691     13,877     13,281     10,455      5,794      4,819
  General and
     administrative......     4,391      4,459     21,210     16,996      9,812      6,259      3,968
  Amortization of
     deferred stock
     compensation........        84        180        612        857      1,064      1,104         --
  Amortization of
     acquired intangible
     assets..............     2,346        385      7,820         --         --         --         --
  Acquired in-process
     research and
     development.........        --     17,600     17,600         --         --         --         --
  Restructuring and asset
     impairment charges
     compensation........        --      1,825      8,079         --         --         --         --
                           --------   --------   --------   --------   --------   --------   --------
     Total operating
       expenses..........    13,055     35,363     97,171     56,916     45,596     32,464     24,930
                           --------   --------   --------   --------   --------   --------   --------
Loss from operations.....   (12,573)   (34,750)   (97,231)   (95,769)   (29,165)   (29,153)   (29,132)
Other income, net........       803      2,355      6,624     16,541     18,987        353        304
                           --------   --------   --------   --------   --------   --------   --------
Net loss before provision
  for income taxes.......  $(11,770)  $(32,395)  $(90,607)  $(79,228)  $(10,178)  $(28,800)  $(28,828)
Provision for income
  taxes..................         6         36        103         76         --         --         --
                           --------   --------   --------   --------   --------   --------   --------
Net loss.................  $(11,776)  $(32,431)  $(90,710)  $(79,304)  $(10,178)  $(28,800)  $(28,828)
                           ========   ========   ========   ========   ========   ========   ========
Basic and diluted net
  loss per share.........  $  (0.31)  $  (0.57)  $  (1.76)  $  (1.52)  $  (0.21)  $  (1.31)  $  (4.07)
Weighted-average shares
  used to compute basic
  and diluted net loss
  per share..............    38,606     56,997     51,521     52,196     49,639     21,988      7,087
                           ========   ========   ========   ========   ========   ========   ========

                                    AS OF                     AS OF DECEMBER 31,
                                  MARCH 31,   --------------------------------------------------
                                    2003      2002(1)    2001(2)      2000      1999      1998
                                  ---------   --------   --------   --------   -------   -------
                                                        (IN THOUSANDS OF U.S. DOLLARS)
SELECTED CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and
  short-term marketable
  securities....................  $ 96,573    $101,058   $206,444   $277,564   $45,337   $15,128
Working capital.................  $ 87,803    $ 89,325   $191,123   $300,159   $44,417   $12,523
Total assets....................  $189,319    $203,253   $349,721   $421,753   $65,814   $26,788
Long-term debt and capital
  leases, net of current
  portion.......................        --          --   $     64   $  1,280   $ 3,633   $ 4,547
Total stockholders' equity......  $167,067    $178,521   $320,876   $395,975   $45,556   $13,893

---------------

(1) For 2002, the results include the effect of the acquisition from AT&T Wireless of their fixed wireless development team, a license to intellectual property, inventory, equipment and proprietary software assets and the effect of the 2002 restructuring and asset impairment charges. Please see "Netro Management's Discussion of Financial Condition and Results of Operations -- Overview" beginning on page 161 and "-- Year Ended December 31, 2002 Compared to Years Ended December 31, 2001 and 2000 -- Results of Operations -- Restructuring and Asset Impairment" beginning on page 174 for additional information.

(2) For 2001, the results include approximately US$42.4 million of charges to cost of revenues related to obsolete inventory and other material-related commitments.

SELECTED UNAUDITED QUARTERLY DATA
(unaudited, in dollars, in thousands of U.S. dollars, except per share amounts)

                                                                                      BASIC & DILUTED
                                                            GROSS PROFIT               NET LOSS PER
                                                  REVENUE      (LOSS)      NET LOSS        SHARE
                                                  -------   ------------   --------   ---------------
2001
  First Quarter(1)..............................  $9,131      $(21,572)    $(32,972)      $(0.64)
  Second Quarter(2).............................  $2,051      $(19,131)    $(29,838)      $(0.57)
  Third Quarter.................................  $6,043      $    969     $ (7,039)      $(0.13)
  Fourth Quarter................................  $6,434      $    881     $ (9,455)      $(0.18)
2002
  First Quarter(3)..............................  $5,008      $    613     $(32,431)      $(0.57)
  Second Quarter................................  $5,681      $  1,027     $(18,489)      $(0.30)
  Third Quarter(4)..............................  $3,516      $ (4,584)    $(25,606)      $(0.51)
  Fourth Quarter(5).............................  $2,902      $  2,884     $(14,184)      $(0.37)
2003
  First Quarter.................................  $2,205      $    482     $(11,776)      $(0.21)

---------------

(1) Results for the first quarter of 2001 include US$23.2 million of charges to cost of revenues related to obsolete inventory and other material-related commitments.

(2) Results for the second quarter of 2001 include US$18.5 million of charges to cost of revenues related to obsolete inventory and other material-related commitments.

(3) Results for the first quarter of 2002 include US$17.6 million in charges related to the write-off of acquired in-process research and development expenses and US$1.8 million of restructuring and asset impairment charges.

(4) Results for the third quarter of 2002 include US$5.2 million of charges to cost of revenues related to obsolete inventory and other material-related commitments and US$2 million of restructuring charges.

(5) Results for the fourth quarter of 2002 include US$4.3 million of restructuring and asset impairment charges.

SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following summary unaudited pro forma condensed consolidated financial information gives effect to the payment of the US$100 million cash dividend by Netro and the merger of Norway Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of SR Telecom, with and into Netro whereby Netro will become a wholly-owned subsidiary of SR Telecom. The merger will be accounted for as a purchase. The summary pro forma financial information is prepared in accordance with Canadian GAAP, with certain items reconciled to U.S. GAAP, and presented in both Canadian dollars and U.S. dollars and is derived from and should be read in conjunction with the unaudited pro forma condensed consolidated financial information and notes thereto which are included in this proxy statement/prospectus beginning on page F-III-1. For information about the historical rates of exchange between the Canadian dollar and the U.S. dollar, see "Comparative Per Share Market Price, Dividend and Exchange Rate
Data -- Exchange Rate Data" on page 21.

     The unaudited pro forma condensed consolidated statement of operations information for the year ended December 31, 2002 reflects the merger as if it had occurred on January 1, 2002. The pro forma statement of operations information for the year ended December 31, 2002 is based on the audited consolidated statement of operations of SR Telecom for the year ended December 31, 2002 and on the audited consolidated statement of operations of Netro for the year ended December 31, 2002, in each case included elsewhere in this proxy statement/prospectus.

     The unaudited pro forma statement of operations information for the three months ended March 31, 2003 reflects the merger as if it had occurred on January 1, 2003. The unaudited pro forma condensed consolidated balance sheet presents the combined financial position of SR Telecom and Netro as of March 31, 2003, assuming that the acquisition had occurred on March 31, 2003. The pro forma balance sheet information and the pro forma statement of operations information as of and for the three months ended March 31, 2003 is based on the unaudited consolidated balance sheet and the unaudited consolidated statement of operations of SR Telecom as of and for the three months ended March 31, 2003 included elsewhere in this proxy statement/prospectus and on the unaudited condensed consolidated balance sheet and the unaudited condensed consolidated statement of operations of Netro as of and for the three months ended March 31, 2003.

     The summary unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations of future periods or the results that actually would have been realized had SR Telecom and Netro been a combined company during the periods presented. The pro forma financial information reflects pro forma adjustments that are based on estimates and assumptions that SR Telecom believes are reasonable. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma financial information. For an explanation of the basis of presentation of the pro forma financial information, the pro forma adjustments, the pro forma condensed consolidated financial information and the differences between Canadian and U.S. GAAP, see the notes to the pro forma financial information, included elsewhere in this proxy statement/ prospectus. The summary pro forma financial information should be read in conjunction with the respective consolidated financial statements and related notes thereto and the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" of both SR Telecom and Netro as well as the section entitled "Risk Factors" included elsewhere in this proxy statement/prospectus.

     The unaudited pro forma condensed financial information is presented in Canadian dollars. In addition, solely for your convenience, this information has also been converted into U.S. dollars using a rate of CDN$1.4695 to US$1.00, the noon buying rate in New York City as of March 31, 2003.

                                                YEAR ENDED                           THREE MONTHS ENDED
                                            DECEMBER 31, 2002                          MARCH 31, 2003
                                  --------------------------------------   --------------------------------------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)    (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA STATEMENT OF OPERATIONS DATA:
Revenues........................     CDN$ 222,042         US$ 151,100         CDN$  32,841         US$  22,348
Loss from operations............         (104,351)            (71,011)             (21,374)            (14,545)
Net loss........................         (115,732)            (78,755)             (20,435)            (13,906)
Net loss (U.S. GAAP)............         (131,778)            (89,676)             (21,318)            (14,507)
Basic and diluted loss per
  share.........................            (1.20)              (0.82)               (0.21)              (0.14)
Basic and diluted loss per share
  (U.S. GAAP)...................            (1.37)              (0.93)               (0.22)              (0.15)
Weighted average number of
  shares outstanding............           96,229              96,229               96,728              96,728

                                                                AS OF MARCH 31, 2003
                                                              ------------------------
                                                               (AMOUNTS IN THOUSANDS)
PRO FORMA BALANCE SHEET DATA:
Total assets................................................  CDN$393,950   US$268,084
Long-term debt(1)...........................................      133,220       90,657
CAPITAL STOCK
Shareholders' equity........................................      123,815       84,256
Shareholders' equity (U.S. GAAP)............................      101,244       68,897
OTHER PRO FORMA DATA:
Weighted average number of shares outstanding:
  Common shares.............................................       96,728       96,728

---------------

(1) Long-term debt includes current portion of long-term debt and capital leases.

COMPARATIVE PER SHARE MARKET PRICE AND EXCHANGE RATE DATA

 COMPARATIVE MARKET PRICE INFORMATION

     The following table presents, for the dates indicated, the closing market price for the shares of SR Telecom common stock, which trades on the Toronto Stock Exchange under the symbol "SRX", and the closing market prices for shares of Netro common stock, which trades on the Nasdaq National Market under the symbol "NTRO". These prices are presented for two dates:

     - March 26, 2003, the last full trading day before the announcement of the merger; and

     - June 24, 2003, the latest practicable date before the printing of this proxy statement/prospectus.

     The hypothetical sales prices for shares of SR Telecom common stock is expressed in U.S. dollars based upon the U.S. dollar/Canadian dollar exchange rates on March 26, 2003 and June 24, 2003 respectively. On March 26, 2003, the last reported closing price for shares of SR Telecom common stock on the Toronto Stock Exchange was CDN$0.75, and US$1.00 was equivalent to CDN$1.4711 at the Federal Reserve Bank of New York Noon Buying Rate. On June 24, 2003, the last reported closing price for shares of SR Telecom common stock on the Toronto Stock Exchange was CDN$0.99, and CDN$1.00 was equivalent to US$1.3614 at the Federal Reserve Bank of New York Noon Buying Rate. June 24, 2003 was the latest practicable date before the date of this proxy statement/prospectus.

     SR Telecom and Netro urge you to obtain current market quotations and currency exchange rate information prior to making any decisions with respect to the merger.

                                                  SHARES OF SR TELECOM      NETRO           NETRO
                                                    COMMON STOCK(1)      COMMON STOCK   EQUIVALENT(2)
                                                  --------------------   ------------   -------------
March 26, 2003..................................        US$0.51            US$2.43         US$0.52
June 24, 2003...................................        US$0.73            US$2.84         US$0.75

---------------

(1) Without giving effect to the reverse stock split.

(2) While the total number of shares of SR Telecom common stock to be issued in connection with the merger, without giving effect to the reverse stock split, is limited to 41.5 million, with a possible minor adjustment due to rounding, there is no fixed exchange ratio per share. The information presented in this column has been prepared on the assumption that there will be 40,373,088 shares of Netro common stock outstanding at the effective time of the merger, so that each holder of Netro common stock would be entitled to receive 1.0279 shares of SR Telecom common stock for each share of Netro common stock. Using these assumptions, if SR Telecom declares a reverse stock split at a ratio of 1:10, holders of Netro common stock would receive
    0.10279 shares of SR Telecom common stock for each share of Netro common stock that they hold. The numbers in this column have therefore been calculated by multiplying this hypothetical exchange ratio by the closing price of SR Telecom common stock on the specified dates. This is only an example; the actual equivalent share value will be based upon the number of shares of Netro common stock outstanding immediately prior to the effective time of the merger. If the number of shares of Netro common stock outstanding at the effective time of the merger is greater or less than 40,373,088, the Netro equivalent would be adjusted accordingly. The amount shown in the table does not include the value of the cash dividend. Based on the same assumptions, a holder of shares of Netro common stock at the effective time of the merger would also be entitled to receive US$2.48 in cash for each share of Netro common stock held on that date.

     No assurance can be given as to the market prices of shares of Netro common stock or shares of SR Telecom common stock at any time before the consummation of the merger or as to the market price of shares of SR Telecom common stock at any time after the merger. Because the total number of shares of SR Telecom common stock to be issued in the merger, without giving effect to the reverse stock split, is limited to an aggregate of 41.5 million, with a possible minor adjustment due to rounding, the exchange ratio will not be adjusted to compensate Netro stockholders for decreases in the market price of SR Telecom common stock which could occur before the merger becomes effective.

 COMPARATIVE PER SHARE DATA

     The following table sets forth selected information regarding earnings
(loss) from continuing operations, dividends and book value per share, without giving effect to the reverse stock split, for shares of SR Telecom common stock on a pro forma and historical basis and regarding income (loss) from continuing operations, dividends and book value per share for shares of Netro common stock on a pro forma and historical basis. You should read this information in conjunction with SR Telecom's consolidated financial statements, Netro's consolidated financial statements and the unaudited pro forma condensed consolidated financial information included elsewhere in this proxy statement/prospectus.

                                                                THREE MONTHS       YEAR ENDED
                                                              ENDED MARCH 31,     DECEMBER 31,
                                                                    2003              2002
                                                              ----------------   --------------
                                                               CDN$    US$(1)    CDN$    US$(1)
                                                              ------   -------   -----   ------
SR TELECOM (HISTORICAL)
Amounts pursuant to Canadian GAAP
  Book value per share of common stock......................   1.73      1.17     1.85    1.26
  Cash dividends per share of common stock..................     --        --       --      --
  Earnings (loss) per share of common stock from continuing
     operations.............................................  (0.12)    (0.08)   (0.38)  (0.26)
Amounts pursuant to U.S. GAAP
  Book value per share of common stock......................   1.31      0.89     1.45    0.99
  Cash dividends per share of common stock..................     --        --       --      --
  Earnings (loss) per share of common stock from continuing
     operations.............................................  (0.14)    (0.10)   (0.20)  (0.16)

SR TELECOM (PRO FORMA)
Amounts pursuant to Canadian GAAP
  Book value per share of common stock......................   1.28       .87      N/A     N/A
  Cash dividends per share of common stock..................     --        --       --      --
  Earnings (loss) per share of common stock from continuing
     operations.............................................  (0.21)    (0.14)   (1.20)  (0.82)
Amounts pursuant to U.S. GAAP
  Book value per share of common stock......................   1.04      0.71      N/A     N/A
  Cash dividends per share of common stock..................     --        --       --      --
  Earnings (loss) per share of common stock from continuing
     operations.............................................  (0.22)    (0.15)   (1.37)  (0.93)

NETRO (HISTORICAL)
Amounts pursuant to U.S. GAAP
  Book value per share of common stock......................             4.31             4.63
  Cash dividends per share of common stock..................               --               --
  Income (loss) per share of common stock from continuing
     operations.............................................            (0.31)           (1.76)

NETRO (PRO FORMA EQUIVALENT PER SHARE)(2)
Amounts pursuant to U.S. GAAP
  Book value per share of common stock......................             0.73              N/A
  Cash dividends per share of common stock..................               --               --
  Income (loss) per share of common stock from continuing
     operations.............................................            (0.15)           (0.96)

---------------

(1) Amounts relating to SR Telecom shown in U.S. dollars have been translated from Canadian dollars to U.S. dollars using an exchange rate of CDN$1.4695 to US$1.00, the noon buying rate in New York City as of March 31, 2003. The U.S. dollar equivalent information presented for SR Telecom is provided solely for the convenience of the readers of the proxy statement/prospectus and should not be construed as implying that the local currency amounts represent, or could have been, or could be, converted into U.S. dollars at such rates or at any rate.

(2) While the total number of shares of SR Telecom common stock to be issued in connection with the merger is limited to 41.5 million, with a possible minor adjustment due to rounding, there is no fixed exchange ratio per share. The information presented under this caption has been prepared on the assumption that there will be 40,373,088 shares of Netro common stock outstanding at the effective time of the merger, so that each holder of Netro common stock would be entitled to receive 1.0279 shares of SR Telecom common stock for each share of Netro common stock. The information presented under this caption does not take into account SR Telecom's proposed reverse stock split. Using these assumptions, if SR Telecom declares a reverse stock split at a ratio of 1:10, holders of Netro common stock would receive 0.10279 shares of SR Telecom common stock for each share of Netro common stock that they hold, and all other information would be revised on the same basis. The numbers in this column have therefore been calculated by multiplying this hypothetical exchange ratio by the U.S. dollar value of the SR Telecom (pro forma) data. This is only an example; the actual equivalent share value will be based upon the number of shares of Netro common stock outstanding immediately prior to the effective time of the merger. If the number of shares of Netro common stock outstanding at the effective time of the merger is greater or less than 40,373,088, the Netro (pro forma equivalent per share) would be adjusted accordingly.

 EXCHANGE RATE DATA

     The following tables show, for the periods and dates indicated, certain information regarding the U.S. dollar/Canadian dollar exchange rate. The information is based on the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for United States customs purposes by the Federal Reserve Bank of New York. On June 24, 2003, the exchange rate was CDN$1.3614 per US$1.00.

YEAR ENDED DECEMBER 31,                                        AVERAGE RATE (1)
-----------------------                                        ----------------
                                                                (PER US$1.00)
1998........................................................        1.4894
1999........................................................        1.4827
2000........................................................        1.4871
2001........................................................        1.5519
2002........................................................        1.5702

THREE MONTHS ENDED                                             AVERAGE RATE (1)
------------------                                             ----------------
                                                                (PER US$1.00)
March 31, 2002..............................................        1.4954
March 31, 2003..............................................        1.5098

                                                               HIGH     LOW
                                                              ------   ------
                                                               (PER US$1.00)
PREVIOUS SIX MONTHS
January 2003................................................  1.5750   1.5220
February 2003...............................................  1.5315   1.4880
March 2003..................................................  1.4905   1.4659
April 2003..................................................  1.4843   1.4336
May 2003....................................................  1.4221   1.3446
June 2003...................................................  1.3768   1.3348
July 2003 (through July 22, 2003)...........................  1.4114   1.3368

---------------

(1) The average rate is calculated as the average of the noon buying rate on the last day of each month during the period.

                                  RISK FACTORS

     The merger involves a high degree of risk for Netro stockholders. Netro stockholders will be choosing to invest in shares of SR Telecom common stock by voting in favor of adoption of the merger agreement. An investment in shares of SR Telecom common stock involves a high degree of risk. In addition to the other information contained in this proxy statement/prospectus, Netro stockholders should carefully consider the following risk factors relating to the proposed merger, the combined company, SR Telecom and Netro in deciding whether to vote in favor of the merger.

RISKS RELATED TO THE MERGER

 NETRO STOCKHOLDERS AS A GROUP WILL RECEIVE A LIMITED NUMBER OF SHARES OF SR TELECOM COMMON STOCK AND AN AGGREGATE CASH DIVIDEND OF US$100 MILLION, EVEN IF THE NUMBER OF SHARES OF SR TELECOM OR NETRO COMMON STOCK OUTSTANDING INCREASES. AS A RESULT, THE VALUE YOU RECEIVE MAY DECREASE BETWEEN NOW AND CLOSING.

     The cash dividend to be paid by Netro is fixed at an aggregate of US$100 million and the number of shares of SR Telecom common stock to be issued in the merger is limited to an aggregate of 41.5 million shares, with a possible minor adjustment due to rounding. Upon consummation of the reverse stock split, the aggregate number of shares of SR Telecom common stock to be issued to Netro stockholders will be reduced in accordance with the ratio selected by SR Telecom's board of directors from within the range of 1:5 and 1:15. Regardless of the ratio used in the reverse stock split, Netro shareholders will receive the same proportionate interest in SR Telecom. These amounts will be allocated to Netro stockholders on a pro rata basis at the effective time of the merger. Therefore, the exact exchange ratio cannot be determined until immediately prior to the effective time.

     While the ratio used in the reverse stock split will not affect the proportionate interest in SR Telecom that holders of shares of Netro common stock will receive in the merger, changes in the number of shares of Netro common stock outstanding will affect the amount of the cash dividend and the number of shares of SR Telecom common stock that any individual Netro stockholder will receive. Between the date of this proxy statement/prospectus and the effective time of the merger, the number of Netro shares outstanding is likely to increase due to the exercise of stock options. As the number of Netro shares outstanding increases, the amount of the cash dividend and the number of shares of SR Telecom common stock available to Netro stockholders on a per share basis decreases proportionately. Additionally, to the extent SR Telecom issues new shares of common stock, the percentage of SR Telecom's equity owned by former Netro stockholders will decrease.

 BECAUSE THE NUMBER OF SHARES OF SR TELECOM COMMON STOCK TO BE PAID TO NETRO STOCKHOLDERS IS LIMITED, FLUCTUATIONS IN THE MARKET PRICE OF SR TELECOM COMMON STOCK COULD DECREASE THE VALUE OF THE SHARES OF SR TELECOM COMMON STOCK TO BE RECEIVED IN THE MERGER.

     Other than due to the reverse stock split discussed above, the aggregate number of shares of SR Telecom common stock that Netro stockholders will be entitled to receive upon completion of the merger will not change, even if the market price of SR Telecom common stock or Netro common stock changes. There will be no adjustment to the exchange ratio or right to terminate the merger agreement based solely on fluctuations in the price of shares of SR Telecom common stock or Netro common stock. The market price of shares of SR Telecom common stock upon and after completion of the proposed merger could be lower than the market price on the date you submit your proxy, which would decrease the value of the shares of SR Telecom common stock you receive in the merger. You should obtain recent market quotations of SR Telecom common stock before you submit your proxy.

     For a discussion of the estimated per share merger consideration, see the section entitled "The Netro Special Stockholder Meeting -- The Merger Proposal".

 YOU MAY FIND IT DIFFICULT TO ENFORCE YOUR RIGHTS BECAUSE SR TELECOM IS A FOREIGN COMPANY.

     Judgments of U.S. courts including judgments against SR Telecom or its board of directors or officers that are predicated on the civil liability provisions of the federal securities laws of the United States are not directly enforceable in Canada. Even if a shareholder prevails on a claim in a United States court, it may find it difficult or impossible to enforce its rights in Canada and might have to relitigate the merits of the matter before the competent court in Canada in order to enforce its rights. Furthermore, a shareholder may find it difficult or impossible to effect service of process on the members of SR Telecom's board, its officers and others connected to it.

 THE COSTS TO COMPLETE THE MERGER AND INTEGRATION ARE SUBSTANTIAL. THESE COSTS AND THE MANNER OF ACCOUNTING FOR THE MERGER MAY AFFECT THE COMBINED COMPANY'S REPORTED RESULTS OF OPERATIONS.

     It is anticipated that SR Telecom and Netro will incur approximately CDN$30 million of costs in connection with the merger. This includes costs associated with combining the businesses of the two companies, such as integration and restructuring costs, costs associated with the consolidation of operations and the fees of financial advisors, attorneys, accountants and other advisors. SR Telecom and Netro will also incur a number of expenses prior to the closing of the merger, which will increase operating costs. Some of these costs are expected to be charged to expenses in the period incurred, increasing the combined company's loss for that period. The remaining costs included in this calculation, consisting primarily of severance payments, lease termination payments, and fees and expenses paid to financial advisors, attorneys, accountants and other advisors, will be a component of the purchase price and will be allocated to the net identifiable assets acquired and any deficiency will be recorded as a reduction of the tangible assets and intangible assets, and the remainder, if any, will be attributed to negative goodwill. Negative goodwill is recorded as an extraordinary gain in the statement of operations.

     While the integration costs will be funded from the cash and marketable securities held by the combined company, which should be sufficient to cover the integration costs, management of SR Telecom may not be able to effectively control the costs associated with the integration of the two companies. These costs may also be higher than anticipated. If integration costs are not managed effectively or if they are higher than anticipated, then operating costs may be higher than anticipated, which could lead to continued net losses from the combined company, and the market price of SR Telecom common stock could decline.

 IF SR TELECOM DOES NOT SUCCESSFULLY INTEGRATE NETRO OR THE MERGER DOES NOT MEET THE EXPECTATIONS OF INVESTORS OR FINANCIAL OR INDUSTRY ANALYSTS, THE MARKET PRICE OF SR TELECOM COMMON STOCK MAY DECLINE.

     The market price of SR Telecom common stock may decline as a result of the merger for many reasons, including:

     - the integration of SR Telecom and Netro may not be completed in a timely and efficient manner;

     - the perceived benefits of the merger may not be achieved as rapidly as, or to the extent anticipated by, financial or industry analysts;

     - SR Telecom's assumptions about Netro's business model and operations, considered on a stand-alone basis, may prove too optimistic; or

     - significant holders of shares of SR Telecom common stock following the merger may decide to dispose of their shares of SR Telecom common stock because the results of the merger may not be consistent with their expectations.

 IF SR TELECOM IS NOT ABLE TO SUCCESSFULLY MARKET AND SELL NETRO'S NEW ANGEL PRODUCT SOME OF THE ANTICIPATED BENEFITS OF ITS ACQUISITION OF NETRO MAY NEVER BE ACHIEVED.

     In February 2002, Netro acquired technologies and other assets from AT&T Wireless associated with the Angel product. Netro has modified the Angel platform to conform to international standards. Netro completed these modifications in the second half of 2002, but has not achieved any material Angel product sales to date.

Although Netro and SR Telecom believe that the Angel product continues to hold significant promise, SR Telecom cannot assure you that the Angel product will achieve market acceptance or generate revenues. When Netro acquired the Angel platform from AT&T Wireless, it acquired a license to several patents and numerous patent applications associated with the Angel platform. AT&T Wireless has only agreed not to license these patents to its competitors for a period of five years, and Netro and SR Telecom cannot assure you that AT&T Wireless will enforce the combined company's rights against potential infringers. The failure of AT&T Wireless to enforce the combined company's rights could adversely affect the combined company's ability to sell the Angel product.

     SR Telecom's ability to sell Netro's Angel product is substantially dependent on whether high speed wireless telecommunications equipment gains market acceptance as a means to provide telecommunications voice and data services. If service providers adopt technologies other than Angel's high speed wireless technology, SR Telecom may not be able to sustain or grow Netro's business. In addition, widespread acceptance of Angel may be hindered by inherent technological limitations, such as coverage limitations or bandwidth limitations. If SR Telecom is unable to sell Angel products, it may be forced to take further action to reduce costs in order to minimize the expected negative impact to its earnings. SR Telecom cannot predict what the extent of these reductions might be, and it would have to assess the options available to it at the time.

 INTEGRATION OF SR TELECOM'S AND NETRO'S BUSINESSES MAY BE DIFFICULT TO ACHIEVE, WHICH MAY ADVERSELY AFFECT OPERATIONS.

     The merger involves risks related to the integration and management of technology, operations and personnel of two companies. SR Telecom and Netro have different technologies, products and business operations that have operated independently. The integration of the businesses of SR Telecom and Netro will be a complex, time-consuming and expensive process that may disrupt the businesses and adversely affect the operating results of the combined company. Following the merger, SR Telecom and Netro must operate as a combined organization using common information and communications systems, operating procedures, financial controls and human resources practices.

     SR Telecom and Netro may encounter substantial difficulties, costs and delays in integrating their operations, including:

     - potential conflicts between business cultures;

     - potential inability to retain Netro's customers;

     - adverse changes in business focus perceived by third-party constituencies;

     - potential conflicts in distribution, marketing or other important relationships;

     - an inability to implement uniform standards, controls, procedures and policies;

     - a failure to effectively integrate research and development efforts; and

     - the loss of key employees or the diversion of management's attention from other ongoing business concerns.

     If SR Telecom fails to integrate the businesses successfully, the results of the combined company could decrease because the combined company may not achieve the operating efficiencies that SR Telecom hopes to obtain from the merger.

 THE GEOGRAPHIC DISTANCE BETWEEN SR TELECOM'S AND NETRO'S OFFICES, AS WELL AS SR TELECOM'S LIMITED OPERATING HISTORY IN THE UNITED STATES, MAY INCREASE THE DIFFICULTY IN INTEGRATING THE TWO COMPANIES, WHICH MAY ADVERSELY AFFECT OPERATIONS.

     Netro is headquartered in northern California and develops its Angel product in Redmond, Washington, while SR Telecom is headquartered in Montreal, Quebec, Canada. The geographic distance between the companies and their respective offices and operations, and SR Telecom's limited operating history in the United States may increase the risk that the integration will not be completed successfully or in a timely and cost-effective manner. The management of SR Telecom may not be successful in overcoming these risks or any other problems encountered in connection with the integration of the companies, and there can be no assurance that the combined company will realize any of the anticipated benefits of the merger.

 THE NETRO BOARD OF DIRECTORS WILL NOT PAY THE US$100 MILLION CASH DIVIDEND AND THE MERGER WILL NOT BECOME EFFECTIVE IF THE BOARD DETERMINES THAT PAYMENT OF SUCH DIVIDEND IS NOT PERMISSIBLE UNDER APPLICABLE LAW.

     In order for the merger to become effective, the Netro board of directors must declare, pay and set aside the US$100 million cash dividend. The Netro board will not declare or pay the cash dividend if, at the time of its determination, it concludes that the cash dividend cannot be made in compliance with applicable law, including the capital surplus rule and solvency laws described in the section entitled "The Merger -- Netro's Reasons for the Merger -- Factors Considered in Connection with the Cash Dividend". While the board has made a determination that, based on information known to it as of March 25, 2003, assuming no change in this information prior to the effective time of the merger and assuming that the transactions contemplated by the merger agreement are carried out as proposed, the cash dividend could be lawfully declared just prior to the effective time of the merger, there is no assurance that the board will be able to make the same determination immediately prior to the effective time of the merger. If the board determines immediately prior to the effective time that payment of the cash dividend would be illegal or otherwise cannot be made in compliance with applicable law, the cash dividend will not be declared or paid, the merger will not take place and Netro will be obligated to pay SR Telecom US$2 million plus SR Telecom's expenses.

 IF THE CASH DIVIDEND IS PAID, IT MAY BE CHALLENGED AS AN ILLEGAL DIVIDEND AND/OR A FRAUDULENT TRANSFER OR CONVEYANCE. IF A COURT WERE TO DETERMINE THAT THE CASH DIVIDEND CONSTITUTES AN ILLEGAL DIVIDEND OR FRAUDULENT TRANSFER OR CONVEYANCE, THE STOCKHOLDERS OR THEIR TRANSFEREES MAY BE REQUIRED TO RETURN THE CASH DIVIDEND.

     Under the United States Bankruptcy Code and comparable provisions of state fraudulent transfer or conveyance laws, a transfer is a fraudulent transfer if the transferor receives less than reasonably equivalent value and the transferor was insolvent at the time of the transfer, was rendered insolvent by the transfer or was left with unreasonably small capital to engage in its business. A transfer may also be a fraudulent transfer if it is made with intent to hinder, delay or defraud creditors. If the cash dividend or the merger is determined to be a fraudulent transfer, a court may require the stockholders or any immediate or mediate transferee of any stockholders to return the amount of the cash dividend.

     Because Netro will not receive reasonably equivalent value when it pays the cash dividend to the stockholders, a court may conclude that the cash dividend is a fraudulent transfer if it determines that Netro is insolvent at the time of the cash dividend, is rendered insolvent by the cash dividend or is left with unreasonably small capital to engage in its business following the payment of the cash dividend. Netro and SR Telecom believe that Netro is solvent and adequately capitalized. Prior to declaring the cash dividend, Netro's board of directors will obtain a final opinion of American Appraisal Associates, Inc. to the effect that Netro will be solvent and adequately capitalized immediately after giving effect to the payment of the cash dividend. This opinion, including the conditions, assumptions and limitations of the opinions of American Appraisal Associates, Inc. are described in detail below under the caption "Opinions of Netro's Advisors -- Opinion of American Appraisal Associates, Inc."

 THE FEDERAL INCOME TAX CONSEQUENCES OF THE CASH DIVIDEND AND THE MERGER ARE SUBJECT TO UNCERTAINTY.

     If Netro were to have positive current or accumulated earnings and profits, as determined under U.S. federal income tax principles, during the taxable year in which the cash dividend is paid, the cash dividend would be treated first as a dividend taxable as ordinary income to the extent paid out of those earnings and profits and thereafter as a tax-free return of capital or capital gain. In that case, Netro may be required to pay withholding tax in respect of a non-U.S. holder to the Internal Revenue Service (IRS) without reduction of the cash dividend. Such a non-U.S. holder should consult his or her own tax advisor regarding the effect of that additional payment on his or her own non-U.S. taxes.

     The IRS may assert alternative characterizations of the cash dividend or the merger that could result in U.S. federal income tax consequences that differ materially in some respects from those described in this proxy statement/prospectus. In particular, if the IRS were to successfully assert that the cash dividend and the merger were part of a single transaction or that the merger was otherwise not properly treated as a "reorganization", in each case for U.S. federal income tax purposes, you would recognize gain or loss on the exchange of your shares of Netro common stock for shares of SR Telecom common stock and cash in a fully taxable transaction. Further, if the value of SR Telecom (excluding certain liquid assets) was at least equal to the value of Netro (determined based on market values on the closing date after taking into account the cash dividend), you would not recognize gain or loss on the exchange of Netro common stock for shares of SR Telecom common stock in the merger. See "The Merger -- Material Tax Considerations -- U.S. Federal Income Tax Considerations".

     The closing of the merger is not conditioned on SR Telecom or Netro receiving an opinion of counsel regarding the tax consequences of the merger, and neither SR Telecom or Netro will receive an opinion of counsel regarding those consequences. Further, no IRS ruling will be obtained regarding those consequences.

     Holders of shares of Netro common stock should consult their tax advisors regarding U.S. federal income tax consequences of the cash dividend and the merger.

RISKS RELATED TO THE BUSINESSES OF SR TELECOM AND THE COMBINED COMPANY

 LENDERS TO SR TELECOM'S CHILEAN SUBSIDIARY MAY ELECT NOT TO RENEW COVENANT WAIVERS THAT EXPIRE IN FEBRUARY 2004.

     SR Telecom's wholly-owned subsidiary in Chile, Comunicacion y Telefonia Rural, or CTR, is party to credit facilities under which US$38 million of debt is outstanding at June 16, 2003. The loan documents provide the lenders with full recourse to the assets of SR Telecom if certain financial and operational covenants are not satisfied. The lenders have waived compliance with these covenants through February 13, 2004, in exchange for a fee. CTR does not expect to satisfy these covenants for the foreseeable future. If the lenders do not waive these defaults when the existing waivers expire in February 2004, CTR will be in default and all amounts due under the credit facilities could be declared due and immediately payable. In addition, such a default would trigger a cross-default under SR Telecom's public debentures and bank debt, permitting the debentures and bank debt to be accelerated. Such acceleration would have material and adverse consequences for the combined company's business, financial position and results of operations, may cause SR Telecom to seek protection from its creditors under applicable bankruptcy or insolvency legislation.

 SR TELECOM IS SUBSTANTIALLY LEVERAGED, WHICH COULD POSE AN INSOLVENCY RISK AND IMPAIR THE COMBINED COMPANY'S ABILITY TO GAIN ACCESS TO NECESSARY ADDITIONAL FUNDING.

     In addition to the CTR debt, SR Telecom had CDN$80 million (US$54.4 million) of public and bank debt outstanding as of March 31, 2003. SR Telecom's trust indenture governing its public debentures limits the amount of indebtedness that may be incurred, but does not prohibit the incurrence of debt. SR Telecom is limited under its trust indenture to the borrowing facilities it currently has outstanding, and as of March 31, 2003, could not incur any additional indebtedness under the most restrictive provisions in the indenture. Furthermore, the indenture limits, but does not prohibit, the incurrence of certain other indebtedness by SR Telecom and its subsidiaries or its operating companies. The balance of the debentures is due in a bullet payment at maturity in April 2005. If SR Telecom is unable to refinance this debt when it becomes due, there will be material and adverse consequences for SR Telecom's financial position and results of operations, and may cause SR Telecom to seek protection from its creditors under applicable bankruptcy or insolvency legislation.

     SR Telecom's and the combined company's operations are by their nature capital intensive. The combined company will therefore require continuing access to financing to fund additional development and acquisition opportunities, the retirement of maturing debt, working capital needs, capital expenditures and other cash requirements. If the combined company is unable to obtain such additional financing or refinance its existing debt, it may be unable to repay its existing debt or meet its capital needs. If the combined company were unable to repay its existing debt or meet its capital needs using its cash and cashflow from operations, it could be forced to sell other assets needed for its business. A substantial portion of cash flow from operations would need to be dedicated to repayment of debt, thereby reducing the availability of cash flow to fund the combined company's working capital, capital expenditures, research and development efforts, potential acquisition opportunities and other general corporate purposes. This could reduce the combined company's flexibility in planning for or reacting to changes in its business, or leave it unable to make strategic acquisitions, introduce new products or exploit new business opportunities.

 THE COMBINED COMPANY WILL HAVE A LONG SALES CYCLE, WHICH COULD CAUSE ITS RESULTS OF OPERATIONS AND STOCK PRICE TO FLUCTUATE.

     The combined company's sales cycles are expected to be long and unpredictable. As a result, its revenues may fluctuate from quarter to quarter and it may be unable to adjust its expenses accordingly. This would cause its operating results and stock price to fluctuate. OEMs and service providers typically perform numerous tests and extensively evaluate products before incorporating them into networks. Some additional factors that are likely to affect the length of the combined company's sales cycle include:

     - availability of radio frequency;

     - currency and capital markets crises;

     - availability of financing to the customer;

     - budget allocation by the customer;

     - political and regulatory issues;

     - scope of a given project;

     - complexity of a given network;

     - deployment and planning of network infrastructure; and

     - acquisition of roof rights.

     In addition, SR Telecom and Netro expect that the delays which would be inherent in the combined company's sales cycle would raise additional risks of service providers deciding to cancel or change their product plans. The combined company's business would be adversely affected if a significant customer reduces or delays orders during its sales cycle or chooses not to deploy networks incorporating the combined company's products.

 THE COMBINED COMPANY WILL BE SUBJECT TO THE RISKS OF DOING BUSINESS IN DEVELOPING COUNTRIES.

     The combined company plans to continue marketing and selling its telecommunications products and services to customers around the world, with a focus on developing countries. Accordingly, the combined company will be subject to all the risks of doing business with customers in such countries, including dealing with:

     - trade protection measures and import or export licensing requirements;

     - difficulties in enforcing contracts;

     - difficulties in protecting intellectual property;

     - unexpected changes in regulatory requirements;

     - legal uncertainty regarding liability, tax, tariffs and other trade barriers;

     - foreign exchange controls and other currency risks;

     - inflation;

     - challenges to credit and collections;

     - expropriation; and

     - government instability, war, riots, insurrections and other political events.

     Although the combined company intends to obtain political risk insurance covering a some of the events listed above, insurance proceeds under such policies would likely not cover all losses and such insurance may not be available on commercially reasonable terms, or at all.

 THE COMBINED COMPANY MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH OTHER LEADING PROVIDERS OF EQUIPMENT AND SYSTEMS IN THE WIRELESS COMMUNICATIONS INDUSTRY, MANY OF WHOM HAVE GREATER FINANCIAL RESOURCES THAN THE COMBINED COMPANY, AS A RESULT OF WHICH ITS REVENUES AND RESULTS OF OPERATIONS MAY BE IMPAIRED.

     The combined company faces competition in the following markets:

     Enterprise Access. In the enterprise access market, the combined company's point-to-multipoint fixed wireless solutions compete with wire-based solutions, such as fiber optic cable and leased T1 and E1 lines and wireless solutions, such as point-to-point radios. The combined company will compete against large OEMs, such as Alcatel, NEC, Ericsson, Marconi, Intracom and Siemens as well as with smaller wireless-only companies, such as Alvarion and AirSpan.

     Residential and Small Business Access. In the residential and small business access market, point-to-multipoint fixed wireless solutions compete with wire-based solutions, such as DSL and cable modems, and against established wireless local loop vendors, such as Innowave, which has recently been acquired by Alvarion, and AirSpan, as well as with numerous startup companies that are developing products for the industry.

     Mobile Infrastructure. In the market for mobile infrastructure technologies connecting cellular base stations to the core telecommunications network, point-to-multipoint fixed wireless solutions compete with wire-based solutions such as leased T1 and E1 lines and wireless solutions such as point-to-point radios. The combined company will compete principally with large OEMs, such as Alcatel, Ericsson and Marconi.

     Competition is likely to persist and intensify in the future. Many of the combined company's competitors will be substantially larger and have significantly greater financial, sales, marketing, technical, manufacturing and other resources and more extensive distribution channels than the combined company. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion, sale and financing of their products than the combined company will be able to. The combined company's competitors may also attempt to influence the adoption of standards that are not compatible with the combined company's current architecture. This may require it to incur additional development and integration costs and may delay its sales efforts.

     Some of the combined company's competitors may make strategic acquisitions or establish cooperative relationships to increase their ability to gain customer market share rapidly. These competitors may enter the combined company's existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than the solutions of the combined company. If any technology that is competing with a technology of the combined company is more reliable, faster, less expensive or has other advantages over the combined company's technology, then the demand for the combined company's products and services would decrease, which would seriously harm its business.

     To be competitive, the combined company must invest significant resources in research and development, sales and marketing and customer support. The combined company may not have sufficient resources to make these investments or be able to make the technological advances necessary to be competitive. As a result, the combined company may not be able to compete effectively against its competitors.

 IF THE COMBINED COMPANY DOES NOT MEET PRODUCT INTRODUCTION DEADLINES, OR ITS PRODUCTS DO NOT CONTAIN KEY ENHANCEMENTS, IT MAY NOT BE COMPETITIVE AND REVENUES AND RESULTS OF OPERATIONS MAY BE IMPAIRED.

     The combined company's inability to develop new products or product features on a timely basis, or the failure of new products or product features to achieve market acceptance, could adversely affect its revenues
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

and revenue growth. In the past, SR Telecom and Netro each experienced design and manufacturing difficulties that delayed their development, introduction or marketing of new products and enhancements, which caused them to incur unexpected expenses. In addition, some of Netro's and SR Telecom's customers have conditioned their future product purchases on the addition of new product features. Furthermore, in order to compete in additional markets, the combined company will have to develop different versions of its existing products that operate at different frequencies and comply with diverse, new or varying governmental regulations in each market, which could also delay the introduction of new products.

 SR TELECOM AND NETRO HAVE A HISTORY OF NET LOSSES AND THE COMBINED COMPANY MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY, WHICH WOULD IMPAIR ITS SHARE PRICE AND LIQUIDITY.

     SR Telecom has incurred a loss from operations in its last two fiscal years. As of March 31, 2003, SR Telecom's accumulated deficit was approximately CDN$75.4 million pursuant to U.S. GAAP. Netro has never recorded net income from operations and as of March 31, 2002, Netro had an accumulated deficit of US$288.4 million. The combined company is expected to continue to have losses in 2003. While SR Telecom cannot predict whether it will have losses in 2004, failure to achieve breakeven in 2004 could have a material adverse effect on the combined company's business and prospects.

     The combined company's ability to achieve and maintain profitability will depend on, among other things, the ability to secure new business, the ability to timely develop new products and features, the market acceptance of its products and the ability to reduce product and other costs sufficiently.

 ACQUISITIONS OF COMPANIES OR TECHNOLOGIES MAY RESULT IN DISRUPTIONS TO THE COMBINED COMPANY'S BUSINESS.

     As part of its business strategy, the combined company may acquire assets and businesses principally relating or complementary to SR Telecom's and Netro's current operations. Any other acquisitions or mergers by the combined company will be accompanied by the risks commonly encountered in acquisitions of companies. These risks include, among other things:

     - exposure to unknown liabilities of acquired companies;

     - higher than anticipated acquisition costs and expenses;

     - effects of costs and expenses of acquiring and integrating new businesses on the operating results and financial condition of the combined company;

     - the difficulty and expense of integrating the operations and personnel of the target companies, especially where the target company is in a geographically distant location;

     - disruption of the combined company's ongoing business;

     - diversion of management's time and attention;

     - failure to maximize the combined company's financial and strategic position by the unsuccessful incorporation of acquired technology;

     - the inability to implement uniform standards, controls, procedures and policies;

     - loss of key employees and customers as a result of changes in management;

     - the incurrence of amortization expenses; and

     - possible dilution to the shareholders of the combined company.

     The combined company may not be successful in overcoming these risks or any other problems encountered in connection with any acquisitions.

     Further, your ownership of the combined company will be diluted if equity securities are issued in connection with any acquisition. If acquisitions are made for cash consideration, the combined company may be required to use a substantial portion of its available cash, cash equivalents and short-term investments.

Acquisition financing may not be available on acceptable terms, if at all and the combined company's ability to make acquisitions will be limited by SR Telecom's current debt obligations.

 THE COMBINED COMPANY'S PRODUCTS COULD BECOME OBSOLETE AS A RESULT OF RAPID TECHNOLOGICAL CHANGE, LIMITING ITS ABILITY TO GENERATE CONTINUING REVENUES AND EARNINGS.

     The telecommunications industry is subject to rapid and substantial technological change. The combined company may not be able to keep pace with technological developments or developments by other companies that could render the combined company's products or technologies non-competitive. Other companies have developed, and will continue to develop, technologies that could be the basis for competitive products. Some of these technologies and products could be more effective and less costly than the combined company's products or technologies, thereby eroding the combined company's market share.

 THE COMBINED COMPANY MAY ENCOUNTER CONTINUED COMPETITIVE PRESSURES TO LOWER SELLING PRICES. IF THE COMBINED COMPANY CANNOT SUCCESSFULLY REDUCE ITS PRODUCT COSTS, ITS RESULTS OF OPERATIONS AND EARNINGS WILL SUFFER.

     The market for fixed wireless access telecommunications equipment is rapidly evolving and highly competitive. Increased competition may result in price reductions, shorter product life cycles, longer sales cycles and loss of market share, any of which could adversely affect the combined company's business. If the combined company cannot reduce the cost of its products enough to keep pace with the required price reductions, then its product sales or its gross margins, and consequently its results of operations, will suffer. Netro has experienced significant delays in implementing cost reductions in the past and the combined company may continue to experience delays in the future.

     The combined company's ability to implement cost reductions will also be dependent on factors outside of its control. For example, its cost for contract manufacturing may be largely impacted by the level and volume of its orders which will be driven by its customers' demand. Also, its contract manufacturers must correctly implement cost reductions that the combined company designs into the products. The combined company's cost projections are based upon assumptions regarding the ability of its contract manufacturers to achieve volume-related cost reductions. Some of its design cost reductions will depend on the emergence of low-cost components which are likely to be developed by third parties. The combined company will not control these third parties. To the extent these third parties are unable or unwilling to cooperate with it in reducing product cost, or their efforts in this regard are not timely, the combined company's product costs will exceed SR Telecom's and Netro's internal projections.

     In addition, the price for wireless telecommunications equipment is driven by the prevailing price for other connection technologies, such as the cost of obtaining digital subscriber line service or leasing a T1 connection from the traditional telecommunications service provider in a given locale. The price of these connections has declined significantly in many countries in the recent past, and could decline significantly in the future. If this trend continues, service providers might be more likely to use these kinds of connections than to introduce new technology such as the combined company's products, which would adversely affect its revenues and earnings.

 BECAUSE THE COMBINED COMPANY MUST SELL ITS PRODUCTS IN MANY COUNTRIES THAT HAVE DIFFERENT REGULATORY SCHEMES, IF IT CANNOT DEVELOP PRODUCTS THAT WORK WITH DIFFERENT STANDARDS, ITS OPPORTUNITIES FOR GROWTH WILL BE LIMITED.

     The combined company must sell its products in many different countries in order to grow. Many countries require communications equipment used in their country to comply with unique regulations, including safety regulations, radio frequency allocation schemes and standards. If the combined company is unable to develop products that work with different standards, it will be unable to sell its products. If compliance proves to be more expensive or time consuming than it anticipates, its business would be adversely affected. Some countries have not completed their radio frequency allocation process and therefore the standards with which the combined company will be forced to comply are unknown. Furthermore, standards and regulatory requirements are subject to change. If the combined company fails to anticipate or comply with these new standards, its revenues and results of operations will be adversely affected.

 BECAUSE SOME OF THE COMBINED COMPANY'S KEY COMPONENTS ARE FROM SOLE SOURCE SUPPLIERS OR REQUIRE LONG LEAD TIMES, ITS BUSINESS WILL BE SUBJECT TO UNEXPECTED INTERRUPTIONS, WHICH COULD CAUSE ITS OPERATING RESULTS TO SUFFER.

     Some of the key components to be used in the combined company's products are complex to manufacture and have long lead times. They are supplied by sole source vendors for which alternative sources are not currently available. In the event of a reduction or interruption of supply, or a degradation in quality, as many as six months could be required before the combined company would begin receiving adequate supplies from alternative suppliers, if any. As a result, product shipments could be delayed and its revenues and results of operations would suffer. If the combined company receives a smaller allocation of component parts than is necessary to manufacture products in quantities sufficient to meet customer demand, customers could choose to purchase competing products and the combined company could lose market share.

     SR Telecom has decided to move the manufacturing of its SWING product from a facility owned by a sole source subcontractor in France to its Montreal headquarters. If a labor action at this facility continues, SR Telecom may be unable to gain access to equipment it needs to send to its Montreal facility, which could delay the start of manufacturing the SWING product there. This could materially delay the delivery of products to existing customers, which could materially negatively impact SR Telecom's revenues, results of operations and earnings in the second quarter of 2003.

 PRODUCTS OF THE COMBINED COMPANY MAY CONTAIN DEFECTS THAT COULD HARM ITS REPUTATION, BE COSTLY TO CORRECT, EXPOSE IT TO LITIGATION AND HARM ITS OPERATING RESULTS AND PROFITS.

     SR Telecom and Netro and their customers have from time to time discovered defects in SR Telecom's and Netro's products and additional defects may be found in the future. If defects are discovered, the combined company may not be able to correct them in a timely manner or at all. Defects and failures in its products could result in a loss of, or a delay in, market acceptance of the combined company's products. In addition, defects in its products could cause adverse publicity, damage its reputation and impair its ability to acquire new customers. In addition, the combined company may need to make significant expenditures to eliminate defects from its products.

     Moreover, because its products are used in critical telecommunications networks, the combined company may be subject to significant liability claims if its products do not work properly. The provisions in its agreements with customers that are intended to limit its exposure to liability claims may not preclude all potential claims. In addition, the combined company's insurance policies may not adequately limit its exposure with respect to such claims. SR Telecom and Netro warranted to their current customers that their respective products will operate in accordance with product specifications. If these or the combined company's future products fail to conform to such specifications, the combined company's customers could require it to remedy the failure or could assert claims for damages. Liability claims could require the combined company to spend significant time and money in litigation or to pay significant damages. Any such claims, whether or not successful, would be costly and time-consuming to defend and could seriously damage the reputation and business of the combined company.

 THE COMBINED COMPANY'S OPERATING RESULTS AND LIQUIDITY MAY BE ADVERSELY AFFECTED IF SR TELECOM DOES NOT SUCCESSFULLY RESOLVE PENDING COMMERCIAL DISPUTES.

     As described under "SR Telecom Business -- Litigation", SR Telecom is party to arbitration proceedings arising from unrelated disputes involving telecom projects in Ghana and Haiti. The Ghana proceedings include damage claims against SR Telecom for breach of contract in the amount of US$1.3 million plus special damages, interest and costs, as well as potential SR Telecom liability to reimburse payment on a US$406,000 performance bond. In connection with the Haiti project dispute, SR Telecom has filed a statement of claim for US$4.86 million against MCI International in MCI's bankruptcy. If SR Telecom loses the Ghana arbitration and is forced to pay the full amount of damages claimed against it, or SR Telecom fails to recover a substantial amount from MCI International, the companies' results of operations and liquidity may be adversely affected.

 SR TELECOM AND THE COMBINED COMPANY FACE RISKS ASSOCIATED WITH NETRO STOCKHOLDER LITIGATION.

     Netro and certain members of its board of directors are currently being sued in two different lawsuits by plaintiffs who claim that they owned shares of Netro's common stock at the time of each of the events in question in each suit. One of the lawsuits involves allegations relating to inadequate disclosure of underwriting commissions and practices in violation of securities laws and regulations in relation to its initial public offering. A second lawsuit alleges that Netro's current and certain former directors breached their fiduciary duties to Netro by, among other things, allegedly failing to properly value and obtain the highest price reasonably available for Netro, favoring SR Telecom over competing potential acquirers and engaging in self-dealing in connection with the merger. Among other things, the complaint in the third lawsuit seeks preliminary and injunctive relief to prevent the merger from closing. These lawsuits could be costly and could require a significant commitment of time and resources by management of the combined company. Netro and SR Telecom cannot predict with certainty the outcome of these lawsuits. The defense against such lawsuits could be costly and could require a significant commitment of time and resources by management of the combined company.

 THE COMBINED COMPANY WILL BE RESPONSIBLE FOR NETRO'S OBLIGATIONS, SOME OF WHICH MAY BE SETTLED AT AMOUNTS WHICH ARE MATERIALLY DIFFERENT THAN THE AMOUNTS ACCRUED FOR IN NETRO'S CONSOLIDATED FINANCIAL STATEMENTS.

     Netro has recorded significant accrued liabilities. These liabilities include its obligations in connection with its litigation and arbitration proceedings, and may involve other obligations which have not yet become known, such as potential product liability claims. Netro has made estimates of these liabilities to the extent it is aware of them, but there can be no assurance that the actual settlement of these liabilities will not differ materially from amounts accrued. If these liabilities are more extensive than anticipated, they could result in additional expense for the combined company and divert the attention of management of the combined company to respond to these unexpected obligations.

 THE COMBINED COMPANY MAY HAVE TO ACQUIRE SIGNIFICANT INVENTORY TO SUPPORT FUTURE SALES AND FOR LONG-TERM PRODUCT SUPPORT.

     SR Telecom has acquired and may continue to acquire significant inventory in order to support contractual obligations in relation to discontinued product lines and discontinued components in existing products. If sales of such products or components do not materialize, SR Telecom could end up with inventory levels that are significantly in excess of its needs, which could diminish its working capital or cause significant losses.

 THE COMBINED COMPANY WILL BE EXPOSED TO CURRENCY RISK. SIGNIFICANT FLUCTUATIONS IN EXCHANGE RATES COULD REDUCE REVENUES, EARNINGS, INVESTMENTS AND LIQUIDITY.

     The combined company's reporting currency will be the Canadian dollar, while the majority of the sales contracts are in other currencies. Fluctuations between currencies will affect the reported values of revenues and eventual collections. While the combined company will actively engage in hedging activities to protect itself from fluctuations, there can be no assurance that the practices will be adequate to eliminate potential negative effects.

     The value of SR Telecom's investment in its foreign subsidiaries is partially a function of the currency exchange rate between the Canadian dollar and the applicable local currency. The devaluation of a foreign subsidiary's local currency would result in a reduction in SR Telecom's carrying value of its investment in such foreign subsidiary. As a result, SR Telecom may experience economic losses with respect to its investments in foreign subsidiaries and fluctuations in its results of operations solely as a result of currency exchange rate fluctuations. Many of the currencies of developing countries have experienced steady, and at times significant, devaluations relative to the Canadian dollar, and significant exchange rate fluctuations have occurred in the past and may again occur in the future, any of which could impair the recoverability of long-term assets of the combined company.

     In many circumstances, revenues generated by foreign subsidiaries will generally be paid to the foreign subsidiaries in the local currency. By contrast, some significant liabilities of the foreign subsidiaries, such as liabilities for the financing of telecommunications equipment, may be payable in U.S. dollars or in currencies other than the local currency. As a result, any devaluation in the local currency relative to the currencies in which such liabilities are payable could increase the Canadian dollar amounts payable and negatively impact liquidity and earnings. Moreover, the combined company will record revenues and expenses of its foreign subsidiaries in their home currencies and translate these amounts into Canadian dollars. As a result, fluctuations in foreign currency exchange rates in markets where the combined company derives significant revenues or has significant operations may adversely affect its revenues, expenses and results of operations, as well as the value of its assets and liabilities.

 THE COMBINED COMPANY'S ABILITY TO OPERATE COULD BE HINDERED BY THE PROPRIETARY RIGHTS OF OTHERS AND SR TELECOM'S AND THE COMBINED COMPANY'S INABILITY TO ADEQUATELY PROTECT ITS INTELLECTUAL PROPERTY RIGHTS.

     A number of telecommunication companies have developed technologies, filed patent applications or received patents on various technologies that may be related to the combined company's business. Some of these technologies, applications or patents may conflict with the combined company's technologies or intellectual property rights. Such conflicts could limit the scope of the patents, if any, that the combined company may be able to obtain or result in the denial of its patent applications altogether.

     If patents that cover the combined company's activities are issued to other persons or companies, SR Telecom could be charged with infringement. In the event that other parties' patents cover any portion of the combined company's activities, SR Telecom may be forced to develop alternatives or negotiate a license for such technology. SR Telecom may not be successful in either developing alternative technologies or acquiring licenses upon reasonable terms, if at all. Any such license could require the expenditure of substantial time and other resources and could harm the combined company's business and decrease its earnings. If SR Telecom does not obtain such licenses, it could encounter delays in the introduction of its products or could find that the development, manufacture or sale of products requiring such licenses is prohibited.

     Despite efforts to protect proprietary rights, existing copyright, trademark, patent and trade secret laws only afford limited protection. Third parties may attempt to copy or reverse engineer aspects of the combined company's products or proprietary information. Accordingly, the combined company may not be able to adequately protect its intellectual property.

 SR TELECOM AND THE COMBINED COMPANY MAY INCUR SUBSTANTIAL COSTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS.

     SR Telecom and the combined company's future success and competitive position depend in part on SR Telecom's ability to obtain and maintain certain proprietary intellectual property rights used in the combined company's principal products. Any such success may be achieved in part by prosecuting claims against others who SR Telecom believes are infringing the rights of the combined company and by defending claims of intellectual property infringement brought by its competitors and others. The combined company's involvement in intellectual property litigation could result in significant expense, adversely affecting sales of the challenged product or intellectual property and diverting the efforts of the combined company's technical and management personnel, whether or not such litigation is resolved in its favor. In addition, in their sales agreements, SR Telecom and Netro have agreed to indemnify their respective customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties, which obligations will continue to be binding on the combined company and could expose the combined company to additional costs. Some of the combined company's competitors may be able to sustain the costs of complex patent litigation more effectively because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could affect the combined company's ability to continue its operations. In the event of an adverse outcome in any such litigation, SR Telecom may, among other things, be required to:

     - pay substantial damages;

     - cease the development, manufacture, use or sale of product candidates or products that infringe upon the intellectual property of others;

     - expend significant resources to design around a patent or to develop or acquire non-infringing intellectual property;

     - discontinue processes incorporating infringing technology; or

     - obtain licenses to the infringing intellectual property, which may not be available on terms acceptable to the combined company, if at all.

     Should third parties file patent applications, or be issued patents claiming technology also claimed by SR Telecom or Netro in pending applications, the combined company may be required to participate in interference proceedings with the Canadian Intellectual Property Office, U.S. Patent and Trademark Office, or other proceedings outside Canada or the United States, including oppositions, to determine priority of invention or patentability, which could result in substantial cost to SR Telecom and the combined company even if the eventual outcome were unfavorable.

 BECAUSE CERTAIN SHAREHOLDERS OF THE COMBINED COMPANY WILL BENEFICIALLY OWN A LARGE PERCENTAGE OF SR TELECOM'S VOTING STOCK, OTHER STOCKHOLDERS' VOTING POWER MAY BE LIMITED.

     If the merger is consummated, it is anticipated that LeBlanc & Royle Enterprises Inc., Carso Global, Howson Tattersall, and SR Telecom's executive officers, directors and affiliates will beneficially own or control approximately 37.8% of the shares of SR Telecom common stock. As a result, if such persons act together, they may influence all matters submitted to SR Telecom's shareholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of SR Telecom's assets. In addition, Paul A. Dickie, the chairman of SR Telecom's board of directors, and John C. Charles and Nancy E. McGee, two of its other directors, are stockholders and serve as Managing Directors of LeBlanc & Royle. These stockholders may make decisions that are adverse to your interests. Upon completion of the merger, based on shares outstanding as of July 18, 2003, current directors and officers of Netro as a group are expected to own approximately 28.6% of the shares of SR Telecom common stock.

 SR TELECOM'S STOCK PRICE HAS BEEN VOLATILE, AND IS LIKELY TO CONTINUE TO BE VOLATILE AND COULD DECLINE SUBSTANTIALLY.

     The price of SR Telecom common stock has been, and is likely to continue to be, highly volatile, including after the merger. For example, in the last 24 months, shares of SR Telecom common stock traded on the Toronto Stock Exchange have closed at a high of CDN$2.63 and at a low of CDN$0.55 Trading of SR Telecom common stock on the Nasdaq National Market is expected to track the price of SR Telecom common stock on the Toronto Stock Exchange, and thus it may be at least as volatile, and possibly more volatile than in the past, because SR Telecom's trading will be split between two different markets, thus dividing its liquidity. In addition, changes in the U.S. dollar to Canadian dollar exchange rate will affect the market price of SR Telecom's common stock on the Nasdaq National Market. This could result in negative changes to the price of SR Telecom common stock in U.S. dollars even if the underlying fundamentals of SR Telecom are unchanged. A decline in the relative value of the Canadian dollar to U.S. dollar would also have a negative impact on the value of any cash dividends paid in Canadian dollars by SR Telecom on its shares of common stock. Some of the factors that could cause SR Telecom's stock price to fluctuate significantly in the future include:

     - a failure to successfully combine the companies or otherwise achieve the desired benefits of the merger and cost reductions for the combined company;

     - a failure to secure new business;

     - the possibility that SR Telecom will not be able to obtain additional waivers after February 2004 for defaults on CTR's project financing loans or be unable to refinance its public debentures;

     - risk that the combined company would be unable to meet its debt repayment obligations;

     - the delay of expected customer orders;

     - future announcements concerning the combined company and its competitors;

     - the introduction of new products or changes in product pricing policies by the combined company or its competitors;

     - an acquisition or loss of significant customers, distributors and suppliers;

     - changes in earnings estimates by analysts;

     - changes in third-party reimbursement practices;

     - sales of significant amounts of shares of SR Telecom common stock by SR Telecom's shareholders after the merger either by former stockholders of Netro selling because SR Telecom does not fit their investment profile, or by existing SR Telecom shareholders selling for any reason. LeBlanc & Royle, Carso Global Group and Howson Tattersall Investment Counsel Limited will own approximately 30% of the aggregate number of shares of SR Telecom common stock that will be outstanding after the merger, and there will be no restrictions on the sale of their shares of SR Telecom common stock other than those imposed by the U.S. or Canadian securities laws; and

     - fluctuations in the economy generally and general market conditions.

     In addition, stock markets in general, and the market for shares of telecommunications companies in particular, have experienced extreme price and volume fluctuations in recent years that may be unrelated to the operating performance of the affected companies. These broad market fluctuations may cause the market price of SR Telecom common stock to decline. The market price of SR Telecom common stock and could decline below the current price and may fluctuate significantly in the future. These fluctuations may or may not be related to the combined company's performance or prospects.

     Due in part to factors such as the timing of product release dates, purchase orders and product availability, significant volume shipments of products could occur at the end of the combined company's fiscal quarters. Failure to ship products by the end of a quarter may adversely affect the combined company's operating results. In the future, its customers may delay delivery schedules or cancel their orders without notice. Due to these and other factors, quarterly revenue, expenses and results of operations could vary significantly, and period-to-period comparisons should not be relied upon as indications of future performance.

     In the past, shareholders have often instituted securities class action litigation after periods of volatility in the market price of a company's securities. If a shareholder files a securities class action suit, SR Telecom could incur substantial legal fees and its management's attention and resources could be diverted from operating the business of the combined company in order to respond to the litigation.

 THE LISTING OF SHARES OF SR TELECOM COMMON STOCK ON NASDAQ MAY NOT BE
 MAINTAINED

     As a condition to the merger, SR Telecom will apply to list the shares of SR Telecom common stock to be issued in connection with the merger and the related transactions on the Nasdaq National Market. Even if the shares of SR Telecom common stock are initially approved for listing on the Nasdaq National Market, there is no assurance that the shares of SR Telecom common stock will continue to satisfy the listing requirements of the Nasdaq National Market. If the shares of SR Telecom common stock are delisted from the Nasdaq National Market, there will be no established trading market in the United States for shares of SR Telecom common stock.

     If the shares of SR Telecom common stock were to be delisted from the Nasdaq National Market, shares of SR Telecom common stock would be considered a "penny stock" and would trade on the OTC Bulletin Board or in the "Pink Sheets" maintained by the National Quotation Bureau. The OTC Bulletin Board handles over-the-counter stocks that do not meet the minimum stockholders' equity and other requirements of the national securities exchanges. Securities on the OTC Bulletin Board are governed by the SEC and must report certain regulatory filings to maintain OTC status. The Pink Sheets trading system handles high-risk ventures and is not regulated by the SEC. Such alternatives are generally considered to be less efficient markets and not as broad as the Nasdaq National Market.

     If SR Telecom fails to maintain a Nasdaq listing for the shares of SR Telecom common stock, and no other exclusion from the definition of a "penny stock" under Rule 3a51-1 of the Securities Exchange Act of 1934, as amended, or Exchange Act, is available, then any broker engaging in a transaction in the shares of SR Telecom common stock would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market values of shares of SR Telecom common stock held in the customer's account. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the penny stock rules when engaging in transactions in the shares of SR Telecom common stock, they would become less willing to engage in transactions, thereby making it more difficult for the holders of shares of SR Telecom common stock to dispose of their shares.

 U.S. HOLDERS OF SHARES OF SR TELECOM COMMON STOCK MAY NOT BE ABLE TO PARTICIPATE IN OFFERINGS OF NEW SHARES.

     If the combined company issues rights to holders of its shares of common stock, U.S. holders may not be able to participate in any such offer of new shares to existing shareholders because of restrictions on the offer and sale of securities in the United States under U.S. securities laws and regulations. The combined company may decide not to include U.S. holders in such an offering, so as to avoid the cost and considerable effort involved in complying with the registration requirements in the United States. The combined company might instead decide to sell any rights which would otherwise be allocated to U.S. holders and distribute the cash to the U.S. holders instead. In this case, U.S. holders could be excluded from the opportunity to purchase additional shares of SR Telecom's common shares at favorable rates.

 AS A "FOREIGN PRIVATE ISSUER," SR TELECOM WILL BE EXEMPT FROM A NUMBER OF RULES UNDER THE SECURITIES EXCHANGE ACT AND, ACCORDINGLY IS PERMITTED TO FILE LESS INFORMATION WITH THE SEC THAN A COMPANY INCORPORATED IN THE UNITED STATES

     As a "foreign private issuer," SR Telecom will be exempt from rules under the U.S. Securities Exchange Act of 1934 that impose certain disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, SR Telecom's officers, directors and principal shareholders will be exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder with respect to their purchases and sales of shares of SR Telecom common stock. Moreover, SR Telecom will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, nor will it be required to comply with Regulation FD, which restricts the selective disclosure of material information. Accordingly, there may be less information concerning SR Telecom publicly available than there is for U.S. companies. Also, as discussed below, the combined company will be a Canadian company, which may permit it to use the multi-jurisdictional disclosure system, which will permit it to furnish its annual report on Form 40-F, which requires even less disclosure than the annual report on Form 20-F required of other foreign private issuers.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus includes "forward-looking statements" with respect to the merger and the financial condition, results of operations, plans, objectives, future performance and business of Netro, SR Telecom and the combined company, and other topics, which are usually identified by the use of words such as "will," "may," "anticipates," "believes," "estimates," "expects," "projects," "plans," "predicts," "continues," "intends," "should," "would," "likely" or similar expressions.

     These forward-looking statements reflect current views and expectations about the relevant company's plans, strategies and prospects, which are based on the information currently available and on current assumptions.

     Neither Netro nor SR Telecom can give any guarantee that these plans, intentions or expectations will be achieved. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those factors described in the "Risk Factors" section of this proxy statement/ prospectus, among others. In addition, events may occur in the future that neither Netro nor SR Telecom is able to accurately predict or control and that may cause actual results to differ materially from the expectations described in the forward-looking statements. Readers should not place undue reliance on the forward-looking statements included in this proxy statement/prospectus. These forward-looking statements speak only as of the date on which the statements were made. In evaluating forward-looking statements, you also should consider the other risks described from time to time in Netro's and SR Telecom's reports and documents filed with the SEC and Canadian provincial securities administrators.

     NEITHER SR TELECOM NOR NETRO ASSUMES ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

     Following the merger, SR Telecom expects to continue to be a "foreign private issuer" eligible to file reports under the Securities Exchange Act of 1934, or the Exchange Act, and may become eligible to use the multi-jurisdictional disclosure system 12 months after the consummation of the merger if the value of its outstanding public equity held by non-affiliates exceeds US$75 million. The multi-jurisdictional disclosure system facilitates cross-border offerings of securities and continuous reporting by specified Canadian issuers. The system permits eligible companies in the United States and Canada to offer securities in the other country using the disclosure documents meeting the regulatory requirements of their home country. As a corporation governed by the Canada Business Corporations Act and subject to reporting requirements of the various securities regulatory authorities in Canada, SR Telecom is required to prepare and file financial information in Canada under accounting principles generally accepted in Canada, or Canadian GAAP.

     Following the merger, SR Telecom expects to file with the SEC and various Canadian provincial securities administrators annual reports, including consolidated financial statements denominated in Canadian dollars and prepared in accordance with Canadian GAAP, which will include a reconciliation to accounting principles generally accepted in the United States, or U.S. GAAP.

                       NETRO SPECIAL STOCKHOLDER MEETING

GENERAL

     Netro's board of directors is furnishing this proxy statement/prospectus to holders of Netro common stock in connection with the solicitation of proxies by Netro's board of directors for use at the special meeting to be held on August
  , 2003 at 9:30 a.m., local time, for the following purposes:

     1. To consider and vote on the approval and adoption of the merger agreement by and among Netro, SR Telecom Inc. and Norway Acquisition Corporation dated as of March 27, 2003, as amended by Amendment No. 1 thereto dated as of May 5, 2003 and by Amendment No. 2 thereto dated as of July 17, 2003, pursuant to which Netro would merge with Norway Acquisition Corporation and would survive the merger as a wholly-owned subsidiary of SR Telecom.

     2. To transact any other business that properly comes before the special meeting or any adjournments, postponements or continuations thereof.

     This proxy statement/prospectus is being mailed to Netro stockholders on or
about August   , 2003. This proxy statement/prospectus is also being furnished to Netro stockholders as a prospectus in connection with the issuance by SR Telecom of shares of SR Telecom common stock as contemplated by the merger agreement.

DATE, TIME AND PLACE

     The special meeting will be held at the Westin Hotel, Bayshore Room, located at 5101 Great America Parkway, Santa Clara, California 95054 on August
  , 2003 at 9:30 a.m., local time.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, and any adjournment, postponement or continuation thereof, Netro stockholders will be asked to consider and vote upon the proposal described in this proxy statement/prospectus and any other business that properly comes before the special meeting or any adjournments, postponements or continuations thereof.

RECORD DATE

     Netro's board of directors has fixed the close of business on July 31, 2003, as the record date for determination of Netro stockholders entitled to notice of and to vote at the special meeting.

VOTING OF PROXIES

     Netro requests that its stockholders complete, date and sign the proxy card and promptly return it by mail in the accompanying envelope marked for this purpose in accordance with the instructions accompanying the proxy card. If your shares are held by a broker in "street name," your broker may vote the shares in respect of the merger only if you provide instructions on how to vote. Your broker will provide directions on how to instruct the broker to vote your shares. All properly signed and dated proxies that Netro receives prior to the vote at the special meeting, and that are not properly revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, "FOR" each of the merger proposal.

     Stockholders may revoke their proxies at any time prior to their use:

     - by delivering to the Secretary of Netro, 3860 N. First Street, San Jose, CA 95134, a signed notice of revocation or a duly executed proxy bearing a later date; or

     - by attending the special meeting and voting in person.

     Attendance at the special meeting does not in itself constitute the revocation of a proxy.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

     The required quorum for the transaction of business at the special meeting is the presence in person or by proxy of the holders of a majority of the shares of Netro common stock outstanding on the record date for the special meeting. Abstentions and broker non-votes each will be included in determining the number of shares voting at the special meeting for the purpose of determining the presence of a quorum. There must be a quorum for the special meeting to be held and action to be validly taken. If you submit a properly executed proxy card, even if you abstain from voting or if you withhold your vote with respect to the proposal, you will be considered present for purposes of a quorum. BECAUSE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF NETRO COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE MERGER PROPOSAL. IN ADDITION, THE FAILURE OF A NETRO STOCKHOLDER TO RETURN A PROXY OR TO VOTE IN PERSON IN FAVOR OF THE MERGER WILL HAVE THE EFFECT OF A VOTE AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. Brokers holding shares for beneficial owners cannot vote on the proposal to adopt the merger agreement and the merger without the owners' specific instructions. Accordingly, Netro stockholders are encouraged to return the enclosed proxy card marked to indicate their votes as described in the instructions accompanying the proxy card.

SOLICITATION OF PROXIES AND EXPENSES

     Netro and SR Telecom have retained the services of Innisfree M&A Incorporated to act as their solicitation agent in connection with the special meeting. Innisfree will distribute proxy solicitation materials to brokers, banks and other nominees and assist in the solicitation of proxies from holders of Netro common stock for a fee of US$8,500 plus US$5.50 for each telephone call that Innisfree is requested to make or receive. Innisfree will also be reimbursed for its reasonable out-of-pocket expenses. Innisfree has not incurred any expenditures to date in connection with the solicitation. Netro and SR Telecom will bear all of the specified expenses when incurred.

     The solicitation of proxies will be conducted by mail, telephone, facsimile and electronic transmission. Netro and SR Telecom may conduct further solicitation personally, telephonically, electronically or by facsimile through certain of their officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. Three Netro employees, including Gideon Ben-Efraim, Chairman and Chief Executive Officer, Sanjay Khare, Chief Financial Officer, and Jennifer Mar, Legal Assistant and Stock Administrator, will be involved in the solicitation of proxies in connection with the proposed acquisition. Four SR Telecom employees, including Pierre St-Arnaud, President and CEO, David L. Adams, Senior Vice President, Finance and CFO, Paul Goyette, Director of Communications, and Victoria Trim, Treasurer, will be involved in the solicitation of proxies in connection with the proposed acquisition.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO NETRO STOCKHOLDERS. ACCORDINGLY, NETRO STOCKHOLDERS ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY
STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE MARKED FOR THIS PURPOSE, AS DESCRIBED IN THE INSTRUCTIONS ACCOMPANYING THE PROXY CARD.

     Netro stockholders should not send any stock certificates with their proxy card. Instructions for the return of stock certificates will be sent by the exchange agent after the effectiveness of the merger if the merger is approved.

THE MERGER PROPOSAL

     Netro stockholders are being asked to approve and adopt the merger agreement and the merger, pursuant to which a wholly-owned subsidiary of SR Telecom will merge with and into Netro and Netro will become a wholly-owned subsidiary of SR Telecom.

     Aggregate Value to be Received by Netro Stockholders. If the merger is approved and the other conditions to the merger are satisfied or waived, Netro stockholders will be entitled to receive:

     - a cash dividend from Netro, the aggregate amount of which will be US$100 million; and

     - an aggregate of 41.5 million shares of SR Telecom common stock, to be later adjusted to take account of the proposed reverse stock split, in exchange for the outstanding shares of Netro common stock and the associated preferred stock purchase rights.

     Based on the closing price of SR Telecom common stock on the Toronto Stock Exchange on June 24, 2003, the aggregate value of shares of SR Telecom common stock to be issued to Netro stockholders is US$30.3 million. The value of the SR Telecom common stock will increase or decrease depending on fluctuations in the Canadian-to-U.S. dollar exchange rate and movements in SR Telecom's stock price. On the basis of the calculation provided above, the total value that Netro stockholders will receive as a result of the cash dividend and the merger is US$130.3 million. Based on the closing price of SR Telecom common stock on the Toronto Stock Exchange on March 26, 2003, the day preceding the announcement of the merger, the total value that Netro stockholders would receive as a result of the cash dividend and the merger was US$121.1 million.

     The cash dividend is to be segregated and set aside immediately prior to the effective time of the merger with respect to each share of Netro common stock outstanding on the record date for such cash dividend (which will be the closing date, as defined in the merger agreement) and distributed to the holders of such shares promptly following the effective time of the merger. The declaration and payment of the cash dividend is contingent on approval of the merger by Netro's stockholders and satisfaction or waiver of the other conditions to the merger. Netro will not pay the cash dividend if the merger is not consummated.

     Estimated Per Share Value to be Received by Netro Stockholders. The aggregate amount of the dividend and the shares of SR Telecom common stock will be allocated proportionally to each share of Netro common stock outstanding at the effective time of the merger. Each outstanding share of Netro common stock and the associated stock purchase right will be automatically converted into the right to receive SR Telecom common stock. In order to determine the per share value of the dividend and the SR Telecom common stock, you must do the following calculations:

     - For the per share dividend amount, divide US$100 million by the number of shares of Netro common stock outstanding at the effective time.

     - For the number of shares of SR Telecom common stock, divide 41.5 million by the number of shares of Netro common stock outstanding at the effective time. No fractional shares will be issued in connection with the merger. Any fraction equal to or higher than one-half will be rounded up to the next succeeding whole number and any fraction less than one-half will be rounded down.

     For example, assume there are 40,373,088 shares of Netro common stock outstanding at the effective time of the merger. This assumption is based on the shares of Netro common stock outstanding on June 16, 2003 and the number issued pursuant to Netro's 1999 Employee Stock Purchase Plan and the exercise of in-
the-money stock options prior to an assumed closing date of [August   ], 2003
based on the value of SR Telecom's common stock on June 24, 2003. Based on that number of outstanding shares, each share of Netro common stock would receive a cash dividend in the amount of US$2.48 and would be converted into the right to receive 1.0279 shares of SR Telecom common stock for a total per share value of US$3.23 per share based on SR Telecom's stock price and the corresponding exchange rate on that date. If you held 500 shares of Netro common stock, you would be entitled to receive US$1,238 and 513.95 shares of SR Telecom common stock. This would be rounded to 514 shares of SR Telecom common stock.

     This is merely an example. For a range of the various estimates of the number of Netro shares outstanding on the closing date based on a reasonable range of recent stock prices for shares of SR Telecom common stock, see page 42. If the number of Netro shares outstanding is greater or less than the number used in this example, the amount of the cash dividend and the number of shares of SR Telecom common stock received would be adjusted accordingly. In addition, these calculations do not take into account SR Telecom's proposed reverse stock split. The actual number of shares received by Netro stockholders will be reduced proportionately in accordance with the ratio established by the SR Telecom board of directors, which will be between 1:5 and 1:15.

     As of June 16, 2003, there were 39,026,650 shares of Netro common stock outstanding. Pursuant to the terms of Netro's 1999 Employee Stock Purchase Plan and the terms of the merger agreement, 70,348 shares of Netro common stock were issued on June 30, 2003. Additionally, between June 16, 2003 and the effective time, Netro may issue additional shares of common stock upon the exercise of outstanding stock options.

     Netro expects that holders of Netro stock options will exercise their stock options if the value of the cash dividend and the shares of SR Telecom common stock exceeds the exercise price of such options. At a minimum, options with exercise prices below the cash amount of the dividend will most likely be exercised. Options to purchase 450,766 shares have an exercise price below US$2.40 and will likely be exercised, as the cash dividend amount is expected to exceed that amount.

     Because many of the outstanding Netro stock options have exercise prices between US$2.90 and US$3.20 per share, small fluctuations in the value of the SR Telecom common stock or the U.S. dollar to Canadian dollar exchange rate could cause there to be significant fluctuations in the number of shares of Netro common stock issued upon the exercise of stock options. Some option holders may choose not to exercise if the difference between their exercise price and the value of the cash dividend and the shares of SR Telecom common stock is small or if they perceive risk in the shares of SR Telecom common stock retaining or increasing in value. Based on options outstanding as of June 16, 2003, the following table outlines the vested and exercisable stock options that would be outstanding as of July 31, 2003 at various prices:

                                                                   NUMBER OF
                                                                    VESTED
                                                                 OPTIONS AS OF
EXERCISE PRICES                                                  JULY 31, 2003
---------------                                                -----------------
                                                               (IN U.S. DOLLARS)
Below $2.40.................................................         450,766
$2.41 -- $2.50..............................................               0
$2.51 -- $2.60..............................................               0
$2.61 -- $2.70..............................................               0
$2.71 -- $2.80..............................................             145
$2.81 -- $2.90..............................................          13,124
$2.91 -- $3.00..............................................         448,840
$3.01 -- $3.10..............................................         363,215
$3.11 -- $3.20..............................................       1,034,637
$3.21 -- $3.30..............................................               0
$3.31 -- $3.40..............................................               0
$3.41 -- $3.50..............................................         316,459
$3.51 -- $4.00..............................................         299,648
$4.01 -- $4.50..............................................          96,404
Above $4.50.................................................       1,886,657
                                                                   ---------
     Total:.................................................       4,909,895
                                                                   =========

     To illustrate the range of per share values Netro stockholders can expect to receive, we have included the following table. The table shows on a per share basis the hypothetical amount Netro stockholders will receive as follows:

     - the U.S. dollar amount of the cash dividend;

     - the number of shares of SR Telecom common stock to be received in the merger;

     - the U.S. dollar value of the shares of SR Telecom common stock to be received in the merger; and

     - the aggregate U.S. dollar value of the cash dividend and the shares of SR Telecom common stock.

     The numbers shown in this table are hypothetical based upon a range of illustrative trading values for SR Telecom common stock. The table was prepared based on prices for shares of SR Telecom common stock ranging from US$0.35 to US$1.15, displayed in increments of US$0.10. This range was chosen because the low and high end of the range are within US$0.10 of the lowest and highest closing price of SR Telecom's common stock (after conversion to U.S. dollars) on the Toronto Stock Exchange from December 27, 2002, which was 90 days prior to the announcement of the merger, through June 16, 2003. During this period, the lowest price was US$0.37 on April 1, 2003, and the highest price was US$1.10 on June 13, 2003.

     For each assumed value of one share of SR Telecom common stock reflected in the table, the corresponding number of outstanding shares of Netro common stock as of July 31, 2003 reflects the approximate number of shares Netro expects to be outstanding on that date, based on the following items:

     - the number of shares outstanding as of June 16, 2003;

     - the number of shares subject to vested options as of July 31, 2003, and expected to be exercised, based on the exercise prices of such options and the aggregate per share value of the dividend and the shares of SR Telecom common stock; and

     - the number of shares issued pursuant to Netro's Employee Stock Purchase Plan on June 30, 2003.

     The value of the SR Telecom common stock will increase or decrease depending on the trading price of the SR Telecom common stock on the Toronto Stock Exchange and fluctuations in the Canadian-to-U.S. dollar exchange rate. These fluctuations in the value of the SR Telecom common stock could cause there to be significant fluctuations in the number of outstanding shares of Netro common stock at the effective time. However, because the table below assumes trading values of SR Telecom common stock after taking into account the conversion of values from Canadian-to-U.S. dollars, the numbers in the table would not be affected by changes in the Canadian-to-U.S. dollar exchange rate.

EXAMPLES OF TRADING VALUES   EXAMPLES OF OUTSTANDING                                 MARKET VALUE OF
    OF ONE SR TELECOM         NUMBER OF NETRO SHARES         CASH       NUMBER OF      SR TELECOM       AGGREGATE
     COMMON SHARE IN        ON JULY 31, 2003 BASED ON    DIVIDEND IN    SR TELECOM      SHARES IN        VALUE IN
       U.S. DOLLARS         TRADING VALUE OF SR SHARES   U.S. DOLLARS     SHARES      U.S. DOLLARS     U.S. DOLLARS
--------------------------  --------------------------   ------------   ----------   ---------------   ------------
          $0.35                     39,096,998             $2.5577        1.0615          $0.37           $2.93
          $0.45                     39,561,033             $2.5277        1.0490          $0.47           $3.00
          $0.55                     40,009,873             $2.4994        1.0372          $0.57           $3.07
          $0.65                     40,373,088             $2.4769        1.0279          $0.67           $3.15
          $0.75                     41,407,725             $2.4150        1.0022          $0.75           $3.17
          $0.85                     41,407,725             $2.4150        1.0022          $0.85           $3.27
          $0.95                     41,407,725             $2.4150        1.0022          $0.95           $3.37
          $1.05                     41,407,725             $2.4150        1.0022          $1.05           $3.47
          $1.15                     41,724,184             $2.3967        0.9946          $1.14           $3.54
          $1.25                     42.023,832             $2.3796        0.9875          $1.23           $3.61
          $1.35                     42,023,832             $2.3796        0.9875          $1.33           $3.71

     The number of Netro shares outstanding will depend on the value of SR Telecom shares and the Canadian-to-U.S. dollar exchange rate. The per share value to be received by Netro stockholders in the transaction increases as the per share value of the SR Telecom common stock increases. However, as the per share transaction value increases, the number of Netro stock options that are in-the-money and likely to be exercised also increases. As the number of Netro shares outstanding increases, this in turn decreases the amount of cash and number of SR Telecom shares that each Netro stockholder will receive on a per share basis.

     Given the uncertainty of the value of the SR Telecom common stock, you should consider the range of potential values when deciding whether to vote for the merger proposal. These examples merely illustrate possible ranges of the value of the SR Telecom common stock. Actual values could be higher or lower.

 REQUIRED VOTE

     As of the close of business on July 31, 2003, the record date for the
special meeting,                shares of Netro common stock were issued and
outstanding. The holders of a majority of the shares of Netro common stock outstanding must vote to approve and adopt the merger agreement and the merger in order for the merger agreement and the merger to be approved. The holders of a majority of the shares of Netro common stock entitled to vote must be present or represented by proxy at the special meeting in order to establish a quorum. Each Netro stockholder is entitled to one vote for each share of Netro common stock held.

     As of the record date for the special meeting, the directors and executive
officers of Netro and their affiliates beneficially owned                shares
of Netro common stock which represented approximately      % of the outstanding
Netro common stock. Executive officers and directors of Netro holding 3,399,678
shares of Netro common stock, or approximately      % of the outstanding shares
of Netro common stock as of July   , 2003 have agreed to vote those shares in
favor of approval and adoption of the merger agreement and the merger. All of the shares of Netro common stock held by directors and certain officers of Netro are subject to voting agreements, pursuant to which these directors and executive officers agreed, among other things, to vote, or cause to be voted, all of the shares of Netro common stock owned by them, as set forth in each voting and proxy agreement, as well as all shares of Netro common stock acquired by them, in favor of the approval and adoption of the merger agreement and the merger, and against any other extraordinary transaction, such as another merger.

 RECOMMENDATION OF NETRO'S BOARD OF DIRECTORS

AFTER CAREFUL CONSIDERATION, NETRO'S BOARD OF DIRECTORS UNANIMOUSLY (WITH MR. BEN-EFRAIM ABSTAINING) DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE NETRO STOCKHOLDERS, APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT NETRO STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

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

                                   THE MERGER

THE MERGER

     This section of this proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement. While SR Telecom and Netro believe that this description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read the entire merger agreement and the other documents referred to herein carefully and in their entirety for a more complete understanding of the merger.

     SR Telecom, Norway Acquisition Corporation and Netro entered into an agreement and plan of merger on March 27, 2003, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. The agreement and plan of merger was amended by amendment no. 1 thereto on May 5, 2003 and by amendment no. 2 thereto on July 17, 2003, copies of which are attached as Annex B-1 and Annex B-2 to this proxy statement/prospectus and are incorporated herein by reference.

BACKGROUND OF THE MERGER

     During the review of the Netro thirty-month operating plan, which took place in June and July of 2002, Netro's board of directors became concerned with the continuing losses of Netro and the continuing forecasted losses. As an outgrowth of this concern, Netro's board of directors instructed management to evaluate a variety of alternatives for improving the prospective financial return to Netro stockholders. Among the alternatives that were to be considered were:

     - restructuring Netro and maintaining both the AirStar and Angel product lines;

     - spinning off, selling or shutting down one of the two product lines and focusing Netro around the other product line only;

     - liquidating Netro; and

     - selling Netro in its entirety.

     In furtherance of this analysis, management retained an individual to aid it in preparing, and validating management assumptions underlying various financial projections and began conversations with Goldman, Sachs & Co., who had advised Netro in the past from time to time. Netro's board of directors also reviewed Netro's cash resources and possible uses of cash. After reviewing available alternatives, the board concluded that regardless of the ultimate strategy pursued by Netro, Netro had sufficient cash resources not only to pursue its strategy, but also to return a significant amount of capital to its stockholders. As a result, the board decided to return capital to its stockholders by conducting a tender offer for its shares of common stock in a process known as a "Dutch auction." In the tender offer made to all Netro stockholders on July 19, 2002, Netro offered to repurchase approximately 38% of its outstanding common stock at prices between US$3.50 and US$4.00 per share. Netro's board of directors expressly stated in the tender offer materials that it was not making any recommendation to its stockholders as to whether to accept Netro's tender offer, and the tender offer materials also provided that no directors or executive officers would participate. Netro engaged Goldman Sachs to act as dealer manager for the tender offer. The auction resulted in Netro's repurchase of approximately 38% of its then outstanding common stock in August 2002 at US$3.50 per share.

     On July 10, 2002, after Netro had commenced planning for its Dutch auction self-tender offer, Netro received an offer from Crosswind Partners to purchase all of the outstanding common shares of Netro for US$3.75 per share. Netro's management requested Crosswind to provide further information on Crosswind's identity, as well as assurances of financing commitments. In response, Crosswind's attorneys submitted a second letter, dated July 14, 2002, in which Crosswind offered to buy 100% of the assets of Netro through a newly formed corporation for a purchase price of US$225 million, or US$3.68 per share (as adjusted as of the closing on a dollar for dollar basis for any variance in Netro's net working capital from US$312 million, and as further reduced dollar-for-dollar for any accounts receivable not collected within 180 days of the closing), plus 15% of fully-diluted equity of the newly formed corporation. As of June 30, 2002, Netro's current assets plus long-term marketable securities, less its current liabilities, was approximately US$262.4 million. Based on

Netro's understanding of the net working capital adjustment in the Crosswind offer and Netro's June 30, 2002 balance sheet, Netro believed that the cash portion of the US$225 million Crosswind offer would be reduced by approximately US$49.6 million, or approximately US$0.81 per share to approximately US$2.87 per share. The July 14th offer was made subject to a number of conditions, including a material adverse change condition and a due diligence review, and the July 14th offer did not provide the requested information on Crosswind's identity or any assurances of Crosswind's ability to finance its offer. Crosswind did note an informal affiliation with Wyndcrest Holdings. At that time, however, no information regarding the identity of Wyndcrest or its financial standing was provided.

     The two Crosswind offers were considered by Netro's board of Directors on July 16, 2002, at the same board meeting at which the board considered Netro's Dutch auction self-tender offer. After extensively discussing its alternatives, the board determined to reject the two Crosswind offers due to its view that Netro's market sector held long term promise despite the current cyclical downturn, its belief that Netro's Airstar and Angel products were favorably positioned to meet customer demands, its view that the price offered by Crosswind did not reflect Netro's long-term value and the lack of information concerning Crosswind's identity and its ability to finance its offer. The board determined to proceed with the Dutch auction self-tender offer as an effective means of returning Netro's excess cash to those stockholders who had less belief than the board in the Angel and Airstar technology and products, while permitting those stockholders who believed in Netro's future to retain their Netro stock and, following completion of the self-tender offer, to hold a larger percentage of Netro's outstanding stock. The board noted that, because it was not recommending that stockholders tender or refrain from tendering their shares, the board was taking a consistent position in rejecting both of the Crosswind offers, and approving the Dutch auction self-tender offer. The board also noted that the minimum price in the Dutch auction was in excess of the amount offered by Crosswind after taking into account the US$0.81 deduction that would result from the working capital adjustment. The board did not retain financial advisors specifically with respect to the Crosswind offers because of the board's determination to proceed with Dutch auction self-tender, the price and uncertainties regarding the Crosswind offers discussed above, and because the board had not determined to sell Netro.

     The Crosswind July 10th and July 14th offers were both disclosed in Netro's tender offer materials with respect to its Dutch auction self-tender.

     On July 25, 2002 and August 2, 2002, Netro received two additional offers from Wyndcrest Holdings, LLC offering to purchase all of the outstanding shares of Netro for US$245.4 million (US$4.01 per share) and US$247 million (approximately US$4.04 per share), respectively. Both offers were presented as updates to the July 14, 2002 Crosswinds offer. As a result, Netro believed the offers continued to be subject to the working capital adjustments of the July 14, 2002 offer, which Netro estimated would have resulted in a reduction in purchase price of approximately US$0.81 per share. These Wyndcrest offers therefore appeared to be below the minimum price that Netro would be paying to purchase Netro shares in the Dutch auction tender offer. Both offers were conditioned on due diligence and did not contain any financing assurances or information concerning Wyndcrest's identity. At meetings held on July 29, 2002 and August 9, 2002, after discussion, the board rejected both Wyndcrest offers. The Netro board continued to remain neutral as to whether Netro stockholders should accept Netro's tender offer. The board did not retain a financial advisor specifically with respect to the Wyndcrest offers for the same reasons stated above with respect to the Crosswind offers. Both Wyndcrest offers were disclosed in amendments to Netro's tender offer materials with respect to its Dutch auction self-tender.

     Netro's sales for the quarter ending September 30, 2002 continued to be disappointing. In October 2002, Netro's board of directors met again and reviewed the financial implications of several scenarios related to the above alternatives, as prepared by management with the aid of a third-party consultant. After review and discussion, Netro's board of directors determined that, while certain of the alternatives were more attractive than others on their face, further analysis was required. As a result, the Netro board directed management to restructure Netro to reduce operating expenses as much as possible without jeopardizing any of the long-term strategic alternatives of the company. The Netro board determined that it would be advisable to conduct a formal and comprehensive review of strategic alternatives for Netro and that it would also be advisable to retain a financial advisor to assist Netro in this regard.

     In response to this direction, management reduced its headcount by over 100 employees, closed two international sales offices and engaged Goldman Sachs to conduct a formal review of strategic alternatives. On November 7, 2002, Netro publicly announced its reorganization and its intention to pursue strategic alternatives. Further, on November 20, 2002, Netro publicly announced that it had retained Goldman Sachs as its financial advisor. After review, analysis, preparation and consultation with management and legal counsel, Goldman Sachs began to solicit, on behalf of Netro, indications of interest from various targeted parties. During the course of its engagement, Goldman Sachs, on behalf of Netro, was in contact with a total of 38 prospective buyers, consisting principally of (1) communications equipment companies and technology companies known by Goldman Sachs or Netro to be interested in the wireless sector and with the financial ability to consummate a transaction, and (2) companies and financial buyers who had previously expressed an interest in acquiring Netro or one of its product lines, or who subsequently expressed interest in a transaction with Netro as a result of Netro's November 7 announcement that is was considering its strategic alternatives.

     In response to the November 7 announcement, as well as the efforts of Goldman Sachs, Netro received multiple expressions of interest regarding a potential transaction, including one publicly announced offer by Wyndcrest in November 2002 to acquire the company for approximately US$158 million, less deductions for cash utilized, employee severance and contingent liabilities. A second such contact was from SR Telecom to Netro by means of a phone call from Pierre St-Arnaud, President and Chief Executive Officer of SR Telecom, to Gideon Ben-Efraim, President and Chief Executive Officer of Netro, in which Mr. St-Arnaud expressed an interest in initiating discussions regarding a potential business combination between SR Telecom and Netro.

     Over the course of the weeks following the initiation of the strategic alternatives process, Netro and Goldman Sachs arranged for formal meetings with eight potential acquirors, including SR Telecom and Wyndcrest, who attended face to face exploratory meetings with Netro's management. At these meetings, each party presented an overview of their respective companies and the basic rationale for a transaction. Netro entered into confidentiality agreements with six parties, including SR Telecom and Wyndcrest, who expressed interest in pursuing a potential transaction. In the case of SR Telecom, the parties executed a confidentiality agreement on December 10, 2002 and on December 11, 2002 Mr. St-Arnaud, David L. Adams, SR Telecom's Chief Financial Officer and Senior Vice President, Finance, and Allan Klein, SR Telecom's Vice President, Technology, together with representatives of TD Securities Inc., SR Telecom's financial advisor, met with Gideon Ben-Efraim and Sanjay Khare, Netro's Chief Executive Officer and Chief Financial Officer, respectively, at the offices of Goldman Sachs in Menlo Park, California. Netro management was accompanied by representatives of Goldman Sachs.

     In order to facilitate the process of due diligence and bid solicitation, Netro conducted technical due diligence sessions with interested parties, including SR Telecom and Wyndcrest, through formal presentations by its engineering management at Netro's Redmond, Washington and San Jose, California facilities. As a part of this process, on January 13, 2003, Benoit Pinsonnault, SR Telecom's senior vice president for customer satisfaction and operations, Mike Morris, SR Telecom's senior vice president for strategic development and Mr. Klein visited Netro's Redmond, Washington research and development facility where they received a technical presentation on the Angel product line and also received a facility tour. Present for Netro were Mr. Khare, John Saw, Netro's Senior Vice President, Angel Engineering, Chaz Immendorf, Netro's Vice President, Angel Software Design, Arun Naidu, Netro's Vice President, Angel Radio and Hardware Design and Kerri Lewis, Netro's Director, Angel Operations. On January 14, 2003, Messrs. Morris and Klein continued their technical due diligence at Netro's corporate office in San Jose, California, where they reviewed technical details of Netro's AirStar product line. Present for Netro were Mr. Khare, Shlomo Yariv, Netro's Chief Operating Officer and James Hannigan, Netro's Vice President, AirStar Engineering. Mr. Yariv's employment was terminated pursuant to a reduction in force effective May 16, 2003. On January 17, 2002, Messrs. Ben-Efraim and St-Arnaud met in San Francisco, California, where they discussed the possible acquisition of Netro by SR Telecom and potential transaction structures, although specific terms were not discussed.

     By late January, six parties who had signed confidentiality agreements, including SR Telecom and Wyndcrest, progressed from receiving overview presentations to detailed technology due diligence presentations from Netro's engineering management staff as described above.

     On January 28, 2003, Netro's board of directors held a meeting at which management reviewed refined scenarios and alternatives for the company. In addition, Goldman Sachs provided the board of directors with an update of the process including profiles of the parties who continued to be active in the process. These profiles for publicly listed companies included publicly available information such as the parties' location, ticker symbol, headcount, equity market value and multiple of 2003 estimated revenues, enterprise value and multiple of 2003 estimated earnings, publicly held shares outstanding and trading volume. Goldman Sachs did not provide financial analyses with respect to potential transactions at this meeting. Based on the guidance of Netro's board, Netro management and Goldman Sachs initiated the next step in the process in which Goldman Sachs, on behalf of Netro, distributed a formal request for bids to acquire Netro. As part of this process, Goldman Sachs sent out forms of the merger agreement drafted by Davis Polk & Wardwell. At this time, Netro made available a data room at its facilities in San Jose, California that included material legal, financial and other documentation that would permit interested parties to make their bids for the company more definitive.

     Five of the parties who had progressed to this stage of the process elected to continue into this advanced due diligence stage, including SR Telecom and Wyndcrest. SR Telecom participated in the advanced due diligence phase of the process by sending a team of management personnel and advisors to Netro's San Jose, California and Redmond, Washington facilities during the week of February 3, 2003. In addition to members of the SR Telecom management team, also in attendance were representatives of Deloitte & Touche LLP, SR Telecom's independent auditors and representatives of Fasken Martineau DuMoulin LLP, SR Telecom's Canadian counsel. In addition to members of the Netro management team, representatives of Goldman Sachs were present at the due diligence review. These firms, along with Pillsbury Winthrop LLP, SR Telecom's U.S. legal counsel, continued their due diligence throughout the remainder of the process as materials became available from Netro.

     On February 21, 2003, three entities, including SR Telecom and Wyndcrest, delivered formal letters of intent to Netro outlining proposed terms for a potential business combination. The board of directors of Netro convened on the same day and management, in conjunction with representatives of Goldman Sachs, reviewed the various offers. At that time, management also reviewed alternative transactions (including acquisitions of Netro and liquidation of Netro), alternative transaction structures (including Netro's acquisition of one of the potential acquirors) and refinements to management's previous analysis of liquidation expenses and proceeds. Based on the direction of the board of directors, management and Goldman Sachs engaged in the process of soliciting increased offers and more attractive terms and conditions from the various bidders.

     On February 22, 2003, Messrs. St-Arnaud and Ben-Efraim met in San Francisco to discuss the status of the merger negotiations. As a result of those discussions, it was concluded that the negotiations and discussions between the parties could be furthered if Messrs. Adams and Khare were to confer. Messrs. Adams and Khare met in Montreal on February 24, 2003 to review the aggregate consideration as well as other, more minor, transaction points.

     Simultaneous to these meetings, members of Netro management and representatives of Goldman Sachs were soliciting amendments and modifications to the other offers that had been received as well as conducting further due diligence with the representatives of all of the various bidders. As a result of these efforts, Netro received revised offers from each of the prior three entities, including SR Telecom and Wyndcrest. In addition, Netro received an additional independent offer from a party who had been bidding in cooperation with Wyndcrest, but elected to also pursue an independent combination with the company.

     Included among these various offers were transactions that reflected all cash consideration as well as those that offered both cash and equity consideration. The Netro board of directors reconvened on March 3, 2003 to review the revised and updated offers and concluded that the revised offer by SR Telecom was more attractive than the other offers presented. The factors considered by Netro's board of directors in determining to approve the SR Telecom offer and determining that the SR Telecom offer was more attractive than the other three offers and the liquidation alternative are fully set forth in "The Merger -- Netro's Reasons for the Merger -- Factors Considered and Reasons for the Merger".

     In addition to these considerations, the board also concluded that the SR Telecom transaction was more likely to be completed on the proposed terms and in a timely manner than the other three offers. In particular the Wyndcrest offer was made in conjunction with an industry participant, who subsequently made an independent offer, and the joint offer contemplated material cash and other contributions from the industry participant. The board had significant concerns regarding the amount of due diligence to be carried out by the industry participant and the unclear level of coordination between Wyndcrest and the industry participant, which made the Wyndcrest offer less certain, and less attractive. In particular, the industry participant had not conducted technical, product or employee related due diligence in the same level of detail as that performed by other bidders. Furthermore, the industry participant had not conducted any financial due diligence. However, each succeeding bid from Wyndcrest and/or the industry participant implied a greater role for the industry participant in the proposed transaction than the original Wyndcrest proposal. As a result, Netro became concerned that the industry participant was making commitments without understanding the full implications of those commitments and that, once the industry participant fully understood the extent of its obligations, its financial and other support for the transaction might wane or disappear altogether. Furthermore, because the industry participant was, at turns, making independent proposals for Netro as well as bidding with Wyndcrest, it was not clear to what extent the two parties were committed to working together or against one another. In addition, the consideration being offered by Wyndcrest had declined significantly since the time of its public offer for Netro and showed signs of potential further decline. Wyndcrest's first bid after conducting due diligence was approximately 33% lower than its publicly announced bid in November 2002. After negotiation, Wyndcrest did increase its offer, however, it remained approximately 22% lower than its original, publicly announced bid. Because the bid was contingent on certain working capital and cash-related conditions to closing, the board of directors of Netro believed that if Netro had pursued this transaction, there was a material risk that the consideration would have been reduced further to account for these cash and working capital adjustments. As a result of their deliberations, the Netro board of directors authorized management to enter into an exclusive negotiating period with SR Telecom for a period ending on March 14, 2003. The board of directors of Netro also provided management with guidance on its due diligence on SR Telecom, highlighting key areas of inquiry.

     During the first two weeks of March, the companies negotiated their merger agreement and Netro conducted business, financial, accounting and legal due diligence on SR Telecom. On March 10, Mr. Ben-Efraim and Mr. St-Arnaud met in Montreal, at which time they discussed the role Mr. Ben-Efraim might play in the continuing organization. On March 11, 2003 Mr. Ben-Efraim was joined in Montreal by Mr. Khare and representatives of Goldman Sachs and Davis Polk & Wardwell in order for Netro to conduct detailed due diligence on SR Telecom. Presentations by various members of SR Telecom management to Netro management and its advisors continued on March 11 and 12, 2003. Davies Ward Phillips & Vineberg LLP, Canadian counsel to Netro, and Davis Polk & Wardwell also conducted legal due diligence on SR Telecom at a data room located at SR Telecom's headquarters on March 11 and 12, 2003. These firms had initiated legal due diligence at the beginning of March and continued their due diligence throughout the remainder of the process as materials became available from SR Telecom. PricewaterhouseCoopers LLP also conducted accounting due diligence at SR Telecom's headquarters on March 10, 11 and 12, 2003.

     On March 10, 2003, SR Telecom's legal counsel circulated a draft merger agreement to Netro and its advisors. On March 14, 2003, members of management of both Netro and SR Telecom met in the Palo Alto, California offices of Pillsbury Winthrop, along with each company's legal and financial advisors, to negotiate the merger agreement.

     On March 15, 2003, Netro's board of directors again met to consider the merger. In addition to Netro management, representatives of Goldman Sachs and Davis Polk & Wardwell reported to Netro's board on the status of the agreement and key issues in the merger agreement, including restrictions on Netro's conduct of business between signing and closing, employee severance, stock options, events of termination and termination fees, conditions to closing, the ability of Netro's board to change its recommendation and Netro's non-solicitation covenant and fiduciary out, and other open items that were still pending, including engaging an advisor to assist the board in its duties and obligations relating to the cash dividend, customer issues, Netro's cash balances at closing and completion of accounting and management due diligence.

Messrs. St-Arnaud and Adams also made a presentation to Netro's board of directors at this meeting in order to provide them with an overview of SR Telecom and the prospects for the combined company. Mr. St-Arnaud also disclosed that SR Telecom had agreed, upon effectiveness of the merger, to hire Mr. Ben-Efraim through the assumption of, and under the same terms provided in, Mr. Ben-Efraim's present contracts with Netro. He indicated that SR Telecom was willing to have the Netro board designate one of their members to be elected to the SR Telecom board and indicated that Mr. Ben-Efraim would be acceptable to SR Telecom as Netro's designated director. A representative of TD Securities, financial advisor to SR Telecom, also joined the meeting by teleconference and discussed the capital markets for SR Telecom's securities, described recent trading patterns of SR Telecom's stock and public debentures and the anticipated impact of the proposed acquisition on the trading of SR Telecom's equity securities in the capital markets. After SR Telecom officers and advisors had left the meeting, Netro's board was also informed of a revised offer which had been received from Wyndcrest after Netro had already entered into its agreement regarding an exclusive negotiating period pursuant to the Netro board's instructions on March 3, 2003. The board agreed that, in view of the progress made in discussions with SR Telecom to date, and in view of the board's continuing concerns which were not addressed by the new offer concerning Wyndcrest and Wyndcrest's ability to consummate a transaction on the terms proposed and in a timely manner, the board determined to continue its negotiations with SR Telecom on an exclusive basis through March 24, 2002. Davis Polk & Wardwell then advised the board of the requirements imposed by Delaware law and by federal and state solvency laws in connection with the declaration and payment of a cash dividend, as proposed by the terms of the draft merger agreement with SR Telecom. Management and the board discussed their duties and their due diligence in connection with these legal requirements and concluded that, in addition to their own review and conclusions, it would be prudent to engage an independent third party to review Netro's ability to comply with such legal requirements in connection with the proposed cash dividend. As a result, Netro's board of directors directed management to continue negotiations with SR Telecom, including their due diligence investigations, authorized management to engage American Appraisal Associates to aid the board in its duties and obligations in connection with declaring and paying a cash dividend and also authorized management to extend the exclusive negotiation period with SR Telecom.

     Mr. Khare and a representative of American Appraisal Associates traveled to Montreal for meetings with Mr. Adams on March 17 and March 18 to continue financial due diligence and negotiations of the potential transaction, as well as to aid American Appraisal Associates in its review of SR Telecom's business, financial position, results of operations and projections for the combined company. A representative of American Appraisal Associates also reviewed Netro's business, financial position and results of operations and conversed with Mr. Khare by telephone and e-mail at various times over the next 10 days. From March 17 through March 27, 2003 representatives from SR Telecom, Netro and their respective financial and legal advisors exchanged comments on the draft agreement and plan of merger and participated in a series of conference calls during which they resolved many of the remaining open issues and exchanged and reviewed further draft language for the merger agreement. All other open issues and items in the merger agreement were discussed and resolved during this period. These items included details of the dividend and merger mechanics, tax consequences of the merger, representations and warranties, a right of first negotiation on Netro's technology, conditions to closing, events of termination and termination fees, restrictions on Netro's conduct of business between signing to closing, directors and officers insurance and Netro's non-solicitation covenant and fiduciary out.

     On March 25, 2003, SR Telecom's board of directors met to review the status of the transaction, during which the directors of SR Telecom participated in an active discussion and review of the significant issues that had arisen in connection with the proposed transaction. SR Telecom's financial and legal advisors also participated in this meeting. The results of SR Telecom's due diligence investigation of Netro were discussed. SR Telecom's board of directors unanimously approved the transaction subject to confirmation of the views that had been expressed by its financial advisors, the resolution of a number of specified business issues and the finalization of definitive merger documentation in a form satisfactory to Messrs. Pierre St-Arnaud and David L. Adams.

     Also on March 25, 2003, Netro held a board meeting to consider the merger agreement and the merger at which Netro's financial advisor, Goldman Sachs, made a presentation and described the opinion that Goldman Sachs would be prepared to deliver upon review of the definitive merger agreement to be entered into in connection with the transaction, assuming that the definitive merger agreement did not differ materially from the draft merger agreement reviewed by Goldman Sachs. At the meeting, at which all directors of Netro were present, Davis Polk & Wardwell, counsel to Netro, described the proposed terms of the merger agreement and the merger to Netro's board of directors. The significant issues in the merger agreement discussed by the board included the conditions to closing, events of termination and termination fees and restrictions on Netro's conduct of business between signing and closing. Mr. Khare and PricewaterhouseCoopers LLP also discussed with the Netro board of directors the accounting due diligence conducted on SR Telecom. Angelo Bracaglia, the Deloitte & Touche LLP audit partner on the SR Telecom account, and other representatives of Deloitte & Touche LLP joined a portion of the meeting by teleconference and provided Netro's board with a history of their relationship with SR Telecom, SR Telecom's policies, practices, internal controls, management and other due diligence items. American Appraisal Associates also presented orally its preliminary opinion that, based on the information known to it and on the factors and assumptions described in the preliminary written opinion included as Annex C-2 to this proxy statement/prospectus, Netro and the combined company would pass the solvency and capital surplus tests, as defined in the preliminary opinion, provided that certain conditions were satisfied. At the conclusion of this meeting, following an extensive discussion and numerous questions from Netro's board, the members of Netro's board of directors present at the meeting voted unanimously (with Mr. Ben-Efraim abstaining) to approve the merger agreement and the merger, subject to Netro management's ability to positively conclude negotiations on certain key terms and also subject to the receipt of a final opinion as to fairness from a financial point of view from Goldman Sachs and the receipt of a written preliminary opinion from American Appraisal Associates as to the capital surplus and solvency analysis tests discussed at the meeting.

     Negotiation of the merger agreement continued over the next two days. The key terms remaining open after the board meetings on March 25, 2003 involved termination fees and restrictions on Netro's conduct of business between signing and closing. On March 26, 2003, American Appraisal Associates delivered the preliminary opinion described above and elsewhere in this proxy statement/prospectus to Netro's board of directors. On March 27, 2003, Goldman Sachs delivered its oral opinion, subsequently confirmed in writing, to Netro's board of directors that, as of that date and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by holders of Netro's common stock pursuant to the merger agreement and the dividend in the aggregate amount of US$100 million to be declared on Netro's common stock as contemplated under the merger agreement, in the aggregate, are fair from a financial point of view to such holders. On the same day, prior to the opening of trading for the Netro common stock on the Nasdaq National Market and the SR Telecom common stock on the Toronto Stock Exchange (after receipt of the oral opinion from Goldman Sachs), Netro, SR Telecom and Norway Acquisition Corporation, SR Telecom's wholly-owned subsidiary, signed the merger agreement. The voting agreements were also executed and delivered contemporaneously with the execution and delivery of the merger agreement. Netro also amended its stockholder rights agreement on that day to exempt SR Telecom from the definition of "Acquiring Person" with respect to the proposed merger, the merger agreement and the voting agreements. Netro and SR Telecom then announced the merger agreement through a joint press release, and on the morning of March 27, 2003, their management teams conducted a joint conference call about the transaction that was open to the public.

     On May 1, 2003, Netro and SR Telecom discussed simplifying the structure of the merger consideration such that all of the issued and outstanding shares of Netro common stock would be converted into the right to receive consideration in the form of shares of SR Telecom common stock in lieu of American Depositary Shares representing shares of SR Telecom common stock. On May 5, 2003, after receiving the necessary board authorization, Netro and SR Telecom executed and delivered amendment no. 1 to the merger agreement which reflects that structure.

     On June 23, 2003, Netro and SR Telecom discussed SR Telecom's intention to enter into an agreement with an agent for a private placement on a best efforts basis of SR Telecom units, each unit consisting of one

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share of SR Telecom common stock and one-half of one common stock purchase warrant (each whole common stock purchase warrant entitles the holder to acquire one share of SR Telecom common stock at a price of CDN$1.00 per share until July 18, 2008). On July 17, 2003, after receiving the necessary board authorization, Netro and SR Telecom executed and delivered amendment no. 2 to the merger agreement, which authorizes the private placement of 5,280,000 units at CDN$0.85 per unit for aggregate net proceeds of CDN$4,220,800.

SR TELECOM'S REASONS FOR THE MERGER

 SR TELECOM'S STRATEGIC INITIATIVES

     SR Telecom has regularly evaluated different strategies to improve its competitive position and enhance stockholder value, including opportunities for combinations with or acquisitions of other companies or their assets, possible partnerships or alliances and other significant transactions. A key goal in this approach has been to improve SR Telecom's financial position by seeking acquisition targets that could improve its cash position and balance sheet.

     In 2001, SR Telecom began to implement a strategy designed to substantially advance its standing in the global telecommunications marketplace. With this goal in mind, SR Telecom has taken advantage of the restructuring in the global telecommunications industry by seeking to broaden its product selection through acquisition. SR Telecom's management believes that this strategy is central to the future growth of SR Telecom. In September 2001, SR Telecom acquired the assets of Lucent Technologies' wireless access solutions business unit, which greatly enhanced SR Telecom's presence in Europe and other countries where SR Telecom historically had little presence. In March 2002, SR Telecom acquired the assets related to Nera Telecommunications Inc.'s Velocity 2000 product line in order to position SR Telecom to expand into the U.S. market. In early 2003, SR Telecom acquired from the receiver in bankruptcy of Comdev Broadband Inc. the assets and intellectual property related to Comdev's CDMA2000 1xEV-DO product line. These products enable SR Telecom to provide broadband data services to residential and small and medium-sized enterprises located in underserved areas.

     In the context of a consolidating market place, SR Telecom was of the view that a number of additional opportunities existed to acquire telecommunications technologies and products, especially in point-to-multipoint fixed wireless products. SR Telecom's strategy was to be able to deliver end-to-end broadband wireless solutions that would provide new applications and a range of new services and solutions to SR Telecom's existing customer base, a range of new services and solutions and to address market opportunities that extend beyond its traditional business.

     In its strategic review, SR Telecom had identified several classes of solutions for which SR Telecom believed there was substantial demand among its existing customer base, and had considered a number of existing vendors of these applications as possible acquisition candidates. Due to the recent allocations of 3.5 GHz licenses for voice in Europe, China and Brazil, new solutions were being required to serve these markets, solutions which SR Telecom did not have. In addition, SR Telecom's strategy is to increase its market into urban markets with licensed frequencies in the low (1.9 to 3.5 GHz range) and the high (10 to 39 GHz range) frequencies where there is a demand for high speed data communications and toll quality voice services.

     SR Telecom identified a number of vendors of broadband wireless solutions which would fit into SR Telecom's strategy and considered Netro to be the most attractive candidate because of Netro's Angel product, which is the first commercially developed carrier-class, non-line of sight system using OFDM, or orthogonal frequency division multiplexing, a communication technique whereby a single high-speed data stream is divided into many low bit-rate streams, which are then transmitted simultaneously over multiple radio carriers, with one low bit-rate stream per carrier. This ensures optimal coverage, capacity and cost for toll-quality voice and scalable high-speed data applications. Coupled with SR Telecom's current product line and distribution network, SR Telecom believed that the acquisition of Netro would enable SR Telecom to deploy and provision revenue-generating broadband technology solutions to service providers around the world.
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

     An important element of SR Telecom's strategy is the pursuit of acquisitions of companies, product lines and assets that are complementary to its business and that will contribute to the long-term growth of the company. SR Telecom seeks, through selective acquisitions in the fixed wireless access telecommunication segment to leverage its distribution network by widening its product offering and increasing market opportunities. SR Telecom has typically increased its product portfolio through the acquisition of complementary wireless access solutions or "in-progress" research and development programs. SR Telecom's board of directors has determined that the terms of the merger are fair to, and in the best interests of, SR Telecom and its shareholders. Accordingly, SR Telecom's board of directors has approved the merger agreement and the consummation of the merger. In reaching its decision, SR Telecom's board of directors identified several potential benefits to the merger, including the following:

     - Expanding SR Telecom's offering of fixed wireless access solutions. SR Telecom believes there is substantial demand, both from its current customer base, and among potential new customers, for solutions to provide value-added service capabilities. Netro's solutions provide SR Telecom with a broadband wireless access solution that complements SR Telecom's product portfolio by adding the Angel product line, which functions in the 1.9 to 3.5 GHz range, and Airstar, which functions in the 3.5 to 28 GHZ range. The merger would permit SR Telecom to provide products to customers that would make broadband data and high-speed Internet access deployable in areas where wireline technologies are currently not economically viable or efficient. These products will help enable SR Telecom to meet the demands of its customers around the world, promote customer loyalty and create opportunities for incremental revenue growth from new and existing customers. SR Telecom also believes that Netro's product offering will enable SR Telecom to be among a select group of suppliers who offer products to each of the fixed wireless access, wireless local loop and broadband fixed wireless access markets. SR Telecom's view is that the merger would give SR Telecom the opportunity to pursue new opportunities, which would otherwise not be available to it.

     - Realizing incremental revenue generation opportunities and cost savings. SR Telecom believes that the proposed merger presents significant opportunities to generate additional revenue through its international network and for expense synergies. SR Telecom expects to realize revenue opportunities over time as SR Telecom introduces Netro's products and technologies to SR Telecom's installed customer base and also markets its own products and turnkey services and solutions to Netro's customer base. The revenue from these incremental sales might not be made by either company in the absence of the merger. SR Telecom believes that its cost structure is lower than that of Netro, and accordingly that the gross margins resulting from sales of Netro's products should be higher than Netro's historical gross margins. SR Telecom also believes that potential exists for expense reduction synergies as a result of the proposed merger. In particular, SR Telecom expects to reduce staffing at Netro where appropriate to eliminate duplicative functions or expense. These reductions are expected to occur throughout most functional areas within Netro's operations. SR Telecom also expects to significantly reduce or eliminate expenses associated with Netro operating independently as a public company, including legal, accounting, investor relations and insurance expense. SR Telecom plans to consolidate facilities where appropriate and to reduce Netro's rent expense. The parties also expect to consolidate sales and marketing programs to focus on SR Telecom's large customer base and eliminate duplicative efforts and expense. As a result of these anticipated synergies, SR Telecom believes that the business opportunities available to the two companies combined will be greater than those available to the two companies operating separately.

     - Strengthening SR Telecom's balance sheet. SR Telecom believes the merger with Netro will improve the consolidated financial position of the combined company following the payment of Netro's US$100 million cash dividend and the merger, due to cash that Netro will hold after the payment of the cash dividend and the unencumbered nature of its assets. SR Telecom expects that immediately following the merger, the combined company will have approximately CDN$20 million in cash from Netro available to fund other activities, provided that the combined company does not incur any additional contingent liabilities from Netro beyond those for which provision has been made.

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

     SR Telecom's board of directors also identified and considered a variety of potential negative factors in its deliberations concerning the merger, including, but not limited to:

     - the risk to SR Telecom's stockholders that the value to be received by Netro's stockholders in the merger could increase significantly due to the nature of the exchange ratio;

     - the risk that the potential benefits sought in the merger might not be fully realized; and

     - the possibility that the merger might not be consummated.

     Other factors considered by SR Telecom's board of directors in its deliberations included:

     - historical market prices, trading multiples, recent trading activity and trading ranges of Netro's common stock and SR Telecom's common stock;

     - SR Telecom's management's view of the financial condition, results of operations, businesses and prospects of the combined company after giving effect to the merger; and

     - the terms and conditions of the merger agreement and the company voting agreements and the percentage of Netro's common stock represented by the stockholders who signed the voting agreements.

     After due consideration, SR Telecom's board of directors believed that the overall risks associated with the proposed merger were outweighed by the potential benefits of the merger. SR Telecom's board of directors does not intend the foregoing discussion of information and factors to be exhaustive but believes the discussion to include the material factors that it considered. In view of the complexity and wide variety of information and factors, both positive and negative, that it considered, SR Telecom's board of directors did not find it practical to quantify or otherwise assign relative or specific weights to the factors considered. However, after taking into consideration all of the factors set forth above, SR Telecom's board of directors concluded that the merger agreement and merger were fair to, and in the best interests of, SR Telecom and its stockholders and that SR Telecom should proceed with the merger.

NETRO'S REASONS FOR THE MERGER

 REVIEW OF NETRO'S STRATEGIC ALTERNATIVES

     Netro's decision to pursue a merger with SR Telecom arose after Netro's extensive and continual evaluation of its business and prospects over the past two years.

     Prior to 2001, Netro's principal business involved the sale of its AirStar point-to-multipoint wireless networking equipment to system integrators, such as Lucent, who resold Netro's equipment together with their own equipment and systems integration and installation services. The principal customers for these products and services were emerging competitive local exchange carriers, which were founded in response to the worldwide trend towards deregulation. In 2001, due in large part to the limited access to the capital markets of telecommunications service providers -- and in particular competitive local exchange carriers -- and the corresponding decrease in spending by these service providers, Netro's revenues declined sharply from the previous year. In response to the change in its customer relationships and declining revenues, Netro embarked on a three-pronged strategy to:

     - develop a direct sales and customer service organization that would eliminate reliance on third-party systems integrators, such as Lucent;

     - focus selling and marketing efforts on incumbent local exchange carriers and mobile service providers, primarily outside the United States and Canada; and

     - modify and expand its product portfolio to directly target incumbent local exchange carriers and mobile service providers.

     In the summer of 2001, Netro identified the category of wireless local loop products that could be deployed internationally as being an additional product line that would complement its existing AirStar

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

product line and also be attractive to incumbent local exchange carriers. After reviewing other available alternatives and acquisitions, Netro decided to pursue an acquisition of the Angel technology which had been developed by AT&T Wireless because it was the most advanced, field proven technology for wireless local loop applications available. Netro purchased the Angel assets in February 2002 and immediately embarked on the process of modifying the Angel platform for international sales. The modification was completed later in 2002 and Netro began marketing the Angel product in international locations.

     Notwithstanding the significant investments in additional product lines, after several months of marketing and sales effort and due to the significant weakening of the telecommunications markets, Netro concluded that substantial cash would have to be expended to establish a worldwide sales, commissioning and service force that was sufficiently large to be satisfactory to incumbent local exchange carriers and mobile service providers. As a result, Netro concluded that the best course of action was to investigate opportunities to sell Netro and to evaluate any such opportunities against the dissolution of its business and the return of Netro's capital to its stockholders. Goldman, Sachs & Co. was engaged in October 2002 to assist Netro in identifying potential acquirers.

     As part of the sale process, Goldman Sachs contacted 38 potential buyers. Confidentiality agreements were signed with six potential buyers, some of whom conducted due diligence on Netro. In response to the auction process conducted by Goldman Sachs, Netro received non-binding offers from four potential buyers, including SR Telecom. The offer presented by SR Telecom, after negotiation, involved a US$100 million cash dividend issued by Netro followed by a stock-for-stock merger with SR Telecom, with Netro stockholders receiving shares of SR Telecom common stock representing approximately 43% (not taking into account SR Telecom's subsequent private placement) of the combined company, all as described in detail in other sections of this proxy statement/prospectus.

     The board of directors of Netro agreed to the merger of Netro and SR Telecom after Netro's management and advisors conducted extensive business, financial and legal due diligence, the Board considered the results of such due diligence and weighed the potential benefits and risks of a transaction with SR Telecom versus the potential benefits and risks associated with the dissolution of Netro.

 FACTORS CONSIDERED AND REASONS FOR THE MERGER

     In reaching a decision to recommend and approve the transaction with SR Telecom, including the cash dividend, Netro's board of directors relied on its knowledge of Netro's business and the telecommunications market, information provided by Netro's officers and the advice of its advisors. All of the material factors considered by Netro's board of directors in its deliberations concerning the merger and all of the material reasons that Netro's board of directors had for voting in favor of the merger with SR Telecom, are set forth below.

     The Most Attractive Alternative. The SR Telecom offer was more attractive than the other offers received and than the other alternatives available to Netro, in terms of the form and amount of consideration to Netro stockholders, the timing of consideration being available to Netro stockholders and the structure and certainty of completion. The board considered the following in coming to this conclusion:

     - the US$100 million cash dividend together with the merger consideration offered by SR Telecom was greater than or substantially equivalent to the total consideration offered by any other bidders based on the average price of SR Telecom common stock for the 90 calendar day period immediately preceding the announcement of the proposed transaction;

     - based on Netro's per share closing price of US$2.43 on March 26, 2003, the last trading day before the public announcement of the transaction with SR Telecom, the consideration to be paid to the Netro stockholders (after giving effect to the exercise of in-the-money stock options) represented an approximate premium of 25% over the trading price of the shares;

     - Goldman Sachs' presentation of its proposed fairness opinion, that as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by holders of Netro's common stock pursuant to the merger agreement and the cash dividend
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

       in the aggregate amount of US$100 million to be declared on Netro's common stock as contemplated under the merger agreement, in the aggregate, are fair from a financial point of view to such holders;

     - American Appraisal Associates' preliminary opinion that, based on the information known to it and on the factors and assumptions described in the opinion, Netro and the combined company would pass the solvency and capital surplus tests, as applicable, set forth in the opinion if the US$100 million dividend is paid and the merger is completed as contemplated by the merger agreement;

     - the cash dividend followed by the merger will allow Netro's stockholders to receive immediate liquidity in an amount per share in excess of Netro's closing price on the date preceding the expected signing date for the merger agreement, as well as a meaningful opportunity to participate in the growth and success of the combined company through ownership of approximately 43% (not taking into account SR Telecom's subsequent private placement) of the combined company's stock (as of March 27,
       2003);

     - the cash dividend to be paid to Netro's stockholders is greater than the amount the board estimated would be able to be distributed immediately if Netro were to enter into a plan of dissolution and liquidation and was greater than the price per share at which the Netro common stock was trading at the time of the execution of the merger agreement;

     - prior to the expected signing date of the merger agreement, the net present value of the SR Telecom offer exceeded the expected net present value (based on management estimates) of all proceeds to be received by Netro stockholders in a dissolution, taking into account the amount, timing and uncertainties associated with the return of Netro's capital to Netro stockholders if Netro were dissolved;

     - the sale of the entire company and continuity of its assets and liabilities is preferable to the piecemeal sale of Netro assets in liquidation because certain liabilities that would arise in a liquidation can be avoided by a sale of the entire company; and

     - the Netro board's stated belief that, with the assistance of Goldman Sachs, Netro had conducted an extensive auction process in the course of which Netro and Goldman Sachs were in contact with 38 potential bidders on behalf of Netro and that the SR Telecom offer was the most attractive alternative for Netro stockholders resulting from the process and the merger agreement enabled the Netro board to consider and recommend other offers (subject to the payment of a breakup fee) if a subsequent bid were made for Netro which provided superior terms.

     Strategic Advantages of the Merger. Based on estimates of future financial results and the pro forma financial position of the combined company, both Netro and SR Telecom believed that the merger would have a positive impact on the business, operations and financial results of the two companies. Specifically, the two companies believed in light of historical information concerning the business, financial performance and condition, market opportunity and position, technology and management of Netro and SR Telecom that the following factors would have a positive effect on the businesses:

     - Netro's AirStar and Angel products are complementary to SR Telecom's products and will provide the combined company with opportunities for cross selling;

     - SR Telecom's history of sales to incumbent local exchange carriers around the globe who are target customers for Netro's products could strengthen the businesses of both companies after the merger;

     - SR Telecom's worldwide sales, commissioning, installation and service organization, which is of the kind that Netro was unable to independently develop, will be attractive to Netro's target incumbent local exchange carrier and mobile service provider customers;

     - SR Telecom's continued success with maintaining long historical customer relationships in a difficult economic environment, as shown by its solid backlog, evidenced SR Telecom's management team's ability to position the combined company for future success; and

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

     - Netro's stockholders would be able to share in the future success of the combined company through their 43% (not taking into account SR Telecom's subsequent private placement) ownership of the combined company.

     Impact on Netro Customers and Employees. The board believed that Netro's customers would be better served by the combined company because SR Telecom's worldwide sales, commissioning, installation and service organization, which Netro was unable to develop independently, would be attractive to Netro's current and potential customers. Furthermore, the breadth of products offered by the combined company would enable customers to use a one-stop-shop purchasing strategy for all of their wireless access needs.

     The board also evaluated the impact of the proposed merger on Netro's employees and determined that although most Netro employees would be terminated in connection with the merger, more employees would retain their jobs in the proposed transaction with SR Telecom than in the other alternatives available to Netro and adequate severance would be provided to terminated employees to alleviate the impact of the terminations.

     Risks of the Proposed Transaction. A number of risks were also considered by the board in conjunction with its advisors in the course of legal, accounting and business due diligence and during the negotiation of the merger agreement. The board considered each of the following material risks, which were known to it:

     - the debt obligations and other liabilities of the combined company and the risk that the combined company may not be able to meet, defer or refinance such obligations and liabilities in the future;

     - the low trading prices and volatility of the two companies' shares of common stock and the risk that because the number of shares of SR Telecom common stock to be issued in the merger is fixed, Netro stockholders may receive less merger consideration than the board anticipated;

     - the risks faced by Netro stockholders associated with owning equity which is primarily traded outside of the United States;

     - the risk that the SR Telecom transaction is not completed, in which case Netro may be required to pay a break-up fee equal to as much as US$6 million plus expenses, which might reduce the amount a subsequent bidder would be willing to pay to acquire Netro;

     - the risk that the merger with SR Telecom might not be completed, including the possible exercise of termination rights by SR Telecom under the merger agreement or Netro's failure to satisfy certain closing conditions, even if the merger is approved by Netro's stockholders; and

     - other risks described in this proxy statement/prospectus in the section entitled "Risk Factors".

     Comparison to Net Asset Value. Netro's board of directors also considered the fact that the aggregate consideration offered by SR Telecom was less than the net asset value of Netro as shown on Netro's balance sheet dated March 31, 2003. Netro's board concluded, however, that the consideration being offered was nonetheless fair in light of the fact that (a) notwithstanding the extensive process that Netro engaged in with the assistance of Goldman Sachs, no other company was willing to make an offer for Netro that exceeded the offer of SR Telecom, (b) the value of the liabilities on Netro's balance sheet do not include significant costs associated with a restructuring or liquidation of Netro, such as termination of Netro's real estate lease obligations or the severance costs associated with terminating excess Netro employees, which are properly excluded as liabilities from the Netro balance sheet, (c) the outcome of litigation to which Netro is subject is inherently uncertain, and (d) Netro's net asset value continues to decrease from quarter to quarter resulting from expenditures of cash in operations. As a result of these factors, the value of offers from potential acquirors who contemplated liquidating Netro, and Netro's own estimates of the proceeds from a potential liquidation, were all less than the net asset value of Netro as of March 31, 2003, even assuming the complete liquidation process could have been commenced on March 31, 2003. Although the companies proposing to acquire Netro as a continuing business such as SR Telecom, would be able to avoid triggering certain liabilities that would be a direct result of a decision to liquidate, they nonetheless would be affected by the continuing expenditure of cash pending the consummation of a transaction, the significant costs associated with restructuring and integration and the inherent uncertainty of litigation to which Netro is subject.
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     Comparison to Liquidation.  The board of directors also considered the proposed transaction in comparison to a liquidation of Netro and distribution of assets. According to management's estimates, if the liquidation process were initiated on March 31, 2003, the reasonable range of liquidation values for Netro would have been between US$94.7 million and US$146.9 million with the expected value of approximately US$122.9 million. Based on legal advice, Netro expected that the initial dividend to stockholders would be approximately US$85.2 million (90% of the conservative estimate of liquidation value) with the balance of proceeds, if any, becoming available over the 3 year period following the initiation of the liquidation process. On a net present value basis, based on management estimates and legal advice regarding the timing of the distributions under a liquidation scenario, the reasonable range of net present values of a liquidation was US$90.7 million to US$136.8 million with an expected value of approximately US$114.2 million.

     Conflict of Interest. The board of directors also considered whether it had any conflicts of interest with the Netro stockholders in connection with the proposed transaction with SR Telecom. After considering the potential conflicts of interest, including those described elsewhere in this proxy statement/prospectus in the section entitled "-- The Merger -- Interests of Netro's Directors and Officers in the Merger", the board determined that because Mr. Ben-Efraim would be receiving a continuation of his employment agreement in connection with the proposed transaction, he may have a conflict of interest with Netro stockholders with respect to the transaction with SR Telecom. The board therefore required Mr. Ben-Efraim to abstain from the board's vote on whether or not to approve the agreement and plan of merger.

     Netro's board of directors concluded that, on balance, the known potential benefits of the transaction with SR Telecom outweighed the known potential risks and the proposed transaction with SR Telecom was more compelling than other available alternatives and was in the best interests of Netro's stockholders.

 FACTORS CONSIDERED IN CONNECTION WITH THE CASH DIVIDEND

     In reaching its decision to approve the transactions contemplated by the merger agreement, Netro's board of directors considered its legal duties and obligations in connection with declaring the US$100 million cash dividend. As part of its deliberative process, Netro's board of directors received information and advice from Netro's management, Davis Polk & Wardwell, Goldman Sachs and American Appraisal Associates. Netro's board of directors reviewed the information provided by management and each of its advisors and engaged in extensive discussions with management and its advisors about factors relating to the declaration of the cash dividend and the merger.

     In order to assist the board in its deliberations, Netro management prepared projections of Netro's income statement and a reconciliation of Netro's projected operating income to projected cash balances through the end of fiscal year 2006, which were based on the assumption that Netro would be operating as a division of SR Telecom after the effective time of the merger, as contemplated by SR Telecom's management. The board considered this information in determining that the cash dividend could be legally declared just prior to the effective time of the merger in accordance with applicable laws, as described below. The financial projections provided by management were also provided to and relied upon by American Appraisal Associates for purposes of its opinion, which is described elsewhere in this document under the caption "-- Opinions of Netro's Advisors -- Opinion of American Appraisal Associates, Inc."

     As a result of this deliberative process, Netro's board of directors concluded that, based upon the information known to it as of March 25, 2003, assuming no change in this information prior to the effective time of the merger and assuming that the transactions contemplated by the merger agreement are carried out as proposed, the cash dividend could be legally declared just prior to the effective time of the merger. In coming to this conclusion, based on the facts known to it as of March 25, 2003, the board satisfied itself that the legal tests described below could be satisfied if the cash dividend is declared and the merger is completed as contemplated by the merger agreement.

     The Capital Surplus Rule. One of the legal tests that must be satisfied in order to declare the cash dividend immediately prior to the effective time of the merger is Delaware's "capital surplus rule." Under Delaware law, dividends may legally be paid out of "surplus", or if there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. We refer to this Delaware
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

requirement as the capital surplus rule. For purposes of this test, the following terms have the following meanings:

     - "surplus" means the amount by which the "net assets" of the corporation exceed the corporation's "capital."

     - "net assets" means the amount by which the fair value of the corporation's total assets exceed its total liabilities including contingent liabilities.

     - "capital" is that portion of the consideration received by a corporation for its issued shares of capital stock that the directors determine to be "capital", which in no event can be less than the aggregate par value of such shares.

     As of March 31, 2003, Netro had net assets of US$167.1 million, which is greater than the amount of net assets Netro expects to have immediately prior to the declaration of the cash dividend. Netro's capital is exactly equal to the aggregate par value of its outstanding common stock, which as of March 31, 2003, was US$38,739.98. Accordingly, as of March 31, 2003, the declaration of the cash dividend could have been made in compliance with the capital surplus rule. In order for Netro's board of directors to legally declare the cash dividend immediately prior to the merger in compliance with the capital surplus rule, the value of Netro's net assets on the day the cash dividend is declared must exceed the value of the cash dividend, or US$100 million, plus Netro's capital on that day.

     Solvency Analysis. Netro's board of directors also considered the legality of the dividend under the United States Bankruptcy Code and applicable state fraudulent transfer or conveyance laws, which we refer to collectively as solvency laws. If the cash dividend is not declared in compliance with these solvency laws, it may be recoverable in certain circumstances, by Netro or its creditors from the stockholders or immediate or mediate transferees of the stockholders. In particular, if Netro is insolvent under applicable solvency laws at the time the cash dividend is made or if the cash dividend causes Netro to be insolvent or leaves Netro with unreasonably small capital to engage in its business or unable to pay its liabilities as they mature, the cash dividend may be recoverable. Although the formulations vary, Netro would generally be considered to be insolvent if the sum of its liabilities, including contingent liabilities, is greater than the fair value of its total assets.

     Opinion of American Appraisal Associates. To assist in its determination that the cash dividend can be legally paid in accordance with the capital surplus rule and solvency laws described above, Netro's board of directors retained American Appraisal Associates, Inc. to conduct an analysis and render the solvency opinion described below under the caption "-- Opinions of Netro's Advisors -- Opinion of American Appraisal Associates, Inc." American Appraisal Associates, Inc. rendered an oral preliminary opinion to Netro's Board of Directors on March 25, 2003, followed by a preliminary written opinion on March 26, 2003. Specifically, American Appraisal Associates opined that, subject to the conditions, assumptions and limitations contained therein:

     - the excess of the value of the aggregate assets of Netro over the total liabilities of Netro, immediately prior to the payment of the cash dividend, will exceed the value of the cash dividend plus the stated capital of Netro; and

     - after taking into account the payment of the cash dividend but not the merger, the excess of the value of the aggregate assets of Netro over the total liabilities of Netro will exceed the stated capital of Netro.

     In addition, American Appraisal Associates specifically opined that, subject to the conditions, assumptions and limitations contained in the opinion, after giving effect to the cash dividend, the merger and the payment of related fees and expenses:

     - the fair value of the aggregate assets of Netro will exceed its total liabilities;

     - the present fair saleable value of the aggregate assets of Netro will be greater than its total liabilities;

     - based upon the facts known by American Appraisal Associates, Inc. as of such date, Netro will be able to pay its liabilities as they mature; and

     - Netro will not have unreasonably small capital for the business in which it is engaged, as management of Netro has stated such business was then conducted and as SR Telecom has stated such business is proposed to be conducted immediately following the consummation of the transactions.

     In addition to the definitions provided above in the discussion of the capital surplus rule, refer to the section entitled "-- Opinions of Netro's Advisors -- Opinion of American Appraisal Associates, Inc." for definitions of the terms used in the opinions of American Appraisal Associates and for a description of the conditions, assumptions and limitations on those opinions.

     In short, the preliminary opinion concluded, subject to the conditions, assumptions and limitations contained in the opinion, that after giving effect to the cash dividend, the merger and the payment of related fees and expenses, Netro would not be insolvent under any of the standard solvency tests described in the preliminary opinion. American Appraisal Associates, Inc. has been retained to render a final opinion with respect to the matters covered by the preliminary opinion immediately prior to the declaration and payment of the cash dividend. Netro's board of directors will consider this final opinion in determining whether to declare and pay the cash dividend immediately prior to the effective time of the merger.

     As noted above, the cash dividend has not yet been declared by Netro's board of directors. Although just prior to the signing of the merger agreement, Netro's board of directors determined based on information known to it at that time, assuming no change in this information prior to the effective time of the merger and assuming that the transactions contemplated by the merger agreement are carried out as proposed, that it would be legally permissible to declare and pay the cash dividend prior to the effective time of the merger, the cash dividend will not be declared by Netro's board of directors unless certain conditions are satisfied. Specifically, the dividend will not be declared unless and until:

     - the merger has been approved by you, Netro's stockholders;

     - all of the other conditions to the merger (other than the declaration and payment of the dividend) have been satisfied or waived; and

     - a determination is made by Netro's board of directors that the cash dividend can be lawfully paid.

     If Netro's board of directors is not able to determine that the cash dividend may be declared and paid in accordance with applicable law, the cash dividend will not be declared or paid, the merger will not be consummated, and Netro will be obligated to pay SR Telecom US$2 million plus SR Telecom's expenses.

     This discussion of information and factors considered by Netro's board of directors in connection with the merger and the cash dividend is not intended to be exhaustive but is intended to summarize all material factors considered. In view of the wide variety of factors considered, including the various valuation methodologies prepared by Netro's financial advisors, Netro's board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, Netro's board of directors concluded that the potential benefits of the merger outweighed the potential negative factors and that, overall, the cash dividend followed by the proposed merger had greater potential benefits for Netro's stockholders than other strategic alternatives, including dissolution. After taking into account all of the factors set forth above, the Netro board of directors (with Mr. Ben-Efraim abstaining) unanimously agreed that the merger agreement and the transactions contemplated thereby (including the cash dividend and the merger) were fair to, and in the best interests of, Netro's stockholders and that Netro should enter into the merger agreement.

RECOMMENDATION OF NETRO'S BOARD OF DIRECTORS

     AFTER CAREFUL CONSIDERATION, NETRO'S BOARD OF DIRECTORS UNANIMOUSLY (WITH MR. BEN-EFRAIM ABSTAINING) DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE NETRO STOCKHOLDERS AND APPROVED THE MERGER AGREEMENT. NETRO'S BOARD OF DIRECTORS RECOMMENDS THAT NETRO STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

OPINIONS OF NETRO'S ADVISORS

 OPINION OF GOLDMAN, SACHS & CO.

     Goldman Sachs rendered its opinion to Netro's board of directors that, as of March 27, 2003 and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by holders of Netro's common stock pursuant to the merger agreement and the dividend in the aggregate amount of US$100 million to be declared on Netro's common stock as contemplated under the merger agreement, in the aggregate, are fair from a financial point of view to such holders.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED MARCH 27, 2003, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX C-1. NETRO'S STOCKHOLDERS SHOULD READ THE OPINION IN ITS ENTIRETY. GOLDMAN SACHS PROVIDED ITS OPINION FOR THE INFORMATION AND ASSISTANCE OF NETRO'S BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE TRANSACTION. THE GOLDMAN SACHS OPINION IS NOT A RECOMMENDATION AS TO HOW ANY HOLDER OF NETRO'S COMMON STOCK SHOULD VOTE WITH RESPECT TO THE TRANSACTION.

     In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed:

     - the merger agreement;

     - Annual Reports to stockholders and Annual Reports on Form 10-K of Netro for the four years ended December 31, 2002 and Annual Reports to shareholders of SR Telecom for the five years ended December 31, 2002;

     - the registration statement on Form S-1, including the prospectus dated August 18, 1999, relating to Netro's initial public offering of shares of Netro common stock;

     - interim reports to stockholders and Quarterly Reports on Form 10-Q of Netro and quarterly reports to shareholders of SR Telecom;

     - other documents filed by Netro with the SEC and Netro press releases;

     - internal financial analyses and forecasts for Netro and SR Telecom prepared by their respective managements, including certain cost savings and operating synergies projected by the managements of Netro and SR Telecom to result from the transaction and forecasts and analyses prepared by management of Netro of the proceeds that would be distributed to holders of shares of Netro's common stock in the event of a liquidation of Netro.

     Goldman Sachs also held discussions with members of the senior managements of Netro and SR Telecom regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs:

     - reviewed the reported price and trading activity for the Netro common stock and the SR Telecom common stock;

     - compared certain financial and stock market information for Netro and SR Telecom with similar information for certain other companies the securities of which are publicly traded;

     - reviewed the financial terms of certain recent business combinations in the communications technology industry specifically and in other industries generally; and

     - performed such other studies and analyses as it considered appropriate (the material studies and analyses performed by Goldman Sachs are summarized below).

     Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed with Netro's consent that the internal financial analyses and forecasts for Netro and SR Telecom described above were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Netro and SR Telecom. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of Netro or SR Telecom or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs also did not express any opinion as to the impact of the transactions contemplated by the merger agreement on the solvency or viability of Netro or the ability of Netro to pay its obligations when they become due. In addition, the opinion of Goldman Sachs did not address the relative merits of the transaction contemplated pursuant to the merger agreement as compared to any alternative business transaction or strategic course that might be available to Netro.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. Although the material financial analyses performed by Goldman Sachs are summarized, the following summary does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 24, 2003 and is not necessarily indicative of current market conditions.

     Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Netro and SR Telecom to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the fixed wireless and broad systems industries:

FIXED WIRELESS INDUSTRY                BROAD SYSTEMS INDUSTRY
-----------------------                ----------------------
Airspan Networks Inc.                  ADC Telecommunications, Inc.
Alvarion Ltd.                          Alcatel
Remec, Inc.                            Cisco Systems, Inc.
Stratex Networks, Inc.                 LM Ericsson Telephone Company
Vyyo Inc.                              Hughes Electronics Corporation
                                       Lucent Technologies Inc.
                                       Motorola, Inc.
                                       Nokia Corporation
                                       Nortel Networks Corporation
                                       Siemens AG
                                       UTStarcom, Inc.

     Although none of the selected companies is directly comparable to Netro or SR Telecom, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Netro and SR Telecom.

     Goldman Sachs also calculated and compared various financial multiples and ratios based on financial data, information it obtained from SEC filings, estimates provided by the Institutional Brokers Estimate System, or IBES, and securities analysts' projections.

     With respect to the selected companies, Goldman Sachs calculated:

     - the revenue growth rate from calendar year 2002 revenue to estimated calendar year 2003 revenue;

     - levered market capitalization, which is the market value of common equity plus the book value of debt less cash, as a multiple of estimated calendar year 2003 revenue; and

     - the ratio of the stock price to estimated calendar year 2004 earnings.

     Estimated 2003 revenue was derived from securities analysts' reports. Levered market capitalization was calculated using closing prices on March 24, 2003 and the most recent publicly available information for Netro, SR Telecom and the selected companies. The ratio of stock price to estimated calendar year 2004 earnings was calculated using closing prices on March 24, 2003 and IBES estimates of calendar year 2004 earnings per share.

     The following table presents the results of this analysis:

                                    SELECTED FIXED        SELECTED BROAD
                                  WIRELESS COMPANIES     SYSTEMS COMPANIES     NETRO   SR TELECOM
                                  ------------------   ---------------------   -----   ----------
                                    RANGE     MEDIAN      RANGE       MEDIAN
                                  ---------   ------   ------------   ------
Revenue Growth CY2002-CY2003        (2)%-18%      1%       (18)%-54%     (3)%   NA*          (6)%
Levered Market Capitalization as
  a multiple of CY2003 Revenue     0.6x-0.9x    0.8x       0.5x-4.1x    0.9x    NA           0.8x
Price/Earnings Ratio                     NM+      NM    11.5x-228.7x   19.8x    NA             NA

---------------

* NA means not available. No revenue estimates for calendar year 2003 were available from published analysts' reports for Netro and no earnings estimates for calendar year 2004 were available from published analysts' reports for Netro or SR Telecom.

+ NM means not meaningful. The price/earnings ratio calculations for selected fixed wireless companies either resulted in negative numbers or positive numbers that were too large to be meaningful. The median price/earnings ratio calculation for selected fixed wireless companies resulted in a negative number.

     Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis on the combined company using Netro management estimates (including Netro management estimates of the combined company's June 30, 2003 net debt balance of US$54.9 million, or US$0.57 per share). This analysis implied indicative ranges of values as described below. Goldman Sachs calculated net present values of projected free cash flows for the combined company for the years 2003 through 2005 using discount rates ranging from 15% to 35%. For this purpose, free cash flows were calculated as operating income plus depreciation, minus any increase in net working capital minus capital expenditures. Goldman Sachs calculated per share value ranges of the combined company's common stock using multiples in the year 2005 ranging from 6x earnings before interest, taxes, depreciation and amortization, or EBITDA, to 14x EBITDA. These values were then discounted to a present value as of June 30, 2003 using discount rates ranging from 15% to 35%. Present value as of June 30, 2003 was then adjusted by subtracting US$0.57 per share, Netro management's estimate of the net debt balance as of June 30, 2003.

     This analysis indicated a range of present values of US$0.69 to US$3.51 per share of the combined company's common stock. Based on this range of values, Goldman Sachs calculated a range of values per share of Netro common stock of the combined company common stock issued to holders of Netro common stock in the merger and the dividend of US$100 million to be declared on the Netro common stock as contemplated pursuant to the merger agreement implied by this analysis of US$3.23 to US$6.16 per share. Comparing the indicative range of US$3.23 to US$6.16 per share of Netro common stock derived from a combined company analysis to the indicative range derived on a stand-alone basis, the low end and the high end of the indicative ranges were greater on a combined company basis, giving effect to the dividend of US$100 million, than on a stand-alone basis.

     Goldman Sachs performed a sensitivity analysis to the discounted cash flow analysis by applying certain ranges of deviations to the annual revenue growth estimates and operating margin estimates. The sensitivity analysis assumed a 25% discount rate and a 10x multiple of estimated 2005 EBITDA. The annual revenue growth deviations ranged from (20)% to 20% and the operating margin deviations ranged from (10)% to 10%. This analysis indicated a range of present values of US$0.00 to US$6.68 per share of the combined company's common stock. Based on this range of present values, Goldman Sachs calculated a range of values per share of Netro common stock of the combined company common stock issued to holders of Netro common stock in the merger and the dividend of US$100 million to be declared on the Netro common stock as contemplated pursuant to the merger agreement implied by this analysis of US$2.51 to US$9.46 per share.

     Goldman Sachs also performed a discounted cash flow analysis on Netro using Netro management estimates as of March 19, 2003 (including Netro management estimates of Netro's June 30, 2003 net cash balance of US$138.9 million, or US$3.48 per share). This analysis implied indicative ranges of values as described below. Goldman Sachs calculated net present values of free cash flows for Netro for the years 2003 through 2007 using discount rates ranging from 15% to 35%. Goldman Sachs calculated per share value ranges of Netro's common stock using multiples of estimated year 2007 EBITDA ranging from 6x to 14x. These values were then discounted to a present value as of June 30, 2003 using discount rates ranging from 15% to 35%. Present value as of June 30, 2003 was then adjusted by adding US$3.48 per share, Netro management's estimate of the net cash balance as of June 30, 2003. This analysis implied a range of present values of US$2.45 to US$4.40 per share of Netro common stock. Comparing the indicative range of US$2.45 to US$4.40 per share of Netro common stock to the indicative range discussed above derived from a combined company analysis, the low end and the high end of the indicative ranges were greater on a combined company basis, giving effect to the dividend of US$100 million, than on a stand-alone basis.

     Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to 169 selected transactions in the communications technology industry since 2000. For each of the selected transactions, Goldman Sachs calculated and compared:

     - levered aggregate consideration as a multiple of latest twelve month, or LTM, sales;

     - equity consideration as a multiple of LTM net income;

     - equity consideration as a multiple of estimated net income for the calendar year following the transaction based on IBES and securities analysts' estimates; and

     - the premium paid in relation to the market value of the acquired company's common stock five trading days prior to announcement.

     The following table presents the results of this analysis:

                                                              SELECTED TRANSACTIONS
                                                              ----------------------
                                                                 RANGE       MEDIAN
                                                              ------------   -------
Levered Aggregate Consideration as a multiple of LTM
  Sales.....................................................    0.5-460.5x      6.8x
Equity Consideration as a Multiple of:
  LTM Net Income............................................   19.4-976.2x     91.2x
     Estimated Net Income for following calendar year.......   20.8-523.9x     59.1x
Premium to Market Value 5 trading days prior to
  announcement..............................................  (6.8)-154.3%     34.2%

     Contribution Analysis. Goldman Sachs reviewed specific historical and estimated future operating and financial information, including, among other things, revenues, operating income, gross cash, net cash and pro forma ownership for Netro, SR Telecom and the combined company resulting from the merger based on Netro management's forecasts as of March 19, 2003. The analysis indicated that Netro's stockholders would receive 43% of the outstanding common equity of the combined company following consummation of the transaction. Goldman Sachs also analyzed the relative revenue, operating income, gross cash and net cash contributions of Netro and SR Telecom to the combined company following consummation of the transaction taking into account payment of a dividend in the aggregate amount of US$100 million on Netro's common stock as contemplated pursuant to the merger agreement. The following table presents the results of this analysis:

                         NETRO CONTRIBUTION TO COMBINED

REVENUE
  CY2001A...................................................    18%
  CY2002A...................................................    11%
  CY2003E...................................................    11%
  CY2004E...................................................    25%
  CY2005E...................................................    29%
OPERATING INCOME
  CY2001A...................................................    NM+
  CY2002A...................................................    NM
  CY2003E...................................................    NM
  CY2004E...................................................     8%
  CY2005E...................................................    27%
GROSS CASH -- as of June 30, 2003
  CY2003E...................................................    66%
NET CASH -- as of June 30, 2003
  CY2003E...................................................    NM

---------------

+ Based on publicly available information, in each of calendar years 2001 and 2002, the combined company's operating income was negative. Based on Netro management's estimates, the combined company's estimated operating income in calendar year 2003 is negative and the combined company's estimated net cash (which is total cash less total debt) as of June 30, 2003 is negative.

     The contribution analysis indicated that Netro stockholders would receive 43% of the outstanding common equity of the combined company following the merger compared to contributions:

     - ranging from 11% to 29% to the combined company's revenue in calendar years 2001 to 2005;

     - of 8% and 27% to the combined company's operating income in calendar year 2004 and calendar year 2005, respectively; and

     - of 66% to the combined company's gross cash in calendar year 2003 (as of June 30, 2003).

     Give/Get Analysis. Goldman Sachs reviewed selected projected revenue and operating income information for calendar years 2003 through 2005 for Netro, SR Telecom and the combined company based on estimates provided by Netro's management as of March 19, 2003. Goldman Sachs compared Netro's projected revenue and operating income on a stand-alone basis to the share of the combined company's projected revenue and operating income on a pro forma basis represented by the 41.5 million shares of SR Telecom common stock issued in the merger. This comparison gave effect to estimated Netro restructuring costs of US$20 million and related savings projected by the management of Netro to result from the transaction. Goldman Sachs assumed that Netro stockholders would receive approximately 43% of the outstanding common equity of the combined company following consummation of the transaction. This analysis resulted in a net increase in revenue to Netro stockholders of US$32.3 million, or 124%, in calendar year 2003, US$8.9 million, or 11%, in calendar year 2004 and US$10.2 million, or 10%, in calendar year 2005 and a net increase in operating income to Netro stockholders of US$23.1 million in calendar year 2003, US$27.3 million in calendar year 2004 and US$22.4 million in calendar year 2005.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman

Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Netro or SR Telecom or the contemplated transaction.

     These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Netro, SR Telecom, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

     As described above, Goldman Sachs' opinion to Netro's board of directors was one of many factors taken into consideration by Netro's board of directors in making its determination to approve the merger agreement. Although the material financial analyses performed by Goldman Sachs are summarized, the foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C-1.

     Goldman Sachs, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman Sachs is familiar with Netro having provided certain investment banking services to Netro from time to time, including having acted as:

     - sole lead manager and bookrunner of Netro's public offering of 6,000,000 shares of its common stock in March 2000;

     - financial advisor to Netro in connection with the purchase of certain assets from AT&T Wireless Services, Inc. in January 2002;

     - financial advisor and dealer manager in connection with Netro's self-tender for its shares of common stock in August 2002; and

     - Netro's financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement.

     Goldman Sachs also may provide investment banking services to Netro and SR Telecom in the future. The Netro board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction.

     Goldman Sachs provides a full range of financial advisory, financing and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of Netro or SR Telecom for its own account and for the accounts of customers.

     Pursuant to a letter agreement dated October 30, 2002, Netro engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Netro has agreed to pay Goldman Sachs a transaction fee equal to the greater of US$2 million or 2% of the aggregate consideration paid in the transaction (which for purposes of the engagement letter includes any dividend declared by Netro on its common stock after execution of the engagement letter), which is payable upon consummation of the transaction. In addition, Netro has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

 OPINION OF AMERICAN APPRAISAL ASSOCIATES, INC.

     In a written preliminary opinion, delivered on March 26, 2003, American Appraisal Associates stated that assuming the cash dividend and the merger were consummated substantially as proposed, based upon the financial projections of management and on other facts and assumptions it deemed relevant, it was of the opinion that (1) the fair value of the aggregate assets of each of Netro and the combined company will exceed their respective total liabilities, including contingent liabilities (2) the present fair saleable value of the aggregate assets of each of Netro and the combined company will be greater than their respective total liabilities, including contingent liabilities (3) each of Netro and the combined company will be able to pay its respective liabilities, including contingent liabilities, as they mature; and (4) each of Netro and the combined company will not have unreasonably small capital to conduct its business, as management of SR Telecom has stated such businesses are proposed to be conducted immediately following consummation of the merger.

     American Appraisal Associates also rendered a preliminary opinion to the effect that (1) immediately prior to the payment of the cash dividend, the excess of the value of the aggregate assets of Netro over the total liabilities, including contingent liabilities, of Netro, will exceed the value of the cash dividend plus Netro's capital, or the aggregate par value of its issued and outstanding common stock; and (2) after taking into account the payment of the cash dividend but not the merger, the excess of the value of the aggregate assets of Netro over the total liabilities, including contingent liabilities, of Netro will exceed Netro's capital. The full text of American Appraisal Associates' preliminary opinion is set forth in Annex C-2 and this summary is qualified in its entirety by reference to the text of that opinion. The final opinion, which is expected to be substantially similar in substance to that of the preliminary opinion, will be delivered to Netro's board of directors prior to the declaration of the cash dividend.

     In rendering its opinion, American Appraisal Associates valued the aggregate assets of Netro, before declaration of the cash dividend, after declaration of the cash dividend but before consummation of the merger, and after consummation of the cash dividend and the merger on a consolidated basis and as a going concern. American Appraisal Associates also valued the aggregate assets of the combined company after consummation of the cash dividend and the merger on a consolidated basis and as a going concern. For purposes of American Appraisal Associates' preliminary opinion and the final opinion to be rendered prior to the declaration of the dividend, the following terms have the meanings set forth below:

          (1) "fair value" means the amount at which the aggregate assets of the combined company or Netro, as applicable, would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both.

          (2) "present fair saleable value" means with respect to the assets of the combined company or Netro, as applicable, the amount that may be realized if such aggregate assets are sold with reasonable promptness in an arm's-length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise.

          (3) "able to pay its liabilities as they mature" means with respect to Netro for the period covered by its financial projections and for the combined company for the period covered by its financial projections, that assuming the cash dividend and the merger have been consummated as proposed, each will have the ability in the ordinary course of business to pay its liabilities, including contingent liabilities, as they mature.

          (4) "will not have unreasonably small capital" means with respect to the combined company or Netro, as applicable, that the combined company or Netro, as applicable, will not lack sufficient capital for the needs and anticipated needs for capital of its business, including its contingent liabilities, as management of SR Telecom has stated such businesses are proposed to be conducted following the consummation of the merger.

          (5) "liabilities" means the debts or other obligations specifically identified to American Appraisal Associates (whether matured or unmatured, secured or unsecured, senior or subordinated, liquidated or unliquidated, disputed or fixed, accrued or unaccrued, and including contingent liabilities.

     The determination of "fair value" and "present fair saleable value" were based on generally accepted valuation principles used in the market as they apply to the businesses of Netro and the combined company, including:

     - Market Approach. Based on the correlation of (i) current stock market prices of publicly held companies whose businesses are similar to those of Netro and the combined company, (ii) acquisition prices paid for total ownership positions in businesses whose lines of business are similar to Netro and the combined company and (iii) offers to purchase Netro's total common stock or its tangible and intangible assets.

     - Discounted Cash Flow Approach. Based on the present value of Netro's and the combined company's future debt free operating cash flows as estimated by management's financial projections. The present value was determined by discounting the projected debt free operating cash flow at a rate of return that reflects the business and financial risks of the businesses underlying the financial projections.

     In the course of American Appraisal Associates' analysis of Netro and the combined company, some of the liabilities brought to American Appraisal Associates' attention by management of Netro and SR Telecom included: (1) SR Telecom's Chilean project finance notes with Export Development Canada and Inter-American Development Bank, (2) SR Telecom's outstanding public debentures,
(3) SR Telecom's operating line of credit with CIBC, (4) Netro's lease obligations in San Jose, California and Redmond, Washington and (5) various lawsuits and claims filed and/or pending against Netro or SR Telecom. Provisions for any ongoing expenses related to these, among other, liabilities, deemed to be material by the respective managements of Netro and SR Telecom, were included in Netro's and the combined company's financial projections. American Appraisal Associates took these among other liabilities into account in rendering its opinion.

     American Appraisal Associates' preliminary opinion was based on, and its final opinion will be based on, among other things, the assumptions that: (1) Netro's and the combined company's financial projections will be achieved; (2) the combined company will ensure that the assets of Netro following the merger will remain available for Netro to pay its liabilities; (3) either network construction on SR Telecom's Chilean subsidiary will be completed (as defined in CTR's Amended and Restated Performance Undertaking dated as of December 22,
1999) on or before February 12, 2004 or the existing waiver of the operating and financial performance covenants in SR Telecom's outstanding notes with Export Development Canada and Inter-American Development Bank will be renewed and remain in effect through the period covered by the combined company's financial projections; (4) the values of identified contingent liabilities of Netro and the combined company are as provided by management of Netro and SR Telecom; (5) the operating cash flows of the combined company, as represented by the combined company's financial projections, will be used to satisfy the combined company's liabilities as they mature and the operating cash flows of Netro, as represented by Netro's financial projections, will be used to satisfy Netro's liabilities as they mature; (6) any indebtedness of the combined company will be permitted to be refinanced in conformity with common business practice; (7) any sale of the combined company would be completed as the sale of an ongoing business entity; and (8) each of Netro and the combined company would be saleable as a separate business enterprise.

     In preparing its preliminary opinion, American Appraisal Associates relied on the accuracy and completeness of all information supplied or otherwise made available to it by Netro and SR Telecom, and American Appraisal Associates did not independently test the accuracy of such information. Nothing, however, came to the attention of American Appraisal Associates in the course of preparing to express its preliminary opinion that would lead it to believe that any such information was incorrect in any material respect or that it was unreasonable for it to utilize and rely upon such information. The preliminary opinion was necessarily based on the business, economic, market and other conditions known to American Appraisal Associates on the date it was rendered.

     The preliminary opinion was also based on, among other things, a review of the merger agreement, the financial projections of Netro and the combined company, the historical financial statements of Netro and SR Telecom, selected financial analyses, asset valuations and other financial data provided by management of Netro and SR Telecom, publicly available economic, financial and market information relating to Netro and SR Telecom and businesses similar to those of Netro and SR Telecom, as well as publicly available
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

information regarding the financial terms and post-transaction performance of recent transactions involving businesses similar to Netro and SR Telecom. American Appraisal Associates also discussed with Netro and its advisors the auction process by which Netro was marketed to potential acquirers and discussed with management of Netro and SR Telecom topics including the financial projections of Netro and the combined company and the historical operating results of Netro and SR Telecom.

     American Appraisal Associates is continually involved in the business of providing financial and valuation advisory services, including tax related valuations, financial reporting advisory services, fairness opinions, solvency opinions, and expert testimony. American Appraisal Associates was chosen to render the preliminary opinion and the final opinion to be delivered prior to the declaration of the cash dividend because of its extensive experience and recognized expertise in connection with rendering opinions like the one described above.

     Netro will pay American Appraisal Associates fees of up to US$175,000 for services rendered in connection with delivering the preliminary opinion, the final opinion and any interim opinions delivered to Netro's board of directors. SR Telecom has also engaged American Appraisal Associates to assist in the fair value financial reporting of the assets acquired in the merger. Fees for such services are estimated to be US$27,000 plus expenses.

INTERESTS OF NETRO'S DIRECTORS AND OFFICERS IN THE MERGER

     When considering the recommendation of Netro's board of directors that Netro's stockholders approve and adopt the merger agreement and the merger, you should be aware that some Netro directors and officers have interests in the merger that are different from, or are in addition to, your interests. The Netro board of directors was aware of these potential conflicts and considered them. More specifically:

     - Netro has entered into an employment agreement with Gideon Ben-Efraim, which provides Mr. Ben-Efraim with severance pay equal to 12 months of his then current base salary, which was US$288,750 in 2002, and continued benefits for 12 months under Netro's benefit plans of general application if he is involuntarily terminated other than for cause or if he voluntarily terminates his employment for certain specific reasons described under "Netro Management -- Executive Compensation -- Employment Contracts, Termination of Employment and Change of Control Arrangements". Also, as with all of Netro's employees, in the event of a reduction in force at Netro, Mr. Ben-Efraim is, subject to the terms of his employment agreement and Netro's severance policies available to employees generally, entitled to a severance payment of two months' salary under the California WARN Act and one month's salary for each year of service. In the case of Mr. Ben-Efraim, this payment would amount to US$48,125 under the WARN Act and US$192,500 as a result of his eight years of service (based on his 2002 salary). In addition, Netro has entered into a change of control agreement with Mr. Ben-Efraim, which provides, in the event that Mr. Ben-Efraim's employment is terminated without cause within 12 months of a change in control, his options will become immediately vested to the extent they would have vested over the two-year period following the monthly vesting date following such termination. Although the transactions contemplated by the merger agreement do constitute a "change of control" under Mr. Ben-Efraim's change of control agreement, because all options to purchase shares of Netro common stock are being terminated at the effective time of the merger, unless SR Telecom grants Mr. Ben-Efraim additional options to purchase Netro common stock after the effective time of the merger, Mr. Ben-Efraim will not be entitled to any accelerated vesting of options to purchase Netro common stock in the event that he is terminated without cause within 12 months of the effective time of the merger. SR Telecom has agreed to assume Gideon Ben-Efraim's employment agreement, change of control agreement and rights under Netro's severance policy without modifications. Furthermore, Netro's board of directors agreed that Netro would pay up to US$50,000 of Mr. Ben-Efraim's legal fees for services rendered to him in connection with the transactions contemplated by the merger agreement. Such services covered personal matters faced by Mr. Ben-Efraim in connection with such transactions, including the effect of such transactions on Mr. Ben-Efraim's rights under his existing employment arrangements.

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

     - Following the effective time of the merger, SR Telecom's board of directors has agreed to appoint an individual, named by Netro's board of directors, to SR Telecom's board of directors. Netro has named Gideon Ben-Efraim as its nominee, and SR Telecom's board of directors will consider his nomination at its next regularly scheduled meeting. If SR Telecom's board of directors approves Mr. Ben-Efraim's nomination, he will be appointed to SR Telecom's board of directors for a term expiring at the next SR Telecom annual meeting of shareholders.

     - As of June 16, 2003, the executive officers and directors of Netro held outstanding stock options to purchase an aggregate of 3,399,678 shares of Netro common stock. Pursuant to the merger agreement, at the effective time of the merger each outstanding option to purchase shares of shares of Netro common stock under any stock option or compensation plan or arrangement of Netro, whether or not exercisable or vested, will be terminated and no consent of any holder of any stock option or any employee will be required under any Netro stock option or compensation plan or other arrangement of Netro for such termination.

     - Netro has entered into retention agreements with each of Sanjay Khare, Shlomo Yariv and Peter Carson, which provide each such executive with severance pay, and accelerated vesting of options that would have become vested over the one-year period following the date of termination, if the executive is terminated for cause or resigns after a change of control (including the proposed merger). Mr. Yariv was terminated pursuant to a reduction in force effective May 16, 2003. See "Netro Management -- Executive Compensation -- Employment Contracts, Termination of Employment and Change of Control Arrangements". Under these agreements, Mr. Khare will be entitled to US$126,000 in severance pay and accelerated vesting of options to acquire 160,832 shares of Netro common stock; Mr. Yariv will be entitled to US$192,500 in severance pay and accelerated vesting of options to acquire 247,917 shares of Netro common stock; and Mr. Carson will be entitled to US$122,500 in severance pay and accelerated vesting of options to acquire 134,583 shares of Netro common stock.

     - Pursuant to the terms of Netro's 1997 Directors' Stock Option Plan, the Netro board of directors has accelerated the vesting of all options held by Netro's directors under that plan so as to become immediately exercisable, totaling options to acquire 20,000 shares of Netro common stock. Any vested options which have not been exercised as of the effective date of the merger will expire.

     - SR Telecom has also agreed to cause Netro to maintain for a period of three years directors' and officers' insurance that will cover those persons who were, as of March 27, 2003, present or former officers or directors of Netro on terms at least as favorable as the current directors' and officers' insurance policy maintained by Netro, provided that the annual premiums are not to exceed US$2.4 million.

     - Upon completion of the merger, based on the number of shares of common stock of SR Telecom and Netro outstanding on March 26, 2003, it is anticipated that the directors and executive officers of Netro and their affiliates will beneficially own approximately 6% of the then outstanding shares of SR Telecom common stock, calculated on the basis set forth under the heading "Security Ownership of Certain Beneficial Owners and Management of Netro."

     In addition, SR Telecom has agreed to cause Netro to continue to honor and maintain for a period of six years certain indemnification arrangements in favor of those persons who were, as of March 27, 2003, present or former officers or directors of Netro.

     SR Telecom has also agreed to cause Netro to maintain for a period of three years directors' and officers' insurance that will cover those persons who were, as of March 27, 2003, present or former officers or directors of Netro on terms at least as favorable as the current directors' and officers' insurance policy maintained by Netro, provided that the annual premiums are not to exceed US$2.4 million. See "The Merger Agreement -- Directors of SR Telecom Following the Merger".

     In addition, as a condition to SR Telecom's entering into the merger agreement, SR Telecom entered into voting agreements with Peter Carson, Sanjay Khare, Shlomo Yariv and each director of Netro, pursuant to which each has irrevocably appointed SR Telecom as his or her lawful attorney and proxy. Mr. Yariv was
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

terminated pursuant to a reduction in force effective May 16, 2003. These proxies give SR Telecom the limited right to vote the shares of Netro common stock beneficially owned by these Netro stockholders, including shares of Netro common stock acquired after the date of the voting agreements, to vote for the adoption of the merger agreement.

NETRO'S DIRECTORS AND OFFICERS AFTER COMPLETION OF THE MERGER

     It is currently anticipated that upon completion of the merger, the directors and executive officers of Netro will be:

NAME                             OFFICE TO BE HELD AT NETRO          CURRENT POSITION
----                             --------------------------          ----------------
Pierre St-Arnaud...............  Director, President                 President & CEO, SR Telecom
David L. Adams.................  Director, Vice President and        Senior Vice President Finance and
                                 Secretary                           Chief Financial Officer, SR
                                                                     Telecom

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed if and after all the conditions to the merger are satisfied or waived, including the approval and adoption of the merger agreement and the merger by the Netro stockholders. The merger will become effective upon the filing of a Certificate of Merger with the Secretary of the State of Delaware, or at such later time as may be specified in the certificate of merger. SR Telecom will issue a press release if and promptly after the merger closes. SR Telecom and Netro are working toward closing the merger as quickly as possible following stockholder approval. For purposes of this proxy
statement/prospectus, we have assumed a closing date of [August   ,] 2003.
Because the merger is subject to satisfaction of a number of conditions we cannot predict the exact timing. Either Netro or SR Telecom can terminate the merger agreement if the merger has not been consummated on or before August 31, 2003. However, the merger is subject to various conditions, and SR Telecom and Netro cannot predict the exact timing of the closing of the merger or whether the merger will close at all.

STRUCTURE OF THE MERGER AND CONVERSION OF NETRO COMMON STOCK

     Under the merger agreement, Norway Acquisition Corporation, a wholly-owned subsidiary of SR Telecom, will be merged with and into Netro. The wholly-owned merger subsidiary is a recently-formed Delaware corporation created specifically for the merger with no prior business or history. SR Telecom owns all of the merger subsidiary's outstanding voting common stock.

     As a result of the merger, the merger subsidiary will cease to exist as a separate entity and Netro will continue in existence and be operated as a wholly-owned subsidiary of SR Telecom.

  THE CASH DIVIDEND

     Contingent upon approval and adoption of the merger agreement and the merger by Netro stockholders, Netro has agreed to declare and pay (subject to permissibility under applicable law) a cash dividend in respect of each outstanding share of Netro common stock in an amount equal to a fraction (rounded to the nearest whole cent), the numerator of which shall be US$100 million and the denominator of which shall be the number of outstanding shares of Netro common stock outstanding immediately prior to the effective time of the merger. Such cash dividend will be segregated and set aside immediately prior to the effective time of the merger with respect to each share of Netro common stock outstanding on the record date for the cash dividend, which will be the closing date of the merger agreement. The cash dividend will be distributed promptly following the effective time of the merger to Netro stockholders. For example, if there are 40,373,088 shares of Netro common stock outstanding at the effective time of the merger, and you hold 500 shares of Netro common stock, you will be entitled to receive US$1,238. This is only an example; the actual amount of the cash dividend will vary depending upon the number of shares of Netro common stock outstanding immediately prior to the effective time of the merger. If the number of shares of Netro common

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

stock outstanding at the effective time of the merger is greater or less than 40,373,088, the amount of the cash dividend would be adjusted accordingly.

  THE MERGER CONSIDERATION

     At the effective time of the merger, each outstanding share of Netro common stock and the associated preferred stock purchase right will be automatically converted into the right to receive the number of shares of SR Telecom common stock equal to a fraction, the numerator of which is 41.5 million and the denominator of which is the number of shares of Netro common stock outstanding immediately prior to the effective time of the merger. No fractional share will be issued in connection with the merger. Any fraction equal to or higher than one-half will be rounded up to the next succeeding whole share and any fraction less than one-half will be rounded down. For example, if there are 40,373,088 shares of Netro common stock outstanding at the effective time of the merger, and you hold 500 shares of Netro common stock, you will be entitled to receive
513.95 shares of SR Telecom common stock. This would be rounded up to 514 shares of SR Telecom common stock. This is only an example; the actual value of the merger consideration will vary depending upon the number of shares of Netro common stock outstanding immediately prior to the effective time of the merger. If the number of shares of Netro common stock outstanding at the effective time of the merger is greater or less than 40,373,088, the number of shares of SR Telecom common stock received would be adjusted accordingly.

EXCHANGE OF NETRO STOCK CERTIFICATES

     No transfer of shares of Netro common stock will be made on the stock transfer books of Netro after the closing of the merger, and each surrendered Netro certificate will be cancelled. If certificates representing shares of Netro common stock are surrendered after the completion of the merger, they will be exchanged without interest, for the shares of SR Telecom common stock into which those shares of Netro common stock have been converted in the merger plus the cash dividend.

     Promptly after the effective time of the merger SR Telecom shall send, or will cause the exchange agent to send, to each holder of shares of Netro common stock at the effective time of the merger a letter of transmittal and instructions for use in such exchange. Risk of loss and title of the shares of Netro common stock will pass only upon proper delivery of the certificates representing the shares of Netro common stock or the transfer of the uncertificated shares of Netro common stock to the exchange agent.

     Netro stockholders surrendering their Netro stock certificates for exchange should carefully follow the letter of transmittal and instructions sent by the exchange agent. American Stock Transfer and Trust Company can be reached at 59 Maiden Lane, Plaza Level, New York, NY 10038. Its telephone number is (212) 936-5100, and its email address is info@amstock.com.

     In order to receive the shares of SR Telecom common stock issued as merger consideration and the cash dividend, a Netro stockholder whose certificate or certificates representing Netro shares has been lost, stolen or destroyed must complete an affidavit of lost or destroyed certificate following the instructions that accompany the letter of transmittal. These instructions require, among other things, that the Netro stockholder furnish to American Stock Transfer and Trust Company appropriate evidence as to the loss, theft or destruction of the certificate and the ownership of the certificate by the claimant, and provide appropriate and customary indemnification.

     None of SR Telecom, Norway Acquisition Corporation, Netro, nor the exchange agent will be liable to any Netro stockholder or SR Telecom shareholder for any undistributed shares SR Telecom common stock or cash amounts that are delivered to a public official under applicable abandoned property, escheat or similar laws.

     SR Telecom will be entitled to deduct and withhold from the merger consideration otherwise payable to any Netro stockholder any amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If SR Telecom withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld. If withholding is required

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

from shares of SR Telecom common stock, SR Telecom will be treated as having sold those shares on behalf of their holder for an amount, in cash, equal to the fair market value of such consideration at the time of the deemed sale and paid the cash proceeds to the taxing authority.

ACCOUNTING TREATMENT

     SR Telecom will account for the merger in its financial statements prepared in accordance with Canadian GAAP using the purchase method of accounting pursuant to Section 1581 "Business Combinations" of the Canadian Institute of Chartered Accountants. SR Telecom will account for the merger in the U.S. GAAP reconciliation of its financial statements pursuant to Statement of Financial Accounting Standards No. 141, "Business Combinations". The assets acquired and liabilities assumed from Netro will be recorded at their fair values as of the date of the merger. Any deficiency of the purchase price below the fair value of the net tangible assets and identifiable intangible assets acquired will be recorded as a reduction of the tangible assets and intangible assets and the remainder, if any, as negative goodwill. Negative goodwill is recorded as an extraordinary gain in the consolidated statement of operations. The results of operations of Netro will be included in SR elecom's results of operations from the date of the closing of the merger. A final determination of the required purchase accounting adjustments and the fair value of the assets and liabilities of Netro has not yet been made. Accordingly, the purchase accounting adjustments reflected in the unaudited pro forma condensed consolidated financial information and the comparative pro forma per share financial information appearing elsewhere in this proxy statement/prospectus are preliminary and subject to change.

REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder, SR Telecom and Netro were required to give notice to and furnish certain information to the FTC and the DOJ and satisfy specified waiting period requirements. SR Telecom and Netro filed notification and report forms with the FTC and the DOJ on April 8, 2003, and received notification of the early termination of the waiting period on April 18, 2003.

REVERSE STOCK SPLIT

     SR Telecom intends to declare a reverse stock split, known as a consolidation under Canadian corporate law, at a ratio to be determined by SR Telecom's board of directors from within the range of 1:5 to 1:15. A consolidation under Canadian law is functionally equivalent to a reverse stock split under Delaware law. SR Telecom will solicit proxies from its current shareholders pursuant to Canadian law to approve the reverse stock split. The SR Telecom shareholder meeting to vote on the reverse stock split is expected to occur in late August 2003. If its shareholders approve the reverse stock split, SR Telecom expects to implement the reverse stock split after the Netro stockholder special meeting but prior to the effective time of the merger. If the reverse stock split is consummated, the 41.5 million shares of SR Telecom common stock to be issued to Netro stockholders in connection with the merger will be automatically reduced in accordance with the ratio selected by SR Telecom's board of directors. If its shareholders do not approve this reverse stock split, SR Telecom will likely be unable to satisfy the condition to the merger that its shares of common stock be approved for quotation on the Nasdaq National Market. In that event, the merger may not be consummated.

     The reverse stock split will affect all holders of SR Telecom common stock uniformly and will not affect any shareholder's percentage ownership interest in SR Telecom, except to the extent that the reverse stock split would otherwise result in any shareholder owning a fractional share. Current SR Telecom shareholders otherwise entitled to fractional shares will be entitled to cash payments instead of such fractional shares in the reverse stock split. The merger is expected to close after the reverse stock split, so Netro stockholders would not be entitled to receive cash for fractional shares in the reverse stock split. In addition, the reverse stock split will not affect any shareholder's proportionate voting rights (subject to the treatment of fractional shares). Each share of common stock of SR Telecom outstanding after the reverse stock split will be entitled to one vote and will be fully paid and non-assessable.

     The principal effects of the reverse stock split will be that the number of shares of common stock of SR Telecom issued and outstanding will be reduced from approximately 60.9 million shares as of July 18, 2003 to between approximately
12.2 million shares (at a ratio of 1:5) and 4.1 million shares (at a ratio of 1:15), depending on the ratio selected by SR Telecom's board of directors. After giving effect to the merger and the issuance of 41.5 million pre-reverse stock split shares of common stock of SR Telecom to Netro stockholders, the number of shares of common stock of SR Telecom will be reduced from an anticipated 102.4 million shares to between approximately 20.5 million shares (at a ratio of 1:5) and 6.8 million shares (at a ratio of 1:15).

     For example, if SR Telecom's board of directors were to select a ratio of 1:10, the number of shares of SR Telecom common stock outstanding prior to the merger will be reduced from approximately 60.9 million to approximately 6.1 million and Netro stockholders would receive an aggregate of 4.15 million shares. Under this 1:10 ratio, and based on the number of shares of Netro common stock outstanding on June 16, 2003 and the number expected to be issued prior to
an assumed closing date of [August   ,] 2003, each share of Netro common stock
would receive a cash dividend in the amount of US$2.48 and would be converted into the right to receive 0.10279 shares of SR Telecom common stock. The exact number of shares of SR Telecom common stock to be received per share of Netro common stock could be higher or lower depending both upon the number of shares of Netro common stock outstanding and the ratio at which the reverse stock split is conducted. The amount of the cash dividend to be received per share of Netro common stock could be higher or lower depending upon the number of shares of Netro common stock outstanding but would be unaffected by the ratio at which the reverse stock split is conducted. For further information on the assumptions made in the calculation above, see pages 40-42.

LISTING ON THE NASDAQ NATIONAL MARKET AND THE TORONTO STOCK EXCHANGE OF THE SHARES OF SR TELECOM COMMON STOCK TO BE ISSUED IN THE MERGER.

     It is a condition to the consummation of the merger that the shares of SR Telecom common stock to be issued in the merger shall have been approved for listing on the Nasdaq National Market and shall have been reserved for listing on the Toronto Stock Exchange, subject, in the case of the Nasdaq National Market, to official notice of issuance. It is also a condition to the consummation of the merger that such shares of SR Telecom common stock shall be freely tradable under the applicable Canadian securities laws (to the extent that such shares are not holdings out of a "control block" within the meaning of such laws).

CERTAIN U.S. AND CANADIAN SECURITIES LAWS CONSIDERATIONS

     The shares of SR Telecom common stock to be issued in the merger are registered under the Securities Act. Those shares will be freely transferable under the Securities Act, except for shares of SR Telecom common stock issued to any person or entity that is an "affiliate" of SR Telecom or Netro under the Securities Act. Persons and entities that may be considered affiliates include individuals or entities that control, are controlled by or are under common control with Netro. Netro's affiliates may not sell their shares of SR Telecom common stock acquired in the merger, except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares of SR Telecom common stock;

     - an exemption under Rule 145 under the Securities Act; or

     - any other applicable exemption under the Securities Act.

     The shares of SR Telecom common stock issued to residents of Canada pursuant to the merger may be subject to issuance and resale provisions of the applicable securities laws of the province in which the recipient of the shares of SR Telecom common stock is resident. To the extent necessary, SR Telecom plans to file applications or notices with applicable Canadian securities regulators in order to exempt the resale of the shares of SR Telecom common stock from applicable restrictions under Canadian provincial securities laws.

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

NO APPRAISAL RIGHTS

     Delaware law provides appraisal rights to stockholders of Delaware corporations in certain situations. However, those appraisal rights are not available to stockholders of a corporation such as Netro:

     - the securities of which are listed on a national securities exchange or are designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; and

     - the stockholders of which are not required to accept in exchange for their stock anything other than stock in another corporation listed on a national securities exchange or an interdealer quotation system by the NASD.

     Due to the following factors, stockholders of Netro will not have appraisal rights with respect to the merger:

     - Netro common stock is traded on the Nasdaq National Market; and

     - Netro stockholders are being offered shares of SR Telecom common stock, which must be traded on the Nasdaq National Market as a condition to the consummation of the merger.

     The cash being paid to Netro stockholders by virtue of the dividend comes from Netro, not SR Telecom, and is not part of the consideration being paid to Netro stockholders by SR Telecom in the merger. Accordingly, the cash paid in the dividend is not considered to be merger consideration for purposes of determining the availability of appraisal rights.

DELISTING AND DEREGISTRATION OF NETRO COMMON STOCK AFTER THE MERGER

     If the merger is completed, Netro's common stock will be delisted from the Nasdaq National Market and will be deregistered under the Exchange Act.

CERTAIN PENDING LITIGATION

     On April 8, 2003, an action styled Fuller & Thaler Asset Management, Inc.
v. Netro Corp. et al., Case No. CV816170 (Cal. Super. Ct.), naming as defendants Netro and its current and certain former directors was filed in the California Superior Court for Santa Clara County by a plaintiff claiming to be a Netro stockholder and alleging that it is asserting its claims on behalf of a class of Netro stockholders. The complaint asserts claims for breach of fiduciary duty against the current and former directors who are named as defendants based on allegations that Netro's directors, among other things, breached their fiduciary duties to Netro allegedly by failing to properly value and obtain the highest price reasonably available for Netro, by favoring SR Telecom over competing potential acquirers, including Wyndcrest, and by engaging in self-dealing in connection with the merger. The complaint seeks certain injunctive relief including, among other things, an injunction prohibiting Netro from completing the merger, rescission of the individual defendants' receipt of stock options and other benefits they may have received, as well as attorneys' fees and costs of suit. On May 23, 2003, a second action styled Maritime Association -- I.L.A. Pension Fund v. Netro Corp. et al., Case No. CV817375 (Cal. Super. Ct.), naming as defendants Netro and its current and certain former directors was filed in the California Superior Court for Santa Clara County by an entity claiming to be a Netro stockholder and alleging that it is asserting its claims on behalf of a class of Netro stockholders. The claims asserted and the relief sought in the Maritime Association action are substantially similar to the claims asserted and the relief sought in the Fuller & Thaler action. By agreed order, these two actions have been consolidated under the caption In re Netro Corporation Shareholder Litigation, Case No. CV816170 (Cal. Super. Ct.), and the complaint in the Maritime Association case has been designated the operative complaint. On July 3, 2003, Netro and the individual defendants filed demurrers to the operative complaint. A hearing to overrule the demurrers is scheduled to be held by the court on August 6, 2003.

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MATERIAL TAX CONSIDERATIONS

     Following is a discussion of the material United States and Canadian federal tax considerations relating to the cash dividend, the merger and the ownership of shares of SR Telecom common stock. The discussion is based on the federal tax laws of the United States and Canada as in effect on the date hereof, and is subject to changes in United States or Canadian law, including changes that could have retroactive effect. The following discussion does not take into account or discuss the tax laws of any country other than the United States and Canada.

     THIS DISCUSSION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO THE CASH DIVIDEND, THE MERGER OR THE OWNERSHIP OF SHARES OF SR TELECOM COMMON STOCK AND DOES NOT TAKE INTO ACCOUNT THE INDIVIDUAL CIRCUMSTANCES OF ANY PARTICULAR INVESTOR. THEREFORE, INVESTORS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES, CANADIAN OR OTHER APPLICABLE JURISDICTIONS' TAX CONSEQUENCES OF THE CASH DIVIDEND, THE MERGER AND THE OWNERSHIP OF SHARES OF SR TELECOM COMMON STOCK IN THEIR PARTICULAR CIRCUMSTANCES.

 U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of the material U.S. federal income tax consequences of the cash dividend, the merger and owning and disposing of shares of SR Telecom common stock. This discussion assumes that a U.S. holder (as defined below) holds shares of Netro common stock and will hold shares of SR Telecom common stock as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not address any tax considerations that may apply to holders subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, tax-exempt entities, individual retirement or other tax-deferred accounts, persons subject to the alternative minimum tax, persons that hold shares of Netro common stock or will hold shares of SR Telecom common stock as a position in a straddle or as part of a hedging, constructive sale or conversion transaction for U.S. federal income tax purposes, persons that have a functional currency other than the U.S. dollar or persons that own 10% or more of the equity of Netro or will hold 10% or more of the equity of SR Telecom.

     This discussion is based on the Code, Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date of this Prospectus. All of the foregoing are subject to change at any time, and any change could be retroactive.

     For purposes of this summary, a "U.S. holder" means a beneficial owner of shares of Netro common stock or shares of SR Telecom common stock that is, for U.S. federal income tax purposes:

     - an individual who is a citizen or resident of the United States,

     - a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia,

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

     - a trust the administration of which is subject to the primary supervision of a court in the United States and for which one or more U.S. persons have the authority to control all substantial decisions.

     The term "U.S. holder" also includes certain former citizens and residents of the United States.

     If a partnership holds shares of Netro common stock or shares of SR Telecom common stock, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships that hold shares of Netro common stock or that will hold shares of SR Telecom common stock should consult their tax advisors.

     As used herein, a "non-U.S. holder" is a beneficial owner of shares of Netro common stock or shares of SR Telecom common stock that is not a U.S. holder.

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     YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, AS
WELL AS STATE, LOCAL AND NON-U.S., TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, OF THE CASH DIVIDEND, THE MERGER AND THE OWNERSHIP OF SHARES OF SR TELECOM COMMON STOCK.

 Characterization of the Cash Dividend and the Merger

     Netro believes and intends to take the position that the cash dividend and the merger constitute separate taxable events and that the merger is properly treated as a "reorganization", in each case for U.S. federal income tax purposes. Although this characterization is not entirely free from doubt, Netro will not request a ruling from the Internal Revenue Service (IRS) or a tax opinion from counsel, and no assurance can be given that the IRS will not assert an alternative characterization of the cash dividend or the merger. In the event the IRS successfully asserts an alternative characterization of the cash dividend or the merger, the U.S. federal income tax consequences of the cash dividend and the merger could differ materially in some respects from those described below. In particular, the IRS could assert, among other things, that the cash dividend and the merger are part of a single transaction or that the merger is otherwise not properly treated as a "reorganization," in each case for U.S. federal income tax purposes, with the result that you would recognize gain or loss on the exchange of your shares of Netro common stock for shares of SR Telecom common stock and cash in a fully taxable transaction.

     Assuming the cash dividend and the merger constitute separate taxable events and that the merger is properly treated as a "reorganization", in each case for U.S. federal income tax purposes, the discussion of the U.S. federal income tax consequences of the merger below is based on a factual assumption that the value of SR Telecom (excluding certain liquid assets) is less than the value of Netro (determined based on market values on the closing date after taking into account the cash dividend). Applying the valuation rules for SR Telecom and Netro described in the previous sentence, if the value of SR Telecom were at least equal to the value of Netro on the closing date, you would not recognize gain or loss on the exchange of Netro common stock for shares of SR Telecom common stock in the merger. In this circumstance, the other U.S. federal income tax consequences of the merger would be as described herein, adjusted for the nonrecognition of gain. You should consult your own tax advisor regarding the proper U.S. federal income tax characterization of the cash dividend and the merger.

     Based on its anticipated earnings during 2003, Netro expects that it will not have positive current or accumulated earnings and profits, as determined under U.S. federal income tax principles, during the taxable year in which the cash dividend is made, but there can be no assurance that Netro's expectation will be correct. In the event that Netro's expectation is incorrect and assuming the cash dividend and the merger constitute separate transactions for U.S. federal income tax purposes, the cash dividend will be treated as a dividend taxable as ordinary income to the extent paid out of Netro's current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, with the excess of the cash dividend over such earnings and profits treated as a tax-free return of capital to the extent of a U.S. holder's basis in the shares of Netro common stock and, to the extent in excess of basis, as capital gain. In the event that a non-U.S. holder is subject to U.S. federal withholding tax because a portion of the cash dividend is treated as a dividend, Netro will be required to pay such withholding tax to the IRS without reduction of the cash dividend. A non-U.S. holder should consult his or her own tax advisor regarding the effect of that additional payment on his or her own non-U.S. taxes, including the ability to claim such U.S. federal withholding tax as a credit against his or her non-U.S. taxes.

 U.S. Federal Income Tax Consequences of the Cash Dividend, the Merger and the Ownership of Shares of SR Telecom Common Stock

     This discussion of U.S. federal income tax consequences of the cash dividend and the merger is based on the assumptions that Netro's positions and expectations discussed above are correct and, applying the valuation rules for SR Telecom and Netro described above, that the value of SR Telecom is less than the value of Netro on the closing date.

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     Based on the foregoing, in the opinion of Pillsbury Winthrop LLP, counsel to SR Telecom, and Davis Polk & Wardwell, counsel to Netro, the following discussion describes the material U.S. federal income tax consequences of the cash dividend, the merger and owning and disposing of shares of SR Telecom common stock.

     U.S. HOLDERS

     The amount of the cash dividend will be treated as a tax-free return of capital to the extent of your adjusted tax basis in shares of Netro common stock and, to the extent in excess of basis, as capital gain. Any amount treated as a tax-free return of capital will reduce your adjusted tax basis in your shares of Netro common stock. Any capital gain will be long-term if you have held the shares of Netro common stock for more than one year and otherwise will be short-term capital gain. Generally, for a U.S. holder who is an individual, long-term capital gains are subject to preferential U.S. federal income tax rates, which have been reduced for long-term capital gains recognized on or after May 6, 2003. Short-term capital gains are taxed at U.S. federal income tax rates applicable to ordinary income, which, for gains recognized on or after May 6, 2003, will be higher than the rates applicable to certain dividends.

     You will recognize gain, but not loss, on the exchange of your shares of Netro common stock for shares of SR Telecom common stock in the merger. The amount of any gain recognized will equal the difference, if any, between the fair market value of the shares of SR Telecom common stock received determined at the time of the exchange and your adjusted basis in your shares of Netro common stock immediately before the exchange (after taking into account the reduction attributable to the cash dividend as described above). Any gain recognized in the exchange will be capital gain, and will be long-term capital gain if you held your shares of Netro common stock for more than one year prior to the exchange and otherwise will be short-term capital gain. Generally, for a U.S. holder who is an individual, long-term capital gains are subject to preferential U.S. federal income tax rates, which have been reduced for long-term capital gains recognized on or after May 6, 2003. Short-term capital gains are taxed at U.S. federal income tax rates applicable to ordinary income, which, for gains recognized on or after May 6, 2003, will be higher than the rates applicable to certain dividends.

     Your tax basis in the shares of SR Telecom common stock received in the exchange for shares of Netro common stock will be equal to your adjusted basis in your shares of Netro common stock immediately before the exchange (after taking into account the reduction attributable to the cash dividend as described above) increased by any gain recognized by you in the exchange. Your holding period for the shares of SR Telecom common stock you receive will include your holding period in your shares of Netro common stock exchanged.

     You should consult your tax advisor regarding the proper U.S. federal income tax treatment of the effect of rounding in lieu of fractional shares of SR Telecom common stock.

     NON-U.S. HOLDERS

     A non-U.S. holder will not be subject to U.S. federal income tax from the cash dividend or in respect of any gain recognized on the exchange of shares of Netro common stock for shares of SR Telecom common stock in the merger unless
(1) the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and is attributable to a permanent establishment maintained in the United States by such non-U.S. holder if an applicable income tax treaty so requires as a condition for such non-U.S. holder to be subject to U.S. taxation on a net income basis in respect of gain from the sale or other disposition of the shares of Netro common stock) or (2) the non-U.S. holder is an individual and is present in the United States for 183 or more days in the taxable year of the cash dividend and the merger and certain other conditions apply. Effectively connected gain realized by a corporate non-U.S. holder on the cash dividend or on the exchange of shares of Netro common stock for shares of SR Telecom common stock in the merger may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     A non-U.S. holder will not be subject to U.S. federal withholding tax on the cash dividend except to the extent described above under "Characterization of the Cash Dividend and the Merger."
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     TAXATION OF DIVIDENDS ON SHARES OF SR TELECOM COMMON STOCK

     The gross amount of any dividend distributions to U.S. holders, including any Canadian withholding taxes paid by SR Telecom with respect thereto, will be taxable as ordinary income to the extent paid out of SR Telecom's current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Distributions in excess of SR Telecom's current or accumulated earnings and profits will be treated as a tax-free return of capital to the extent of a U.S. holder's basis in the shares of SR Telecom common stock and, to the extent in excess of basis, as capital gain. Any such distribution will not qualify for the dividends-received deduction allowed to U.S. corporations.

     For taxable years beginning after December 31, 2002 and before January 1, 2009, dividends received by a U.S. holder who is an individual from a "qualified foreign corporation" are subject to preferential U.S. federal income tax rates, subject to certain holding period requirements and other limitations. For this purpose, SR Telecom believes that it is a qualified foreign corporation.

     Distributions on the shares of SR Telecom common stock paid in Canadian dollars, including any associated withholding taxes paid by SR Telecom in Canadian dollars, will be included in the gross income of a U.S. holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day of receipt, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If the Canadian dollars are converted into U.S. dollars on the day received, U.S. holders generally should not be required to recognize foreign currency exchange gain or loss. U.S. holders should consult their own tax advisors regarding the treatment of any foreign currency exchange gain or loss on Canadian dollars not converted into U.S. dollars on the day of receipt.

     Dividends received by a U.S. holder will be treated as foreign-source income and will generally constitute "passive income" (or, in some cases, "financial services income") for U.S. foreign tax credit purposes. A U.S. holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of Canadian withholding taxes withheld on a dividend paid on shares of SR Telecom common stock. Alternatively, a U.S. holder may claim a deduction in respect of such withholding taxes. The U.S./Canada Income Tax Treaty generally provides for a maximum Canadian withholding tax rate of 15% with respect to dividends paid to U.S. holders that are entitled to the benefits of the treaty. U.S. holders should consult their own tax advisors concerning the application of the U.S. foreign tax credit rules to their particular situations.

     SALE OR EXCHANGE OF SHARES OF SR TELECOM COMMON STOCK

     You will recognize capital gain or loss on the sale or exchange of shares of SR Telecom common stock equal to the difference between the amount you realize and your adjusted tax basis in the shares of SR Telecom common stock sold or exchanged. This gain or loss will be long-term if you have held the shares of SR Telecom common stock for more than one year and otherwise will be short-term capital gain. Generally, for a U.S. holder who is an individual, long-term capital gains are subject to preferential U.S. federal income tax rates, which have been reduced for long-term capital gains recognized on or after May 6, 2003 and before January 1, 2009. Short-term capital gains are taxed at U.S. federal income tax rates applicable to ordinary income, which, for gains recognized on or after May 6, 2003 and before January 1, 2009, will be higher than the rates applicable to dividends. The distinction between capital gain or loss and ordinary income or loss is also important in other contexts; for example, for purposes of the limitations on a U.S. holder's ability to offset capital losses against ordinary income. For foreign tax credit purposes, gain or loss recognized upon such sale or exchange of shares of SR Telecom common stock generally will be treated as from sources within the United States.

     PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

     The Code provides special anti-deferral rules regarding certain distributions received by U.S. persons with respect to, and sales, exchanges and other dispositions, including pledges, of shares of stock or options of a passive foreign investment company ("PFIC"). A foreign corporation will be treated as a PFIC for any taxable year if (1) 75% or more of its gross income for the taxable year is passive income or (2) the average percentage of its assets, generally by value, that produce or are held for the production of passive income is at
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least 50%. SR Telecom believes that it will not be a PFIC for the taxable year ended December 31, 2003. A foreign corporation's status as a PFIC, however, is a factual determination that is made annually and thus may be subject to change.

     BACKUP WITHHOLDING TAX AND INFORMATION REPORTING REQUIREMENTS

     U.S. backup withholding tax and information reporting requirements generally apply to payments to non-corporate U.S. holders of shares of SR Telecom common stock. Information reporting will apply to payments of dividends on, and to proceeds from the disposition of, shares of SR Telecom common stock within the U.S. to a U.S. holder other than an "exempt recipient." For this purpose, "exempt recipients" include corporations and certain other persons that, when required, demonstrate their exempt status. Backup withholding at the applicable rate may also apply to payments of dividends on, and the proceeds from the disposition of, shares of SR Telecom common stock within the U.S. to a U.S. holder other than an exempt recipient. The backup withholding tax is not an additional tax and may be credited against a U.S. holder's regular U.S. federal income tax liability or refunded by the IRS, if applicable.

     Non-U.S. holders are generally exempt from information reporting and backup withholding provided, if necessary, they demonstrate their exemption.

 CANADIAN FEDERAL TAX CONSIDERATIONS

     Set forth below is a discussion of the material Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Canadian Tax Act") of receiving shares of SR Telecom common stock pursuant to the merger, generally applicable to Netro stockholders who, for purposes of the Canadian Tax Act and at all relevant times, hold their shares of Netro common stock as capital property and deal at arm's length with SR Telecom and Netro and are not affiliated with SR Telecom or Netro and, insofar as it relates to matters of law or legal conclusions, constitutes the opinion of Fasken Martineau DuMoulin LLP. This discussion is applicable only to Netro stockholders who are not and have not been resident or deemed to be resident in Canada for purposes of the Canadian Tax Act at any time when they held shares of Netro common stock (or any other property exchanged for shares of Netro common stock in a tax deferred transaction) or when they will hold shares of SR Telecom common stock and who do not use or hold and are not deemed to use or hold, the shares of Netro common stock or the shares of SR Telecom common stock in connection with carrying on business in Canada and for whom neither the shares of Netro common stock nor the shares of SR Telecom common stock are "designated insurance property." (The Netro stockholders to whom this summary applies are referred to herein as "Non-resident holders.") This discussion does not apply to a non-resident insurer which carries on business in Canada and elsewhere.

     This discussion is based on the Canadian Tax Act, the regulations thereunder and the current published administrative policies and assessing practices of the Canada Customs and Revenue Agency, all in effect as of the date of this proxy statement/prospectus. This discussion also takes into account proposed amendments (the "Proposed Amendments") to the Canadian Tax Act publicly released by the Department of Finance Canada prior to the date of this proxy statement/prospectus, although no assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all. This discussion does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. This discussion is based on the assumption that the shares of SR Telecom common stock will at all times be listed on a prescribed stock exchange for purposes of the Canadian Tax Act (which includes both the Nasdaq National Market and the Toronto Stock Exchange).

     THIS DISCUSSION IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSIDERED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR NETRO STOCKHOLDER. NETRO STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS IN THEIR PARTICULAR CIRCUMSTANCES.

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

 Disposition of Shares of Netro Common Stock

     The disposition of the shares of Netro common stock, and the receipt of shares of SR Telecom common stock pursuant to the merger will not give rise to tax for a Non-resident holder under the Canadian Tax Act.

 Dividends

     Dividends, if any, paid or credited (or deemed to have been paid or credited) to a Non-resident holder by SR Telecom will be subject to a Canadian non-resident withholding tax of 25% of the gross amount of such dividends (subject to reduction in accordance with an applicable international tax treaty between Canada and the Non-resident holder's country of residence). Where the Non-resident holder is a resident of the United States for purposes of the Canada-United States Income Tax Convention (1980) (the "Convention"), the rate of such withholding tax is generally 15%. Under the Convention, dividends paid to certain religious, scientific, literary, educational or charitable organizations and to certain pension organizations that are resident in, and generally exempt from tax in the United States are generally exempt from Canadian non-resident withholding tax. Provided that certain administrative procedures are observed by such an organization, SR Telecom would not be required to withhold such tax from dividends paid or credited to such an organization.

 Disposition of Shares of SR Telecom Common Stock

     A Non-resident holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized by such Non-resident holder on a disposition of a share of SR Telecom common stock, other than a disposition to SR Telecom, unless such shares constitute "taxable Canadian property" of the Non-resident holder for purposes of the Canadian Tax Act and are not "treaty-protected property." Provided that, at the time of disposition, the shares of SR Telecom common stock are listed on a prescribed stock exchange, the shares of SR Telecom common stock will generally not constitute "taxable Canadian property" to a Non-resident holder unless, at any time during the 60 month-period immediately preceding the disposition of the shares, the holder, persons with whom the holder does not deal at arm's length or the holder together with such persons, own not less than 25% of the issued shares of any class or any series of shares of the capital stock of SR Telecom.

     Even if the shares of SR Telecom common stock are "taxable Canadian property" to a Non-resident holder, they will be "treaty-protected property" to a Non-resident holder who is a resident of the United States for purposes of the Convention unless the value of such shares at the time of disposition is derived principally from real property situated in Canada.

CHANGE OF CONTROL

     The merger will result in a change of control of Netro. However, because holders of Netro common stock will own less than 50% of SR Telecom's common stock after the merger, the merger will not result in a change of control to SR Telecom for purposes of any of its employment, severance or other agreements.

EFFECT OF THE MERGER ON OUTSTANDING NETRO STOCK OPTIONS

     At the effective time of the merger, all outstanding options to purchase shares of Netro common stock under any stock option or compensation plan or arrangement of Netro, whether or not exercisable or vested, will be terminated. No consent of any holder of any stock option or any employee will be required under any Netro stock option or compensation plan or other arrangement of Netro for such termination.

     As of June 16, 2003, there were outstanding options to purchase 7,256,090 shares of Netro common stock at exercise prices ranging from US$0.20 to US$49.875. Of that number, options to purchase approximately 4,909,895 shares will be vested and exercisable as of July 31, 2003. If those options are exercised prior to the effective time of the merger, the shares acquired upon exercise will be entitled to receive the cash dividend and the shares of SR Telecom common stock to be issued in the merger.

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                              THE MERGER AGREEMENT

     The following is a description of the material provisions of the agreement and plan of merger, as amended, which we refer to as the merger agreement. While SR Telecom and Netro believe this description covers the material terms of the merger agreement, it may not contain all the information that is important to you and is qualified in its entirety by reference to the merger agreement, including amendment no. 1 and amendment no. 2 thereto, which are attached to this proxy statement/prospectus as Annexes A, B-1 and B-2 and incorporated by reference into this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety.

STRUCTURE OF THE MERGER

     The merger agreement provides for the merger of SR Telecom's wholly-owned subsidiary, Norway Acquisition Corporation, with and into Netro, with Netro surviving the merger as a wholly-owned subsidiary of SR Telecom.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by SR Telecom and Netro and specified in the certificate of merger. The filing of the certificate of merger will occur no later than the third business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement, including the requisite vote of Netro's stockholders and payment of the US$100 million cash dividend.

THE CASH DIVIDEND

     Contingent upon approval and adoption of the merger agreement and the merger by Netro stockholders, Netro has agreed to declare and pay (subject to permissibility under applicable law) a cash dividend in respect of each outstanding share of Netro common stock in an amount equal to a fraction (rounded to the nearest whole cent), the numerator of which shall be US$100 million and the denominator of which shall be the number of outstanding shares of Netro common stock outstanding immediately prior to the effective time of the merger. Such cash dividend will be segregated and set aside immediately prior to the effective time of the merger with respect to each share of Netro common stock outstanding on the record date for the cash dividend, which will be the closing date of the merger agreement. The cash dividend will be distributed promptly following the effective time of the merger to Netro stockholders. For example, if there are 40,373,088 shares of Netro common stock outstanding at the effective time of the merger, and you hold 500 shares of Netro common stock, you will be entitled to receive US$1,238. This is only an example; the actual amount of the cash dividend will vary depending upon the number of shares of Netro common stock outstanding immediately prior to the effective time of the merger. If the number of shares of Netro common stock outstanding at the effective time of the merger is greater or less than 40,373,088, the amount of the cash dividend would be adjusted accordingly.

THE MERGER CONSIDERATION

     At the effective time of the merger, each outstanding share of Netro common stock and the associated preferred stock purchase right will be automatically converted into the right to receive the number of shares of SR Telecom common stock equal to a fraction, the numerator of which is 41.5 million and the denominator of which is the number of shares of Netro common stock outstanding immediately prior to the effective time of the merger. No fractional share will be issued in connection with the merger. Any fraction equal to or higher than one-half will be rounded up to the next succeeding whole share and any fraction less than one-half will be rounded down. For example, if there are 40,373,088 shares of Netro common stock outstanding at the effective time of the merger, and you hold 500 shares of Netro common stock, you will be entitled to receive
513.95 shares of SR Telecom common stock. This would be rounded up to 514 shares of SR Telecom common stock. This example merely illustrates one possible number of shares of Netro common stock outstanding at the effective time of the merger. If the number of shares of Netro common stock outstanding at the effective time

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of the merger is greater or less than 40,373,088, the amount of the cash dividend and the number of shares of SR Telecom common stock received would be adjusted accordingly.

STOCK OPTIONS

     At the effective time of the merger, each outstanding option to purchase shares of Netro common stock under any stock option or compensation plan or arrangement, whether or not exercisable or vested, shall be terminated.

THE EXCHANGE AGENT

     Prior to the effective time of the merger, SR Telecom is required to make available to the exchange agent the shares of SR Telecom common stock to be exchanged for the shares of Netro common stock to which you may be entitled to receive under the merger agreement.

PROCEDURES FOR EXCHANGING STOCK CERTIFICATES

     Promptly after the effective time of the merger, the exchange agent will mail to you a letter of transmittal and instructions for you to use in surrendering your share certificates. When you properly surrender your share certificates to the agent for cancellation, together with a duly executed letter of transmittal and any other documents as the agent may require, you will be entitled to receive

     - your proportionate share of the cash dividend; and

     - shares of SR Telecom common stock to be exchanged for shares of Netro common stock represented by your share certificates in accordance with the merger agreement, after giving effect to any required tax withholdings, and your certificates will be canceled.

     SR Telecom is entitled to any shares of SR Telecom common stock and any cash made available to the exchange agent that remain unclaimed by Netro stockholders one year after the effective time of the merger. After that date, holders of Netro common stock who have not complied with the instructions to exchange their shares of Netro common stock will be required to look to SR Telecom for their shares of SR Telecom common stock and their share of the cash dividend.

     You should not send in your share certificates before you receive a letter of transmittal and instructions from the exchange agent.

CERTIFICATE OF INCORPORATION AND BY-LAWS

     The merger agreement provides that, at the effective time of the merger, the certificate of incorporation of Netro will be amended in the merger to be the same as the certificate of incorporation of Norway Acquisition Corporation, except that Netro's name will remain unchanged, and as so amended, will be the certificate of incorporation of Netro until amended in accordance with applicable law. The by-laws of Norway Acquisition Corporation, as in effect immediately prior to the effective time of the merger, will be the by-laws of the surviving corporation following the merger until changed or amended.

OFFICERS AND DIRECTORS OF NETRO FOLLOWING THE MERGER

     After the effective time of the merger, the directors and officers of Norway Acquisition Corporation will become the directors and officers of Netro, until their successors are duly elected, appointed and qualified.

DIRECTORS OF SR TELECOM FOLLOWING THE MERGER

     Following the effective time of the merger, SR Telecom's board of directors has agreed to appoint an individual, designated by Netro's board of directors and reasonably acceptable to SR Telecom's board of directors, to serve on SR Telecom's board of directors with a term expiring at the next annual meeting of SR

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Telecom's stockholders following the effective time of the merger. SR Telecom's board of directors has also agreed to include such person in the slate of nominees recommended by SR Telecom's board of director's at such annual meeting. Netro has named Gideon Ben-Efraim as its nominee.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties of Netro and SR Telecom relating to, among other things:

     - corporate organization and power;

     - authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorization of governmental authorities relating to, the merger agreement and related matters;

     - absence of conflicts with organizational documents and material agreements;

     - capital structure;

     - subsidiaries;

     - documents filed with the securities regulatory authorities, the accuracy of the financial statements and other information contained in such documents and the absence of undisclosed liabilities;

     - the accuracy of information supplied in connection with this proxy statement/prospectus;

     - absence of particular changes or events;

     - absence of undisclosed material liabilities;

     - compliance with laws and court orders;

     - outstanding and pending litigation;

     - finders and brokers;

     - filing of material tax returns and payment of taxes;

     - environmental matters;

     - satisfaction of takeover statute requirements;

     - intellectual property rights; and

     - absence of restrictions on business activities.

     Representations and warranties made solely by Netro relate to:

     - opinion of financial advisor;

     - matters relating to the Employee Retirement Income Security Act and other employee benefit matters;

     - labor relations and employment matters;

     - agreements, contracts and commitments;

     - insurance;

     - change of control payments;

     - absence of discussions relating to competing acquisition proposals;

     - absence of Canadian operations; and

     - that after considering the advice of its advisors and after reviewing other alternatives available to Netro, including liquidation, dissolution or winding up of Netro, Netro's board of directors has determined

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       that the distribution of the cash dividend and merger with SR Telecom are in the best interests of Netro stockholders.

     The representations and warranties in the merger agreement are complex and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Merger Sub."

DEFINITION OF MATERIAL ADVERSE EFFECT

     Several of the representations and warranties and certain conditions contained in the merger agreement are qualified by reference to whether the item in question would have a "material adverse effect" on either Netro or SR Telecom. The merger agreement provides that a "material adverse effect" means, with respect to any person, a material adverse effect on the business, assets, liabilities, operations, financial condition or results of operations of such person and its subsidiaries, taken as a whole, or such person's ability to perform its obligations under or to consummate the transactions contemplated in the merger agreement, it being understood that none of the following, in and of itself, will constitute a material adverse effect:

     - changes attributable to the merger agreement or the transactions contemplated thereby;

     - changes attributable to the announcement of the merger;

     - changes or conditions affecting the U.S., Canadian or any foreign telecommunications or data networking industry generally;

     - changes in U.S., Canadian or any foreign economic, regulatory or political conditions generally or in U.S., Canadian or any foreign financial markets;

     - changes attributable to any attack on, outbreak or escalation of hostilities or act of terrorism in the United States, Canada or abroad, any declaration of war or any other national or foreign calamity;

     - any failure to meet published revenue or earnings projections; or

     - any change in the entity's stock price or trading volume.

PRINCIPAL COVENANTS

 CONDUCT OF NETRO BUSINESS PENDING THE MERGER

     Netro has agreed that until the earlier of the effective time of the merger and the termination of the merger agreement or unless SR Telecom consents in writing, Netro will conduct its business operations in the ordinary course consistent with past practice (to the extent contemplated by Netro's business plan, which was adopted by Netro's board of directors and provided to SR Telecom prior to the execution of the merger agreement) and in accordance with all applicable laws and regulations so as to reasonably maximize the cash and cash equivalents available to the surviving corporation as it pays its liabilities and obligations (including all customers, suppliers, licensors, and licensees) in accordance with the business plan. Netro has agreed to use its commercially reasonable efforts to preserve intact its business organization and relationships of Netro and its subsidiaries to the extent contemplated by the business plan.

     Netro has also agreed to promptly advise SR Telecom in writing of all material developments relating to the conduct of its business and the businesses of its subsidiaries, including resolutions of litigation, disposition of tangible and intangible assets and satisfaction of liabilities.

     Netro has also agreed that, without the prior written consent of SR Telecom, Netro will not, and will not permit any of its subsidiaries, to:

     - materially deviate from the business plan, including incurring or paying any expense or liability the amount of which exceeds the amount specified in the business plan by more than US$75,000, or expenses or liabilities the aggregate amount of which exceeds the amount specified in the business plan by more than US$250,000;

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     - adopt or propose any change to its certificate of incorporation or bylaws;

     - merge or consolidate with any other entity or acquire a material amount of stock or assets of any other entity;

     - incur or pay any fees and expenses of counsel and accountants in amounts in excess of the sum of US$600,000 plus the excess (if any) of budgeted operating expenses under the business plan over actual operating expenses, to the extent Netro reasonably expects and certifies that such excess will exist throughout the period reflected in the business plan and on the closing date of the merger, in the aggregate, arising out of, or in connection with or related to, the merger;

     - sell, lease, license or otherwise dispose of any material subsidiary or material amount of assets, securities or property except pursuant to existing contracts or commitments and in the ordinary course consistent with past practice or in accordance with the business plan;

     - take any action that would make any representation and warranty of Netro in the merger agreement inaccurate in any material respect at, or as of any time prior to, the effective time of the merger or omit to take any action reasonably necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

     - declare, set aside or pay any dividends (other than the cash dividend described in this proxy statement/ prospectus) on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

     - except as set forth in the merger agreement, Netro has agreed not to redeem the rights or terminate its rights agreement prior to the effective time of the merger; and

     - take other actions enumerated in the merger agreement.

     At Netro's request, SR Telecom has agreed to provide written consent, which consent may not be unreasonably withheld, to any action for which such consent is required as promptly as possible.

 CONDUCT OF SR TELECOM BUSINESS PENDING THE MERGER

     SR Telecom has agreed that until the earlier of the effective time of the merger and the termination of the merger agreement or unless Netro consents in writing, SR Telecom will conduct its business operations in the ordinary course consistent with past practice and will use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of their present officers and employees.

     SR Telecom has also agreed that, without the prior written consent of Netro, SR Telecom will not, and will not permit any of its subsidiaries, to:

     - adopt or propose any change to its certificate of incorporation, except that SR Telecom may adopt a new general bylaw to conform to recent amendments to the Canada Business Corporations Act as has been previously disclosed by SR Telecom to Netro and may declare and effect a reverse stock split of its shares of common stock so as to effectuate the quotation of SR Telecom's common stock on the Nasdaq National Market; and

     - take any action that would make any representation and warranty of SR Telecom in the merger agreement inaccurate in any respect at, or prior to, the effective time of the merger.

     At SR Telecom's request, Netro has agreed to provide written consent, which consent may not be unreasonably withheld, to any action for which such consent is required as promptly as possible.

     SR Telecom may repay, in whole or in part, CDN$5 million principal amount outstanding under SR Telecom's credit facility with Canadian Imperial Bank of Commerce.

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 NO SOLICITATION

     The merger agreement provides that, until the earlier of the effective time of the merger and the termination of the merger agreement, Netro will not, nor will it authorize or permit any of its subsidiaries or their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly:

     - solicit, initiate, induce or take any action to facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal, as described below;

     - enter into, continue or otherwise participate in any discussions or negotiations with, furnish any information relating to Netro or any of its subsidiaries or afford access to the business, properties, assets, books or records of Netro or any of its subsidiaries, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any inquiries or effort by any third party that is seeking to make, or has made, or that may reasonably be expected to lead to, an acquisition proposal,

     - grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Netro or any of its subsidiaries,

     - authorize, approve or recommend any acquisition proposal or liquidation alternative, as described below, or

     - enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting, contemplating or related to, or an agreement that is intended to or would reasonably be expected to lead to, any acquisition proposal.

     Upon receipt by Netro of any acquisition proposal, any indication that any third party is considering making an acquisition proposal or any request for information relating to Netro or any of its subsidiaries or for access to the business, properties, assets, books or records of Netro or any of its subsidiaries by any third party that may be considering making, or has made, an acquisition proposal. Netro has agreed to identify the third party making, and the terms and conditions of, any such acquisition proposal, indication or request to SR Telecom. Netro has agreed to keep SR Telecom fully informed, on a current basis, of the status and material details of any such acquisition proposal, indication or request, including any meeting of Netro's board of directors at which the board of directors is reasonably expected to consider any acquisition proposal.

     Even though Netro has agreed to the provisions described above relating to the solicitation of an acquisition proposal, if Netro receives an unsolicited, bona fide written acquisition proposal that Netro's board of directors reasonably believes, after considering advice from its outside legal counsel and financial advisors, is from a person reasonably capable of consummating the acquisition proposal and is or will lead to a superior proposal (as described below), Netro, provided that it has not breached the non-solicitation provisions of the merger agreement, may take the following actions:

     - engage in negotiations or discussions with such third party;

     - furnish to such third party nonpublic information relating to Netro or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to Netro than those contained in the confidentiality agreement with SR Telecom and terms which shall not include any provision calling for an exclusive right to negotiate with such third party or having the effect of prohibiting Netro from satisfying its obligations under the merger agreement, and contemporaneously with furnishing any such nonpublic information to such third party, Netro furnishes the same nonpublic information to SR Telecom if Netro did not previously do so;

     - following receipt of a superior proposal or a determination by Netro's board of directors that a superior alternative exists, Netro's board of directors may fail to make, withdraw or modify its recommendation to its stockholders, if all of the following conditions are met:

      - the special meeting to vote on the adoption of the merger agreement has not occurred;

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      - Netro delivers to SR Telecom, promptly following the board of directors resolution to change its recommendation, written notice of the change of recommendation, including the material terms and conditions of the superior proposal, and the identity of the third party making any superior proposal, or, in the case of a superior alternative, that such superior alternative exists; and

      - Netro's board of directors has concluded in its reasonable judgment by a majority vote, after considering the advice its outside legal counsel and financial advisors that, in light of the superior proposal or superior alternative, as the case may be, the failure of Netro's board of directors to change its recommendation would cause Netro's board of directors to breach its fiduciary duties or otherwise be unlawful under applicable law; or

     - take any nonappealable, final action that any court of competent jurisdiction orders Netro to take.

     For three days after delivering the change of recommendation notice, Netro has agreed to provide SR Telecom a reasonable opportunity to make adjustments in the terms and conditions of the merger agreement, and negotiate in good faith with respect to that agreement.

     Netro's board of directors is not permitted to take any of the actions referred to above unless Netro has delivered to SR Telecom a prior written notice advising SR Telecom that it intends to take such action. Netro has further agreed to continue to advise SR Telecom after taking such action.

     For purposes of the merger agreement, "acquisition proposal" means, other than the transactions contemplated by the merger agreement (including the cash dividend), any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, any of the following:

     - any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Netro and its subsidiaries or beneficial ownership of securities representing 15% or more of the outstanding securities of any class of equity or voting securities of Netro or of any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Netro;

     - any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party's beneficially owning 15% or more of the outstanding securities of any class of equity or voting securities of Netro or of any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Netro;

     - a merger, consolidation, share exchange, business combination, sale or transfer of all or substantially all the assets, exclusive license, reorganization, recapitalization, liquidation, dissolution, extraordinary dividend (other than a liquidation alternative or the cash dividend) or other similar transaction involving Netro or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Netro;

     - the sale or transfer of all or substantially all of Netro's key technology or the exclusive license thereof (other than a liquidation alternative); or

     - any other transaction (other than a liquidation alternative) the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger or that could reasonably be expected to dilute materially the benefits to SR Telecom of the transactions contemplated in the merger agreement.

     For purposes of the merger agreement, "liquidation alternative" means any proposal or inquiry involving the liquidation, dissolution or winding up of Netro that is not initiated by and (prior to the time of the determination that a superior alternative exists) does not involve, a third party.

     For purposes of the merger agreement, "superior alternative" means a determination by the Netro board of directors in its reasonable judgment by a majority vote, after considering the advice of its financial and legal advisors, that a liquidation alternative would be more favorable to the stockholders of Netro from a financial point of view than the terms of the merger (including the distribution of the cash dividend) or that consummation of the transactions contemplated by the merger agreement (including the distribution of the cash dividend and the merger) are unlawful under applicable law.
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     For purposes of the merger agreement, "superior proposal" means any bona fide, unsolicited written acquisition proposal for at least 80% of the outstanding Netro common stock on terms that Netro's board of directors determines in its reasonable judgment by a majority vote, after considering the advice of its financial advisor, to be more favorable to the stockholders of Netro from a financial point of view than the terms of the merger (taking into account all the terms and conditions of the acquisition proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation, the timing of the consummation, the risk of nonconsummation and the need for any required governmental consents, filings and approvals).

 BOARD RECOMMENDATION

     Netro has agreed that it will call, give notice of, convene and hold a meeting of Netro stockholders to vote on adoption of the merger agreement, regardless of the commencement, disclosure, announcement or submission to it of any acquisition proposal, or of any withdrawal, amendment or modification of its recommendation, and it will not subject to the vote of Netro stockholders any acquisition proposal, or propose to do so.

 INDEMNIFICATION AND INSURANCE

     SR Telecom has agreed to indemnify and provide insurance to Netro's officers and directors, all as described under the section entitled "The Merger -- Interests of Netro's Directors and Officers in the Merger."

 BENEFIT ARRANGEMENTS

     SR Telecom has agreed to provide, or cause the surviving corporation in the merger to provide, Netro employees who are subsequently employed by SR Telecom after the effective time of the merger with employee benefits (other than equity-based benefits) that are substantially comparable to those provided to similarly situated active employees of SR Telecom, and to honor the severance payments and benefits payable under Netro's severance plans, agreements and policies in effect immediately prior to the closing.

     In accordance with the terms and conditions of Netro's 1999 Employee Stock Purchase Plan and the merger agreement, Netro's board of directors shortened the purchase periods and offering periods in progress at the time of the signing of the merger agreement and set June 30, 2003 as the final purchase date. Netro notified all participants in the plan of the new purchase date at least ten days prior to such date, and each participant's option under the plan was exercised automatically on the new purchase date, unless the participant withdrew from the offering period prior to the purchase date. The plan was terminated on June 30, 2003.

     Netro will terminate its 401(k) plan prior to the effective time of the merger, and participants will be permitted to roll over their accounts into (or to have their accounts directly transferred to), and will continue to be eligible to participate in, a plan or plans qualified under Section 401 of the Code maintained by SR Telecom.

     Prior to the effective time of the merger, the board of directors, or an appropriate committee of non-employee directors, of each of Netro and SR Telecom will, if necessary, adopt a resolution consistent with the interpretative guidance of the SEC so that the disposition of Netro stock, and acquisition of SR Telecom stock as merger consideration, by Netro insiders will be exempt transactions for purposes of Section 16(b) of the Exchange Act.

 STOCK EXCHANGE LISTING

     SR Telecom has agreed to use its commercially reasonable efforts to cause the shares of SR Telecom common stock to be approved for listing on the Nasdaq National Market (subject to official notice of issuance) and the Toronto Stock Exchange.

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 MUTUAL COVENANTS

     The merger agreement contains several mutual covenants, including:

     - using commercially reasonable efforts to take actions and do all things necessary, proper or advisable to complete the merger and the other transactions contemplated by the merger agreement;

     - preparation and distribution of this proxy statement/prospectus;

     - cooperation regarding filings with governmental and other agencies and organizations;

     - public announcements;

     - further assurances;

     - access to information;

     - confidential treatment of non-public information; and

     - notices of particular events.

CONDITIONS TO THE MERGER

     The obligations of Netro and SR Telecom to consummate the merger depend upon the satisfaction of, among others, the following conditions:

     - the merger agreement and the merger must be approved and adopted by the stockholders of Netro in accordance with Delaware law, the rules of Nasdaq and Netro's organizational documents;

     - there must be no provision of any applicable law or regulation and no judgment, and no temporary, preliminary or permanent injunction, order or decree which is in effect and has the effect of making the merger illegal or otherwise prohibiting the consummation of the merger;

     - the expiration or termination of any applicable waiting period relating to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, notification of which was received on April 18, 2003;

     - the effectiveness of, and the absence of stop order proceedings with respect to, the registration statement that includes this proxy statement/prospectus;

     - the shares of SR Telecom common stock to be issued in the merger must have been approved for listing on the Nasdaq National Market, which will likely require a reverse stock split of the shares of SR Telecom common stock, and the Toronto Stock Exchange, subject, in the case of the Nasdaq National Market, to official notice of issuance, and such shares of SR Telecom common stock must be freely tradable under the Canadian securities laws;

     - all actions by or in respect of, or filings with, any governmental entity, required to permit the consummation of the merger must have been taken, made or obtained;

     - the declaration and payment of the cash dividend must be permissible under applicable law; and

     - notice must have been given to the NASD ten days in advance of the record date for the cash dividend in accordance with Rule 10b-17 of the Exchange Act, unless the SEC exempts Netro from compliance with such rule.

     The obligations of SR Telecom and its merger subsidiary to consummate the merger depend upon the satisfaction of the following further conditions:

     - the representations and warranties of Netro contained in the merger agreement must be true and correct in all material respects as of the closing date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date;

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     - Netro must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

     - there must not be pending or threatened any suit, action or proceeding by any governmental entity prohibiting the transactions contemplated by the merger agreement or otherwise making them illegal;

     - Netro must have delivered to SR Telecom evidence satisfactory to SR Telecom of the resignation of all directors of Netro, effective as of the effective time of the merger; and

     - Netro must have declared the cash dividend.

     The obligations of Netro to consummate the merger depend upon the satisfaction of the following further conditions:

     - the representations and warranties of SR Telecom contained in the merger agreement must be true and correct in all material respects as of the closing date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date;

     - SR Telecom must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

     - there must not be pending or threatened any suit, action or proceeding by any governmental entity prohibiting the transactions contemplated by the merger agreement or otherwise making them illegal.

EXPENSES

     Other than as described under "-- Payment of Applicable Termination Fee", all fees and expenses incurred in connection with the merger agreement and transactions contemplated by the merger agreement will be paid by the party incurring those fees or expenses; provided, however, that SR Telecom and Netro will share equally all fees and expenses (other than attorneys' and accountants' fees) incurred in connection with the following:

     - the printing, filing and mailing of the registration statement which includes this proxy statement/ prospectus;

     - any SEC or other regulatory fees incurred in connection with this proxy statement/prospectus; and

     - the filing fee for the notification and report forms filed with the Federal Trade Commission and Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act and premerger notification and report forms under similar applicable laws of other jurisdictions.

TERMINATION

     The merger agreement may be terminated:

     - by mutual written agreement of SR Telecom and Netro;

     - by either SR Telecom or Netro, if:

      - the merger is not consummated by August 31, 2003; provided that the merger agreement may not be terminated by any party whose breach of any provision of the merger agreement results in the failure of the merger to be consummated by such date;

      - there is a law or regulation (other than relating to declaration or payment of the cash dividend) that makes the consummation of the merger illegal or otherwise prohibited, or any judgment, injunction, order or decree of any government entity enjoining Netro or SR Telecom from consummating the merger is entered and has become final and nonappealable; or

      - the merger agreement is not approved and adopted by the required vote of Netro's stockholders at the special meeting; provided that Netro may not terminate for this reason if the failure to obtain

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stockholder approval is caused by Netro's action or failure to act and such action or failure constitutes a breach by Netro of the merger agreement; or

     - by Netro, if:

      - SR Telecom breaches any of its representations, warranties, covenants or agreements under the merger agreement or if any representation or warranty of SR Telecom will have become materially untrue, in either case, such that either Netro's condition relating to representations and warranties or Netro's condition relating to agreements and covenants would not be satisfied at the time of such breach or as of the time such representation or warranty shall have become untrue, subject to a 30-day "cure" period and the condition that if Netro had materially breached the agreement Netro may not terminate the agreement, or

      - Netro's board of directors determines in its reasonable judgment, after considering the advice of its advisors, that the declaration and payment of the cash dividend is not permissible under applicable law; or

     - by SR Telecom, if:

        - Netro breaches any of its representations, warranties, covenants or agreements under the merger agreement or if any representation or warranty of Netro shall have become materially untrue, in either case, such that either SR Telecom's condition relating to representation and warranties or SR Telecom's condition relating to agreements and covenants would not be satisfied at the time of such breach or as of the time such representation or warranty shall have become untrue, subject to a 30-day "cure" period and the condition that if SR Telecom had materially breached the agreement it may not terminate the agreement; or

        - any one of the following events occurs prior to the approval and adoption of the merger agreement and the merger by the required vote of Netro stockholders:

           - Netro's board of directors fails to make, withdraws or modifies in a manner adverse to SR Telecom its recommendation in favor of the approval and adoption of the merger agreement and merger with SR Telecom;

           - Netro's board of directors fails to publicly reaffirm its recommendation in favor of the approval and adoption of the merger agreement and merger with SR Telecom within ten business days after SR Telecom requests in writing that Netro's board of directors reaffirms its recommendation following the public announcement of any acquisition proposal;

           - Netro's board of directors or any committee of the board of directors approves or recommends any acquisition proposal from a third party; or

           - Netro's board of directors does not convey to its stockholders a statement in respect to a tender offer or exchange offer by a third party that Netro's board of directors recommends rejection of such offer within ten business days after the tender or exchange offer is first published or received by Netro's board of directors; or

        - within a reasonable time following the request of SR Telecom, Netro's board of directors, based on the information available to Netro as of the date of the request for such reaffirmation and on reasonable assumptions based on such information and after consultation with its advisors, fails to reaffirm that the declaration and payment of the cash dividend as of the date of the request for such reaffirmation would not be illegal under applicable law.

     If the merger agreement is validly terminated, the agreement will become void without any liability on the party of any party unless the party is in willful breach of the agreement. However, certain provisions, including the provisions relating to confidentiality, expenses and termination fees and right of first negotiation and first refusal, will continue in effect notwithstanding termination of the merger agreement.

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

PAYMENT OF APPLICABLE TERMINATION FEE

     Netro must pay SR Telecom the amounts set forth below after any of the following events:

     - US$6 million, upon termination of the merger agreement for one or more of the following reasons:

      - by SR Telecom if:

        - Netro's board of directors fails to make, withdraws or modifies in a manner adverse to SR Telecom its recommendation in favor of the approval and adoption of the merger agreement and the merger with SR Telecom;

        - Netro's board of directors fails to publicly reaffirm its recommendation in favor of the approval and adoption of the merger agreement and merger with SR Telecom within 10 business days after SR Telecom requests in writing that Netro's board of directors reaffirm its recommendation following the public announcement of any acquisition proposal;

        - Netro's board of directors or any committee of the board of directors approves or recommends any acquisition proposal from a third party; or

        - Netro's board of directors does not convey to its stockholders a statement in respect to a tender offer or exchange offer by a third party that Netro's board of directors recommends rejection of such offer within ten business days after the tender or exchange offer is first published or received by Netro's board of directors; or

      - by either SR Telecom or Netro, if the merger agreement is not approved and adopted in accordance with Delaware law by Netro's stockholders at the special meeting, but only if Netro's board of directors had issued a change in its recommendation; or

      - by SR Telecom if Netro materially and willfully breaches certain of its material covenants or agreements;

     - US$2 million plus an additional fee, if applicable, as described below, upon termination of the merger agreement for one or more of the following reasons:

      - by either SR Telecom or Netro, if the merger agreement is not approved and adopted in accordance with Delaware law by Netro's stockholders at the special meeting, if Netro's board of directors had not issued a change in its recommendation;

      - by Netro, if Netro's board of directors determines in its reasonable judgment, after considering the advice of its advisors, that the declaration and payment of the cash dividend is not permissible under applicable law; or

      - by SR Telecom, if Netro incurs or pays any fees and expenses of counsel and accountants in amounts in excess of the sum of US$600,000 plus the excess (if any) of budgeted operating expenses under the business plan over actual operating expenses, to the extent Netro reasonably expects and certifies that such excess will exist throughout the period reflected in the business plan and on the closing date of the merger, in the aggregate, arising out of, or in connection with or related to, the merger.

     If Netro consummates a qualifying transaction, as described below, within eighteen months of the termination of the merger agreement, concurrently with consummation of such qualifying transaction, Netro is required to pay SR Telecom an additional US$2.5 million, for an aggregate payment of US$4.5 million; provided, however, that if such qualifying transaction involves the participation of a third party who made an acquisition proposal that was publicly announced and made known to Netro's stockholders prior to the stockholder meeting, then Netro will pay SR Telecom an additional US$4 million for an aggregate payment of US$6 million.

     For purposes of the merger agreement, a "qualifying transaction" means a transaction whereby:

     - Netro merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a third party;

     - a third party, directly or indirectly, acquires more than 50% of the total assets of Netro and its subsidiaries, taken as a whole (other than a liquidation, dissolution or winding up initiated by Netro or any of its officers and directors in their capacities as such and not including any third party prior to the time of adoption or implementation of such liquidation, dissolution or winding up);

     - a third party, directly or indirectly, acquires more than 50% of the outstanding shares of Netro's common stock; or

     - Netro adopts or implements a plan of liquidation, recapitalization or share repurchase at the initiation of, or (prior to the time Netro so adopts or implements such plan) involving, a third party relating to more than 50% of the outstanding Netro common stock or an extraordinary dividend relating to more than 50% of the outstanding Netro common stock or 50% of the assets of Netro and its subsidiaries, taken as a whole.

     If SR Telecom is entitled to receive a termination fee as described above, then Netro also must pay SR Telecom all out-of-pocket expenses and fees actually incurred by SR Telecom related to the transactions contemplated by the merger agreement, including all fees and expenses of agents, counsel, commercial banks, investment banking firms, accountants, experts and consultants to SR Telecom and its affiliates.

RIGHT OF FIRST NEGOTIATION AND FIRST REFUSAL

     If the merger agreement is terminated and Netro's board of directors approves a plan to liquidate, dissolve or wind up Netro that, prior to the time of such approval, does not involve a third party, then upon the public announcement of such plan, SR Telecom will have until the 45th day after such announcement with respect to Netro's AirStar and Angel technology:

     - a right of first negotiation, and

     - a right of first refusal.

     During the 45-day period, Netro is free to negotiate with any prospective transferee to obtain an offer to purchase the technology; provided that, such offer must be a bona fide cash offer from an independent third party and must contain customary representations and warranties, and must not contain any special provisions which could not be fulfilled by the independent third party. If Netro receives from a prospective transferee such an offer on terms that Netro is willing to accept, Netro is required to provide written notice thereof to SR Telecom, setting forth the cash price and the other principal terms and conditions of the proposed transfer. Upon the receipt of such notice, SR Telecom will have the right to purchase, at the offered price, the technology. After the 45-day period is over, SR Telecom has no further right of first negotiation or first refusal and Netro may sell or transfer the technology to any third party at any price on any terms or conditions.

AMENDMENT

     The parties may amend the merger agreement in writing at any time prior to the effective time of the merger, provided that Netro's stockholders must approve any amendment that occurs after their approval and adoption of the merger agreement and merger which reduces the amount or changes the kind of consideration to be received in exchange for any shares of capital stock of Netro.

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

                             THE VOTING AGREEMENTS

     As a condition to SR Telecom's entering into the merger agreement, SR Telecom entered into voting agreements with Peter Carson, Sanjay Khare, Shlomo Yariv, each of whom is an officer of Netro, and with each director of Netro. Mr. Yariv was terminated pursuant to a reduction in force effective May 16, 2003. The form of these voting agreements is attached to this proxy statement/prospectus as Annex D. The voting agreement with Gideon Ben-Efraim contained certain additional terms dealing with the effect of the merger on Mr. Ben-Efraim's employment agreement and change of control agreement with Netro, as well as Netro's severance policy, which terms are summarized in the section "Netro's Management -- Employment Contracts, Termination of Employment and Change of Control Arrangements". In particular, the form of Mr. Ben-Efraim's voting agreement provides that the merger will not operate to terminate or otherwise diminish Mr. Ben-Efraim's rights under his employment agreement, change of control agreement or Netro's severance policy. A form of Mr. Ben-Efraim's voting agreement is attached to this proxy statement/ prospectus as Annex E. By entering into the voting agreements, these Netro stockholders have irrevocably appointed SR Telecom as their lawful attorney and proxy. These proxies give SR Telecom the limited right to vote the shares of Netro common stock beneficially owned by these Netro stockholders, including shares of Netro common stock acquired after the date of the voting agreements:

     - in favor of:

      - the approval and adoption of the merger agreement and merger, and

      - any action required in furtherance of the merger agreement and merger, and

     - against:

      - any competing acquisition proposal,

      - any dissolution, liquidation or winding up of Netro,

      - any amendment of Netro's certificate of incorporation or bylaws or other proposal or transaction involving Netro which would:

        - impede, frustrate, delay, prevent, nullify or adversely affect the consummation of the merger agreement;

        - result in a breach of any covenant, representation or warranty or any other obligation or agreement of Netro under the merger agreement; or

        - result in any of the conditions of Netro's or SR Telecom's obligations under the merger agreement not being fulfilled.

     These Netro stockholders may vote their shares of Netro common stock on all other matters.

     As of July 31, 2003, the record date for the special meeting, these
individuals collectively beneficially owned                shares of Netro
common stock which represented approximately      % of the outstanding Netro
common stock. All of the shares of Netro common stock held by directors and certain officers of Netro are subject to voting agreements. None of the Netro stockholders who is party to the voting agreements was paid additional consideration in connection with entering into the voting agreements.

     Under these voting agreements, and except as otherwise waived by SR Telecom, each stockholder has agreed not to sell, pledge, assign, encumber, dispose of or otherwise transfer the Netro common stock, options or other securities convertible into Netro common stock owned, controlled or acquired, either directly or indirectly, by that person until the earlier of the termination of the merger agreement and the effective time of the merger, except for certain transfers to family members who sign a counterpart of the voting agreement and agree to be bound by the terms and provisions of the voting agreement. Each of these stockholders has also agreed that, until the earlier of the termination of the merger agreement and the effective time of the merger, he shall not deposit any Netro common stock, options or other securities convertible into Netro common stock in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of his obligations under the voting agreement with respect to any of the Netro common stock, options or other securities convertible into Netro common stock.

     Also under these voting agreements, each of these stockholders agreed, until the earlier of the termination of the merger agreement and the effective time of the merger, to:

     - comply with the restrictions on solicitation set forth in the merger agreement, as described under "-- No Solicitation", and

     - use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement.

     These voting agreements will terminate upon the earlier to occur of the termination of the merger agreement and the effective time of the merger.

                              SR TELECOM BUSINESS

OVERVIEW

     SR Telecom provides fixed wireless access solutions for voice, data and Internet access applications. SR Telecom designs, markets and sells fixed wireless products to telecommunications service providers, who in turn use the products to provide their subscribers with a full range of telecommunications services. SR Telecom also provides full turnkey services to its customers. Most of SR Telecom's sales are international, with its fixed wireless systems currently being used by telecommunications service providers in over 110 countries worldwide. These customers include incumbent local exchange carriers, in the countries they serve, as well as competitive local exchange carriers and private operators of telecommunications systems. In addition, through its majority-owned subsidiary CTR, SR Telecom provides local telephone service and Internet access to residential, commercial and institutional customers, and operates a network of payphones in a large, predominantly rural area of Chile.

     The principal applications for SR Telecom's products are:

     - Providing affordable telecommunications services to rural or isolated regions where traditional copper telephony wiring is not cost effective due to distance and other considerations. SR Telecom was a pioneer in the provision of systems for this application.

     - Providing voice and high-speed data services to residential end-users in suburban or urban areas, in cases where the service provider prefers a fixed wireless solution for economic or competitive reasons.

     - Providing simultaneous voice, high-speed data and Internet access for small and medium-sized businesses in urban centers.

     - Providing connectivity for private voice and data networks owned by specific users, such as utilities, government agencies, industrial concerns and specialized carriers.

     SR Telecom's products are designed to minimize the costs of deployment and operation and to enable service providers to offer a combination of voice and data services to their subscribers, using a single platform. SR Telecom's products operate in licensed frequencies for the provision of fixed wireless services as well as the unlicensed 2.4 GHz frequency band in the United States.

     SR Telecom's products may require standardization in accordance with established government regulations in the countries to which it exports. The standardization process varies from country to country. In some countries the process can require a formal set of tests and examinations performed by an accredited laboratory in that country which then prepares a report on receipt and approval of which the relevant government department, generally the government body responsible for regulating telecommunications, will issue a certificate. In other countries there is no standardization required at all. Working with these different procedures and obtaining appropriate standardization is part of the normal course of SR Telecom's business.

     SR Telecom was incorporated under the Canada Business Corporations Act in 1981, and has been a public reporting company in Canada since 1986, when it consummated an initial public offering in Canada. The company's legal name is SR Telecom Inc. SR Telecom's common stock currently trades on the Toronto Stock Exchange.

     SR Telecom's registered head office and principal place of business is located at 8150 Trans-Canada Highway, Montreal, Quebec, Canada, H4S 1M5 and its telephone number is (514) 335-1210. SR Telecom's website is www.srtelecom.com. The information on SR Telecom's website is not part of this proxy statement/ prospectus. SR Telecom's agent for service in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, NY 10011.

SR TELECOM'S BUSINESS

     SR Telecom provides fixed wireless access solutions for use by telecommunication service providers to serve their business and residential end-users. SR Telecom's fixed wireless access solutions offer voice, data and Internet connectivity for end-users located in urban, suburban and rural areas. SR Telecom has broad experience and an estimated 56% market share in rural fixed wireless access telecommunications markets. Its products and installations have a track record of consistent quality and reliability.

     The network gap between the core telecommunications network and the end-user can be bridged by several technologies that often involve laying wiring between the subscriber and the core network. Fixed wireless access is an ideal solution for bridging the access gap in networks where wiring is expensive, nonexistent or difficult to deploy. Fixed wireless replaces the need for wiring by deploying a central wireless site that can offer wireless connectivity to subscribers who install a wireless terminal near or at their premises. In addition, fixed wireless offers a combination of voice and data services on one platform and can be deployed according to demand rather than as a large up-front investment. Worldwide, governments have allocated radio frequency for the provision of fixed wireless services both for residential and business end-user applications. The growing demand for bandwidth with the emergence of the Internet and other technologies has increased the role of fixed wireless because it offers a cost effective way to offer broadband data connectivity to end-users. In addition, governments in many countries with low numbers of telephone lines per person in a given area, or tele-density, have introduced plans that provide a strong incentive for service providers to reach underserved areas with basic telephony and data service. SR Telecom's management believes that many telecommunications service providers are focusing on the deployment of wireless networks because of the inherent ability of wireless solutions to offer service quickly to a large number of subscribers.

     The following illustration shows how SR Telecom's products can be used to provide a fixed wireless access system in a large geographical area. While this illustration uses the SR500 system as an example, SR Telecom's other product lines use a similar deployment architecture to provide different applications.

                   (SR TELECOM'S PRODUCTS USAGE ILLUSTRATION)

     SR Telecom designs, engineers, manufactures, sells and installs point-to-multipoint fixed wireless access systems for use by public and private telephone and data networks worldwide. SR Telecom pioneered the use of point-to-multipoint fixed wireless access radio systems and it has a broad installed base of equipment. SR Telecom's products provide voice and data transmission between a telephone exchange and telephone users and are an alternative to wire and cable facilities. They are often used in rural areas where, because of distance or other terrain considerations, traditional wire and cable systems are not economical or suitable. In addition, some new carriers that compete with the incumbent providers use SR Telecom's products to provide simultaneous voice and data access to small and medium-sized businesses in urban centers. SR Telecom's systems are also used in a growing number of private networks owned and operated, for example, by power and other utilities, resource developers, government departments and industrial concerns. The foregoing often have a need for highly reliable telephone and data transmission among scattered facilities. The flexibility with which SR Telecom's products can be configured to meet such needs, and the short time in which they can be installed and commissioned, makes them a very attractive choice to such users.

     Over the last 10 years SR Telecom has evolved from being primarily a supplier of fixed wireless access systems to being able to provide its customers full-scale turnkey projects, including installation, system integration, network planning, maintenance and project management. This allows SR Telecom to meet the needs of large scale telecommunications projects.

     The following table provides information regarding SR Telecom's sales during the last three years in the various geographic markets in which it operates:

                                       2002                             2001                             2000
                          ------------------------------   ------------------------------   ------------------------------
                          (THOUSANDS OF   (PERCENTAGE OF   (THOUSANDS OF   (PERCENTAGE OF   (THOUSANDS OF   (PERCENTAGE OF
REGION                        CDN$)       TOTAL REVENUE)       CDN$)       TOTAL REVENUE)       CDN$)       TOTAL REVENUE)
------                    -------------   --------------   -------------   --------------   -------------   --------------
Latin America...........      23,076            12%            38,598            24%            56,896            30%
Europe and Africa.......      29,004            15%            18,483            11%            10,575             6%
Middle East.............      52,457            27%            28,156            17%            48,889            26%
Asia....................      86,125            44%            70,681            44%            69,826            36%
Other...................       6,241             3%             5,569             3%             5,326             3%
                             -------           ---            -------           ---            -------           ---
Total...................     196,903           100%           161,487           100%           191,512           100%
                             =======           ===            =======           ===            =======           ===

     The following table provides information regarding SR Telecom's revenues during the last three years broken down by its main sources of revenue:

                                       2002                             2001                             2000
                          ------------------------------   ------------------------------   ------------------------------
                          (THOUSANDS OF   (PERCENTAGE OF   (THOUSANDS OF   (PERCENTAGE OF   (THOUSANDS OF   (PERCENTAGE OF
CATEGORY                      CDN$)       TOTAL REVENUE)       CDN$)       TOTAL REVENUE)       CDN$)       TOTAL REVENUE)
--------                  -------------   --------------   -------------   --------------   -------------   --------------
Equipment...............     146,118            74%            97,440            60%           134,584            70%
Services................      34,911            18%            44,157            27%            34,826            18%
Telecommunications......      15,874             8%            19,890            12%            22,102            12%
                             -------           ---            -------           ---            -------           ---
Total...................     196,903           100%           161,487           100%*          191,512           100%
                             =======           ===            =======           ===            =======           ===

---------------

* Percentages have been rounded to the nearest whole number.

HISTORY

     SR Telecom began operations in 1975 as a division of Harris Canada Inc., which was then known as Farinon Electric of Canada Ltd. In 1981, the division was purchased in a management-led buyout from Farinon and became SR Telecom Inc. In 1986, SR Telecom Inc. completed an initial public offering in Canada.

     In 1987, SR Telecom introduced the world's first high-capacity digital time division multiple access system, the SR500. Upgraded and enhanced versions of this product still generate most of SR Telecom's current revenue, especially from rural voice applications. Over time SR Telecom has added products to its portfolio to cover the applications, features and frequencies that its global customer base is interested in, as well as new markets for fixed wireless, such as small and medium-sized enterprises and rural U.S. carriers.

     During the 1990s, the increasing availability of new telecommunications products led many telecommunications service providers to rely on outside vendors and manufacturers to install and maintain their equipment, rather than their own in-house technical staff. In response to this, SR Telecom increased the services it provided to its customers, from merely providing equipment to providing full turnkey solutions.

     In 2001, SR Telecom acquired the French assets of the Wireless Access Solutions division of Lucent Technologies for CDN$2.9 million. The acquisition, which added the SWING product line to SR Telecom's product portfolio, had an immediate positive impact on SR Telecom's revenues and installed base.

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

     In 2002, SR Telecom acquired certain product-related assets from Nera Telecommunications Inc. for CDN$500,000 plus limited royalties on future revenues. This product, which was commercially launched under the name "stride2400," is a 2.4 GHz unlicensed band access solution that delivers carrier-grade voice capabilities as well as high-speed data for Internet access. SR Telecom intends to primarily market stride2400 to rural telecommunications carriers in the United States.

     In early 2003, SR Telecom acquired from the receiver of Comdev the assets and intellectual property associated with Comdev's CDMA2000 1xEV-DO product line for US$635,000 plus limited royalties on future revenues. The product, which has been branded shift, adds standards-based, high-performance broadband capabilities to SR Telecom's fixed wireless access solutions portfolio.

     SR Telecom has been awarded major contracts in a number of countries including Australia, Canada, China, Hungary, Mexico, the Philippines, Thailand and Saudi Arabia for the supply of its SR500, WL, Metropol and SWING systems. Some of these contracts included turnkey responsibilities for the supply of network equipment, network design, installation, maintenance, training and project management services.

ORGANIZATIONAL STRUCTURE

     Except as described below, SR Telecom's business is conducted directly, or indirectly through wholly-owned subsidiaries. In addition, through its majority-owned subsidiary CTR, SR Telecom provides local telephone service and Internet access to residential, commercial and institutional customers, and operates a network of payphones in a large, predominantly rural area of Chile.

     SR Telecom has the following subsidiaries, which are wholly-owned unless otherwise indicated:

COMPANY                              PLACE OF OPERATION      BUSINESS OPERATIONS
-------                              ------------------      -------------------
Comunicacion y Telefonia             Chile                   Rural local telephone operator
  Rural S.A. (96% owned)
SR Telecom SAS                       France                  R&D facilities principally for the
                                                             SWING product line;
                                                             Regional sales office for Europe,
                                                             the Middle East and Africa
TDMA Services Co. Ltd.               Thailand                Repair center for Asia Regional
                                                             sales office for the Mekong region
SR Telecom (Shanghai) Co. Ltd.       China                   Regional sales office for China
SR Telecom Philippines Inc.          Philippines             Regional Sales office for the
                                                             Philippines
                                                             Project office for administration
                                                             and installation of projects in the
                                                             Philippines
SR Telecom Pty Ltd.                  Australia               Regional sales office
                                                             Project office for administration
                                                             of projects in Australia
SRT Telecommunications Ltd.          Florida, USA            Regional Sales office for Latin
                                                             America (except Brazil and Mexico)
                                                             and the U.S.A.
Telecomunicaciones Montreal,         Mexico                  Repair center for Mexico
  S.A. de C.V.                                               Regional sales office for Mexico
SRT do Brasil Ltd.                   Brazil                  Regional sales office for Brazil
SRC South Africa Pty Ltd. (75%       South Africa            Sales and service company for South
  owned)                                                     Africa
SR Telecom also has the following wholly-owned subsidiaries, which are in the process of being wound up:
SR Telecom Corp                      Texas, USA              R&D for the STRIDE product line --
                                                             moved to Montreal and France
SRT de Mexico S.A. de C.V.           Mexico                  Regional sales office for Mexico --
                                                             operations now under
                                                             Telecomunicaciones Montreal, S.A.
                                                             de C.V.

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

COMPANY                              PLACE OF OPERATION      BUSINESS OPERATIONS
-------                              ------------------      -------------------
SR Telecom also has the following holding company wholly-owned subsidiaries:
SR (BV) Holdings Limited             British Virgin Islands  Holds CTR Holdings Limited
                                                             investment
CTR Holdings Limited                 British Virgin Islands  Holds Servicios Rurales de
                                                             Telecomunicaciones S.A. investment
Servicios Rurales de                 Chile                   Holds CTR investment
  Telecomunicaciones S.A.
The following SR Telecom subsidiaries are currently inactive:
Pacifican Telecom International      Canada                  Inactive (holds 1% of SRT do
                                                             Brasil)
SR Telecom Ltd.                      United Kingdom          Inactive
SR Telecom Subic Inc.                Philippines             Inactive

     In 1996, CTR, an indirect wholly-owned subsidiary of SR Telecom, was awarded concessions to operate local exchange carrier networks in ten zones of rural Chile. In June 2001, CTR incorporated Rural Telecommunications Chile S.A. as an indirect wholly-owned subsidiary to acquire network assets from Gilat-To-Home Chile S.A. This acquisition was in exchange for 13% of CTR's total issued and outstanding common shares. The valuation was based on the value of Gilat-To-Home Chile's network assets and required Gilat-To-Home Chile to fulfill certain ongoing obligations. CTR entered into this transaction in order to improve its telecommunications assets. Pursuant to the requirements of the asset purchase agreement, Gilat-To-Home Chile's shareholding in Rural Telecommunications Chile was decreased by 8.9% to 4.1% as a result of its failure to deliver certain equipment by specified deadlines. As a result, SR Telecom's shareholding in CTR increased to 95.9%.

     In December 2000, SR Telecom adopted a formal plan to exit its telecommunication services business operated by CTR. However, on December 31, 2001, SR Telecom reversed its accounting treatment of CTR as a discontinued operation, as SR Telecom's management believes any sale or disposition is unlikely in the near term as a result of the uncertainty surrounding the South American capital markets coupled with continuing weakness in the global telecommunications industry.

     SR Telecom also has two currently wholly-owned inactive companies, SRT de Mexico S.A. de C.V. and Pacifican Telecom International Inc. (Canada). The total combined assets of SR Telecom's subsidiaries, excluding CTR and RTC, constituted 12.4% of the consolidated assets of SR Telecom at December 31, 2002, and the total combined revenues of such subsidiaries, excluding CTR and RTC, constituted approximately 28% of the consolidated revenues of SR Telecom for the fiscal year ended December 31, 2002. SR Telecom is in the process of dissolving SRT de Mexico under Mexican law. Pacifican's only activity is to hold part of SR Telecom's interest in SRT do Brasil Ltd.

     There are no restrictions under Canadian law or the organizational documents of any of SR Telecom's subsidiaries that restrict distributions from the subsidiaries.

PRODUCT LINES

     SR Telecom's products are used together to form point-to-multipoint microwave telecommunications systems that connect telephone, Internet and data users to a telephone exchange or control center.

     SR Telecom currently sells products in six main families: the SR500, Wireless Loop, Metropol, metroflex, SWING and Insight Network Management Solutions software. SR Telecom has also recently introduced two additional product families: stride2400 and shift. The term product family is used because each product line consists of a number of components and user interfaces, which may be assembled in different configurations to fit a wide range of different customer applications. The applications can range from providing basic telephone service to hundreds of communities to providing a data network to an electricity generating authority or to a new wireless data service provider.

 SR500

     Service providers around the world use SR500 systems to deploy rural telephone networks, enterprise communication networks and, in some cases, national data networks. The product offers a single wireless platform for the distribution of voice, data and Internet services.

     The SR500 is deployed in a hub-and-spoke, or point-to-multipoint configuration. The SR500 central station, repeaters and outstations provide wireless connectivity to the local telephone switch. In a typical SR500 rural application, the physical distance from the user's phone to the exchange is between ten and several hundred kilometers. Connections to sites that are beyond line-of-sight due to distance or obstructions are achieved using repeaters. In most cases, the final link from the outstation to the user's telephone has been by wire, although SR Telecom can provide wireless connectivity through the Wireless Loop product.

     The SR500 is available in several frequency bands: 1.3 to 2.7 GHz, 3.5 GHz and 10.5 GHz. These bands have been allocated by governments on a global basis for fixed wireless services. The SR500 is used primarily to provide voice service in rural areas, although it also can support dial-up Internet service at speeds up to 500 kbps.

     The SR500 can deliver services to thousands of subscribers within a 720 kilometer radius coverage area. Single and multi-line outstations terminate the radio link and provide the necessary interfaces for the customer premises equipment. Outstations can support both wireline interfaces and Wireless Loop subsystems.

     Additional subsystems such as solar power units, microwave towers and antennas, test maintenance and repair facilities and, on occasion, rural telephone exchanges can be supplied by SR Telecom to complete the end-to-end solution for rural telephony provided by SR500.

 WL500 WIRELESS LOOP SUBSYSTEM

     Consisting of a wireless base station and a number of wireless subscriber terminals, this product is used together with SR500 to provide a wireless connection to the end-user's premises, providing the same voice and data services without the need for a wireline connection. In effect, it replaces the "last mile" of wire that is often required when one of SR Telecom's outstations serves a cluster of subscribers. This offers telephone companies the ability to have a high quality digital link directly to each user and avoid the high maintenance and installation costs associated with wired connections. Wireless Loop provides a 5 kilometer range without line-of-sight and up to 50 kilometers with line-of-sight.

 METROPOL

     SR Telecom's Metropol point-to-multipoint system is a high-capacity fixed wireless access system for service providers serving the small and medium-sized enterprise market. The system links business customers to a service provider's point-of-presence and provides integrated voice and data services. Metropol offers bandwidth-on-demand in the 3.5 GHz and 10.5 GHz bands. The 10.5 GHz band is used predominantly in Latin America and Asia for small and medium-sized enterprise connectivity and services, and the 3.5 GHz band is used in several regions for small and medium-sized enterprise connectivity as well as high-end residential connectivity.

     With Metropol point-to-multipoint, operators can provide businesses with multiple voice lines, data links for local area network to local area network connectivity and Internet access. Metropol is deployed in a hub-and-spoke configuration, in urban and suburban areas, usually with few or no repeaters, due to the small geographical areas covered.

     Metropol point-to-multipoint also supports repeater stations that maximize coverage, eliminate shadows and overcome obstacles to extend the network beyond the central station's line-of-sight. Service providers can deploy Metropol point-to-multipoint as a stand-alone wireless access technology or as an overlay network.

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

 METROFLEX

     metroflex is a point-to-multipoint broadband fixed wireless access system. metroflex, unlike most of SR Telecom's other product lines, is a packet-based system that handles Internet traffic as well as supporting legacy circuit-based applications. metroflex is designed for service providers targeting small and medium-sized enterprises, with advanced data services and broadband speeds.

     metroflex is deployed in a hub-and-spoke architecture, with the base station acting as the hub of the system, providing the network interfaces connecting to core networking equipment, and the customer premise equipment, which consists of an indoor unit and an outdoor subscriber radio, as the spokes. metroflex operates in the 10.5 GHz frequency band.

 SWING

     In September 2001, SR Telecom acquired the French assets of Lucent Technologies' Wireless Access Solutions division, and the SWING product line. The SWING product line was developed by Lucent Technologies using the digital enhanced cordless telecommunications standard, which is also used in cordless telephony. For fixed wireless applications, this standard offers several benefits: low cost mass-produced chipsets emanating from the global cordless telephony industry and reduced requirements for radio frequency planning by the service provider. The SWING product line is deployed in a hub-and spoke architecture, and permits service providers to offer:

     - toll-quality voice service, equal to or better than copper public switched telephone network lines;

     - fax and CLASS services, including call waiting, call forwarding, automatic call back, caller ID, and others;

     - 56 kbps high speed data service using a V.90 fax modem for Internet access; and

     - ISDN to offer a wide range of advanced features. ISDN stands for integrated services digital network, a suite of internationally-adopted standards for end-to-end digital communication over the public telephone network.

     SWING operates in the 0.5, 1.5, 1.9, 2.5 and 3.5 GHz bands.

 INSIGHT NMS

     Insight NMS is SR Telecom's powerful network management system. It allows service providers to control and manage their access networks from local and remote locations. Insight provides configuration, performance, fault and security management. In addition, Insight's graphical user interface simplifies all operations including local and remote software downloads. Insight can be deployed to support any of SR Telecom's existing product families, and is configured depending on the product it is supporting.

NEW PRODUCTS

     In addition to its existing products, SR Telecom has also acquired technology relating to two new product families. In early 2002, SR Telecom acquired certain technology assets from Nera Telecommunications to develop the stride2400 product. In March 2003, SR Telecom acquired from the receiver of Comdev all of the assets and intellectual property associated with Comdev's CDMA2000 1xEV-DO based product line, which SR Telecom has launched under the name of "shift". While SR Telecom has launched shift, it has not yet received any revenues either from it or from stride 2400.

  STRIDE2400

     Launched in February 2003, SR Telecom's stride2400 is intended for North American rural operators who need a fixed wireless access solution to provide telephone and broadband Internet service to rural customers. stride2400 operates in the unlicensed 2.4 GHz band, enabling the service providers to avoid the costs of obtaining radio spectrum.

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

     stride2400 is composed of two main functional elements. The base station is an outdoor unit, deployed and managed remotely from the service provider's central office. The base station connects to the central office through backhaul equipment and services. The remote terminal station subscriber premise equipment is an outdoor unit that delivers voice and data services to subscribers. stride2400 end-user equipment can be connected to a digital subscriber line for broadband data services.

 SHIFT

     shift is a broadband fixed wireless access solution based on third generation wireless technology (CDMA2000 1xEV-DO), which is widely accepted in mobile telephony to combine voice and data wireless communications on a common platform using commodity chipsets. This solution is a competitive alternative to DSL and cable modem services, and a complementary technology when DSL and cable modem technologies are not economically viable or technically feasible. shift allows national and regional service providers to offer broadband Internet and data services to small and medium-sized enterprises and residential users. It delivers full multimedia Internet connectivity to a multitude of end-user devices including laptop, palmtop and desktop computers at speeds of up to 2.4 Mbps.

     A complete shift system is composed of three main functional elements. First, the access point acts as the shift base station and is provided by SR Telecom. shift's second element is the core network management software, which manages work sessions with end-users and performs user authentication and provisioning. It also generates billing information and enables Internet access. shift's third element, the end-user access terminal can take the form of either a stand-alone desktop device, for connection to a desktop PC, or a PCMCIA card that plugs directly into a laptop PC. The access terminal can be sourced from a variety of third-party suppliers, and is not provided by SR Telecom.

     An IP packet based-system, shift operates in the 800 MHz and 1.9 GHz frequency bands.

MANUFACTURING

     SR Telecom manufactures its products at its facilities in Montreal, Quebec.

     Manufacturing activities in Montreal include mounting electronic components onto printed circuit boards and the integration of these boards into higher-level subassemblies and systems. To the extent possible, SR Telecom uses a number of different suppliers to supply most parts. In addition, when required as part of a customer order, SR Telecom will procure certain finished products to integrate with its own manufactured products. These include microwave antennas, microwave towers and solar power subsystems.

     As part of the Lucent wireless access services acquisition, SR Telecom has an agreement, renewable annually, with Viasystems Inc. for the subcontract manufacturing of the SWING product line in Viasystems' facility located in Rouen, France. Viasystems filed for Chapter 11 protection from creditors in 2002 and its French operations were placed at that time with an administrator in bankruptcy who has recommended liquidation of that site. SR Telecom is pursuing several options to maintain the delivery of the SWING products to customers. An offer has been submitted to the receiver in late April 2003 by a third party. If this party is successful in the acquisition of the Viasystems' facility, SR Telecom intends to negotiate a replacement sub-contracting agreement with this party or else to repatriate manufacture of the SWING product to Canada.

     In 1996, SR Telecom obtained ISO 9001 certification for its Montreal facilities and in 2003 received its ISO 9001:2000 certification update.

SERVICES

     SR Telecom provides project management services, including network design, installation and network construction to its customers. SR Telecom also trains its customers' employees in the installation, operation and maintenance of SR Telecom equipment.

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

SALES AND MARKETING

     SR Telecom employs its own professional sales force to deal directly with customers, often in conjunction with local representatives or distributors. SR Telecom's sales to carriers either involve a sale of equipment to be installed by the telecommunications carrier or an in-country contractor, or a project contract pursuant to which SR Telecom undertakes responsibility for commissioning, installing, project management and buildout of the fixed wireless network. SR Telecom makes its sales on a variety of terms, depending on the customer and the project, with common terms including payments due upon completion milestones for turnkey projects, monthly invoices as products or services are provided and payments secured by letters of credit.

     A typical sales cycle for a first-time major customer may take several years and includes activities such as:

     - preliminary marketing visits;

     - technical seminars to the customer's staff;

     - visits by customers to SR Telecom's facilities;

     - analysis of the customer's needs;

     - preparation of a request for tender by the customer;

     - the response to a customer's tender, which is often competitive; and

     - contract negotiations.

     In some cases, the customer may wish to start with a limited field or technical trial of SR Telecom's products before making the final decision to proceed. Once a customer makes that initial decision to purchase and has installed SR Telecom's products in its telecommunications network on a full scale committed basis, SR Telecom typically expects expansions resulting in additional business. Such expansions may include the addition of subscribers or new subscriber sites, as well as complete new systems to serve new areas. In any given year, approximately two-thirds of SR Telecom's sales in the three-year period from 2000 to 2002 were repeat orders from existing customers. This is a fundamental characteristic of SR Telecom's business and a key factor in its rate of growth. In SR Telecom's experience, once a customer has standardized on one of SR Telecom's products, expansions and upgrades generally arise in subsequent years.

     In order to respond successfully to larger requests for tenders and complex projects, SR Telecom provides project management and installation services. SR Telecom is able to undertake turnkey fixed wireless access telecommunications projects virtually anywhere in the world independently or through other prime contractors.

     Key targeted markets for SR Telecom's sales and marketing activities are certain regions within the Asia-Pacific, Latin America, Europe and Africa, and Middle East regions. Since a substantial part of SR Telecom's business is repeat business, SR Telecom gives a high priority to maintaining good relations with its customers and providing a high level of service after sales. To this end, regional sales, service or project offices are opened at strategically selected locations around the world to provide SR Telecom's customers with sales and technical support, as well as to develop new markets. Worldwide office locations include Australia, Bolivia, Brazil, China, France, Indonesia, Mexico, Philippines, Saudi Arabia, South Africa, Thailand and the United States.

CUSTOMERS

     SR Telecom sells to incumbent local exchange carriers, competitive local exchange carriers and owners of private telecommunications networks.

     The primary group of customers for SR Telecom is comprised of incumbent local exchange carriers. In 2002 this group accounted for a majority of SR Telecom's sales. SR Telecom's products for telephony are installed primarily, but not exclusively, in areas where tele-density is low. SR Telecom's SR500, SWING and Wireless Loop products are ideally suited for this market.
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

     The second customer group consists of competitive local exchange carriers who offer competitive voice and data services in both developing and developed countries. The Metroflex and Metropol systems address this market, which is characterized by the need for small and medium-sized business applications, such as 64 kbps and n x 64 kbps data circuits and high quality voice, fax and Internet connectivity.

     The third group of customers for SR Telecom's systems consists of users who operate their own private telecommunications networks. Such customers include energy-generating companies (electricity and gas), pipeline operators (oil and gas), resource companies (mining, exploration, etc.), and industrial and service organizations with scattered facilities. These organizations, generally spread out over wide geographical areas, require highly reliable voice and data communications to control crucial factors of their operations. SR Telecom's products are used for transmission and monitoring and control signals otherwise known as Supervision, Control and Data Acquisition.

     SR Telecom provides training courses to its customers in the operation and maintenance of its products as well as in network design. These training courses are provided by a team of professional instructors at SR Telecom's headquarters, regional offices or, when appropriate, at the customer's premises. Training is not only important from a technical point of view but also in maintaining an ongoing relationship with the customer's staff.

     As of December 2002, SR Telecom's systems had been purchased for use in over 110 countries. SR Telecom's current installed base includes more than 1.5 million subscriber lines.

     SR Telecom's products require the use of certain radio frequencies that are generally licensed by governmental agencies to the carrier. The vast majority of SR Telecom's products are designed to use frequencies which governments have previously allocated to its customers, which minimizes the need to seek additional governmental approvals. Governments typically allocate these radio frequencies to promote competition or to support the provision of telephony services in underserved regions.

COMPETITION

     SR Telecom has several categories of competition or potential competition in the rural voice telecommunications market for its SR500 and Wireless Loop products.

     - The first of these includes all the traditional methods of connecting telephone and data subscribers: pole lines with open wire or overhead cable, buried cable and electronic systems designed to enhance these methods. The choice between using SR Telecom's systems or one of these other methods is generally determined by an engineering and economic feasibility study performed by the customer.

     - A second category is that of other radio methods of connecting subscribers. Cellular mobile radio systems can be used in a fixed mode (non-mobile) to provide subscriber telephone service. Such products are designed to mobile standards and currently cannot meet the high quality requirements for the fixed service that SR Telecom's products meet. They also typically offer a lower data rate when compared to SR Telecom's products. Since cellular systems are optimized for very high-density subscriber applications, they are generally not economical in the rural situations where SR Telecom's products are traditionally used. In addition, cellular systems need a means to connect the various cells of a network together (a backhaul or trunking system) which adds significantly to their cost, whereas this backhaul is an integral part of SR Telecom's product design architecture.

     - A third category is that of satellite-based systems, which are used to provide telephone service to some extremely remote locations where terrestrial facilities would clearly be far too expensive or impractical.

     Most of the above-mentioned technologies have applications in mobile or other than rural or local private network telecommunications, whereas SR Telecom's products are specifically designed to fit these niches.

     Another category of competition comprises companies that have developed and are manufacturing point-to-multipoint systems in direct competition with SR Telecom's systems in rural applications, in particular, Intracom.

     Wireless Loop competitors include Airspan, Alvarion, Huawei and NEC.

     With the Metropol and Metroflex families, SR Telecom faces other competition from similar technologies. To date, competition has been seen from, among others, Alvarion, Harris, Marconi, Netro, Airspan and Cambridge Broadband.

     No one product currently on the market combines all attributes of the stride2400. SR Telecom is aware that there may be some companies currently developing products that would more directly compete for the rural U.S. customer niche. However, none of such products have yet been launched. ADTRAN is a currently existing product using a different technology that competes indirectly but may not be economically appropriate for U.S. rural customer applications.

     shift may face competition from other 1xEV-DO technology providers including Nortel, Ericsson, Lucent Technologies, LG Electronics, Samsung, Hitachi and Motorola. These providers' products are sold for use in mobile applications. Once produced, shift will have the mobility option disengaged for use in fixed applications which allows service providers to deploy the technology to a different market. shift retains the ability to be used as a mobile technology which the service provider could then sell at an increased price to its mobility customers. Indirect competition comes from broadband fixed wireless access technology, wireless local area network technology, ADSL and cable modem providers.

     Newcomers face severe barriers to entry including high initial research and development costs, a long product development phase and sales cycle and the existence of an installed base of current manufacturers' products. Since the current manufacturers' products are not compatible with one another and all are based on proprietary designs, network expansion is normally done with the manufacturer whose product has been installed first.

     SR Telecom continuously monitors new technologies to determine whether they represent potential new competition. New technologies include such things as future fiber-optic cable to individual subscribers, digital cellular, PCS systems and mobile satellite systems. Fiber-optic links are more expensive than wire or cable links and are otherwise no different from the traditional methods described earlier when used for basic telephone service. New digital cellular mobile systems can be adapted to provide fixed subscriber service but suffer from the same disadvantages as existing analog systems and remain more expensive. Competition from such technologies can exist however, especially in situations where subscriber density is relatively high or located near an urban area or existing cellular infrastructure.

     Until 2002, prior to the acquisition of Netro, SR Telecom's business niche was wireless access rural market. Management is not aware of any analyst firms currently quantifying this sector. Accordingly, SR Telecom hired a consultant, Louis Caouette Inc, to estimate the wireless access rural market, to assess the demand by major countries, and to assess SR Telecom's position among traditional competitors.

     The consultant concluded, based on the data available and related assumptions, that the size of the wireless access rural market was between US$120 million and US$135 million in 2001. It was also concluded that SR Telecom's market share in 2001 was between 56% and 66%. To be conservative, SR Telecom publicly says that its market share in this very narrow niche was 56%.

     SR Telecom has several advantages over its competitors:

     - Point-to-multipoint technology with a twenty year track record, which provides a wide variety of features:

      - Fully digital, cost-effective interfaces, including V5.2;

      - Efficient use of radio spectrum by means of TDMA technology;

      - High quality voice service, which is far better than fixed cellular;

      - Support for all CLASS services, such as Caller ID;

      - Support for V.90 modems at maximum speed;

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

      - Support for a variety of end-customer densities with a variety of terminal sizes from 2 to 100 lines for customer network demand flexibility;

      - Support for data services to speed up to 512 kbps;

     - A local presence in many countries on six continents with sales offices in thirteen countries and project offices in ten countries; and

     - The ability to provide a full suite of before and after sales services to the customer including engineering, network planning, project management, installation, local support, technical support, training and maintenance. Most competitors do not provide all these services, which are often requested by customers.

     However, SR Telecom suffers from several competitive disadvantages:

     - Some customers demand an extremely low price per telephone line, to the detriment of voice quality, data capability and grade of service quality. In these situations, mobility systems used in a fixed configuration might have a competitive advantage.

     - Other customers demand data capabilities which either exceed the speed that SR Telecom's equipment can provide, or are in a mix of data and voice that is beyond the capabilities of SR Telecom's technology. In these situations, certain products of SR Telecom's competitors can have a competitive edge over SR Telecom's products.

     - Still other customers demand specific technologies, such as VoIP, CDMA or GSM, that are not compatible with SR Telecom's products. In these situations, SR Telecom is at a competitive disadvantage.

RESEARCH AND DEVELOPMENT

     As of December 31, 2002, SR Telecom had a full-time staff of 188 engineers and technicians dedicated to research and development, 137 of whom were located in Montreal, 10 in Texas and 41 in France. SR Telecom's laboratories are equipped with all the necessary resources to carry out research and development in microwave radio, digital and analog circuitry, network management, mechanical packaging, circuit and packet switching and software systems.

     The research and development efforts are devoted exclusively to the development of SR Telecom's products. Activities include developing new products, improving existing products, introducing new technologies into existing products to improve performance and reduce manufacturing costs and making design changes that will further increase the product's flexibility and the number of customer applications that SR Telecom's products can effectively serve.

     An important feature of SR Telecom's research and development activities are the field trials it conducts with key customers to examine and confirm the ability of SR Telecom's products to operate in new configurations and carry new types of telecommunications traffic. Expenditures by SR Telecom on research and development over the five years ended December 31, 2002 are as follows:

                                             2002     2001     2000     1999     1998
                                            ------   ------   ------   ------   ------
                                                (IN THOUSANDS OF CANADIAN DOLLARS)
Gross expenditure.........................  28,555   26,048   28,255   23,686   23,943
Government grants and investment tax
  credits.................................   7,219    7,009    9,166    7,881    7,629
                                            ------   ------   ------   ------   ------
Net expense...............................  21,336   19,039   19,089   15,805   16,314
                                            ======   ======   ======   ======   ======

     The gross amount spent in recent years on research and development is typically within the range of 10 to 15% of sales. In some years, it was necessary to exceed this range to complete key research and development activities to achieve and maintain SR Telecom's market lead. These percentage figures are considered appropriate by SR Telecom to maintain its technological competitiveness. SR Telecom expenses all research and development expenditures in the year in which they occur.

     SR Telecom believes that its business is not materially dependent upon patents and relies primarily upon the expertise of its employees and continued research and development activities to maintain a competitive advantage. In addition, many of SR Telecom's products rely on commercially available chipsets from similar telecommunications wireless technologies.

BUSINESS AND GROWTH STRATEGY

     SR Telecom's goal is to grow profitably while maintaining or increasing its market share and expanding into new but related markets for fixed wireless products.

     SR Telecom's strategies for achieving this goal are:

     - Product development

      - To introduce new products and application features to extend the use of point-to-multipoint radio systems to a broader range of telecommunications customers, thereby increasing SR Telecom's market.

      - To add new products that expand SR Telecom's market and make its products as a whole more attractive to its customers.

      - To reduce the average cost per subscriber through technological innovation. This will serve both to increase the competitiveness of the product family and justify its use in a larger number of situations when compared with alternative technologies.

     - Technology acquisitions

      - To add new technologies to the product mix that expand its potential market and make its products as a whole more attractive to its customers at a lower cost than developing such technologies internally.

     - Manufacturing

      - To increase SR Telecom's manufacturing productivity and capabilities by increasing automation.

      - Where appropriate, to enter into long-term subcontracting or outsourcing arrangements in order to gain access to economies of scale and scope in purchasing and manufacturing.

     - Sales and marketing

      - To capitalize on long-term relationships developed with key customers in a number of countries to ensure that ongoing orders are received.

      - To expand into countries and regions that SR Telecom has not previously served in order to increase SR Telecom's installed base and consequently the amount of repeat business.

      - To open sales and service offices when justified to ensure that the appropriate support is given to customers.

      - To maintain existing relationships and pursue new ones with major international prime contractors bidding on large telecommunications projects.

      - To maintain and develop its international project management and installation skills to permit successful bidding and implementation of future turnkey projects.

      - To increase the focus of business on its 3 main customer bases:

        - Rural and Suburban Residential      Telecommunication service providers
        - Urban Business                      Largely newly created carriers
        - Industrial                          Supervisory Control and Data Acquisition
                                              Industrial applications

CTR

     The following provides a brief narrative description of the business, history and certain points of operational interest relating to CTR.

     In 1995, SR Telecom identified a new business opportunity to provide local telephone service and Internet access in a large area of Chile that is predominantly rural and was without fixed phone service. The former state owned local phone company Cia. Telefonos de Chile had a monopoly on local and long distance service until 1994. Since deregulation, competition has increased significantly in the highly populated areas such as Santiago. However, the vast rural regions remained generally unserved. CTR was created to address this opportunity, and is currently managed by a team of Canadian and Chilean personnel, supervised by SR Telecom.

     In December 2000, SR Telecom decided to divest itself of its investment in CTR because CTR was not part of SR Telecom's core business. This decision necessitated the reporting of CTR's results as a discontinued operation. In December 2001, SR Telecom reversed its treatment of CTR as a discontinued operation. Consequently all financial information of SR Telecom for the fiscal year ended December 31, 2002 included in this proxy statement/prospectus present the operations of CTR as part of continuing operations. For the year ended December 31, 2002, CTR contributed CDN$15.9 million in revenues, or approximately 8.1% of SR Telecom's consolidated revenues.

     Since 1996, CTR has participated in different bids through the Fondo de Desarrollo de las Telecommunicaciones organization of the Ministry of Transport and Telecommunications, whose objective is to stimulate the roll-out of telephone and Internet services to rural areas of the country. CTR has been awarded 53 concessions to provide service in selected rural areas along with a concession to provide service to the city of Curico.

     The 10 zones covered by CTR encompass an area of 300,000 square kilometers with a total rural population of approximately 1.4 million.

     The concessions granted to CTR allow an exclusive right of coverage over a 30-year period in the 1.5 GHz and 2.4 GHz radio bands. These bands are ideally suited for SR Telecom's SR500 point-to-multipoint products. In total, rights to the exclusive use of 25 frequency pairs in these bands have been granted. In addition to the concessions, CTR was given exclusive access to the 370 to 380 MHz frequency band which permits the use of SR Telecom's Wireless Loop technology.

     The concessions awarded through the Fondo de Desarrollo de las Telecommunicaciones obligate CTR to provide telephone service by means of public telephones for a minimum 10-year period. These concessions will require ongoing maintenance until the year 2010.

     CTR may also provide pay telephone service at locations it selects itself, as well as commercial or residential service throughout its coverage area. At the end of 2002, CTR operated 4,767 commercial payphones and provided private telephone services to 16,511 residential, commercial and institutional subscribers. In addition, CTR is providing other services including Internet access, prepaid cards, dedicated data services and complementary services including voice mail, toll-free and 800 numbering.

     Other than as stated above, the concessions are non-exclusive in that others are free to apply for similar concessions. However there is no assurance for any applicant that spectrum will be available. A number of other carriers, including Cia. de Telefonos de Chile, the Chilean incumbent local exchange carrier, offer telephone service in larger towns within the ten zones and currently use conventional wire and cable technology. The cellular network in Chile is expanding rapidly and represents CTR's principal competition.

     CTR's business plans do not call for the expansion of the network into larger towns already served by others. As SR Telecom has the exclusive right to use clearly defined frequency pairs, which are the only frequencies currently available for fixed wireless access service, any competition for local service would have to be provided by more expensive traditional wire line or cellular networks. Because of certain cash flow restrictions, investment in the network will be limited to those required to improve service and reduce customer churn.

     On December 31, 2001 SR Telecom wrote down certain long-lived network assets by approximately CDN$58 million to reflect their estimated recoverable amounts. As of December 2001, SR Telecom determined that the estimated future undiscounted cash flows from the long-lived assets of CTR were insufficient to recover their carrying amount, and as a result, wrote-down the carrying value of the telecommunication networks to their estimated recoverable amounts. The net cost of the telecommunications network assets including construction in progress as at December 31, 2002 was CDN$113.9 million, compared to CDN$113.7 million as of December 31, 2001.

     The capital required by SR Telecom's wholly-owned Chilean subsidiary, Comunicacion y Telefonia Rural, or CTR, for completion of its network has been provided by equity investments and loans from SR Telecom of approximately US$68 million in the aggregate. Export Development Canada, a Canadian governmental agency and the InterAmerican Development Bank of Washington have also provided US$50 million in term debt financing. As of June 16, 2003, a principal amount of US$38 million was outstanding. Payments of principal and interest are due in semi-annual installments until maturity in 2007 and 2008. Currently, the lenders would have full recourse against SR Telecom for the full amount of the loans, if performance, financial performance and financial position covenants are not met. While CTR and SR Telecom have not met all of these covenants, default of the covenants has been waived by the lenders until February 13, 2004, in return for a fee paid by SR Telecom. While CTR does not expect to meet these covenants in the foreseeable future, these covenants were waived in previous years and SR Telecom believes that these covenants will continue to be waived on an annual basis until the balance of the amounts outstanding are repaid or the debt is refinanced. However, there can be no assurance of an additional waiver in February 2004 or after that date. If the lenders decline to waive the defaults, all amounts due under the loans, including principal and interest and other fees, could be declared due and immediately payable. In addition, if Export Development Corporation and Inter-American Development Bank accelerated the loans, a default would be triggered under SR Telecom's public debentures and its bank indebtedness, which means that all amounts due and payable under the debentures could also be declared due and payable.

     Counterparts for both long-term project financing facilities are governmental export or development financing organizations. CTR's term loans rank pari passu and are secured by a pledge of all of the assets of CTR and a pledge of the shares in the share capital of CTR and intermediate holding companies. SR Telecom has also agreed to provide CTR with the necessary funds and resources to complete the network as well as maintain its initial equity investment in CTR. Currently, CTR is approximately 3,000 lines short of achieving construction completion. Although SRT has committed to provide the necessary funds to achieve this construction completion, the ultimate amount of funds required is not determinable at this time. The amount may vary depending on whether CTR decides to construct the lines itself or purchase them from another carrier. Furthermore, the amount of funds that CTR will be able to contribute towards this construction is not known at this time. The InterAmerican Development Bank and Export Development Canada have been provided with full recourse against SR Telecom in certain circumstances, but the recourse against SR Telecom would be limited to an aggregate amount of US$12 million if CTR meets certain requirements, including installation of 22,500 telephone lines, consisting of 19,500 commercial lines and 3000 public payphones. The time and cost of completing the network cannot be estimated at this time due to the state of the economy in Chile and other factors such as cancellation of service by customers on lines installed by CTR, which would be deducted from the number of lines installed to date. SR Telecom will be released from such obligations once CTR meets certain financial milestones. In certain limited circumstances, such as non-completion of the project or the failure by SR Telecom to complete the network project, SR Telecom would be required to fund CTR. In addition, SR Telecom may have to provide credit enhancements to Export Development Canada and the InterAmerican Development Bank in a form agreeable to Export Development Canada and the InterAmerican Development Bank. The combined company will be able to support the current debt repayment structure of CTR without impairment to the combined company's results of operations.

     On June 30, 2001 Rural Telecommunications Chile S.A., an indirect wholly-owned subsidiary of CTR, acquired network assets from Gilat-To-Home Chile S.A. in exchange for 13% of CTR's total issued and outstanding common shares. The transaction was measured using the estimated fair value of the assets received of CDN$14.6 million. The reduction in the direct and indirect ownership in CTR resulted in a dilution gain of CDN$9.4 million. SR Telecom's consolidated statement of earnings for the year ended December 31, 2002 includes revenue and expenses related to the acquired network assets from July 1, 2001, to December 31, 2002. In 2001, the resulting non-controlling interest was allocated losses to the extent of their equity. As a result of failing to meet certain performance requirements contained in the asset purchase agreement, Gilat-To-Home Chile S.A.'s shareholding in Rural Telecommunications Chile decreased by 8.9% to 4.1%. SR Telecom's resulting increase in the direct and indirect ownership in CTR resulted in an estimated charge to earnings of CDN$3.97 million, subject to final negotiations.

     Fifty-six concessions of public telephone service and one data transmission concession have been transferred from Gilat-To-Home Chile to Rural Telecommunications Chile. These telephone concessions include or cover virtually all of the country's land mass and will be in force, in favor of Rural Telecommunications Chile, for 30 years. The terms of all payphone concessions run until 2009.

INTELLECTUAL PROPERTY

     SR Telecom relies on a combination of copyright, trademark, trade secret rights, licensing and confidentiality agreements in order to develop and protect its property technology. SR Telecom currently holds, through the acquisition of intellectual property rights from Nera Wireless Broadband Access A.S. in March 2002, nine United States patent and patent applications. SR Telecom has also acquired from Lucent Technologies certain of its intellectual property rights in and to SWING products including the object code and the source code relating exclusively to Lucent's SWING business. Although SR Telecom has been granted a license to every patent which was issued to Lucent or a related company thereto with respect to technology needed to manufacture and sell the SWING products, SR Telecom cannot ensure that Lucent Technologies would enforce its rights against potential infringers.

     Notwithstanding SR Telecom's efforts to protect its proprietary rights, existing copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect its proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of SR Telecom's products or to obtain and use information that SR Telecom regards as proprietary. Accordingly, SR Telecom may not be able to protect its proprietary rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of SR Telecom's products is difficult. Litigation may be necessary in the future to enforce SR Telecom's intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could have a material adverse effect on SR Telecom's future operating results.

     From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies in various jurisdictions that are important to SR Telecom's business. Any claims could be time-consuming to deal with, result in costly litigation, divert the efforts of SR Telecom's technical and management personnel, cause product shipment delays or require SR Telecom to enter into royalty or licensing agreements, any of which could have an adverse effect on SR Telecom's operating results. Royalty or licensing agreements, if required, may not be available on terms acceptable to SR Telecom, if at all. In addition, SR Telecom's sales agreements, oblige it to indemnify its customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties.

HUMAN RESOURCES

     At December 31, 2002, SR Telecom (including CTR) had 1,054 employees.

     In its core business, 136 employees worked in manufacturing, 188 in research and development, 412 in sales, marketing, customer support and service and 76 in administration and general management. All employees are non-unionized, except for approximately 150 unionized CTR employees in Chile. They are predominantly technicians and are represented by one union. The collective bargaining agreement expires in April 2004. CTR employs a total of 242 persons in Chile. SR Telecom considers relations with employees to be very good.

FACILITIES

     SR Telecom owns a modern 125,000 square-foot building located on 332,000 square feet of land in Montreal, Quebec, Canada, which contains manufacturing, research and development and office facilities. This is SR Telecom's headquarters.

     SR Telecom also leases land and buildings for its sales and service offices worldwide, the principal offices of which are located in France, Mexico, the Philippines and Saudi Arabia. SR Telecom does not believe that any of these leases is material to its operations.

ENVIRONMENT

     As a global company SR Telecom adheres to strict environmental standards both at the local and international level. Its products have life span of 10 to 15 years and provide telecommunications access to regions that cannot be covered by the wire line infrastructure, and are designed to reduce the environmental impact of network deployment.

     SR Telecom has implemented Workplace Hazardous Material Information Systems procedures and policies, and periodically reviews the environmental requirements at the federal, provincial, regional and municipal levels that apply to SR Telecom's facility.

     SR Telecom has a health and safety committee to evaluate environmental or social concerns that may arise.

AVAILABLE INFORMATION

     SR Telecom's website is www.srtelecom.com. SR Telecom makes its annual reports and annual information form filed with the various securities commissions in Canada and any amendments to those reports available free of charge on or through its website. Information on SR Telecom's website is not incorporated by reference in, and is not a part of, this proxy statement/prospectus.

LITIGATION

 HAITI ARBITRATION

     In December 2001, SR Telecom filed a statement of claim in New York for US$4.86 million against MCI International and Telecommunications d'Haiti, S.A.M., or Teleco de Haiti. The claim was filed pursuant to a clause mandating three party arbitration before the International Court of Arbitration in respect of funds which ceased flowing to SR Telecom under a Tripartite Agreement between Teleco de Haiti, MCI International and SR Telecom. The agreement provides for the financing of a contract between SR Telecom and Teleco de Haiti pursuant to which SR Telecom was to supply and install certain telecommunications equipment for Teleco de Haiti for approximately US$12.88 million. In July, 2002, MCI International filed for bankruptcy and the United States Bankruptcy Court issued an order staying all collateral litigation against MCI International, including this arbitration. As a result, MCI International continued in the proceeding as an observer. In February 2002, Teleco de Haiti filed a counter-claim for US$1.2 million in respect of funds transferred to SR Telecom since the execution of a termination agreement between SR Telecom and Teleco de Haiti, alleging that such termination agreement ended their obligations under the Tripartite Agreement. The arbitration is proceeding with MCI as an observer.

     On April 24, 2003, the arbitration tribunal rendered a decision, denying both the claim by SR Telecom against Teleco de Haiti and the counterclaim by Teleco de Haiti against SR Telecom. However, the arbitration tribunal also held that the termination agreement preserved and did not extinguish SR Telecom's right to continue to receive payments from MCI under the Tripartite Agreement. Prior to the decision, SR Telecom filed a claim for US$4.8 million against MCI International with the United States Bankruptcy Court and SR Telecom cannot determine what amount, if any it may recover from MCI International. If MCI accepts the Tripartite Agreement then SR Telecom would have claims on both pre-petition amounts paid (based on the consolidation motion) and post-petition amounts up to the full amount still due. Such post-petition and future flows of funds would be paid from the MCI/Teleco Voice Settlement Account. To date, MCI has not objected to the Proof of Claim, nor has it rejected the Tripartite Agreement. If SR Telecom cannot recover a substantial amount from MCI International, it could have a material impact on SR Telecom's results of operations.

 GHANA ARBITRATION

     In August, 2000 SR Telecom entered into a contract with SSNIT (Ghana) for US$4.5 million to upgrade its pension plan database and related items. SR Telecom subcontracted Jasmin Consulting Services Inc. to perform the work under this contract. Although no formal agreement was finalized between SR Telecom and Jasmin, a verbal understanding was reached that payment of Jasmin's invoices was to be on a "pay-on-pay" basis. SR Telecom issued a performance bond to SSNIT in the amount of US$406,000 expiring August 2, 2002. In February, 2001, SSNIT halted payment of SR Telecom's invoices and SR Telecom, in consultation with Jasmin, decided to stop the work until SSNIT resumed payment of its invoices. Jasmin thereafter sued SR Telecom for failure to make payments under the subcontract claiming US$1,262,773 plus special damages plus interest plus costs based on terms of net 30 days from receipt of Jasmin's invoices. SSNIT called the performance bond for an alleged breach of contract by SR Telecom and SR Telecom alleged that the call by SSNIT was wrongful, and filed a claim with Export Development Canada under its Export Development Canada Performance Security Insurance policy for reimbursement of the US$406,000 payment. Parties have been discussing resolution and if they fail to reach an agreement will go to arbitration. Discovery concluded in this matter in May 2003. The court dismissed in its entirety Jasmin's motion for summary judgment to dismiss SR Telecom's counterclaims against Jasmin and against Andrea Smith personally. The arbitrator also awarded costs to SR Telecom. SR Telecom is uncertain at this time what the amount of costs to be awarded will be, but believes it could be over CDN$100,000.

     If SR Telecom were to lose this arbitration and be forced to pay the full amount of damages it could be material to SR Telecom's results of operations, but SR Telecom believes it is unlikely that that will happen.

 CTR LITIGATION

     Development and Engineering of Software Ltda. filed a claim against CTR for breach of a contract to update CTR's computer software in the amount of Chilean peso 200 million (approximately US$261,602). CTR filed a counter-claim for US$1,534,012 million for breach of contract, specifically the failure to provide services contracted for. The first witnesses in the case were called at the end of April 2003.

INDUSTRY DATA

     The information SR Telecom uses in this proxy statement/prospectus concerning the fixed wireless access market, its general expectations concerning this industry and the market positions and market shares of SR Telecom and its competitors are based on estimates SR Telecom prepared using data from publicly available industry sources as well as from various research analysts' reports, market research and industry analyses, and on assumptions SR Telecom has made, based on data and its knowledge of this industry, which it believes to be reasonable. While SR Telecom is not aware of any material misstatements regarding any industry or country data presented herein, its estimates, particularly as they relate to its general expectations concerning the wireless telecommunications industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption "Risk Factors" in this proxy statement/ prospectus.

     Information concerning rural telecommunications markets found in this proxy statement/prospectus is based in part on a study conducted by a consultant hired by SR Telecom. Industry and company data are approximate and reflect rounding in certain cases.

SR TELECOM SECURITIES HELD IN THE UNITED STATES

     1,522,410 shares of SR Telecom common stock are held in the United States by 22 registered holders as of March 31, 2003.

HISTORICAL STOCK PRICE DATA

     Shares of SR Telecom's common stock are listed on the Toronto Stock Exchange and traded under the symbol "SRX." Following the effective time of the merger, shares of SR Telecom common stock will be listed on the Nasdaq National Market. The table below sets forth for the periods indicated the high and low sale prices per share of SR Telecom common stock, in Canadian dollars, and the average daily trading volume on the Toronto Stock Exchange. Netro stockholders will receive shares of SR Telecom common stock as part of the merger. For current price information with respect to shares of SR Telecom common stock, you are urged to consult publicly available sources. No assurance can be given as to future prices of, or markets for, shares of SR Telecom common stock, or the effect of the merger on prices of, or markets for, shares of SR Telecom common stock.

                                                            SR TELECOM COMMON STOCK
                                                    ---------------------------------------
                                                                            DAILY AVERAGE
                                                      HIGH        LOW       TRADING VOLUME
                                                    ---------   --------   ----------------
                                                     (CANADIAN DOLLARS)    NUMBER OF SHARES
FISCAL YEAR ENDED DECEMBER 31, 1998...............     7.50       2.27          27,123
FISCAL YEAR ENDED DECEMBER 31, 1999...............     5.20       1.90          17,998
FISCAL YEAR ENDED DECEMBER 31, 2000...............    13.20       2.70         165,418
FISCAL YEAR ENDED DECEMBER 31, 2001
  First Quarter...................................     4.40       1.55         112,525
  Second Quarter..................................     2.30       1.50         129,530
  Third Quarter...................................     1.95       1.10          67,561
  Fourth Quarter..................................     2.59       1.65          75,708
FISCAL YEAR ENDED DECEMBER 31, 2002
  First Quarter...................................     2.75       1.85          47,216
  Second Quarter..................................     2.17       1.26          38,840
  Third Quarter...................................     1.55       0.70          19,360
  Fourth Quarter..................................     1.25       0.75          51,493
FISCAL YEAR ENDED DECEMBER 31, 2003
  First Quarter...................................     1.21       0.59          94,299
  Second Quarter..................................     1.50       0.55         358,808
MONTH ENDED
  November 30, 2002...............................     1.25       0.90          55,601
  December 31, 2002...............................     1.18       0.78          76,006
  January 31, 2003................................     1.21       0.86          48,414
  February 28, 2003...............................     1.08       0.83          58,595
  March 31, 2003..................................     0.94       0.59         172,489
  April 30, 2003..................................     0.78       0.55         270,067
  May 31, 2003....................................     0.94       0.64         442,138
  June 2003.......................................     1.50       0.87         364,219
  July 2003 (through July 21, 2003)...............     1.01       0.90         151,056

               SR TELECOM'S MANAGEMENT DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following management's discussion and analysis of financial condition and results of operations should be read in conjunction with SR Telecom's audited consolidated financial statements and the related notes contained elsewhere in this proxy statement/prospectus.

     The discussion contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. SR Telecom's consolidated financial statements have been prepared in accordance with Canadian GAAP (Generally Accepted Accounting Principles). There are several differences between US GAAP and Canadian GAAP, some of which can yield material differences in reported data. For the US GAAP reconciliation, see note 25 to the accompanying audited consolidated financial statements.

OVERVIEW

     SR Telecom provides fixed wireless access solutions for voice, data and Internet access applications. SR Telecom designs, markets and sells fixed wireless products to telecommunications service providers, who in turn use the products to provide their subscribers with a full range of telecommunications services. SR Telecom also provides full turnkey services to its customers. Most of SR Telecom's sales are international, with its fixed wireless systems currently being used by telecommunications service providers in over 110 countries worldwide. These customers include large incumbent local exchange carriers as well as competitive local exchange carriers and private operators of telecommunications systems. In addition, through its majority-owned subsidiary CTR, SR Telecom provides local telephone service and Internet access to residential, commercial and institutional customers, and operates a network of payphones in a large, predominantly rural area of Chile.

CRITICAL ACCOUNTING POLICIES

     SR Telecom's consolidated financial statements are based on the selection and application of accounting policies, which require SR Telecom's management to make significant estimates and assumptions. SR Telecom believes that the following accounting policies may involve a higher degree of judgment and complexity in their application, and represent SR Telecom's critical accounting policies.

 REVENUE RECOGNITION

     Revenue is recognized when persuasive evidence of an agreement exists, delivery has occurred or the service has been performed, the fee is fixed and determinable, and collection of the resulting receivable is probable.

     SR Telecom recognizes revenue through two primary revenue streams: revenue from the sale of equipment and service revenue. Service revenue is comprised of site survey and engineering, prior to installation, as well as installation of the equipment, training of customer personnel and repair contracts. Revenue for equipment sold separately is recognized upon delivery and when all significant contractual obligations have been satisfied and collection is probable. SR Telecom also enters into contracts involving multiple elements, or "turnkey" contracts, which include the sale of equipment as well as the sale of services. Turnkey contracts generally include the sale of equipment as well as site survey and engineering, which involves the assessment of the locations to be installed and the requirements of the equipment to be installed, as well as installation of the equipment at the site. The service elements are not essential to the functionality of the delivered equipment. Recognition of revenue in turnkey contracts on the sale of manufactured equipment is recognized upon shipment. Recognition of revenue on the performance of site survey and engineering, and installation of the equipment is recognized when the services are performed. The establishment of the selling prices of services and equipment in these contracts is determined by reference to similar contracts whereby these elements are offered on a stand alone basis and are incorporated in the contract details. For contracts involving multiple elements, SR Telecom allocates revenue to each element based on relative fair values. Telecommunication service revenue is recognized as the services are rendered.

     SR Telecom products and services are generally sold as part of a contract or purchase order, of which many are for periods extending beyond one year. Revenue and cost estimates on long-term contracts are revised periodically based on changes in circumstance; any losses are recognized in the period that such losses become known.

 WARRANTY OBLIGATIONS

     Accruals for warranty costs are established at the time of shipment and are based on contract terms and experience from prior claims. SR Telecom's usual warranty terms are one year, with two year warranty periods in certain limited circumstances. SR Telecom evaluates its obligations related to product warranty on an ongoing basis. If warranty costs change substantially, SR Telecom's warranty accrual could change significantly. SR Telecom tracks historical warranty cost, including labor and replacement parts, and uses this information as the basis for the establishment of its warranty provision. With respect to the introduction of new products, warranty accruals are determined based on SR Telecom's historical experience with similar products.

 ALLOWANCE FOR DOUBTFUL ACCOUNTS

     SR Telecom performs ongoing credit evaluations of its customers' financial condition and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers and on-going project risks. Wherever practicable, SR Telecom requires accounts receivable to be insured by an export credit agency, by confirmed irrevocable letters of credit or by a security interest on the customer's assets. SR Telecom believes that it has sufficient allowances for doubtful accounts to address the risk associated with its outstanding accounts receivable.

 PROVISION FOR EXCESS OR OBSOLETE INVENTORY

     Inventories are valued at the lower of cost and net realizable value or replacement cost, with cost computed at standard, which approximates actual cost computed on a first-in, first-out basis. SR Telecom maintains a reserve for estimated obsolescence based upon assumptions regarding future demand for its products and the conditions of the markets in which its products are sold. This provision to reduce inventory to net realizable value is reflected as a reduction to inventory in the consolidated balance sheets. Significant management judgments and estimates must be made and used in connection with establishing these reserves. If actual market conditions are less favorable than SR Telecom's assumptions, additional reserves may be required.

 ASSESSMENT OF IMPAIRMENT OF LONG-LIVED ASSETS

     SR Telecom evaluates events and circumstances that can have an effect on the carrying value of its long-lived assets on an ongoing basis. In order to determine whether an impairment exists, management considers the undiscounted cash flows estimated to be generated by those assets as well as other indicators. If the estimated undiscounted cash flows are projected to be less than the carrying value of the related assets, a permanent impairment in the carrying value of assets is charged against earnings in the period an impairment is determined.

 FOREIGN CURRENCIES

     Monetary assets and liabilities denominated in foreign currencies are translated at exchange rates in effect at the balance sheet dates. Non-monetary assets and liabilities are translated at historical rates. Translation gains and losses are reflected in the statement of operations. Revenue and expenses are translated at average exchange rates prevailing during the period.

     All of SR Telecom's subsidiaries are financially and/or operationally dependent on SR Telecom and are accounted for using the temporal method. Under this method, monetary assets and liabilities are translated at exchange rates in effect at the balance sheet dates. Non-monetary assets and liabilities are translated at historical rates. Revenue and expenses are translated at average rates for the period. Translation exchange gains or losses of such subsidiaries' accounts are reflected in the statement of operations.

 FUTURE INCOME TAXES

     Future income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and are measured using the tax rates which will be in effect when the differences are expected to reverse. A valuation allowance is provided for the amount of future income tax assets which are not considered more likely than not to be realized. SR Telecom intends to use the balance of these assets prior to expiry either as an offset to future net income or through the use of other tax planning initiatives.

RESULTS OF OPERATIONS

     The consolidated statement of operations includes the results of CTR and prior comparative periods have been restated to reflect the adoption of the Canadian Institute of Chartered Accountants new accounting recommendation, Foreign Currency Translation. The adoption of this new section resulted in a charge to earnings in 2001 of CDN$2.4 million and in 2000 of CDN$1.1 million. Results of operations also include revenue and expenses attributable to the SWING product line acquired from Lucent and CTR's purchase of telecommunications network equipment assets from Gilat-to-Home Chile.

     Effective January 1, 2002, SR Telecom also adopted the new Canadian Institute of Chartered Accountants recommendations relating to the reporting of stock option-based compensation.

     SR Telecom operates in two business segments. The first is the Wireless Telecommunications Products Business Segment and the second is the Telecommunications Service Provider Business Segment.

     The following table outlines the breakdown of revenues by segment during the period:

                                                      THREE MONTHS
                                                          ENDED          YEARS ENDED
                                                        MARCH 31,        DECEMBER 31,
                                                      -------------   ------------------
                                                      2003    2002    2002   2001   2000
                                                      -----   -----   ----   ----   ----
Wireless Telecommunications Products Business
  Segment...........................................  87.7%   89.2%   91.9%  87.7%  88.5%
Telecommunications Service Provider Business
  Segment...........................................  12.3%   10.8%    8.1%  12.3%  11.5%

     Major contract awards from longstanding customers increased Wireless Telecommunications Products revenue ("wireless revenue") as a percentage of overall revenue to 91.9% in 2002 from 87.7% in 2001. In 2001, wireless revenue decreased as a percentage of total revenue, from 88.5% in 2000, as a result of the continued slowdown in the telecommunications industry. Telecommunications Service Provider revenue as a percentage of overall revenue decreased to 8.1% of overall revenue in 2002 from 12.3% in 2001. In 2001, Telecommunications Service Provider revenue increased to 12.3% from 11.5% in 2000. Although Telecommunications Service Provider revenue decreased in dollar terms over the period the percentage change in total revenue is the result of the increases and decreases in wireless revenue.

THREE-MONTHS ENDED MARCH 31, 2003 VERSUS THREE-MONTHS ENDED MARCH 31, 2002

  WIRELESS TELECOMMUNICATIONS PRODUCTS BUSINESS SEGMENT

                                                              PERCENT OF
                                                                REVENUE
                                                              -----------
                                                              2003   2002
                                                              ----   ----
Revenue.....................................................  100%   100%
Cost of revenue.............................................   54%    50%
                                                              ---    ---
Gross profit................................................   46%    50%
  Agents commissions........................................    6%     8%
  Selling, general and administrative expenses..............   39%    25%
  Research and development expenses, net....................   21%    12%
                                                              ---    ---
          Total operating expenses..........................   66%    45%
                                                              ---    ---
Operating (loss) earnings...................................  (20)%    5%
Interest expense, net.......................................   (5)%   (3)%
Loss on foreign exchange....................................  (17)%   (1)%
Income tax recovery (expense)...............................   12%    (1)%
                                                              ---    ---
Net loss....................................................  (30)%   --
                                                              ===    ===

 Revenue

     Revenue by geographical area based on the location of SR Telecom's original customers were as follows:

     For the three-months ended March 31, 2003 and 2002:

                                                                             PERCENT OF
                                                                              WIRELESS
                                                              REVENUE          REVENUE
                                                         -----------------   -----------
                                                          2003      2002     2003   2002
                                                         -------   -------   ----   ----
                                                         (IN THOUSANDS OF
                                                         CANADIAN DOLLARS)
Latin America..........................................   2,694     2,036     11%     5%
Europe and Africa......................................   5,005     5,666     19%    14%
Middle East............................................   5,523    11,917     21%    29%
Asia...................................................  11,694    20,139     45%    50%
Other..................................................   1,048       801      4%     2%
                                                         ------    ------    ---    ---
                                                         25,964    40,559    100%   100%
                                                         ======    ======    ===    ===

     Revenue in Latin America and Europe as a percentage of Wireless revenue fluctuated with respect to the three-months ended March 31, 2003, versus the three-months ended March 31, 2002, but remained relatively stable in dollar terms. The percentage increase is a result of a decline in Wireless revenue over the period. Revenue in the Middle East declined during the three-months ended March 31, 2003 versus 2002 due to delays in shipments to the Middle East precipitated by the war in Iraq. Revenue in Asia declined due to a decrease in shipments to two large customers in the area.

     Revenue from customers that comprised more than 10% of wireless revenue for the three months ended March 31, 2003 were as follows:

                                                                               PERCENT OF
                                                             REVENUE        WIRELESS REVENUE
                                                        -----------------   ----------------
                                                              2003                2003
                                                        -----------------   ----------------
                                                        (IN THOUSANDS OF
                                                        CANADIAN DOLLARS)
Telstra Corporation Limited...........................        6,219                24%
Siemens Telecommunications............................        3,283                13%
                                                              -----               ---
Aggregate amount......................................        9,502                37%
                                                              =====               ===

     Revenue from customers that comprised more than 10% of wireless revenue for the three-months ended March 31, 2002 were as follows:

                                                                               PERCENT OF
                                                             REVENUE        WIRELESS REVENUE
                                                        -----------------   ----------------
                                                              2002                2002
                                                        -----------------   ----------------
                                                        (IN THOUSANDS OF
                                                        CANADIAN DOLLARS)
Lucent Technologies...................................        6,297                15%
Telstra Corporation Limited...........................        8,486                21%
                                                             ------               ---
Aggregate amount......................................       14,783                36%
                                                             ======               ===

 Revenue

     For the quarter ended March 31, 2003, equipment revenue decreased by 49% to CDN$16.5 million in the first quarter of 2003, from CDN$32.7 million for the same period last year. Although a decrease in first quarter revenue was anticipated, much of this decrease can be attributed to a slowdown precipitated by the war in Iraq, delaying the shipment of certain large orders to the mid-eastern region until the second quarter. SR Telecom expects that the shipment of these orders will improve second quarter revenue and believes that third and fourth quarter sales will show a substantial increase. Service revenue increased by 20% to CDN$9.4 million in the first quarter of 2003 as compared to CDN$7.8 million in the first quarter of 2002, resulting mainly from the completion of various stages of projects in Asia.

 Gross Profit

     Gross profit represents total revenue less the cost of revenue. Cost of revenue with respect to equipment revenue consists of manufacturing costs, material costs, labor costs, manufacturing overhead, warranty reserves and other direct product costs. Cost of revenue with respect to service revenue consists of labor costs, travel, telephone, vehicles and other costs that are directly attributable to the revenue recognized. Gross profit as a percentage of equipment sales decreased to 50.6% or CDN$8.4 million in the first quarter of 2003, from 57.6% or CDN$18.9 million in the first quarter of 2002. Lower overall volume coupled with an increase in service revenue, which experiences lower gross margin, over equipment sales, accounted for the decrease.

     Services gross profit also varies substantially due to the mix of OEM equipment such as towers, solar panels and other network components that are purchased as part of a turnkey solution. In addition, services gross profit can be affected by external factors associated with the execution of a project in a developing country such as political disruptions, poor or delayed performance by subcontractors and other matters impacting the timely and efficient implementation of a project. Service gross profit increased to CDN$3.6 million for the quarter ended March 31, 2003, from CDN$1.3 million for the quarter ended March 31, 2002.

 Agent Commissions

     Agent commissions consist of payments to third parties who act as an extension of SR Telecom's international sales and marketing organization. SR Telecom has agents and representatives in 47 countries globally and uses this network in many cases in lieu of having to maintain a permanent presence in countries where the level, uncertainty and timing of orders do not justify a permanent presence or where the local custom and practice requires the use of local partners.

     Agent commissions as a percentage of revenue decreased slightly from 7.5% or CDN$3.0 million in the first quarter of 2002 to 6.2% or CDN$1.6 million in the first quarter of 2003. Commissions correlate directly with the level and type of equipment sales and vary in amount by local jurisdiction.

 Selling, General and Administrative Expenses

     Selling, general and administrative expenses consist primarily of compensation costs, travel and related expenses for marketing, sales, human resources, finance, executive and management and professional services fees and expenses. Selling, general and administrative expenses as a percentage of sales increased to 39% or CDN$10.1 million in the first quarter of 2003, compared to 25% or CDN$10.1 million in the same period in the prior year. The lower overall revenue base, caused in part by shipment delays in the first quarter of 2003, resulted in a higher operating expense to revenue ratio. It is expected that operating expenses as a percentage of revenue will decrease in the second quarter of 2003, resulting in a level of operating expenses commensurate with the expected lower revenue in the first half of 2003.

 Research and Development Expenses

     Research and development expenses consist of compensation costs, the cost of software development tools, consultant fees and prototype expenses related to the design, development and testing of SR Telecom's products, net of government investment tax credits associated with these activities. Gross research and development expenses on a comparable basis showed a slight increase over 2002 levels. Gross research and development increased to CDN$6.9 million for the quarter ended March 31, 2003, as compared to CDN$6.6 million for the quarter ended March 31, 2002. SR Telecom expects research and development expenses to remain stable in the near term as the research expenditures related to the addition of the new product lines acquired through asset purchases and acquisitions continue.

 Interest Expense

     Interest expense remained relatively stable in the first quarter, increasing slightly to CDN$1.3 million in the first quarter of 2003, from CDN$1.2 million in the first quarter of 2002.

 Foreign Exchange

     SR Telecom's trade receivables are almost exclusively in U.S. dollars and Euros. The foreign exchange loss of CDN$4.4 million or 17% of revenue in the first quarter of 2003, compared to CDN$0.4 million or 1% in the first quarter of 2002, resulted from the increase in the value of the Canadian dollar compared to the U.S. dollar and the Euro. Gains or losses on foreign exchange relate primarily to fluctuations between the U.S. dollar and Euro compared to the Canadian dollar.

 Operating (Loss) Earnings

     As forecast in SR Telecom's third quarter 2002 results, revenue for the first quarter of 2003 was less than revenue in prior periods. The operating loss of CDN$5.1 million or 20% of sales, incurred in the current quarter, as compared to operating earnings of CDN$2.0 million or 5% of sales, in the first quarter of 2002, is a direct result of decreased revenue. SR Telecom expects an improvement in operating earnings in the latter half of the year and continues to focus on keeping costs in line with expected revenue.

 Income Taxes

     SR Telecom's change in effective tax rates primarily reflects the changes in geographic distribution of earnings mix. The income tax provision includes tax loss carryforward benefits and other future income tax assets based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the tax rates which will be in effect when the differences are expected to reverse. The tax loss carryforwards recognized relate primarily to losses incurred in Canada and expire in approximately five years.

 Backlog

     Continued global economic uncertainty and the protracted slowdown in the telecommunications industry have affected SR Telecom's order book. Backlog at the end of the first quarter in 2003 stood at CDN$65 million, all of which is expected to be delivered in 2003, down from CDN$82 million at the end of fiscal 2002. However, significant orders are expected to be generated from increased activity in a number of SR Telecom's traditional markets and from the introduction of stride2400, which should result in growth in the second half of 2003.

 TELECOMMUNICATION SERVICE PROVIDER BUSINESS SEGMENT (CTR)

     CTR is a rural telephone service provider in Chile. CTR provides local telephone services to residential, commercial and institutional customers and operates a network of payphones throughout Chile.

     The weakness in the global telecommunications industry and the financial uncertainty surrounding the South American capital markets were largely responsible for SR Telecom not having received a reasonable offer for CTR. The first quarter of 2003 has shown little improvement, and SR Telecom believes it unlikely that the sale of CTR will be accomplished in the short term.

 Revenue

     The comparative declines in revenue from CDN$4.9 million in the first quarter of 2002, to CDN$3.6 million in the first quarter of 2003, are due to a weak local economy, resulting in a decrease in network traffic. Revenue has also been affected by the decline in the value of the Chilean peso compared to the Canadian dollar.

 Operating Expenses

     Operating expenses consist of compensation costs, travel and related expenses, as well as wire support and maintenance, and professional services fees and expenses. Operating expenses excluding depreciation decreased by 12% to CDN$3.6 million in the first quarter of 2003 from CDN$4.1 million in the same quarter last year, reflecting CTR's efforts to increase earnings before interest, taxes, depreciation and amortization (EBITDA) by reducing expenses at CTR, and to maximize CTR's debt repayment contributions. SR Telecom believes that increased revenue from CTR's satellite operations and the v-sat based network assets will aid in increasing this contribution.

     SR Telecom uses EBITDA as a means of evaluating the performance of CTR, as it is an aid in the determination of CTR's ability to support additional debt and interest payments, as well as a means of evaluating the amount of cash generated by CTR.

 Operating Loss

     Operating loss increased to CDN$1.9 million for the quarter ended March 31, 2003, compared to CDN$1.3 million in the first quarter of 2002. The increased loss was due to the weakness in revenue associated in part with the continued effects of economic instability on the Chilean economy.

 Interest Expense

     Interest expense for the quarter ended March 31, 2003, has decreased to CDN$1.0 million from CDN$1.4 million for the same period in 2002. The decline is due to a decrease in the general level of interest rates and to the reduction in the amount of long-term debt outstanding.

 Foreign Exchange

     The foreign exchange gain of CDN$4.0 million in the first quarter of 2003, compared to CDN$0.3 million in the first quarter of 2002, is a function of the effect of fluctuations in the Canadian dollar, U.S. dollar and Chilean Peso on the assets and liabilities of CTR, especially the U.S. dollar denominated debt.

 CONSOLIDATED LIQUIDITY AND CAPITAL RESOURCES

 Working Capital

     SR Telecom's working capital decreased by CDN$12.5 million to CDN$70 million in the first quarter of 2003, from CDN$82.5 million in the first quarter of 2002, as a result of increased collection efforts reducing the accounts receivable balance, the repayment of CDN$5 million of SR Telecom's operating line of credit, CDN$3 million in principal repayments at CTR and a reduction in accounts payable. Working capital further decreased as a result of the reduction in the overall sales levels.

 Cash and Short-Term Investments

     The consolidated cash and short-term investment position decreased to CDN$26.9 million at March 31, 2003, compared to CDN$41.9 million at December 31, 2002, as a result of debt repayments as well as a reduction in SR Telecom's accounts payable balance.

 Accounts Receivable

     The trade receivables decrease of CDN$22.8 million over the quarter results from SR Telecom's constant collection efforts as well as decreased sales during the quarter. In December 2001, SR Telecom filed a statement of claim in New York for US$4.86 million against MCI International and Telecommunications d'Haiti, S.A.M., or Teleco de Haiti. The claim was filed pursuant to a clause mandating three party arbitration before the International Court of Arbitration in respect of funds which ceased flowing to SR Telecom under a Tripartite Agreement between Teleco de Haiti, MCI International and SR Telecom. The agreement provides for the financing of a contract between SR Telecom and Teleco de Haiti pursuant to which SR Telecom was to supply and install certain telecommunications equipment for Teleco de Haiti for approximately US$12.88 million. In July, 2002, MCI International filed for bankruptcy and the United States Bankruptcy Court issued an order staying all collateral litigation against MCI International, including this arbitration. As a result, MCI International continued in the proceeding as an observer. In February 2002, Teleco de Haiti filed a counter-claim for US$1.2 million in respect of funds transferred to SR Telecom since the execution of a termination agreement between SR Telecom and Teleco de Haiti, alleging that such termination agreement ended their obligations under the Tripartite Agreement. The arbitration is proceeding with MCI as an observer.

     On April 24, 2003, the arbitration tribunal rendered a decision, received by SR Telecom on May 1, 2003, denying both the claim by SR Telecom against Teleco de Haiti and the counterclaim by Teleco de Haiti against SR Telecom. However, the arbitration tribunal also held that the termination agreement preserved and did not extinguish SR Telecom's right to continue to receive payments from MCI under the tripartite Agreement. Prior to the decision, SR Telecom filed a claim for US$4.8 million against MCI International with the United States Bankruptcy Court and SR Telecom cannot determine what amount, if any it may recover from MCI International. If MCI accepts the Tripartite Agreement then SR Telecom would have claims on both pre-petition amounts paid (based on the consolidation motion) and post-petition amounts up to the full amount still due. Such post-petition and future flows of funds would be paid from the MCI/Teleco Voice Settlement Account. To date, MCI has not objected to the Proof of Claim, nor has it rejected the

Tripartite Agreement. If SR Telecom cannot recover a substantial amount from MCI International, it could have a material impact on SR Telecom's results of operations. The results of this claim cannot be determined at this time.

 Inventory

     The increase in inventory of CDN$4.4 million to CDN$38.8 million at March 31, 2003, from CDN$34.4 million at December 31, 2002, was a function of the delay in shipments to the Middle Eastern region until the second quarter. It is anticipated that the inventory balance will be further reduced compared to the year-end balance as these shipments are delivered in the second quarter of 2003. SR Telecom has had considerable success in decreasing manufacturing cycle time and the adoption of more conservative policies towards the advance procurement of components and the use of pull-through manufacturing is expected to aid in further reductions in the inventory balance.

 Investment Tax Credits and Future Income Tax Assets

     Investment tax credits are created from eligible research and development expenditures. Future income tax assets are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantially enacted tax rates which will be in effect when the differences are expected to reverse. SR Telecom intends to use the balance of these assets prior to expiry either as an offset to future net income or through other tax planning initiatives.

     To use the investment tax credits existing of CDN$19.2 million at March 31, 2003, future taxable income of approximately CDN$96 million is required. The investment tax credits have an initial expiration period of 10 years. SR Telecom's existing credits have an average remaining life of approximately 7 years.

     Although SR Telecom has had losses in the past few years, SR Telecom had a history of profit prior thereto. Profitability for the past few years has been adversely impacted by the market conditions in the telecommunications industry and other political, economic and social events that affected our customers. SR Telecom believes these issues are temporary and that the industry will return to profitability. SR Telecom is working to strategically position itself and return to profitability when the industry conditions improve.

 Capital Expenditures

     Capital expenditures are being kept to the minimum level required to execute SR Telecom's business plan. CTR property, plant and equipment additions were CDN$0.1 million in the first quarter of 2003, compared to CDN$0.2 million in the first quarter of 2002, and relate principally to existing network upgrades and enhancements. Wireless Products additions were CDN$2.3 million, related to the Mergy asset purchase in the first quarter of 2003. The Nera transaction in the first quarter of 2002 made up substantially all of that quarter's capital expenditures. SR Telecom presently has no material commitments for capital expenditures.

 Bank Indebtedness

     During the quarter ended March 31, 2003, SR Telecom's operating line of credit was renewed on more favorable terms and conditions but at a reduced amount of CDN$5 million.

 Liabilities

     Trade payables and accrued liabilities of CDN$50.3 million are in line with SR Telecom's current level of operations.

LONG-TERM DEBT AND SHAREHOLDERS' EQUITY

                                                            MARCH 31,        DECEMBER 31,
                                                               2003              2002
                                                          --------------   -----------------
                                                          (IN THOUSANDS OF CANADIAN DOLLARS)
Debentures..............................................     $75,000           $ 75,000
Long-term project financing.............................     $57,384           $ 64,760
Shareholders' equity....................................     $95,802           $102,326

     SR Telecom's debentures are unsecured and bear interest at 8.15%, payable semi-annually.

     The balance of the debentures is due in a bullet payment at maturity in April 2005. SR Telecom intends to partially refinance this debt and expects to generate sufficient cash flow by that time to repay a substantial portion of the balance.

     The long-term project financing relates to outstanding notes with Export Development Canada and the Inter-American Development Bank that are obligations of CTR. As of June 16, 2003, a principal amount of US$38 million was outstanding. Payments of principal and interest are due in semi-annual installments until maturity in 2007 and 2008. Currently, the lenders would have full recourse against SR Telecom for the full amount of the loans, if performance, financial performance and financial position covenants are not met. While CTR and SR Telecom have not met all of these covenants, default of the covenants has been waived by the lenders until February 13, 2004, in return for a fee paid by SR Telecom. These covenants were waived in previous years and SR Telecom believes that these covenants will continue to be waived on an annual basis until the balance of the amounts outstanding are repaid or the debt is refinanced. If the lenders decline to waive the defaults, all amounts due under the loans, including principal and interest and other fees, could be declared due and immediately payable. In addition, if Export Development Corporation and Inter-American Development Bank accelerated the loans, a default would be triggered under SR Telecom's public debentures and its bank indebtedness, which means that all amounts due and payable under the debentures could also be declared due and payable.

     Counterparts for both long-term project financing facilities are governmental export or development financing organizations. Both tranches rank pari passu and are secured by a pledge of all of the assets of CTR and a pledge of the shares in the share capital of CTR and intermediate holding companies. SR Telecom has also agreed to provide CTR with the necessary funds and resources to complete the network as well as maintain its initial equity investment in CTR.

     SR Telecom has an employee share participation plan, a directors' compensation plan and a stock option plan that provides stock options to key employees, the options vesting over a period of four to five years. For the three-months ended March 31, stock issued under the first two programs totaled 244,398 (2002 -- 72,277) for cash consideration of CDN$157,000 (2002 --
CDN$141,000).

 Cash Flows

     Cash flows used in operations totaled CDN$4.7 million in the first quarter of 2003, compared to an inflow of CDN$2.4 million in the first quarter of 2002. Projected increases in sales levels in subsequent quarters should generate operating income as well as positive operating cash flow.

     Cash outflows from financing activities were CDN$7.9 million for the quarter ended March 31, 2003, as compared to CDN$1.3 million for the quarter ended March 31, 2002. The increase in outflows over the corresponding quarter in the prior year is a function of the repayment of CDN$5 million of the operating line of credit as well as increased debt repayments during the period.

FOR THE YEARS ENDED DECEMBER 31, 2002 VERSUS DECEMBER 31, 2001 AND 2000

  WIRELESS TELECOMMUNICATIONS PRODUCTS BUSINESS SEGMENT

                                                              PERCENT OF REVENUE
                                                              ------------------
                                                              2002   2001   2000
                                                              ----   ----   ----
Revenue.....................................................  100%   100%   100%
Cost of revenue.............................................   49%    53%    46%
                                                              ---    ---    ---
Gross profit................................................   51%    47%    54%
  Agents commissions........................................    8%    13%    13%
  Selling, general and administrative expenses..............   26%    24%    23%
  Research and development expenses, net....................   12%    13%    11%
  Restructuring and asset impairment charges................    3%     3%     3%
                                                              ---    ---    ---
          Total operating expenses..........................   49%    53%    50%
                                                              ---    ---    ---
Operating earnings (loss)...................................    2%    (6%)    4%
Interest expense, net.......................................   (3%)   (4%)   (3%)
(Loss) gain on foreign exchange.............................   (1%)    3%    --
Income tax recovery (expense)...............................   --      2%    (1%)
                                                              ---    ---    ---
Net loss....................................................   (2%)   (5%)   --
                                                              ===    ===    ===

 Revenue

     Revenue by geographical area based on the location of SR Telecom's original customers were as follows:

     For the years ended December 31, 2002, 2001 and 2000:

                                                 REVENUE                  PERCENT OF WIRELESS REVENUE
                                   ------------------------------------   ---------------------------
                                      2002         2001         2000       2002      2001      2000
                                   ----------   ----------   ----------   -------   -------   -------
                                    (IN THOUSANDS OF CANADIAN DOLLARS)
Latin America....................     7,833       22,004       35,254         4%       16%       21%
Europe and Africa................    23,724       17.060        9,783        13%       12%        6%
Middle East......................    57,147       26,211       45,186        32%       18%       26%
Asia.............................    86,125       70,680       71,444        48%       50%       42%
Other............................     6,200        5,642        7,743         3%        4%        5%
                                    -------      -------      -------       ---       ---       ---
                                    181,029      141,597      169,410       100%      100%      100%
                                    =======      =======      =======       ===       ===       ===

     Revenue in Latin America as a percentage of Wireless revenue declined from 21% in 2000 to 16% in 2001 and 4% in 2002. This was the result of the fact that the shipments to Axtel, which represented a large part of Latin American revenue, were completed in the first half of 2001. Revenue in the Middle East decreased to 18% of Wireless revenue in 2001 from 26% in 2000 due to the completion of two major sales orders in that area. In 2002, revenue from the Middle East increased to 32% of Wireless revenue from 18% in 2001 as SR Telecom signed two new contracts in Saudi Arabia in 2002. Revenue in Europe and Africa increased to 13% in 2002 from 12% in 2001 and 6% in 2000, due to increased orders in Africa in 2001 and 2002 and the signing of a large contract with a national exchange carrier in 2002.

     Revenue from customers that comprised more than 10% of wireless revenue for the year ended December 31, 2002 were as follows:

                                                                               PERCENT OF
                                                             REVENUE        WIRELESS REVENUE
                                                        -----------------   ----------------
                                                              2002                2002
                                                        -----------------   ----------------
                                                        (IN THOUSANDS OF
                                                        CANADIAN DOLLARS)
Saudi Telecom Company.................................       31,295                17%
Telstra Corporation Limited...........................       32,881                18%
                                                             ------               ---
Aggregate amount......................................       64,176                35%
                                                             ======               ===

     Revenue from customers that comprised more than 10% of wireless revenue for the year ended December 31, 2001 were as follows:

                                                                               PERCENT OF
                                                            REVENUE         WIRELESS REVENUE
                                                       ------------------   ----------------
                                                              2001                2001
                                                       ------------------   ----------------
                                                        (IN THOUSANDS OF
                                                       CANADIAN DOLLARS)
Rural Telephone Services Company Limited.............        25,001                18%
Department of Transport and Communications...........        18,114                13%
                                                             ------               ---
Aggregate amount.....................................        43,115                31%
                                                             ======               ===

     Revenue from customers that comprised more than 10% of wireless revenue for the year ended December 31, 2000 were as follows:

                                                                               PERCENT OF
                                                             REVENUE        WIRELESS REVENUE
                                                        -----------------   ----------------
                                                              2000                2000
                                                        -----------------   ----------------
                                                        (IN THOUSANDS OF
                                                        CANADIAN DOLLARS)
Axtel SA de CV........................................       20,583                12%
Department of Transport and Communications............       55,895                33%
                                                             ------               ---
Aggregate amount......................................       76,478                45%
                                                             ======               ===

     Equipment sales increased by 50% to CDN$146.1 million in 2002 from CDN$97.4 million in 2001. This substantial increase in annual revenue is primarily due to major contract awards from longstanding customers including Saudi Telecom Company, Rural Telephone Services Company Limited in Thailand and Department of Transport and Communications in the Philippines. Also contributing to the increase is the revenue growth stemming from SR Telecom's acquisition of the SWING product line from Lucent in September 2001. Equipment sales decreased by 28% in 2001 from CDN$134.6 million in 2000 as a result of the continued slowdown of the telecommunications industry partially compensated by increased market share.

     Service revenue decreased by CDN$9.3 million in 2002 to CDN$34.9 million primarily as a result of the timing of work performed on various contracts in progress. Service revenue increased by 27% to CDN$44.2 million in 2001 as compared to the prior year, due to increased installation activity associated with major contracts.

     Continued global economic uncertainty and the protracted slowdown in the telecommunication industry have affected SR Telecom's order book. Backlog at the end of 2002 stood at CDN$82 million, all of which is expected to be delivered in 2003, down from CDN$150 million at the end of 2001 and from CDN$204 million as at December 31, 2000. In view of ongoing market volatility, SR Telecom adopted a more conservative approach in reporting backlog in 2001 by removing the remaining value of the Axtel frame contract in Mexico. A frame contract includes several delivery dates scheduled over many years and is therefore prone to significant changes in dollar amounts over the years. Consequently, backlog as currently reported includes only orders anticipated to be delivered in the first year of multiple year frame contracts. SR Telecom expects sales volumes to decrease in the first half of 2003. However, significant orders are expected to be generated from increased activity in a number of traditional markets and from the introduction of stride2400, which should result in growth in the second half of 2003.

 Gross Profit

     SR Telecom has experienced substantial fluctuations in gross profit. The principal drivers of the fluctuations in equipment gross profit are the level of revenue and the product and customer sales mix. Equipment gross profit improved to CDN$86.8 million or 59.4% in 2002 from CDN$50.5 million or 51.8% in 2001 due to higher overall volumes and the impact of production and supply chain efficiencies, which will continue to be emphasized by SR Telecom. Equipment gross profit was negatively impacted in 2001 as compared to CDN$72.1 million or 53.6% in 2000, primarily as a result of lower production volumes which affected SR Telecom's overhead absorption rate.

     Service gross profit was CDN$4.9 million for the year ended December 31, 2002, as compared to CDN$16.0 million for the year ended December 31, 2001 and CDN$19.2 million for the year ended December 31, 2000. Service gross profit was negatively impacted in 2001 and in 2002 as compared to 2000 by political disruptions that impacted the delivery schedule on two major turnkey contracts in progress. Delayed contract awards in other jurisdictions resulted in gross profit erosion due to unanticipated mobilization and demobilization costs.

 Agent Commissions

     Agent commissions as a percentage of equipment and service sales decreased to 7.7% in 2002 from the 13% level experienced in 2001 and 2000. Commissions correlate directly with the level and type of equipment and vary in amount by local jurisdiction. The jurisdiction and equipment mix changed significantly in 2002, partly due to the effect of the purchase of the SWING product line from Lucent in 2001.

 Selling, General and Administrative

     Selling, general and administrative expenses increased by CDN$13.7 million or by 41% over 2001. The commencement of operations in France, subsequent to the asset acquisition from Lucent accounts for CDN$8.4 million of the increase in 2002. Higher selling and marketing costs to support sales growth and non-recurring expenses relating to arbitration proceedings and process improvement and cost reduction initiatives also contributed to the increase. Selling, general and administrative costs declined by 14% to CDN$33.3 million in 2001 as compared to 2000 as a result of the cost containment and reduction program initiated in the fourth quarter of 2000.

 Research and Development

     Net research and development expenditures increased by CDN$2.3 million to CDN$21.3 million or by 12% over 2001. This was mainly as a result of expenditures related to the addition of the SWING product line and to the launch of the stride2400 product. Excluding the impact of these asset acquisitions, R&D expenditures would have decreased significantly, reflecting the cost reduction and restructuring efforts in SR Telecom's Canadian operations. In 2001, net R&D expenses were effectively the same as in 2000. Gross research and development expenses in 2001, excluding research and development in France, decreased by more than CDN$2.6 million or by 10.5% year over year. This decrease is a result of the restructuring program implemented at the end of fiscal 2000. This decrease was partially offset by the impact of the start-up of the French operations in the third quarter of 2001.

 Restructuring Charges and Asset Impairment

     In November 2002, restructuring charges of CDN$4.9 million were accrued. These charges were undertaken by SR Telecom to reduce its cost structure, and were comprised primarily of severance and termination benefits, as well as the elimination of inventory balances in certain specified locations. An amount for lease termination costs relating to the closure of a research and development site in Montreal has also been included. In total, approximately 90 employees were terminated including 39 research and development employees, 31 project management employees, 8 sales and marketing employees and 12 general and administrative employees. The inventory write-down relates to SR Telecom's offices in Asia, where existing repair service centers are being reorganized.

     In June 2001, restructuring charges of CDN$3.7 million were accrued. This amount consisted primarily of severance and related costs resulting from cost reduction initiatives and the rationalization of international operations. Approximately 35 employees were terminated including 12 project management employees, 12 sales and marketing employees and 11 general and administrative employees.

     In December 2000, SR Telecom decided to consolidate all research and development programs in Montreal and reduce its personnel requirements in most other areas of its operations. This resulted in a restructuring charge of CDN$4.4 million consisting of severance payments and associated costs, write-down of related property, plant and equipment and lease termination payments. In total, approximately 110 employees were terminated including 48 research and development employees, 16 project management employees, 6 sales and marketing employees, 29 factory employees and 11 general and administrative employees. The fixed asset write-down and lease termination payments relate to the closure of the Kanata research and technology site.

 Foreign Exchange

     SR Telecom's trade receivables are almost exclusively denominated in U.S. dollars and Euros. The foreign exchange loss of CDN$2.0 million in 2002, foreign exchange gain of CDN$4.5 million in 2001, and foreign exchange gain of CDN$0.5 million in 2000, resulted from the fluctuation in the value of the Canadian dollar compared to the U.S. dollar and the Euro. Gains or losses on foreign exchange relate primarily to fluctuations between the U.S. dollar and the Euro as compared to the Canadian dollar.

 Interest Expense

     The interest expense in the wireless segment relates predominantly to the interest paid on SR Telecom's senior unsecured debentures in the amount of CDN$75 million. The debentures, due in April 2005, bear interest at 8.15%. The remainder of the interest expense relates to interest paid on bank indebtedness. Interest expense increased to CDN$6.2 million in 2002, from CDN$5.4 million in 2001 and CDN$4.7 million in 2000.

 Income Taxes

     SR Telecom's change in effective tax rates primarily reflects the changes in geographic distribution of earnings mix. The income tax provision includes tax loss carryforward benefits and other future income tax assets based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the tax rates which will be in effect when the differences are expected to reverse. The tax loss carryforwards recognized relate primarily to losses incurred in Canada and expire in approximately five years.

 TELECOMMUNICATIONS SERVICE PROVIDER BUSINESS SEGMENT (CTR)

     The financial uncertainty surrounding the South American capital markets and the weakness in the global telecommunications industry were largely responsible for SR Telecom not having received a reasonable offer for CTR. The impact of the Argentinean crisis and the Brazilian election served to exacerbate this situation in 2002 and SR Telecom believes it unlikely that the sale of CTR will be accomplished in the short term.

     CTR continues to generate positive Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). CTR generated EBITDA of CDN$2.4 million, (Net loss of CDN$17 million plus interest of CDN$5.9 million, depreciation and amortization of CDN$9.5 million and a loss on change in ownership in subsidiary of CDN$4.0 million) during 2002. The non-cash purchase of the VSAT-based network assets in 2001 from Gilat-To-Home Chile, expanded CTR's market reach and growth potential. Although these assets did not perform to expectations in 2002, due to delays in implementation, it is expected that CTR will continue to contribute positively to EBITDA in 2003. The increase in SR Telecom's holding in CTR and the resulting charge, as described below, were directly related to the delay in the implementation and performance of these assets.

 Revenue

     Revenues in 2002 decreased by CDN$4 million or 20.2% compared to 2001. This is due to the implementation of a telecommunication regulatory change, severe inclement weather in the winter months of 2002 and a weak local economy resulting in a decrease in network traffic. The decrease was partially offset by the inclusion of an entire year of revenue associated with the newly acquired satellite network. Total annual net revenue in Chilean pesos in 2002 declined by 13% on a year over year basis. Revenue has also been affected by the decline in the value of the Chilean peso compared to the Canadian dollar. In 2001, the CDN$2.2 million or 10% reduction in revenue as compared to 2000 is primarily attributable to the decline in the value of the Chilean peso over this period. The beginning of the Argentinean crisis in the fourth quarter of 2001 also had an adverse affect on the local economy and continues to impact CTR revenue.

 Operating Expenses

     Operating expenses in 2002 decreased by CDN$1.3 million or 5.5% from 2001. In Chilean peso terms, however, operating expenses excluding depreciation increased by 30%, on an annual basis primarily reflecting the inclusion of an entire year from the satellite operations and increased costs associated with delays in the integration of the VSAT-based network assets acquired from Gilat-To-Home Chile in 2001. Operating expenses increased by 7% or CDN$1.5 million in 2001 over 2000's levels due to increased numbers of lines associated with the build out of the network and unusually high maintenance expenses associated with the severe winter.

 Loss (Gain) on Change in Ownership of Subsidiary Company

     On June 30, 2001, CTR acquired VSAT-based telecommunications assets totaling CDN$14.6 million from Gilat-To-Home Chile in exchange for 13% of CTR's issued and outstanding common shares. The reduction in ownership of CTR resulted in a gain on dilution of CDN$9.4 million. During 2002, SR Telecom increased its shareholding in CTR by 8.9% to 95.9%. The asset purchase agreement of 2001 with Gilat-To-Home Chile specified the attainment of certain performance levels being met with respect to the acquired assets. The increase in the shareholding was a function of the degree to which these performance requirements were not met. This increase in the direct and indirect ownership in CTR resulted in an estimated non-cash charge to earnings of CDN$3.97 million in 2002, subject to final negotiations. The charge was determined using management's best estimate of the increase of the holding of CTR. It is not expected to materially fluctuate, nor is it expected that SR Telecom will further increase its holding.

 Discontinued Operations

     In December 2001, SR Telecom reversed its treatment of CTR as a discontinued operation. The financial uncertainty surrounding the South American market coupled with a continuing weakness in the telecommunications industry made the sale of CTR unlikely in the near term. Consequently, the consolidated statements of loss for the year ended December 31, 2001, as reclassified, present the results of operations of CTR as part of continuing operations.

     The CDN$46.9 million (net of future income taxes of CDN$8.6 million) of earnings from discontinued operations reflects the reversal of the provision recorded at the end of December 31, 2000. The estimated loss on the disposal of CTR in 2000 was based on management's best estimate of the impact of the prevailing market conditions.

     As of December 2001, SR Telecom, as a result of the conditions described above, determined that the estimated future undiscounted cash flows from the long-lived assets of CTR were insufficient to recover their carrying amount, and as a result, wrote-down the carrying value of the telecommunication networks by CDN$58 million to their estimated recoverable amounts.

 Interest Expense

     Interest expense was CDN$5.9 million in 2002, as compared to CDN$7.8 million in 2001 and CDN$7.1 million in 2000. The fluctuation in interest expense is a function of the change in interest rates and the reduction in the amount of long-term debt outstanding.

 Foreign Exchange

     The foreign exchange losses of CDN$0.5 million in 2002, CDN$5.3 million in 2001 and CDN$2.8 million in 2000 are a function of the effect of fluctuations in the Canadian dollar, U.S. dollar and Chilean peso on the assets and liabilities of CTR, especially with respect to the U.S. dollar denominated debt of CTR.

 CONSOLIDATED LIQUIDITY AND CAPITAL RESOURCES

 Working Capital

     Continual improvement of SR Telecom's working capital position remains a top priority. SR Telecom's working capital decreased by CDN$12.8 million to CDN$82.5 million at December 31, 2002, from CDN$95.3 million at December 31, 2001, as a result of SR Telecom's direct efforts to reduce its operating cycle. In spite of this reduction, SR Telecom believes that further significant reductions in capital employed in relation to sales volume can be achieved. Revenue as a percentage of accounts receivable and inventory increased to 163% from 115% in the prior year, evidence of SR Telecom's ability to generate increased business while working with less capital employed.

 Cash and Short-Term Investments

     The consolidated cash and short-term investment position of CDN$41.9 million compared to CDN$20.4 million as at December 31, 2001 reflects SR Telecom's efforts to reduce receivable collection time and maintain lower inventory levels as well as increase overall liquidity.

 Accounts Receivable

     The trade receivables decrease of CDN$23.3 million over the previous year results from attaining project payment milestones. The working capital demands associated with large long-term projects can be significant.

     In December 2001, SR Telecom filed a statement of claim in New York for US$4.86 million against MCI International and Telecommunications d'Haiti, S.A.M., or Teleco de Haiti. The claim was filed pursuant to a clause mandating three party arbitration before the International Court of Arbitration in respect of funds which ceased flowing to SR Telecom under a Tripartite Agreement between Teleco de Haiti, MCI International and SR Telecom. The agreement provides for the financing of a contract between SR Telecom and Teleco de Haiti pursuant to which SR Telecom was to supply and install certain telecommunications equipment for Teleco de Haiti for approximately US$12.88 million. In July, 2002, MCI International filed for bankruptcy and the United States Bankruptcy Court issued an order staying all collateral litigation against MCI International, including this arbitration. In February 2002, Teleco de Haiti filed a counter-claim for US$1.2 million in respect of funds transferred to SR Telecom since the execution of a termination agreement between SR Telecom and Teleco de Haiti, alleging that such termination agreement ended their obligations under the Tripartite Agreement. The arbitration is proceeding with MCI as an observer.

     On April 24, 2003, the arbitration tribunal rendered a decision, received by SR Telecom on May 1, 2003, denying both the claim by SR Telecom against Teleco de Haiti and the counterclaim by Teleco de Haiti against SR Telecom. However, the arbitration tribunal also held that the termination agreement preserved and did not extinguish SR Telecom's right to continue to receive payments from MCI under the tripartite Agreement. Prior to the decision, SR Telecom filed a claim for US$4.8 million against MCI International with the United States Bankruptcy Court and SR Telecom cannot determine what amount, if any it may recover from MCI International. As a result, no provision for loss has been recorded in these financial statements. If SR Telecom cannot recover a substantial amount from MCI International, it will have a material impact on SR Telecom's results of operations and financial position. The results of this claim cannot be determined at this time.

 Inventory

     The year over year decrease in inventory of CDN$3.2 million to CDN$34.4 million at December 31, 2002, from CDN$37.6 million at December 31, 2002, reflects SR Telecom's success in decreasing manufacturing cycle time and the adoption of more conservative policies towards advance procurement of components and the use of pull-through manufacturing.

 Investment Tax Credits and Future Income Tax Assets

     Investment tax credits are created from eligible research and development expenditures. Future income tax assets are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantially enacted tax rates which will be in effect when the differences are expected to reverse. SR Telecom intends to use the balance of these assets prior to expiry either as an offset to future net income or through the use of other tax planning initiatives.

     To use the investment tax credits existing of CDN$18.3 million at December 31, 2002, future taxable income of approximately CDN$92 million is required. The investment tax credits have an initial expiration period of 10 years. SR Telecom's existing credits have an average remaining life of approximately 7 years.

     Although SR Telecom has had losses in the past few years, SR Telecom had a history of profit prior thereto. Profitability for the past few years has been adversely impacted by the market conditions in the telecommunications industry and other political, economic and social events that affected our customers. SR Telecom believes these issues are temporary and that the industry will return to profitability. SR Telecom is working to strategically position itself and return to profitability when the industry conditions improve.

 Capital Expenditures

     Capital expenditures are being kept to the minimum level required to execute SR Telecom's business plan. CTR property, plant and equipment additions were CDN$0.5 million, compared to CDN$5.3 million in 2001, (excluding the CDN$14.6 million in telecommunication network assets purchased from Gilat-To-Home Chile) and relate principally to existing network upgrades and enhancements. Wireless products additions of CDN$3.1 million compared to CDN$4.2 million in 2001, includes the CDN$0.5 million in fixed assets purchased as part of the Nera transaction.

 Bank Indebtedness

     Subsequent to year-end SR Telecom's operating line of credit was renewed on more favorable terms but at a reduced amount of CDN$5 million.

 Liabilities

     Trade payables and accrued liabilities of CDN$58.1 million (of which CDN$3.5 million relates to CTR) are in line with SR Telecom's current level of operations. Customer advances remained relatively stable over the prior year.

LONG-TERM DEBT AND SHAREHOLDERS' EQUITY

                                                               2002      2001
                                                              -------   -------
                                                                (THOUSANDS OF
                                                              CANADIAN DOLLARS)
Debentures..................................................   75,000    75,000
Long-term project financing.................................   64,760    73,260
Shareholders' equity........................................  102,326   122,456

     SR Telecom's debentures are unsecured and bear interest at 8.15%, payable semi-annually.

     The balance of the debentures is due in a bullet payment at maturity in April 2005. SR Telecom intends to partially refinance this debt and expects to generate sufficient cash flow by that time to repay a substantial portion of the balance.

     The long-term project financing relates to outstanding notes with Export Development Canada and the InterAmerican Development Bank that are obligations of CTR. As at December 31, 2002, there was US$41 million outstanding

     The following table outlines the cash payments due with respect to SR Telecom's contractual cash obligations:

                                PAYMENTS DUE BY:

                                                                                            TOTAL
                                2003     2004     2005     2006     2007    THEREAFTER   OBLIGATIONS
                               ------   ------   ------   ------   ------   ----------   -----------
                                                (IN THOUSANDS OF CANADIAN DOLLARS)
CONTRACTUAL OBLIGATIONS
Long-term Debt Obligations...   9,477   14,216   86,846   11,846   11,846     5,529        139,760
Capital Lease Obligations....     149       84       84       76       76        71            540
Operating Lease
  Obligations................   4,717    1,685      490      184       20        --          7,096
                               ------   ------   ------   ------   ------     -----        -------
Total Contractual Cash
  Obligations................  14,343   15,985   87,420   12,106   11,942     5,600        147,396
                               ======   ======   ======   ======   ======     =====        =======

     SR Telecom has an employee share participation plan, a directors' compensation plan and a stock option plan that provides stock options to key employees, the options vesting over a period of four to five years. Stock issued under the first two programs totaled 675,174 shares in 2002, (2001 -- 468,351, 2000 -- 155,743) for cash consideration of CDN$754 thousand (2001 -- CDN$815 thousand, 2000 -- CDN$890 thousand).

 Cash Flows

     Cash flows from operations (adjusted for the impact of discontinued operations) increased by CDN$23.3 million from 2001, to CDN$33.3 million primarily as a result of the reduction in receivables and non-cash working capital items.

     Cash outflows from financing activities were CDN$7.7 million for the year ended December 31, 2002, compared to an inflow of CDN$6.7 million for the same period in 2001. The difference is mainly due to a cash flow generation in 2001 of CDN$13.9 million from the issuance of shares.

     Cash used in investing activities for the year ended December 31, 2002, relates predominantly to the increase in short-term investments. For the same period in 2001, the outflows relate to the asset acquisition from Lucent and the integration of the RTC infrastructure.

     SR Telecom believes that its cash and cash equivalents balance and short-term investments will be sufficient to satisfy its cash requirements for at least the next twelve months. SR Telecom intends to invest its cash in excess of current operating requirements in interest-bearing, investment-grade marketable securities.

ACCOUNTING PRONOUNCEMENTS

     The Canadian Institute of Chartered Accountants ("CICA") has recently issued the following new accounting recommendations:

 DISCLOSURE OF GUARANTEES

     Accounting Guideline 14, "Disclosure of Guarantees": This guideline applies to interim and annual financial statements beginning January 1, 2003. SR Telecom has determined that no additional disclosures are necessary with respect to this guideline.

 IMPAIRMENT OF LONG-LIVED ASSETS

     CICA Handbook Section 3063, "Impairment of Long-Lived Assets": These recommendations establish the standards for the recognition, measurement and disclosure of the impairment of long-lived assets held for use, which include property, plant and equipment, intangible assets with finite useful life and deferred start-up costs. In accordance with these recommendations, an impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value, and is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value. These recommendations are to be applied prospectively for years beginning on or after April 1, 2003, however earlier adoption is permitted. SR Telecom has not yet assessed the impact these recommendations will have on its results of operations, and financial position.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

 FOREIGN CURRENCY EXCHANGE RISKS

     SR Telecom transacts business in various foreign currencies and, accordingly, it is subject to exposure from adverse movements in foreign currency exchange rates. SR Telecom's revenue is primarily denominated in U.S. dollars and Euros. Telecommunications service provider revenue is denominated in Chilean pesos. Operating expenses incurred by its foreign subsidiaries are denominated primarily in local currencies. SR Telecom currently does not use financial instruments to hedge these operating exposures, however, SR Telecom has used foreign currency forward contracts in the past to hedge its exposure to currency fluctuations and will periodically utilize financial instruments to hedge currency exposures on an ongoing basis. SR Telecom's ability to utilize such instruments is limited by the availability of such instruments.

     To a certain degree, there exists a natural hedge on a consolidated basis. At December 31, 2002, SR Telecom had approximately US$35 million in net assets and US$41 million in debt resulting in a foreign exchange loss on the assets which was eliminated by a foreign exchange gain on the debt. SR Telecom does not use derivative financial instruments for speculative trading purposes.

 FIXED INCOME INVESTMENTS

     SR Telecom's exposure to market risks from changes in interest rates relates primarily to corporate debt securities. SR Telecom places its investments with high credit quality issuers and, by policy, limits the amount of the credit exposure to any one issuer.

     SR Telecom's general policy is to limit the risk of principal loss and ensure the safety of invested funds by limiting market and credit risk. All highly liquid investments with a maturity of less than three months at the date of purchase are considered to be cash equivalents. All investments with maturities of three months or greater and less than one year are considered to be short-term marketable securities.

 INTEREST RATE RISK

     SR Telecom is exposed to both fixed and floating rate financial assets and liabilities with the net exposure being to long-term debt instruments bearing approximately equally fixed and floating rate interest obligations. Floating rates are based on both US dollar LIBOR rates and the Canadian central bank prime rate.

     SR Telecom places its investments with high credit-quality issuers and, by policy, limits the amount of the credit exposure to any one issuer. All investments consist of government and corporate debt securities. All of SR Telecom's investments are in investment grade commercial paper or government backed obligations. This investment policy reduces SR Telecom's exposure to long-term interest rate changes. All highly liquid investments with a maturity of less than three months at the date of purchase are considered to be cash equivalents. All investments with maturities of three months or greater and less than one year are considered to be short-term marketable securities.

     The SEC's rule related to market risk disclosure requires that SR Telecom describe and quantify its potential losses from market risk sensitive instruments attributable to reasonably possible market changes. SR Telecom is exposed to changes in interest rates on its marketable securities and debt instruments. A hypothetical 100 basis point increase in short-term global interest rates would increase the annualized net interest expense at December 31, 2002 by approximately CDN$400,000.

                             SR TELECOM MANAGEMENT

     The following table sets forth information concerning the directors and executive officers of SR Telecom as of July 1, 2003:

NAME                                    POSITION
----                                    --------
John C. Charles......................   Director
Constance L. Crosby..................   Director, Secretary
J.V. Raymond Cyr.....................   Director
Paul A. Dickie.......................   Chairman of the Board of Directors
Francis R. Fox.......................   Director
Lionel P. Hurtubise..................   Director
Paul E. Labbe........................   Director
Nancy E. McGee.......................   Director
Pierre St-Arnaud.....................   President & Chief Executive Officer; Director
David L. Adams.......................   Senior Vice President, Finance and Chief Financial Officer
Remy Brodeur.........................   Vice President, Marketing
Marie-France Desnoyers...............   Vice President, Human Resources
Wido Hoville.........................   Vice President, International Business Development
Albert Israel........................   Vice President, Engineering
Claude Giguere.......................   Senior Vice President, Sales
Allan Klein..........................   Vice President, Technology
Michael J. Morris....................   Senior Vice President and General Manager, SR Telecom SAS,
                                        France
Benoit Pinsonnault...................   Senior Vice President and General Manager Product
Bruce Robinson.......................   Senior Vice President and General Manager, Projects and
                                        Services
Marc St-Onge.........................   Vice President, Product Line Management

     JOHN C. CHARLES has served on the board of SR Telecom since 2001 and is a Managing Director of LeBlanc & Royle Enterprises Inc., SR Telecom's largest shareholder. He is also a Director of Prism Equities Inc., a publicly traded Canadian medical products investment corporation, and a Director of Northern Property Real Estate Investment Trust, which is listed on the Toronto Stock Exchange. From 1997 to 2001, Mr. Charles was President, CEO and a Director of LeBlanc Ltd., a Canadian based wireless infrastructure services company, which operated throughout North America and, through subsidiaries, in Australia, Southeast Asia and the Middle East. He is a chartered accountant and from 1995 to 1997, Mr. Charles was a Senior Vice President and a Director of Midland Walwyn Inc. (now Merrill Lynch Canada Inc.). Mr. Charles is a graduate of Queen's University.

     CONSTANCE L. CROSBY has served on the board of SR Telecom since 1986 and as its Secretary since 2003. She is a Partner of Byrne, Crosby in Toronto engaged primarily in the field of commercial law. She serves on the board of Norcom Telecommunications Inc., a cable television company, and The Coutts Halsall International Bank, Inc.. Ms. Crosby is also the Secretary of LeBlanc & Royle Enterprises Inc., SR Telecom's largest shareholder, and is an officer of Psion Teklogix Inc., a Canadian company that is a leading supplier of wireless data communications systems. She graduated from Osgoode Hall Law School and is a member of the Canadian and American Bar Associations.

     J.V. RAYMOND CYR has served on the board of SR Telecom since 1996 and is Chair of Polyvalor Inc. A former Chairman of BCE, Bell Canada, Telesat Canada and TMI Communications, Mr. Cyr also serves on the boards of Univalor Inc., Air Canada, Canadian National, G.T.C. Transcontinental Ltd., ART Advanced Research and Technologies, the Old Port of Montreal Corporation Inc., Cable Satisfaction Intl Inc., Cogni-

Science, Triton Electronik Inc., Archeveche de Montreal Conseil Economique and Fonds-Groupe Investissements Technologiques. He is also a member of the Canadian Academy of Engineering and Gouverneurs Associes de l'Universite de Montreal and is a Director Emeritus of Ecole Polytechnique de Montreal. Mr. Cyr has a Bachelor of Science in Engineering from the University of Montreal.

     PAUL A. DICKIE was instrumental in the creation of SR Telecom and has served on the board of SR Telecom since SR Telecom's incorporation in 1981. He serves as the Chairman of the Board of SR Telecom. Mr. Dickie, a chartered accountant, is a Managing Director of LeBlanc & Royle Enterprises Inc., SR Telecom's largest shareholder. He joined LeBlanc & Royle in 1972. He serves on the board of Performance Improvements Speed Shops Ltd, a retailer of automotive specialty parts.

     FRANCIS R. FOX has served on the board of SR Telecom since 1994. He is the Chairman of Rogers Telecommunications (Q), President, Strategic Relations, Rogers Wireless Inc. and a former Minister of Communications for Canada. He is a member of the Ontario and Quebec bars, as well as the Canadian Bar Association, and prior to 1997 was a partner with Fasken Martineau DuMoulin LLP, SR Telecom's principal legal counsel. A member of the House of Commons from 1972 to 1984, he filled several positions in the federal cabinet starting in 1976. Mr. Fox holds degrees from the University of Montreal, Harvard University and Oxford, where he studied as a Rhodes Scholar.

     LIONEL P. HURTUBISE has served on the board of SR Telecom since 1999 and is the Chairman of the Board of Ericsson Canada Inc., a corporation for which he has also served as President and Chief Executive Officer. Mr. Hurtubise has been in the forefront of telecommunications and computer science technology in Canada for many years. Prior to joining Ericsson in 1986, he served as President of International Systcoms Ltd., then a leader in the field of mobile radio telephony. He was also a principal in the formation of Westech Systems Ltd., a joint venture in which Alberta Government Telephones was a participant in developing Canada's first cellular mobile telephone network. Mr. Hurtubise is active in private and governmental organizations dedicated to the advancement of telecommunications research and development. Mr. Hurtubise studied Science at Loyola College, Montreal and Economics at McGill University.

     PAUL E. LABBE has served on the board of SR Telecom since 1999. He is the Executive Director of the Foundation for Sustainable Growth and a Consultant on matters of international trade and finance. Mr. Labbe is the former Chairman of the Board and Chief Executive Officer of Citibank Canada. Prior to joining Citibank, he served for over five and a half years as President and CEO of the Export Development Corporation, following six years as President of Investment Canada. Mr. Labbe has spent most of his career in the field of international trade and finance, having started in 1966 as a Canadian Trade Commissioner in Paris, France, serving as Executive Assistant to the Minister of International Trade until 1973, when he became a founding partner of Interimco Ltd., an international trading company. Mr. Labbe studied Political Science and Economics at the University of Ottawa and obtained a law degree from McGill University. He also studied at the Ecole nationale d'administration in Paris and attended the ISMP Program at the Harvard Business School.

     NANCY E. MCGEE has served on the board of SR Telecom since 1984 and is a Managing Director of LeBlanc & Royle Enterprises Inc., SR Telecom's largest shareholder. Ms. McGee is a chartered accountant. She joined LeBlanc & Royle in 1978 and was involved in the growth of that company's various communications infrastructure businesses throughout the world. Ms. McGee also serves on the boards of several non-profit organizations. Ms. McGee has a Bachelor of Science from Trent University and an MBA from McMaster University.

     PIERRE ST-ARNAUD joined SR Telecom in 2000 as President and Chief Operating Officer and was appointed as CEO in April 2001. He has served on the board of SR Telecom since 2001. Mr. St-Arnaud also sits on the board of directors of Electro Composites Inc. From 1981 to 1995 he was employed in the national and international operations of the Asea Brown Boveri (ABB) group of companies. In 1993, he became President of Power Transmission and Distribution Segment, ABB Canada. In 1996, he served Hydro Quebec as Executive Vice President, Technology and Development. From 1997 to 1999 he was engaged as President and Chief Executive Officer at Geomat International Inc., a leader in the global geomatics industry.

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

Mr. St-Arnaud holds a Master's degree in Business Administration from Universite du Quebec a Montreal and a Bachelor's degree in Electrical Engineering from Ecole Polytechnique de Montreal.

     DAVID L. ADAMS, SR Telecom's Senior Vice President Finance and Chief Financial Officer, joined SR Telecom in March 1999. He is responsible for executive management and oversight of all financial operations for the company. Prior to joining SR Telecom, Mr. Adams had spent ten years with CAE Inc., where he was Vice President, Finance and Administration and Vice President Human Resources of CAE Electronics Ltd. Mr. Adams earned his Bachelor's degree in Commerce and Finance from the University of Toronto in 1979. He began his career at Clarkson Gordon, a Canadian affiliate of Ernst & Young, where he gained his chartered accountant designation. In 1984, he joined The Bank of Nova Scotia. As Senior Manager, he was responsible for the corporate finance and account management activities of the bank's largest corporate banking unit in Canada.

     REMY BRODEUR, SR Telecom's Vice President, Marketing, joined SR Telecom in February 2002 as Director, Marketing. He was promoted to Vice President, Marketing in July 2003 with responsibility for business and market development. Previously, he enjoyed a 30 year career with BCE Inc. and its subsidiaries, mainly with Bell Canada where he held the positions of Director of Network Planning and Director of Sales. Just prior to joining SR Telecom, Mr. Brodeur was with Bell Canada International as Director of Network Operations, managing BCI's operations in Latin America. Mr. Brodeur has a B. Sc. from Laval University (Quebec).

     MARIE-FRANCE DESNOYERS joined SR Telecom in December 1998, as Vice President, Human Resources. In this capacity she leads the company's effort to attract, retain and direct the career development of SR Telecom's top talent. Ms. Desnoyers has accumulated 12 years of experience in compensation & benefits, organizational development and international human resources. Prior to joining SR Telecom she worked for four years in a high technology environment as Manager, human resources with CAE Electronics and before that at Avon Canada. Ms. Desnoyers has a bachelor degree in Sciences from the Universite de Montreal.

     WIDO HOVILLE is Vice President, International Business Development of SR Telecom. Mr. Hoville is responsible for expanding SR Telecom's relationships with development and financing institutions in all of its markets and managing its national and international government relations efforts. Mr. Hoville joined SR Telecom in 2002 and brings more than 20 years of experience in business development at the global level and solid relationships around the world to SR Telecom. Prior to joining SR Telecom, Mr. Hoville was Vice President, International Marketing and Sales for the Transmission and Distribution operations of ABB Inc., where he led major infrastructure projects in the power sector.

     ALBERT ISRAEL is Vice President of Engineering of SR Telecom. Mr. Israel joined SR Telecom in September 1999 as Director of Research and Development and was promoted to Vice President, Engineering in December 2001. Mr. Israel is responsible for leading SR Telecom's overall research and development strategy and managing the product development and management teams that deliver the industry's leading fixed wireless solutions. Mr. Israel has more than 15 years of management experience in the telecommunications industry. Before joining SR Telecom, Mr. Israel was Vice President of Strategy and Technology at Positron Industries Inc., a leading provider of 911 communication systems, which he joined in 1986 after completing a bachelor's degree in Electrical Engineering at McGill University.

     CLAUDE GIGUERE joined SR Telecom in March 2003 as Senior Vice President, Sales of SR Telecom and is responsible for the development of SR Telecom's global sales strategy and leading its sales team toward the fulfillment of that strategy. Mr. Giguere has over 25 years of experience in the telecommunications industry. A graduate of Engineering from McGill University, Mr. Giguere started his career with Bell Canada in engineering management and spent two years as director of engineering at France Telecom. He spent 17 years with Nortel Networks where he directed various sales and marketing teams followed by assignments as General Manager for the establishment and successful launch of two major alternative service providers in North America. During his career, Mr. Giguere has completed a number of international assignments including those in France, Mexico and most recently in Atlanta, Georgia, where he was Vice President, Sales and Marketing for Nortel's Optical Systems Group.

     ALAN KLEIN is Vice President, Technology of SR Telecom, where he leads the effort of SR Telecom's development organization focusing on strategic research and development and emerging technologies. Under his direction, SR Telecom continues to focus significant resources on technology innovation and execution. Mr. Klein joined SR Telecom in 1987 and has held several management positions in the areas of product and technology development.

     MICHAEL J. MORRIS is Senior Vice President and General Manager, SR Telecom SAS in France. In this role, Mr. Morris oversees the sales, marketing, research and development, and worldwide customer services functions for SR Telecom's SWING product line. He also leads the development of internal and external strategic initiatives and works with other members of SR Telecom's executive team and staff to execute and implement these initiatives. Mr. Morris is a graduate of Imperial College in London, England, where he received his Bachelor's of Science (Honours) degree in Physics. Mr. Morris joined SR Telecom in 1984, as Vice President Engineering.

     BENOIT PINSONNAULT is Senior Vice President and General Manager, Products of SR Telecom. Mr. Pinsonnault is responsible for the development of SR Telecom's manufacturing and supply-chain strategy. Additionally, Mr. Pinsonnault oversees the day-to-day operations of the company's manufacturing organization, including all product fulfillment and logistics to meet SR Telecom's goal of total customer satisfaction. Mr. Pinsonnault joined SR Telecom in December 1992 as Director of Manufacturing Engineering. He subsequently held the positions of Director -- Production, and Director -- Manufacturing, and was promoted to Vice President Customer Satisfaction and Operations in September 2000.

     BRUCE G. ROBINSON is Senior Vice President and General Manager, Projects and Services of SR Telecom with responsibility for network design, planning, installation, engineering, testing, program management and maintenance. The Projects group provides pre- and post-sale technical support to customers around the world, responding to technical, operational and maintenance inquiries as well as providing technical support for product upgrades, network growth and new network deployments. Mr. Robinson joined SR Telecom in October 2000, following a 25-year career in the international high technology sector. He worked 20 years with CAE Electronics where he held senior positions in sales, marketing and project management. Prior to joining SR Telecom Inc., Mr. Robinson was Vice President of Project Management for the SNC Lavalin, Energy Control System Division. Mr. Robinson has a B.Sc.-Major in Physics from Loyola College.

     MARC ST-ONGE is Vice President, Product Line Management of SR Telecom. Mr. St-Onge's responsibilities include the management of SR Telecom's existing product portfolio and the definition of new products. Mr. St-Onge joined SR Telecom in September 1997 as Product Manager and was named Vice President of Marketing in 1998 where he was responsible for setting the company's marketing strategy as well as the identification of present and future wireless product requirements. Prior to joining SR Telecom, Mr. St-Onge held product management positions with Gandalf Technologies (now a division of Mitel), and Bell Canada, where he was Senior Network Design Specialist.

TERMINATION OF EMPLOYMENT AND EMPLOYMENT CONTRACTS

     The employment agreement of Mr. Pierre St-Arnaud, Chief Executive Officer of SR Telecom, provides for continuance of salary for a period of up to twenty-four months, as well as full vesting of all options then held, in the event of termination of employment for any reason other than cause. Full vesting of options will also occur in the event of a change of control of SR Telecom.

AUDIT COMMITTEE

     SR Telecom's audit committee consists of Messrs. Lionel P. Hurtubise and Francis R. Fox and Ms. Nancy E. McGee.

EXECUTIVE COMPENSATION

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

     The following table summarizes the compensation, expressed in Canadian dollars, during the three fiscal years ended December 31st, 2002, for the Chief Executive Officer of SR Telecom, the four most highly compensated executive officers, other than the CEO, of SR Telecom who were serving SR Telecom at the end of the financial year, and one other executive officer of SR Telecom who would have been included within the four most highly compensated executive officers had he been in the employ of SR Telecom at the year end. We refer to these five officers collectively as the named executive officers. The determination of the most highly compensated executive officers is made on the basis of the total annual salary and annual incentive bonuses earned during the fiscal year ended December 31, 2002.

                                                                LONG TERM COMPENSATION
                                   ANNUAL COMPENSATION       ----------------------------
                                --------------------------   OTHER ANNUAL                    ALL OTHER
                                       SALARY     BONUS(1)   COMPENSATION   STOCK OPTIONS   COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR   (CDN$)      (CDN$)       (CDN$)       GRANTED (#)     (CDN$)(4)
---------------------------     ----   -------    --------   ------------   -------------   ------------
Pierre St-Arnaud..............  2002   310,000    155,000         0            100,000         15,452
President & Chief               2001   278,461          0         0             70,000         13,296
Executive Officer               2000   112,115(2)       0         0            100,000          2,354
David L. Adams................  2002   203,000     66,990         0             40,000         10,161
Senior Vice President, Finance
&                               2001   203,000     15,225         0             50,000         12,015
Chief Financial Officer         2000   195,000     35,100         0             15,000          4,095
Marc St-Onge..................  2002   200,000     40,000         0             35,000         28,656
Vice President, Product         2001   151,827          0         0             65,000          8,590
Line Management                 2000    99,192          0         0              8,000          2,079
Benoit Pinsonnault............  2002   180,000     59,400         0             50,000          8,953
Senior Vice President and       2001   175,950     22,950         0             50,000          8,845
General Manager, Products       2000   137,308          0         0             10,000          2,879
Bruce Robinson................  2002   168,789     57,750         0             35,000          8,953
Senior Vice President &         2001   156,000     23,400         0             50,000          6,753
General Manager, Projects and   2000    31,731     20,000         0             20,000            666
Services
Wadih Tawa(3).................  2002   171,538          0         0                  0         95,996
Senior Vice President, Sales    2001   182,211     25,573         0             50,000          9,775
                                2000   125,000     14,472         0             25,000          2,544

---------------

Notes:

(1) Bonus amounts are paid in cash in the year following the fiscal year in which they were earned/accrued.

(2) For the period from July 10 to December 31, 2000.

(3) Salary shown for Mr. Tawa includes full salary to termination date, being October 30, 2002. All other compensation includes the following severance payments: CDN$34,000 in lump sum severance for salary continuance benefits, and CDN$23,936 for vacation payout.

(4) All other compensation includes overseas housing allowances, car leases, car insurance and other compensation.

 OPTION GRANTS DURING 2002

     The following table provides summary information regarding stock options granted to the named executive officers from SR Telecom's Restated 1998 Key Employee Stock Option Plan during the fiscal year ended December 31, 2002.

                               OPTIONS TO                                    MARKET VALUE OF
                                PURCHASE     % OF TOTAL                         SECURITIES
                               SR TELECOM     OPTIONS                       UNDERLYING OPTIONS
                                  STOCK      GRANTED TO     EXERCISE OR        ON THE DATE
                               GRANTED IN    EMPLOYEES      BASE PRICE           OF GRANT
NAME AND PRINCIPAL POSITION    2002 (#)(1)    IN 2002     (CDN$/SECURITY)    (CDN$/SECURITY)     DATE OF EXPIRATION
---------------------------    -----------   ----------   ---------------   ------------------   ------------------
Pierre St-Arnaud.............    50,000         9.71%        CDN$2.29            CDN$2.29        February 14, 2012
President & Chief                50,000                          0.88                0.88        December 18, 2012
Executive Officer
David L. Adams...............    25,000         3.88%            1.94                1.94         April 17, 2012
Senior Vice President,           15,000                          0.88                0.88        December 18, 2012
Finance & Chief Financial
Officer
Marc St-Onge.................    25,000         3.40%            1.94                1.94         April 17, 2012
Vice President, Product          10,000                          0.88                0.88        December 18, 2012
Line Management
Benoit Pinsonnault...........    35,000         4.85%            1.94                1.94         April 17, 2012
Senior Vice President and        15,000                          0.88                0.88        December 18, 2012
General Manager, Products
Bruce Robinson...............    25,000         3.88%            1.94                1.94         April 17, 2012
Senior Vice President &          15,000                          0.88                0.88        December 18, 2012
General Manager, Projects and
Services
NAMED EXECUTIVES NOT IN THE EMPLOY OF SR TELECOM AT YEAR END
Wadih Tawa...................         0         0.00%            0.00                0.00               n/a
Senior Vice President, Sales

---------------

Note:

(1) The options become exercisable in 20% increments, commencing on the first anniversary of the date of grant. Options expire if not exercised within 10 years of the date of grant.

 AGGREGATED OPTION EXERCISES DURING 2002 AND FINANCIAL YEAR-END OPTION VALUES

     The following table provides summary information concerning the exercise of options by SR Telecom's named executive officers in 2002 and the shares of SR Telecom common stock represented by outstanding stock options held by each of them as of December 31, 2002. The value realized is based on the market value on the date of exercise, net of the exercise price. The value of unexercised in-the-money options is calculated based on the difference between the exercise price of the option and the fair market value of the common stock at December 31, 2002. At December 31, 2002, the fair market value of SR Telecom's common stock was CDN$0.85 per share.

                                                AGGREGATE                                 VALUE OF UNEXERCISED
                                  SECURITIES      VALUE       NUMBER OF UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                 ACQUIRED ON    REALIZED       OPTIONS AT YEAR END           YEAR END (CDN$)
NAME AND PRINCIPAL POSITION      EXERCISE (#)    (CDN$)     EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
---------------------------      ------------   ---------   -------------------------   -------------------------
Pierre St-Arnaud...............  0.....             0            54,000/216,000                    0/0
President & Chief Executive
Officer
David L. Adams.................       0             0            40,000/105,000                    0/0
Senior Vice President, Finance
& Chief Financial Officer
Marc St-Onge...................       0             0             16,200/91,800                    0/0
Vice President, Product Line
Management
Benoit Pinsonnault.............       0             0             30,600/98,400                    0/0
Senior Vice President and
General Manager, Products
Bruce Robinson.................       0             0             18,000/92,000                    0/0
Senior Vice President & General
Manager, Projects and Services
NAMED EXECUTIVES NOT IN THE EMPLOY OF SR TELECOM AT YEAR END
Wadih Tawa(1)..................       0             0               20,000/0                       0/0
Senior Vice President, Sales

---------------

Note:

(1) Employment terminated on October 30, 2002.

 DIRECTORS' COMPENSATION FOR 2002

     The aggregate compensation paid to directors in 2002 is set forth in the table below. Mr. St-Arnaud received no additional compensation in his capacity as director of SR Telecom. The table also includes for each such director, the number of options to acquire shares of common stock held by such director.

     Certain of SR Telecom's directors received additional compensation in connection with consulting services in connection with the financing and proposed sale of CTR. Mr. Charles performed certain consulting services for SR Telecom's Chilean subsidiary, for which his associate, LeBlanc & Royle Enterprise Inc., received compensation in the amount of CDN$104,000 in 2002. Mr. Labbe was paid CDN$42,000 in consultant fees by SR Telecom in 2002 in connection with the financing and proposed sale of CTR. Mr. Couchman resigned from his director position on October 16th, 2002. He also received CDN$40,000 in consultant fees during 2002.

                                                                        ATTENDANCE AT
                                                          ATTENDANCE      COMMITTEE
                                          ATTENDANCE     AT REGULARLY   MEETING HELD      ATTENDANCE       OPTIONS TO
                                         AT REGULARLY     SCHEDULED      OTHER THAN        AT BOARD      PURCHASE SHARES
                                          SCHEDULED       COMMITTEE       ON BOARD       MEETING HELD     OF SR TELECOM
                             RETAINER   BOARD MEETINGS     MEETING       MEETING DAY    TELEPHONICALLY    COMMON STOCK
NAME OF DIRECTOR              (CDN$)        (CDN$)          (CDN$)         (CDN$)           (CDN$)             (#)
----------------             --------   --------------   ------------   -------------   --------------   ---------------
John C. Charles............   10,000        8,000               0               0              0                   0
Constance L. Crosby........   10,000        8,000           1,500           3,000            500               5,000
J.V. Raymond Cyr...........   10,000        8,000           1,500           1,000            500               5,000
Paul A. Dickie.............   10,000        9,000           1,500           1,000            500               5,000
Francis R. Fox.............   10,000        7,000           1,000           1,000            500               5,000
Lionel P. Hurtubise........   10,000        7,000               0               0            500               5,000
Paul E. Labbe..............   10,000        9,000           1,500           3,000              0               5,000
Nancy E. McGee.............   10,000        9,000           1,500           3,000            500               5,000
Pierre St- Arnaud..........        0            0               0               0              0             270,000
W. Ronald Couchman.........   10,000        5,000               0               0              0               5,000

     Under the Directors' Share Compensation Plan, approved at SR Telecom's meeting of shareholders held on April 19, 2000, directors are entitled to fix at the start of each fiscal year, a percentage of their directors' compensation between 10% and 100% to be paid quarterly in common stock of SR Telecom, at the market price at the time such payment is made. In the year 2002, an aggregate of 120,746 shares of common stock were issued to directors under the Directors' Share Compensation Plan, at share prices ranging from CDN$0.82 to CDN$1.93.

 SHARE COMPENSATION ARRANGEMENTS

     SR Telecom has put into place a Restated 1998 Key Employee Stock Option Plan, a Directors' Share Compensation Plan and a Restated 1998 Employee Stock Purchase Plan. These plans are all incentive based plans, designed to increase performance of employees, senior management, officers and directors, as the case may be, and further align the interests of each of these participants with shareholder interests. The Plans also serve as a tool to retain talented individuals within SR Telecom.

 Restated 1998 Key Employee Stock Option Plan

     As of July 10, 2003, there were options to purchase 3,212,600 shares of common stock outstanding under this plan, from a total authorized reserve amount still available under this plan of 4,388,000, leaving 1,177,400 share reservations available for further option grants.

     The following table summarizes the outstanding stock options at December 31, 2002.

                                                           WEIGHTED AVERAGE   WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES                       OPTIONS        REMAINING       EXERCISE PRICES
CDN$                                         OUTSTANDING   CONTRACTUAL LIFE         CDN$
------------------------                     -----------   ----------------   ----------------
1 to 3.....................................   2,065,500       9.0 years             1.68
4 to 6.....................................     938,300       7.2 years             5.09
7 and over.................................     283,000       6.5 years             9.30
                                              ---------       ---------             ----
                                              3,287,300       8.3 years             3.31

 Directors' Share Compensation Plan

     Under the Directors' Share Compensation Plan each non-employee director of SR Telecom may at the commencement of the year, elect to receive all, part or none of the remuneration paid to him by SR Telecom for directors' retainer and meeting attendance fees in shares of common stock of SR Telecom. Since implementation, a total of 326,213 shares of common stock have been issued to directors, at the then current market price, in lieu of cash compensation. The aggregate number of shares of common stock reserved for issuance under this plan is 450,000 and, at present, a current reserve of 123,787 shares of common stock is available under this plan for future issuances.

 Restated 1998 Employee Stock Purchase Plan

     In February 2003, the number of shares of common stock reserved for issuance under the Restated 1998 Employee Stock Purchase Plan was increased by 250,000 from 2,000,000 to 2,250,000. As of July 10, 2003, 391,830 shares of SR
Telecom common stock are available for issuance under the employee stock purchase plan. The average share issuance in 2002 under this plan was 138,532 shares issued per quarter.

     Under this plan, employees with six months of continuous service may purchase shares of common stock by contributing up to 5% of their annual salaries through payroll deductions. SR Telecom supplements the contributions of the employees, enrolled in this plan to an extent determined by the compensation and nominating committee of the board of directors of SR Telecom, from time to time. Such supplements are not to exceed one-third of the amount contributed by the employees, who are required to commit to the retention of any shares of common stock so purchased for a minimum of two years. From its inception in 1998, the total number of shares that have been reserved for issuance under the Restated 1998 Employee Share Purchase Plan is 2,250,000, of which 1,858,864 shares of common stock have been issued, and 391,830 shares remain available for issuance.

 MANAGEMENT INCENTIVE PLANS

     SR Telecom has put in place management incentive plans for members of its management team pursuant to which the amount of additional cash compensation, or bonuses, is determined. The plans are based on the performance of SR Telecom and the individual. The individual's performance will be evaluated based on the level of achievement of pre-set objectives for the year and SR Telecom's performance will be established by comparing year-end results vs. plan in terms of "Net Earnings after Tax Results" of its core business. Individuals become eligible to receive a bonus ranging from 0% to 10% of the individual's base salary when SR Telecom exceeds 80% of its budgeted performance, 0% to 30% when SR Telecom exceeds 100% of its budgeted performance and 0% to 50% when SR Telecom exceeds 120% of its budgeted performance. The amount any given person receives within the available range depends, in turn, on that person's achievement of individual goals.

 PENSION AND RETIREMENT BENEFITS

     SR Telecom has not set aside or accrued any amounts to provide pension, retirement or similar benefits.

 COMPOSITION OF THE COMPENSATION COMMITTEE

     The following individuals have served on SR Telecom's compensation and nominating committee for the entire fiscal year of 2002: J.V. Raymond Cyr (Chair), Paul A. Dickie and Francis Fox.

 REPORT ON EXECUTIVE COMPENSATION

     The policies followed by SR Telecom's compensation committee with respect to the compensation paid to all executive officers are set out below.

     Compensation for named executive officers, as for executive officers as a whole, may, in addition to base salary, include compensation in the form of an annual bonus and, over a longer term, benefits arising from the grant of a stock option.

     SR Telecom paid a bonus to some executive officers in 2002. The Committee considered the overall performance of SR Telecom versus other companies in the telecom sector and the acquisition of intellectual property and fully developed products that will improve the position of SR Telecom in the future as determinant factors for the bonus.

     The committee approves base salaries for executive officers based on reviews of market data. The level of base salary is also determined by the level of past performance, as well as by the level of responsibility and the importance of the position to SR Telecom.

     Base salaries are set at levels which are competitive with base salaries paid by leading high technology corporations of a comparable size, especially those within the telecommunications industry, thereby enabling SR Telecom to compete for and retain executives critical to SR Telecom's long term success. Annual bonuses are awarded as incentives and quantified in light of corporate and individual performance. Share ownership opportunities are provided to align the interests of executive officers with the long-term interests of shareholders.

     Under the general policy with respect to compensation, executive officers may qualify for annual incentive awards. Corporate performance, as assessed by the Board of Directors, determines the aggregate amount of incentive bonus that may be paid to all senior managers as a group in respect of a fiscal year. Corporate performance is measured by comparing performance targets included in SR Telecom's annual operating plan with actual results for a fiscal year.

     Consideration of individual performance enables SR Telecom to recognize and effectively reward those individuals whose special efforts have assisted SR Telecom to attain its corporate performance objectives.

     SR Telecom maintains its Restated 1998 Key Employees Stock Option Plan to give each option holder an interest in preserving and maximizing shareholder value in the long term, to enable SR Telecom to attract and retain individuals with experience and ability, and to reward individuals for current performance and expected future performance.

     No one element of executive compensation is permanently emphasized over another. All segments are believed to be of major importance to SR Telecom in assuring the engagement and retention of executives. Some elements may be deemed temporarily more important than others in certain periods and in differing circumstances.

 Compensation Of Chief Executive Officer

     As a general rule, SR Telecom's compensation committee bases the compensation of the chief executive officer on the policies described above, considering in particular, the responsibilities of the office and results achieved measured by reference to SR Telecom's annual operating plan presented to the board of directors at the commencement of each fiscal year. The chief executive officer is eligible to be granted stock options under the Restated 1998 Key Employee Stock Option Plan and participate in SR Telecom's Restated 1998 Employee Stock Purchase Plan.

                                          Submitted by the Compensation
                                          Committee
                                          J.V. Raymond Cyr, Chair
                                          Paul A. Dickie
                                          Francis R. Fox

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

 RELATED PARTY TRANSACTIONS

     Each of Messrs. Charles and Dickie and Ms. McGee is a director of SR Telecom and a managing director of LeBlanc & Royle Enterprises Inc., SR Telecom's largest shareholder. Constance Crosby is a director and the Secretary of SR Telecom and the Secretary of LeBlanc & Royle Enterprises Inc. LeBlanc & Royle from time to time performs consulting work for SR Telecom. In connection with these services, SR Telecom has paid an aggregate of approximately CDN$720,000 to LeBlanc & Royle since January 1, 2000. In 2001, LeBlanc & Royle purchased 3,125,000 shares of SR Telecom common stock at CDN$1.60 per share as part of a rights offering.

     Constance Crosby, a member of SR Telecom's board of directors and Secretary of SR Telecom, is a partner in Byrne, Crosby, which acts as corporate secretary to SR Telecom, and performs certain other work for SR Telecom. In connection with these services, SR Telecom has paid an aggregate of approximately CDN$324,089 to Byrne, Crosby since January 1, 2000.

     Certain of SR Telecom's directors received fees in connection with consulting services in 2002. For further details about the fees paid to directors, see "-- Executive Compensation -- Directors' Compensation for 2002".

 INDEBTEDNESS OF DIRECTORS, EXECUTIVES & SENIOR OFFICERS UNDER SECURITIES PURCHASE PROGRAMS

     The aggregate indebtedness outstanding to SR Telecom or any of its subsidiaries, for indebtedness entered into in connection with a purchase of securities of SR Telecom, of all directors, executive officers and senior officers of SR Telecom, that held such position or office at any time during the fiscal year 2002, as of July 10, 2003 is CDN$128,000.

                                                                                            NUMBER OF
                                                             LARGEST        AMOUNT      SECURITIES BOUGHT
                                                             AMOUNT      OUTSTANDING     WITH FINANCIAL
                                                           OUTSTANDING   AT APRIL 30,      ASSISTANCE
                                                           SINCE 2000        2003            DURING         SECURITY
NAME AND PRINCIPAL POSITION         INVOLVEMENT OF ISSUER    CDN($)         CDN($)        THE YEAR 2002     FOR DEBT
---------------------------         ---------------------  -----------   ------------   -----------------   ---------
Pierre St-Arnaud(1)...............  Loan to assist with      70,000         70,000              0           Unsecured
President & Chief                   purchase of shares
Executive Officer                   of common stock of SR
                                    Telecom
David L. Adams(1).................  Loan to assist with      58,000         58,000              0           Unsecured
Senior Vice President,              purchase of shares
Finance & Chief                     of common stock of
Financial Officer                   SR Telecom

---------------

Note:

(1) Principal is due July 3, 2006, with interest at 5% per annum calculated on principal outstanding payable annually on July 3, in each year prior to maturity. These loans were made pursuant to Formal Loan Agreements dated July 3, 2001.

 INDEBTEDNESS OF DIRECTORS, EXECUTIVES & SENIOR OFFICERS OTHER THAN UNDER SECURITIES PURCHASE PROGRAMS

     The aggregate indebtedness outstanding to SR Telecom or any of its subsidiaries, for indebtedness not entered into in connection with a purchase of securities of SR Telecom, of all directors, executive officers and senior officers of SR Telecom, that held such position or office at any time during the fiscal year 2002, as of July 10, 2003 was CDN$34,000. Other than loans disclosed elsewhere in this section, there are no loans between the company and its directors, executives and senior officers.

                                                             LARGEST AMOUNT
                                                           OUTSTANDING DURING       AMOUNT
                                                              PERIOD SINCE      OUTSTANDING AT
                                                            JANUARY 1, 2000     APRIL 30, 2003   SECURITY
NAME AND PRINCIPAL POSITION         INVOLVEMENT OF ISSUER        CDN($)             CDN($)       FOR DEBT
---------------------------         ---------------------  ------------------   --------------   ---------
Pierre St-Arnaud(1)...............  Loan associated              34,000             34,000       Unsecured
President & Chief                   with relocation of
Executive Officer                   principal residence

---------------

Note:

(1) Principal is due July 3rd, 2006, with interest at 5% per annum calculated on principal outstanding payable annually on July 3rd, in each year prior to maturity. This loan was made pursuant to a Formal Loan Agreement dated June 13, 2002.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                            MANAGEMENT OF SR TELECOM

     The following table provides information about the beneficial ownership of shares of SR Telecom's common stock as of July 18, 2003 by:

     - each person known by SR Telecom to own beneficially five percent or more of SR Telecom's common stock;

     - each of SR Telecom's directors;

     - each of SR Telecom's named executive officers who will continue to serve in their capacities as such after the merger; and

     - all of SR Telecom's current executive officers and directors as a group.

     Beneficial ownership includes any shares for which a person has sole or shared voting power or investment power and any shares of which the person has the right to acquire beneficial ownership within 60 days after July 18, 2003 through the exercise of any option or otherwise. All shares included in the "Right to acquire" column represent shares subject to outstanding stock options exercisable within 60 days after July 18, 2003. Except as noted below, SR Telecom believes that the persons named in the table have sole voting and investment power with respect to the shares of common stock set forth opposite their names. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. The percentage of beneficial ownership is based on 60,908,918 shares of SR Telecom common stock outstanding as of July 18, 2003. The information as to each person has been furnished by such person.

                                              NUMBER OF SHARES BENEFICIALLY OWNED
                                           -----------------------------------------      PERCENT
                                            OUTSTANDING      RIGHT TO                   BENEFICIALLY
NAME                                          SHARES         ACQUIRE    TOTAL NUMBER       OWNED
----                                       -------------     --------   ------------    ------------
LeBlanc & Royle Enterprises Inc.(1)......     14,229,578           0      14,229,578       23.36%
Howson Tattersall Investment
  Counsel Limited(2).....................      5,598,000           0       5,598,000        9.19%
John C. Charles..........................     14,229,578(3)        0      14,229,578(3)    23.36%
Constance L. Crosby......................         45,086       5,000          50,086           *
J.V. Raymond Cyr.........................         74,871       5,000          79,871        0.13%
Paul A. Dickie...........................     15,907,478(3)    5,000      15,912,478(3)    26.13%
Francis R. Fox...........................         26,441       5,000          31,441           *
Lionel P. Hurtubise......................         21,213       5,000          26,213           *
Paul E. Labbe............................         44,014       5,000          49,014           *
Nancy E. McGee...........................     14,829,478(3)    5,000      14,834,478(3)    24.36%
Pierre St-Arnaud.........................         57,500      98,000         155,500        0.28%
David L. Adams...........................         40,000      66,000         106,000        0.17%
Benoit Pinsonnault.......................         12,000      50,000          62,000           *
Bruce Robinson...........................         15,802      33,000          48,802           *
Marc St-Onge.............................            500      34,800          35,300           *
All directors and executive officers as a
  group (18 persons).....................    169,921,286(3)  486,300      17,407,586(3)    28.58%

---------------

* Less than 0.1%.

(1) LeBlanc & Royle is SR Telecom's largest shareholder.

(2) Based on information contained in an alternative monthly report dated October 31, 2002 filed with the Canadian securities regulators.

(3) Includes 14,229,578 shares of SR Telecom common stock held by LeBlanc & Royle, of which each of Messers. Charles, Dickie and Ms. McGee is a shareholder and serves as a managing director. Each of Messers. Charles, Dickie and Ms. McGee disclaims beneficial ownership of these shares.

SIGNIFICANT CHANGES IN OWNERSHIP

     In 2001, LeBlanc & Royle Enterprises Inc. purchased 3,125,000 shares of SR Telecom common stock at CDN$1.60 per share as part of a rights offering. As a result of this purchase and other smaller purchases, its ownership in SR Telecom increased from 23.9% in March 2001 to 25.7% in March 2003.

CONTROL PERSONS

     To the knowledge of SR Telecom, no person or group directly or indirectly controls SR Telecom, except that the directors and officers of SR Telecom as a group may be deemed to control SR Telecom.

CANADIAN BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

     Under Canadian law, holders of 10% or more of SR Telecom's common stock are required to report their holdings to the Canadian securities regulators. As a result, there is no public record available to SR Telecom of persons who hold between 5% and 10% of its shares of common stock.

                                 NETRO BUSINESS

OVERVIEW

     Netro designs, markets and sells broadband, point-to-multipoint, fixed wireless equipment. Telecommunications service providers use Netro's equipment as an alternative to using wired connectivity or point-to-point fixed wireless equipment. The three principal applications for Netro's products are:

     - Providing voice and high speed data access connections to residences, principally through Netro's Angel product line, although to date Netro has not had material sales of Angel,

     - Providing voice and high speed data access connections for businesses, principally through Netro's AirStar product line, and

     - Connecting mobile phone base stations to the core telecommunications network, principally through Netro's AirStar product line.

     Netro began commercially shipping its first point-to-multipoint product, AirStar, in 1998 and has a significant installed base for this product. AirStar operates at the higher end of the licensed frequency spectrum (10 -- 39 GHz) with support for an additional frequency at the lower range (3.5 GHz).

     In February of 2002 Netro acquired from AT&T Wireless their fixed wireless development team, a license to intellectual property, equipment and proprietary software assets. This product, called Angel, was commercially deployed in the United States by AT&T Wireless, however since acquiring it, Netro has modified the Angel platform to conform to international standards and Netro is marketing this product line principally in international locations. Angel operates at the lower end of the licensed frequency spectrum (1.9 -- 3.5 GHz). To date, Netro has not had material sales of Angel.

     Both the AirStar and Angel platforms have been designed to minimize the costs of deployment and operation and to permit operators to offer a broad range of voice, Internet Protocol, or "IP", and data services. Netro offers complete solutions that operate at point-to-multipoint frequencies licensed in every major geographical area in the world, including Europe, Asia, Australia, North America and South America, which Netro believes is a significant competitive advantage.

     Netro was incorporated in California on November 14, 1994 and was reincorporated in Delaware on June 19, 2001. Netro's principal corporate offices are located at 3860 North First Street, San Jose, California 95134.

THE NETRO SOLUTION

     The global telecommunications industry has experienced substantial deregulation during the past several years. Simultaneously, the emergence of the Internet and other telecommunications services has increased the demand for bandwidth. In addition, Netro believes that there is a growing demand for public telecommunications voice services in some less developed countries where the number of telephone lines per 100 inhabitants, known as tele-density, is below 10, but there is significant per capita income growth. This is driving local access service providers to upgrade their networks and increase their service offerings. However, the public telecommunications infrastructure does not currently meet all the public access demand and therefore fixed wireless access systems have emerged as an alternative to copper wired infrastructure for telephony and access to the Internet. Fixed wireless technology is an attractive solution for network access needs, since it offers quick deployment, independence from the limitations of an existing wired network, lower infrastructure costs and lower operating costs.

     At the same time that deregulation and the emergence of the Internet have influenced telecommunications networks around the world, governments are also licensing mobile service providers to use new spectrum for advanced mobile phone services that include both voice calls and data functionality, such as Internet browsing. This next generation of cellular phone service, typically referred to as 3G, is expected to require significantly more hub sites than existing cellular topologies. In addition, these hub sites will be transmitting not only voice, but also high speed data traffic. Netro believes that point-to-multipoint technology such as

AirStar can be a more efficient and cost-effective alternative for connecting these 3G cellular hubs to the core mobile network than alternate methods, such as leased lines and point-to-point radios.

     Netro's AirStar system operates at the higher licensed frequencies (10 -- 39 GHz, with a low frequency version for 3.5 GHz) and is designed to allow service providers to offer a wide range of high speed data and voice services to small and medium-sized enterprises and to enable mobile service providers to deploy cost effective transmission infrastructure for their 3G cellular networks. AirStar has an impressive track record of performance and stability across a worldwide installed base. AirStar can handle a wide range of services providing on-demand bandwidth and allowing for oversubscription of available spectrum, thereby allowing service providers to maximize revenues from their broadband wireless installation.

     Netro's Angel system operates at the lower licensed frequencies (1.9 -- 3.5
GHz) and is designed to offer residences and small businesses primary voice and high speed data services with speeds similar to those offered by DSL. Angel uses orthogonal frequency division multiplexing to allow service providers non-line-of-sight coverage within a cell, to ensure that up to 95% of the population within a given cell will be covered by the base station. This non-line-of-sight capability, along with the quality of the services offered by Angel, make it a leading edge solution. Angel was deployed in the United States to 47,000 subscribers and was the first solution of its kind to be mass deployed and field proven.

     Both AirStar and Angel are designed to provide the following benefits to service providers:

     - CARRIER CLASS VOICE AND HIGH SPEED DATA SERVICES. Many existing high speed access technologies are optimized for either voice or data traffic. However, offering both voice and data services can increase the average revenue per user a service provider can realize. Voice traffic requires fixed-speed, low-capacity transmissions, while data traffic requires variable-speed, high-capacity transmissions. Consequently, network operators wishing to carry both types of traffic, whether because they offer access solutions or are aggregating mobile phone traffic, often must choose among setting aside capacity to service peak transmission data traffic requirements, which typically requires installing more base stations, allowing degradation of service during heavy usage, or servicing a smaller number of subscribers. In contrast, service providers using the Angel or AirStar systems can support voice and high speed data from the same system without having to make these performance compromises.

     - COST-EFFECTIVE DEPLOYMENT AND OPERATION. Both AirStar and Angel use point-to-multipoint deployment architectures. By employing a point-to-multipoint architecture, one hub radio can serve multiple subscriber radios. This results in lower total radio costs than point-to-point architectures in which each radio can communicate with only one other radio. In addition, a significant portion of the cost to build an AirStar or Angel network is directly related to subscriber growth. To add subscribers in a sector, a provider simply installs equipment at the subscriber's premises and activates the service remotely, allowing the service provider to incur costs concurrently with the subscriber growth. The Angel system also uses orthogonal frequency division multiplexing and therefore allows non-line-of-sight deployment, meaning that there is up to a 95% chance in a given cell that a subscriber can indeed be connected to the network even if the path between the subscriber and the hub is obstructed. This reduces capital expenditures in terms of the number of hubs that need to be deployed and reduces service provider operating costs since there are fewer cases where, due to unanticipated coverage gaps, a service technician will fail to connect a subscriber who has requested service.

     - QUALITY OF SERVICE AND RELIABILITY. Service providers using Netro's products can deploy bundles of voice and high speed data services at different price points to different market segments with high levels of service availability. In addition, AirStar permits differentiated service levels among subscribers. AirStar can prioritize transmissions depending on their source and type, and fill available transmission capacity with lower priority transmissions. Furthermore, Netro's products are engineered to enable service providers top[offer the same high reliability and availability for services that traditional service providers have historically offered for voice services. Reliability is accomplished through an error correction algorithm, redundancy and comprehensive network management software.

     - GLOBAL MARKET COVERAGE. Netro currently offers products to address point-to-multipoint licensed frequencies in Europe, Asia, Australia, North America, and South America. Netro is also in the process of adapting its products to additional frequencies to address new markets and new spectrum auctions ongoing in its existing markets. Netro believes its experience around the world makes its products more attractive to service providers with multi-country strategies and enhances its ability to apply learning from established markets to developing markets.

     - RAPID TIME TO MARKET. Service providers using Netro's products can achieve rapid time to market for integrated voice and high speed data connections through efficient installation, network management software and the ability to dynamically allocate capacity among subscribers. Service providers that Netro targets have typically committed a high level of capital investment to enter the high speed wireless telecommunications services market, and thus are focused on quickly realizing a return on their investment. Netro's systems are scalable and allow service providers to rapidly offer new services to existing or incremental subscribers within a coverage area by a simple software command and a radio installation that is automatically configured by the base station with little technician intervention. By installing one base station, the service provider can attain coverage of many potential subscribers. For example, an AirStar cell operating at the 26 GHz frequency band can cover ranges from 5 to 15 square miles, depending on local conditions, and has a transmission capacity of over 600 Mbps. Compared to other high speed, wire-based technologies that often require lengthy and expensive upgrades before offering service or do not support integrated voice and data services, Netro's products allow a service provider to rapidly deploy integrated voice and high speed data services as demand warrants.

PRODUCTS AND TECHNOLOGY

     Netro currently develops, markets and sells the AirStar product for access offerings to small and medium-sized businesses and mobile infrastructure, and the Angel platform for access offerings to residences and small businesses. Each of Netro's product lines is comprised of three principal components:

     - CUSTOMER PREMISE EQUIPMENT, which includes a radio element which sends and receives signals to and from the hub equipment, and a digital signal processing unit, which connects and provides interfaces to the end-user's telecommunications and/or data network;

     - HUBS, which include several radio elements that each send and receive signals from multiple customer premise equipment units and an aggregation unit, which aggregates data from the outdoor units and interfaces to the telecommunications service provider's core network; and

     - NETWORK MANAGEMENT SOFTWARE, which controls and monitors the operation of hubs and customer premise equipment.

     Netro believes its AirStar and Angel products have industry-leading technologies including air interface technology, software and hardware implementations, advanced networking architecture, radio transmission technology and networking software capabilities. Key technology elements of Netro products include the following:

     - AIR INTERFACE PROTOCOL. Netro believes its products' proprietary air interface protocols maximize the benefit of its point-to-multipoint architecture, and advanced peak traffic management techniques. Netro's air interface technology for AirStar, CellMAC, schedules transmissions from each subscriber in very small increments. It allows subscribers to request additional capacity from the base station for peak demand data services through a capacity reservation mechanism that requires little wasted radio frequency. The base station can prioritize the requests according to service level agreements and allocates just enough capacity or time slots to enable the transfer of each transmission. Netro's air interface technology for Angel uses orthogonal frequency division multiplexing, which allows deployment in non-line-of-sight mode. In addition, Angel's air interface technology supports adaptive modulation, thereby increasing bandwidth to some subscribers and doing the opposite for others, all based on a dynamic analysis of the link characteristics for each subscriber. This results in a larger effective transmission capacity and better bandwidth utilization. Angel's air interface technology also supports circuit-switched voice services and packet data services, with data capacity allocated on demand.

     - EFFECTIVE COMBINATION OF VOICE AND DATA. In AirStar, the CellMAC air interface utilizes asynchronous transfer mode, to efficiently combine voice and data onto a single stream. This transports voice and data traffic simultaneously and maintains a guaranteed quality of service for each traffic type. Using this architecture, capacity for services can be provided based on average throughput requirements rather than peak throughput requirements. As a result, the capacity of the transmission is increased, resulting in better use of radio frequency and thus lower equipment expenditures. Netro's Angel technology carries circuit switched voice over narrow channels, without any degradation in voice quality. This leaves more bandwidth for dynamic sharing of data services.

     - RADIO TECHNOLOGY. Since Netro's inception, it has worked extensively on radio designs and volume manufacturing processes to create robust yet cost-effective radios that support advanced radio technology and peak demand transmission capabilities. The current AirStar radios are fourth generation designs. Current Angel radios are third generation designs and Netro is in the process of developing fourth generation designs which will reduce cost and enhance performance.

     - CARRIER CLASS MANAGEMENT SOFTWARE. Netro believes that the network management systems it offers provide a significant competitive advantage. Netro's software architecture and use of object-oriented design principles for both real-time and network management software are key to making Netro's software modular and adjustable to additional communications protocols. Netro's software extends the ability of its systems to enable the inter-working of voice protocols and support the concentration of voice traffic.

SALES AND MARKETING

     Netro has sales representatives in Mexico, China, France, Germany, Singapore and Spain, as well as in Florida, Redmond, Washington and in Netro's corporate headquarters in San Jose, California. Netro sells its products indirectly through OEMs and local resellers in addition to through its direct sales force. In addition, Netro offers installation and maintenance services through Netro's system integration partners and third-party installation and support organizations.

     During 2002, most of Netro sales were direct or through local resellers who rely heavily on Netro sales personnel and Netro expects this to continue in the future. In determining which accounts are appropriate for direct sales, Netro tries to identify those that are key early adopters that can help drive Netro's product feature sets in a manner that will better address the needs of the marketplace as a whole. These customers usually have the ability to install, integrate, service and maintain their systems themselves. For customers requiring significant installations integration and maintenance services, Netro typically sells its product through OEMs.

     Revenues by geographical area based on to the location of Netro's original customers were as follows:

                                                                        PERCENTAGE OF
                                                 REVENUES               TOTAL REVENUES
                                        ---------------------------   ------------------
                                         2002      2001      2000     2002   2001   2000
                                        -------   -------   -------   ----   ----   ----
Latin America.........................  $ 1,815   $ 9,872   $ 6,661    11%    42%    10%
Europe................................   12,998     6,028     1,447    76     25      2
Middle East...........................      471       482        40     3      2     --
Asia..................................      910       468       192     5      2     --
                                        -------   -------   -------   ---    ---    ---
International.........................   16,194    16,850     8,340    95     71     12
United States.........................      913     6,809    60,187     5     29     88
                                        -------   -------   -------   ---    ---    ---
                                        $17,107   $23,659   $68,527   100%   100%   100%
                                        =======   =======   =======   ===    ===    ===

     Substantially all of Netro's United States revenues are related to products sold to OEMs and local resellers. In both 2001 and 2000, almost all of their end customers were located outside of the United States. In 2002, US$400,000 of the United States revenues were for an end user located in the United States.

     Netro derives the substantial majority of its revenues from an international customer base. International sales are subject to a number of risks and uncertainties, including those described under "Risk Factors -- Risks Related to the Businesses of SR Telecom and the Combined Company -- If the combined company is unable to manage its international operations effectively, including exposure to greater political and economic risk than doing business in North America, and the dependence of payments from such service providers on the political and economic situations in those countries, its business would be adversely affected." Regardless of the distribution channel that services the account, Netro's direct sales force maintains contact with the service provider and the system integrator account team. This contact keeps Netro close to the evolving needs of the service providers and helps ensure that Netro is well positioned within each account.

     Netro's marketing group provides marketing support services for Netro's executive staff, its direct sales force and for Netro's OEMs and resellers. Through Netro's marketing activities, Netro provides technical and strategic sales support to Netro's direct sales personnel and system integrators or resellers including in-depth product presentations, technical manuals, sales tools, pricing, marketing communications, marketing research, trademark administration and other support functions. Netro's marketing group is also responsible for product management activities throughout each product's lifecycle. These include the definition of product features, approval of product releases and specification of enhancements to Netro's future product and service offerings.

CUSTOMERS

     Historically, the predominant portion of Netro's revenues have come from sales to OEMs who have in turn resold Netro products to competitive phone service providers in Europe. Netro has implemented a strategy centered around changing its customer base to incumbent phone service providers and mobile service providers. Although the majority of Netro's revenues in 2002 were ultimately related to installations by competitive phone service providers, Netro's strategy for future growth is dependent on the acceptance of Netro products by these new target customers.

     Revenues from customers that comprised more that 10% of revenue were as follows:

                                                                        PERCENTAGE OF
                                                  REVENUES              TOTAL REVENUES
                                         --------------------------   ------------------
                                          2002     2001      2000     2002   2001   2000
                                         ------   -------   -------   ----   ----   ----
Lucent.................................  $6,891   $ 7,110   $59,220    40%    30%   86%
Techtel................................       *     7,007         *     *     30      *
Condumex...............................       *     2,390         *     *     10      *
                                         ------   -------   -------   ---    ---    ---
Aggregate amount.......................  $6,891   $16,507   $59,220    40%    70%   86%
                                         ======   =======   =======   ===    ===    ===

---------------

* Revenues less than 10% for period

     See "Netro Management's Discussion and Analysis of Financial Condition and Results of Operations."

OPERATIONS AND MANUFACTURING

     Netro's manufacturing activities, based in its San Jose and Redmond facilities, consist primarily of prototype manufacturing, final testing and system staging. Netro's strategy is to outsource manufacturing to contract manufacturers, which have the expertise and ability to achieve cost reductions associated with volume manufacturing and to respond quickly to customer orders while maintaining high quality standards. This also serves to turn some of Netro's fixed costs into variable costs and enables Netro to share in the purchasing efficiencies enjoyed by these larger manufacturers.

     Netro's operations and manufacturing groups facilitate technology transfer between Netro's research and development group and the contract manufacturers. Netro may also use its own manufacturing operation in situations where it needs product before the full product is released to external manufacturers.

RESEARCH AND DEVELOPMENT

     Netro believes that its extensive experience designing and implementing high-quality network and radio components and system software has enabled it to develop high-value integrated systems solutions. As a result of these development efforts, Netro believes it has created an industry-leading platform for cost-effective high speed wireless voice and data delivery with dynamic allocation of capacity.

     Netro believes that its future success depends on its continued investment in research and development in core radio, networking and software technologies, particularly in an effort to reduce product cost. Netro's research and development expenses were US$28 million in 2002, US$25.8 million in 2001 and US$24.3 million in 2000. Netro is committed to an ongoing research and development program that is focused around reducing the manufacturing cost of its products and a continuous assessment of service providers' needs and technological changes in the communications market.

CUSTOMER ADVOCACY

     A high level of continuing service and support is critical to Netro's objective of developing long-term customer relationships. Netro consolidates all aspects of its customer service, satisfaction and quality assurance initiatives into a customer advocacy group. Netro's customer advocacy organization is based in Netro's San Jose headquarters. Netro's customer advocacy organization in San Jose serves as the interface to Netro's research and development group to highlight certain problems and also provides information about customers' needs to Netro's marketing and research and development organizations. Netro's customer support model consists of three tiers of support:

     - local problem isolation, which provides for on-site problem identification and resolution of relatively simple issues;

     - fault isolation and repair, which provides for consultation and instruction by technicians trained by product experts; and

     - expert level support from product engineering experts for the resolution of problems not remedied by the first two levels of support.

     Netro's main focus is to provide system integrators and first-tier support partners with the ability to provide local support worldwide to service providers, including training, spare parts, maintenance and installation. As most of the hands-on support is provided through system integrators, local resellers, service and installation partners, or the service providers themselves, Netro focuses on offering various training courses to enable system integrators, service and installation partners and service providers to perform both local problem isolation and fault isolation and repair. Currently, the majority of Netro's service and support activities are related to training and installation support for service providers. These services are provided directly at customer installations by Netro's customer advocacy group or remotely by Netro's San Jose headquarters team.

     Netro has a number of flexible hardware and software maintenance and customer support programs available for products beyond the applicable warranty period, depending on its customers preferences.

COMPETITION

     The market for high speed, wireless, point-to-multipoint telecommunications equipment is rapidly evolving and highly competitive. Increased competition is likely to result in price reductions, shorter product life cycles, longer sales cycles and loss of market share, any of which would adversely affect Netro's business.

     Depending on the market Netro is addressing, Netro faces different types of competition:

     - ENTERPRISE ACCESS. As an enterprise access technology, point-to-multipoint fixed wireless solutions compete with wire-based solutions, such as fiber optic cable and leased T1 and E1 lines and wireless solutions, such as point-to-point radios. As a company within the point-to-multipoint fixed wireless industry addressing small and medium enterprise access, Netro competes through its AirStar product with large OEMs, such as Alcatel, Ericsson and Marconi, as well as with smaller wireless-only companies, such as Alvarion.

     - RESIDENTIAL AND SMALL BUSINESS ACCESS. As a residential and small business access technology, point-to-multipoint fixed wireless solutions compete with wire-based solutions, such as DSL and cable modems. As a company within the point-to-multipoint fixed wireless industry addressing residential and small business access, Netro competes through its Angel product with established wireless local loop vendors, such as Innowave (a division of ECI Telecommunications which has executed an agreement to be acquired by Alvarion), AirSpan and Alvarion, as well as with numerous startup companies that are developing products for Netro's industry.

     - MOBILE INFRASTRUCTURE. As a technology for connecting cellular base stations to the core telecommunications network, point-to-multipoint fixed wireless solutions compete with wire-based solutions such as leased T1 and E1 lines and wireless solutions such as point-to-point radios. As a company within the point-to-multipoint fixed wireless industry addressing cellular infrastructure, Netro competes through its AirStar product principally with large systems integrators, such as Alcatel, Ericsson and Marconi.

     Netro expects competition to persist and intensify in the future. Many of Netro's competitors are substantially larger than it is and have significantly greater financial, sales, marketing, technical, manufacturing and other resources and more established distribution channels. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the development, promotion, sale and financing of their products than Netro can. Netro's competitors may also attempt to influence the adoption of standards that are not compatible with Netro's current architecture. Netro's larger, more established competitors may have more influence with standards-setting bodies than Netro does. If standards other than Netro's are adopted, this may require Netro to incur additional development and integration costs and may delay Netro's sales efforts.

     Some of Netro's competitors may make strategic acquisitions or establish cooperative relationships to increase their ability to gain customer market share rapidly. These competitors may enter Netro's existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than Netro's solutions. Netro also expects that other companies may enter its market with better products and technologies. If any technology that is competing with Netro's is more reliable, faster or less expensive or has other advantages over Netro's technology, then the demand for Netro's products and services would decrease, which would seriously harm Netro's business.

     Netro's expects its competitors to continue to improve the performance of their current products and to introduce new products or new technologies that may supplant or provide lower cost alternatives to Netro's products. To be competitive, Netro must continue to invest significant resources in research and development, sales and marketing and customer support. Netro cannot be sure that it will have sufficient resources to make these investments or that it will be able to make the technological advances necessary to be competitive. As a result, Netro may not be able to compete effectively against its competitors.

GOVERNMENT REGULATION

     Netro's products and business are affected by government regulation in three principal ways.

     - First, Netro's products must comply with the applicable regional or national specifications regarding the technical characteristics for similar products. For example, in order for products to be sold in the United States, they must comply with the specifications mandated by the Federal Communications Commission. Similarly, in the United States, products which consume electrical power, typically must be certified by Underwriters' Laboratories as safe. A similar set of regulatory bodies regulates products sold in the European Community. Some countries outside of the United States and Europe allow products which meet U.S. or European regulatory requirements to be sold there, but certain other countries, such as Russia, have their own regulatory regimes with which Netro must comply prior to selling products in those countries.

     - Second, some countries require that Netro utilize local components or labor in order for Netro's products to be sold in those countries, or in order for Netro's products to avoid import duties which may make them non-competitive with products from local manufacturers.

     - Finally, Netro's products are designed to provide carrier class grades of service. In order to provide this service, dedicated spectrum that is free of interference from other equipment is required. In most countries, the allocation of spectrum is controlled by the federal government. As a result, government action or inaction with respect to licensing spectrum affects Netro's ability to effectively make sales in a region. For example, although Netro's products met the technical requirements specified by Chinese regulators, delays in the process of actually allocating 26 GHz spectrum to operators in China were a significant factor in delaying its sales of products in that region.

     Netro's failure to receive regulatory approval in a given jurisdiction, its inability to comply with local content regulations, or delays in the regulatory processes for awarding spectrum could all have the effect of delaying or even preventing sales of Netro's products.

INTELLECTUAL PROPERTY

     Netro relies on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect its proprietary rights. Netro presently has five issued United States patents, with additional applications in process. Netro has also acquired from AT&T Wireless a license to several patents and numerous patent applications associated with the Angel platform. Although AT&T Wireless has agreed not to license these patents to Netro's competitors for a period of five years from the date of acquisition, Netro cannot assure that they will enforce their rights against potential infringers. Despite Netro's efforts to protect its proprietary rights, existing copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect its proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of Netro's products or to obtain and use information that Netro regards as proprietary. Accordingly, Netro may not be able to protect its proprietary rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of Netro's products is difficult. Litigation may be necessary in the future to enforce Netro's intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Netro's future operating results.

     From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies in various jurisdictions that are important to Netro's business. Any claims could be time-consuming to deal with, result in costly litigation, divert the efforts of Netro's technical and management personnel, cause product shipment delays or require Netro to enter into royalty or licensing agreements, any of which could have an adverse effect on Netro's operating results. Royalty or licensing agreements, if required, may not be available on terms acceptable to Netro, if at all. In addition, in Netro's sales agreements, Netro agrees to indemnify its customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. As part of Netro's acquisition of assets from AT&T Wireless, Netro was assigned by AT&T Wireless, and assumed, several contracts with third party software vendors. Netro is required to indemnify AT&T Wireless against claims that arise out of or in connection with the assumed contracts after the date of assignment and against claims that the assigned software infringes the intellectual or proprietary rights of others.

EMPLOYEES

     As of December 31, 2002, Netro employed approximately 134 full-time employees. Netro's full-time employees include 87 people in research and development, 23 in sales and marketing, and 24 in general and administrative. None of Netro's employees is represented by collective bargaining agreements, and Netro considers relations with its employees to be good.

AVAILABLE INFORMATION

     Netro's website is www.netro-corp.com. Netro makes its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and any amendments to those reports available free of charge on the website.

PROPERTIES

     Netro leases an approximately 100,000 square foot facility in San Jose, California, which it uses for executive offices and for administrative, AirStar engineering and product development, AirStar prototype manufacturing and sales and marketing purposes. The lease for this facility expires in September 2006. Netro leases an approximately 175,000 square foot facility in Redmond, Washington, which its uses for Angel related engineering, product development and prototype manufacturing purposes. The lease for this facility expires in February 2006. It also maintains leases for executive office space in China, France and Mexico, which do not represent material financial obligations.

SUBSIDIARIES

     Netro subsidiaries include Netro Ltd. (Israel), Netro GmbH (Germany), Netro S.A.R.L. (France), Bungee Communications, Inc. (Delaware, USA), Netro Eurasian Holdings International, Inc. (Delaware, USA), Netro American Holdings International, Inc. (Delaware, USA) and AAS, Inc. (Delaware, USA). All of these companies are 100% owned by Netro. Netro American Holdings International, Inc. owns 99% of Netro Corporation Mexico Services S. de R.L. de C.V. (Mexico) and Netro Corporation Mexico Operations S. De R.L. de C.V. (Mexico). Netro Eurasian Holdings International, Inc. owns the remaining 1% of the two Mexican companies. All of the subsidiaries except Netro Ltd., Bungee Communications, Inc. and AAS, Inc. are sales and marketing offices and have immaterial net assets. Netro Ltd. is not, and has never been, an active company. Bungee Communications, Inc. owns 100% of Bungee Communications, Ltd. (Israel), an engineering subsidiary with less than US$100,000 of net assets, which ceased operations in 2002. AAS, Inc. was formed to acquire the assets of Project Angel from AT&T Wireless. There are no laws or organizational documents that would materially restrict distributions from these subsidiaries.

LITIGATION

 IPO ALLOCATION LITIGATION

     On or around August 23, 2001, Ramiro Soto-Gonzalez, who alleges that he is a former shareholder of Netro common stock, commenced a purported class action lawsuit in the U.S. District Court for the Southern District of New York against Netro, Richard Moley, Gideon Ben-Efraim and Michael T. Everett ("Individual Defendants"), as well as against Dain Rauscher, Inc., FleetBoston Robertson Stephens, Inc., and Merrill Lynch, Pierce, Fenner and Smith, Inc. ("Underwriter Defendants"). The action is styled Soto-Gonzalez v. Netro Corporation, Inc., et al., No. 01 Civ. 7993 (S.D.N.Y.). On or around December 6, 2001, Zion Badichi, who alleges that he is a former shareholder of Netro common stock, commenced a purported class action lawsuit in the U.S. District Court for the Southern District of New York against Netro, the Individual Defendants (except Mr. Moley) and the Underwriter Defendants. The action is styled Badichi v. Netro Corporation, Inc., et al., No. 01 Civ. 8348 (S.D.N.Y.).

     The Soto-Gonzalez and Badichi actions are two of more than 1,000 lawsuits filed in the U.S. District Court for the Southern District of New York against more than 300 different issuers, certain officers and directors of these issuers and more than 45 different underwriters arising out of initial public offerings occurring between December 1997 and December 2000 (collectively "IPO Allocation Litigation"). By Order dated August 9, 2001, Chief Judge Michael B. Mukasey assigned the IPO Allocation Litigation, including the Soto-Gonzalez and Badichi actions, to the Honorable Shira A. Scheindlin for all pre-trial purposes. On September 7, 2001, Judge Scheindlin adjourned the time for all defendants in the IPO Allocation Litigation, including Netro and the Individual Defendants, to answer, move or otherwise respond to current and future complaints indefinitely pending further instruction from the court. On or about March 2002, the Soto-Gonzalez and Badichi actions were consolidated into a single action styled In re Netro Corp. Initial Public Offering Securities Litigation, No. 01 Civ. 7035, 21 MC 92 (SAS) ("Netro Litigation"). Other lawsuits alleging similar claims arising out of Netro's August 1999 initial public offering against the Underwriter
Defendants -- but not against Netro or the Individual Defendants -- were also consolidated into the Netro Litigation. Those actions are styled Gutner v. Merrill Lynch, Pierce, Fenner & Smith Incorporated et al., No. 01 Civ. 7035 (S.D.N.Y.) and Bryant v. Merrill Lynch, Pierce, Fenner & Smith Incorporated et al., No. 01 Civ. 9184 (S.D.N.Y.).

     On April 19, 2002, plaintiffs filed a consolidated amended class action complaint in the Netro Litigation ("Complaint"). The Complaint alleges claims against Netro arising under Section 11 of the Securities Act and Section 10(b) of the Exchange Act, and Rule 10b-5 promulgated thereunder, and against the Individual Defendants under Section 10(b), Rule 10b-5 and Section 20(a) of the Exchange Act, and Section 15 of the Securities Act. The claims allege various misconduct arising from Netro's August 1999 initial public offering and March 2000 follow-on offering of its common stock, including, among other things, that the disclosures made in connection with the offerings were incomplete or misleading in various respects. The allegations include, among other things, that Netro and the Individual Defendants failed to disclose that the Underwriter
Defendants:

     - charged Netro excessive commissions and inflated transaction fees in violation of the securities laws and regulations; and

     - allowed certain investors to take part in Netro's initial public offering in exchange for promises that these investors would purchase additional shares in the after-market for the purpose of inflating and maintaining the market price of Netro common stock.

     The Complaint seeks to certify a class of shareholders who purchased Netro common stock between August 18, 1999 and December 6, 2000, and to recover monetary damages from defendants in an unspecified amount, as well as plaintiff's attorneys' fees and expenses in bringing the action.

     On October 9, 2002, the claims against the Individual Defendants were dismissed without prejudice on consent of the parties. In addition, counsel for the plaintiffs, liaison counsel for the issuer defendants and counsel for insurers of the issuer defendants have taken part in continuing discussions mediated by a former federal district court judge to explore a possible settlement of the claims against all of the issuer defendants in the IPO Allocation Litigation, including Netro. In June 2003, a memorandum of understanding was entered into by and among the plaintiffs, liaison counsel for the issuer defendants and counsel for the insurers which would result in dismissal of the action against the issuers, including Netro, on terms that would not require any current payment by Netro and would carry only a remote risk that any future payment by Netro would be required. On July 14, 2003, Netro's Audit Committee approved the memorandum of understanding and authorized Netro to enter into the proposed settlement. The memorandum of understanding and proposed settlement are expected to be submitted to the Court for its required approval shortly.

     The IPO Allocation Litigation in general, and the Netro Litigation in particular, are in an early phase, and no date has yet been set by the court for completion of pre-trial discovery or trial.

 FUTURE COMMUNICATIONS COMPANY KUWAIT LITIGATION

     This matter involves a dispute regarding the alleged improper draw down by Netro of a letter of credit opened by Future Communications Company with the Bank of Kuwait and the Middle East in Kuwait, and the alleged refusal by Netro to accept return by Future Communications Company of certain equipment provided to Future Communications Company by Netro. At the January 15, 2003, hearing, the Court ruled that Netro had not yet been properly served. The case has been adjourned until May 28, 2003, at which time Future Communications Company will be required to prove completed service of process or risk dismissal. The amount in dispute is approximately US$1,013,000 plus interest from December 31, 1999.

 SOLECTRON ARBITRATION

     On or around December 19, 2002, Solectron California Corporation demanded arbitration to resolve disputes arising under its May 31, 1998 "Manufacturing Agreement" with Netro. Solectron's principal claim is that during the third quarter of 2000, it purchased materials on the basis of Netro's forecasts which were not followed by corresponding orders. Solectron claims that as a result it now has an excess inventory of materials which it cannot sell. Netro vigorously disputes the claims on the ground that the acquisition of material had not been approved by Netro as required by the agreement. The total claim, including the cost of materials and asserted carrying charges, is approximately US$14.5 million. The parties attempted to resolve the matter through mediation in May 2003, however, no resolution was reached. The matter will now be referred to judicial and/or arbitration proceedings for resolution.

 MERGER-RELATED LITIGATION

     On April 8, 2003, an action styled Fuller & Thaler Asset Management, Inc.
v. Netro Corp. et al., Case No. CV816170 (Cal. Super. Ct.), naming as defendants Netro and its current and certain former directors was filed in the California Superior Court for Santa Clara County by a plaintiff claiming to be a Netro stockholder and alleging that it is asserting its claims on behalf of a class of Netro stockholders. The complaint asserts claims for breach of fiduciary duty against the current and former directors who are named as defendants based on allegations that Netro's directors, among other things, breached their fiduciary duties to Netro allegedly by failing to properly value and obtain the highest price reasonably available for Netro, by favoring SR Telecom over competing potential acquirers, including Wyndcrest, and by engaging in self-dealing in connection with the merger. The complaint seeks certain injunctive relief including, among other things, an injunction prohibiting Netro from completing the merger, rescission of the individual defendants' receipt of stock options and other benefits they may have received, as well as attorneys' fees and costs of suit. On May 23, 2003, a second action styled Maritime Association -- I.L.A. Pension Fund v. Netro Corp. et al., Case No. CV817375 (Cal. Super. Ct.), naming as defendants Netro and its current and certain former directors was filed in the California Superior Court for Santa Clara County by an entity claiming to be a Netro stockholder and alleging that it is asserting its claims on behalf of a class of Netro stockholders. The claims asserted and the relief sought in the Maritime Association action are substantially similar to the claims asserted and the relief sought in the Fuller & Thaler action. By agreed order, these two actions have been consolidated under the caption In re Netro Corporation Shareholder Litigation, Case No. CV816170 (Cal. Super. Ct.), and the complaint in the Maritime Association case has been designated the operative complaint. On July 3, 2003, Netro and the individual defendants filed demurrers to the operative complaint. A hearing to overrule the demurrers is scheduled to be held by the court on August 6, 2003.

 GENERAL

     From time to time, Netro is involved in various legal proceedings in the ordinary course of business. Netro is not currently involved in any additional litigation that, in management's opinion, would have a material adverse effect on its business, cash flows, operating results or financial condition; however, there can be no assurance that any such proceeding will not escalate or otherwise become material to Netro's business in the future.

HISTORICAL STOCK PRICE DATA

     Shares of Netro common stock are quoted on the Nasdaq National Market and traded under the symbol "NTRO." The table below sets forth for the periods indicated the high and low sale prices per share of Netro common stock, in U.S. dollars, and the average daily trading volume on the Nasdaq National Market. For current price information with respect to shares of Netro common stock, you are urged to consult publicly available sources.

                                                                NETRO COMMON STOCK
                                                            --------------------------
                                                                              AVERAGE
                                                                              TRADING
                                                             HIGH     LOW     VOLUME
                                                            ------   -----   ---------
                                                            (U.S. DOLLARS)    (NUMBER
                                                                                OF
                                                                              SHARES)
FISCAL YEAR ENDED DECEMBER 31, 1999.......................   51.00   11.25     885,930
FISCAL YEAR ENDED DECEMBER 31, 2000.......................  119.62    6.31   1,185,165
FISCAL YEAR ENDED DECEMBER 31, 2001
  First Quarter...........................................   11.62    4.88     803,787
  Second Quarter..........................................    6.25    3.31     484,214
  Third Quarter...........................................    4.00    2.21     329,657
  Fourth Quarter..........................................    4.10    2.36     191,259
FISCAL YEAR ENDED DECEMBER 31, 2002
  First Quarter...........................................    3.94    2.60     201,836
  Second Quarter..........................................    3.01    2.06     173,310
  Third Quarter...........................................    3.70    2.03     344,232
  Fourth Quarter..........................................    3.22    1.56     170,921
FISCAL YEAR ENDED DECEMBER 31, 2003
  First Quarter...........................................    3.01    2.30     157,410
  Second Quarter..........................................    3.09    2.65     138,826
MONTH ENDED
  November 30, 2002.......................................    3.22    1.56     276,395
  December 31, 2002.......................................    2.92    2.56     137,914
  January 31, 2003........................................    3.01    2.48      99,247
  February 28, 2003.......................................    2.69    2.30      63,489
  March 31, 2003..........................................    2.74    2.42     300,547
  April 30, 2003..........................................    2.84    2.66     124,670
  May 31, 2003............................................    2.94    2.65     104,305
  June 2003...............................................    3.09    2.80     187,486
  July 2003 (through July 21, 2003).......................    2.98    2.84     113,864

                 NETRO MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. You should read the following management's discussion and analysis of financial condition and results of operations in conjunction with the section entitled "Risk Factors" and with Netro's consolidated financial statements and the related notes contained elsewhere in this proxy statement/prospectus.

OVERVIEW

     Netro sells its products indirectly through original equipment manufacturers ("OEMs") and local resellers in addition to through a direct sales force. Netro's revenue from OEMs comprised approximately 7% of revenues for the three months ended March 31, 2003 and 35% of revenues for the three months ended March 31, 2002, and 40% of revenues in 2002, 31% of revenues in 2001, and 89% of revenues in 2000. Due to past realignments of its relationships with certain of its systems integrator partners and its current low visibility regarding potential future revenues, Netro is uncertain what portion of revenues system integrators will represent in future periods. However, in the event of significant declines in indirect sales, Netro will be required to improve and expand its internal sales, customer advocacy and sales administration functions. Furthermore, as a result of these realignments Netro could experience order delays and order cancellations and, therefore, revenues could be adversely affected. Overall, Netro's visibility regarding potential future revenues is unclear.

     International revenues represented approximately 100% of revenues during the first quarter of 2003 and 94% of revenues during the first quarter of 2002, and 95% of revenues in 2002, 71% of revenues in 2001, and 12% of revenues in 2000. In 2000, 86% of Netro's sales were to Lucent in the United States. Substantially all of Netro's domestic revenues in 2001 and 2000 were related to products sold to systems integrators and local resellers (predominantly Lucent) who resold the products to end customers located outside of the U.S. In 2001, Lucent altered its purchasing pattern and had its international subsidiaries order directly from Netro for resale to end users in the countries those subsidiaries supported. Netro's domestic revenues in 2002 included approximately US$400,000 of sales to a domestic end user. With international revenues comprising such a large proportion of its total revenues, Netro's revenues can be significantly impacted by changes in the economy of a geographical area or particular country. For example, revenues from Argentina constituted approximately 30% of Netro's revenues for the year ended December 31, 2001. However, as a result of economic instability in Argentina, Netro recognized less than US$0.1 million of revenue from Argentina in each of the three-month period ended March 31, 2003 and the year ended December 31, 2002.

     Netro outsources substantially all of its volume product manufacturing and assembly to contract manufacturers. Netro maintains small facilities for prototype production in support of its research and development efforts in both its San Jose, California and Redmond, Washington locations.

     On February 12, 2002, Netro acquired from AT&T Wireless their fixed wireless development team, a license to intellectual property, inventory, equipment and proprietary software assets. The technology was originally developed under the code name "Project Angel." The acquisition was accounted for as a purchase of assets. The purchase price was allocated based on the estimated fair values of the assets acquired. The purchase consideration was approximately US$48.8 million, consisting of 8.2 million shares of Netro's common stock, valued at approximately US$29.5 million, approximately US$16 million in cash and transaction costs of approximately US$3.3 million.

     A total of US$45.7 million of the purchase consideration was allocated to intangible assets, including US$24.9 million of developed and core technology, US$17.6 million of in-process research and development costs, and US$3.2 million of other intangibles, which include the acquired workforce. The remaining US$3.1 million of purchase consideration was allocated to fixed assets (US$2.5 million) and inventory (US$0.6 million). Acquired in-process research and development costs represent research and development projects relating to expanding product capacity. These projects had not yet reached technological feasibility and, accordingly, this amount was expensed in the first quarter of 2002. The intangible assets are being amortized over a three-year period. To date, Netro has not had material sales of the Angel product.

     During the year ended December 31, 2002, Netro undertook efforts to reduce its cost structure and cash usage. At December 31, 2001, Netro had 225 employees. In February 2002, Netro closed its Israel-based engineering organization and reduced its San Jose-based Airstar research and development organization, reducing headcount by 54 employees. Also in February 2002, Netro added 141 employees in connection with the acquisition of the Angel assets. In August 2002, Netro made further headcount reductions in its Angel and Airstar research and development and general and administrative organizations, reducing headcount by 68 employees. Finally in November 2002, Netro did a further restructuring of its global operations reducing its headcount by 110 employees and closing two of its international sales offices. At March 31, 2003, Netro had 133 employees.

     In November 2002, Netro announced plans to evaluate strategic alternatives that could include a possible sale, merger or liquidation. Following a review of various alternatives, negotiations with several parties and extensive due diligence, Netro entered into an agreement with SR Telecom under which Netro will, subject to the conditions in the merger agreement, (1) declare a dividend of US$100 million, to be distributed among its stockholders on a pro rata basis and (2) merge with a subsidiary of SR Telecom and become a wholly-owned subsidiary of SR Telecom. If the merger is consummated as proposed, Netro's stockholders at the effective time of the merger will also receive an aggregate of 41.5 million shares of SR Telecom common stock (as adjusted to take account of the proposed reverse stock split), which will also be distributed among Netro's stockholders on a pro rata basis. The transaction is subject to certain conditions, including approval by Netro's stockholders.

CRITICAL ACCOUNTING POLICIES

     REVENUE RECOGNITION. Revenues consist of sales made directly to end users and indirectly through systems integrators and local resellers. Revenues from product sales are recognized when all of the following conditions are met: delivery has occurred and title has passed to the customer, an arrangement exists with the customer and Netro has the right to invoice the customer, collection of the receivable is reasonably assured and Netro has fulfilled all of its material contractual obligations to the customer. Provisions are made at the time of revenue recognition for estimated warranty costs. If Netro believes that it has not fulfilled all of its material contractual obligations to the customer (such as when Netro has primary responsibility for installation or if there are acceptance criteria that cannot or are not tested and verified prior to shipment), or if the collection of the receivable is not reasonably assured, Netro defers revenue recognition from such shipment until such time as the amounts due have been collected. Some of the factors that Netro uses in evaluating whether or not to defer revenue from a particular customer include:

     - any material contract obligations not fulfilled,

     - acceptance criteria not yet met,

     - the customer's liquid assets,

     - actual and projected cash flows for the customer, and

     - the political and economic environment in the country in which the customer operates.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS. Netro performs ongoing credit evaluations of its customers' financial condition and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other available information. Although Netro does not require collateral on certain accounts receivable on sales to large, well-established companies, it does require standby letters of credit or prepayments on certain sales to smaller companies. Netro believes that it has sufficient allowances for doubtful accounts to address the risk associated with its outstanding accounts receivable. If actual experience differs from Netro's estimates used to determine these allowances, revisions to Netro's allowance would be required.

     ASSESSMENT OF IMPAIRMENT OF LONG-LIVED ASSETS. Netro periodically evaluates whether events and circumstances have occurred which indicate that the carrying value of its long-lived assets may not be recoverable. If Netro determines an asset has been impaired, the impairment charge is recorded based on the excess of the carrying value over the fair value of the impaired asset, with the reduction in value charged to expense.

     PROVISION FOR EXCESS AND OBSOLETE INVENTORY. Inventory, which includes material and labor costs, is valued at standard cost, which approximates actual cost computed on a first-in, first-out basis, not in excess of market value. Netro maintains a reserve for estimated obsolescence or unmarketable inventory based upon assumptions about future demand for its products, changes or revisions of its products, and the conditions of the markets in which its products are sold. This reserve to reduce inventory to net realizable value is reflected as a reduction to inventory in the accompanying consolidated balance sheets. Significant management judgments and estimates must be made and used in connection with establishing these reserves. If actual market conditions are less favorable than Netro's assumptions, additional reserves may be required.

     WARRANTY OBLIGATIONS. Netro evaluates its obligations related to product warranties on a quarterly basis. Netro offers a standard one-year warranty on all products shipped. Netro also indemnifies its customers against any actions from third parties whose technologies it licenses. Netro monitors historical warranty rates and tracks costs incurred to repair units under warranty. These costs include labor, replacement parts and certain freight costs. This information is then used to calculate the accrual needed based on actual sales and remaining warranty periods. For new product introductions, estimates are made based on test and manufacturing data as well as Netro's historical experience on similar products. If circumstances change, or if Netro experiences a significant change in its failure rates, Netro's warranty accrual estimate could change significantly.

THREE MONTHS ENDED MARCH 31, 2003 COMPARED TO THREE MONTHS ENDED MARCH 31, 2002

 RESULTS OF OPERATIONS

     The following discussion and analysis addresses the historical results of, and known trends and uncertainties with respect to, the business of Netro as a separate company, and does not specifically contemplate the effect of the proposed merger with SR Telecom. The announcement of the proposed merger with SR Telecom may have a negative effect on Netro's ability to make significant product sales and limits its ability to provide forward-looking guidance regarding its future revenues and results of operations.

     The following table sets forth Netro's condensed consolidated statements of operations expressed as a percentage of total revenue:

                                                               THREE MONTHS
                                                              ENDED MARCH 31,
                                                              ---------------
                                                              2003      2002
                                                              -----     -----
Revenues....................................................   100%      100%
Cost of revenues............................................    78        88
                                                              ----      ----
Gross profit................................................    22        12
                                                              ----      ----
Operating expenses:
  Research and development..................................   200       144
  Sales and marketing.......................................    83        74
  General and administrative................................   199       125
  Amortization of deferred stock compensation...............     4         4
  Amortization of acquired intangible assets................   106         8
  Acquired in-process research and development..............     0       351
                                                              ----      ----
     Total operating expenses...............................   592       706
                                                              ----      ----
Loss from operations........................................  (570)     (694)
Other income, net...........................................    36        47
                                                              ----      ----
Net loss before provision for income taxes..................  (534)     (647)
Provision for income taxes..................................     0         1
                                                              ----      ----
Net loss....................................................  (534)%    (648)%
                                                              ====      ====

     REVENUES. Revenues by geography based on the location of Netro's original customers were as follows:

                                                                           PERCENT OF
                                                      REVENUES              REVENUES
                                                   ---------------      ----------------
                                                    THREE MONTHS          THREE MONTHS
                                                   ENDED MARCH 31,      ENDED MARCH 31,
                                                   ---------------      ----------------
                                                    2003     2002       2003       2002
                                                   ------   ------      -----      -----
Latin America....................................  $   38   $  686         2%        14%
Europe...........................................   1,875    3,998        85         80
Middle East......................................     190       15         9         --
Asia.............................................     102       13         4         --
                                                   ------   ------       ---        ---
International....................................   2,205    4,712       100         94
United States....................................      --      296        --          6
                                                   ------   ------       ---        ---
                                                   $2,205   $5,008       100%       100%
                                                   ======   ======       ===        ===

     Countries that accounted for more than 10 percent of revenues based on to the location of our original customers were as follows:

                                                                             % OF TOTAL
                                                           REVENUES           REVENUES
                                                        ---------------   ----------------
                                                         THREE MONTHS       THREE MONTHS
                                                        ENDED MARCH 31,   ENDED MARCH 31,
                                                        ---------------   ----------------
                                                        2003     2002     2003       2002
                                                        -----   -------   -----      -----
Spain.................................................  $812    $1,056     37%        21%
Germany...............................................  $468         *     21%         *
France................................................     *    $1,514      *         30%

---------------

* Revenues less than 10 percent for period

     Revenues from customers that comprised more that 10 percent of revenues were as follows:

                                                        REVENUES       PERCENT OF REVENUES
                                                     ---------------   -------------------
                                                      THREE MONTHS        THREE MONTHS
                                                     ENDED MARCH 31,     ENDED MARCH 31,
                                                     ---------------   -------------------
                                                      2003     2002      2003       2002
                                                     ------   ------   --------   --------
Lucent.............................................       *   $1,765         *         35%
Broadnet...........................................  $  871    1,056        40%        21
NewCom.............................................       *      674         *         13
MediaScope.........................................     468        *        21          *
                                                     ------   ------    ------     ------
Aggregate amount...................................  $1,339   $3,495        61%        69%
                                                     ======   ======    ======     ======

---------------

* Revenues less than 10 percent for period

     Revenues primarily consist of sales of the AirStar system. Revenues decreased to US$2.2 million for the three months ended March 31, 2003 from US$5.0 million for the three months ended March 31, 2002. The decrease in revenues was principally related to a reduction in orders resulting from the uncertainty during the first quarter of 2003 surrounding Netro's announcement in November 2002 of a decision to pursue strategic alternatives. In addition, Netro failed to achieve previously forecasted revenues from its Angel product line during the first quarter of 2003. Overall, Netro's visibility regarding potential future revenue is unclear due to weakness in the telecommunications equipment market and due to uncertainty resulting from its November 2002 announcement.

     GROSS PROFIT. Gross profit represents total revenues less the cost of revenues. Cost of revenues consists of contract manufacturing costs, material costs, labor costs, manufacturing overhead, warranty reserves and other direct product costs. Netro has experienced substantial fluctuations in gross profit(loss). The principal drivers of the fluctuations, other than reserves for inventory and material-related commitments, are the level of revenues, the product sales mix and the customer sales mix.

     In general, customer premise equipment sales result in lower gross profit percentages than hub sales. The ratio of customer premise equipment can vary depending upon the stage of rollout of Netro's systems by a customer. Typically, early stages of rollout have a very low ratio of customer premise equipment to base stations. In later stages of rollout, the ratio of customer premise equipment to base stations tends to increase substantially. The unit ratio of customer premise equipment sales to hub sales was 118:1 for the three months ended March 31, 2003 compared to 30:1 for the three months ended March 31, 2002. Netro expects the unit ratio of customer premise equipment to base stations in future periods to be closer to the 30:1 ratio experienced in the three months ended March 31, 2002, as opposed to the levels incurred in the three months ended March 31, 2003.

     Sales to OEMs generally generate lower gross profit percentages than sales to local resellers or direct sales to customers. Sales to OEMs represented 7 percent of revenues for the first quarter of 2003, compared to 35 percent of revenues for the first quarter of 2002.

     Gross profit decreased to US$0.5 million for the first three months of 2003 from US$0.6 million in the corresponding period in 2002. The gross profit percentage improved to 21.9 percent in the first quarter of 2003 from 12.2 percent in the corresponding period in 2002. The decrease in gross profit for the first quarter of 2003 as compared to the first quarter of 2002 is principally related to the lower average selling prices and lower volumes of sales in 2003. The improvement in gross profit percentage in the first quarter of 2003 compared to the first quarter of 2002 resulted from the general availability of Netro's cost reduced product, offset in part by the lower average selling prices. Netro experienced pressure on average selling prices during the first quarter of 2003. Netro has initiatives underway to reduce direct manufacturing and indirect manufacturing overhead costs. Netro completed cost reduction initiatives on certain Airstar products in the third quarter of 2002, which resulted in improved gross profit percentage in the first quarter of 2003 as compared to the year-earlier period. However further cost reduction initiatives on additional Airstar products, which Netro had originally expected to be completed in the first half of 2003, have been delayed until late 2003, as a result of Netro's reorganizations and reductions in allocated budget and headcount. To the extent that Netro is unable to reduce its product costs at a rate faster than the rate at which average selling prices and/or total revenues decline, gross profit as a percentage of revenues will not improve as compared with the corresponding period in 2002 and would decline. Netro expects that, due to the introduction of the Angel product, the introduction of new customers, channel mix, product mix, declining average selling prices, and Netro's efforts to reduce product costs, Netro's gross profit in future periods will continue to fluctuate.

     RESEARCH AND DEVELOPMENT. Research and development expenses consist of compensation costs, the cost of software development tools, consultant fees and prototype expenses related to the design, development and testing of Netro's products. Research and development expenses decreased to US$4.4 million for the three months ended March 31, 2003 from US$7.2 million for the three months ended March 31, 2002. The decrease of US$2.8 million was principally the result of the restructuring activities Netro undertook in 2002, offset in part by the full quarter impact of research and development activities in 2003 related to the Angel product. As a result of Netro's restructuring activities, Netro had 85 research and development employees at March 31, 2003 compared to 202 at March 31, 2002. As a result of Netro's restructuring activities in 2002 and a forecasted reduction in engineering projects in 2003 as compared with 2002, Netro expects research and development expenses to be lower during 2003 than in the comparable periods in 2002.

     SALES AND MARKETING. Sales and marketing expenses consist primarily of compensation costs, commissions, travel and related expenses for marketing, sales, customer advocacy and field service support personnel. Netro also incurs expenses related to product management, trade show and promotional expenses. Sales and marketing expenses decreased to US$1.8 million in the first quarter of 2003 from US$3.7 million in the comparable period in 2002. The decrease was primarily due to a decrease in personnel and related compensation costs related to the restructuring activities Netro undertook in 2002, partially offset by the full quarter impact of sales and marketing activities in 2003 related to the Angel product. Sales and marketing headcount at March 31, 2003 was 26 people and 67 people at March 31, 2002. As a result of Netro's restructuring activities in 2002, Netro expects sales and marketing expenses to be lower during 2003 than in the comparable periods in 2002.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of compensation costs and related expenses for executive, finance, management information systems, human resources and administrative personnel. These expenses also include professional fees, facilities and other general corporate expenses. General and administrative expenses decreased to US$4.4 million in the first quarter of 2003 from US$4.5 million in the first quarter of 2002. The decrease was primarily due to a decrease in personnel and related compensation costs related to the restructuring activities Netro undertook in 2002, offset in part by the full quarter impact of costs (primarily facilities costs) in 2003 related to the Angel acquisition and approximately US$0.5 million of expenses incurred related to strategic alternative activities. General and administrative headcount at March 31, 2003 was 22 people and 43 people at March 31, 2002. As a result of Netro's restructuring activities in 2002, Netro expects general and administrative expenses to be lower during 2003 than in the comparable periods in 2002. However, Netro expects to incur additional expenses as a result of the current review of strategic alternatives that it is undergoing, and the proposed merger that it is undertaking with SR Telecom, and as a result, general and administrative costs will increase on an absolute basis pending resolution of Netro's review and the proposed transaction.

     AMORTIZATION OF DEFERRED STOCK COMPENSATION. Amortization of deferred stock compensation results from the granting of stock options to employees with exercise prices per share determined to be below the estimated fair values per share of Netro's common stock at dates of grant. The deferred compensation that results is being amortized to expense over the vesting periods of the individual options, generally four years. Amortization of deferred stock compensation was US$0.1 million for the three months ended March 31, 2003 as compared to US$0.2 million for the three months ended March 31, 2002. The decrease reflects the expiration of vesting periods related to stock options for which deferred stock compensation expense was being recognized. As of March 31, 2003, all of Netro's deferred stock compensation had been amortized.

     AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS. In February 2002, in connection with the Angel acquisition, Netro acquired approximately US$24.9 million of developed and core technology and US$3.3 million of other intangibles. Amortization of acquired intangible assets increased to US$2.3 million for the first quarter of 2003 compared to US$0.4 million for the first quarter of 2002 due to a full quarter's amortization in the first quarter 2003 compared to a month's amortization based upon a preliminary estimate of the acquired intangible assets related to the Angel acquisition. These intangible assets are being amortized over a three-year period. Netro anticipates future amortization to be approximately US$2.3 million per quarter.

     ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT. In February 2002, in connection with the Angel acquisition, Netro acquired approximately US$17.6 million of in-process research and development costs. These costs were valued by an independent appraisal firm based on Netro management's forecast of future revenues, cost of revenues and operating expenses related to the purchased technologies. The calculation gave consideration to relevant market sizes and growth factors, expected industry trends, the anticipated nature and timing of new product introductions by Netro and its competitors, individual product cycles, and the estimated lives of each of the products underlying the technology. In-process research and development costs consist of two research and development projects that had not yet reached technological feasibility. Accordingly, the costs were charged to operations in the first quarter of 2002. The value of acquired in-process technology was computed using a discounted cash flow analysis on the anticipated income stream of the related product revenues.

     One project, begun in the second half of 2001, was related to the development of a new 3.5 GHz front end for existing platforms that will triple capacity. The other project, begun in the last quarter of 2001, was related to re-architecting the core Airlink technology that will result in next generation base station and remote unit products. These next generation Angel solutions were approximately 41 percent complete as to cost at the date of acquisition. The value of acquired in-process technology was computed using a discounted cash flow analysis on the anticipated income stream of the related product revenues. The net cash flows from the identified projects were based upon Netro's estimates of revenues, cost of revenues, research and development costs, selling and marketing costs, general and administrative costs and income taxes from the projects. The estimated revenues were based on Netro's projections for the projects and are expected to peak in 2008 and decline thereafter. The discount rate used was 35 percent, reflecting the added uncertainty of the completion of the development, the relative success of the development effort and its commercialization and the risk premium for in-process projects versus existing technology.

  RESTRUCTURING AND ASSET IMPAIRMENT

  First Quarter 2002 Restructuring and Asset Impairment

     In the first quarter of 2002, Netro incurred US$1.8 million in restructuring charges related to various initiatives undertaken to reduce its cost structure. Netro closed Bungee Communications, Inc., its Israeli engineering entity, and reduced the workforce in its San Jose, California headquarters location. The charges included the termination of approximately 54 employees (50 research and development employees, 3 sales and marketing employees and 1 general and administrative employee), the termination of the Bungee office lease and the write-down of assets associated with the Bungee operations. All actions relating to this plan were completed in 2002. The following table summarizes the components of the charge recorded during the quarter ended March 31, 2002 (in thousands):

                                                           RESTRUCTURING AND ASSET
                                                             IMPAIRMENT CHARGES
                                                           -----------------------
Impairment of assets.....................................          $  797
Severance................................................             763
Lease and other expense..................................             265
                                                                   ------
     Total...............................................          $1,825
                                                                   ======

  Third Quarter 2002 Restructuring and Asset Impairment

     In the third quarter of 2002, Netro incurred US$2.0 million in restructuring charges to further reduce its cost structure. Netro reduced its worldwide workforce by approximately 68 employees (43 research and development employees, 13 sales and marketing employees and 12 general and administrative employees) and wrote-down certain fixed assets. All actions relating to this plan were completed in 2002. The following table summarizes the components of the charge recorded during the quarter ended September 30, 2002 (in thousands):

                                                           RESTRUCTURING AND ASSET
                                                             IMPAIRMENT CHARGES
                                                           -----------------------
Impairment of assets.....................................          $  117
Severance................................................           1,883
                                                                   ------
     Total...............................................          $2,000
                                                                   ======

  Fourth Quarter 2002 Restructuring.

     In the fourth quarter of 2002, Netro incurred US$4.3 million in restructuring charges to further reduce its cost structure. Netro reduced its worldwide workforce by approximately 110 employees (80 research and development employees, 21 sales and marketing employees and 9 general and administrative employees), closed two sales offices and wrote down certain fixed assets. The following table summarizes the activity related to the fourth quarter 2002 restructuring charges through the quarter ended March 31, 2003 (in thousands):

                                   RESTRUCTURING AND                  LIABILITY AT                  LIABILITY AT
                                   ASSET IMPAIRMENT    AMOUNT PAID/   DECEMBER 31,                   MARCH 31,
                                        CHARGES        WRITTEN OFF        2002       AMOUNTS PAID       2003
                                   -----------------   ------------   ------------   ------------   ------------
Impairment of assets.............       $  797           $  (154)         $ --          $  --           $--
Severance........................          763            (3,429)          671           (644)           27
                                        ------           -------          ----          -----           ---
     Total.......................       $1,825           $(3,583)         $671          $(644)          $27
                                        ======           =======          ====          =====           ===

     The remaining liability relates to severance charges and is expected to be paid in the second quarter of 2003. Netro expects that it may undertake further restructuring activities in 2003.

     OTHER INCOME, NET. Other income, net, consists primarily of interest income earned on low-risk marketable securities and interest paid on outstanding capital leases. Other income, net decreased to US$0.8 million for the three months ended March 31, 2003 from US$2.4 million for the three months ended March 31, 2002 due to the decrease in cash balances and lower market interest rates.

     INCOME TAXES. Netro has incurred a net loss for each fiscal year since inception. Recorded income taxes represent taxes provided for by Netro's foreign subsidiaries.

 LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 2003, cash and cash equivalents were US$32.0 million, short-term marketable securities were US$64.5 million and long term marketable securities were US$44.1 million.

     Cash used in operating activities was US$11.0 million in the first quarter 2003 due primarily to the net loss, adjusted for non-cash charges of US$3.4 million, including amortization of acquired intangible assets related to the Angel acquisition. Cash used in operating activities was US$12.9 million for the quarter ended March 31, 2002, primarily due to the net loss adjusted for non cash charges of US$19.9 million, including the US$17.6 million write-off of acquired in-process research and development.

     Cash used in investing activities was US$0.8 million for the quarter ended March 31, 2003, primarily due to the purchase of restricted cash deposits of US$6.4 million and capital equipment purchases of US$0.2 million, partially offset by net maturities of marketable securities of US$5.8 million. Cash provided by investing activities was US$15.9 million for the quarter ended March 31, 2002, primarily due to net maturities of marketable securities of US$32.6 million, partially offset by US$0.8 million in capital equipment purchases and US$16 million of asset purchases related to Netro's acquisition of the Angel assets.

     Cash provided by financing activities was US$0.3 million for the quarter ended March 31, 2003, primarily due to proceeds from the issuance of common stock of US$0.4 million, partially offset by payments under capital leases of US$0.1 million. For the quarter ended March 31, 2002, cash provided by financing activities was US$0.2 million, primarily due to proceeds from the issuance of common stock of US$0.6 million, partially offset by payments under capital leases of US$0.4 million.

     The capital required for volume manufacturing is being committed by Netro's contract manufacturers. Netro provides six or twelve month forecasts to its contract manufacturers. Netro generally makes rolling 60-day purchase commitments, subject to cancellation fees. In specific instances Netro may agree to assume liability for limited quantities of specialized components with lead times beyond this 60-day period. In addition, from time to time in the past, Netro has committed to purchase minimum volumes of products from certain of its contract manufacturers. As of March 31, 2003, amounts outstanding under forecasts and long-lead time commitments were US$2.4 million, of which US$0.9 million was related to non-cancelable, minimum purchase commitments. Additionally, at March 31, 2003, Netro had US$13.7 million accrued related to estimated losses arising from non-cancellable minimum purchase commitments (i.e., material-related commitments) to certain contract manufacturers. Netro believes that its currently forecasted demand for products, combined with its reserves for inventory and material related commitments will be sufficient to meet these commitments in the future.

     In addition, pursuant to the merger agreement between SR Telecom, Norway Acquisition Corporation and Netro, Netro's board of directors is, subject to certain conditions specified in the merger agreement including the legality of the dividend, committed to declaring and paying a US$100.0 million cash dividend to Netro's stockholders of record immediately prior to the effective time of the merger.

     Netro has no other material unaccrued commitments. Netro's future capital requirements will depend upon many factors, including the timing of research and product development efforts and expansion of marketing efforts for both its AirStar and Angel products.

     Netro believes that its cash and cash equivalents balances and short-term and long-term marketable securities will be sufficient to satisfy its cash requirements for at least the next twelve months.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEARS ENDED DECEMBER 31, 2001 AND 2000

  RESULTS OF OPERATIONS

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2002   2001   2000
                                                              ----   ----   ----
Revenues....................................................   100%   100%  100%
Cost of revenues............................................   100    264    76
                                                              ----   ----   ---
Gross profit (loss).........................................    (0)  (164)   24
Operating expenses:
  Research and development..................................   164    109    36
  Sales and marketing.......................................    81     56    15
  General and administrative................................   124     72    14
  Amortization of deferred stock compensation...............     4      4     2
  Amortization of acquired intangible assets................    46      0     0
  Write-off of in-process technology........................   103      0     0
  Restructuring and asset impairment charges................    47      0     0
                                                              ----   ----   ---
          Total operating expenses..........................   569    241    67
                                                              ----   ----   ---
Loss from operations........................................  (569)  (405)  (43)
Other income, net
  Interest income and realized gains on sales of marketable
     securities.............................................    42     73    29
  Interest expense..........................................    (3)    (3)   (1)
                                                              ----   ----   ---
          Total other income, net...........................    39     70    28
                                                              ----   ----   ---
Net loss before provision for income taxes..................  (530)  (335)  (15)
Provision for income taxes..................................     0      0     0
                                                              ----   ----   ---
Net loss....................................................  (530%) (335%) (15%)
                                                              ====   ====   ===

     REVENUES. Revenues by geographical area based on the location of Netro's original customers were as follows:

                                                                       PERCENT OF TOTAL
                                                                           REVENUES
                                                 REVENUES             ------------------
                                        ---------------------------       YEAR ENDED
                                          YEAR ENDED DECEMBER 31,        DECEMBER 31,
                                        ---------------------------   ------------------
                                         2002      2001      2000     2002   2001   2000
                                        -------   -------   -------   ----   ----   ----
Latin America.........................  $ 1,815   $ 9,872   $ 6,661    11%    42%   10%
Europe................................   12,998     6,028     1,447    76     25      2
Middle East...........................      471       482        40     3      2     --
Asia..................................      910       468       192     5      2     --
                                        -------   -------   -------   ---    ---    ---
International.........................   16,914    16,850     8,340    95     71     12
United States.........................      913     6,809    60,187     5     29     88
                                        -------   -------   -------   ---    ---    ---
                                        $17,107   $23,659   $68,527   100%   100%   100%
                                        =======   =======   =======   ===    ===    ===

     Countries that accounted for more than 10 percent of revenues based on to the location of our original customers were as follows:

                                                  REVENUES             % OF TOTAL REVENUES
                                          -------------------------   ---------------------
                                           2001     2001     2000     2001    2001    2000
                                          ------   ------   -------   -----   -----   -----
Poland..................................  $4,143        *         *     24%      *       *
France..................................  $2,039   $2,343         *     12%     10%      *
Spain...................................  $1,711        *         *     10%      *       *
United States...........................       *   $6,809   $60,187      *      29%     88%
Argentina...............................       *   $7,175         *      *      30%      *

---------------

* Revenues less than 10 percent for period

     Substantially all of Netro's United States revenues are related to products sold to OEMs and direct resellers in both 2001 and 2000. Almost all of their end customers are located outside of the United States. In 2002, US$400,000 of the United States' revenues were for an end user in the United States.

     Revenues from customers that comprised more than 10% of consolidated revenues were as follows:

                                                                       PERCENT OF TOTAL
                                                                           REVENUES
                                                  REVENUES            ------------------
                                         --------------------------       YEAR ENDED
                                          YEAR ENDED DECEMBER 31,        DECEMBER 31,
                                         --------------------------   ------------------
                                          2002     2001      2000     2002   2001   2000
                                         ------   -------   -------   ----   ----   ----
Lucent.................................  $6,891   $ 7,110   $59,220   40%     30%    86%
Techtel................................       *     7,007         *     *     30      *
Condumex...............................       *     2,390         *     *     10      *
                                         ------   -------   -------   ---    ---    ---
Aggregate amount.......................  $6,891   $16,507   $59,220   40%     70%    86%
                                         ======   =======   =======   ===    ===    ===

---------------

* Revenues less than 10% for period

     Revenues decreased to US$17.1 million in 2002 from US$23.7 million in 2001, due principally to reduced demand for broadband wireless access equipment from competitive local exchange carriers in Latin America, particularly Argentina which has experienced dramatic currency exchange problems during all of 2002. In addition, order activity slowed for several weeks following Netro's announcement in November 2002 that its board of directors was exploring strategic alternatives. Revenues decreased to US$23.7 million in 2001 from US$68.5 million in 2000, due principally to reduced demand for broadband wireless access equipment from competitive local exchange carriers in Europe, which was reflected in delayed and cancelled orders from some of Netro's OEM partners. Overall, Netro's visibility regarding potential future revenue is unclear due to weakness in the telecommunications equipment market and due to uncertainty resulting from its November 2002 announcement.

     GROSS PROFIT (LOSS). Gross profit (loss) represents total revenues less the cost of revenues. Cost of revenues consists of contract manufacturing costs, material costs, labor costs, manufacturing overhead, warranty reserves and other direct product costs. Netro has experienced substantial fluctuations in gross profit (loss). The principal drivers of the fluctuations, other than the inventory and material-related commitments in 2002 and 2001, are the level of revenues, the product sales mix and the customer sales mix.

     In general, customer premise equipment sales result in lower gross profit percentages than hub sales. The ratio of customer premise equipment can vary depending upon the stage of rollout of Netro's systems by a customer. Typically, early stages have a very low ratio of customer premise equipment to base stations. In later stages of rollout, the ratio of customer premise equipment to base stations tends to increase substantially. The unit ratio of customer premise equipment sales to hub sales was 36:1 for 2002 compared to 25:1 for 2001 and 8:1 for 2000.

     Sales to OEMs generally generate lower gross profit percentages than sales to local resellers or direct sales to customers. Sales to OEMs represented 40% of revenues in 2002, compared to 31% of revenues in 2001 and 89% of revenues in 2000. In 2002, Netro's gross loss was negatively impacted by both a higher ratio of customer premise equipment and the increase in the proportion of revenue coming from OEMs.

     Gross profit (loss) improved to a gross loss of (US$100,000) in 2002 from a gross loss of (US$38.9) million in 2001. The gross loss as a percent of revenue improved to less than (1)% in 2002 from (164.2)% in 2001. The decline in the gross loss in 2002 compared to 2001, reflects a US$4.2 million charge related to excess and obsolete inventory and US$0.5 million material-related commitments in 2002 compared to a US$26.4 million charge related to excess and obsolete inventory and US$16 million material-related commitments in 2001; these material-related commitments represented estimated losses on non-cancelable, minimum purchase commitments with certain of Netro's contract manufacturers due to a significant decline in forecasted demand and represented primarily the value of inventory that Netro had committed to purchase. These amounts were offset in part by lower average selling prices in 2002. Gross loss in 2002 was also benefited by a US$2 million reduction in Netro's accrued warranty liability due to improved product quality experience. Gross profit decreased to a loss of (US$38.9) million in 2001 from a profit of US$16.4 million in 2000. As a percentage of revenues, gross profit decreased to (164.2)% in 2001 from 24% in 2000. The decline in gross profit on a dollar basis as well as on a percentage basis primarily reflects a US$42.4 million charge related to excess and obsolete inventory and other material-related commitments made in anticipation of significantly higher revenue volumes than those achieved.

     Netro expects continued pressures on average selling prices for its products during 2003. Netro has initiatives underway to reduce direct manufacturing and indirect manufacturing overhead costs. Netro completed cost reduction initiatives on certain Airstar products in the third quarter of 2002, however further cost reduction initiatives on additional Airstar products, which Netro had originally expected to be completed in the first half of 2003, have been delayed until late 2003, as a result of its reorganizations and reductions in allocated budget and headcount. To the extent that Netro is unable to reduce its product costs at a rate faster than the rate at which average selling prices and/or total revenues decline, gross profit as a percentage of revenues will decline during 2003. Netro expects that, due to the introduction of the Angel product, the introduction of new customers, channel mix, product mix, declining average selling prices, and its efforts to reduce product costs, Netro's gross profit in future periods will continue to fluctuate.

     RESEARCH AND DEVELOPMENT. Research and development expenses consist of compensation costs, the cost of some software development tools, consultant fees and prototype expenses related to the design, development and testing of Netro's products. Research and development expenses increased to US$28 million in 2002 from US$25.8 million in 2001. The increase of US$2.2 million was the result of approximately US$13.2 million of expenses resulting from the addition of the Angel organization and its 110 people and engineering projects in February 2002, offset in part by the closure of Netro's Israel-based Airstar engineering operation and additional restructuring activities Netro undertook in August and November 2002. As a result, Netro had 87 research and development people at December 31, 2002 compared to 142 at December 31, 2001. In addition to the headcount reductions, Netro reduced third-party engineering cost, prototype and other expenses related to its Airstar engineering activities by US$4 million in 2002 compared to 2001 as it continued the reduction in Airstar development activities. Research and development expenses increased US$1.5 million in 2001 from US$24.3 million in 2000, primarily due to an increase in research and development personnel and related expenses, partially offset by a US$1.2 million decrease in prototype material expenses related to the release of new product features for the AirStar system. As a result of Netro's restructuring activities in 2002 and a forecasted reduction in engineering projects in 2003 as compared with 2002, Netro expects research and development expenses to be lower during 2003 than in the comparable periods in 2002.

     SALES AND MARKETING. Sales and marketing expenses consist primarily of compensation costs, commissions, travel and related expenses for marketing, sales, customer advocacy and field service support personnel. Netro also incurs expenses related to product management, trade show and promotional expenses. Sales and marketing expenses increased to US$13.9 million in 2002 from US$13.3 million in 2001. The increase was primarily due to an increase in personnel and related compensation costs of US$1.1 million related to the addition of 13 people supporting Angel and reduced by the impact of the restructuring activities Netro undertook in February 2002, August 2002 and November 2002. Sales and marketing headcount at the beginning of 2002 was 56 people and was 23 people at December 31, 2002. Sales and marketing expenses increased to US$13.3 million in 2001 from US$10.5 million in 2000. The increase was primarily due to the significant expansion in Netro's sales, technical assistance and field support personnel necessary to support both the pre-sale and post-sale activities associated with the AirStar system. As a result of its restructuring activities in 2002, Netro expects sales and marketing expenses to be lower during 2003 than in the comparable periods in 2002.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of compensation costs and related expenses for executive, finance, management information systems, human resources and administrative personnel. These expenses also include professional fees, facilities and other general corporate expenses. General and administrative expenses increased to US$21.2 million in 2002 from US$16.2 million in 2001. The US$5 million increase was primarily due to approximately US$0.6 million of personnel expenses from the 18 people added related to Angel, additional facilities expenses of US$2 million related to the Angel acquisition and an increase of US$2.4 million related to cost of directors and officers insurance. These were offset by headcount reductions in February, August and November 2002 and US$500,000 reduction in Netro's allowance for bad debt. General and administrative headcount at December 31, 2001 was 27 people and 24 people at December 31, 2002. General and administrative expenses increased US$6.4 million in 2001 compared to 2000 due to increased personnel and related compensation costs related to an increase in general and administrative personnel, an increase of US$1.3 million for doubtful accounts reserves, fixed assets disposals of US$400,000, increased facilities expenses of US$2.4 million associated with additional leased building space and growth in Netro's infrastructure, in addition to increased director and officer insurance of US$400,000. As a result of its restructuring activities in 2002, Netro expects general and administrative expenses to be lower during 2003 than in the comparable periods in 2002. However, Netro expects to incur additional expenses as a result of the current review of strategic alternatives that it is undergoing, and the proposed merger that it is undertaking with SR Telecom, and as a result, general and administrative costs will increase on an absolute basis pending resolution of its review and the proposed transaction.

     AMORTIZATION OF DEFERRED STOCK COMPENSATION. Amortization of deferred stock compensation results from the granting of stock options to employees with exercise prices per share determined to be below the estimated fair values per share of Netro common stock at dates of grant. The deferred compensation that results is being amortized to expense over the vesting periods of the individual options, generally four years. Netro has recorded total deferred stock compensation of US$5.4 million through December 31, 2002. Amortization of deferred stock compensation was US$600,000 in 2002, US$900,000 in 2001 and US$1.1 million in 2000.

     AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS. In February 2002, in connection with the Angel acquisition, Netro acquired approximately US$24.9 million of developed and core technology and US$3.2 million of other intangibles, which include technical synergies and the competitive advantage in providing a one-stop fixed broadband wireless solution for its customers. These intangible assets will be amortized over a three-year estimated useful life based on the product life cycle of the acquired technology. Netro expects future quarterly amortization to be approximately US$2.3 million.

     ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT. In February 2002, in connection with the Angel acquisition, Netro acquired approximately US$17.6 million of in-process research and development costs. These costs were valued by an independent appraisal firm based on management's forecast of future revenues, cost of revenues and operating expenses related to the purchased technologies. The calculation gave consideration to relevant market sizes and growth factors, expected industry trends, the anticipated nature and timing of new product introductions by Netro and its competitors, individual product cycles, and the estimated lives of each of the products underlying the technology. In-process research and development costs consist of two research and development projects that had not yet reached technological feasibility at the time of acquisition. Accordingly, the costs were charged to operations in the first quarter of 2002.

     One project, begun in the second half of 2001, was related to the development of a new 3.5 GHz front end for existing platforms that was expected to triple capacity. The other project, begun in the last quarter of 2001, was related to re-architecting the core Airlink technology that was expected to result in next generation base station and remote unit products. These next generation Angel solutions were approximately 41 percent complete as to cost at the date of acquisition. The value of acquired in-process technology was computed using a discounted cash flow analysis on the anticipated income stream of the related product revenues. The net cash flows from the identified projects are based upon Netro's estimates of revenues, cost of revenues, research and development costs, selling and marketing costs, general and administrative costs and income taxes from the projects. The estimated revenues are based on Netro's projections for the projects and are expected to peak in 2008 and decline thereafter. The discount rate used was 35 percent, reflecting the added uncertainty of the completion of the development, the relative success of the development effort and its commercialization and the risk premium for in-process projects versus existing technology.

 RESTRUCTURING AND ASSET IMPAIRMENT

 First Quarter 2002 Restructuring and Asset Impairment

     In the first quarter of 2002, Netro incurred US$1.8 million in restructuring charges related to various initiatives undertaken by Netro to reduce its cost structure. Netro closed Bungee Communications, Inc., its Israeli engineering entity, and reduced its workforce in its San Jose, California headquarters location. The charges included the termination of approximately 54 employees (50 research and development employees, 3 sales and marketing employees and 1 general and administrative employee), the termination of the Bungee office lease and the write-down of assets associated with the Bungee operations. The following table summarizes the activity related to the first quarter restructuring charges for the year ended December 31, 2002 (in thousands):

                                                                            REMAINING LIABILITY
                                            RESTRUCTURING   AMOUNTS PAID/     AT DECEMBER 31,
                                               CHARGES       WRITTEN-OFF           2002
                                            -------------   -------------   -------------------
Impairment of assets......................     $  797          $  (797)              --
Severance.................................        763             (763)              --
Lease and other expense...................        265             (265)              --
                                               ------          -------             ----
Total.....................................     $1,825          $(1,825)              --
                                               ======          =======             ====

 Third Quarter 2002 Restructuring and Asset Impairment

     In the third quarter of 2002, Netro incurred US$2 million in restructuring charges to further reduce its cost structure. Netro reduced its worldwide workforce by approximately 68 employees (43 research and development employees, 13 sales and marketing employees and 12 general and administrative employees) and wrote-down certain fixed assets. The following table summarizes the activity related to the third quarter restructuring charges for the year ended December 31, 2002 (in thousands):

                                                                            REMAINING LIABILITY
                                            RESTRUCTURING   AMOUNTS PAID/     AT DECEMBER 31,
                                               CHARGES       WRITTEN-OFF           2002
                                            -------------   -------------   -------------------
Impairment of assets......................     $  117          $  (117)              --
Severance.................................      1,883           (1,883)              --
                                               ------          -------             ----
Total.....................................     $2,000          $(2,000)              --
                                               ======          =======             ====

 Fourth Quarter 2002 Restructuring

     In the fourth quarter of 2002, Netro incurred US$4.3 million in restructuring charges to further reduce its cost structure. Netro reduced its worldwide workforce by approximately 110 employees (80 research and development employees, 21 sales and marketing employees and 9 general and administrative employees), closed two sales offices and wrote-down certain fixed assets. The following table summarizes the activity related to the fourth quarter restructuring charges for the year ended December 31, 2002 (in thousands):

                                                                            REMAINING LIABILITY
                                            RESTRUCTURING   AMOUNTS PAID/     AT DECEMBER 31,
                                               CHARGES       WRITTEN-OFF           2002
                                            -------------   -------------   -------------------
Impairment of assets......................     $  154          $  (154)              --
Severance.................................      4,100           (3,429)            $671
                                               ------          -------             ----
Total.....................................     $4,254          $(3,583)            $671
                                               ======          =======             ====

     The remaining liability relates to severance charges and is expected to be paid in the first quarter of 2003. As a result of these restructurings, Netro expects to realize a savings of US$12.5 million in 2003 as compared to 2002.

     Netro expects that it may undertake further restructuring activities in 2003.

     OTHER INCOME, NET. Other income, net consists primarily of interest income earned on low-risk, marketable securities and interest paid on outstanding debt. Other income, net decreased to US$6.6 million in 2002 from US$16.5 million in 2001 due to decreased cash balances and declining interest rates. Other income, net decreased to US$16.5 million in 2001 from US$19 million in 2000 due to decreased cash balances and declining interest rates.

     INCOME TAXES. Netro has incurred a net loss for each period since inception. Recorded income taxes represent taxes paid by Netro's foreign subsidiaries. As of December 31, 2002, Netro had a Federal net operating loss carry forward of approximately US$241.9 million and a State net tax loss carry forward US$95.8 million. These expire at various dates through 2023. Due to the uncertainty of future profitability, a valuation allowance equal to the deferred tax asset has been recorded. A change in ownership could limit the future annual realization of the tax net operating loss carry forwards.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 2002, cash and cash equivalents were US$43.5 million, short-term marketable securities were US$57.6 million and long term marketable securities were US$57.3 million. Netro also had a US$10 million bank line of credit that expired in March 2003. Under the agreement, Netro was required to comply with certain financial and other covenants. As of December 31, 2002, Netro was in compliance with all covenants. As of December 31, 2002, there were no borrowings outstanding and amounts utilized for outstanding letters of credit were US$6.1 million under this agreement. When this line of credit expired, Netro did not renew it. Capital lease obligations were US$0.1 million at December 31, 2002. Operating lease obligations through 2006 were US$18.8 million at December 31, 2002.

     Cash used in operating activities was US$61.9 million in 2002 due primarily to the net loss, adjusted for non-cash charges of 35.4 million, including acquired in process research and development, amortization of acquired intangible assets related to the Angel acquisition and provisions for inventory, doubtful accounts and material-related commitments. Cash used in operating activities was US$28.3 million for the year ended December 31, 2001, primarily due to the net loss adjusted for non cash charges of US$43 million, including provisions for inventory, doubtful accounts and material-related commitments.

     Cash provided by investing activities was US$97.1 million for the year ended December 31, 2002, primarily due to net maturities of marketable securities of US$117.8 million, partially offset by US$16 million of assets acquired and US$4.7 million in capital equipment purchases. Cash used in investing activities was US$30.4 million for the year ended December 31, 2001, primarily due to net purchases of marketable securities of US$37.8 million, partially offset by US$5.8 million in capital equipment purchases.

     Cash used in financing activities was US$82.3 million for the year ended December 31, 2002, primarily due to a US$82.8 million repurchase of Netro common stock. Cash used in financing activities was US$3.2 million for the year ended December 31, 2001, primarily due to payments on the bank line of credit and capital leases of US$6.1 million, partially offset by proceeds from the issuance of common stock of

US$2.9 million. Cash used in financing activities was US$82.3 million for the year ended December 31, 2002, primarily due to an US$82.8 million repurchase of Netro common stock. Cash used in financing activities was US$3.2 million for the year ended December 31, 2001, primarily due to payments on the bank line of credit and capital leases of US$6.1 million, partially offset by proceeds from the issuance of common stock of US$2.9 million.

     The capital required for volume manufacturing is being committed by Netro's contract manufacturers. Netro provides six or twelve month forecasts to its contract manufacturers. Netro generally commits to purchase products to be delivered within the most recent 60 days covered by these forecasts with cancellation fees. In specific instances Netro may agree to assume liability for limited quantities of specialized components with lead times beyond this 60-day period. In addition, from time to time in the past, Netro has committed to purchase minimum volumes of products from certain of its contract manufacturers. As of December 31, 2002, Netro had committed to make purchases totaling US$2.7 million from these manufacturers in the next 60 days, of which US$1.1 million was related to non-cancelable, minimum purchase commitments. Additionally, at December 31, 2002, Netro had US$14.0 million accrued related to estimated losses arising from non-cancelable minimum purchase commitments (i.e. material-related commitments) with certain contract manufacturers. Netro believes that its currently forecasted demand for products, combined with its reserves for inventory and material-related commitments will be sufficient to meet these commitments in the future.

     Netro has no other material unaccrued commitments. Netro's future capital requirements will depend upon many factors, including the timing of research and product development efforts and expansion of its marketing efforts for both its AirStar and Angel products.

     Netro believes that its cash and cash equivalents balances, short-term and long-term marketable securities and funds available under its existing line of credit will be sufficient to satisfy its cash requirements for at least the next twelve months.

ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations", which addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. Netro does not expect the adoption of SFAS No. 143 to have a material effect on its results of operations or consolidated financial statements.

     In July 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 replaces EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Netro does not expect the adoption of SFAS No. 146 to have a material impact on its results of operations or consolidated financial statements, although SFAS No. 146 may impact the timing of recognition of costs associated with future restructuring, exit or disposal activities.

     In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN 45 are effective for any guarantees issued or modified after December 31, 2002. Netro's consolidated financial statements comply with the disclosure requirements of this interpretation.

     On December 31, 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure that amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method. SFAS No. 148 is effective for fiscal years ending after December 15, 2002. Netro's consolidated financial statements comply with the requirements of SFAS No. 148.

     In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 addresses consolidation by business enterprises of variable interest entities. Under that interpretation, certain entities known as Variable Interest Entities ("VIEs") must be consolidated by the primary beneficiary of the entity. The primary beneficiary is generally defined as having the majority of the risks and rewards arising from the VIE. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. It applies immediately to variable interest entities created after January 31, 2003, and applies in the first year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Netro is currently assessing the impact the adoption of this interpretation will have on its results of operations and consolidated financial statements.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The new guidance amends SFAS No. 133 for decisions made as part of the Derivatives Implementation Group ("DIG") process that effectively required amendments to SFAS No. 133, and decisions made in connection with other FASB projects dealing with financial instruments and in connection with implementation issues raised in relation to the application of the definition of a derivative and characteristics of a derivative that contains financing components. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. Netro does not believe the adoption of SFAS No. 149 will have a material impact on its results of operations or condensed consolidated financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

     On May 24, 2002, Netro, with the approval of the audit committee dismissed its independent auditors, Arthur Andersen LLP, who had provided auditing services in addition to providing advice on federal, state and local tax matters to Netro for eight years. After an evaluation of services provided by a number of independent accounting firms as well as their knowledge of the industry, Netro's audit committee and full board of directors decided to engage PricewaterhouseCoopers LLP as their independent accountants effective as of May 24, 2002.

     Arthur Andersen's reports on the financial statements of Netro for December 31, 2000 and 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. Prior to the change of accountants, Netro had no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Arthur Andersen would have caused them to make reference thereto in their report on the financial statements of Netro for such years.

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

Prior to the change of accountants, Netro had no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

     Netro requested that Arthur Andersen furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated May 28, 2002 was filed as Exhibit 16 to Netro's current report on Form 8-K, filed with the SEC on May 31, 2002.

     During the two most recent fiscal years prior to the change of accountants, Netro did not consult with PricewaterhouseCoopers LLP on items which (1) concerned the application of accounting principles to any specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Netro's consolidated financial statements or (2) concerned the subject matter of a disagreement or reportable event with the former auditor (as described in Item 304(a)(2) Regulation S-K).

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Foreign Currency Hedging Instruments. Netro transacts business in various foreign currencies and, accordingly, it is subject to exposure from adverse movements in foreign currency exchange rates. To date, the effect of changes in foreign currency exchange rates on operating expenses has not been material. Netro's revenues are denominated in U.S. dollars. Operating expenses incurred by its foreign subsidiaries are denominated primarily in local currencies. Netro currently does not use financial instruments to hedge these operating expenses. Netro intends to assess the need to utilize financial instruments to hedge currency exposures on an ongoing basis.

     Netro does not use derivative financial instruments for speculative trading purposes.

     Fixed Income Investments. Netro's exposure to market risks from changes in interest rates relates primarily to corporate debt securities. Netro places its investments with high credit quality issuers and, by policy, limits the amount of the credit exposure to any one issuer.

     Netro's general policy is to limit the risk of principal loss and ensure the safety of invested funds by limiting market and credit risk. All highly liquid investments with a maturity of less than three months at the date of purchase are considered to be cash equivalents; all investments with maturities of three months or greater and less than one year are considered to be short-term marketable securities; all investments with maturities greater than one year are considered to be long-term marketable securities. All investments are classified as either "available for sale" or "held-to-maturity" and consist of government and corporate debt securities.

     The SEC's rule related to market risk disclosure requires that Netro describe and quantify its potential losses from market risk sensitive instruments attributable to reasonably possible market changes. Netro is exposed to changes in interest rates on its investments in marketable securities. All of Netro's investments are in funds that hold investment grade commercial paper, treasury bills or other United States government obligations. This investment policy reduces Netro's exposure to long-term interest rate changes. A hypothetical 100 basis point decline in short-term interest rates would reduce the annualized earnings on Netro's US$137.1 million of marketable securities at March 31, 2003 by approximately US$1.4 million.

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

                                NETRO MANAGEMENT

     The following table sets forth information concerning the directors and executive officers of Netro as of March 1, 2003:

NAME                                   AGE                      POSITION
----                                   ---                      --------
Gideon Ben-Efraim....................  60    Chief Executive Officer, President and Chairman
                                             of the Board of Directors
Thomas R. Baruch.....................  64    Director
Irwin Federman.......................  66    Director
Richard M. Moley.....................  64    Director
Sanford Robertson....................  71    Director
Shirley Young........................  67    Director
Shlomo Yariv.........................  55    Chief Operating Officer
Sanjay Khare.........................  35    Vice President and Chief Financial Officer
John Saw, Ph.D. .....................  41    Senior Vice President, Fixed Wireless Access
Peter Carson.........................  55    Senior Vice President, Worldwide Sales

     GIDEON BEN-EFRAIM has served as Netro's President, Chief Executive Officer and a director since founding Netro in November 1994. From November 1994 to March 1998, Mr. Ben-Efraim was also Chairman of the Board of Directors and he was re-appointed as Chairman in April 2000. Prior to joining Netro, Mr. Ben-Efraim was a founder of and Executive Vice President, Engineering and Business Development at P-Com Inc., a digital microwave radio company, from June 1991 to November 1994. Mr. Ben-Efraim received a B.S. in Industrial Engineering and Management from Tel Aviv University.

     THOMAS R. BARUCH has been a director of Netro since November 1994. He has also been a General Partner in CMEA Ventures ("CMEA"), a venture capital firm, since 1988. Mr. Baruch was also a Special Partner in New Enterprise Associates, a venture capital firm from 1990 until 1996. Prior to joining CMEA, Mr. Baruch was the President and Chief Executive Officer of Microwave Technology, Inc., a wireless technology firm, from 1983 to 1988. Mr. Baruch serves on the boards of directors of Physiometrix Inc., a developer and manufacturer of non-invasive advanced medical products, Symyx Technologies, Inc., a developer of industrial materials, ACLARA BioSciences, Inc., a developer and manufacturer of analytical tools for biotechnology, and AeroGen, a developer and manufacturer of inhalation drug delivery products, in addition those of several privately held companies.

     IRWIN FEDERMAN has been a director of Netro since June 1995. Mr. Federman has been a General Partner of U.S. Venture Partners, a venture capital firm, since 1990. Mr. Federman serves on the boards of directors of Centillium Communications, Inc., a developer and supplier of communications integrated circuits, CheckPoint Software Technologies, Inc., a network security software company, Nuance Communications, Inc., a speech recognition software company, SanDisk Corporation, a solid-state memory system company, and several privately-held companies.

     RICHARD M. MOLEY has been a director of Netro since November 1997, Chairman of the Board of Directors from March 1998 to April 2000 and Chairman Emeritus since April 2000. Since August 1997, Mr. Moley has been a private investor. From July 1996 to August 1997, he served as Senior Vice President, Networking and as a director of Cisco Systems, Inc., a networking and network solutions company. Mr. Moley became a director at Cisco following Cisco's purchase of StrataCom, Inc., a company at which Mr. Moley had been the Chairman of the Board, Chief Executive Officer and President from June 1986 to July 1996. Mr. Moley serves on the boards of directors of Linear Technology Corporation, a designer and manufacturer of linear integrated circuits, Echelon Corporation, a developer of control network hardware and software products, Spirent PLC, a British international networking technology company, and several privately held companies. Mr. Moley holds a B.Sc. from Manchester University in the United Kingdom, an MSEE from Stanford University and an MBA from Santa Clara University.

     SANFORD ROBERTSON has been a director of Netro since April 2000. Mr. Robertson is a founding partner of Francisco Partners, a leveraged buyout firm, where he has served since January 2000. From September 1998 to January 2000, Mr. Robertson served as President of S.R. Robertson & Co., LLC, an investment services company. Mr. Robertson also founded Robertson, Stephens & Co., an investment bank, and served as its Chairman from 1978 to September 1998. Mr. Robertson serves on the board of directors of Pain Therapeutics, a medical research and pharmaceutical company. Mr. Robertson received a BBA and an MBA from the University of Michigan.

     SHIRLEY YOUNG has been a director of Netro since October 2001. Ms. Young is the President of Shirley Young Associates, LLC, a business advisory company that she founded in January 2000, and has been a Senior Advisor to General Motors-Asia Pacific since 2000. From 1988 until December 31, 1999, she served as Corporate Vice President of General Motors Corporations, where her most recent assignments were as Vice President for China Strategic Development and as Asia Pacific Counselor. Ms. Young holds a BA from Wellesley College and is a member of Phi Beta Kappa.

     SHLOMO YARIV has served as Netro's Chief Operating Officer since May 2001, prior to which time, he served as President of Netro's subsidiary, Bungee Communications, Ltd. ("Bungee") from July of 2000. Mr. Yariv served as a director of Bungee from August 2000 to January 2002. Prior to joining Bungee, he was President and CEO of Innowave Wireless Systems, Ltd., a wireless local loop company, from October 1996 to July 2000. From October 1995 to October 1996, he was Assistant to the Development Division General Manager at Motorola Communications Israel, a land mobile radios development company, and from October 1994 to October 1995 he was a Division General Manager for Tadiran Communications, Ltd., a military communications equipment company. Mr. Yariv received a B.Sc. in Electrical Engineering from Technion-Haifa (Israel) and an M.Sc. in Electrical Engineering from Columbia University. Mr. Yariv was terminated pursuant to a reduction in force effective May 16, 2003.

     SANJAY KHARE has served as Netro's Chief Financial Officer since November 2000. Prior to serving as Netro's Chief Financial Officer, Mr. Khare served as Netro's Vice President, Business Development since May 2000. Before joining Netro, Mr. Khare was a corporate attorney from October 1995 to May 2000 with Venture Law Group, a law firm. Prior to practicing law, Mr. Khare was a management consultant with Monitor Company, a strategy consulting firm in Cambridge, Massachusetts. Mr. Khare received an M.B.A. and a J.D. from Stanford University, and a B.A. in Economics and Statistics from the University of Chicago.

     JOHN SAW, PH.D. has served as Netro's Senior Vice President, Fixed Wireless Access since February 2002. Prior to joining Netro, Dr. Saw served as a Vice President, Engineering and Chief Engineer, Fixed Wireless Services at AT&T Wireless, a digital wireless network operator and wireless communications services company, from May 2001 until February 2002. He also served as Vice President, Platform Realization, Fixed Wireless Services at AT&T Wireless from November 1999 until May 2001, and as Director, Hardware Development, Wireless Local Technologies Group at AT&T, a voice, video and data communications company, from April 1997 until November 1999. Dr. Saw holds B.Eng., M.Eng. and Ph.D. degrees in electrical engineering from McMaster University in Canada.

     PETER CARSON has served as Netro's Senior Vice President, Worldwide Sales since May 2001, prior to which time he served as Netro's Vice President, Worldwide Sales since November 2000 and Netro's Vice President, Americas Sales since January 2000. From April 1993 to November 1999, Mr. Carson was Vice President-General Manager of the worldwide Transportation Electronics Division at Raychem Corporation, a diversified manufacturing company. Prior to that, he was in charge of Raychem's Interconnect Division from April 1989 to March 1993. Mr. Carson received a B.S. from Vanderbilt University in Materials Engineering and an M.B.A. from Harvard University.

     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCES. Section 16(a) of the Exchange Act requires Netro's directors, executive officers and persons who own more than 10% of Netro's common stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and changes in ownership of Netro's common stock. Reporting Persons are required by SEC regulations to furnish Netro with copies of all Section 16(a) reports they file. To Netro's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required,

Netro believes that during its fiscal year ended December 31, 2002, all Reporting Persons complied with all applicable filing requirements.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning the compensation received for all services rendered to Netro during the fiscal years ended December 31, 2002, 2001 and 2000, by each of its named executive officers as of December 31, 2002.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                 COMPENSATION AWARDS
                                            ANNUAL COMPENSATION SECURITIES    -------------------------
                                            -------------------------------   OTHER ANNUAL   UNDERLYING
NAME AND PRINCIPAL POSITION                  YEAR      SALARY       BONUS     COMPENSATION    OPTIONS
---------------------------                 ------   ----------   ---------   ------------   ----------
Gideon Ben-Efraim.........................   2002     $288,750          --           --       500,000
Chief Executive Officer,                     2001      272,917          --           --       425,000
President and Chairman                       2000      250,000     $93,750           --            --
Shlomo Yariv(1)...........................   2002      231,000      40,000      $38,200       250,000
Chief Operating Officer                      2001      220,493      61,653       27,000       370,000
                                             2000       73,790      36,710           --        80,000
Sanjay Khare..............................   2002      189,000      25,000           --       150,000
Vice President and                           2001      179,583      40,000           --       170,000
Chief Financial Officer                      2000      100,756      35,000           --       150,000
John Saw, Ph.D............................   2002      159,577      45,000           --       250,000
Senior Vice President,                       2001           --          --           --            --
Fixed Wireless Access                        2000           --          --           --            --
Peter Carson..............................   2002      183,750      15,000           --        80,000
Senior Vice President,                       2001      193,899      55,000       18,899       160,000
Worldwide Sales                              2000      199,518          --       58,861       140,000

---------------

(1) Mr. Yariv's salary for 2001 was paid partially by Netro and partially by Netro's subsidiary Bungee Communications Ltd. ("Bungee"). For 2000, Mr. Yariv's salary was paid entirely by Bungee. The exchange rate used to determine the Bungee portions of Mr. Yariv's compensation listed in the table above was 4.14809 shekels per 1 U.S. dollar. Mr. Yariv was terminated pursuant to a reduction in force effective May 16, 2003.

 OPTION GRANTS IN FISCAL YEAR 2002

     The following table provides summary information regarding stock options granted to the named executive officers from Netro's 1996 stock option plan, 1999 executive stock option plan and its 2000 Non-executive Option Plan during the fiscal year ended December 31, 2002. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC and do not reflect management's projections of future performance of Netro's stock price.

                                                                                        POTENTIAL REALIZABLE VALUE
                                                                                          AT ASSUMED ANNUAL RATES
                             NUMBER OF      PERCENT OF TOTAL                            OF STOCK PRICE APPRECIATION
                            SECURITIES      OPTIONS GRANTED    EXERCISE                       FOR OPTION TERM
                            UNDERLYING      TO EMPLOYEES IN    PRICE PER   EXPIRATION   ---------------------------
                          OPTIONS GRANTED    FISCAL YEAR(1)      SHARE        DATE          5%             10%
                          ---------------   ----------------   ---------   ----------   -----------   -------------
Gideon Ben-Efraim.......      500,000            10.35%          $3.17     1/23/2012     $996,798      $2,526,082
Shlomo Yariv............      250,000             5.18%          $3.17     1/23/2012     $498,399      $1,263,041
Sanjay Khare............      150,000             3.11%          $3.17     1/23/2012     $299,039      $  757,825
John Saw................      250,000             5.18%          $3.00     2/12/2012     $471,671      $1,195,307
Peter Carson............       80,000             1.66%          $3.17     1/23/2012     $159,488      $  404,173

---------------

(1) Based on a total of 4,829,956 options granted to employees in fiscal year 2002.

 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2002 AND FISCAL YEAR-END OPTION
 VALUES

     The following table provides summary information concerning the exercise of options by Netro's named executive officers in 2002 and the shares of Netro common stock represented by outstanding stock options held by each of them as of December 31, 2002. The value realized is based on the market value on the date of exercise, net of the exercise price. The value of unexercised in-the-money options is calculated based on the difference between the exercise price of the option and the fair market value of the common stock at December 31, 2002. At December 31, 2002, the fair market value of Netro's common stock was US$2.72 per share.

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                  NUMBER OF                 OPTIONS AT FISCAL YEAR END        AT FISCAL YEAR END
                               SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
NAME                             ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           ---------------   --------   -----------   -------------   -----------   -------------
Gideon Ben-Efraim............         --           $ --       742,084        775,001        $88,801         $ --
Shlomo Yariv.................         --           $ --       219,999        480,001        $    --         $ --
Sanjay Khare.................         --           $ --       176,999        295,001        $ 1,440         $ --
John Saw.....................         --           $ --            --        250,000        $    --         $ --
Peter Carson.................         --           $ --       138,540        241,460        $    --         $ --

 COMPENSATION OF DIRECTORS

     Directors currently receive no cash fees for services provided in their capacity as such but are reimbursed for out-of-pocket expenses incurred in connection with attendance of meetings of the board. Netro's 1997 Directors' Stock Option Plan (the "Directors' Plan") provides that each non-employee director of Netro will receive an initial grant of an option to purchase 50,000 shares, which vests in four equal increments on the first four anniversaries of the date the director joins the Board of Directors. In addition, it provides that each director of Netro will receive an annual grant of an option to purchase 12,500 shares on the first day of each fiscal year, which vests in full on the fourth anniversary of the date of grant, provided such non-employee director has served on the board for at least six months on the date of grant. No shares were available for an annual grant in 2003 and no shares are available for future grants under the Directors' Plan. In accordance with the terms of the Directors' Plan, all outstanding options under the plan became fully vested and exercisable when Netro and SR Telecom entered into the merger agreement.

 EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     In March 1995, Netro entered into an employment agreement with Gideon Ben-Efraim, Netro's Chief Executive Officer, President and Chairman. The agreement was amended in June 1995. Under the agreement, as amended, Mr. Ben-Efraim's base salary is established annually pursuant to review by the Board. Pursuant to the agreement, Mr. Ben-Efraim is entitled to participate in any annual executive bonus plan of Netro in addition to Netro's employee benefit plans of general application. In the event that (1) Mr. Ben-Efraim's employment is terminated other than for cause, as defined in the employment agreement, (2) he voluntarily terminates his employment with Netro within 180 days of the commencement of employment of a Chief Executive Officer not previously approved by him in writing or by his affirmative vote as a member of the Board of Directors, (3) he voluntarily terminates his employment relationship with Netro within 30 days of a non-consensual change in the place of his employment to outside of the Silicon Valley in northern California, or (4) he voluntarily terminates his employment relationship with Netro within 60 days of a failure by Netro to comply with any material provision of this Agreement which has not been cured within 30 days of written notice from Mr. Ben-Efraim, then he shall be entitled to receive severance payments equal to 12 months of his then-current base salary and continued benefits for 12 months under Netro's benefit plans of general application. If his termination is other than for cause, the agreement also entitles Mr. Ben-Efraim to a lapse of 25% of Netro's repurchase option on his then unvested shares, including those held by his family trust. If Netro enters into certain change-of-control transactions, as defined in the employment agreement, Mr. Ben-Efraim's shares subject to repurchase, including those held by his family trust, will become fully vested and will no longer be subject to repurchase by Netro. The agreement also provides that, in the event

Netro grants registration rights to any officers or investors, Netro will grant no less favorable rights to Mr. Ben-Efraim. Pursuant to a change of control agreement dated as of December 9, 1997, between Netro and Mr. Ben-Efraim, if Mr. Ben-Efraim's employment is terminated without cause within 12 months after a change of control, his options would become immediately vested to the extent they would have vested over the two years following the monthly vesting date following such termination.

     Netro has entered into retention agreements with each of Sanjay Khare, Shlomo Yariv and Peter Carson, which provide each such executive with severance pay, and accelerated vesting of options that would have become vested on or before August 31, 2004, if the executive is terminated for cause or resigns after a change of control (including the proposed merger) or after the filing of a plan of liquidation approved by Netro's stockholders. Under these agreements, Mr. Khare will be entitled to US$126,000 in severance pay and accelerated vesting of options to acquire 160,832 shares of Netro common stock; Mr. Yariv will be entitled to US$192,500 in severance pay and accelerated vesting of options to acquire 247,917 shares of Netro common stock; and Mr. Carson will be entitled to US$122,500 in severance pay and accelerated vesting of options to acquire 134,583 shares of Netro common stock. Mr. Yariv was terminated pursuant to a reduction in force effective May 16, 2003.

     Netro has entered into severance agreements with three employees, which provide minimum severance amounts equal to three months, four months and 180 days, respectively of base salary) and continuation of certain other benefits. In addition, the Netro board of directors authorized additional severance to be granted to six employees in the event their employment is terminated. These additional payments total US$95,816.

     In the event of a reduction in force prior to January 1, 2004, Netro has committed to all current employees, including foreign employees, a severance payment equal to one month's base salary per completed year of service, provided that where local regulations require a larger payment to be made to a foreign employee, the local regulations will be applied instead. SR Telecom agreed to assume this commitment at the effective time of the merger. Netro does not maintain a formal severance policy other than for certain reductions in force and individual arrangements, as described above.

     Other than the agreements and arrangements of Mr. Ben-Efraim, Mr. Khare, Mr. Carson, and Mr. Yariv and options granted to directors as described under "-- Compensation of Directors," none of the named executive officers is or was within the last fiscal year a party to any contract, arrangement or understanding with respect to any future employment by Netro or its affiliates or any future transactions to which Netro or any of its affiliates will or may be a party.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee of the board of directors currently consists of Thomas R. Baruch and Irwin Federman. Neither member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Netro's board of directors or compensation committee. Furthermore, no executive officer of Netro served as a member of the board of directors or the compensation committee of another entity, one of whose executive officers served on either Netro's board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of Netro's filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement/prospectus, in whole or in part, the following report and the stock performance graph included elsewhere in this proxy statement/ prospectus shall not be deemed to be incorporated by reference into any such filings.

     The following is a report of the compensation committee of Netro's board of directors describing the compensation policies applicable to Netro's executive officers and other employees during the fiscal year ended December 31, 2002. The compensation committee is responsible for establishing and monitoring the general compensation policies and compensation plans of Netro, as well as the specific compensation levels for

Netro's executive officers. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

 GENERAL COMPENSATION POLICY

     Under the supervision of the board of directors, Netro's compensation policy is designed to attract and retain qualified key executives critical to Netro's growth and long-term success. It is the objective of Netro's board of directors to have a portion of each executive's compensation contingent upon Netro's performance as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of three elements: (1) base salary, which reflects individual performance and expertise,
(2) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the board of directors establishes form time to time for Netro and (3) stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and Netro's stockholders.

     The summary below describes in more detail the factors that the board of directors considers in establishing each of the three primary components of the compensation package provided to the executive officers.

 BASE SALARY

     The level of base salary is established primarily on the basis of the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation level at companies that compete with Netro for business and executive talent, and the incentives necessary to attract and retain qualified management. Base salary is adjusted each year to take into account the individual's performance and to maintain a competitive salary structure. Netro's performance does not play a significant role in the determination of base salary.

 CASH-BASED INCENTIVE COMPENSATION

     Cash bonuses are discretionarily awarded to executive officers on the basis of their success in achieving designated individual goals and on Netro's success in achieving specific company-wide goals, such as customer satisfaction, revenue growth and earnings growth.

 STOCK-BASED INCENTIVE COMPENSATION

     Netro has utilized its stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards granted under stock option plans by the board of directors take the form of stock options designed to give the recipient a significant equity stake in Netro and thereby closely align his or her interests with those of Netro's stockholders. Factors considered in making such awards include the individual's position in Netro, his or her performance and responsibilities, and internal comparability considerations.

     Each option grant allows the executive officers to acquire shares of common stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a four-year period, contingent upon the executive officer's continued employment with Netro. Accordingly, the option will provide a return to the executive officer only if he or she remains in Netro's service, and then only if the market price of the common stock appreciates over the option term.

 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Gideon Ben-Efraim has served as Netro's Chief Executive Officer, President and Chairman since Netro's inception in 1994. His base salary for fiscal 2002 was US$288,750 and he received no cash bonus. The compensation committee determined Mr. Ben-Efraim's salary and bonus targets for fiscal 2002 in January 2002. At the end of the year, it was determined that Mr. Ben-Efraim should not be awarded a cash bonus based on Netro's overall financial performance in 2002.

     The factors discussed above in "Base Salaries," "Cash-Based Incentive Compensation," and "Stock-Based Compensation" were also applied in establishing the amount of Mr. Ben-Efraim's salary and stock option grants. Significant factors in establishing Mr. Ben-Efraim's cash and stock-based compensation were the amount of his current stock ownership, including the portion that was unvested, changes in the compensation for similarly situated chief executive officers, whether revenue targets were achieved, whether customer contracts were obtained and the growth of Netro.

 DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The compensation committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding US$1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the "performance-based" exception to Section 162(m). As the cash compensation paid by Netro to each of its executive officers is expected to be below US$1 million and the compensation committee believes that options granted under Netro's 1996 Stock Option Plan and its 1999 Executive Stock Plan to such officers will meet the requirements for qualifying as performance-based, the compensation committee believes that
Section 162(m) will not affect the tax deductions available to Netro with respect to the compensation of its executive officers. It is Netro's policy to establish executive compensation at levels which should qualify for deductibility under applicable tax law.

                                          COMPENSATION COMMITTEE:

                                          Thomas Baruch
                                          Irwin Federman

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return data for Netro's common stock since August 19, 1999 (the date on which Netro's stock was first traded on Nasdaq) through December 31, 2002, to the cumulative return over such period of (1) The Nasdaq Stock Market Composite Index, and (2) the Nasdaq Telecommunications Index. The graph assumes that US$100 was invested in the common stock of Netro and in each of the comparative indices on August 19, 1999. The graph further assumes (a) that such amount was initially invested in the common stock of Netro at the price at which such stock was first offered to the public by Netro on the date of its initial public offering and (b) the reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                           (STOCK PERFORMANCE GRAPH)

CUMULATIVE TOTAL RETURN

                                               8/19/99   12/31/99   12/31/00   12/31/01   12/31/02
                                               -------   --------   --------   --------   --------
Netro........................................  $100.00   $637.50     $86.73     $45.88     $34.01
Nasdaq Stock Market (U.S.)...................  $100.00   $154.99     $93.22     $73.97     $51.12
Nasdaq Telecommunications Index..............  $100.00   $145.81     $62.10     $41.58     $19.19

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                              MANAGEMENT OF NETRO

     The following table sets forth information regarding the beneficial ownership of Netro's common stock as of June 16, 2003, by:

     - each person who is known to Netro to own beneficially more than 5% of Netro's common stock;

     - each of Netro's directors;

     - Netro's Chief Executive Officer and next four most highly compensated executive officers (the "named executive officers"); and

     - all directors and executive officers as a group.

     Percentage of beneficial ownership is based on 39,026,650 shares of common stock outstanding as of June 16, 2003, together with options that are exercisable within 60 days of June 16, 2003 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC.

                                                              AMOUNT AND
                                                              NATURE OF    PERCENT OF
                                                              BENEFICIAL     COMMON
NAME                                                          OWNERSHIP      STOCK
----                                                          ----------   ----------
Global Telecom LLC..........................................  9,440,000       24.2%
SR Telecom Inc.(2)..........................................  5,634,701       14.4%
Gideon Ben-Efraim(3)........................................  3,966,811        9.9%
Dimensional Fund Advisors(4)................................  2,082,641        5.3%
Shlomo Yariv(5).............................................    381,706        1.0%
Richard Moley(6)............................................    287,609        0.7%
Sanjay Khare(7).............................................    294,634        0.7%
Thomas Baruch(8)............................................    245,576        0.6%
Peter Carson(9).............................................    218,193        0.6%
Sanford Robertson(10).......................................    179,790          *
Irwin Federman(11)..........................................    157,667          *
John Saw(12)................................................     95,303          *
Shirley Young(13)...........................................     22,500          *
All officers and directors as a group (10 persons)(14)......  5,849,789       14.1%

---------------

  * Indicates less than 1%.

 (1) The information in this footnote is based on an amended Schedule 13G filed on February 8, 2002, by Global Telecom LLC. ("Telecom"). 9,440,000 shares are held by Telecom. Carso Global Telecom, S.A. de C.V. ("CGT"), as the sole member of Telecom, is deemed to beneficially own indirectly the 9,440,000 shares. Members of the family of Carlos Slim Helu directly and indirectly own a majority of the issued and outstanding voting securities of CGT and are also deemed to beneficially own individually the 9,440,000 shares. Telecom, CGT and the Slim family share voting and investment power with respect to the shares held by these entities. The address for Telecom is 1000 Louisiana Street, Suite 565, Houston, Texas 77002.

 (2) SR Telecom Inc. is a party to a voting agreement with each of Gideon Ben-Efraim, Shlomo Yariv, Richard Moley, Sanjay Khare, Thomas Baruch, Peter Carson, Sanford Robertson, Irwin Federman and Shirley Young, pursuant to which SR Telecom was granted an irrevocable proxy to vote the shares owned by such individuals in favor of the merger of Netro with a wholly owned subsidiary of SR Telecom. Represents shares beneficially owned by these individuals and includes 2,450,111 shares issuable upon exercise of options exercisable within 60 days of June 16, 2003. The address for SR Telecom Inc. is 8150 Trans-Canada Highway, Montreal, Quebec H4S 1M5, Canada.

 (3) Includes 1,046,250 shares issuable upon exercise of options exercisable within 60 days of June 16, 2003.

 (4) The information in this footnote is based on a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2003, by Dimensional Fund Advisors Inc. ("Dimensional"). Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the "Funds"). In its role as investment advisor or manager, Dimensional possesses voting and investment power over the shares owned by the Funds, and may be deemed to be the beneficial owner. However, the shares are owned by the Funds. Dimensional disclaims beneficial ownership of these shares. The address for Dimensional Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

 (5) Includes 377,706 shares issuable upon exercise of options exercisable within 60 days of June 16, 2003. Mr. Yariv was terminated pursuant to a reduction in force effective May 16, 2003.

 (6) Includes 186,040 shares issuable upon exercise of options exercisable within 60 days of June 16, 2003.

 (7) Includes 287,831 shares issuable upon exercise of options exercisable within 60 days of June 16, 2003.

 (8) Includes 74,791 shares issuable upon exercise of options exercisable within 60 days of June 16, 2003.

 (9) Includes 216,663 shares issuable upon exercise of options exercisable within 60 days of June 16, 2003.

(10) Includes 79,790 shares issuable upon exercise of options exercisable within 60 days of June 16, 2003.

(11) Includes 74,791 shares issuable upon exercise of options exercisable within 60 days of June 16, 2003.

(12) Includes 93,749 shares issuable upon exercise of options exercisable within 60 days of June 16, 2003.

(13) Includes 12,500 shares issuable upon exercise of options exercisable within 60 days of June 16, 2003.

(14) Includes 2,450,111 shares issuable upon exercise. of options exercisable within 60 days of June 16, 2003.

     Except as otherwise noted, the address of each person listed in the table is c/o Netro Corporation, 3860 N. First Street, San Jose, CA 95134, and Netro believes that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

                    DESCRIPTION OF SR TELECOM SHARE CAPITAL

     SR Telecom's authorized capital consists of an unlimited number of shares of common stock without nominal or par value and an unlimited number of preferred shares without nominal or par value, issuable in series, of which 55,478,088 shares of common stock and no preferred shares are outstanding as of June 16, 2003.

COMMON STOCK

     SR Telecom's shares of common stock entitle their holders to receive notice of all meetings of shareholders and to attend and vote at those meetings, except meetings at which only holders of a specified class of shares (other than the shares of common stock) or a specified series of shares are entitled to vote. Each share of common stock entitles its holder to one vote at a meeting of shareholders. The holders of shares of common stock are entitled to dividends that the board of directors of SR Telecom may declare, in its discretion, subject to any restriction as provided in the Canada Business Corporations Act, on a proportionate basis. The shares of common stock are entitled upon bankruptcy, winding-up, dissolution or liquidation of SR Telecom to receive the remaining assets of the corporation, after payment to any other class of shares of SR Telecom that is preferred to the shares of common stock.

PREFERRED SHARES

     SR Telecom's preferred shares may be issued in one or more series. The directors have the ability to issue these series, subject to the sending of articles of amendment to the "director" appointed under the Canada

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Business Corporations Act for that purpose in prescribed form and the issuance of a certificate of amendment in respect of the articles of incorporation. The directors may fix before such issue the number of shares which is to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series of preferred shares. Except as otherwise specifically provided in the Canada Business Corporations Act, the holders of preferred shares shall not be entitled to vote for the election of directors or for any other purpose. The preferred shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of bankruptcy, winding-up, dissolution or liquidation of SR Telecom, whether voluntary or involuntary, or any other return of capital or distribution of assets of SR Telecom among its shareholders for the purpose of winding-up its affairs, rank on a parity with the preferred shares of every other series, Preferred shares will also be entitled to preference over the shares of common stock and over any other shares of SR Telecom ranking junior to the preferred shares of any series.

PREVIOUS PURCHASES AND SALES OF SECURITIES

     During the three years immediately preceding the date hereof, SR Telecom has issued the following securities, with each such issuance having been duly authorized by a resolution of SR Telecom's board of directors:

          (1) 5,280,000 units on July 18, 2003 for aggregate net proceeds of CDN$4,220,800, each unit consisting of one share of common stock of SR Telecom and one-half of one share of common stock purchase warrant;

          (2) rights to its shareholders to acquire shares of common stock, on May 31, 2001 and the subsequent issuance of 8,168,968 shares of common stock on July 5, 2001 for aggregate net proceeds of CDN$12,491,000, pursuant to the exercise of such rights;

          (3) 6,037,500 shares of common stock on July 11, 2000 for aggregate net proceeds of CDN$46,157,899;

          (4) 4,000,000 shares of common stock on February 4, 2000 for aggregate net proceeds of CDN$20,680,000;

          (5) 143,000 shares of common stock pursuant to the exercise of options under SR Telecom's Restated 1998 Key Employee Stock Option Plan for aggregate net proceeds of CDN$840,600;

          (6) 220,746 shares of common stock pursuant to the Director's Share Compensation Plan for aggregate net proceeds of CDN$387,804; and

          (7) 1,078,522 shares of common stock pursuant to the Restated 1998 Employee Stock Purchase Plan for aggregate net proceeds of CDN$2,072,568.

PRIVATE PLACEMENT

     On July 18, 2003, SR Telecom closed its previously announced private placement of 5,280,000 units comprised of one share of SR Telecom common stock and one half of one common stock purchase warrant, pursuant to the terms of an agency agreement, dated as of July 18, 2003, by and between SR Telecom and the agents named therein. The price for each unit was CDN$0.85, which reflected a discount to the market price of one share of SR Telecom common stock at the time of closing. Each whole warrant will entitle the holder to acquire one share of SR Telecom common stock at an exercise price of CDN$1.00 per share for a period ending on July 18, 2008. Because of the private placement of the units, Netro stockholders will receive approximately 41% of the combined company, based on SR Telecom's shares of common stock outstanding on July 18, 2003, not taking account of the exercise of SR Telecom stock options or warrants.

     The units, shares of SR Telecom common stock and warrants in the private placement have not been and will not be registered under the Securities Act, and may not be offered or sold within the U.S. or for the account or for the benefit of a U.S. person except in certain transactions exempt from the registration requirements of the Securities Act. None of the units, shares or warrants were sold within the U.S. or for the account or for the benefit of a U.S. person.
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SECURITIES HELD BY SR TELECOM

     Pursuant to the Canada Business Corporations Act, a corporation is not permitted to hold its own securities. Neither SR Telecom nor any of its subsidiaries holds any shares of SR Telecom common stock.

OPTIONS AND CONVERTIBLE SECURITIES

     SR Telecom has not issued any convertible securities, and, except as described under the caption "SR Telecom Management -- Executive Compensation", has not issued any options.

                     DESCRIPTION OF SR TELECOM INDEBTEDNESS

8.15% DEBENTURES

     On April 22, 1998, SR Telecom entered into an indenture with Montreal Trust Company, as trustee, providing for the issuance of CDN$75 million of its 8.15% debentures due April 22, 2005. SR Telecom's debentures are unsecured and pay interest semi-annually.

     The indenture contains various negative covenants, limiting SR Telecom's ability to incur additional indebtedness, make restricted payments, including dividends, make restricted investments, create liens, engage in mergers and acquisitions and sell assets. As of March 31, 2003, SR Telecom could not incur any additional indebtedness under the most restrictive provisions in the indenture.

     The balance of the debentures is due in a bullet payment at maturity in April 2005. SR Telecom intends to partially refinance this debt and expects to generate sufficient cash flow by that time to repay a substantial portion of the balance.

CTR PROJECT DEBT

     SR Telecom's long-term project financing relates to outstanding notes with Export Development Canada and the Inter-American Development Bank that are obligations of CTR. As at June 16, 2003, there was US$38 million outstanding. Payments of principal and interest are due in semi-annual installments until maturity in 2007 and 2008. Currently, the lenders would have full recourse against SR Telecom for the full amount of the loans, if performance, financial performance and financial position covenants are not met. While CTR and SR Telecom do not meet all of these covenants, default of the covenants has been waived until February 13, 2004, in return for a fee paid by SR Telecom. These covenants were waived in previous years and SR Telecom believes that these covenants will continue to be waived on an annual basis until the balance of the amounts outstanding are repaid or the debt is refinanced. However, there can be no assurance of an additional waiver in February 2004 or after that date. If the lenders decline to waive the defaults, all amounts due under the loans, including principal and interest and other fees, could be declared due and immediately payable. In addition, if Export Development Corporation and Inter-American Development Bank accelerated the loans, a default would be triggered under SR Telecom's public debentures and its bank indebtedness, which means that all amounts due and payable under the debentures could also be declared due and payable.

     Counterparts for both long-term project financing facilities are governmental export or development financing organizations. Both tranches rank pari passu and are secured by a pledge of all of the assets of CTR and a pledge of the shares in the share capital of CTR and intermediate holding companies. SR Telecom has also agreed to support CTR until the completion of the network and has agreed to maintain its initial equity investment in CTR.

BANK DEBT

     SR Telecom has an unsecured operating line of credit from CIBC, bearing interest at prime plus 4%. On February 14, 2003 the line of credit was renewed for an amount of CDN$5 million.

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                      COMPARISON OF STOCKHOLDER RIGHTS AND
                          CORPORATE GOVERNANCE MATTERS

     The rights of holders of Netro common stock are currently governed principally by:

     - the laws of the State of Delaware, particularly the Delaware General Corporation Law of the State;

     - Netro's restated certificate of incorporation, sometimes referred to as the "Netro charter;"

     - Netro's bylaws; and

     - the United States securities laws.

     When the merger becomes effective, Netro stockholders will become shareholders of SR Telecom, a corporation organized under the Canada Business Corporations Act. The rights of holders of shares of SR Telecom common stock are currently governed principally by:

     - the Canada Business Corporations Act;

     - SR Telecom's amended articles of incorporation, sometimes referred to as the "SR Telecom charter;"

     - SR Telecom's bylaws; and

     - the securities laws applicable in Canada and the United States.

     While the rights and privileges of shareholders of a corporation incorporated under the Canada Business Corporations Act such as SR Telecom are, in many instances, comparable to those of stockholders of a Delaware corporation such as Netro, there are material differences. The following is a summary of material differences between the rights of holders of Netro common stock and the holders of SR Telecom common stock. These differences arise from differences between the Delaware General Corporation Law and the Canada Business Corporations Act and between the charters and bylaws of Netro and SR Telecom.

     This summary does not purport to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law and the Canada Business Corporations Act, applicable provisions of United States and Canadian securities law and the respective charters and bylaws of Netro and SR Telecom. You should review this document and the other documents referred to in this section for a more complete understanding of the differences between being a Netro stockholder and a SR Telecom shareholder. Netro's and SR Telecom's current charter and bylaws are each on file with the SEC, and upon request, Netro will send you copies of the charters and bylaws of Netro and SR Telecom.

GENERAL PROVISIONS

 AUTHORIZED CAPITAL

     Netro.  The authorized capital stock of Netro consists of:

     - 100,000,000 shares of common stock, par value US$.001 per share, of which there were 39, 838,110 shares outstanding as of April 15, 2003; and

     - 5,000,000 shares of preferred stock, par value US$.001 per share, of which 800,000 shares are designated Series A Participating Cumulative Preferred Stock; no shares of preferred stock were outstanding as of April 15, 2003.

     SR Telecom.  The authorized share capital of SR Telecom consists of:

     - an unlimited number of shares of common stock, without nominal or par value, of which there were 55,478,088 shares outstanding as of June 16, 2003; and

     - an unlimited number of preferred shares, issuable in series without nominal or par value, of which there are no shares issued or outstanding.

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 DIRECTOR REQUIREMENTS

     Netro. The Delaware General Corporation Law permits a corporation's certificate of incorporation or bylaws to contain provisions governing the number and terms of directors. Netro's charter does not fix the number of directors. Netro's bylaws provide that the authorized number of directors shall be no less than three and no more than nine, with the actual number to be determined by the board of directors. Currently, the number of directors on the Netro board is set at six.

     SR Telecom. Under the Canada Business Corporations Act, a corporation whose securities are publicly traded must have at least three directors, including two who are not officers or employees of the corporation or any of its affiliates, but the actual number of directors is governed by a corporation's charter. SR Telecom's charter provides that the number of directors will consist of a minimum of three and a maximum of twelve. SR Telecom's bylaws provide that the actual number of directors will be determined from time to time by resolution of the directors. Currently, the number of directors on the SR Telecom board is set at nine. SR Telecom has agreed to appoint a director nominated by Netro to SR Telecom's board of directors following the consummation of the merger, which will increase the size of the board to ten.

 DIRECTOR QUALIFICATIONS

     Netro. Neither the Delaware General Corporation Law nor Netro's charter or bylaws has any residency or other director qualification requirements.

     SR Telecom. Under the Canada Business Corporations Act generally, 25% of the directors of the corporation and 25% of the directors present at a meeting must be Canadian residents. If a corporation has less than four directors, at least one must be a Canadian resident. Certain individuals are disqualified by the Canada Business Corporations Act from being directors, such as bankrupt persons or persons under eighteen years of age or of unsound mind.

 BOARD OF DIRECTORS CLASSIFICATION

     Netro. Under the Netro charter, the board of directors is divided into three classes, each as nearly equal in number as possible, with one class being elected annually to a three-year term.

     SR Telecom. The SR Telecom charter does not provide for multiple classes of directors. Directors are elected annually for a one-year term.

 VACANCY ON THE BOARD OF DIRECTORS

     Netro. Under the Delaware General Corporation Law, vacancies and newly created directorships may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director unless otherwise provided in the certificate of incorporation or the bylaws. However, the Delaware General Corporation Law also provides that if the directors then in office constitute less than a majority of the whole board, the Delaware Court of Chancery may, upon application of any stockholder(s) holding at least 10% of the total number of shares outstanding entitled to vote for directors, order an election of directors to be held to fill any vacancies or to replace the directors chosen by the remaining directors. Furthermore, if there are no directors, then an election of directors may be held in accordance with Delaware law. Because Netro's charter provides for a classified board, under the Delaware General Corporation Law, any directors selected to fill a vacancy shall hold office until the next election of the class for which such directors shall have been chosen, or until their successors shall have been elected and qualified.

     SR Telecom. Under the Canada Business Corporations Act, subject to the articles of the corporation, a vacancy among the directors may be filled at a meeting of shareholders, or by a quorum of directors except when the vacancy results from an increase in the number or minimum or maximum number of directors or from a failure to elect the appropriate number of directors required by the articles. SR Telecom's bylaws provide that a majority of directors shall constitute a quorum for the transaction of business. Each director appointed holds office for the unexpired term of his or her predecessor unless his or her office is vacated earlier. SR Telecom's charter provides that the board of directors may appoint one or more directors for a term
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expiring not later than the close of the next annual meeting of shareholders provided that the total number of directors so appointed may not exceed one-third of the directors elected at the previous annual meeting of shareholders.

 REMOVAL OF DIRECTORS

     Netro. Because Netro has a classified board with staggered terms and its charter does not provide otherwise, stockholders may only remove directors for cause. Furthermore, under Netro's bylaws, any director may be removed for cause, and only for cause, with the approval of the holders of a majority of the outstanding shares of Netro's common stock entitled to vote on the matter.

     SR Telecom. Because the SR Telecom charter does not provide for cumulative voting, shareholders of SR Telecom may, by ordinary resolution passed at a special meeting, remove any director or directors from office. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only he removed by an ordinary resolution at a meeting of the shareholders of that class or series.

 AMENDMENT TO GOVERNING DOCUMENTS

     Netro. Netro's charter generally provides for amendment in accordance with the Delaware General Corporation Law. The Delaware General Corporation Law generally requires that a charter amendment be approved by a vote of the corporation's board of directors and the affirmative vote of the holders of a majority of the outstanding stock of each class entitled to vote for any amendments to the certificate of incorporation.

     In accordance with the Delaware General Corporation Law, the power to adopt, amend, or repeal Netro's bylaws is vested with the stockholders entitled to vote on such an amendment.

     SR Telecom. Under the Canada Business Corporations Act, an amendment to a corporation's articles generally requires shareholder approval by special resolution. A "special resolution" is a resolution passed by at least two-thirds of the votes cast by shareholders who voted on the resolution. In addition, if an amendment to the articles of incorporation adversely affects the rights of a particular class or series of shares, that class or series is entitled to vote separately as a class, whether or not that class or series otherwise carries a right to vote.

     Under the Canada Business Corporations Act, unless the articles or bylaws otherwise provide, the directors may, by resolution, make, amend, or repeal any bylaw that regulates the business or affairs of a corporation. Where the directors make, amend or repeal a bylaw, they are required to submit the bylaw, amendment or repeal to the shareholders at the next shareholders meeting, and the shareholders may, by an "ordinary resolution" confirm, reject or amend the bylaw, amendment or repeal. An "ordinary resolution" is a resolution passed by a majority of the votes cast by shareholders who voted on the resolution. If the directors of a corporation do not submit a bylaw, an amendment or a repeal to the shareholders at the next meeting of shareholders, the bylaw, amendment or repeal will cease to be effective, and no subsequent resolution of the directors to adopt, amend or repeal a bylaw having substantially the same purpose and effect is effective until it is confirmed or confirmed as amended by the shareholders.

 QUORUM OF STOCKHOLDERS

     Netro. Under the Delaware General Corporation Law and Netro's bylaws, a majority of shares entitled to vote at a meeting, present in person or represented by proxy, constitutes a quorum for the transaction of business, unless the certificate of incorporation or bylaws provide otherwise. Netro's charter and bylaws do not provide otherwise.

     SR Telecom. Under the Canada Business Corporations Act, the holders of a majority of the shares entitled to vote at a meeting, present in person or represented by proxy, constitute a quorum for the transaction of business, irrespective of the number of persons present at the meeting, unless the bylaws provide otherwise. SR Telecom's bylaws provide that a quorum at any shareholder meeting will be the holders present in person or represented by proxy of at least 25% of the outstanding shares entitled to be voted at the meeting.
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 ANNUAL MEETING OF STOCKHOLDERS/ACTION BY WRITTEN CONSENT

     Netro. In accordance with the Delaware General Corporation Law, under Netro's bylaws Netro must hold an annual meeting of stockholders for the election of directors and other proper purposes on the date and at the time and place fixed by Netro's board of directors. If Netro does not hold an annual meeting for a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after the last annual meeting to elect directors, the Delaware Court of Chancery may order a meeting to be held upon the application of a stockholder or director.

     Netro's bylaws provide that Netro stockholders may not take action by written consent in lieu of a meeting, but may act only at a duly called annual or special meeting.

     SR Telecom. Under the Canada Business Corporations Act, the directors of a corporation must call an annual meeting not later than 18 months after the corporation comes into existence and thereafter, not later than 15 months after holding the last preceding annual meeting and no later than six months after the end of the corporation's preceding financial year. SR Telecom's bylaws provide that the meeting shall be held at such place within Canada as the board may determine.

     Under the Canada Business Corporations Act, shareholder action may be taken without a meeting only by a written resolution signed by all shareholders who would be entitled to vote on that action at a meeting.

 CALL OF SPECIAL STOCKHOLDER MEETING

     Netro. Under Netro's bylaws and the Delaware General Corporation Law, written notice of any meeting of stockholders must be given to each stockholder entitled to vote at the meeting between 10 and 60 days before the meeting date; provided that for a merger or sale of substantially all the assets, a minimum of 20 days notice is required. Pursuant to Netro's bylaws, a majority of Netro's board of directors or the chairman of the board may call special meetings of the stockholders for any purpose, to be held at the place, on the date and at the time as the board determines. Stockholders do not have the ability to make any proposals at a special meeting that is called by the board or the chairman of the board. Pursuant to Netro's bylaws, however, the Secretary of Netro shall call a special meeting at the written request of the holders of a majority of the outstanding stock entitled to vote. The request of the stockholders must state the purpose of the proposed meeting and no business shall be brought before the meeting by any stockholder other than the stockholder or stockholders calling the meeting.

     SR Telecom. The Canada Business Corporations Act provides that shareholder meetings may be called by the board of directors, and must be called by the board of directors when so requisitioned by holders of not less than 5% of the issued shares of the corporation that carry the right to vote at the meeting sought. Written notice of any meeting of shareholders must be given to each shareholder entitled to vote at the meeting between 21 and 60 days before the meeting date. A court may also order, in its discretion and in certain circumstances, the calling of a meeting upon the application of a director or shareholder entitled to vote at the meeting. Under SR Telecom's bylaws, the board of directors has the power to call a special meeting at any time.

  STOCKHOLDER PROPOSALS

     Netro. In accordance with the Delaware General Corporation Law, Netro's bylaws include specific requirements for stockholder proposals, including a requirement that stockholders submit notice of their intent to bring business before a meeting not later than the close of business on the 90th calendar day prior to the first anniversary of the preceding year's annual meeting; provided that in the event that the date of the annual meeting is more than 30 calendar days before or after such anniversary date or that no annual meeting was held in the prior year, for notice by the stockholder to be timely it must be delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which a public announcement of the date of such meeting is first made by Netro. The stockholder's notice must also set forth certain information, including information about the stockholder, the proposal and the stockholder's stock ownership.

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     Generally, under the U.S. securities laws, a Netro stockholder may submit a proposal to be included in Netro's proxy statement if the stockholder:

     - owns at least 1% or US$2,000 in market value of Netro's common stock;

     - has owned such common stock for at least one year prior to the date the proposal is submitted; and

     - continues to own such common stock through the date of the meeting.

     A Netro stockholder must also comply with procedural requirements described in the Exchange Act.

     Under the U.S. securities laws, Netro may generally exclude a stockholder proposal from its proxy statement if:

     - it is not a proper subject for stockholder action under Delaware law;

     - it would, if implemented, cause Netro to violate a law;

     - the proposal or supporting statement is contrary to any of the Securities and Exchange Commission's proxy rules or is materially false or misleading;

     - it relates to a personal grievance or is designed to further a personal interest not shared by other stockholders at large;

     - it relates to operations of the company that are immaterial;

     - Netro would lack the power or authority to implement it;

     - it deals with a matter relating to Netro's ordinary business operations;

     - it relates to an election for membership on Netro's board of directors;

     - it conflicts with a proposal submitted by Netro at the same meeting;

     - it has already been substantially implemented by Netro;

     - it substantially duplicates a proposal of another proponent that Netro is including in the proxy statement;

     - it deals with substantially the same subject matter as another proposal that was included in Netro's proxy statement for a recent previous meeting and which did not receive the prescribed levels of support; or

     - it relates to specific amounts of cash or stock dividends.

     SR Telecom. Under the Canada Business Corporations Act, a shareholder entitled to vote at an annual meeting of shareholders may submit to the corporation a proposal with matters that the shareholder proposes to raise at the next annual meeting. Upon receipt of a proposal, a corporation that solicits proxies will include the proposal in the management proxy circular and, if requested by the shareholder, include in the management proxy circular a statement by the shareholder of not more than 500 words in support of the proposal, and the name and address of the shareholder.

     A corporation may, within 21 days after receiving a shareholder proposal, notify the shareholder of its intention to omit the proposal from the management proxy circular if:

     - the proposal is not submitted at least 90 days before the anniversary date of the notice of meeting that was sent to shareholders in connection with the previous annual meeting;

     - it clearly appears that the primary purpose of the proposal is to enforce a personal claim or redress a personal grievance against the corporation or its directors, officers or securityholders;

     - it clearly appears that the proposal does not relate in a significant way to the business or affairs of the corporation;

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     - the corporation, in the previous two years, included a proposal at the request of the shareholder and the shareholder failed to present the proposal at the annual meeting; or

     - a substantially similar proposal was submitted to shareholders within the past two years and the proposal did not receive the prescribed level of support.

  APPRAISAL/DISSENT RIGHTS

     Netro. Under the Delaware General Corporation Law, Netro's stockholders have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for the fair value of their shares, as determined by the Delaware Court of Chancery. In accordance with the Delaware General Corporation Law, Netro's stockholders are entitled to appraisal rights only for certain mergers or consolidations and not for a sale or transfer of assets or an amendment of Netro's charter. In addition, no appraisal rights would be available to Netro's stockholders in a merger or consolidation, if as of the record date for the special meeting, Netro's common stock was:

     - listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

     - held by more than 2,000 stockholders, unless the transaction agreement required the stockholders to accept anything other than:

     - stock of the surviving corporation;

     - securities of another corporation which as of the effective date of the merger or consolidation would either be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

     - cash in lieu of fractional shares; or

     - any combination of the above forms of merger consideration.

     SR Telecom. The Canada Business Corporations Act provides that shareholders entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares. The Canada Business Corporations Act does not distinguish for this purpose between listed and unlisted shares. Such matters include the following:

     - any amalgamation with a corporation, other than with, or between subsidiary corporations;

     - an amendment to the articles to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

     - an amendment to the articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

     - a continuance under the laws of another jurisdiction;

     - a sale, lease or exchange of all or substantially all of the property of the corporation other than in the ordinary course of business;

     - a plan of arrangement proposed by the corporation where the court orders that dissent rights be granted;

     - amendments to the articles of a corporation which require a separate class or series vote, provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order made in connection with an action for an oppression remedy; or

     - carrying out a going private transaction or a squeeze out transaction.

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     In addition, under the Canada Business Corporations Act, shareholders are entitled to exercise dissent rights in a forced acquisition transaction following a takeover bid that is accepted by holders of at least 90% of the shares of the class to which the take over bid relates.

     Under the Canada Business Corporations Act, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive, unfairly prejudicial to or that unfairly disregards a shareholder's interest.

  STOCKHOLDER DERIVATIVE ACTIONS

     Netro. Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The Delaware General Corporation Law provides that a stockholder must state in the complaint that the stockholder was a stockholder of the corporation at the time of the transaction of which the stockholder complains or that such stockholder received such stock in a merger or consolidation. A stockholder may not sue derivatively unless the stockholder first makes demand on the board of directors of the corporation that it bring suit and the demand has been refused, unless it is shown that the demand would have been futile.

     SR Telecom. Under the Canada Business Corporations Act, a complainant (defined in the same manner as for the purposes of the oppression remedy, as set forth below) may apply to the court for leave to bring an action in the name of, and on behalf of, a corporation or any subsidiary, or to intervene in an existing action to which any corporation is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the corporation. Under the Canada Business Corporations Act, no action may be brought and no intervention in an action may be made unless the court is satisfied that:

     - the complainant has given not less than 14 days notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court and the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action;

     - the complainant is acting in good faith; and

     - it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

     Under the Canada Business Corporations Act, the court in a derivative action may make any order it thinks fit including:

     - an order authorizing the complainant or any other person to control the conduct of the action;

     - an order directing the conduct of the action;

     - an order directing that any damages payable by a defendant in the action will be paid, in whole or in part, directly to former and present security holders of the corporation or its subsidiary instead of the corporation or its subsidiary; and

     - an order requiring the corporation or its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action.

     Additionally, under the Canada Business Corporations Act, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including reasonable legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, the complainant is not required to give security for costs in a derivative action.

  OPPRESSION REMEDY

     Netro. Although directors and officers of a Delaware corporation owe fiduciary duties to the corporation and its stockholders, as described below, the Delaware General Corporation Law does not provide for a statutory oppression remedy.

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     SR Telecom.  The Canada Business Corporations Act provides a statutory oppression remedy that enables a court to issue interim and final orders to rectify the matters complained of, if the court is satisfied, upon application of a complainant as defined below, that:

     - any act or omission of the corporation or an affiliate effects a result;

     - the business or affairs of the corporation or an affiliate are or have been carried on or conducted in a manner; or

     - the powers of the directors of the corporation or an affiliate are or have been exercised in a manner;

that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of, any security holder, creditor, director or officer of the corporation.

     A complainant includes:

     - a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates;

     - a present or former officer or director of the corporation or any of its affiliates;

     - the director appointed under Section 260 of the Canada Business Corporations Act; and

     - any other person who in the discretion of the court is a proper person to make a complaint.

     The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders and other complainants. While conduct which is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court's jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights. Additionally, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including reasonable legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition, a complainant is not required to give security for costs in an oppression action.

  PAYMENT OF DIVIDENDS AND REPURCHASE OF SHARES

     Netro. In accordance with the Delaware General Corporation Law, Netro's board of directors may declare dividends out of surplus (defined as the excess, if any, of total assets over capital), or if there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the Delaware General Corporation Law, however, the directors may not pay any dividends out of net profits if the capital of the corporation has been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Capital is determined by the board of directors and shall not be less than the aggregate par value of the outstanding capital stock of the corporation having par value. In addition, under the Delaware General Corporation Law, Netro may redeem or repurchase its shares only if its capital is not impaired and the redemption or repurchase would not itself impair Netro's capital.

     SR Telecom. Under the Canada Business Corporations Act, a corporation may pay a dividend by issuing fully paid shares of the corporation. A corporation may also pay a dividend in money or property unless there are reasonable grounds for believing that (1) the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or (2) the realizable value of the corporation's assets would be less than the aggregate of its liabilities and stated capital of all classes. Under the Canada Business Corporations Act, a purchase or other acquisition by a corporation of its shares is generally subject to the solvency tests similar to those applicable to the payment of dividends, as set out above.

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  FIDUCIARY DUTIES OF DIRECTORS

     Netro. Under the Delaware General Corporation Law, directors owe a duty of care and a duty of loyalty to the corporation. The duty of care requires that the directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees and agents. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the directors reasonably believe to be in the best interests of the stockholders.

     Delaware law also imposes an enhanced duty on a director responding to a takeover bid that involves or relates to a change or potential change of control of the corporation. In these circumstances (and assuming no decision has been made to sell the corporation), a director will be required to show that he or she had reasonable grounds for believing that the bid posed a danger to corporation policy and effectiveness and that any board action taken in response was reasonable in relation to the danger posed.

     SR Telecom. Pursuant to section 122 of the Canada Business Corporations Act, the duty of loyalty requires directors of a corporation to act honestly and in good faith with a view to the best interests of the corporation, and the duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Netro. The Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether such action, suit or proceeding is by or in the right of the corporation or by a third party), whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify these persons against all reasonable expenses actually and reasonably incurred by such person, including attorneys fees, judgments, fines and settlement amounts if the indemnified person:

     - acted in good faith;

     - acted in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; and

     - in the case of a criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     A corporation may not indemnify a person in connection with an action initiated by or in the right of the corporation, for any expenses, fees, judgments, fines or settlement amounts where the person is judged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which the action was brought determines that the person is entitled to indemnity. Expenses incurred by an officer, director, employee or agent in defending any action, may be paid by the corporation in advance of the final disposition of such action, upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

     Netro's certificate of incorporation and bylaws provide that Netro shall indemnify its directors and officers for any liability incurred in their official capacity to the fullest extent permissible under Delaware law. Netro's charter and bylaws also permit, but do not require, Netro to, by action of its board, provide indemnification to its employees and agents to the extent that the board shall determine appropriate and authorized by Delaware law. Netro has also entered into indemnification agreements with each of its directors and officers providing such persons with indemnification in accordance with Netro's charter and bylaws.

     Netro's bylaws provide, in accordance with the Delaware General Corporation Law, that expenses incurred by an individual entitled to indemnification in defending any civil or criminal proceeding shall be paid
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by Netro in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of such individual to repay the amount if it shall ultimately be determined that he or she is not entitled to be indemnified. Netro is not required to advance expenses to any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized in advance by the board of directors. In addition, no person shall be indemnified by Netro for any expense or amounts paid in settlement with respect to any action to recover short swing profits under Section 16(b) of the Exchange Act.

     SR Telecom has agreed to maintain the indemnification provisions in Netro's certificate of incorporation and bylaws and the indemnification agreements with Netro's officers and directors in respect of acts occurring prior to the effective time of the merger for a period of six years following the merger. SR Telecom has also agreed to cause Netro to maintain for a period of three years directors' and officers' insurance that will cover Netro's officers and directors on terms at least as favorable as the current directors' and officers' insurance policy maintained by Netro, provided that the annual premiums are not to exceed US$2.4 million.

     SR Telecom. Under the Canada Business Corporations Act, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of another entity referred to as an "indemnifiable person", against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, investigative or administrative action or proceeding in which the indemnifiable person is involved because of their association with the corporation or such body corporate, if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and: (a) he or she acted honestly and in good faith with a view to the best interests of such corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An indemnifiable person is entitled under the Canada Business Corporations Act to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (a) and (b) above.

     A corporation may, with the approval of a court, also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set forth in
(a) and (b), above.

     The Canada Business Corporations Act provides that a corporation may advance monies to a director, or officer or other individual for the costs, charges and expenses of a proceeding for which the corporation is permitted to indemnify such a person. The individual shall repay such monies if he or she does not fulfill the conditions for indemnification.

     The SR Telecom bylaws require SR Telecom to indemnify specified persons to the fullest extent authorized by applicable law.

 DIRECTOR LIABILITY

     Netro. As permitted by the Delaware General Corporation Law, Netro's charter contains a provision that eliminates the personal liability of directors to the corporation or its stockholders for damages for breach of duty as a director to the fullest extent permissible under Delaware Law. The Delaware General Corporation Law prohibits the elimination of personal liability for:

     - breach of the director's duty of loyalty;

     - acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law;

     - willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds; or

     - any transaction from which the director derives an improper personal benefit.

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     SR Telecom.  The Canada Business Corporations Act provides that no provision in a contract, the articles, the bylaws or a resolution relieves a director or officer from the duty to act in accordance with the Canada Business Corporations Act or the regulations or relieves them from liability for a breach thereof. The bylaws of SR Telecom provide certain protections from liability to directors and officers of SR Telecom, as long as they have not breached their duties under the Canada Business Corporations Act.

 ACCESS TO CORPORATE RECORDS

     Netro. Under the Delaware General Corporation Law, any Netro stockholder is entitled to inspect and copy books and records, including Netro's stock ledger and a list of its stockholders as long as the inspection is for a proper purpose and during the usual hours of business.

     SR Telecom. Under the Canada Business Corporations Act, SR Telecom's shareholders, creditors, and their agents and legal representatives, after giving the required notice, may examine the consolidated financial statements and certain of the records of the corporation during usual business hours and take copies of extracts free of charge.

 PREEMPTIVE RIGHTS

     Netro. Under the Delaware General Corporation Law, a stockholder does not have preemptive rights unless they are specifically granted in the corporation's certificate of incorporation. Netro's charter does not provide for preemptive rights.

     SR Telecom. Under the Canada Business Corporations Act, if provided in the articles of a corporation, no shares of a class will be issued unless the shares have first been offered to shareholders holding shares of that class, and those shareholders have preemptive rights to acquire the offered shares in proportion to their holdings of the shares of that class, at the price and on the terms that those shares are to be offered to others. SR Telecom's charter does not provide for preemptive rights.

 TRANSACTIONS WITH INTERESTED DIRECTORS

     Netro. Under the Delaware General Corporation Law, no contract or transaction that is:

     - between a corporation and one or more of its directors or officers;

     - between a corporation and another firm in which one or more of the corporation's directors or officers are directors or officers of the other firm; or

     - between a corporation and another firm in which one or more of the corporation's directors or officers have a material financial interest;

is void or voidable solely because there is such a relationship or interest, because the director or officer is present at or participates in the meeting of the board or committee that authorizes the contract or transaction or because the director's or officer's vote was counted for this purpose, if one or more of the following is true:

     - if the material facts of the contract or transaction and the director's or officer's relationship or interest are disclosed to or known by the board of directors or a committee of the board, and the board or the committee authorizes the contract or transaction by an affirmative vote of the majority of the disinterested directors (even though these directors may be less than a quorum);

     - if the material facts of the contract or transaction and the director's or officer's relationship or interest are disclosed to or known by the stockholders entitled to vote on the matter and they specifically approve in good faith the contract or transaction; or

     - if the contract or transaction is fair to the corporation.

     SR Telecom. The Canada Business Corporations Act requires that a director or officer of a corporation disclose to the corporation, in writing or by requesting to have it entered in the minutes of meetings of

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directors or of meetings of committees of directors, the nature and extent of any interests in a material contract or material transaction, whether made or proposed, with the corporation if the director or officer:

     - is a party to the contract or transaction;

     - is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or

     - has a material interest in a party to the contract or transaction.

     An interested director is prohibited from voting on a resolution to approve the contract or transaction except in certain circumstances, which include the contract or transaction relating primarily to his or her remuneration, a contract or transaction for indemnification or liability insurance of the director, or a contract or transaction with an affiliate of the corporation. If a director or officer has disclosed his or her interest in accordance with the Canada Business Corporations Act, the directors approve the contract or transaction and the contract or transaction was reasonable and fair to the corporation when it was approved, the director or officer is not accountable to the corporation or its shareholders for any profit realized from the contract or transaction and the contract or transaction is not invalid. Even if the foregoing conditions are not met, the Canada Business Corporations Act provides that, a director or officer, acting honestly and in good faith, is not accountable to the corporation or to its shareholders for any profit realized from a contract or transaction for which disclosure is required under the Canada Business Corporations Act and the contract or transaction is not invalid by reason only of the interest of the director or officer in the contract or transaction, if:

     - the contract or transaction is approved or confirmed by a special resolution at a meeting of shareholders;

     - disclosure of the interest was made to the shareholders in a manner sufficient to indicate its nature before the contract or transaction was approved or confirmed; and

     - the contract or transaction was reasonable and fair to the corporation when it was approved or confirmed.

REQUIREMENTS FOR EXTRAORDINARY CORPORATE TRANSACTIONS

 VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS INCLUDING MERGER, CONSOLIDATION, DISSOLUTION OR SALE OR LEASE OF SUBSTANTIALLY ALL ASSETS

     Netro. Under the Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation, a sale or other disposition of all or substantially all of the corporation's assets, or a merger or consolidation of the corporation with another corporation requires the affirmative vote of a majority of the board of directors (except in certain limited circumstances) and, with certain exceptions, the affirmative vote of a majority of the outstanding shares entitled to vote on the matter. Netro's certificate of incorporation does not contain voting requirements for extraordinary corporate transactions in addition to or different from the approvals mandated by law.

     Approval by a parent corporation's stockholders is not required under the Delaware General Corporation Law for any merger or consolidation of a subsidiary with and into its parent corporation if the parent corporation owns at least 90% of the outstanding shares of each class of stock of the subsidiary.

     Furthermore, under the Delaware General Corporation Law, unless otherwise provided in the corporation's certificate of incorporation, approval of the stockholders of a surviving corporation in a merger is not required if:

     - the plan of merger does not amend in any respect the certificate of incorporation of the surviving corporation;

     - the shares outstanding immediately before the effectiveness of the merger are not changed by the merger; and

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     - either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into this stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under the plan do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the merger.

Netro's charter does not provide otherwise.

     Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, the dissolution must be unanimously approved by all the stockholders entitled to vote thereon. Only if the dissolution is initially approved by the board of directors may the dissolution be approved by a simple majority of the outstanding shares of the corporation's stock entitled to vote, unless the certificate of incorporation of the corporation requires a greater vote. Netro's certificate of incorporation does not modify the requirements for dissolution.

     When a Delaware corporation is dissolved, such corporation shall nevertheless be continued for at least three years from the date of dissolution for the purpose of prosecuting or defending lawsuits, to settle and close its business, to dispose of its property, to discharge its liabilities and to distribute to it its stockholders any remaining assets. In the event of the liquidation, dissolution or winding-up of the affairs of Netro, holders of outstanding common stock would be entitled to share, ratably and equally with all other common stockholders, in Netro's assets and funds remaining after the payment, or provision for payment, of all debts and other liabilities of Netro.

     SR Telecom. Under the Canada Business Corporations Act, extraordinary corporate actions, such as certain amalgamations, continuances, sales, leases or exchanges of all or substantially all of the property of a corporation other than in the ordinary course of business, and other extraordinary actions such as liquidations or dissolutions are required to be approved by special resolution. A "special resolution" is a resolution passed by at least two-thirds of the votes cast by shareholders who are entitled to vote on the resolution. For such approvals, each share of the corporation carries the right to vote, whether or not the shares are designated as voting shares in the corporation's articles. In some cases the special resolution to approve an extraordinary corporate action must also be approved separately by the holders of a class or series of shares, including a class or series that does not otherwise have the right to vote.

     A corporation may also apply to a court for an order approving an arrangement which includes an amalgamation, a transfer of all or substantially all the property of a corporation to another corporation in exchange for property, money or securities of the corporation, or liquidation and dissolution where it is not insolvent and where it is not practicable for the corporation to make such fundamental change under other provisions of the Canada Business Corporations Act. The court may make any interim or final order it thinks fit with respect to the proposed arrangement.

     Shareholder approval is not required for an amalgamation between a parent corporation and one or more of its wholly-owned subsidiaries or between two or more wholly-owned subsidiaries.

 ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER TRANSACTIONS

     Netro. The Delaware General Corporation Law generally provides that any person who owns 15% or more of the corporation's voting stock is an "interested stockholder" and may not engage in certain "business combinations" with the corporation for a period of three years following the time the person became an interested stockholder, unless:

     - the corporation's board of directors has approved, before the time the person became an interested stockholder, either the business combination or the transaction that resulted in the person becoming an interested stockholder;

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     - upon consummation of the transaction that resulted in the person becoming an interested stockholder, the stockholder owns at least 85% of the corporation's outstanding voting stock, excluding shares owned by directors who are also officers and certain employee stock plans; or

     - at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

     A Delaware corporation may elect not to be governed by these restrictions. Netro has not so elected.

     Netro is also a party to a stockholder rights agreement, which effectively prohibits persons from acquiring more that 15% (other than Global Telecom) of its common stock without the approval of its board of directors. Netro amended its stockholder rights agreement on March 27, 2003 to exempt SR Telecom from the definition of an "Acquiring Person" with respect to the proposed merger, the merger agreement and the voting agreements.

     SR Telecom. The Canada Business Corporations Act does not contain a comparable provision with respect to business combinations. However, the requirements of certain Canadian securities regulatory authorities, including Rule 61-501 of the Ontario Securities Commission and Policy Statement Q-27 of the Commission des valeurs mobiliers du Quebec, contain requirements in connection with "related party transactions". A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or issues or subscribes to securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one or any combination of transactions. "Related party" is defined in Rule 61-501 and Policy Q-27 to include, in relation to the issuer or a related party involved in the transaction, directors, senior officers and holders of securities sufficient to materially affect control of the issuer or of such other party, or persons beneficially owning or exercising control or direction over more than 10% of the voting securities of the issuer or of such other party.

     Rule 61-501 and Policy Q-27 require more detailed disclosure in the proxy material sent to securityholders in connection with a related party transaction, and, subject to certain exceptions, the preparation by an independent valuer of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. Rule 61-501 and Policy Q-27 also require that, subject to certain exceptions, the shareholders of the issuer, other than related parties, separately approve the transaction, by a simple majority of the votes cast.

     These requirements of Canadian securities regulators provide, in addition to specified exemptions in certain circumstances, for discretion to be exercised by such regulators to exempt parties from some or all of such requirements, with or without conditions, where such regulators consider it to be consistent with the public interest to do so. In general, these requirements of Canadian securities laws are administered and enforced by securities regulators rather than by the courts and the basis upon which those regulators take jurisdiction over a matter and the remedies that may be available differ significantly from those applicable to the requirements of corporate law contained in the Canada Business Corporations Act.

     SR Telecom is not party to a shareholder rights agreement, "poison pill" or other similar agreement.

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                                 LEGAL MATTERS

     The validity of the shares of SR Telecom common stock offered by this proxy statement/prospectus to be issued to holders of shares of Netro common stock in the merger have been passed upon for SR Telecom by Fasken Martineau DuMoulin LLP, Montreal, Quebec, Canada. Davis Polk & Wardwell is counsel to Netro.

                                    EXPERTS

     The consolidated financial statements of SR Telecom Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 that are included in this proxy statement/ prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in the reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Netro Corporation as of December 31, 2002 and for the year then ended included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of Netro as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated January 21, 2002.

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                      WHERE YOU CAN FIND MORE INFORMATION

     Netro files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Netro with the SEC at the SEC's Public Reference Room, Room 1024, 450 Fifth Street, NW, Washington, DC 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, NW, Washington, DC 20549. Netro files its reports, proxy statements and other information electronically with the SEC. You may access information on Netro at the SEC web site containing reports, proxy statements and other information at www.sec.gov.

     SR Telecom is a Canadian corporation whose shares of common stock are listed on the Toronto Stock Exchange. To date, SR Telecom has not been required to file periodic reports, proxy statements or other information (other than the registration statement of which this proxy statement/prospectus is a part) with the SEC. SR Telecom files reports, statements and other information with the Canadian provincial securities administrators, which are available at various of the Canadian provinces' securities administrators' public reference sources. SR Telecom filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, the Canadian equivalent of the SEC's EDGAR system, at www.sedar.com.

     Following the completion of the merger, SR Telecom will be required, under
Section 13(a) of the Exchange Act, to file periodic reports with the SEC. However, as a "foreign private issuer," SR Telecom will be exempt from some other requirements of the Exchange Act, including the proxy rules and information requirements of Section 14 of the Exchange Act and the reporting and short-swing profit recovery provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act. As a holder of shares of SR Telecom common stock, SR Telecom will furnish to you the same periodic reports that it currently furnishes to all other SR Telecom shareholders, including audited annual consolidated financial statements and unaudited quarterly consolidated financial statements, unless you notify SR Telecom of your desire not to receive these reports, as well as proxy circulars and related materials for annual and special meetings of shareholders.

     SR Telecom filed a registration statement on Form F-4 to register the shares of SR Telecom common stock to be issued to holders of Netro common stock in the merger. This document is a part of that registration statement and constitutes the prospectus of SR Telecom in addition to being a proxy statement to the Netro stockholders. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Please refer to the registration statement for further information with respect to SR Telecom, Netro and the shares of SR Telecom common stock to be issued in the merger.

     Following the merger, SR Telecom expects to continue to be eligible to file reports under the Exchange Act as a "foreign private issuer" and may become eligible to use the multi-jurisdictional disclosure system 12 months after the consummation of the merger if the value of its outstanding public equity held by non-affiliates exceeds US$75 million. The multi-jurisdictional disclosure system facilitates cross-border offerings of securities and continuous reporting by specified Canadian issuers. The system permits eligible companies in the United States and Canada to offer securities in the other country using the disclosure documents meeting the regulatory requirements of their home country. As a corporation governed by the Canada Business Corporations Act and subject to reporting requirements of the various securities regulatory authorities in Canada, SR Telecom is required to prepare and file financial information in Canada under Canadian GAAP.

     Following the merger, SR Telecom expects to file with the SEC and various securities regulatory authorities in Canada annual reports, including consolidated financial statements denominated in Canadian dollars and prepared under Canadian GAAP, which will include a reconciliation to U.S. GAAP.

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     You may request a copy of SR Telecom's filings at no cost by writing or telephoning:

                                SR TELECOM INC.
                           8150 Trans-Canada Highway
                            Montreal, Quebec H4S 1M5
                                     Canada
                              Tel: (514) 335-1210
                            Attn: Investor Relations
                         email: investor@srtelecom.com

     You may request a copy of Netro's filings at no cost by writing or telephoning:

                               NETRO CORPORATION
                            3860 North First Street
                           San Jose, California 95134
                              Tel: (408) 216-1500
                            Attn: Investor Relations
                    email: investor-relations@netro-corp.com

     To ensure timely delivery of the documents prior to the special meeting,
any requests should be received by           , 2003.

     If you have additional questions about the merger or about the solicitation of your proxy, you should contact Innisfree M&A Incorporated, at 1-888-750-5834.

     THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, SHARES OF SR TELECOM COMMON STOCK OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS OR IN SR TELECOM'S OR NETRO'S AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS IN RESPECT OF NETRO AND ITS SUBSIDIARIES WAS PROVIDED BY NETRO. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN RESPECT OF SR TELECOM AND ITS SUBSIDIARIES WAS PROVIDED BY SR TELECOM.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF SR TELECOM:
Report of independent accountants...........................    F-I-1
Consolidated balance sheets as at March 31, 2003 and
  December 31, 2002 and 2001................................    F-I-2
Consolidated statements of operations for the three months
  ended March 31, 2003 and 2002 and the years ended December
  31, 2002, 2001 and 2000...................................    F-I-3
Consolidated statements of (deficit) retained earnings for
  the three months ended March 31, 2003 and 2002 and the
  years ended December 31, 2002, 2001 and 2000..............    F-I-4
Consolidated statements of cash flows for the three months
  ended March 31, 2003 and 2002 and the years ended December
  31, 2002, 2001 and 2000...................................    F-I-5
Notes to the consolidated financial statements..............    F-I-6

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF NETRO:
Unaudited condensed consolidated balance sheets as of March
  31, 2003 and December 31, 2002............................   F-II-1
Unaudited condensed consolidated statements of operations
  for the three months ended March 31, 2003 and 2002........   F-II-2
Unaudited condensed consolidated statements of cash flows
  for the three months ended March 31, 2003 and 2002........   F-II-3
Notes to unaudited condensed consolidated financial
  statements................................................   F-II-4
Report of independent auditors and independent public
  accountants...............................................  F-II-16
Consolidated balance sheets as of December 31, 2002 and
  2001......................................................  F-II-18
Consolidated statements of operations for the years ended
  December 31, 2002, 2001 and 2000..........................  F-II-19
Consolidated statements of stockholders' equity for the
  years ended December 31, 2002, 2001 and 2000..............  F-II-20
Consolidated statements of cash flows for the years ended
  December 31, 2002, 2001 and 2000..........................  F-II-21
Notes to consolidated financial statements..................  F-II-22

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  INFORMATION:
Unaudited pro forma condensed consolidated
  information -- Introduction...............................  F-III-1
Unaudited pro forma condensed consolidated balance sheet as
  at March 31, 2003.........................................  F-III-2
Unaudited pro forma condensed consolidated statement of
  operations for the three months ended March 31, 2003......  F-III-3
Unaudited pro forma condensed consolidated statement of
  operations for the year ended December 31, 2002...........  F-III-4
Notes to unaudited pro forma condensed consolidated
  financial information.....................................  F-III-5

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
SR Telecom Inc.

     We have audited the accompanying consolidated balance sheets of SR Telecom Inc. (the "Corporation") as at December 31, 2002 and 2001 and the related consolidated statements of operations, retained earnings (deficit) and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards and auditing standards generally accepted in the United States of America. These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.

(DELOITTE AND TOUCHE LLP SIGNATURE)

Montreal, Canada
February 7, 2003, except as to Notes 26 a), 26 b) and 26 c), which are as of March 27, 2003, May 1, 2003 and July 18, 2003, respectively.

COMMENTS BY INDEPENDENT AUDITORS FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCES

     In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Corporation's financial statements, such as the changes described in Note 2(c) in the financial statements. Our report to the Board of Directors, dated February 7, 2003, except as to Notes 26 a), 26 b) and 26 c), which are as of March 27, 2003, May 1, 2003 and July 18, 2003, respectively, is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the financial statements.

(DELOITTE AND TOUCHE LLP SIGNATURE)

Montreal, Canada
July 18, 2003

                                      F-I-1

                                SR TELECOM INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                  AS AT        AS AT DECEMBER 31,
                                                                MARCH 31,    ----------------------
                                                      NOTES       2003         2002        2001
                                                     -------   -----------   --------   -----------
                                                               (UNAUDITED)               RESTATED
                                                                                        (NOTE 2(C))
                                              ASSETS
Current assets
  Cash and cash equivalents........................             $  9,367     $ 20,309    $ 20,376
  Short-term investments...........................        3      17,502       21,624          --
  Accounts receivable..............................        4      57,850       79,352      95,785
  Current portion of long-term accounts
     receivable....................................        5       6,867        7,390       7,171
  Income taxes receivable..........................                2,156        1,645       1,983
  Inventories......................................        6      38,813       34,445      37,620
  Prepaid expenses.................................                3,393        3,126       2,921
  Investment tax credits...........................                2,400        2,400       2,400
                                                                --------     --------    --------
TOTAL CURRENT ASSETS...............................              138,348      170,291     168,256
Long-term investment tax credits...................               16,803       15,908      11,550
Long-term accounts receivable......................  5, 26 b)     22,634       23,403      30,473
Property, plant and equipment, net.................        7      90,989       91,268     104,627
Future income taxes................................       15      18,759       16,088      15,823
Other assets.......................................        8       3,388        3,847       5,641
                                                                --------     --------    --------
TOTAL ASSETS.......................................             $290,921     $320,805    $336,370
                                                                ========     ========    ========

                                            LIABILITIES
Current liabilities
  Bank indebtedness................................        9    $  5,000     $ 10,000    $ 10,000
  Accounts payable and accrued liabilities.........       10      50,337       58,125      44,352
  Customer advances................................                7,003       10,054      10,123
  Current portion of long-term debt................       11       6,012        9,626       8,531
                                                                --------     --------    --------
TOTAL CURRENT LIABILITIES..........................               68,352       87,805      73,006
Long-term debt.....................................       11     126,767      130,674     140,908
                                                                --------     --------    --------
TOTAL LIABILITIES..................................              195,119      218,479     213,914
                                                                --------     --------    --------
Commitments and contingencies......................       19
SHAREHOLDERS' EQUITY
  Capital stock....................................       12     148,142      147,985     147,230
  Deficit..........................................              (52,340)     (45,659)    (24,774)
                                                                --------     --------    --------
TOTAL SHAREHOLDERS' EQUITY.........................               95,802      102,326     122,456
                                                                --------     --------    --------
Total liabilities and shareholders' equity.........             $290,921     $320,805    $336,370
                                                                ========     ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                      F-I-2

                                SR TELECOM INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
        (IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT PER SHARE INFORMATION)

                                                    THREE MONTHS ENDED
                                                         MARCH 31,                 YEARS ENDED DECEMBER 31,
                                                  -----------------------   --------------------------------------
                                          NOTES      2003         2002         2002         2001          2000
                                          -----   ----------   ----------   ----------   -----------   -----------
                                                                                          RESTATED      RESTATED
                                                        (UNAUDITED)                      (NOTE 2(C))   (NOTE 2(C))
REVENUE
Equipment...............................          $   16,549   $   32,745   $  146,118   $   97,440    $  134,584
Services................................               9,415        7,814       34,911       44,157        34,826
Telecommunications......................               3,637        4,905       15,874       19,890        22,102
                                                  ----------   ----------   ----------   ----------    ----------
Total revenue...........................              29,601       45,464      196,903      161,487       191,512
                                                  ----------   ----------   ----------   ----------    ----------
Cost of revenue
Equipment...............................               8,178       13,880       59,304       46,926        62,504
Services................................               5,809        6,470       30,012       28,174        15,648
                                                  ----------   ----------   ----------   ----------    ----------
Total cost of revenue...................              13,987       20,350       89,316       75,100        78,152
                                                  ----------   ----------   ----------   ----------    ----------
Gross profit............................              15,614       25,114      107,587       86,387       113,360
Agent commissions.......................               1,597        3,032       13,904       18,416        22,104
Selling, general and administrative
  expenses..............................              10,123       10,141       47,050       33,320        38,891
Research and development expenses,
  net...................................   13          5,379        5,016       21,336       19,039        19,089
Telecommunications operating expenses...               5,515        6,179       22,510       23,812        22,281
Restructuring, asset impairment and
  other charges.........................   16             --           --        4,912       61,655         4,385
                                                  ----------   ----------   ----------   ----------    ----------
Operating (loss) earnings...............              (7,000)         746       (2,125)     (69,855)        6,610
(Loss) gain on change in ownership in
  subsidiary company....................   18             --           --       (3,974)       9,393            --
Interest expense, net...................   14         (2,283)      (2,580)     (12,073)     (13,199)      (11,882)
Loss on foreign exchange................    2(c)        (357)         (93)      (2,461)        (830)       (2,330)
                                                  ----------   ----------   ----------   ----------    ----------
Loss from continuing operations before
  income tax and non-controlling
  interest..............................              (9,640)      (1,927)     (20,633)     (74,491)       (7,602)
Income tax recovery (expense)...........   15          2,959         (681)        (252)       6,426         1,680
Non-controlling interest................   18             --           --           --        5,141            --
                                                  ----------   ----------   ----------   ----------    ----------
NET LOSS FROM CONTINUING OPERATIONS.....              (6,681)      (2,608)     (20,885)     (62,924)       (5,922)
Earnings (loss) from discontinued
  operations, net of tax................   17             --           --           --       46,859       (46,859)
                                                  ----------   ----------   ----------   ----------    ----------
NET LOSS................................          $   (6,681)  $   (2,608)  $  (20,885)  $  (16,065)   $  (52,781)
                                                  ==========   ==========   ==========   ==========    ==========
Basic and diluted.......................   12
  Loss per share from continuing
    operations..........................          $    (0.12)  $    (0.05)  $    (0.38)  $    (1.25)   $    (0.14)
  Net loss per share....................          $    (0.12)  $    (0.05)  $    (0.38)  $    (0.32)   $    (1.25)
                                                  ==========   ==========   ==========   ==========    ==========
Basic and diluted
  Weighted average number of common
    shares outstanding..................          55,227,982   54,552,808   54,728,934   50,182,969    42,359,662
                                                  ==========   ==========   ==========   ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                                      F-I-3

                                SR TELECOM INC.

             CONSOLIDATED STATEMENTS OF (DEFICIT) RETAINED EARNINGS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                          THREE MONTHS ENDED
                                               MARCH 31,              YEARS ENDED DECEMBER 31,
                                          -------------------   ------------------------------------
                                  NOTES     2003       2002       2002        2001          2000
                                  -----   --------   --------   --------   -----------   -----------
                                              (UNAUDITED)                   RESTATED      RESTATED
                                                                           (NOTE 2(C))   (NOTE 2(C))
(DEFICIT) RETAINED EARNINGS,
  BEGINNING OF PERIOD, as
  previously reported...........          $(45,659)  $(21,668)  $(21,668)   $ (2,903)     $ 51,262
Cumulative effect of adoption of
  new accounting policy.........  2(c)          --     (3,106)    (3,106)       (711)          388
                                          --------   --------   --------    --------      --------
(Deficit) retained earnings,
  beginning of period, as
  restated......................           (45,659)   (24,774)   (24,774)     (3,614)       51,650
Change in accounting policy.....  2(c)          --         --         --      (4,671)           --
NET LOSS........................            (6,681)    (2,608)   (20,885)    (16,065)      (52,781)
Share issue costs (net of future
  income taxes of $155,000 in
  2001 and $1,223,000 in
  2000).........................   12           --         --         --        (424)       (2,483)
                                          --------   --------   --------    --------      --------
DEFICIT, END OF PERIOD..........          $(52,340)  $(27,382)  $(45,659)   $(24,774)     $ (3,614)
                                          ========   ========   ========    ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                      F-I-4

                                SR TELECOM INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                      THREE MONTHS
                                                                    ENDED MARCH 31,           YEARS ENDED DECEMBER 31,
                                                                   ------------------   ------------------------------------
                                                           NOTES     2003      2002       2002        2001          2000
                                                           -----   --------   -------   --------   -----------   -----------
                                                                      (UNAUDITED)                   RESTATED      RESTATED
                                                                                                   (NOTE 2(C))   (NOTE 2(C))
CASH FLOWS (USED IN) FROM OPERATING ACTIVITIES
  Net loss...............................................          $ (6,681)  $(2,608)  $(20,885)   $(16,065)     $ (52,781)
  Adjustments to reconcile net loss to net cash from
    (used in) operating activities:
    Depreciation and amortization........................             3,137     3,809     14,913      17,115         16,923
    Asset impairment.....................................   16           --        --         --      58,000          1,404
    Loss (gain) on disposal of property, plant and
      equipment..........................................                --        29        324          --           (124)
    Non-controlling interest.............................   18           --        --         --      (5,141)            --
    Loss (gain) on change in ownership of subsidiary
      company............................................   18           --        --      3,974      (9,393)            --
    Future income taxes..................................            (2,671)      922       (265)     (7,645)        (2,327)
    Change in operating assets and liabilities:
      Decrease (increase) in long-term accounts
        receivable.......................................               769       323      7,070       3,974           (650)
      Decrease (increase) in non-cash working capital
        items............................................   20        5,145       (77)    28,868      16,078        (80,546)
      Change in accounting policy........................    2(c)        --        --         --      (4,671)            --
      Unrealized foreign exchange........................            (4,428)       37       (694)      4,535          1,848
                                                                   --------   -------   --------    --------      ---------
Net cash (used in) from operating activities.............            (4,729)    2,435     33,305      56,787       (116,253)
                                                                   --------   -------   --------    --------      ---------
CASH FLOWS (USED IN) FROM FINANCING ACTIVITIES
  (Repayment) increase in bank indebtedness..............            (5,000)       --         --          --         10,000
  Increase in long-term debt.............................                --     1,105         --         660         37,657
  Repayment of long-term debt............................            (3,093)   (2,554)    (8,445)     (7,385)       (17,156)
  Proceeds from issue of shares..........................   12          157       141        755      13,885         72,635
  Share issuance costs...................................   12           --        --         --        (424)        (2,483)
                                                                   --------   -------   --------    --------      ---------
Net cash (used in) from financing activities.............            (7,936)   (1,308)    (7,690)      6,736        100,653
                                                                   --------   -------   --------    --------      ---------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
  Sale (purchase) of short-term investments..............    3        4,122        --    (21,624)         --             --
  Purchase of property, plant and equipment..............            (2,399)     (665)    (3,590)     (9,498)       (22,872)
  Proceeds on disposal of property, plant and
    equipment............................................                --        --         --         221          1,070
  Other assets...........................................    2(c)        --         6       (468)     (1,538)           129
                                                                   --------   -------   --------    --------      ---------
Net cash from (used in) investing activities.............             1,723      (659)   (25,682)    (10,815)       (21,673)
                                                                   --------   -------   --------    --------      ---------
Discontinued operations..................................   17           --        --         --     (46,859)        46,859
                                                                   --------   -------   --------    --------      ---------
(Decrease) increase in cash and cash equivalents.........           (10,942)      468        (67)      5,849          9,586
Cash and cash equivalents, beginning of period...........            20,309    20,376     20,376      14,527          4,941
                                                                   --------   -------   --------    --------      ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD.................          $  9,367   $20,844   $ 20,309    $ 20,376      $  14,527
                                                                   ========   =======   ========    ========      =========

See Note 20 for supplemental cash flow information.

  The accompanying notes are an integral part of these consolidated financial statements.

                                      F-I-5

                                SR TELECOM INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
    (ALL TABULAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT SHARE
                                  INFORMATION)

1.  DESCRIPTION OF BUSINESS

     SR Telecom Inc. ("SR Telecom" or the "Corporation") was created on February 17, 1981, under the Canada Business Corporations Act. SR Telecom provides fixed wireless access solutions for voice, data and Internet access applications. SR Telecom designs, markets and sells fixed wireless products to telecommunications service providers, who in turn use the products to provide their subscribers with a full range of telecommunications services. SR Telecom also provides full turnkey services to its customers. Most of SR Telecom's sales are international, with its fixed wireless systems currently being used by telecommunications service providers in over 110 countries worldwide. These customers include large incumbent local exchange carriers in the countries they serve, as well as competitive local exchange carriers and private operators of telecommunications systems. In addition, through its majority owned subsidiary, Communicacion y Telefonia Rural S.A. ("CTR"), SR Telecom provides local telephone services to residential, commercial and institutional customers as well as a network of payphones in a large, predominantly rural area of Chile.

2.  SIGNIFICANT ACCOUNTING POLICIES

  A) BASIS OF PRESENTATION

     These consolidated financial statements include the accounts of SR Telecom Inc. and its subsidiaries. All intercompany transactions and balances have been eliminated on consolidation.

  B) UNAUDITED INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the unaudited interim consolidated financial statements contain all adjustments of a normal recurring nature necessary to present fairly the financial position, results of operations and cash flows for the periods presented. Operating results for the three months ended March 31, 2003 and 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

  C) ADOPTION OF NEW ACCOUNTING POLICIES

 Translation of foreign currencies

     In December 2001, the Canadian Institute of Chartered Accountants ("CICA") amended Section 1650, "Foreign Currency Translation." The amended recommendation requires that, effective January 1, 2002, unrealized translation gains and losses on foreign currency denominated monetary items that have a fixed or ascertainable life which were previously deferred and amortized over the life of the related items, be included in earnings of the year. This amendment was applied retroactively, with restatement of prior periods. As a result, opening deficit increased by $3,106,000 at January 1, 2002, $711,000 at January 1, 2001 and opening retained earnings at January 1, 2000 increased by $388,000. In 2001, this restatement also resulted in a charge to earnings of $2,395,000 ($1,099,000 in 2000) and a reduction in other assets of $3,106,000.

     Monetary assets and liabilities denominated in foreign currencies are translated at exchange rates in effect at the balance sheet dates. Non-monetary assets and liabilities are translated at historical rates. Translation gains and losses are reflected in the statements of operations. Revenue and expenses are translated at average exchange rates prevailing during the period.

     Subsidiaries, which are financially or operationally dependent on the parent Corporation, are accounted for under the temporal method of foreign currency translation. Under this method, monetary assets and liabilities are translated at exchange rates in effect at the balance sheet dates. Non-monetary assets and liabilities are translated at historical rates. Revenue and expenses are translated at average rates for the period. Translation exchange gains or losses of such subsidiaries' accounts are reflected in the statements of operations.

                                      F-I-6

                                SR TELECOM INC.

  C) ADOPTION OF NEW ACCOUNTING POLICIES

 Stock-Based Compensation Plans

     Effective January 1, 2002, the Corporation adopted the new CICA recommendations relating to stock-based compensation and other stock-based payments. The Corporation has applied this change prospectively for new awards granted on or after January 1, 2002. The Corporation has chosen to recognize no compensation when stock options are granted to employees and directors under the stock option plans with no cash settlement features. However, direct awards of stock to employees and stock or stock option awards granted to non-employees will be accounted for in accordance with the fair value method of accounting for stock-based compensation. Any consideration paid by employees on exercise of stock options or purchase of stock is credited to share capital. If stock or stock options are repurchased from employees, the excess of the consideration paid over the carrying amount of the stock or stock option cancelled is charged to deficit. The Corporation's Employee Stock Option Plan and other disclosures are described in Note 12.

 Warranty costs

     In 2001, the Corporation retroactively adopted the accrual method of accounting for warranty costs, a preferred method. Prior to 2001, these costs were expensed as incurred, which is also acceptable. The financial statements of prior years have not been restated. At January 1, 2001, the cumulative effect of the change in accounting policy charged to opening deficit was $4,671,000 (net of future income taxes of $2,198,000). Of this, $3,869,000 was applied against inventories and $3,000,000 to accrued liabilities.

  D) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all cash on-hand and balances with banks, exclusive of bank advances, as well as all highly liquid short-term investments, with original maturities of three months or less.

  E) SHORT-TERM INVESTMENTS

     Short-term investments include money market instruments and commercial paper carried at the lower of cost and market value.

  F) INVENTORIES

     Inventories are valued at the lower of cost and net realizable value or replacement cost, with cost computed at standard, which approximates actual cost computed on a first-in, first-out basis. Inventories are comprised of raw materials, work-in-process and finished goods.

  G) FUTURE INCOME TAXES

     Future income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and are measured using the substantively enacted tax rates which will be in effect when the differences are expected to reverse. A valuation allowance is provided for the amount of future income tax assets which are not considered more likely than not to be realized.

                                      F-I-7

                                SR TELECOM INC.

  H) PROPERTY, PLANT AND EQUIPMENT AND OTHER ASSETS

     Property, plant and equipment and other assets are recorded at cost and are depreciated or amortized over their estimated useful lives on the following bases:

Telecommunication network equipment......  straight-line over 20 years
Building and improvements................  straight-line over 20 and 10 years
Leasehold improvements...................  straight-line over term of lease
Machinery, equipment and fixtures........  20% diminishing balance
Computer equipment and licenses..........  30% diminishing balance and straight-line over 5 years

     Construction in progress represents direct costs, and capitalized interest of nil in 2002 (2001-$474,000) related to the installation of a local fixed wireless telecommunication network in rural Chile by CTR.

  I) BID COSTS

     Capitalized bid costs represent fees incurred for external services. Bid costs are amortized over the proportion of revenue recognized on the contract to which they relate.

  J) DEFERRED CHARGES AND START-UP COSTS

     Deferred start-up costs represent costs incurred in the successful bid for telephony concessions, securing carrier agreements and obtaining financing for a local fixed wireless telecommunication network in rural Chile. These costs are amortized over a five-year period from the beginning of commercial operations in each concession.

     Start-up costs related to certain asset purchases have been deferred and are amortized over a five-year period.

     Costs incurred to issue debentures are deferred and amortized over the term of the debentures.

  K) REVENUE

     Revenue is recognized when persuasive evidence of an agreement exists, delivery has occurred or the service has been performed, the fee is fixed or determinable, and collection of the resulting receivable is reasonably assured.

     The principal revenue recognition guidance used by SR Telecom is Staff Accounting Bulletin 101 "Revenue Recognition in Financial Statements" ("SAB 101").

     More specifically, revenue for hardware sold on a stand alone basis is recognized upon delivery, when all significant contractual obligations have been satisfied and collection is reasonably assured. For contracts involving multiple elements, the Corporation determines if the arrangement can be separated using the criteria set out in SAB 101. That is 1) the product or service represents a separate earnings process; 2) objective, reliable and verifiable evidence of fair value exists and 3) the undelivered elements are not essential to the functionality of the delivered elements. Under this guidance, the Corporation will recognize revenue for each element based on relative fair values. Telecommunication service revenue is recognized as the services are rendered.

     The Corporation's products and services are generally sold as part of contracts or purchase orders which generally extend beyond one year. Revenue is recognized in the same manner as when the products and services are sold separately. Hardware revenue is recognized upon delivery and service revenue is recognized as the services are performed. In order to determine if there is a loss on services in a contract, estimates of the

                                      F-I-8

                                SR TELECOM INC.

costs to complete these services are updated on a monthly basis and are based on actual costs to date. These costs are analyzed against the expected remaining services revenue. If the remaining cost exceeds the remaining revenue a loss is immediately recognized in the financial statements.

     The Corporation's customary trade terms include holdbacks on contracts (retainages on contracts) which are due for periods extending beyond a year and are included in long-term accounts receivable (Note 5). Performance of the Corporation's obligations under the contracts is independent of the payment terms. Revenue associated with holdbacks are recorded in the same manner described above.

     The Corporation ensures collectibility of its revenue through the use of Government of Canada export credit agency, letters of credit and through the analysis of the credit worthiness of its customers.

     The Corporation's products are not sold through resellers and distributors.

     Accruals for warranty costs, sales returns, and other allowances at the time of shipment are based on contract terms and experience from prior claims.

  L) RESEARCH AND DEVELOPMENT

     The Corporation incurs costs relating to the research and development of new products. Such costs, net of government grants and investment tax credits, are expensed as incurred. Research and development costs are not considered deferrable.

  M) IMPAIRMENT OF LONG-LIVED ASSETS

     The Corporation evaluates the carrying value of its long-lived assets on an ongoing basis. In order to determine whether an impairment exists, management considers the undiscounted cash flows estimated to be generated by those assets as well as other indicators. Any permanent impairment in the carrying value of assets is charged against earnings in the period an impairment is determined.

  N) LOSS PER SHARE

     The Corporation adopted the recommendations of the CICA Handbook Section 3500, "Earnings per Share" ("EPS"), effective January 1, 2001. The revised section requires the presentation of both basic and diluted EPS on the face of the statements of operation regardless of the materiality of the difference between them and requires the use of the treasury stock method to compute the dilutive effect of options as opposed to the former imputed earnings approach. The adoption of this revised section had no impact on the computations of loss per share.

  O) NEW ACCOUNTING RECOMMENDATIONS

  Disclosure of Guarantees

     Accounting Guideline 14: "Disclosure of Guarantees": The disclosure requirements of Accounting Guideline 14 have been applied in the presentation of the accompanying consolidated financial statements.

  Impairment of Long-Lived Assets

     CICA Handbook Section 3063, "Impairment of Long-Lived Assets": This recommendation establishes the standards for the recognition, measurement and disclosure of the impairment of long-lived assets held for use, which include property, plant and equipment, intangible assets with finite useful lives and deferred start-up costs. In accordance with these recommendations, an impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value, and is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value. These recommendations are to be

                                      F-I-9

                                SR TELECOM INC.

applied prospectively for years beginning on or after April 1, 2003, however earlier adoption is permitted. The Corporation has not yet assessed the impact these recommendations will have on its results of operation and financial position.

  P) USE OF ESTIMATES

     The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingent liabilities in these financial statements. Actual results could differ from those estimates. Estimates are used when accounting for items and matters such as long-term contracts, allowance for doubtful accounts receivable and inventory obsolescence, product warranty, amortization, asset valuations, impairment assessments, taxes, restructuring and other provisions and contingencies.

3.  SHORT-TERM INVESTMENTS

     During the year ended December 31, 2002, the Corporation purchased high-quality investment grade floating rate notes in the amount of $20,000,000 plus accrued interest of $5,000. The notes mature on November 1, 2006. The Corporation does not plan to hold the notes to maturity. The notes pay interest quarterly based on a market spread over Bankers' Acceptance rates. As of December 31, 2002, the interest rate on the notes was 2.9%. The Corporation also purchased a 120-day Guaranteed Investment Certificate from a Canadian commercial bank in the amount of $1,619,000 bearing interest at 2.8%.

4.  ACCOUNTS RECEIVABLE

                                                                DECEMBER 31,
                                                              -----------------
                                                               2002      2001
                                                              -------   -------
Trade.......................................................  $80,999   $94,409
Other.......................................................    2,793     4,015
Allowance for doubtful accounts.............................   (4,440)   (2,639)
                                                              -------   -------
                                                              $79,352   $95,785
                                                              =======   =======

5.  LONG-TERM ACCOUNTS RECEIVABLE

                                                                DECEMBER 31,
                                                              -----------------
                                                               2002      2001
                                                              -------   -------
Holdbacks(i)................................................  $21,845   $27,999
Long-term receivable (US$4,678,000)(ii).....................    7,390     7,171
Balance of sale(iii)........................................    2,850     3,606
Allowance for doubtful accounts.............................   (1,292)   (1,132)
                                                              -------   -------
                                                               30,793    37,644
Current portion.............................................    7,390     7,171
                                                              -------   -------
                                                              $23,403   $30,473
                                                              =======   =======

                                      F-I-10

                                SR TELECOM INC.

]
---------------

(i) Holdbacks (retainages) on contracts that are not receivable within one year are classified as long-term. The expected collection date of the holdbacks is as follows:

2004........................................................  $10,552
2005........................................................   11,293
                                                              -------
                                                              $21,845
                                                              =======

(ii) The original terms of repayment for this long-term receivable were blended monthly payments of $423,300 (US$268,000). Payments have not been received since October 2000. The Corporation initiated arbitration proceedings to enforce its rights under the loan agreement. The arbitration tribunal has concluded its hearings and its ruling is expected in 2003 (see Note 26 b)--Subsequent events). The results of the arbitration are undeterminable at this time.

(iii)The balance of sale relates to the disposal, in 1999, of Apollo Microwaves Inc. ("Apollo"), due in variable semi-annual installments based on purchases by the Corporation from Apollo, with full and final payment due no later than December 31, 2004. The principal amount is secured by a moveable hypothec. Annual interest of 9% is payable quarterly.

6.  INVENTORIES

                                                                DECEMBER 31,
                                                              -----------------
                                                               2002      2001
                                                              -------   -------
Raw materials...............................................  $31,337   $28,333
Work-in-process.............................................    2,720     8,045
Finished goods..............................................      388     1,242
                                                              -------   -------
                                                              $34,445   $37,620
                                                              =======   =======

7.  PROPERTY, PLANT AND EQUIPMENT, NET

                                                                 DECEMBER 31,
                                  ---------------------------------------------------------------------------
                                                  2002                                   2001
                                  ------------------------------------   ------------------------------------
                                             ACCUMULATED       NET                  ACCUMULATED       NET
                                    COST     DEPRECIATION   BOOK VALUE     COST     DEPRECIATION   BOOK VALUE
                                  --------   ------------   ----------   --------   ------------   ----------
Land............................  $  1,479     $    --       $ 1,479     $  1,434     $    --       $  1,434
Telecommunication network
  equipment.....................    94,279      28,202        66,077       98,675      21,559         77,116
Construction in progress........     4,376          --         4,376        3,803          --          3,803
Building, improvements and
  fixtures......................    20,159      14,410         5,749       19,345      13,022          6,323
Machinery and equipment.........    34,009      23,266        10,743       33,492      21,349         12,143
Computer equipment and
  licenses......................    16,616      13,772         2,844       16,204      12,396          3,808
                                  --------     -------       -------     --------     -------       --------
                                  $170,918     $79,650       $91,268     $172,953     $68,326       $104,627
                                  ========     =======       =======     ========     =======       ========

     Property, plant and equipment includes building and machinery assets held under capital leases of $1,053,000 ($1,110,000 in 2001) and accumulated depreciation of $532,000 ($343,000 in 2001). Computer equipment and licenses include software licenses of $4,991,000 ($4,181,000 in 2001) and accumulated depreciation of $3,153,000 ($2,651,000 in 2001).

                                      F-I-11

                                SR TELECOM INC.

8.  OTHER ASSETS

                                                           DECEMBER 31,
                             -------------------------------------------------------------------------
                                            2002                                  2001
                             -----------------------------------   -----------------------------------
                                       ACCUMULATED       NET                 ACCUMULATED       NET
                              COST     AMORTIZATION   BOOK VALUE    COST     AMORTIZATION   BOOK VALUE
                             -------   ------------   ----------   -------   ------------   ----------
Deferred charges and
  start-up costs...........  $13,394     $ 9,774        $3,620     $12,410      $7,050        $5,360
Deferred bid costs.........      368         271            97         623         499           124
Other......................      157          27           130         157          --           157
                             -------     -------        ------     -------      ------        ------
                             $13,919     $10,072        $3,847     $13,190      $7,549        $5,641
                             =======     =======        ======     =======      ======        ======

9.  BANK INDEBTEDNESS

     The Corporation has an unsecured operating line of credit from a Canadian chartered bank totaling $10,000,000 ($10,000,000 in 2001), bearing interest at prime plus 4%. The line of credit was scheduled for review on December 31, 2002. On February 14, 2003, the line of credit was renewed under similar terms and conditions, but for an amount of $5,000,000.

10  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                DECEMBER 31,
                                                              -----------------
                                                               2002      2001
                                                              -------   -------
Trade accounts payable......................................  $25,810   $18,486
Commissions payable.........................................   16,610    11,377
Accrued payroll and vacation payable........................    6,853     6,673
Accrued warranty............................................    2,794     1,857
Accrued interest............................................    1,761     2,139
Other.......................................................    4,297     3,820
                                                              -------   -------
                                                              $58,125   $44,352
                                                              =======   =======

                                      F-I-12

                                SR TELECOM INC.

11  LONG-TERM DEBT

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2002       2001
                                                              --------   --------
Senior unsecured debentures issued by the Corporation, due
  April 2005, bearing interest at 8.15% payable
  semi-annually, redeemable at the option of the Corporation at a price equal to the greater of i) 100% of the
  principal amount and ii) the Canadian yield price (as
  defined in the trust indenture), together in each case
  with accrued interest, if any, to the date fixed for
  redemption................................................  $ 75,000   $ 75,000
Notes payable (US$20,090,908, US$23,500,000 in 2001) issued
  by CTR, under a term loan facility due November 2007,
  bearing interest at LIBOR plus 4.50%, repayable in
  payments of US$1,090,908, US $538,462 and US$1,615,385 in
  2003, payments of US$3,096,153 and US$1,750,000 in 2004,
  and semi-annual installments of US$2,000,000 in 2005 to
  2007.(i)..................................................    31,734     37,426

Notes payable (US$20,909,092, US$22,500,000 in 2001) issued
  by CTR, under a term loan facility due November 2008,
  bearing interest at LIBOR plus 4.50%, repayable in
  payments of US$909,092, US $461,538 and US$1,384,615 in
  2003, payments of US$2,653,847 and US$1,500,000 in 2004,
  and semi-annual installments of US$1,750,000 in 2005 to
  2008.(i)..................................................    33,026     35,834

Notes payable (US$160,935 in 2001) issued by CTR, bearing
  interest at LIBOR plus 1.20%, repaid in May 2002..........        --        256

Obligations under capital leases, bearing interest rates
  averaging 10.50%, repayable at various dates to April
  2009......................................................       540        923
                                                              --------   --------
                                                               140,300    149,439
Current portion.............................................     9,626      8,531
                                                              --------   --------
                                                              $130,674   $140,908
                                                              ========   ========

---------------

(i) These notes are secured by a pledge of all the assets of CTR and a pledge of the shares of intermediate holding companies. The Corporation has agreed to support CTR, including the completion of the network and the maintenance of the Corporation's initial equity investment in CTR which means SR Telecom has agreed to provide to CTR the appropriate funds and resources required to complete the construction of the network as originally contemplated at the time of the signing of the loan agreements in 1999. Equally, SR Telecom cannot repatriate its equity funds from Chile to Canada over and above the amount of the initial equity, and SR Telecom's loans to CTR are subordinated to the notes payable. As at December 31, 2002, CTR had net liabilities of $39,474,000. Certain guarantees have been provided by the Corporation, which in certain circumstances are limited to an amount of US$12,000,000. Additional credit enhancements by the Corporation may be required, subject to approval by the lenders.

     In certain circumstances, such as non-completion of the project and failure by the Corporation to complete the project, full recourse to the Corporation may be available.

     These notes are subject to a number of performance, financial performance and financial position covenants, essentially all of which have been waived until February 13, 2004.

     In the event that these covenants do not continue to be waived, all amounts due under the notes would be declared due and immediately payable. In addition, a default would be triggered under SR Telecom's unsecured debentures whereby all amounts due under the debentures could also be declared due and immediately payable.

                                      F-I-13

                                SR TELECOM INC.

     As at December 31, 2002, the capital repayments required in each of the next five years and thereafter are as follows:

2003........................................................  $  9,626
2004........................................................    14,300
2005........................................................    86,930
2006........................................................    11,922
2007........................................................    11,922
Thereafter..................................................     5,600
                                                              --------
                                                              $140,300
                                                              ========

12.  CAPITAL STOCK

 AUTHORIZED

     An unlimited number of common shares

     An unlimited number of preferred shares issuable in series

                                                                       DECEMBER 31,
                                                       MARCH 31,    -------------------
                                                         2003         2002       2001
                                                      -----------   --------   --------
                                                      (UNAUDITED)
Issued and outstanding
  55,472,380 common shares (55,227,982 in 2002,
     54,552,808 in 2001)............................   $148,142     $147,985   $147,230

     During the three months ended March 31, 2003 and 2002 the following transactions took place in capital stock account:

     - Common shares totaling 244,398 were issued during the three months ended March 31, 2003 under the Employee Stock Purchase Plan and the Directors' Share Compensation Plan for cash consideration of $156,724. During the three months ended March 31, 2002, 72,277 shares were issued for cash consideration of $140,940.

     During the years 2002, 2001 and 2000, the following transactions took place in the capital stock account:

     - Common shares totaling 554,428, 385,603 and 138,491 were issued under the Employee Stock Purchase Plan for cash consideration of $615,312, $672,469 and $784,787 in 2002, 2001 and 2000, respectively.

     - Common shares totaling 120,746, 82,748 and 17,252 were issued under the Directors' Share Compensation Plan for cash consideration of $139,160, $142,976 and $105,668 in 2002, 2001 and 2000, respectively.

     - In July 2001, the Corporation completed a share rights offering which resulted in the issuance of 8,168,988 common shares for gross proceeds of $13,070,000. The net proceeds to the Corporation amounted to $12,491,000 after deducting share issue costs of $424,000 (net of future income taxes of $155,000);

     - In 2000, options in respect of 143,000 common shares were exercised for cash consideration of $840,600;

     - In February 2000, the Corporation completed a public offering of 4,000,000 common shares for gross cash proceeds of $22,000,000. The net proceeds to the Corporation amounted to $20,680,000 after

                                      F-I-14

                                SR TELECOM INC.

       deducting underwriting commissions and other expenses of $884,280 (net of future income taxes of $435,720);

     - In July 2000, the Corporation completed a public offering of 6,037,500 common shares for gross cash proceeds of $48,903,750. The net proceeds to the Corporation amounted to $46,517,899 after deducting underwriting commissions and other expenses of $1,598,305 (net of future income taxes of $787,546).

  STOCK-BASED COMPENSATION PLAN

     Stock options under the Employee Stock Option Plan may be granted to officers and other key employees of the Corporation to purchase common shares of the Corporation at a subscription price equal to the weighted-average trading price of all common shares five days preceding the grant date. The options are exercisable during a period not to exceed ten years. The right to exercise options generally vests over a period of four to five years.

     The following table summarizes the outstanding stock options at December 31, 2002.

                                                                     WEIGHTED-       WEIGHTED-
                                                                      AVERAGE         AVERAGE
                                                      OPTIONS        REMAINING       EXERCISE
RANGE OF EXERCISE PRICES                            OUTSTANDING   CONTRACTUAL LIFE    PRICES
------------------------                            -----------   ----------------   ---------
($)
1 to 3............................................   2,065,500       9.0 years         $1.68
4 to 6............................................     938,800       7.2 years          5.09
7 and over........................................     283,000       6.5 years          9.30
                                                     ---------       ---------         -----
                                                     3,287,300       8.3 years         $3.31
                                                     =========       =========         =====

     The following table summarizes activity in the Employee Stock Option Plan:

                                                                                  YEARS ENDED DECEMBER 31,
                                    THREE MONTHS ENDED      ---------------------------------------------------------------------
                                      MARCH 31, 2003                2002                    2001                    2000
                                  -----------------------   ---------------------   ---------------------   ---------------------
                                   WEIGHTED-    WEIGHTED-   WEIGHTED-   WEIGHTED-   WEIGHTED-   WEIGHTED-   WEIGHTED-   WEIGHTED-
                                    AVERAGE      AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                   NUMBER OF    EXERCISE    NUMBER OF   EXERCISE    NUMBER OF   EXERCISE    NUMBER OF   EXERCISE
                                    OPTIONS      PRICES      OPTIONS     PRICES      OPTIONS     PRICES      OPTIONS     PRICES
                                  -----------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                  (UNAUDITED)
Outstanding, beginning of
  period........................   3,287,300      $3.31     2,709,300     $4.70     1,997,800     $6.20       821,500     $4.98
Granted.........................          --         --     1,030,000      1.55     1,362,500      1.77     1,438,000      5.71
Exercised.......................          --         --            --        --            --        --      (143,000)     5.88
Forfeited/expired...............      (3,200)      1.94      (452,000)     3.92      (651,000)     5.62      (118,700)     8.03
                                   ---------      -----     ---------     -----     ---------     -----     ---------     -----
Outstanding, end of period......   3,284,100      $3.32     3,287,300     $3.31     2,709,300     $4.70     1,997,800     $6.20
                                   =========      =====     =========     =====     =========     =====     =========     =====
Options exercisable, end of
  period........................     921,220      $5.16       846,340     $5.20       483,680     $6.81       393,920     $8.65
                                   =========      =====     =========     =====     =========     =====     =========     =====

     The fair value of direct awards of stock are determined based on the quoted market price of the Corporation's stock, and the fair value of stock options are determined using the Black-Scholes option pricing model. In periods prior to January 1, 2002, the Corporation recognized no compensation when stock options were issued to employees. Pro-forma information regarding net loss is determined as if the Corporation had accounted for its employee stock options granted after December 31, 2001 under the fair value method. The fair value of these options is estimated at the date of grant using a Black-Scholes Option Pricing Model with assumptions for the weighted-average risk-free interest rates, dividend yields, weighted-average volatility factors of the expected market price of the Corporation's common shares and a weighted-average expected life of the options in years. For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the option vesting periods.

                                      F-I-15

                                SR TELECOM INC.

     Had compensation cost been determined using the fair value based method at the date of grant for awards granted in 2002, the Corporation's pro-forma net loss and net loss per share would have been $20,998,000 and $0.38 respectively for the year ended December 31, 2002. For the three-months ended March 31, 2003, the pro-forma net loss and net loss per share would have been $6,729,000 and $(0.12), respectively. For the three-month period ended March 31, 2002, the pro-forma net loss would be nominally different. These pro-forma amounts include a compensation cost based on weighted-average grant date fair value of $0.91 per stock option for the 1,030,000 stock options granted during 2002, as calculated using the Black-Scholes option pricing model, assuming a weighted-average risk-free rate of 4.7%, a dividend yield of 0%, an expected volatility of 65% and expected lives of the stock options of five years. The pro-forma disclosure omits the effect of awards granted before January 1, 2002.

  LOSS PER SHARE

     For the periods presented, the Corporation had outstanding options that could potentially dilute the earnings per outstanding share in the future, but were excluded from the calculation of the diluted net loss per share for the periods presented, as they would have been anti-dilutive.

13.  RESEARCH AND DEVELOPMENT EXPENSES, NET

     Investment tax credits netted against research and development expenses amounted to approximately $7,219,000 ($7,009,000 in 2001, $9,166,000 in 2000).

     The Canadian Federal government offers a tax incentive to companies performing research and development (R&D) activities in the country. This tax incentive is calculated based on pre-determined formulas and rates, which consider eligible R&D expenditures and can be used to reduce taxable income in Canada otherwise payable. The Quebec Provincial government offers a similar incentive, except that it is receivable in cash, instead of a credit used to reduce taxes otherwise payable. The cash credit is awarded regardless of whether there are or are no Quebec Provincial taxes payable. The Federal credit is recognized on the Balance Sheet as investment tax credits to be carried over to future periods. The Provincial credit is recorded in income taxes receivable until the payment is received.

14.  INTEREST EXPENSE

                                                                 DECEMBER 31,
                                                          ---------------------------
                                                           2002      2001      2000
                                                          -------   -------   -------
Interest on long-term debt..............................  $12,038   $13,852   $13,244
Other interest..........................................    1,025       722       304
Interest income.........................................     (990)   (1,375)   (1,666)
                                                          -------   -------   -------
                                                          $12,073   $13,199   $11,882
                                                          =======   =======   =======

                                      F-I-16

                                SR TELECOM INC.

15.  INCOME TAXES

                                                                 DECEMBER 31,
                                                          ---------------------------
                                                           2002       2001      2000
                                                          -------   --------   ------
Income tax recovery at statutory rates..................  $ 6,616   $ 23,474   $2,074
Decrease due to non-taxable write-down of assets........       --    (18,560)      --
(Decrease) increase due to non-taxable loss/gain on
  increase/ reduction in ownership in subsidiary
  company...............................................     (618)     1,550       --
(Decrease) increase relating to non-deductible items....      (50)       131      175
Decrease due to non-recognition of losses carried
  forward...............................................   (5,518)        --       --
Other...................................................     (682)      (169)    (569)
                                                          -------   --------   ------
Income tax (expense) recovery...........................  $  (252)  $  6,426   $1,680
                                                          =======   ========   ======

     Future income taxes consist of the following temporary differences:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2002      2001
                                                              -------   -------
Investment tax credits......................................  $(5,864)  $(4,468)
Excess of tax value over book value of property, plant and
  equipment.................................................    6,570     6,719
Holdbacks...................................................   (2,586)   (2,745)
Unclaimed research and development expenditures.............   10,751    11,557
Losses carried forward......................................   11,417     6,051
Other.......................................................    1,318    (1,291)
Valuation allowance.........................................   (5,518)       --
                                                              -------   -------
                                                              $16,088   $15,823
                                                              =======   =======

     The timing difference arising from investment tax credits is due to the recognition of these tax credits for accounting purposes vs. the non-recognition for tax purposes, resulting in future income taxes, since in the year that investment tax credits are used, they are subject to income taxes. The average remaining life of the investment tax credit assets is approximately 7 years.

     Certain research and development expenditures incurred in Canada can be carried forward indefinitely to periods where there exists taxable income. The timing difference arising from unclaimed research and development expenditures is the amount which has not yet been claimed for tax purposes and can be carried forward indefinitely.

     The timing difference arising from losses carried forward is mainly due to CTR losses carried forward. These losses can be carried forward indefinitely.

     In 2001, management determined, based on its business plan, that it was more likely than not that the future income tax assets related to CTR losses carried forward would be realized in the foreseeable future.

     In 2002, management's business plan for CTR supported the realization of future income tax assets only to the extent of those recorded in prior years. As a result in 2002, management determined that it was not more likely than not that the benefits of losses carried forward, incurred in 2002, relating to CTR would be realized in the foreseeable future. Accordingly, a valuation allowance was recorded for the additional benefits of losses carried forward.

                                      F-I-17

                                SR TELECOM INC.

     The components of income tax (expense) recovery are as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                              2002     2001     2000
                                                              -----   ------   ------
Current.....................................................  $(517)  $  979   $ (647)
Future......................................................    265    5,447    2,327
                                                              -----   ------   ------
                                                              $(252)  $6,426   $1,680
                                                              =====   ======   ======

16.  RESTRUCTURING CHARGES, ASSET IMPAIRMENT AND OTHER CHARGES

  2002 RESTRUCTURING AND OTHER CHARGES

     In November 2002, restructuring charges of $4,912,000 were accrued. These charges were undertaken by the Corporation to reduce its cost structure, and comprised primarily of severance and termination benefits, as well as the elimination of inventory balances in certain specified locations. An amount for lease termination costs relating to the closure of a research and development site in Montreal has also been included.

     In total, approximately 90 employees were terminated including 39 research and development employees, 31 project management employees, 8 sales and marketing employees and 12 general and administrative employees. The inventory write-down relates to the Corporation's offices in Asia, where existing repair service centers are being reorganized.

     The following table summarizes the activity related to the fourth quarter restructuring charges:

                                                                      REMAINING      REMAINING
                                                                     LIABILITY AT   LIABILITY AT
                                     RESTRUCTURING   AMOUNTS PAID/   DECEMBER 31,    MARCH 31,
                                        CHARGES       WRITTEN OFF        2002           2003
                                     -------------   -------------   ------------   ------------
                                                                                    (UNAUDITED)
Severance and termination..........     $2,564          $  (865)        $1,699          $816
Lease termination costs............        135               --            135            --
Inventory write-down...............      2,213           (2,213)            --            --
                                        ------          -------         ------          ----
                                        $4,912          $(3,078)        $1,834          $816
                                        ======          =======         ======          ====

     The remaining liabilities are expected to be settled by the end of the third quarter of 2003.

  2001 ASSET IMPAIRMENT AND RESTRUCTURING CHARGES

     As of December 2001, the Corporation determined that the estimated future undiscounted cash flows from the long-lived assets of CTR were insufficient to recover their carrying amount, and as a result, wrote down the carrying value of the telecommunication networks by $58 million to their estimated recoverable amounts.

     In June 2001, restructuring charges of $3,655,000 were accrued. This amount consisted primarily of severance and related costs resulting from cost reduction initiatives and the rationalization of international operations.

     Approximately 35 employees were terminated including 12 project management employees, 12 sales and marketing employees and 11 general and administrative employees.

                                      F-I-18

                                SR TELECOM INC.

     The following table summarizes the activity related to restructuring charges incurred in the second quarter of the year ended December 31, 2001.

                                                                                  REMAINING
                                                                                 LIABILITY AT
                                                 RESTRUCTURING   AMOUNTS PAID/   DECEMBER 31,
                                                    CHARGES       WRITTEN OFF        2001
                                                 -------------   -------------   ------------
Severance and termination......................     $3,655          $(1,355)        $2,300

     The remaining liabilities were settled during the first and second quarters of 2002.

 2000 RESTRUCTURING AND ASSET IMPAIRMENT

     In December 2000, the Corporation decided to consolidate all research and development programs in Montreal and reduce its personnel requirements in most other areas of its operations. This resulted in a restructuring charge of $4,385,000 consisting of severance payments and associated costs, write-down of related property, plant and equipment and lease termination payments.

     In total, approximately 110 employees were terminated including 48 research and development employees, 16 project management employees, 6 sales and marketing employees, 29 factory employees and 11 general and administrative employees. The fixed asset write-down and lease termination payments relate to the closure of the Kanata research and technology site.

     The following table summarizes the activity related to the fourth quarter restructuring charges for the year ended December 31, 2000:

                                                                                  REMAINING
                                                                                 LIABILITY AT
                                                 RESTRUCTURING   AMOUNTS PAID/   DECEMBER 31,
                                                    CHARGES       WRITTEN OFF        2000
                                                 -------------   -------------   ------------
Severance and termination......................     $2,441          $    --         $2,441
Lease termination costs........................        540               --            540
Asset impairment...............................      1,404           (1,404)            --
                                                    ------          -------         ------
                                                    $4,385          $(1,404)        $2,981
                                                    ======          =======         ======

     The remaining liabilities were settled during the second and third quarters of 2001.

17.  DISCONTINUED OPERATIONS

     In December 2001, the Corporation reversed its treatment of CTR as a discontinued operation. The financial uncertainty surrounding the South American market coupled with a continuing weakness in the telecommunications industry made the sale of CTR unlikely in the near term. Consequently, the consolidated statements of loss for the year ended December 31, 2001, as reclassified, present the results of operations of CTR as part of continuing operations.

     The $46,859,000 (net of future income taxes of $8,550,000) of earnings from discontinued operations reflects the reversal of the provision recorded at the end of December 31, 2000. The estimated loss on the disposal of CTR in 2000 was based on management's best estimate of the impact of the prevailing market conditions.

                                      F-I-19

                                SR TELECOM INC.

                                                                2001       2000
                                                              --------   --------
CTR's total assets..........................................  $180,147   $220,092
CTR's total liabilities.....................................   133,730    132,542
CTR's revenue...............................................    19,890     22,102
CTR's operating losses before foreign exchange, interest and
  taxes.....................................................    61,921        179
Elements of loss (earnings) on discontinued operations
  (Gain) loss on disposal of CTR (net of future income taxes
     of $8,250,000).........................................   (46,859)    44,847
  Expected operating losses until date of disposal (net of
     future income taxes of $300,000).......................        --      2,012

18.  LOSS/GAIN ON CHANGE IN OWNERSHIP IN SUBSIDIARY COMPANY

     On June 30, 2001, an indirect wholly-owned subsidiary of CTR acquired telecommunication network assets from another Chilean telecommunication service provider in exchange for 13% of its total issued and outstanding common shares.

     The transaction was measured using the estimated fair value of the assets received of $14,546,000. The reduction in the direct and indirect ownership in CTR resulted in a dilution gain of $9,393,000. The consolidated statements of operations includes revenue and expenses related to the acquired network assets from July 1, 2001. In 2001, the resulting non-controlling interest was allocated losses to the extent of their equity.

     On December 31, 2002, the Corporation's shareholding in CTR increased by 8.9% to 95.9%. The increase resulted from certain performance requirements contained within the asset purchase agreement not being met with respect to the acquired assets. The increase in the direct and indirect ownership in CTR resulted in an estimated charge to earnings of $3,974,000, subject to final negotiations. There were no income tax effects on these transactions.

19.  COMMITMENTS AND CONTINGENCIES

          a) In the ordinary course of business, Canadian chartered banks have issued letters of guarantee on behalf of the Corporation in the amount of $4,668,206 of which $1,679,825 is insured by an export credit agency. These letters of guarantee expire at various dates between 2003 and 2004.

          b) The Corporation leases land, buildings and equipment under non-cancelable operating leases. Future minimum lease payments for the next five years are as follows:

2003........................................................  $4,717
2004........................................................   1,685
2005........................................................     490
2006........................................................     184
2007........................................................      20
                                                              ------
TOTAL FUTURE MINIMUM PAYMENTS...............................  $7,096
                                                              ======

          c) In the normal course of business, the Corporation is involved in various claims. Though the outcome of these various pending claims as at March 31, 2003 and December 31, 2002, cannot be determined precisely, the Corporation believes that their outcome will have no adverse impact on its financial position nor on its operating results. Any loss arising from the outcome of the claims would be charged to earnings in the period in which the amount would be known.

                                      F-I-20

                                SR TELECOM INC.

20.  STATEMENTS OF CASH FLOWS

 NON-CASH WORKING CAPITAL ITEMS

                                             THREE MONTHS ENDED
                                                  MARCH 31,          YEARS ENDED DECEMBER 31,
                                             -------------------   -----------------------------
                                               2003       2002      2002       2001       2000
                                             --------   --------   -------   --------   --------
                                                 (UNAUDITED)
Decrease (increase) in accounts
  receivable...............................  $22,025    $ 3,282    $16,214   $ 19,621   $(18,927)
(Increase) decrease in income taxes
  receivable...............................     (511)      (624)       338        197     (1,392)
(Increase) decrease in inventories.........   (4,368)    (2,552)     3,175     14,134    (16,316)
(Increase) decrease in prepaid expenses....     (267)      (939)      (205)        43       (245)
Increase in investment tax credits.........     (895)      (914)    (4,358)    (4,225)    (6,623)
(Decrease) increase in accounts payable and
  accrued liabilities......................   (7,788)     1,670     13,773     (1,661)   (27,141)
Decrease in customer advances..............   (3,051)        --        (69)   (12,031)    (9,902)
                                             -------    -------    -------   --------   --------
                                             $ 5,145    $   (77)   $28,868   $ 16,078   $(80,546)
                                             =======    =======    =======   ========   ========
Supplementary cash flow information
Non-cash investing activities
Provision for disposal of discontinued
  operations...............................  $    --    $    --    $    --   $(46,859)  $ 46,859
Acquisition of assets under capital
  leases...................................       --         --         --         --       (536)
                                             -------    -------    -------   --------   --------
                                             $    --    $    --    $    --   $(46,859)  $ 46,323
                                             =======    =======    =======   ========   ========
Cash paid for:
  Interest.................................  $   123    $   686    $12,012   $ 14,794   $ 14,464
  Taxes....................................       --         --        323        412      3,069

21.  RELATED PARTY TRANSACTIONS

     The following transactions and balances with a shareholder company exercising significant influence and companies under common influence were in the normal course of business and measured at the exchange amount:

                                                              2002   2001   2000
                                                              ----   ----   ----
Sales.......................................................  $101   $642   $175
Purchases...................................................   448     56    376
Accounts payable............................................    20     --     --

22.  BUSINESS SEGMENTS AND CONCENTRATIONS

     The Corporation operates in two business segments. The first is the engineering, marketing and manufacturing of wireless telecommunication products and the installation of related turnkey systems. These products are used to provide and upgrade Internet, data and voice telecommunications systems for carriers in urban, rural and remote areas. The products are also used to provide data, voice and telecommunications systems for industrial use.

     The second business segment, carried out by Comunicacion y Telefonia Rural S.A., provides telecommunication services to end-users.

                                      F-I-21

                                SR TELECOM INC.

     The inter-segment eliminations for the balance sheet represent primarily the elimination of investments in subsidiaries and inter-segment amounts receivable.

                           WIRELESS TELECOMMUNICATIONS       TELECOMMUNICATIONS SERVICE
                                     PRODUCTS                         PROVIDER                INTER-SEGMENT ELIMINATIONS
                          ------------------------------   ------------------------------   -------------------------------
                            2002       2001       2000       2002       2001       2000       2002        2001       2000
                          --------   --------   --------   --------   --------   --------   ---------   ---------   -------
BALANCE SHEETS
Property, plant and
 equipment..............  $ 18,721   $ 20,801              $ 92,052   $100,310              $ (19,505)  $ (16,484)
Other assets............     1,830      1,930                 6,542      7,293                 (4,525)     (3,582)
Total assets............   291,401    343,998               227,830    180,147               (198,426)   (187,775)
STATEMENTS OF OPERATIONS
External revenue........   181,029    141,597   $169,410     15,874     19,890   $ 22,102          --          --   $    --
Intersegment revenue....        --      1,886      5,885         --         --         --          --      (1,886)   (5,885)
Gross margin............    91,713     66,497     91,258     15,874     19,890     22,102          --          --        --
Interest expense, net...     6,153      5,448      4,740      5,920      7,751      7,142          --          --        --
Depreciation of
 property, plant and
 equipment..............     4,888      4,907      5,926      8,716     10,683      9,147        (953)       (897)     (915)
Amortization of other
 assets.................       568        824        470        751        675        996         943         923     1,299
Write-down of assets....        --         --      1,404         --     58,000         --          --          --        --
(Loss) gain on change in
 ownership in
 subsidiary.............        --         --         --     (3,974)     9,393         --          --          --        --
Income tax (expense)
 recovery...............      (252)     2,550       (754)        --      3,876      2,434          --          --        --
Discontinued
 operations.............        --         --         --         --     46,859    (46,859)         --          --        --
Net (loss) earnings.....    (3,885)    (6,347)     1,799    (17,000)    (9,718)   (54,580)         --          --        --


                                   CONSOLIDATED
                          ------------------------------
                            2002       2001       2000
                          --------   --------   --------
BALANCE SHEETS
Property, plant and
 equipment..............  $ 91,268   $104,627
Other assets............     3,847      5,641
Total assets............   320,805    336,370
STATEMENTS OF OPERATIONS
External revenue........   196,903    161,487   $191,512
Intersegment revenue....        --         --         --
Gross margin............   107,587     86,387    113,360
Interest expense, net...    12,073     13,199     11,882
Depreciation of
 property, plant and
 equipment..............    12,651     14,693     14,158
Amortization of other
 assets.................     2,262      2,422      2,765
Write-down of assets....        --     58,000      1,404
(Loss) gain on change in
 ownership in
 subsidiary.............    (3,974)     9,393         --
Income tax (expense)
 recovery...............      (252)     6,426      1,680
Discontinued
 operations.............        --     46,859    (46,859)
Net (loss) earnings.....   (20,885)   (16,065)   (52,781)

     Export sales represented 98% of revenue in 2002, 2001 and 2000, and substantially all of the Corporation's capital assets are located in Canada and Chile. Telecommunication service revenue is generated entirely in Chile.

     In 2002, two customers of the Corporation represented approximately 33.9% of revenue. In 2001, three customers represented 34.5% of revenue. In 2000, two customers of the Corporation represented 45% of revenue.

                                      F-I-22

                                SR TELECOM INC.

                                    WIRELESS         TELECOMMUNICATIONS
                               TELECOMMUNICATIONS     SERVICE PROVIDER          INTER-SEGMENT           CONSOLIDATED
                               PRODUCTS MARCH 31,         MARCH 31,        ELIMINATIONS MARCH 31,         MARCH 31,
                               -------------------   -------------------   -----------------------   -------------------
                                 2003       2002       2003       2002        2003         2002        2003       2002
                               --------   --------   --------   --------   ----------   ----------   --------   --------
                                   (UNAUDITED)           (UNAUDITED)             (UNAUDITED)             (UNAUDITED)
BALANCE SHEETS
Property, plant and
  equipment..................  $ 20,010   $ 20,128   $ 90,246   $ 98,094   $ (19,267)   $ (16,246)   $ 90,989   $101,976
Other assets.................     1,733      1,840      6,385      7,091      (4,730)      (3,818)      3,388      5,113
Total assets.................   267,664    290,414    225,230    236,902    (201,973)    (194,156)    290,921    333,160
STATEMENTS OF OPERATIONS
External revenue.............    25,964     40,559      3,637      4,905          --           --      29,601     45,464
Intersegment revenue
Gross margin.................    11,977     20,209      3,637      4,905          --           --      15,614     25,114
Interest expense, net........     1,323      1,201        960      1,379          --           --       2,283      2,580
Depreciation of property,
  plant and equipment........       965      1,131      1,951      2,394        (238)        (238)      2,678      3,287
Amortization of other
  assets.....................        97        125        157        161         205          236         459        522
Income tax recovery
  (expense)..................     2,959       (270)        --       (411)         --           --       2,959       (681)
Discontinued operations
Net loss.....................    (7,869)       176      1,188     (2,784)         --           --      (6,681)    (2,608)

     Export sales represented 98% and 100% of revenue in the three months ended March 31, 2003 and 2002, respectively, and substantially all of the Corporation's capital assets are located in Canada and Chile. Telecommunication service revenue is generated entirely in Chile.

     As at March 31, 2003, two customers of the Corporation represented approximately 32.1% of revenue. In 2002, two customers represented 32.5% of revenue.

23.  FINANCIAL INSTRUMENTS

     The Corporation operates internationally, giving rise to significant exposure to market risks from changes in interest rates and foreign exchange rates. The Corporation may use derivative financial instruments to reduce these risks but does not hold or issue financial instruments for trading purposes. These financial instruments are subject to normal credit standards, financial controls, risk management and monitoring procedures.

  INTEREST RATE RISK

     The Corporation has exposure to interest rate risk for both fixed interest rate and floating interest rate instruments. Fluctuations in interest rates will have an effect on the valuation and collection or repayment of these instruments.

  CURRENCY RISK

     The Corporation has currency exposure arising from significant operations and contracts in multiple jurisdictions. The Corporation has limited currency exposure to freely-tradable and liquid currencies of first world countries. Where practical, the net exposure is reduced through operational hedging practices.

  CREDIT RISK

     The Corporation has credit risk exposure equal to the carrying amount of financial assets. Wherever practicable, the Corporation requires accounts receivable to be insured by an export credit agency, by

                                      F-I-23

                                SR TELECOM INC.

confirmed irrevocable letters of credit or by a security interest on the customer's assets. Amounts due from three customers represent 35% of the total trade receivables (2001 -- three customers represented 54%).

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions have been used to estimate the fair value of the financial instruments:

     - Current financial assets and liabilities, balance of sale receivable and capital leases approximate their fair values.

     - The fair value of contract holdbacks are impractical to determine due to the uncertainty as to the date on which they will be collected.

     - Long-term receivable fair value is undeterminable based on the evaluation of counsel as part of the arbitration proceedings currently underway to effect collection from the customer. If the award is positive, collection risk is minimal, as the customer is a governmental agency of a Caribbean nation.

     - Debentures and notes payable are valued by discounting future contractual cash flows at discount rates similar to those available to the Corporation for instruments with similar terms and conditions.

     The fair value and carrying amount of these financial instruments as at December 31, is as follows:

                                                        2002                 2001
                                                 ------------------   ------------------
                                                 CARRYING    FAIR     CARRYING    FAIR
                                                  AMOUNT     VALUE     AMOUNT     VALUE
                                                 --------   -------   --------   -------
Debentures.....................................  $75,000    $39,750   $75,000    $45,000
Notes payable..................................   64,761     61,468    73,260     73,260

24.  COMPARATIVE FIGURES

     Certain comparative figures have been reclassified in order to conform with the presentation adopted in the current year.

25. RECONCILIATION OF RESULTS REPORTED IN ACCORDANCE WITH CANADIAN GAAP TO UNITED STATES GAAP AND OTHER SUPPLEMENTARY UNITED STATES GAAP DISCLOSURES

     These consolidated financial statements are prepared in accordance with Canadian GAAP which differs in certain material respects from United States GAAP ("U.S. GAAP"). While the information presented below is not a comprehensive summary of all differences between Canadian and U.S. GAAP, other differences are considered unlikely to have a significant impact on the consolidated net loss and shareholders' equity of the Corporation.

                                      F-I-24

                                SR TELECOM INC.

     All material differences between Canadian GAAP and U.S. GAAP and the effect on net loss and shareholders' equity are presented in the following table with an explanation of the adjustments.

                                                       THREE MONTHS ENDED        YEARS ENDED
                                                            MARCH 31,           DECEMBER 31,
                                                       -------------------   -------------------
                                                         2003       2002       2002       2001
                                                       --------   --------   --------   --------
                                                           (UNAUDITED)
Net loss -- Canadian GAAP............................  $(6,681)   $(2,608)   $(20,885)  $(16,065)
Adjustments
  Asset impairment (i)...............................      417        417       1,666    (24,058)
  Bid costs (ii).....................................        9         14          27        520
  Deferred charges and start-up costs (ii)...........      450        514       1,767        352
  Derivative instruments (iii).......................   (1,728)        --       2,900         --
  Loss (gain) on change in ownership in subsidiary
     company (iv)....................................       --         --       3,974     (9,393)
  Change in accounting policy (v)....................       --         --          --     (6,869)
  Restructuring charges (vi).........................       --         --          --     (2,441)
  Tax effect of above adjustments....................     (147)      (169)       (574)     2,700
                                                       -------    -------    --------   --------
Net loss -- U.S. GAAP................................  $(7,680)   $(1,832)   $(11,125)  $(55,254)
                                                       =======    =======    ========   ========
Basic and diluted loss per share -- U.S. GAAP........  $ (0.14)   $ (0.03)   $  (0.20)  $  (1.10)
                                                       =======    =======    ========   ========

  RECONCILIATION OF SHAREHOLDERS' EQUITY

                                                                               YEARS ENDED
                                                       AS AT MARCH 31,        DECEMBER 31,
                                                     -------------------   -------------------
                                                       2003       2002       2002       2001
                                                     --------   --------   --------   --------
                                                         (UNAUDITED)
Shareholders' equity -- Canadian GAAP..............  $ 95,802   $119,989   $102,326   $122,456
Adjustments
  Asset impairment (i).............................   (21,975)   (23,641)   (22,392)   (24,058)
  Bid costs (ii)...................................       (88)      (110)       (97)      (124)
  Deferred charges and start-up costs (ii).........    (3,300)    (5,003)    (3,750)    (5,517)
  Derivative instruments (iii).....................     1,172         --      2,900         --
  Tax effect of above adjustments..................     1,084      1,636      1,231      1,805
                                                     --------   --------   --------   --------
Shareholders' equity -- U.S. GAAP..................  $ 72,695   $ 92,871   $ 80,218   $ 94,562
                                                     ========   ========   ========   ========

 (I) ASSET IMPAIRMENT

     Under Canadian GAAP, the impairment loss is calculated as the difference between the carrying value of the asset and the undiscounted future net cash flows. Under U.S. GAAP, if the undiscounted future net cash flows are less than the carrying value of the asset, the impairment loss is calculated as the amount by which the carrying value of the asset exceeds their fair value. Fair value has been calculated as the present value of estimated future net cash flows. The resulting adjustment is net of the impact of depreciation.

                                      F-I-25

                                SR TELECOM INC.

 (II) BID COSTS, DEFERRED CHARGES AND START-UP COSTS

     Under Canadian GAAP, bid costs, deferred charges and start-up costs that satisfy specified criteria for recoverability are deferred and amortized. Under U.S. GAAP, such costs are expensed as incurred. The resulting adjustments are net of the amounts amortized under Canadian GAAP.

 (III) DERIVATIVE INSTRUMENTS

     Under U.S. GAAP, all derivative instruments, including those embedded in contracts, are recorded in the balance sheet at fair value with gains or losses recognized in earnings. The estimated fair value of embedded derivatives is $1,172,000 at March 31, 2003 and $2,900,000 at December 31, 2002. Under Canadian
GAAP, there are no such requirements.

 (IV) LOSS/GAIN ON CHANGE IN OWNERSHIP IN SUBSIDIARY COMPANY

     Under U.S. GAAP, gain recognition upon the issuance of shares by a subsidiary is not appropriate where, amongst other considerations, a subsequent repurchase of shares is contemplated. As a result, the dilution gain recorded in 2001 and the loss on share repurchase in 2002 under Canadian GAAP is accounted for as an equity transaction under U.S. GAAP. Accordingly, there is no impact in the reconciliation of shareholders' equity from Canadian GAAP to U.S. GAAP.

 (V) CHANGE IN ACCOUNTING POLICY

     In 2001, the Corporation adopted the accrual method of accounting for warranty costs, a preferred method, see Note 2 c) "Warranty costs". Under U.S. GAAP, the cumulative effect of changes in accounting policy are a component in the determination of net income. Under Canadian GAAP, changes in accounting policy are applied on a retroactive basis with restatement of prior periods. In circumstances such as those of the Corporation, where the restatement of the prior periods is not reasonably determinable at reasonable cost, the cumulative effect on prior years of the change may be charged to the opening deficit in the year the new accounting policy is adopted. The effect of the change in 2001 was to decrease net loss by approximately $777,000 or $0.02 per share. The adjustment of $6,869,000 less income taxes of $2,198,000 ($4,671,000) to apply retroactively the new accounting policy is included in net loss of 2001, as follows:

                                                                         2001
                                                                       --------
Loss before cumulative effect of change in accounting
  policy -- U.S. GAAP.......................................           $(50,583)
Cumulative effect on prior years (to December 31, 2000) of
  changing to the accrual method for warranty costs.........  (6,869)
Income tax effect of change in accounting policy............   2,198     (4,671)
                                                              ------   --------
Net loss....................................................           $(55,254)
                                                                       ========
Per share amounts
Basic and diluted loss per share:
  Loss before cumulative effect of change in accounting
     policy.................................................           $  (1.01)
  Cumulative effect on prior years (to December 31, 2000) of
     changing to the accrual method for warranty costs......              (0.09)
                                                                       --------
Net loss....................................................           $  (1.10)
                                                                       ========

     The pro forma effect of applying this change retroactively is not determinable at reasonable cost, and as a result, is not presented.

                                      F-I-26

                                SR TELECOM INC.

  (VI) RESTRUCTURING CHARGES

     Under U.S. GAAP, provisions taken for severance and related payments are accrued when the terminated employees have been advised. Under Canadian GAAP, a provision for severance and related costs is accrued upon the adoption of a formal plan outlining expected employee terminations. The restructuring charge of December 2000 included a provision for severance for which terminated employees were advised in January 2001.

     In addition, for U.S. reporting purposes, inventory write-downs in the nature described in note 16 would be included as a component of cost of revenue and not included in restructuring charges.

  (VII) NET UNREALIZED HOLDING GAINS (LOSSES)

     Under SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities," the Corporation's investments in securities would be classified as available-for-sale securities and carried at fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings under U.S. GAAP and reported as a net amount in accumulated other comprehensive income (loss), which is a separate component of shareholders' equity until realized. On realization, comprehensive income would be adjusted to reflect the reclassification of the gains or losses into income. As at March 31, 2003 and December 31, 2002, the carrying value of the investments approximated market value.

  (VIII) SHARE ISSUE COSTS

     Under Canadian GAAP, share issue costs may be charged to retained earnings. Under U.S. GAAP, share issue costs must be deducted from the proceeds of issue. In 2001, share issue costs deducted from retained earnings amounted to $424,000. Accordingly, there is no impact in the reconciliation of shareholder's equity from Canadian GAAP to U.S. GAAP.

  (IX) STATEMENT OF CASH FLOWS

     Under Canadian GAAP, cash position, in certain circumstances, can be defined as cash and cash equivalents less bank indebtedness. Under U.S. GAAP, cash position is defined as cash and cash equivalents. As at December 31, 2002, there was $364,000 in temporary bank indebtedness included in cash and cash equivalents (2001 -- nil)

  (X) RESEARCH AND DEVELOPMENT

     Under Canadian GAAP, investment tax credits on research and development are deducted from research and development expense. Under U.S. GAAP, Canadian federal investment tax credits are included in the provision for income taxes. Accordingly, $4,361,000 (2001 -- $4,069,000; 2000 -- $6,325,000) of federal investment tax credits recorded as a reduction of research and development expense under Canadian GAAP would have been reclassified as a reduction of income tax expense for U.S. GAAP purposes. The average remaining life of the investment tax credit assets is approximately 7 years. The cost reduction method is used to account for investment tax credits.

 (XI) GROSS PROFIT RELATING TO CTR

     Under Canadian reporting, telecommunications operating expenses have not been included in the determination of gross profit. Under U.S. reporting all operating costs related to the telecommunication service provider must be included in the determination of gross profit. The resulting gross profit (including the impact described in note 25(vi)) under U.S. GAAP for the year ended 2002, 2001 and 2000, respectively, is $82,864,000, $62,575,000 and
$91,079,000. The resulting gross profit under U.S. GAAP for the three months ended March 31, 2003 and 2002, respectively, is $10,099,000 and $18,935,000.

                                      F-I-27

                                SR TELECOM INC.

 (XII) STATEMENT OF COMPREHENSIVE INCOME

     Comprehensive income (loss) is the same as net income (loss) accordingly, a statement of comprehensive income is not presented.

 (XIII) RECENT PRONOUNCEMENTS

     In January 2003, the FASB issued Interpretation ("FIN") No. 46 "Consolidation of Variable Interest Entities." FIN 46 clarifies the application of Accounting Research Bulletin No. 51 -- Consolidated Financial Statements to those entities defined as "Variable Interest Entities" (more commonly referred to as special purpose entities) in which equity investors do not have the characteristics of a "controlling financial interest" or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to all Variable Interest Entities created after January 31, 2003, and by the beginning of the first interim or annual reporting period commencing after June 15, 2003 for Variable Interest Entities created prior to February 1, 2003. The adoption of FIN 46 did not have an impact on the Corporation's business, results of operations or financial condition.

     In December 2002, the FASB issued SFAS 148 "Accounting for Stock-Based Compensation -- Transition and Disclosure," an amendment of FASB Statement No. 123 which amended the transitional provisions of SFAS 123 for entities choosing to recognize stock-based compensation under the fair value based method of SFAS 123, rather than electing to continue to follow the intrinsic value method of APB 25. Under SFAS 148, the Corporation may adopt the recommendations of SFAS 123 either (1) prospectively to awards granted or modified after the beginning of the year of adoption, (2) retroactively with restatement for awards granted or modified since January 1, 1995, or (3) prospectively to awards granted or modified since January 1, 1995. SFAS 148 is effective for years ending after December 15, 2002. The Corporation did not adopt the fair value based method under SFAS 123.

     In November 2002, the FASB issued FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which requires elaborating on the disclosures that must be made by a guarantor in financial statements about its obligations under certain guarantees. It also requires that a guarantor recognize, at the inception of certain types of guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for financial statements issued after December 15, 2002, and have been applied in the presentation of the accompanying consolidated financial statements. The recognition requirements of FIN 45 are applicable for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have an impact on the results of operations or financial position.

     In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities," which is effective for exit or disposal activities initiated after December 31, 2002. SFAS 146 supercedes Emerging Issues Task Force ("EITF") Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)" ("EITF 94-3"). SFAS 146 requires that costs associated with an exit or disposal activity be recognized when the liability is incurred, whereas EITF 94-3 required recognition of a liability when an entity committed to an exit plan. Therefore, the effect of SFAS 146 will be to change the timing of recognition of certain liabilities and no material valuation differences are expected. Plans initiated before December 31, 2002 continue to be accounted for under EITF 94-3. The adoption of SFAS 146 did not have an impact on the Corporation's business, results of operations or financial condition.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"), which is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS 143 addresses the recognition and measurement of obligations associated with the retirement of

                                      F-I-28

                                SR TELECOM INC.

tangible long-lived assets. The adoption of SFAS 143 did not have an impact on the Corporation's business, results of operations or financial condition.

     The following items present other supplementary U.S. GAAP disclosures:

FAIR VALUE OF STOCK OPTIONS

     The fair value of each option is estimated at the date of grant using the Black-Scholes option pricing model, regarding the Corporation's stock option plan. The following assumptions were used for grants:

                                                           THREE MONTHS ENDED       YEARS ENDED
                                                                MARCH 31,          DECEMBER 31,
                                                           -------------------   -----------------
                                                             2003       2002      2002      2001
                                                           --------   --------   -------   -------
                                                               (UNAUDITED)
Dividend yield...........................................     0.0%       0.0%       0.0%      0.0%
Expected volatility......................................    65.0%      65.2%      65.0%     71.0%
Risk-free interest rates.................................     4.7%       4.7%       4.7%      5.2%
Expected life............................................  5 years    5 years    5 years   5 years

     Under U.S. GAAP, the Corporation accounts for its stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board ("APB") No. 25 "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured by the excess of the quoted market price of the Company's stock at the grant date over the exercise price. Had costs for the stock-based compensation plans been determined based on the fair value at the grant dates for awards consistent with SFAS 123, the Corporation's pro-forma net loss and loss per share would have been as follows:

                                                       THREE MONTHS ENDED        YEARS ENDED
                                                            MARCH 31,           DECEMBER 31,
                                                       -------------------   -------------------
                                                         2003       2002       2002       2001
                                                       --------   --------   --------   --------
                                                           (UNAUDITED)
Net loss -- U.S. GAAP
  As reported........................................  $(7,680)   $(1,832)   $(11,125)  $(55,254)
  Fair value of stock-based compensation.............     (249)       (63)       (352)      (676)
                                                       -------    -------    --------   --------
  Pro forma..........................................  $(7,929)   $(1,895)   $(11,477)  $(55,930)
                                                       =======    =======    ========   ========
Basic and diluted earnings per share -- U.S. GAAP
  As reported........................................  $ (0.14)   $ (0.03)   $  (0.20)  $  (1.10)
  Pro forma..........................................    (0.14)     (0.03)      (0.21)     (1.11)
Stock-based compensation included in net loss as
  reported...........................................       --         --          --         --
Weighted average fair value of options granted by the
  Corporation........................................       --       1.34        0.91       1.12

 GUARANTEES

     The Corporation has entered into agreements that contain features which meet the definition of a guarantee under FIN 45. FIN 45 defines a guarantee to be a contract that contingently requires the Corporation to make payments (either in cash, financial instruments, other assets, common shares of the Corporation or through the provision of services) to a third party based on changes in an underlying economic characteristic (such as interest rates or market value) that is related to an asset, a liability or an equity security

                                      F-I-29

                                SR TELECOM INC.

of the other party. The Corporation has the following major types of guarantees that are subject to the disclosure requirements of FIN 45:

 Product warranties

     As part of the normal sale of product, the Corporation has provided its customers with product warranties. These warranties generally extend for one year. The following summarizes the accrual of product warranties that is recorded as part of accounts payable and accrued liabilities in the accompanying consolidated balance sheet as at December 31, 2002.

Balance, beginning of year..................................   $1,857
  Payments made during the year.............................     (913)
  Warranties issued during the year.........................    1,272
                                                               ------
Balance, end of year........................................   $2,216
                                                               ======

     The Corporation also indemnifies its customers against any actions from third parties related to intellectual property claims arising from use of the Corporation's products. In the Corporation's experience, claims under such indemnifications are rare, and the associated fair value of the liability is not material.

26.  SUBSEQUENT EVENTS

     a) On March 27, 2003, the Corporation announced that it entered into a definitive agreement and plan of merger with Netro Corporation ("Netro") pursuant to which it will acquire Netro. Pursuant to the merger, the Corporation will issue 41,500,000 common shares, in exchange for all the issued and outstanding common shares of Netro. As part of the merger and immediately prior to the closing of the merger, Netro will issue a cash dividend of US$100 million to its shareholders. Estimated acquisition, integration and restructuring costs amount to approximately $34,600,000 and will be included in the total purchase consideration.

     The transaction will be accounted for using the purchase method and the expected excess of estimated fair value of the net assets acquired over the total purchase consideration will be accounted for as negative goodwill, which will reduce the fair value of the acquired fixed, other and intangible assets.

     The transaction is subject to certain conditions, including regulatory and Netro shareholders' approval.

     b) In December 2001, SR Telecom filed a statement of claim in New York for US$4.86 million against MCI International and Telecommunications d'Haiti, S.A.M., or Teleco de Haiti. The claim was filed pursuant to a clause mandating three party arbitration before the International Court of Arbitration in respect of funds which ceased flowing to SR Telecom under a Tripartite Agreement between Teleco de Haiti, MCI International and SR Telecom. The agreement provides for the financing of a contract between SR Telecom and Teleco de Haiti pursuant to which SR Telecom was to supply and install certain telecommunications equipment for Teleco de Haiti for approximately US$12.88 million. In July 2002, MCI International filed for bankruptcy and the United States Bankruptcy Court issued an order staying all collateral litigation against MCI International, including this arbitration. As a result, MCI International continued in the proceeding as an observer. In February 2002, Teleco de Haiti filed a counter-claim for US$1.2 million in respect of funds transferred to SR Telecom since the execution of a Termination Agreement between SR Telecom and Teleco de Haiti, alleging that such Termination Agreement ended their obligations under the Tripartite Agreement.

     On April 24, 2003, the arbitration tribunal rendered a decision, received by SR Telecom on May 1, 2003, denying both the claim by SR Telecom against Teleco de Haiti and the counterclaim by Teleco de Haiti against SR Telecom, however the arbitration tribunal also held that the Termination Agreement preserved and did not extinguish SR Telecom's right to continue to receive payments from MCI under the Tripartite Agreement. Prior to the decision, SR Telecom filed a claim for US$4.86 million against MCI International

                                      F-I-30

                                SR TELECOM INC.

with the United States Bankruptcy Court and SR Telecom cannot determine what amount, if any, it may recover from MCI International. As a result, no provision for loss has been recorded in these financial statements. If SR Telecom cannot recover a substantial amount from MCI International, it will have a material impact on SR Telecom's results of operations and financial position. SR Telecom management is currently assessing the amount of provision for loss and will record, based on their best judgment, such amount, if any, as a charge in the statement of operations during the three month period ended June 30, 2003.

     c) Private placement

     On July 18, 2003, SR Telecom issued 5,280,000 Units by way of a private placement for gross proceeds of $4,488,000.

     Each Unit is comprised of one common share and one-half of one common share purchase warrant. Each whole purchase warrant is exercisable for one common share at a price of $1.00 per share, expiring in 2008.

                                      F-I-31

                               NETRO CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              MARCH 31,   DECEMBER 31,
                                                                2003          2002
                                                              ---------   ------------
                                        ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 32,025      $ 43,455
  Short-term marketable securities..........................    64,548        57,603
  Trade accounts receivable, net............................     1,840         3,136
  Inventory.................................................     6,333         6,227
  Prepaid expenses and other................................     5,009         3,367
                                                              --------      --------
     Total current assets...................................   109,755       113,788
Equipment and leasehold improvements, net...................     8,908         9,635
Long-term marketable securities.............................    44,080        57,335
Restricted cash deposits....................................     6,427            --
Acquired intangible assets..................................    17,985        20,331
Other assets................................................     2,164         2,164
                                                              --------      --------
     Total assets...........................................  $189,319      $203,253
                                                              ========      ========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of capital leases.........................  $     --      $     64
  Trade accounts payable....................................     1,346         2,040
  Accrued liabilities.......................................    20,606        22,359
                                                              --------      --------
     Total current liabilities..............................    21,952        24,463
Deferred facilities rent....................................       300           269
                                                              --------      --------
     Total liabilities......................................    22,252        24,732
                                                              --------      --------
Commitments and contingencies (Note 4)
Stockholders' Equity:
  Common stock..............................................   455,142       454,780
  Deferred stock compensation...............................        --           (84)
  Accumulated other comprehensive income....................       297           421
  Accumulated deficit.......................................  (288,372)     (276,596)
                                                              --------      --------
     Total stockholders' equity.............................   167,067       178,521
                                                              --------      --------
     Total liabilities and stockholders' equity.............  $189,319      $203,253
                                                              ========      ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.
                                      F-II-1

                               NETRO CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
Revenues....................................................  $  2,205   $  5,008
Cost of revenues............................................     1,723      4,395
                                                              --------   --------
Gross profit................................................       482        613
                                                              --------   --------
Operating expenses:
  Research and development..................................     4,403      7,223
  Sales and marketing.......................................     1,831      3,691
  General and administrative................................     4,391      4,459
  Amortization of deferred stock compensation...............        84        180
  Amortization of acquired intangible assets................     2,346        385
  Acquired in-process research and development..............        --     17,600
  Restructuring and asset impairment charges................        --      1,825
                                                              --------   --------
     Total operating expenses...............................    13,055     35,363
                                                              --------   --------
Loss from operations........................................   (12,573)   (34,750)
Other income, net...........................................       803      2,355
                                                              --------   --------
Net loss before provision for income taxes..................   (11,770)   (32,395)
Provision for income taxes..................................         6         36
                                                              --------   --------
Net loss....................................................  $(11,776)  $(32,431)
                                                              ========   ========
Basic and diluted net loss per share........................  $  (0.31)  $  (0.57)
                                                              ========   ========
Weighted-average shares used to compute basic and diluted
  net loss per share........................................    38,606     56,997
                                                              ========   ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.
                                      F-II-2

                               NETRO CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(11,776)  $(32,431)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation...........................................       975      1,116
     Amortization of deferred stock compensation............        84        180
     Amortization of acquired intangible assets.............     2,346        385
     Acquired in-process research and development...........        --     17,600
     Write-down of impaired assets..........................        --        797
     Loss on disposal of fixed assets.......................        --         41
     Changes in operating assets and liabilities, net of
      acquisition of assets:
       Trade accounts receivable............................     1,296     (1,810)
       Inventory............................................      (106)     1,077
       Prepaid expenses and other...........................    (1,349)      (445)
       Trade accounts payable and accrued liabilities.......    (2,460)       563
                                                              --------   --------
       Net cash used in operating activities................   (10,990)   (12,927)
                                                              --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of equipment and leasehold improvements.........      (248)      (795)
  Payment for acquisition of assets.........................        --    (16,009)
  Purchases of marketable securities........................   (43,056)   (48,958)
  Maturities of marketable securities.......................    48,892     81,606
  Increase in restricted cash deposits......................    (6,427)        --
                                                              --------   --------
       Net cash provided by (used in) investing
        activities..........................................      (839)    15,844
                                                              --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital leases................................       (64)      (380)
  Proceeds from issuance of common stock, net of issuance
     costs..................................................       406        577
                                                              --------   --------
       Net cash provided by financing activities............       342        197
                                                              --------   --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................        57        (43)
                                                              --------   --------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................   (11,430)     3,071
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............    43,455     90,494
                                                              --------   --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $ 32,025   $ 93,565
                                                              ========   ========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest....................................  $     25   $     49
  Issuance of common stock related to acquisition of
     assets.................................................  $     --   $ 29,520

  The accompanying notes are an integral part of these condensed consolidated financial statements.
                                      F-II-3

                               NETRO CORPORATION

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.  DESCRIPTION OF BUSINESS:

     Netro Corporation (collectively, with its subsidiaries, the "Company" or "Netro") was incorporated in California on November 14, 1994 and reincorporated in Delaware on June 19, 2001. Netro designs, markets and sells broadband, point-to-multipoint fixed wireless equipment. Telecommunications service providers use Netro's equipment as an alternative to using wired connectivity or point-to-point fixed wireless equipment. The Company operates in one business segment.

     In November 2002, the Company announced plans to evaluate strategic alternatives that could include a possible sale, merger or liquidation. Following a review of various alternatives, negotiations with several parties and extensive due diligence, the Company entered into an agreement and plan of merger with SR Telecom Inc. on March 27, 2003, pursuant to which the Company will, subject to the conditions in the merger agreement, (1) declare and pay a cash dividend of $100 million, to be distributed on a pro-rata basis to the holders of Netro's common stock just prior to the effective time of the merger and (2) merge with Norway Acquisition Corporation, a wholly-owned subsidiary of SR Telecom, whereby Netro will survive the merger as a wholly-owned subsidiary of SR Telecom. If the merger is consummated as proposed, Netro stockholders at the effective time of the merger will also receive an aggregate of 41.5 million shares of SR Telecom common stock, which will also be distributed among Netro's stockholders on a pro rata basis. The transaction is subject to certain conditions, including approval by Netro's stockholders.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 BASIS OF PRESENTATION

     The Company has prepared the accompanying condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and in accordance with the rules and regulations of Form 10-Q and Article 10 of Regulation S-X of the United States Securities and Exchange Commission. These condensed consolidated financial statements are unaudited but reflect all adjustments (consisting of normal recurring adjustments) that are necessary in the opinion of management for a fair presentation of the Company's financial position at March 31, 2003, results of operations for the three months ended March 31, 2003 and 2002, and cash flows for the three months ended March 31, 2003 and 2002. The condensed consolidated balance sheet at December 31, 2002 is derived from the Company's audited financial statements as of that date.

     The unaudited condensed consolidated financial statements include the accounts of Netro Corporation and its subsidiaries in Germany, France, Mexico and Israel. All material intercompany accounts and transactions have been eliminated in consolidation.

     Results of operations for the three months ended March 31, 2003 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year ending December 31, 2003. These financial statements should be read in conjunction with the Company's audited consolidated financial statements and the accompanying notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, which was previously filed with the Securities and Exchange Commission.

 CASH AND CASH EQUIVALENTS AND MARKETABLE SECURITIES

     Cash and cash equivalents consist of short-term, highly liquid investments with maturities at the time of purchase of three months or less. Investments with maturities greater than three months and less than or equal to one year are classified as short-term marketable securities. Investments with maturities greater than one year are classified as long-term marketable securities. The Company's investments, which mature at various dates through June 2004, consist of government and corporate debt securities and are classified as either "available-for-sale" or "held-to-maturity." "Available-for-sale" investments are stated at fair value, with
                                      F-II-4

                               NETRO CORPORATION
unrealized gains and losses recorded in "Accumulated other comprehensive income" on the balance sheets. Unrealized gains at March 31, 2003 were $0.4 million. Unrealized gains at December 31, 2002 were $0.5 million. "Held-to-maturity" investments are stated at amortized cost. Realized gains or losses from sales of marketable securities are based on the specific identification method. Certain investments at March 31, 2003 are pledged to secure certain letters of credit and are thus classified as restricted cash deposits.

 INVENTORY

     Inventory, which includes material and labor costs, is valued at standard cost, which approximates actual cost computed on a first-in, first-out basis, not in excess of market value. The Company provides for estimated excess or obsolete inventory based upon assumptions about future demand for products and the conditions of the markets in which the products are sold. This reserve is reflected as a reduction to inventory in the accompanying condensed consolidated balance sheets. Significant management judgment and estimates must be made and used in connection with establishing this provision. Inventory consists of the following (in thousands):

                                                              MARCH 31,   DECEMBER 31,
                                                                2003          2002
                                                              ---------   ------------
Raw materials...............................................  $  9,622      $  9,726
Work-in-process.............................................       176           359
Finished goods..............................................    17,530        17,309
                                                              --------      --------
                                                                27,328        27,394
Less: inventory reserve.....................................   (20,995)      (21,167)
                                                              --------      --------
                                                              $  6,333      $  6,227
                                                              ========      ========

 ASSESSMENT OF IMPAIRMENT OF LONG-LIVED ASSETS

     The Company periodically evaluates whether events and circumstances have occurred which indicate that the carrying value of its long-lived assets may not be recoverable. If the Company determines an asset has been impaired, the impairment charge is recorded based on the excess of the carrying value over the fair value of the impaired asset, with the reduction in value charged to expense. As of March 31, 2003, long-lived assets included $18.0 million of intangible assets related to the Company's acquisition of Project Angel and $8.9 million of fixed assets and tenant improvements.

 REVENUE RECOGNITION

     Revenues consist of sales made directly to end users and indirectly through original equipment manufacturers ("OEM"s) and local resellers. Revenues from product sales are recognized when all of the following conditions are met: delivery has occurred and title has passed to the customer, an arrangement exists with the customer and the Company has the right to invoice the customer, collection of the receivable is reasonably assured and the Company has fulfilled all of its material contractual obligations to the customer. In cases where one of the above factors has not been met, the Company defers the associated revenue until all conditions have been met. Provisions are made at the time of revenue recognition for estimated warranty costs.

 DEFERRED REVENUE

     From time to time, the Company enters into agreements to sell products to customers on open credit terms or may agree in writing to the delivery of product subject to installation or formal customer acceptance

                                      F-II-5

                               NETRO CORPORATION
criteria. In such cases, if management believes that the Company has not fulfilled all of its material contractual obligations to the customer (such as when it has primary responsibility for installation or if there are acceptance criteria,) or if the collectability of the associated receivable is not reasonably assured, revenue recognition is deferred until such time as the Company's obligations are fulfilled and/or the amounts due have been collected. Some of the factors used in evaluating whether or not to defer revenue from a particular customer include:

     - any material contractual obligations not fulfilled,

     - acceptance criteria not yet met,

     - the customer's liquid assets,

     - actual and projected cash flows for the customer, and

     - the political and economic environment in the country in which the customer operates.

     At March 31, 2003, the outstanding deferred revenue balance was $1.5 million.

 Warranty Obligations

     The Company evaluates its obligations related to product warranties on a quarterly basis. Netro offers a standard one-year warranty on all products shipped. The Company monitors historical warranty rates and tracks costs incurred to repair units under warranty. These costs include labor, replacement parts and certain freight costs. This information is then used to calculate the accrual needed based on actual sales and remaining warranty periods. For new product introductions, estimates are made based on test and manufacturing data as well as the Company's historical experience on similar products. If circumstances change, or if the Company experiences a significant change in its failure rates, the Company's warranty accrual estimate could change significantly.

     The following is a reconciliation of the changes in the warranty liability for the three months ended March 31, 2003 (in thousands):

Warranty accrual at December 31, 2002.......................   $620
Warranty expenses incurred..................................    (15)
Warranty accrual for shipments during the period............     61
                                                               ----
Warranty accrual at March 31, 2003..........................   $666
                                                               ====

     The Company also indemnifies its customers against any actions from third parties related to intellectual property claims arising from use of the Company's product. In the Company's experience, claims made under such indemnifications are rare and the associated fair value of the liability is not material.

     The by-laws of Netro Corporation require that, except to the extent expressly prohibited by law, the Company must indemnify its officers and directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Company) actually and reasonably incurred in connection with civil, criminal, administrative or investigative actions or proceedings as it relates to their services to Netro. The by-laws provide no limit on the amount of indemnification. The Company has purchased directors and officers insurance coverage to cover claims made against the directors and officers during the applicable policy periods. The current policy provides $5 million of coverage and has no deductible. Any indemnification in excess of that amount may not be covered under the current policy. In the Company's experience, its directors and officers insurance has been adequate to cover any and all claims, and the fair value of any additional liability is not material.

                                      F-II-6

                               NETRO CORPORATION

 RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred and consist primarily of payroll costs, other direct expenses and overhead.

 STOCK-BASED COMPENSATION

     On December 31, 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock Based Compensation -- Transition and Disclosure," which amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148, which the Company adopted for the year ended December 31, 2002, requires more prominent and frequent disclosures about the effects of stock-based compensation. The Company accounts for its stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured by the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. SFAS No. 123 established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. Had compensation expense for the Plans been determined consistent with SFAS No. 123, the Company's net loss and basic and diluted net loss per share would have increased to the following pro forma amounts (dollars, in thousands, except per share amounts):

                                                                2003       2002
                                                              --------   --------
Net loss, as reported.......................................  $(11,776)  $(32,431)
Fair value of stock-based compensation......................    (8,490)    (8,654)
                                                              --------   --------
Net loss, pro forma.........................................  $(20,266)  $(41,085)
                                                              ========   ========
Basic and diluted net loss per share, as reported...........  $  (0.31)  $  (0.57)
Basic and diluted net loss per share, pro forma.............  $  (0.52)  $  (0.72)
Stock-based compensation included in net loss, as
  reported..................................................  $     84   $    180

     The value of options granted and employee stock purchases in the first quarter of 2003 and 2002 was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions (the Company had no option grants in the first quarter of 2003):

                                                EMPLOYEE STOCK
                                                   OPTIONS        EMPLOYEE STOCK PURCHASE PLAN
                                                --------------   -------------------------------
                                                MARCH 31, 2002   MARCH 31, 2003   MARCH 31, 2002
                                                --------------   --------------   --------------
Risk-free interest rate.......................  4.30% - 4.33%    1.69% - 2.33%       3.47%
Average Expected Life of Option...............    4 years         0.5 years        0.5 years
Dividend Yield................................      0%               0%               0%
Volatility of Common Stock....................     42.1             43.2             42.1%
Weighted average fair value of options granted
  during the quarter..........................    $1.96            $1.17            $1.36

                                      F-II-7

                               NETRO CORPORATION

  AMORTIZATION OF DEFERRED STOCK COMPENSATION

     Amortization of deferred stock compensation results from the granting of stock options to employees with exercise prices per share determined to be below the estimated fair values per share of the Company's common stock at dates of grant. For the periods presented, amortization related to employees associated with the following operational functions (in thousands):

                                                              THREE MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                              -------------
                                                              2003    2002
                                                              -----   -----
Research and development....................................   $41    $105
Sales and marketing.........................................     3      32
General and administrative..................................    40      43
                                                               ---    ----
Amortization of deferred stock compensation.................   $84    $180
                                                               ===    ====

  NET LOSS PER SHARE

     Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding. Potential common shares from the exercise of stock options and warrants are excluded from diluted net loss per share because they would be antidilutive. The total number of shares excluded from diluted net loss per share relating to these securities was as follows (in thousands):

                                                              MARCH 31,   MARCH 31,
                                                                2003        2002
                                                              ---------   ---------
Options.....................................................    8,507      10,805
Warrants....................................................       19          57
                                                                -----      ------
                                                                8,526      10,862
                                                                =====      ======

     The following table presents the calculation of basic and diluted net loss per share (in thousands, except per share data):

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
Net loss....................................................  $(11,776)  $(32,431)
                                                              ========   ========
Weighted average shares of common stock outstanding used to
  compute basic and diluted net loss per share..............    38,606     56,997
                                                              ========   ========
Basic and diluted net loss per share........................  $  (0.31)  $  (0.57)
                                                              ========   ========

                                      F-II-8

                               NETRO CORPORATION

  COMPREHENSIVE LOSS

     Comprehensive loss includes unrealized gains and losses on available-for-sale equity securities and foreign currency translation gains and losses that have been excluded from net loss and reflected instead in stockholders' equity. For the periods presented, comprehensive loss is calculated as follows (in thousands):

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
Net loss....................................................  $(11,776)  $(32,431)
Change in net unrealized holding gain on marketable
  securities................................................       181     (1,158)
Foreign currency translation adjustments....................       (57)       (50)
                                                              --------   --------
Comprehensive loss..........................................  $(11,652)  $(33,639)
                                                              ========   ========

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company has adopted SFAS No. 143 for fiscal 2003. The adoption of SFAS No. 143 did not have a material effect on the Company's results of operations or condensed consolidated financial statements.

     In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 replaces EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Management does not expect this statement to have a material impact on the Company's results of operations or consolidated financial statements, although SFAS No. 146 may impact the timing of recognition of costs associated with future restructuring, exit or disposal activities.

     In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN 45 are effective for any guarantees issued or modified after December 31, 2002. These condensed consolidated financial statements comply with the recognition and disclosure requirements of this interpretation.

     On December 31, 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure that amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of

                                      F-II-9

                               NETRO CORPORATION
the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method. SFAS No. 148 is effective for fiscal years ending after December 15, 2002. These condensed consolidated financial statements comply with the requirements of SFAS No. 148.

     In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 addresses consolidation by business enterprises of variable interest entities. Under that interpretation, certain entities known as Variable Interest Entities ("VIEs") must be consolidated by the primary beneficiary of the entity. The primary beneficiary is generally defined as having the majority of the risks and rewards arising from the VIE. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. It applies immediately to variable interest entities created after January 31, 2003, and applies in the first year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company does not have any interest in a VIE and, as a result, the adoption of this interpretation will not affect the Company's results of operations and condensed consolidated financial statements.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The new guidance amends SFAS No. 133 for decisions made as part of the Derivatives Implementation Group ("DIG") process that effectively required amendments to SFAS No. 133, and decisions made in connection with other FASB projects dealing with financial instruments and in connection with implementation issues raised in relation to the application of the definition of a derivative and characteristics of a derivative that contains financing components. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company does not believe the adoption of SFAS No. 149 will have a material impact on its results of operations and condensed consolidated financial statements.

     In the first quarter of 2003, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue 00-21, Revenue Arrangements with Multiple Deliverables ("EITF 00-21"), which requires companies to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF 00-21, revenue arrangements with multiple deliverables should be divided into separate units of accounting if the deliverables in the arrangement meet certain criteria. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values. This issue is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company does not expect the adoption of EITF 00-21 to have a material impact on its results of operations or consolidated financial statements.

3.  CONCENTRATIONS OF CREDIT RISK:

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables, cash equivalents, and marketable securities. With respect to trade receivables, the Company performs ongoing credit evaluations of its customers' financial condition. Additionally, the Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk and collection experience of specific customers, historical trends and other available information. At March 31, 2003, two customers represented 34 percent and 12 percent, respectively of the Company's trade accounts receivable balance.

                                     F-II-10

                               NETRO CORPORATION

     Although the Company does not require collateral on certain accounts receivable on sales to large, well-established companies, it does require standby letters of credit or prepayments on certain sales to foreign and smaller companies. As of March 31, 2003, the Company had a note receivable of $1.2 million due from a company in Argentina, which was fully reserved.

     With respect to cash equivalents and marketable securities, the Company has cash investment policies that limit the amount of credit exposure to any one issuer and restrict placement of these investments to issuers evaluated as creditworthy.

4.  COMMITMENTS AND CONTINGENCIES:

  COMMITMENTS

     In July 2001, the Company issued a letter of credit for approximately $1.6 million as a security deposit for the Company's San Jose, California office space. This letter of credit expires in September 2006. In February 2002, the Company issued a letter of credit for approximately $4.2 million as a security deposit for the Company's Redmond, Washington office space. This letter of credit expires in July 2006. These letters of credit are secured by certificates of deposit and are subject to draw if the Company fails to meet its obligations under the facilities leases. The associated certificates of deposit totaling $6.4 million at March 31, 2003 are classified as restricted cash on the accompanying condensed consolidated balance sheet.

  CONTINGENCIES

     COATES LITIGATION. On or about December 10, 2001, C. Robert Coates, a holder of shares of the Company's common stock, commenced an action in the Delaware Chancery Court that names as defendants Netro and certain members of its board of directors, styled Coates v. Netro Corp., et al., C.A. No. 19309. Mr. Coates filed an amended complaint in that action in October 2002. In the amended complaint, Mr. Coates challenges a stock option cancellation and regrant program for employees that was adopted by Netro's board of directors in 2001. He also challenges an award of options to Netro's outside directors in July 2001. The complaint seeks an order declaring the options at issue to be invalid and void, rescinding those options, preliminarily and permanently enjoining the exercise of those options, imposing a constructive trust on any such options that were granted to defendants, and awarding monetary damages in an unspecified amount as well as plaintiffs' attorneys fees and expenses. Defendants filed a motion to dismiss the amended complaint on October 18, 2002. During the period for briefing of that motion, the parties reached an agreement in principle to settle the action. Under the proposed settlement: (i) each of Netro's outside directors (other than Ms. Young, who is not named as a defendant) would agree to forego any award of Netro's options in calendar year 2003; (ii) Netro's governing documents will be amended to reflect that any future option awards to directors must be made by the Compensation Committee of Netro's board of directors; and (iii) Netro and its directors will agree that any future grant of options made to Netro's directors will be publicly disclosed within 30 days after such a grant.

     The proposed settlement is subject to approval by the Delaware Court of Chancery. In connection with such court approval, plaintiff's counsel intends to make an application for an award of fees and expenses, which the Company and other defendants have agreed not to oppose up to $40,000.

     IPO ALLOCATION LITIGATION. On or around August 23, 2001, Ramiro Soto-Gonzalez, who alleges that he is a former shareholder of the Company's common stock, commenced a purported class action lawsuit in the U.S. District Court for the Southern District of New York against the Company, Richard Moley, Gideon Ben-Efraim and Michael T. Everett ("Individual Defendants"), as well as against Dain Rauscher, Inc., FleetBoston Robertson Stephens, Inc., and Merrill Lynch, Pierce, Fenner and Smith, Inc. ("Underwriter Defendants"). The action is styled Soto-Gonzalez v. Netro Corporation, Inc., et al., No. 01 Civ. 7993
                                     F-II-11

                               NETRO CORPORATION

(S.D.N.Y.). On or around December 6, 2001, Zion Badichi, who alleges that he is a former shareholder of the Company's common stock, commenced a purported class action lawsuit in the U.S. District Court for the Southern District of New York against the Company, the Individual Defendants (except Mr. Moley) and the Underwriter Defendants. The action is styled Badichi v. Netro Corporation, Inc., et al., No. 01 Civ. 8348 (S.D.N.Y.).

     The Soto-Gonzalez and Badichi actions are two of more than 1,000 lawsuits filed in the U.S. District Court for the Southern District of New York against more than 300 different issuers, certain officers and directors of these issuers and more than 45 different underwriters arising out of initial public offerings occurring between December 1997 and December 2000 (collectively "IPO Allocation Litigation"). By Order dated August 9, 2001, Chief Judge Michael B. Mukasey assigned the IPO Allocation Litigation, including the Soto-Gonzalez and Badichi actions, to the Honorable Shira A. Scheindlin for all pre-trial purposes. On September 7, 2001, Judge Scheindlin adjourned the time for all defendants in the IPO Allocation Litigation, including the Company and the Individual Defendants, to answer, move or otherwise respond to current and future complaints indefinitely pending further instruction from the court. On or about March 2002, the Soto-Gonzalez and Badichi actions were consolidated into a single action styled In re Netro Corp. Initial Public Offering Securities Litigation, No. 01 Civ. 7035, 21 MC 92 (SAS) ("Netro Litigation"). Other lawsuits alleging similar claims arising out of the Company's August 1999 initial public offering against the Underwriter Defendants -- but not against the Company or the Individual Defendants -- were also consolidated into the Netro Litigation. Those actions are styled Gutner v. Merrill Lynch, Pierce, Fenner & Smith Incorporated et al., No. 01 Civ. 7035 (S.D.N.Y.) and Bryant v. Merrill Lynch, Pierce, Fenner & Smith Incorporated et al., No. 01 Civ. 9184 (S.D.N.Y.).

     On April 19, 2002, plaintiffs filed a consolidated amended class action complaint in the Netro Litigation ("Complaint"). The Complaint alleges claims against the Company arising under Section 11 of the Securities Act of 1933 ("33 Act") and Section 10(b) of the Securities Exchange Act of 1934 ("Exchange Act"), and Rule 10b-5 promulgated thereunder, and against the Individual Defendants under Section 10(b), Rule 10b-5 and Section 20(a) of the Exchange Act, and
Section 15 of the "33 Act. The claims allege various misconduct arising from the Company's August 1999 initial public offering and March 2000 follow-on offering of its common stock, including, among other things, that the disclosures made in connection with the offerings were incomplete or misleading in various respects. The allegations include, among other things, that the Company and the Individual Defendants failed to disclose that the Underwriter Defendants: (1) charged the Company excessive commissions and inflated transaction fees in violation of the securities laws and regulations; and (2) allowed certain investors to take part in the Company's initial public offering in exchange for promises that these investors would purchase additional shares in the after-market for the purpose of inflating and maintaining the market price of the Company's common stock. The Complaint seeks to certify a class of shareholders who purchased the Company's common stock between August 18, 1999 and December 6, 2000, and to recover monetary damages from defendants in an unspecified amount, as well as plaintiff's attorneys' fees and expenses in bringing the action.

     On October 9, 2002, the claims against the Individual Defendants were dismissed without prejudice on consent of the parties. In addition, counsel for the plaintiffs, liaison counsel for the issuer defendants and counsel for insurers of the issuer defendants have taken part in continuing discussions mediated by a former federal district court judge to explore a possible settlement of the claims against all of the issuer defendants in the IPO Allocation Litigation, including the Company.

     The IPO Allocation Litigation in general, and the Netro Litigation in particular, are in an early phase, and no date has yet been set by the court for completion of pre-trial discovery or trial. The Company believes the claims asserted against it in the Netro Litigation are without merit, and Netro intends vigorously to defend itself against those claims.
                                     F-II-12

                               NETRO CORPORATION

     FUTURE COMMUNICATIONS COMPANY ("FCC") KUWAIT LITIGATION. This matter involves a dispute regarding the alleged improper draw down by the Company of a letter of credit opened by FCC with the Bank of Kuwait and the Middle East in Kuwait, and the alleged refusal by the Company to accept return by FCC of certain equipment provided to FCC by the Company. At the January 15, 2003, hearing, the Court ruled that Netro had not yet been properly served. The case has been adjourned until May 28, 2003. The amount in dispute is approximately $1,013,000 plus interest from December 31, 1999.

     SOLECTRON ARBITRATION. On or around December 19, 2002, Solectron California Corporation ("Solectron") demanded arbitration to resolve disputes arising under its May 31, 1998 "Manufacturing Agreement" with the Company. Solectron's principal claim is that during the third quarter of 2000, it purchased materials on the basis of Netro's forecasts which were not followed by corresponding orders. Solectron claims that as a result it now has an excess inventory of materials which it cannot sell. Netro vigorously disputes the claims on the ground that the acquisition of material had not been approved by Netro as required by the agreement. The total claim, including the cost of materials and asserted carrying charges, is approximately $14.5 million. The matter is set for mediation which is scheduled to commence in the second quarter of 2003. Unless the matter is resolved, arbitration will proceed thereafter before the American Arbitration Association.

     MERGER-RELATED LITIGATION. On April 8, 2003, a purported class action styled Fuller & Thaler Asset Management, Inc. v. Netro Corp. et al., Case No. CV816170 (Cal. Super. Ct.) was filed in the California Superior Court for Santa Clara County by an entity claiming to be a Netro shareholder against Netro and its current and certain former directors. The complaint asserts claims for breach of fiduciary duty against the current and former directors who are named as defendants based on allegations that Netro's directors, among other things, breached their fiduciary duties to Netro allegedly by failing to properly value and obtain the highest price reasonably available for Netro, by favoring SR Telecom over competing potential acquirers and by engaging in self-dealing in connection with the merger. The complaint seeks certain injunctive relief including, among other things, an injunction prohibiting Netro from completing the merger and rescission of the individual defendants' receipt of stock options and other benefits they may have received, as well as attorneys' fees and costs of suit.

     OTHER MATTERS. From time to time, the Company is involved in various legal proceedings in the ordinary course of business. The Company is not currently involved in any additional litigation which, in management's opinion, would have a material adverse effect on its business, cash flows, operating results or financial condition; however, there can be no assurance that any such proceeding will not escalate or otherwise become material to the Company's business in the future.

5.  RESTRUCTURING AND ASSET IMPAIRMENT:

  FIRST QUARTER 2002 RESTRUCTURING AND ASSET IMPAIRMENT

     In the first quarter of 2002, the Company incurred $1.8 million in restructuring charges related to various initiatives undertaken by the Company to reduce its cost structure. The Company closed Bungee Communications, Inc., the Company's Israeli engineering entity, and reduced its workforce in its San Jose, California headquarters location. The charges included the termination of approximately 54 employees (50 research and development employees, 3 sales and marketing employees and 1 general and administrative employee), the termination of the Bungee office lease and the write-down of assets associated with the Bungee operations. All

                                     F-II-13

                               NETRO CORPORATION
significant actions relating to this plan were completed in 2002. The following table summarizes the components of the charge for the quarter ended March 31, 2002 (in thousands):

                                                                LIABILITY AT                   LIABILITY AT
                                RESTRUCTURING   AMOUNTS PAID/   DECEMBER 31,   AMOUNTS PAID/    MARCH 31,
                                   CHARGES       WRITTEN OFF        2002        WRITTEN OFF        2002
                                -------------   -------------   ------------   -------------   ------------
Impairment of assets..........     $  154          $  (154)         $ --           $  --           $--
Severance.....................      4,100           (3,429)          671            (644)           27
                                   ------          -------          ----           -----           ---
Total.........................     $4,254          $(3,583)         $671           $(644)          $27
                                   ======          =======          ====           =====           ===

  FOURTH QUARTER 2002 RESTRUCTURING.

     In the fourth quarter of 2002, the Company incurred $4.3 million in restructuring charges to further reduce its cost structure. The Company reduced its worldwide workforce by approximately 110 employees (80 research and development employees, 21 sales and marketing employees and 9 general and administrative employees), closed two sales offices and wrote down certain fixed assets. The following table summarizes the activity related to the fourth quarter restructuring charges for the year ended December 31, 2002 (in thousands):

                                                                                LIABILITY AT
                                                RESTRUCTURING   AMOUNTS PAID/   DECEMBER 31,
                                                   CHARGES       WRITTEN OFF        2002
                                                -------------   -------------   ------------
Impairment of assets..........................     $  797          $  (797)         $ --
Severance.....................................        763             (763)           --
                                                   ------          -------          ----
Lease and other expense.......................        265             (265)           --
                                                   ------          -------          ----
Total.........................................     $1,825          $(1,825)         $ --
                                                   ======          =======          ====

     The remaining liability relates to severance charges and is expected to be paid in the second quarter of 2003.

6.  ACQUISITION OF ASSETS:

     On February 12, 2002, the Company acquired AT&T Wireless' fixed wireless development team, a license to intellectual property, inventory, equipment and proprietary software assets. The technology was originally developed under the code name "Project Angel." The acquisition was accounted for as a purchase of assets. The purchase price was allocated based on the estimated fair values of the assets acquired. The purchase consideration was approximately $48.8 million, consisting of 8.2 million shares of the Company's common stock, valued at approximately $29.5 million, approximately $16.0 million in cash and transaction costs of approximately $3.3 million.

     A total of $45.7 million of the purchase consideration was allocated to intangible assets, including $24.9 million of developed and core technology, $17.6 million of in-process research and development costs, and $3.2 million of other intangibles, which include the acquired workforce. The remaining $3.1 million of purchase consideration was allocated to fixed assets ($2.5 million) and inventory ($0.6 million). Acquired in-process research and development costs represent research and development projects relating to expanding product capacity. These projects had not yet reached technological feasibility and, accordingly, this amount was expensed in the first quarter of 2002. The value of acquired in-process technology was computed using a discounted cash flow analysis on the anticipated income stream of the related product revenues. This analysis was conducted by an independent appraisal firm based on management's forecast of future revenues, cost of

                                     F-II-14

                               NETRO CORPORATION
revenues, and operating expenses related to the purchased technologies. The intangible assets are being amortized over a three-year estimated useful life based on the product life cycle of the acquired technology.

7.  SEGMENT REPORTING:

     The Company is organized and operates as one operating segment: the design, development, manufacturing, marketing and selling of broadband wireless point-to-multipoint access systems.

     The Company sells its products indirectly through OEMs and local resellers in addition to through a direct sales force. Netro generally offers installation and maintenance services through its system integration partners and third-party installation and support organizations. Revenues by geography based on sales to original customers were as follows:

                                                                               % OF TOTAL
                                                            REVENUES            REVENUES
                                                       -------------------   ---------------
                                                       THREE MONTHS ENDED     THREE MONTHS
                                                            MARCH 31,        ENDED MARCH 31,
                                                       -------------------   ---------------
                                                         2003       2002      2003     2002
                                                       --------   --------   ------   ------
Latin America........................................   $   38     $  686        2%      14%
Europe...............................................    1,875      3,998       85       80
Middle East..........................................      190         15        9       --
Asia.................................................      102         13        4       --
                                                        ------     ------    -----    -----
International........................................    2,205      4,712      100       94
United States........................................       --        296       --        6
                                                        ------     ------    -----    -----
                                                        $2,205     $5,008      100%     100%
                                                        ======     ======    =====    =====

     Substantially all of the Company's U.S. revenues for the three months ended March 31, 2002 were related to products sold through systems integrators and local resellers who resold the products to end customers located outside of the United States.

     Countries that accounted for more than 10 percent of revenues based on to the location of our original customers were as follows:

                                                                               % OF TOTAL
                                                            REVENUES            REVENUES
                                                       -------------------   ---------------
                                                       THREE MONTHS ENDED     THREE MONTHS
                                                            MARCH 31,        ENDED MARCH 31,
                                                       -------------------   ---------------
                                                         2003       2002      2003     2002
                                                       --------   --------   ------   ------
Spain................................................   $  812     $1,056       37%      21%
Germany..............................................   $  468          *       21%       *
France...............................................        *     $1,514        *       30%

---------------

* Revenues less than 10 percent for period

                                     F-II-15

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Netro Corporation:

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Netro Corporation and its subsidiaries (the "Company") at December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Company as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated January 21, 2002.

                                          /s/ PricewaterhouseCoopers LLP

San Jose, California
February 6, 2003

                                     F-II-16

                     THIS REPORT IS A CONFORMED COPY OF THE
                REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP
                    AND HAS NOT BEEN REISSUED BY THAT FIRM.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Netro Corporation:

     We have audited the accompanying consolidated balance sheets of Netro Corporation (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Netro Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

     Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed under
Item 14(a) is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

San Jose, California
January 21, 2002

ARTHUR ANDERSEN LLP WERE THE INDEPENDENT ACCOUNTANTS FOR NETRO CORPORATION UNTIL MAY 24, 2002. REPRESENTATIVES OF ARTHUR ANDERSEN LLP ARE NOT AVAILABLE TO PROVIDE THE CONSENT REQUIRED FOR THE INCLUSION OF THEIR REPORT ON THE FINANCIAL STATEMENTS OF NETRO CORPORATION APPEARING IN THIS REGISTRATION STATEMENT ON FORM F-4. THEREFORE, IN ACCORDANCE WITH SEC REGULATIONS, A CONFORMED COPY OF THEIR PREVIOUS OPINION IS INCLUDED.

                                     F-II-17

                               NETRO CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
                                         ASSETS
Current Assets:
  Cash and cash equivalents.................................   $  43,455      $  90,494
  Short-term marketable securities..........................      57,603        115,950
  Trade accounts receivable, net of allowance of $583 and
     $1,500, respectively...................................       3,136          3,683
  Inventory.................................................       6,227          6,874
  Prepaid expenses and other................................       3,367          2,832
                                                               ---------      ---------
     Total current assets...................................     113,788        219,833
Equipment and leasehold improvements, net...................       9,635          7,796
Long-term marketable securities.............................      57,335        119,858
Acquired intangible assets..................................      20,331             --
Other assets................................................       2,164          2,234
                                                               ---------      ---------
     Total assets...........................................   $ 203,253      $ 349,721
                                                               =========      =========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of capital leases.........................   $      64      $   1,272
  Trade accounts payable....................................       2,040          1,649
  Accrued liabilities.......................................      22,359         25,789
                                                               ---------      ---------
     Total current liabilities..............................      24,463         28,710
Capital leases, net of current portion......................          --             64
Deferred facilities rent....................................         269             71
                                                               ---------      ---------
     Total liabilities......................................      24,732         28,845
                                                               ---------      ---------
Commitments and contingencies (Note 7)
Stockholders' equity:
  Preferred stock, $.001 par value:
     Authorized -- 5,000,000 shares Outstanding -- no
      shares................................................          --             --
  Common stock, $.001 par value:
     Authorized -- 100,000,000 shares
      Outstanding -- 38,521,554 and 52,481,253 shares at
      December 31, 2002 and 2001, respectively..............     454,780        506,329
  Deferred stock compensation...............................         (84)          (831)
  Accumulated other comprehensive income....................         421          1,264
  Accumulated deficit.......................................    (276,596)      (185,886)
                                                               ---------      ---------
     Total stockholders' equity.............................     178,521        320,876
                                                               ---------      ---------
     Total liabilities and stockholders' equity.............   $ 203,253      $ 349,721
                                                               =========      =========

  The accompanying notes are an integral part of these consolidated financial statements.
                                     F-II-18

                               NETRO CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2002       2001       2000
                                                              --------   --------   --------
Revenues....................................................  $ 17,107   $ 23,659   $ 68,527
  Cost of revenues..........................................    12,456     20,125     52,096
  Provision for excess and obsolete inventory...............     4,203     26,387         --
  Provision for material-related commitments................       508     16,000         --
                                                              --------   --------   --------
Total cost of revenues......................................    17,167     62,512     52,096
                                                              --------   --------   --------
Gross profit (loss).........................................       (60)   (38,853)    16,431
                                                              --------   --------   --------
Operating expenses:
  Research and development..................................    27,973     25,782     24,265
  Sales and marketing.......................................    13,877     13,281     10,455
  General and administrative................................    21,210     16,996      9,812
  Amortization of deferred stock compensation...............       612        857      1,064
  Amortization of acquired intangibles......................     7,820         --         --
  Acquired in-process research and development..............    17,600         --         --
  Restructuring and asset impairment charges................     8,079         --         --
                                                              --------   --------   --------
     Total operating expenses...............................    97,171     56,916     45,596
                                                              --------   --------   --------
Loss from operations........................................   (97,231)   (95,769)   (29,165)
Other income, net
  Interest income and realized gains on sales of marketable
     securities.............................................     7,127     17,154     20,112
  Interest expense..........................................      (503)      (613)    (1,125)
                                                              --------   --------   --------
     Total other income, net................................     6,624     16,541     18,987
                                                              --------   --------   --------
Net loss before provision for income taxes..................   (90,607)   (79,228)   (10,178)
Provision for income taxes..................................       103         76         --
                                                              --------   --------   --------
Net loss....................................................  $(90,710)  $(79,304)  $(10,178)
                                                              ========   ========   ========
Basic and diluted net loss per share........................  $  (1.76)  $  (1.52)  $  (0.21)
                                                              ========   ========   ========
Weighted-average shares used to compute basic and diluted
  net loss per share........................................    51,521     52,196     49,639
                                                              ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.
                                     F-II-19

                               NETRO CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                 NOTE                       ACCUMULATED
                                          COMMON STOCK        RECEIVABLE      DEFERRED         OTHER
                                     ----------------------      FROM          STOCK       COMPREHENSIVE   ACCUMULATED
                                       SHARES       AMOUNT    STOCKHOLDER   COMPENSATION      INCOME         DEFICIT
                                     -----------   --------   -----------   ------------   -------------   -----------
BALANCE, DECEMBER 31, 1999.........   44,912,773   $146,490      $(800)       $(3,730)        $   --        $ (96,404)
Net loss...........................           --         --         --             --             --          (10,178)
Change in net unrealized holding
  gain on securities...............           --         --         --             --            823               --
    Comprehensive loss.............
Repayment of note from
  stockholder......................           --         --        800             --             --               --
Exercise of stock options for
  cash.............................    1,905,062      3,953         --             --             --               --
Shares issued under ESPP Plan......      240,092      1,664         --             --             --               --
Repurchase of Common Stock for
  cash.............................      (15,626)       (31)        --             --             --               --
Issuance of Common Stock in public
  offering, net of issuance
  costs............................    4,504,111    352,324         --             --             --               --
Amortization of deferred stock
  compensation.....................           --       (733)        --          1,797             --               --
                                     -----------   --------      -----        -------         ------        ---------
BALANCE, DECEMBER 31, 2000.........   51,546,412    503,667         --         (1,933)           823         (106,582)
Net loss...........................           --         --         --             --             --          (79,304)
Change in net unrealized holding
  gain on securities...............           --         --         --             --            547               --
Foreign currency translation
  adjustments......................           --         --         --             --           (106)              --
    Comprehensive loss.............
Exercise of stock options for
  cash.............................      599,575      1,373         --             --             --               --
Shares issued under ESPP Plan......      335,266      1,534         --             --             --               --
Amortization of deferred stock
  compensation.....................           --       (245)        --          1,102             --               --
                                     -----------   --------      -----        -------         ------        ---------
BALANCE, DECEMBER 31, 2001.........   52,481,253    506,329         --           (831)         1,264         (185,886)
Net Loss...........................           --         --         --             --             --          (90,710)
Change in net unrealized holding
  gain on securities...............           --         --         --             --           (824)              --
Foreign currency translation
  adjustments......................           --         --         --             --            (19)              --
    Comprehensive loss.............
Exercise of stock options for
  cash.............................      380,070        634         --             --             --               --
Shares issued under ESPP Plan......      438,831      1,165         --             --             --               --
Issuance of stock awards to
  employees........................       21,400         67         --             --             --               --
Issuance of stock for asset
  acquisition......................    8,200,000     29,520         --             --             --               --
Repurchase and cancellation of
  stock............................  (23,000,000)   (82,800)        --             --             --               --
Amortization of deferred stock
  compensation.....................           --       (135)        --            747             --               --
                                     -----------   --------      -----        -------         ------        ---------
BALANCE, DECEMBER 31, 2002.........   38,521,554   $454,780      $  --        $   (84)        $  421        $(276,596)
                                     ===========   ========      =====        =======         ======        =========


                                                         TOTAL
                                     COMPREHENSIVE   STOCKHOLDERS'
                                         LOSS           EQUITY
                                     -------------   -------------
BALANCE, DECEMBER 31, 1999.........                    $ 45,556
Net loss...........................    $(10,178)        (10,178)
Change in net unrealized holding
  gain on securities...............         823             823
                                       --------
    Comprehensive loss.............    $ (9,355)
                                       ========
Repayment of note from
  stockholder......................                         800
Exercise of stock options for
  cash.............................                       3,953
Shares issued under ESPP Plan......                       1,664
Repurchase of Common Stock for
  cash.............................                         (31)
Issuance of Common Stock in public
  offering, net of issuance
  costs............................                     352,324
Amortization of deferred stock
  compensation.....................                       1,064
                                                       --------
BALANCE, DECEMBER 31, 2000.........                     395,975
Net loss...........................    $(79,304)        (79,304)
Change in net unrealized holding
  gain on securities...............         547             547
Foreign currency translation
  adjustments......................        (106)           (106)
                                       --------
    Comprehensive loss.............    $(78,863)
                                       ========
Exercise of stock options for
  cash.............................                       1,373
Shares issued under ESPP Plan......                       1,534
Amortization of deferred stock
  compensation.....................                         857
                                                       --------
BALANCE, DECEMBER 31, 2001.........                     320,876
Net Loss...........................    $(90,710)        (90,710)
Change in net unrealized holding
  gain on securities...............        (824)           (824)
Foreign currency translation
  adjustments......................         (19)            (19)
                                       --------
    Comprehensive loss.............    $(91,553)
                                       ========
Exercise of stock options for
  cash.............................                         634
Shares issued under ESPP Plan......                       1,165
Issuance of stock awards to
  employees........................                          67
Issuance of stock for asset
  acquisition......................                      29,520
Repurchase and cancellation of
  stock............................                     (82,800)
Amortization of deferred stock
  compensation.....................                         612
                                                       --------
BALANCE, DECEMBER 31, 2002.........                    $178,521
                                                       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                     F-II-20

                               NETRO CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2002        2001        2000
                                                              ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (90,710)  $ (79,304)  $ (10,178)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Acquired in process research and development...........     17,600          --          --
     Write-down of impaired assets..........................      1,068          --          --
     Depreciation...........................................      4,208       4,081       2,383
     Amortization of acquired intangible assets.............      7,820          --          --
     Amortization of deferred stock compensation............        612         857       1,064
     Provision for excess and obsolete inventory............      4,203      25,700       1,214
     Provision for doubtful accounts........................       (900)      1,315         800
     Provision for material-related commitments.............        508      16,000          --
     Loss on disposal of fixed assets.......................        202         802          90
     Issuance of employee stock awards......................         67          --          --
     Changes in operating assets and liabilities:
       Trade accounts receivable............................      1,447       8,534      (7,407)
       Inventory............................................     (2,988)     (4,580)    (21,299)
       Prepaid expenses and other...........................      1,668       5,023      (8,147)
       Trade accounts payable, accrued liabilities and
          other.............................................     (6,673)     (6,746)      8,454
                                                              ---------   ---------   ---------
       Net cash used in operating activities................    (61,868)    (28,318)    (33,026)
                                                              ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of equipment and leasehold improvements.........     (4,678)     (5,830)     (4,800)
  Acquisition of assets.....................................    (16,009)         --          --
  Purchase of equity investment.............................         --      (1,500)       (450)
  Purchases of marketable securities........................   (196,461)   (357,893)   (406,960)
  Maturities of marketable securities.......................    314,208     395,668     173,670
                                                              ---------   ---------   ---------
       Net cash provided by (used in) investing
          activities........................................     97,060      30,445    (238,540)
                                                              ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of notes payable...................         --         121       1,083
  Payments on notes payable and capital leases..............     (1,272)     (6,248)     (4,017)
  Repurchase of common stock through tender offer...........    (82,800)         --          --
  Proceeds from issuance of common stock, net of issuance
     costs..................................................      1,799       2,907     357,941
  Repayments of notes receivable from stockholder...........         --          --         800
  Repurchase of common stock................................         --          --         (31)
                                                              ---------   ---------   ---------
       Net cash provided by (used in) financing
          activities........................................    (82,273)     (3,220)    355,776
                                                              ---------   ---------   ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................         42         (73)         --
                                                              ---------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    (47,039)     (1,166)     84,210
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     90,494      91,660       7,450
                                                              ---------   ---------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $  43,455   $  90,494   $  91,660
                                                              =========   =========   =========
SUPPLEMENTAL CASH FLOW INFORMATION
  Value of common stock issued for acquisition of assets....  $  29,520          --          --
  Cash paid for interest....................................  $     503   $     722   $   1,045

  The accompanying notes are an integral part of these consolidated financial statements.
                                     F-II-21

                               NETRO CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS:

     Netro Corporation (collectively, with its subsidiaries, "Netro" or the "Company") was incorporated in California on November 14, 1994 and reincorporated in Delaware on June 19, 2001. Netro designs, markets and sells broadband, point-to-multipoint fixed wireless equipment. Telecommunications service providers use Netro's equipment as an alternative to using wired connectivity or point-to-point fixed wireless equipment. The Company operates in one business segment.

     The Company believes that its cash and cash equivalents balances, short-term and long-term marketable securities and funds available under the existing line of credit will be sufficient to satisfy its cash requirements for at least the next twelve months. However, the Company announced in November 2002 its plans to evaluate strategic alternatives which could include a possible sale, merger or liquidation of the Company. The accompanying consolidated financial statements have been prepared on the basis that the Company continues to pursue its ongoing operating objectives and do not reflect the impact of any of these potential courses of action.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries in Germany, France, Israel and Mexico. All intercompany accounts and transactions have been eliminated in consolidation. Certain amounts from prior years have been reclassified to conform to the current year presentation.

  FOREIGN CURRENCY TRANSLATION

     The functional currency of the Company's subsidiaries is the local currency. Accordingly, all assets and liabilities are translated into United States dollars at the current exchange rate as of the applicable balance sheet date. Revenues and expenses are translated at the average exchange rate prevailing during the period. Gains and losses resulting from the translation of the financial statements are included in accumulated other comprehensive income in the accompanying consolidated statements of stockholders' equity. Foreign exchange gains and losses resulting from foreign currency transactions were not material in any of the periods presented. Currently, the Company does not employ a foreign currency hedge program as the foreign currency transactions and risks to date have not been significant.

  USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of short-term, highly liquid investments with original maturities of less than three months.

  MARKETABLE SECURITIES

     The Company classifies its marketable securities as either
"available-for-sale" or "held-to-maturity." "Available-for-sale" securities are stated at fair value, with unrealized gains and losses recorded as

                                     F-II-22

                               NETRO CORPORATION

Accumulated other comprehensive income, while "held-to-maturity" securities are stated at amortized cost. Realized gains or losses from the sales of marketable securities are based on the specific identification method.

     At December 31, 2002 and 2001, marketable securities consisted of the following (in thousands):

                                                              UNREALIZED
                                                            ---------------
                                                   COST     GAINS    LOSSES   FAIR VALUE
                                                 --------   ------   ------   ----------
2002
AVAILABLE-FOR-SALE:
  Commercial Paper.............................  $ 12,377   $    3   $  --     $ 12,380
  Corporate Bonds..............................    43,332      249      (2)      43,579
  Government Securities........................    81,718      298     (13)      82,003
  Time Deposits and Other Bank Obligations.....    14,688       11      --       14,699
                                                 --------   ------   -----     --------
TOTAL AVAILABLE-FOR-SALE.......................  $152,115   $  561   $ (15)    $152,661
                                                 ========   ======   =====     ========
2001
AVAILABLE-FOR-SALE:
  Commercial Paper.............................  $ 48,057   $   80   $  --     $ 48,137
  Corporate Bonds..............................    73,236      981     (12)      74,205
  Government Securities........................   136,998      506    (188)     137,316
  Time Deposits and Other Bank Obligations.....    52,834        7      (4)      52,837
                                                 --------   ------   -----     --------
TOTAL AVAILABLE-FOR-SALE.......................  $311,125   $1,574   $(204)    $312,495
                                                 ========   ======   =====     ========

     The contractual maturities of "available-for-sale" marketable securities at December 31, 2002 are as follows:

                                                               FAIR VALUE
                                                               ----------
Matures in less than 1 year.................................    $134,767
Matures in 1 to 2 years.....................................      17,894
                                                                --------
                                                                $152,661
                                                                ========

     Approximately $38,755,000 and $79,073,000 of the total marketable securities were included in cash and cash equivalents at December 31, 2002 and 2001, respectively. The remainder was classified as short-term marketable securities or long-term marketable securities. Approximately $1,032,000 and $2,386,000 of accrued interest was also included in short-term and long-term marketable securities at December 31, 2002 and 2001, respectively.

  INVENTORY

     Inventory, which includes material and labor costs, is valued at standard cost, which approximates actual cost computed on a first-in, first-out basis, not in excess of market value. The Company provides for estimated excess or obsolete inventory based upon assumptions about future demand for products and the conditions of the markets in which the products are sold. This reserve is reflected as a reduction to inventory in the accompanying consolidated balance sheets. In 2002 and 2001, the Company provided $4.2 million and $25.7 million, respectively, for excess and obsolete inventory. Significant management judgment and estimates

                                     F-II-23

                               NETRO CORPORATION
must be made and used in connection with establishing this provision. Inventory consists of the following (in thousands):

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
Raw materials...............................................     $2,180         $2,534
Work-in-process.............................................        359            219
Finished goods..............................................      3,688          4,121
                                                                 ------         ------
                                                                 $6,227         $6,874
                                                                 ======         ======

  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are recorded at cost and are amortized over the estimated lives of the improvements or the term of the lease, whichever is shorter. Maintenance and repairs that do not improve or extend the life of assets are expensed as incurred.

  ASSESSMENT OF IMPAIRMENT OF LONG-LIVED ASSETS

     The Company periodically evaluates whether events and circumstances have occurred which indicate that the carrying value of its long-lived assets may not be recoverable. In the recent past, many telecommunications equipment companies with significant long-lived intangible assets resulting from acquisition activity have recorded significant charges associated with the write off of those long-lived assets. If the Company determines an asset has been impaired, the impairment charge is recorded based on the excess of the carrying value over the fair value of the impaired asset, with the reduction in value charged to expense. As of December 31, 2002, long-lived assets included $20.3 million of intangible assets related to the Company's acquisition of Project Angel and $9.6 million of fixed assets and tenant improvements.

  ACCUMULATED OTHER COMPREHENSIVE INCOME

     Comprehensive income includes unrealized holding gains and losses and other items that have previously been excluded from net loss and reflected instead in stockholders' equity. Comprehensive income for the Company consists of net loss plus the effect of unrealized holding gains and losses on investments classified as available-for-sale and foreign currency translation adjustments. Accumulated other comprehensive income consists of the following (in thousands):

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
Unrealized holding gain on available-for-sale securities....      $546          $1,370
Cumulative translation adjustment...........................      (125)           (106)
                                                                  ----          ------
                                                                  $421          $1,264
                                                                  ====          ======

 SOFTWARE DEVELOPMENT COSTS

     The Company capitalizes software development costs when the technological feasibility of the product is established. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technology. Amounts qualifying for capitalization under this statement after consideration of the

                                     F-II-24

                               NETRO CORPORATION
above factors were immaterial and, therefore, no software development costs have been capitalized by the Company to date.

 REVENUE RECOGNITION

     Revenues consist of sales made directly to end users and indirectly through original equipment manufacturers ("OEM"s) and local resellers. Revenues from product sales are recognized when all of the following conditions are met: delivery has occurred and title has passed to the customer, an arrangement exists with the customer and the Company has the right to invoice the customer, collection of the receivable is reasonably assured and the Company has fulfilled all of its material contractual obligations to the customer. In cases where one of the above factors has not been met, the Company defers the associated revenue until all conditions have been met. Provisions are made at the time of revenue recognition for estimated warranty costs.

 DEFERRED REVENUE

     From time to time, the Company enters into agreements to sell products to customers on open credit terms or may agree in writing to the delivery of product subject to installation or formal customer acceptance criteria. In such cases, if management believes that the Company has not fulfilled all of its material contractual obligations to the customer (such as when it has primary responsibility for installation or if there are acceptance criteria), or if the collectibility of the associated receivable is not reasonably assured, revenue recognition is deferred until such time as the Company's obligations are fulfilled and/or the amounts due have been collected. Some of the factors used in evaluating whether or not to defer revenue from a particular customer include:

     - any material contractual obligations not fulfilled,

     - acceptance criteria not yet met,

     - the customer's liquid assets,

     - actual and projected cash flows for the customer, and

     - the political and economic environment in the country in which the customer operates, and

     Deferred revenue was $1.8 million at December 31, 2002 and $1.9 million at December 31, 2001.

 ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Company performs ongoing credit evaluations of its customers' financial condition and establishes an allowance for doubtful accounts based upon factors surrounding the financial position of specific customers, historical trends and other available information.

 WARRANTY OBLIGATIONS

     The Company evaluates its obligations related to product warranties on a quarterly basis. Netro offers a standard one-year warranty on all products shipped. The Company monitors historical warranty rates and tracks costs incurred to repair units under warranty. These costs include labor, replacement parts and certain freight costs. This information is then used to calculate the accrual needed based on actual sales and remaining warranty periods. For new product introductions, estimates are made based on test and manufacturing data as well as the Company's historical experience on similar products. If circumstances change, or if the Company experiences a significant change in its failure rates, the Company's warranty accrual estimate could change significantly.

                                     F-II-25

                               NETRO CORPORATION

     The following is a reconciliation of the changes in the warranty liability for the year ended December 31, 2002 (in thousands):

Warranty accrual at December 31, 2001.......................  $2,174
Warranty expenses incurred..................................    (310)
Warranty accrual for 2002 revenues..........................     756
Change in warranty estimate.................................  (2,000)
                                                              ------
Warranty accrual at December 31, 2002.......................  $  620
                                                              ======

     The Company also indemnifies its customers against any actions from third parties related to intellectual property claims arising from use of the Company's product. In the Company's experience, claims made under such indemnifications are rare and the associated fair value of the liability is not material.

 RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred and consist primarily of payroll costs, other direct expenses and overhead.

 STOCK-BASED COMPENSATION

     On December 31, 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock Based Compensation -- Transition and Disclosure," which amends SFAS No. 123. SFAS No. 148 requires more prominent and frequent disclosures about the effects of stock-based compensation, which the Company has adopted for the year ended December 31, 2002. The Company accounts for its stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured by the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. Had compensation expense for the Plans been determined consistent with SFAS No. 123, the Company's net loss and basic and diluted net loss per share would have increased to the following pro forma amounts (dollars, in thousands, except per share amounts):

                                                         YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       2002        2001        2000
                                                     ---------   ---------   --------
Net loss, as reported..............................  $ (90,710)  $ (79,304)  $(10,178)
Fair value of stock-based compensation.............    (30,739)    (24,841)   (16,822)
                                                     ---------   ---------   --------
Net loss, pro forma................................  $(121,449)  $(104,145)  $(27,000)
                                                     =========   =========   ========
Basic and diluted net loss per share, as
  reported.........................................  $   (1.76)  $   (1.52)  $  (0.21)
Basic and diluted net loss per share, pro forma....  $   (2.36)  $   (2.00)  $  (0.54)
Stock-based compensation included in net loss, as
  reported.........................................  $     679   $     857   $  1,064

                                     F-II-26

                               NETRO CORPORATION

 AMORTIZATION OF DEFERRED STOCK COMPENSATION

     Amortization of deferred stock compensation results from the granting of stock options to employees with exercise prices per share determined to be below the estimated fair values per share of the Company's common stock at dates of grant. For the periods presented, amortization is classified as follows (in thousands):

                                                              2002   2001    2000
                                                              ----   ----   ------
Research and development....................................  $360   $452   $  497
Sales and marketing.........................................    83    231      284
General and administrative..................................   169    174      283
                                                              ----   ----   ------
Amortization of deferred stock compensation.................  $612   $857   $1,064
                                                              ====   ====   ======

 COMPUTATION OF NET LOSS PER SHARE

     Basic and diluted net loss per share is computed using the weighted average number of shares of common stock outstanding. Potential common shares from the exercise of stock options and warrants are excluded from diluted net loss per share because they would be antidilutive. The total number of shares excluded from diluted net loss per share relating to these securities was as follows (in thousands):

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                               2002      2001     2000
                                                              -------   ------   ------
Options.....................................................  10,277    8,193    4,894
Warrants....................................................      28       57       57
                                                              ------    -----    -----
                                                              10,305    8,250    4,951
                                                              ======    =====    =====

     The following table presents the calculation of net loss per share (in thousands, except per share data):

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2002       2001       2000
                                                       --------   --------   --------
Net loss.............................................  $(90,710)  $(79,304)  $(10,178)
                                                       ========   ========   ========
Weighted average shares of common stock used to
  compute basic and diluted net loss per share.......    51,521     52,196     49,639
                                                       ========   ========   ========
Basic and diluted net loss per share.................  $  (1.76)  $  (1.52)  $  (0.21)
                                                       ========   ========   ========

 RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 is not anticipated to have a material effect on the Company's results of operations or consolidated financial statements.

     In July 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS

                                     F-II-27

                               NETRO CORPORATION

No. 146 replaces EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Management does not expect this statement to have a material impact on the Company's results of operations or consolidated financial statements, although SFAS No. 146 may impact the timing of recognition of costs associated with future restructuring, exit or disposal activities.

     In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN 45 are effective for any guarantees issued or modified after December 31, 2002. These consolidated financial statements comply with the disclosure requirements of this interpretation.

     On December 31, 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure that amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method. SFAS No. 148 is effective for fiscal years ending after December 15, 2002. These consolidated financial statements comply with the requirements of SFAS No. 148.

     In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 addresses consolidation by business enterprises of variable interest entities. Under that interpretation, certain entities known as Variable Interest Entities ("VIEs") must be consolidated by the primary beneficiary of the entity. The primary beneficiary is generally defined as having the majority of the risks and rewards arising from the VIE. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. It applies immediately to variable interest entities created after January 31, 2003, and applies in the first year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company does not have any interest in a VIE and, as a result, the adoption of this interpretation will not affect the Company's results of operations or consolidated financial statements.

     In the first quarter of 2003, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue 00-21, Revenue Arrangements with Multiple Deliverables ("EITF 00-21"), which requires companies to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF 00-21, revenue arrangements with multiple deliverables should be divided into separate units of accounting if the deliverables in the arrangement meet certain criteria. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values. This issue is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company does not expect the adoption of EITF 00-21 to have a material impact on its results of operations or consolidated financial statements.

3.  CONCENTRATIONS OF CREDIT RISK:

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables, cash equivalents, short-term marketable securities and long-term marketable
                                     F-II-28

                               NETRO CORPORATION
securities. With respect to trade receivables, the Company performs ongoing credit evaluations of its customers' financial condition. Additionally, the Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other available information. At December 31, 2002, approximately 61 percent of the Company's trade accounts receivable balance was represented by three customers. At December 31, 2001, approximately 81 percent of the Company's trade accounts receivable balance was represented by four customers. Although the Company does not require collateral on certain accounts receivable on sales to large, well-established companies, it does require standby letters of credit or prepayments on certain sales to foreign and smaller companies.

     With respect to cash equivalents, short-term marketable securities and long-term marketable securities, the Company has cash investment policies that limit the amount of credit exposure to any one issuer and restrict placement of these investments to issuers evaluated as creditworthy.

4.  EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

     Equipment and leasehold improvements consisted of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               2002      2001
                                                              -------   -------
Engineering and test equipment..............................  $16,509   $14,236
Office and computer equipment...............................    7,157     5,201
Furniture and fixtures......................................      586       573
Leasehold improvements......................................      709       593
                                                              -------   -------
                                                               24,961    20,603
Less: Accumulated depreciation and amortization.............  (15,326)  (12,807)
                                                              -------   -------
Equipment and leasehold improvements, net...................  $ 9,635   $ 7,796
                                                              =======   =======

5.  ACCRUED LIABILITIES:

     Accrued liabilities consisted of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               2002      2001
                                                              -------   -------
Accrued payroll and related benefits........................  $ 1,690   $ 1,995
Warranty reserve............................................      620     2,174
Customer deposits and deferred revenue......................    2,204     2,306
Material-related commitments to contract manufacturers (Note
  7)........................................................   14,000    15,723
Other.......................................................    3,845     3,591
                                                              -------   -------
  Total.....................................................  $22,359   $25,789
                                                              =======   =======

                                     F-II-29

                               NETRO CORPORATION

6.  LINES OF CREDIT AND CAPITAL LEASES:

     The following table summarizes obligations under capital leases (in thousands):

                                                               DECEMBER 31,
                                                              ---------------
                                                              2002     2001
                                                              ----    -------
Capital leases, due through 2003............................  $ 64    $ 1,336
Less: current portion.......................................   (64)    (1,272)
                                                              ----    -------
                                                              $ --    $    64
                                                              ====    =======

     In January 1998, the Company entered into a bank line of credit under which up to $10,000,000 is available for borrowings and letters of credit and which expires in March 2003. Borrowings are limited to an aggregate amount equaling approximately 80 percent of eligible domestic trade accounts receivable, 90 percent of eligible foreign trade accounts receivable and 50 percent of eligible inventories destined for foreign markets. The line of credit is secured by the Company's trade accounts receivable and inventory. The borrowings under the line accrue interest at the 30-day LIBOR rate plus 1.5 percent or the bank's prime rate, at the Company's option. Under the agreement, the Company must comply with certain financial and other covenants. At December 31, 2002, the Company was in compliance with all covenants. As of December 31, 2002, there were no borrowings outstanding under this agreement and amounts utilized for outstanding letters of credit were $6.1 million.

     A portion of the Company's machinery and equipment is leased under agreements accounted for as capital leases. The cost of equipment under capital leases included in property and equipment at December 31, 2002 and 2001 was approximately $399,000 and $5,793,000, respectively. Associated accumulated depreciation was approximately $355,000 at December 31, 2002 and $5,292,000 at December 31, 2001.

     Future minimum lease payments under all noncancelable capital lease agreements as of December 31, 2002, are summarized as follows (in thousands):

2003........................................................  $65
Less: amount representing interest at 13.8%.................   (1)
                                                              ---
Present value of lease payments.............................  $64
                                                              ===

7.  COMMITMENTS AND CONTINGENCIES:

  COMMITMENTS

     The Company leases its facilities and certain equipment under noncancelable operating lease agreements expiring at various dates through 2006. Future minimum lease payments under all noncancelable operating lease agreements as of December 31, 2002, are summarized as follows (in thousands):

2003........................................................  $ 5,124
2004........................................................    5,220
2005........................................................    5,186
2006........................................................    3,227
                                                              -------
                                                              $18,757
                                                              =======

     Rent expense for all operating leases was approximately $5,723,000, $2,757,000 and $1,401,000 in 2002, 2001 and 2000, respectively.

                                     F-II-30

                               NETRO CORPORATION

     As of December 31, 2002, the Company had outstanding a standby letter of credit for $240,000 to secure the Company's warranty obligations to one customer relating to a discontinued product. The letter of credit is secured by a certificate of deposit for $80,000. The letter of credit is subject to draw if the Company fails to meet its obligation for liquidated damages to the customer for downtime.

     In July 2001, the Company issued a letter of credit as a security deposit for the Company's San Jose, California office space. The amount of the letter of credit is approximately $1.6 million and expires in September 2006. In February 2002, the Company issued a letter of credit for $4.2 million ultimately expiring July 2006 as a security deposit for the Company's Redmond, Washington office space. These letters of credit are subject to draw if the Company fails to meet its obligations under the facilities leases.

     The capital required for volume manufacturing is being committed by the Company's contract manufacturers. The Company provides six or twelve month forecasts to its contract manufacturers. The Company generally commits to purchase products to be delivered within the most recent 60 days covered by these forecasts with cancellation fees. In specific instances Netro may agree to assume liability for limited quantities of specialized components with lead times beyond this 60-day period. In addition, from time to time in the past, the Company has committed to purchase minimum volumes of products from certain of its contract manufacturers. In the year ended December 31, 2001, the Company recorded an approximately US$16.0 million charge related to estimated losses ("Provision for material-related commitments" in the consolidated statements of operations) on non-cancelable, minimum purchase commitments with certain contract manufacturers due to a significant decline in forecasted demand. These losses represented primarily the value of inventory that Netro had committed to purchase. In the year ended December 31, 2002, the Company resolved its commitment with one of the contract manufacturers and increased its estimate of the cost to resolve the commitment with another of the contract manufacturers that resulted in a net additional US$0.5 million charge in the consolidated statement of operations. As of December 31, 2002, Netro had committed to make purchases totaling $2.7 million from these manufacturers in the next 60 days, of which $1.1 million was related to non-cancelable, minimum purchase commitments. At December 31, 2002, Netro had $14.0 million accrued related to estimated losses arising from non-cancelable minimum purchase commitments (see Note 5). Netro believes that its currently forecasted demand for products, after considering its reserves for inventory and material-related commitments will be sufficient to meet these commitments in the future.

 CONTINGENCIES

     COATES LITIGATION. On or around October 5, 2001, C. Robert Coates, a holder of shares of the Company's common stock, commenced an action in the Delaware Chancery Court against the Company, the former Netro Corporation, which was incorporated in California ("Netro California"), and the members of the Company's board of directors, styled Coates v. Netro Corp., et al., C.A. No. 19154 ("Coates I"). The complaint in Coates I made a number of allegations relating to the approval by the shareholders of Netro California of the merger transaction by which the Company's state of incorporation was changed from California to Delaware and also claimed that the adoption by the Company's board of directors of a stockholder rights plan sometime after that merger transaction was in violation of Delaware law. On November 30, 2001, defendants filed a motion to dismiss the complaint in Coates I for failure to state a claim. In a decision issued on September 11, 2002, the Delaware Court of Chancery granted defendants' motion to dismiss. Mr. Coates did not appeal from that decision.

     Separately, on or about December 10, 2001, Mr. Coates filed a complaint in a second action that names as defendants the Company and certain members of the Company's board of directors, styled Coates v. Netro Corp., et al., C.A. No. 19309 ("Coates II"). Mr. Coates filed an amended complaint in that action in October 2002. In the amended complaint, Mr. Coates challenges a stock option cancellation and regrant program for employees that was adopted by the Company's board of directors in 2001. He also challenges an award of

                                     F-II-31

                               NETRO CORPORATION
options to the Company's outside directors in July 2001. The complaint seeks an order declaring the options at issue to be invalid and void, rescinding those options, preliminarily and permanently enjoining the exercise of those options, imposing a constructive trust on any such options that were granted to defendants, and awarding monetary damages in an unspecified amount as well as plaintiffs' attorneys fees and expenses. Defendants filed a motion to dismiss the amended complaint on October 18, 2002. During the period for briefing of that motion, the parties reached an agreement in principle to settle the action. Under the proposed settlement: (i) Each of the Company's outside directors (other than Ms. Young, who is not named as a defendant) would agree to forego any award of the Company's options in calendar year 2003; (ii) the Company's governing documents will be amended to reflect that any future option awards to directors must be made by the Compensation Committee of the Company's board of directors; and (iii) the Company and the Company's directors will agree that any future grant of options made to the Company's directors will be publicly disclosed within 30 days after such a grant. The proposed settlement is subject to approval by the Delaware Court of Chancery. In connection with such court approval, plaintiff's counsel intends to make an application for an award of fees and expenses, which the Company and other defendants have agreed not to oppose up to $40,000.

     IPO ALLOCATION LITIGATION. On or around August 23, 2001, Ramiro Soto-Gonzalez, who alleges that he is a former shareholder of the Company's common stock, commenced a purported class action lawsuit in the U.S. District Court for the Southern District of New York against the Company, Richard Moley, Gideon Ben-Efraim and Michael T. Everett ("Individual Defendants"), as well as against Dain Rauscher, Inc., FleetBoston Robertson Stephens, Inc., and Merrill Lynch, Pierce, Fenner and Smith, Inc. ("Underwriter Defendants"). The action is styled Soto-Gonzalez v. Netro Corporation, Inc., et al., No. 01 Civ. 7993 (S.D.N.Y.). On or around December 6, 2001, Zion Badichi, who alleges that he is a former shareholder of the Company's common stock, commenced a purported class action lawsuit in the U.S. District Court for the Southern District of New York against the Company, the Individual Defendants (except Mr. Moley) and the Underwriter Defendants. The action is styled Badichi v. Netro Corporation, Inc., et al., No. 01 Civ. 8348 (S.D.N.Y.).

     The Soto-Gonzalez and Badichi actions are two of more than 1,000 lawsuits filed in the U.S. District Court for the Southern District of New York against more than 300 different issuers, certain officers and directors of these issuers and more than 45 different underwriters arising out of initial public offerings occurring between December 1997 and December 2000 (collectively "IPO Allocation Litigation"). By Order dated August 9, 2001, Chief Judge Michael B. Mukasey assigned the IPO Allocation Litigation, including the Soto-Gonzalez and Badichi actions, to the Honorable Shira A. Scheindlin for all pre-trial purposes. On September 7, 2001, Judge Scheindlin adjourned the time for all defendants in the IPO Allocation Litigation, including the Company and the Individual Defendants, to answer, move or otherwise respond to current and future complaints indefinitely pending further instruction from the court. On or about March 2002, the Soto-Gonzalez and Badichi actions were consolidated into a single action styled In re Netro Corp. Initial Public Offering Securities Litigation, No. 01 Civ. 7035, 21 MC 92 (SAS) ("Netro Litigation"). Other lawsuits alleging similar claims arising out of the Company's August 1999 initial public offering against the Underwriter Defendants -- but not against the Company or the Individual Defendants -- were also consolidated into the Netro Litigation. Those actions are styled Gutner v. Merrill Lynch, Pierce, Fenner & Smith Incorporated et al., No. 01 Civ. 7035 (S.D.N.Y.) and Bryant v. Merrill Lynch, Pierce, Fenner & Smith Incorporated et al., No. 01 Civ. 9184 (S.D.N.Y.).

     On April 19, 2002, plaintiffs filed a consolidated amended class action complaint in the Netro Litigation ("Complaint"). The Complaint alleges claims against the Company arising under Section 11 of the Securities Act of 1933 ("33 Act") and Section 10(b) of the Securities Exchange Act of 1934 ("Exchange Act"), and Rule 10b-5 promulgated thereunder, and against the Individual Defendants under Section 10(b), Rule 10b-5 and Section 20(a) of the Exchange Act, and
Section 15 of the "33 Act. The claims allege various misconduct arising from the Company's August 1999 initial public offering and March 2000 follow-on offering of its
                                     F-II-32

                               NETRO CORPORATION
common stock, including, among other things, that the disclosures made in connection with the offerings were incomplete or misleading in various respects. The allegations include, among other things, that the Company and the Individual Defendants failed to disclose that the Underwriter Defendants: (1) charged the Company excessive commissions and inflated transaction fees in violation of the securities laws and regulations; and (2) allowed certain investors to take part in the Company's initial public offering in exchange for promises that these investors would purchase additional shares in the after-market for the purpose of inflating and maintaining the market price of the Company's common stock. The Complaint seeks to certify a class of shareholders who purchased the Company's common stock between August 18, 1999 and December 6, 2000, and to recover monetary damages from defendants in an unspecified amount, as well as plaintiff's attorneys' fees and expenses in bringing the action.

     On October 9, 2002, the claims against the Individual Defendants were dismissed without prejudice on consent of the parties. In addition, counsel for the plaintiffs, liaison counsel for the issuer defendants and counsel for insurers of the issuer defendants have taken part in continuing discussions mediated by a former federal district court judge to explore a possible settlement of the claims against all of the issuer defendants in the IPO Allocation Litigation, including the Company.

     The IPO Allocation Litigation in general, and the Netro Litigation in particular, are in an early phase, and no date has yet been set by the court for completion of pre-trial discovery or trial. The Company believes the claims asserted against it in the Netro Litigation are without merit, and Netro intends vigorously to defend itself against those claims.

     FCC KUWAIT LITIGATION. This matter involves a dispute regarding the alleged improper draw down by the Company of a letter of credit opened by Future Communications Company ("FCC") with the Bank of Kuwait and the Middle East in Kuwait, and the alleged refusal by the Company to accept return by FCC of certain equipment provided to FCC by the Company. At the January 15, 2003, hearing, the Court ruled that Netro Corporation had not yet been properly served. The case has been adjourned until May 2, 2003, at which time FCC will be required to prove completed service of process or risk dismissal. The amount in dispute is approximately $1,013,000 plus interest from December 31, 1999.

     SOLECTRON ARBITRATION. On or around December 19, 2002, Solectron California Corporation ("Solectron") demanded arbitration to resolve disputes arising under its May 31, 1998 "Manufacturing Agreement" with Netro. Solectron's principal claim is that during the third quarter of 2000, it purchased materials on the basis of Netro's forecasts which were not followed by corresponding orders. Solectron claims that as a result it now has an excess inventory of materials which it cannot sell. Netro vigorously disputes the claims on the ground that the acquisition of material had not been approved by Netro as required by the agreement. The total claim, including the cost of materials and asserted carrying charges, is approximately $14.5 million. The matter is set for mediation which is scheduled to commence in the second quarter of 2003. Unless the matter is resolved, arbitration will proceed thereafter before the American Arbitration Association.

     From time to time, the Company is involved in various legal proceedings in the ordinary course of business. The Company is not currently involved in any additional litigation which, in management's opinion, would have a material adverse effect on its business, operating results, cash flows or financial condition; however, there can be no assurance that any such proceeding will not escalate or otherwise become material to the Company's business in the future.

8.  EMPLOYEE BENEFIT PLAN:

     The Company maintains an employee savings plan for all of its full-time employees. This plan qualifies under Section 401(k) of the Internal Revenue Code (the "Code"). The plan allows employees to make pre-tax contributions in specified percentages up to the maximum dollar limitations prescribed by the Code. The

                                     F-II-33

                               NETRO CORPORATION

Company has the option to contribute to the plan, but has not made contributions to date and, accordingly, has not recorded any expense in the consolidated statement of operations related to the plan.

9.  CAPITAL STOCK:

 PUBLIC OFFERING

     On March 17, 2000, the Company completed a public offering for the sale of 6,000,000 shares of common stock at a price of $82.50 per share. Of the 6,000,000 shares offered, the Company sold 4,504,111 shares and selling shareholders sold 1,495,889 shares. The offering resulted in net proceeds to the Company of $352.3 million.

 TENDER OFFER

     In August 2002, the Company purchased 23,000,000 shares or approximately 38 percent of its then outstanding common stock at $3.50 per share pursuant to terms and subject to the conditions set forth in the Offer to Purchase, dated July 19, 2002, and the related letter of transmittal. The Company conducted the tender offer through a procedure commonly referred to as a "Dutch auction." This procedure allowed each stockholder to select the price within a per-share price range of $4.00 to $3.50 at which such stockholder was willing to sell shares to the Company. Stockholders alternatively could tender shares at the price determined in the tender offer. The purchase price paid by the Company for each share was determined in accordance with the Dutch auction procedures to be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, the Company could purchase 23,000,000 shares, or such lesser number of shares as were properly tendered. All shares purchased under the tender offer received the same purchase price. Due to over subscription of the tender offer, shares tendered at $3.50 per share and shares tendered by stockholders who indicated that they were willing to accept whatever price was determined in the offer were accepted for purchase on a pro-rata basis using a pro-ration factor of approximately 73.9 percent. The aggregate purchase price paid was $80.5 million. In addition, fees and expenses related to the tender offer totaled approximately $2.3 million and were recorded as a reduction of stockholders' equity.

 CAPITAL STOCK

     The Company's capital stock is divided into two classes: Common Stock and Preferred Stock.

     At December 31, 2002, 4,668,447 shares of Common Stock were reserved for issuance, including 4,154,576 shares for issuance under the Company's stock option plans, 28,278 shares issuable upon the exercise of warrants to purchase Common Stock and 485,593 shares issuable under the Company's employee stock purchase plan.

     The Company is authorized to issue 5,000,000 shares of undesignated preferred stock. The Board of Directors will have the authority, without any further vote or action by the stockholders:

     - to issue the undesignated preferred stock in one or more series.

     - to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock; and

     - to fix the number of shares constituting any series and the designation of that series.

     The rights of the holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

                                     F-II-34

                               NETRO CORPORATION

 STOCKHOLDER RIGHTS PLAN

     In July 2001, the Company adopted a stockholder rights plan. This plan was amended and restated in July 2002. As a part of the plan, the Company declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record as of August 16, 2001. Each right entitles the holder to purchase one unit consisting of one one-hundredth of a share of a new series of participating preferred stock at an initial purchase price of $20.00 per unit. If a person or group acquires 15 percent or more of the Company's outstanding common stock, holders of the rights (other than the person or group triggering their exercise) will be able to purchase, in exchange for the $20.00 exercise price, shares of the Company's common stock having twice the value of the exercise price. If, following an acquisition of 15 percent or more of the Company's common stock by a stockholder, the Company is involved in certain mergers or other business combinations each right will entitle the holder to purchase, in exchange for the exercise price, common stock of the other party to such transaction having twice the value of the exercise price. Holders who, as of the date of adoption of the plan, already held more than 15 percent of the Company's common stock will not trigger any rights under the plan so long as neither they nor their affiliates or associates acquire more than 19.9 percent of the Company's common stock. The rights expire on July 23, 2011 unless extended by the Company's Board of Directors.

     The Carso Global Group is specifically excluded from the definition of an "Acquiring Person" in the plan in cases in which, as a result of any acquisition of shares of common stock by the Company which, by reducing the number of shares of common stock outstanding, increase the proportionate number of shares of common stock beneficially owned by the Carso Global Group to 19.9 percent or more of the shares of common stock then outstanding. If, however, the Carso Global Group shall thereafter become the beneficial owner of any additional shares of common stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding common stock, or pursuant to a split or subdivision of the outstanding common stock,) then the Carso Global Group shall be deemed to be an "Acquiring Person" unless, upon becoming the beneficial owner of such additional shares of common stock, the Carso Global Group does not beneficially own 19.9 percent or more of the shares of common stock then outstanding.

 STOCK OPTION PLANS

 2000 Non-Executive Stock Incentive Plan

     The 2000 Non-executive Stock Incentive Plan (the "2000 Plan") was adopted by the Board of Directors in January 2000 and, unless terminated earlier by the Board of Directors, will terminate in January 2010. It did not require stockholder approval. The 2000 Plan provides for the grant of nonstatutory stock options and restricted stock to non-executive employees and consultants of the Company. The purposes of the 2000 Plan are: to attract and retain the best available personnel; to provide additional incentives to non-executive employees and consultants; and to promote the success of the Company. The Company has reserved 5,700,000 shares for issuance under the 2000 Plan, of which 1,746,436 shares remained available for future grants as of December 31, 2002. To date, no options have been granted to non-employees under this plan.

     The compensation committee currently administers the 2000 Plan. The administrator of the plan determines the terms of the awards, including: the number of shares subject to options or restricted stock grants, provided that no individual employee may receive option grants for more than 1,000,000 shares in any fiscal year; vesting schedules, which are typically 1/4 after one year and 1/48 per month thereafter; exercise prices, which must be at least 85 percent of the fair market value of Netro's common stock; the term of the options, which may not exceed ten years; and the transferability of the options, which are generally non-transferable other than by will or the laws of descent or distribution, unless otherwise determined by the administrator. Only nonstatutory stock options are granted under the 2000 Plan. Executive officers of the Company may not receive grants under the plan.

                                     F-II-35

                               NETRO CORPORATION

     In the event of a change of control of the Company, outstanding options will be assumed or substituted by the successor corporation. If the successor corporation does not agree to this assumption or substitution, the options will terminate upon the closing of the transaction. The Company's Board of Directors may amend, modify or terminate the 2000 Plan if the amendment, modification or termination does not impair vesting rights of the plan participants.

 1999 Executive Stock Plan

     The 1999 Executive Stock Plan (the "1999 Plan") was adopted by the Board of Directors in April 1999 and approved by the stockholders in May 1999. A total of 1,195,000 shares of common stock has been reserved for issuance under the 1999 Plan, of which 288,022 shares remained available for future option grants as of December 31, 2002. Unless terminated earlier, the 1999 Plan will terminate in April 2009. The 1999 Plan does not impose an annual limitation on the number of shares subject to options that may be issued to any individual employee.

     The terms of options issued under the 1999 Plan are generally the same as those that may be issued under the 1996 Stock Option Plan. However, all options granted under the 1999 Plan may be exercised immediately after the grant date, subject to the Company's right to repurchase at cost any shares that remain unvested at the time of the optionee's termination of employment. Options granted under the 1999 Plan generally vest at the rate of 1/4 of the total number of shares subject to the options twelve months after the date of grant and 1/48 of the total number of shares subject to the options each month thereafter.

     In the event of a change of control of the Company, outstanding options will be assumed or substituted by the successor corporation. If the successor corporation does not agree to this assumption or substitution, the options will terminate upon the closing of the transaction. The Company's Board of Directors may amend, modify or terminate the 1999 Plan if the amendment, modification or termination does not impair vesting rights of the plan participants.

 1997 Directors' Stock Option Plan

     The 1997 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors in December 1997, amended in June 1999, and further amended in May 2000. A total of 300,000 shares of common stock has been reserved for issuance under the Directors' Plan, of which options to purchase 13,750 shares remained available for future option grant as of December 31, 2002. Under the Directors' Plan, as amended, each individual who first becomes a non-employee director after the effective date of the amendment will receive an automatic initial grant of an option to purchase 50,000 shares of common stock upon appointment or election. Initial grants to non-employee directors will vest in four equal annual installments. The Directors' Plan also provides for annual grants of options to purchase 12,500 shares of common stock on the first day of each fiscal year to each non-employee director who has served on the Board of Directors for at least six months. The annual grants to non-employee directors will vest in full on the fourth anniversary of the date of grant. The per share exercise price of all stock options granted under the Directors' Plan must be equal to the fair market value of a share of the Company's common stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years. However, unvested options will terminate when the optionee ceases to serve as a director and vested options will terminate if they are not exercised within six months after the director's death or disability or within 90 days after the director ceases to serve as a director for any other reason.

     In the event of a change of control of the Company, all options outstanding under the Directors' Plan become vested and exercisable.

                                     F-II-36

                               NETRO CORPORATION

 1995 and 1996 Stock Option Plans

     In December 1996, the Company established the 1996 Stock Option Plan (the "1996 Plan"). All shares previously available for issuance under the Company's 1995 Stock Option Plan are reserved for issuance under the 1996 Plan. As of December 31, 2002, 12,550,000 shares of Common Stock had been authorized for issuance under the 1995 and 1996 Plan, of which 2,106,368 shares remained available for future option grants. Under the 1996 Plan, the Company may grant incentive stock options or nonstatutory stock options to employees, officers, employee directors and consultants at an exercise price of not less than 100 percent of the fair market value of the Common Stock on the date of grant, except that nonstatutory stock options may be granted at 85 percent of such fair market value. As is the case with options granted under the 1999 Plan, the terms of the options granted under the 1996 Plan are as determined by the administrator and reflected in the option agreement. Options granted generally become exercisable at a rate of 1/4 of the shares subject to the option at the end of the first year and 1/48 of the shares subject to the option at the end of each calendar month thereafter. However, at the discretion of the administrator, the optionee may have the immediate right to exercise the option subject to a restricted stock agreement that gives the Company the right to repurchase unvested shares at the original issuance price in the event of termination of employment. The maximum term of a stock option under the plans is ten years, but if the optionee at the time of grant has voting power of more than 10 percent of the Company's outstanding capital stock, the maximum term is five years. The number of shares reserved for issuance under the 1996 Plan will be subject to an automatic annual increase on the first day of each year beginning from 2001 through 2006 equal to the least of: (1) 1,500,000 shares, (2) 3 percent of Netro's outstanding common stock on the last day of the immediately preceding fiscal year, or (3) a lesser number of shares determined by the administrator.

     In the event of a change of control of the Company, outstanding options will be assumed or substituted by the successor corporation. If the successor corporation does not agree to this assumption or substitution, the options will terminate upon the closing of the transaction. The Company's Board of Directors may amend, modify or terminate the 1996 Plan if the amendment, modification or termination does not impair vesting rights of the plan participants.

 Cancel and Re-grant Program

     In March 2001, the Company effected a plan, under which employees holding options to purchase the Company's common stock with exercise prices in excess of $34.00 per share could choose to cancel those stock option grants in exchange for a commitment that options to purchase the same number of common shares would be granted in October 2001, provided that the participant has not terminated employment prior to such time (the "Cancel and Re-grant Program"). Options granted under the Cancel and Re-grant Program have an exercise price equal to the fair value of the Company's common stock on the date of the new grant, and vest according to the original vesting terms, typically 1/4 after one year and 1/48 per month thereafter, beginning at the date of cancellation. All other terms of options granted under the Cancel and Re-grant Program are substantially the same as the cancelled options. On October 26, 2001, the Company granted 1,209,584 options to purchase the Company's common stock at the fair market value of $3.07 per share in accordance with the Cancel and Re-grant Program.

                                     F-II-37

                               NETRO CORPORATION

 Stock Option Plan Summary

     The following table summarizes option activity under the 2000 Plan, the 1999 Plan, the Directors' Plan and the 1995 and 1996 Stock Option Plans (the "Plans"):

                                                                   OPTIONS OUTSTANDING
                                                               ---------------------------
                                                                               WEIGHTED
                                                   OPTIONS                     AVERAGE
                                                  AVAILABLE      SHARES     EXERCISE PRICE
                                                  ----------   ----------   --------------
Balance at December 31, 1999....................   1,005,981    6,844,460      $ 7.178
Authorized......................................   2,000,000           --      $    --
Granted.........................................  (3,182,668)   3,182,668      $37.025
Exercised.......................................          --   (1,905,062)     $ 2.073
Terminated......................................     771,848     (771,848)     $18.347
Unvested shares repurchased.....................      15,626           --           --
                                                  ----------   ----------
Balance at December 31, 2000....................     610,787    7,350,218      $20.424
Authorized......................................   3,750,000           --      $    --
Granted.........................................  (4,590,782)   4,590,782      $ 5.210
Exercised.......................................          --     (599,575)     $ 2.293
Terminated......................................   3,148,663   (3,148,663)     $31.577
                                                  ----------   ----------
Balance at December 31, 2001....................   2,918,668    8,192,762      $ 8.945
Authorized......................................   3,700,000           --      $    --
Granted.........................................  (4,829,956)   4,829,956      $ 3.174
Exercised.......................................          --     (380,070)     $ 1.668
Terminated......................................   2,365,864   (2,365,864)     $ 7.140
                                                  ----------   ----------
Balance at December 31, 2002....................   4,154,576   10,276,784      $ 6.924
                                                  ==========   ==========

     Shares of common stock issued pursuant to options granted under the 1995 and 1996 stock option plans that had not vested at the date of employee termination were repurchased by the Company at cost, as reflected in the table above as "unvested shares repurchased." The repurchased shares were cancelled and returned to the pool of options available for grant.

                                     F-II-38

                               NETRO CORPORATION

     The following table summarizes information about stock options outstanding at December 31, 2002:

                      OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
  -----------------------------------------------------------   ----------------------------
                                  REMAINING       WEIGHTED        NUMBER         WEIGHTED
                                 CONTRACTUAL      AVERAGE       VESTED AND       AVERAGE
  EXERCISE PRICES     NUMBER        LIFE       EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
  ---------------   ----------   -----------   --------------   -----------   --------------
           $0.20        14,200    3.6 years        $ 0.20           14,200        $ 0.20
     $1.00-$1.50        34,105    4.0 years        $ 1.47           34,105        $ 1.47
     $1.85-$2.77       820,523    5.7 years        $ 2.00          749,643        $ 2.00
     $2.80-$3.84     6,292,922    8.6 years        $ 3.20        1,470,894        $ 3.29
     $4.50-$6.50       301,866    8.2 years        $ 5.01          109,651        $ 4.71
     $6.97-$8.00     1,502,855    7.1 years        $ 7.67          891,045        $ 7.63
   $14.50-$19.56       520,969    7.4 years        $17.54          285,712        $17.54
   $21.81-$28.00       218,450    7.4 years        $24.91          146,289        $24.86
   $34.31-$49.88       570,894    6.9 years        $38.01          398,927        $37.68
                    ----------                                   ---------
                    10,276,784                                   4,100,466
                    ==========                                   =========

 SFAS NO. 123

     The Company accounts for the Plans under APB No. 25; however, the Company has computed, for pro forma disclosure purposes, the fair value of each option grant on the date of grant using the Black-Scholes option valuation model with the following assumptions:

                                         YEAR ENDED          YEAR ENDED          YEAR ENDED
                                      DECEMBER 31, 2002   DECEMBER 31, 2001   DECEMBER 31, 2000
                                      -----------------   -----------------   -----------------
Risk-free interest rate.............   2.96% - 4.64%       4.57% - 4.89%       5.72% - 6.68%
Average Expected Life of Option.....      4 years             4 years             4 years
Dividend Yield......................        0%                  0%                  0%
Volatility of Common Stock..........       67.1%               75.5%              157.5%
Weighted average fair value of
  options granted during the year...       $1.95               $8.72              $69.45

 1999 EMPLOYEE STOCK PURCHASE PLAN

     In June 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan was intended to qualify under Section 423 of the Internal Revenue Code. A total of 1,500,000 shares of common stock have been reserved for issuance under the Purchase Plan, of which 485,593 shares remained available for issuance at December 31, 2002. The number of shares reserved for issuance under the Purchase Plan is subject to an automatic annual increase on the first day of each of 2002 through 2005 equal to the least of: (1) 250,000 shares, (2) 1 percent of the outstanding common stock on the last day of the immediately preceding fiscal year, or (3) a lesser number of shares determined by the administrator. The price of shares purchased under the plan will be equal to 85 percent of the fair market value of the Common Stock on the first day of the offering period or the last day of the purchase period, whichever is lower.

     In the event of certain corporate transactions, if the surviving corporation does not agree to assume the plan, the offering period will be shortened and employees will be entitled to purchase the number of shares then allowable under the Purchase Plan.

                                     F-II-39

                               NETRO CORPORATION

     The fair value of purchase rights granted under the Employee Stock Purchase Plan is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                  YEAR ENDED DECEMBER 31,
                                      ------------------------------------------------
                                           2002             2001             2000
                                      --------------   --------------   --------------
Risk-free interest rate.............  1.69% - 2.33%    3.47% - 5.01%    5.89% - 6.31%
Average expected life of option.....    0.5 years        0.5 years        0.5 years
Dividend yield......................        0%               0%               0%
Volatility of Common Stock..........      67.1%            75.5%            157.5%
Weighted average fair value of
  purchase rights granted during the
  year under the Purchase Plan......      $1.00            $5.19            $21.55

 DEFERRED STOCK COMPENSATION

     In connection with the grant of stock options to purchase 2,338,550 shares of common stock with a weighted average exercise price of $2.84 per share to employees during 1998 and 1999, the Company recorded deferred compensation of $4,834,000, representing the difference between the estimated fair value of the common stock and the aggregate option exercise price of such options at the date of grant. This amount was presented as a reduction of stockholders' equity and is being amortized ratably over the vesting period of the applicable options (generally four years). Amortization expense related to deferred stock compensation was $612,000, $857,000 and $1,064,000 in 2002, 2001 and 2000,
respectively. Compensation expense is decreased in the period of forfeiture for any accrued but unvested compensation arising from the early termination of an option holder's services.

 WARRANTS

     In connection with the Company's capital lease financing arrangements, the Company issued warrants to its lessors as follows:

                                                              YEAR     SHARE    EXERCISE
CLASS OF STOCK                                               GRANTED   AMOUNT    PRICE
--------------                                               -------   ------   --------
Series C Preferred Stock...................................   1997     28,750    $7.00
Series D Preferred Stock...................................   1998      8,997    $7.78
Series D Preferred Stock...................................   1999     19,281    $7.78

     Warrants to purchase 23,750 shares at $7.00 per share expired in June 2002. Warrants to purchase 5,000 shares at $7.00 per share expired in September 2002. Warrants to purchase 8,997 shares at $7.78 per share will expire in February 2003. Warrants to purchase 19,281 shares at $7.78 per share will expire in March 2006. The fair value of the warrants was estimated at the date of grant using the Black-Scholes model and the value was determined to be immaterial.

     All of the outstanding warrants to purchase Preferred Stock were converted upon completion of the Company's initial public offering into warrants to purchase shares of Common Stock on a one for one basis. As of December 31, 2002, none of these warrants had been exercised.

10.  INCOME TAXES:

     The Company uses an asset and liability based approach in accounting for income taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against assets that are not likely to be realized.

                                     F-II-40

                               NETRO CORPORATION

     Netro has incurred a net loss for each period since inception. Recorded income taxes for 2002 and 2001 represent taxes paid by the Company's foreign subsidiaries. The provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 35 percent to loss before income taxes as follows:

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              2002    2001    2000
                                                              ----    ----    ----
Federal statutory rate......................................  (35)%   (35)%   (35)%
State taxes, net of federal benefit.........................   (6)     (6)     (6)
Foreign taxes...............................................   (0)     (0)     (0)
Change in valuation allowance...............................   41      41      41
                                                              ---     ---     ---
                                                               --%     --%     --%
                                                              ===     ===     ===

     The major components of the net deferred tax asset were as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2002       2001
                                                              ---------   -------
Net operating losses:
  Federal...................................................  $  86,955   $60,542
  State.....................................................      6,186     3,779
Tax credit carryforwards....................................      9,358     9,186
Cumulative temporary differences:
  Reserves..................................................      9,723    13,590
  Research and development costs............................      5,745     3,915
  Start-up costs............................................        508       508
  Acquired intangibles......................................      9,276        --
  Other.....................................................      8,718     4,943
                                                              ---------   -------
     Total deferred tax asset...............................    136,469    96,463
Valuation allowance.........................................   (136,469)  (96,463)
                                                              ---------   -------
     Net deferred tax asset.................................  $      --   $    --
                                                              =========   =======

     The Company has established a valuation allowance for the total deferred tax asset because, given the Company's limited operating history and accumulated deficit, it is uncertain that the deferred tax asset will be realized.

     As of December 31, 2002, the Company had Federal and state net operating loss carry forwards of approximately $248,444,000 and $103,102,000, respectively. The Company's net operating loss carry forwards expire at various dates through 2023. Under current tax law, the net operating loss and tax credit carry forwards available for use in any given year may be limited upon the occurrence of certain events, including significant changes in ownership interest.

11.  SEGMENT REPORTING:

     The Company is organized and operates as one operating segment: the design, development, manufacturing, marketing and selling of broadband wireless point-to-multipoint access systems.

     The Company sells its products indirectly through OEMs and local resellers in addition to through a direct sales force. Netro generally offers installation and maintenance services through its system integration

                                     F-II-41

                               NETRO CORPORATION
partners and third-party installation and support organizations. Revenue by geography based on sales to original customers was as follows:

                                                                                PERCENTAGE OF
                                                         REVENUES               TOTAL REVENUES
                                                ---------------------------   ------------------
                                                 2002      2001      2000     2002   2001   2000
                                                -------   -------   -------   ----   ----   ----
Latin America.................................  $ 1,815   $ 9,872   $ 6,661    11%    42%    10%
Europe........................................   12,998     6,028     1,447    76     25      2
Middle East...................................      471       482        40     3      2     --
Asia..........................................      910       468       192     5      2     --
                                                -------   -------   -------   ---    ---    ---
International.................................   16,194    16,850     8,340    95     71     12
United States.................................      913     6,809    60,187     5     29     88
                                                -------   -------   -------   ---    ---    ---
                                                $17,107   $23,659   $68,527   100%   100%   100%
                                                =======   =======   =======   ===    ===    ===

     Substantially all of the Company's domestic revenues are related to products sold to OEMs. In the past, these OEMs have typically resold these products to end users in international locations. However, for the year ended December 31, 2002, a significant portion of Netro's domestic revenues were related to products sold to end users in the United States.

     Countries that accounted for more than 10 percent of revenues during 2002 based on to the location of our original customers were as follows:

                                                              REVENUES   PERCENT
                                                              --------   -------
Poland......................................................   $4,143      24%
France......................................................   $2,039      12%
Spain.......................................................   $1,711      10%

12.  RESTRUCTURING AND ASSET IMPAIRMENT:

 FIRST QUARTER 2002 RESTRUCTURING AND ASSET IMPAIRMENT

     In the first quarter of 2002, the Company incurred $1.8 million in restructuring charges related to various initiatives undertaken by the Company to reduce its cost structure. The Company closed Bungee Communications, Inc., the Company's Israeli engineering entity, and reduced its workforce in its San Jose, California headquarters location. The charges included the termination of approximately 54 employees (50 research and development employees, 3 sales and marketing employees and 1 general and administrative employee), the termination of the Bungee office lease and the write down of assets associated with the Bungee operations. The following table summarizes the activity related to the first quarter restructuring charges for the year ended December 31, 2002 (in thousands):

                                                                                 REMAINING
                                             RESTRUCTURING   AMOUNTS PAID/     LIABILITY AT
                                                CHARGES       WRITTEN-OFF    DECEMBER 31, 2002
                                             -------------   -------------   -----------------
Impairment of assets.......................     $  797          $  (797)             --
Severance..................................        763             (763)             --
Lease and other expense....................        265             (265)             --
                                                ------          -------            ----
Total......................................     $1,825          $(1,825)             --
                                                ======          =======            ====

                                     F-II-42

                               NETRO CORPORATION

 THIRD QUARTER 2002 RESTRUCTURING AND ASSET IMPAIRMENT

     In the third quarter of 2002, the Company incurred $2.0 million in restructuring charges to further reduce its cost structure. The Company reduced its worldwide workforce by approximately 68 employees (43 research and development employees, 13 sales and marketing employees and 12 general and administrative employees) and wrote down certain fixed assets. The following table summarizes the activity related to the third quarter restructuring charges for the year ended December 31, 2002 (in thousands):

                                                                                 REMAINING
                                             RESTRUCTURING   AMOUNTS PAID/     LIABILITY AT
                                                CHARGES       WRITTEN-OFF    DECEMBER 31, 2002
                                             -------------   -------------   -----------------
Impairment of assets.......................     $  117          $  (117)             --
Severance..................................      1,883           (1,883)             --
                                                ------          -------            ----
Total......................................     $2,000          $(2,000)             --
                                                ======          =======            ====

 FOURTH QUARTER 2002 RESTRUCTURING

     In the fourth quarter of 2002, the Company incurred $4.3 million in restructuring charges to further reduce its cost structure. The Company reduced its worldwide workforce by approximately 110 employees (80 research and development employees, 21 sales and marketing employees and 9 general and administrative employees), closed two sales offices and wrote down certain fixed assets. The following table summarizes the activity related to the fourth quarter restructuring charges for the year ended December 31, 2002 (in thousands):

                                                                                 REMAINING
                                             RESTRUCTURING   AMOUNTS PAID/     LIABILITY AT
                                                CHARGES       WRITTEN-OFF    DECEMBER 31,2002
                                             -------------   -------------   -----------------
Impairment of assets.......................     $  154          $  (154)             --
Severance..................................      4,100           (3,429)           $671
                                                ------          -------            ----
Total......................................     $4,254          $(3,583)           $671
                                                ======          =======            ====

     The remaining liability relates to severance charges and is expected to be paid in the first quarter of 2003.

13. ACQUISITION OF ASSETS:

     On February 12, 2002, the Company acquired AT&T Wireless' fixed wireless development team, a license to intellectual property, inventory, equipment and proprietary software assets. The technology was originally developed under the code name "Project Angel". The acquisition was accounted for as a purchase of assets. The purchase price was allocated based on the estimated fair value of the assets acquired. The purchase consideration was approximately $48.8 million, consisting of 8.2 million shares of the Company's common stock, valued at approximately $29.5 million, approximately $16.0 million in cash and transaction costs of approximately $3.3 million.

     A total of $45.7 million of the purchase consideration was allocated to intangible assets, including $24.9 million of developed and core technology, $17.6 million of in-process research and development costs, and $3.2 million of other intangibles, which include the acquired workforce. The remaining $3.1 million of purchase consideration was allocated to fixed assets ($2.5 million) and inventory ($0.6 million). Acquired in-process research and development costs represent research and development projects relating to expanding product capacity. These projects had not yet reached technological feasibility and, accordingly, this amount was expensed in the first quarter of 2002. The value of acquired in-process technology was computed using a discounted cash flow analysis on the anticipated income stream of the related product revenues. This analysis was conducted by an independent appraisal firm based on management's forecast of future revenues, cost of

                                     F-II-43

                               NETRO CORPORATION
revenues, and operating expenses related to the purchased technologies. The intangible assets are being amortized over an estimated useful life of three years based on the product life cycle of the acquired technology.

14. SUBSEQUENT EVENT (UNAUDITED):

     On March 27, 2003, Netro Corporation entered into a merger agreement with SR Telecom Inc. Under the merger agreement, and subject to the conditions therein (1) Netro will declare and pay a dividend of $100 million, to be distributed among its stockholders on a pro rata basis and (2) a subsidiary of SR Telecom will merge with and into Netro and Netro will become a wholly-owned subsidiary of SR Telecom, in exchange for an aggregate of 41.5 million shares of SR Telecom common stock, which will be distributed among Netro's stockholders on a pro rata basis. The transaction is subject to certain conditions, including approval by Netro's stockholders.

                                     F-II-44

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

INTRODUCTION

     The following unaudited pro forma condensed consolidated financial information gives pro forma effect to an agreement and plan of merger of Norway Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of SR Telecom Inc. ("SR Telecom"), with and into Netro Corporation ("Netro"), pursuant to which SR Telecom will acquire Netro. This financial information was prepared from, and should be read in conjunction with, the historical consolidated financial statements, including applicable notes thereto included elsewhere in this proxy statement/prospectus of SR Telecom and of Netro.

     The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2002 and three months ended March 31, 2003, respectively, give effect to the transaction as if it had occurred on January 1, 2002.

     The unaudited pro forma condensed consolidated balance sheet as at March 31, 2003 gives effect to the transaction as if it had occurred on that date.

     The unaudited pro forma condensed consolidated financial information was prepared for illustrative purposes only. This information does not purport to represent what the actual results of operations or financial position of SR Telecom would have been if the merger had actually occurred on the dates assumed and does not necessarily indicate what SR Telecom's future operating results or consolidated financial position will be.

     The unaudited pro forma condensed consolidated financial information was prepared in accordance with Canadian generally accepted accounting principles
(GAAP), which differs in certain material respects from U.S. GAAP. Note 25 to the SR Telecom consolidated financial statements for the three months ended March 31, 2003 and for the year ended December 31, 2002, included elsewhere in this proxy statement/ prospectus describe the principal differences between Canadian GAAP and U.S. GAAP as they relate to SR Telecom. The notes to the unaudited pro forma condensed consolidated financial information present material adjustments to pro forma consolidated net loss and pro forma consolidated shareholders' equity which would be required if U.S. GAAP had been applied.

     The merger will be accounted for using the purchase method of accounting under both Canadian and U.S. GAAP.

     The historical financial statements of Netro were prepared in accordance with U.S. GAAP. For purposes of presenting the unaudited pro forma condensed consolidated financial information, the historical financial information relating to Netro was adjusted to include unaudited adjustments to conform Netro's historical financial information with SR Telecom's disclosed accounting policies under Canadian GAAP as described in the notes to the unaudited pro forma condensed consolidated financial information.

     The pro forma adjustments presented in the unaudited pro forma condensed consolidated financial information give effect to estimates made by SR Telecom's management and assumptions that it believes to be reasonable. The unaudited pro forma condensed consolidated financial information does not take into account any synergies or cost savings which may or are expected to occur as a result of the merger. [See "The Merger--SR Telecom's reasons for the Merger" and "Netro's reasons for the Merger."]

                                     F-III-1

                                SR TELECOM INC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS AT MARCH 31, 2003
                                  (UNAUDITED)

                                                   NETRO                                 PRO FORMA      PRO FORMA
                                   SR TELECOM   CORPORATION    PRO FORMA ADJUSTMENTS     SR TELECOM    SR TELECOM
                                   ----------   -----------   ------------------------   ----------   -------------
                                                 (NOTE 3)           (NOTE 2(IV))                      (NOTE 2(IV))
                                    $ (CDN)       $ (CDN)             $ (CDN)             $ (CDN)        $ (US)
                                                            (TABULAR AMOUNTS IN THOUSANDS)
                   ASSETS
Current assets
  Cash and cash equivalents......     9,367        47,060             --            --     56,427         38,399
  Marketable securities..........    17,502        94,778        (82,635)           --     29,645         20,174
  Accounts receivable............    64,717         2,704             --            --     67,421         45,880
  Inventories....................    38,813         9,306            833            --     48,952         33,312
  Prepaid expenses and other
    current assets...............     7,949         7,361             --            --     15,310         10,418
                                    -------       -------       --------      --------    -------        -------
                                    138,348       161,209        (81,802)           --    217,755        148,183
Long-term marketable
  securities.....................        --        64,315        (64,315)           --         --             --
Restricted cash deposits.........        --         9,445             --            --      9,445          6,427
Long-term accounts receivable....    22,634            --             --            --     22,634         15,402
Fixed assets.....................    90,989        13,090         (7,208)         (743)    96,128         65,415
Other assets.....................    38,950         3,180             --          (877)    41,253         28,073
Intangible assets................        --        42,953        (33,653)       (2,565)     6,735          4,584
                                    -------       -------       --------      --------    -------        -------
                                    290,921       294,192       (186,978)       (4,185)   393,950        268,084
                                    =======       =======       ========      ========    =======        =======

                 LIABILITIES
Current liabilities
  Bank indebtedness..............     5,000            --             --            --      5,000          3,402
  Accounts payable...............    19,177         1,978             --            --     21,155         14,396
  Accrued liabilities and other
    current liabilities..........    38,163        30,280         42,317            --    110,760         75,373
  Current portion of long-term
    debt and capital leases......     6,012            --             --            --      6,012          4,091
                                    -------       -------       --------      --------    -------        -------
                                     68,352        32,258         42,317            --    142,927         97,262
Long-term debt and other
  long-term liabilities..........   126,767           441             --            --    127,208         86,566
                                    -------       -------       --------      --------    -------        -------
                                    195,119        32,699         42,317            --    270,135        183,828
Shareholders' equity.............    95,802       261,493         28,013      (261,493)   123,815         84,256
                                    -------       -------       --------      --------    -------        -------
                                    290,921       294,192         70,330      (261,493)   393,950        268,084
                                    =======       =======       ========      ========    =======        =======

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
                                     F-III-2

                                SR TELECOM INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2003
                                  (UNAUDITED)

                                                NETRO                                PRO FORMA      PRO FORMA
                                SR TELECOM   CORPORATION    PRO FORMA ADJUSTMENTS    SR TELECOM    SR TELECOM
                                ----------   -----------   -----------------------   ----------   -------------
                                              (NOTE 3)                                            (NOTE 2 (IV))
                                 $ (CDN)       $ (CDN)       $ (CDN)      (NOTE)      $ (CDN)        $ (US)
                                             (TABULAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
REVENUE.......................    29,601         3,240           --                    32,841         22,348
Cost of revenue...............    13,987         2,532         (136)     2 (iv)(6)     16,383         11,148
                                  ------       -------       ------                   -------        -------
Gross profit..................    15,614           708          136                    16,458         11,200
                                  ------       -------       ------                   -------        -------
Operating expenses
  Research and development,
     net......................     5,379         6,470         (652)     2 (iv)(6)     11,197          7,620
  Selling, general and
     administrative...........    17,235         9,144         (305)     2 (iv)(6)     26,074         17,743
  Amortization of acquired
     intangibles..............        --         5,602       (5,041)     2 (iv)(6)        561            382
                                  ------       -------       ------                   -------        -------
Total operating expenses......    22,614        21,216       (5,998)                   37,832         25,745
                                  ------       -------       ------                   -------        -------
Loss from operations..........    (7,000)      (20,508)       6,134                   (21,374)       (14,545)
Other (expense) income, net...    (2,640)        1,180         (551)     2 (iv)(2)     (2,011)        (1,368)
                                  ------       -------       ------                   -------        -------
Loss before income tax........    (9,640)      (19,328)       5,583                   (23,385)       (15,913)
Income tax recovery
  (expense)...................     2,959            (9)          --                     2,950          2,007
                                  ------       -------       ------                   -------        -------
NET LOSS......................    (6,681)      (19,337)       5,583                   (20,435)       (13,906)
                                  ======       =======       ======                   =======        =======
Basic and diluted loss per
  share.......................     (0.12)                                               (0.21)         (0.14)
                                  ======                                              =======        =======
Basic and diluted weighted
  average number of common
  shares outstanding..........    55,228                     41,500                    96,728         96,728
                                  ======                     ======                   =======        =======

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
                                     F-III-3

                                SR TELECOM INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                                  (UNAUDITED)

                                                  NETRO                                PRO FORMA      PRO FORMA
                                  SR TELECOM   CORPORATION    PRO FORMA ADJUSTMENTS    SR TELECOM    SR TELECOM
                                  ----------   -----------   -----------------------   ----------   -------------
                                                (NOTE 3)                    (NOTE)                  (NOTE 2 (IV))
                                  $ (CDN)       $ (CDN)       $ (CDN)                   $ (CDN)       $ (US)
                                               (TABULAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
REVENUE.........................   196,903        25,139            --                   222,042       151,100
Cost of revenue.................    89,316        25,227          (583)    2 (iv)(6)     113,960        77,550
                                   -------      --------       -------                  --------       -------
Gross profit....................   107,587           (88)          583                   108,082        73,550
                                   -------      --------       -------                  --------       -------
Operating expenses
  Research and development,
    net.........................    21,336        41,106        (3,048)    2 (iv)(6)      59,394        40,417
  Selling, general and
    administrative..............    83,464        51,560        (1,012)    2 (iv)(6)     134,012        91,196
  Amortization of acquired
    intangibles.................        --        18,675       (16,432)    2 (iv)(6)       2,243         1,526
  Restructuring and asset
    impairment charges..........     4,912        11,872            --                    16,784        11,422
                                   -------      --------       -------                  --------       -------
Total operating expenses........   109,712       123,213       (20,492)                  212,433       144,561
                                   -------      --------       -------                  --------       -------
Loss from operations............    (2,125)     (123,301)       21,075                  (104,351)      (71,011)
                                   -------      --------       -------                  --------       -------
Other income, net
  Loss on change in ownership in
    subsidiary company..........    (3,974)           --            --                    (3,974)       (2,704)
  Other income (expense)........   (14,534)        9,734        (2,204)    2 (iv)(2)      (7,004)       (4,766)
                                   -------      --------       -------                  --------       -------
Total other income (expense),
  net...........................   (18,508)        9,734        (2,204)                  (10,978)       (7,470)
                                   -------      --------       -------                  --------       -------
Loss before income tax..........   (20,633)     (113,567)       18,871                  (115,329)      (78,481)
Income tax expense..............      (252)         (151)           --                      (403)         (274)
                                   -------      --------       -------                  --------       -------
Net loss........................   (20,885)     (113,718)       18,871                  (115,732)      (78,755)
                                   =======      ========       =======                  ========       =======
Basic and diluted loss per
  share.........................     (0.38)                                                (1.20)        (0.82)
                                   =======                                              ========       =======
Basic and diluted weighted
  average number of common
  shares outstanding............    54,729                      41,500                    96,229        96,229
                                   =======                     =======                  ========       =======

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
                                     F-III-4

                                SR TELECOM INC.

        NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                      MARCH 31, 2003 AND DECEMBER 31, 2002
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The unaudited pro forma condensed consolidated balance sheet and condensed consolidated statement of operations have been prepared to give effect to the proposed merger between Netro and SR Telecom, through a wholly owned subsidiary of SR Telecom.

     SR Telecom will account for the merger as a purchase under both Canadian and U.S. GAAP. The unaudited pro forma condensed consolidated financial statements have been prepared on this basis.

     The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2002 has been prepared by management of SR Telecom from the audited consolidated financial statements of SR Telecom for the year ended December 31, 2002 and of Netro for the year ended December 31, 2002, included elsewhere in this proxy statement/prospectus.

     The unaudited pro forma condensed consolidated balance sheet and statement of operations as at and for the three-months ended March 31, 2003 have been prepared by SR Telecom management from the unaudited consolidated financial statements of SR Telecom for the three months ended March 31, 2003, and of Netro for the three months ended March 31, 2003, included elsewhere in this proxy statement/prospectus.

     This unaudited pro forma condensed consolidated financial information and notes thereto do not purport to represent what SR Telecom's results of operations or financial condition would actually have been had this transaction in fact occurred on such dates or to project SR Telecom's results of operations or financial condition for any future date or period. This unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of SR Telecom and Netro included elsewhere in this proxy statement/prospectus.

2.  SIGNIFICANT ASSUMPTIONS AND ADJUSTMENTS

     In the preparation of the unaudited pro forma condensed consolidated financial information, the following significant assumptions and adjustments have been made:

          (i) The unaudited pro forma condensed consolidated balance sheet at March 31, 2003, gives effect to the transaction discussed in Note 1 above as if it had occurred on March 31, 2003. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2002 and three months ended March 31, 2003, give effect to the transaction as if it had occurred on January 1, 2002.

          (ii) Netro presents its financial statements in U.S. dollars and U.S. GAAP. Solely for convenience, the financial statement information of Netro, as adjusted and restated to conform with SR Telecom's accounting policies applied under Canadian GAAP (see Note 3), has been translated into Canadian dollars. This was done using a rate of $(Cdn) 1.4695 to $(US) 1.00 for purposes of the translation of the December 31, 2002 and March 31, 2003, unaudited pro forma condensed consolidated financial information, which was the noon buying rate in New York City on March 31, 2003.

     These translations should not be construed as a representation that the U.S. dollar amounts actually represent, or could be converted into Canadian dollars at the rates indicated.

          (iii) The unaudited pro forma condensed consolidated financial information records the merger using the purchase method, with the excess of the estimated fair value of net assets acquired over the fair value of the consideration as a reduction of fixed, other and intangible assets.

     The unaudited pro forma condensed financial information assumes that SR Telecom will issue 41,500,000 common shares of SR Telecom, in exchange for all of the issued and outstanding common stock of Netro. The purchase price assumed of $0.68 per common share, is based upon SR Telecom's
                                     F-III-5

                                SR TELECOM INC.

     common shares weighted average trading price on the TSE for the two days before and two days after the announcement date of March 27, 2003.

     Pursuant to the merger, each outstanding option to purchase shares of Netro under any stock option plan or arrangement of Netro, whether or not vested, shall be terminated.

     The total purchase consideration for purposes of the unaudited pro forma condensed consolidated financial information includes professional fees, integration and restructuring costs related to the acquisition of approximately Cdn$33,110,000. Integration and restructuring costs are comprised of Netro employee termination and lease cancellation payments aggregating approximately Cdn$29,892,000. In addition, SR Telecom is indemnifying and holding harmless the directors and officers of Netro for a period of six years. Also, as part of the merger, immediately prior to the closing of the proposed merger, Netro will issue a cash dividend of US$100 million to its shareholders.

          (iv) SR Telecom presents its financial statements in Canadian dollars. Solely for convenience, the pro forma consolidated financial information of SR Telecom has been translated into U.S. dollars. This was done using a rate of $(Cdn) 1.4695 to $(US) 1.00 for purposes of the translation of the December 31, 2002 and March 31, 2003, unaudited pro forma condensed consolidated financial information, which was the noon buying rate in New York City on March 31, 2003.

     These translations should not be construed as a representation that the Canadian dollar amounts actually represent, or could be converted into U.S. dollars at the rates indicated.

          The merger is accounted for using the purchase method of accounting under both Canadian and U.S. GAAP. SR Telecom has been identified as the acquiring entity as a result of the following:

     - SR Telecom will be issuing common shares to effect the acquisition,

     - Following the merger, no shareholders of Netro will hold a minority interest larger than the most significant shareholder of SR Telecom prior to the merger,

     - Following the merger, Netro will be a wholly-owned subsidiary of SR Telecom,

     - The shareholders of SR Telecom prior to merger will have the majority of the voting common shares of the merged company,

     - The majority of the board of director will be representatives of SR Telecom shareholders prior to the merger, and

     - Following the merger, SR Telecom senior management will dominate.

     A preliminary allocation of the purchase price to the estimated fair value of net assets acquired has been performed for purposes of the unaudited pro forma condensed consolidated financial information based on initial appraisal estimates and other valuation studies which are in process and which SR Telecom believes are reasonable. The final allocation is subject to completion of these studies, which is expected to be within the next twelve months and may result in the purchase price being allocated to other identifiable intangible assets.

                                     F-III-6

                                SR TELECOM INC.

A summary of the preliminary allocation of the total purchase consideration, in accordance with Canadian GAAP, is presented below:

                                                                  $ (CDN)
                                                               --------------
                                                               (IN THOUSANDS)
Purchase consideration:
  Share consideration (Note 2 (iii))........................        28,013
  Acquisition costs (net of income taxes of $1,514,000)
     (Note 2 (iii)).........................................         3,218
  Integration and restructuring costs (Note 2 (iii))........        29,892
  Fair value of guarantee(1)................................         4,400
                                                                  --------
                                                                    65,523
                                                                  --------
Estimated fair value of net assets acquired:
  Book value of net assets acquired (Note 3)................       261,493
  Dividend to be paid prior to closing(2)...................      (146,950)
  Estimated Netro acquisition costs(3)......................        (4,807)
Fair value adjustments to Netro net book value for:
  Inventory.................................................           833
  Fixed assets..............................................        (7,208)
  Intangible assets.........................................       (33,653)
                                                                  --------
                                                                    69,708
                                                                  --------
Excess of estimated fair value of net assets acquired over
  purchase consideration (negative goodwill)(4).............        (4,185)
                                                                  ========

---------------

(1) Fair value of guarantee

    Pursuant to the merger agreement, the Corporation has agreed to indemnify and hold harmless each present and former director of Netro for a period of six years after the date of closing of the transaction. As a result, the fair value of this guarantee is a component of the total purchase consideration.

(2) It was assumed that the funds required for the payment of the $146,950,000 dividend (US$100 million) (see Note 2 (iii)) would be generated from the liquidation of marketable securities and long-term marketable securities. Accordingly, the marketable securities and long-term marketable securities have been reduced by $82,635,000 and $64,315,000, respectively, for a total of $146,950,000. The estimated impact of the reduced marketable securities, as a result of the cash dividend to be paid by Netro prior to the closing of the transaction, has been reflected as a decrease to other income, as of January 1, 2002.

(3) In connection with the proposed merger, Netro is expecting to incur incremental costs directly related to the transaction in the estimated amount of $4,807,000. Such costs are comprised of professional fees to be paid to financial advisors, accountants and lawyers, and other professionals in the amounts of $3,669,000, $881,000 and $257,000, respectively.

(4) The negative goodwill is recorded as a reduction of fixed assets not to be disposed of by sale, other assets and intangible assets, on a pro rata basis. As part of the integration and restructuring of Netro, fixed assets with an estimated fair value of $3,187,000 will be disposed of by sale after the close of the transaction.

                                     F-III-7

                                SR TELECOM INC.

(5) The following table presents the summary of pro forma adjustments described above to the condensed consolidated balance sheet:

                                                                           $ (CDN)
                                                                        --------------
                                                                        (IN THOUSANDS)
Reduction in current marketable securities..................                (82,635)
Increase the fair value of Netro inventory..................                    833
Reduction in long-term marketable securities................                (64,315)
Reduction in fair value of Netro fixed assets...............                 (7,208)
Reduction in fair value of Netro intangible assets..........                (33,653)
SR Telecom acquisition costs (net of income taxes of
  $1,514,000)...............................................   (3,218)
SR Telecom integration and restructuring costs..............  (29,892)
Fair value of guarantee.....................................   (4,400)
Estimated Netro acquisition costs...........................   (4,807)      (42,317)
                                                              -------
Allocation of negative goodwill
  Fixed assets..............................................     (743)
  Other assets..............................................     (877)
  Intangible assets.........................................   (2,565)       (4,185)
                                                              -------
SR Telecom share consideration..............................                (28,013)
                                                                           --------
                                                                           (261,493)
                                                                           ========

(6) As described above, the carrying value of the fixed assets, other assets and intangible assets have been decreased for the fair value adjustments and allocation of negative goodwill. Accordingly, because the carrying value of the fixed assets, other assets and intangible assets has been decreased, the related depreciation and amortization of these assets is also adjusted. The resulting decrease in depreciation and amortization is allocated to the various costs and expenses in the pro forma condensed consolidated statement of operations as follows:

                                                              THREE MONTHS
                                                                 ENDED        YEAR ENDED
                                                               MARCH 31,     DECEMBER 31,
                                                                  2003           2002
                                                              ------------   ------------
                                                                        $ (CDN)
                                                                    (IN THOUSANDS)
Cost of revenue.............................................       136             583
Research and development, net...............................       652           3,048
Selling, general and administrative.........................       305           1,012
Amortization of acquired intangibles........................     5,041          16,432

     Netro presents its financial statements in U.S. dollars and U.S. GAAP. Solely for convenience, for purposes of the financial information of Netro, as adjusted and restated to conform with SR Telecom's accounting policies applied under Canadian GAAP and used in the preparation of the unaudited pro forma condensed consolidated financial information for the year ended December 31, 2002 and as at and for the three-month period ended March 31, 2003, have been translated into Canadian dollars. This was done using a rate of $(Cdn) 1.4695 to $(US) 1.00, the noon buying rate in New York City on March 31, 2003.

     The following tables present the reconciliation of the Netro consolidated statements of operations for the year ended December 31, 2002 and the three months ended March 31, 2003 and consolidated balance sheet as

                                     F-III-8

                                SR TELECOM INC.

at March 31, 2003, prepared under U.S. GAAP and as conformed to SR Telecom's presentation and accounting policies under Canadian GAAP.

                                             STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2003
                                            -------------------------------------------------------------------
                                                 NETRO IN                                          NETRO IN
                                             ACCORDANCE WITH      ADJUSTMENTS TO               ACCORDANCE WITH
                                                U.S. GAAP         CANADIAN GAAP      NOTES      CANADIAN GAAP
                                            ------------------   ----------------   --------   ----------------
                                                    (TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)
Revenue...................................       $  3,240             $    --                      $  3,240
Cost of revenue...........................          2,532                  --                         2,532
                                                 --------             -------                      --------
Gross profit..............................            708                  --                           708
                                                 --------             -------                      --------
Operating expenses:
  Research and development, net...........          6,470                  --                         6,470
  Selling, general and administrative.....          9,144                  --                         9,144
  Amortization of deferred stock
     compensation.........................            123                (123)       3(b)                --
  Amortization of acquired intangibles....          3,447                  --                         3,447
  Acquired in-process research and
     development..........................             --               2,155        3(c)             2,155
  Restructuring and asset impairment
     charges..............................             --                  --                            --
                                                 --------             -------                      --------
Total operating expenses..................         19,184               2,032                        21,216
                                                 --------             -------                      --------
Loss from operations......................        (18,476)             (2,032)                      (20,508)
Other income, net.........................          1,180                  --                         1,180
                                                 --------             -------                      --------
LOSS BEFORE INCOME TAX....................        (17,296)             (2,032)                      (19,328)
Income tax expense........................             (9)                 --                            (9)
                                                 --------             -------                      --------
NET LOSS..................................       $(17,305)            $(2,032)                     $(19,337)
                                                 ========             =======                      ========

                                              STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002
                                             ---------------------------------------------------------------
                                                 NETRO IN                                       NETRO IN
                                              ACCORDANCE WITH    ADJUSTMENTS TO              ACCORDANCE WITH
                                                 U.S. GAAP        CANADIAN GAAP     NOTES     CANADIAN GAAP
                                             -----------------   ---------------   -------   ---------------
                                                   (TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)
Revenue....................................      $  25,139           $     --                   $  25,139
Cost of revenue............................         25,227                 --                      25,227
                                                 ---------           --------                   ---------
Gross profit...............................            (88)                --                         (88)
                                                 ---------           --------                   ---------
Operating expenses:
  Research and development, net............         41,106                 --                      41,106
  Selling, general and administrative......         51,560                 --                      51,560
  Amortization of deferred stock
     compensation..........................            899               (899)      3(b)               --
  Amortization of acquired intangibles.....         11,491                 --                      11,491
  Acquired in-process research and
     development...........................         25,863            (18,679)      3(c)            7,184
  Restructuring and asset impairment
     charges...............................         11,872                 --                      11,872
                                                 ---------           --------                   ---------
Total operating expenses...................        142,791            (19,578)                    123,213
                                                 ---------           --------                   ---------
Loss from operations.......................       (142,879)            19,578                    (123,301)
Other income, net..........................          9,734                 --                       9,734
                                                 ---------           --------                   ---------
LOSS BEFORE INCOME TAX.....................       (133,145)            19,578                    (113,567)
Income tax expense.........................           (151)                --                        (151)
                                                 ---------           --------                   ---------
NET LOSS...................................      $(133,296)          $ 19,578                   $(113,718)
                                                 =========           ========                   =========

                                     F-III-9

                                SR TELECOM INC.

                                                       BALANCE SHEET AS AT MARCH 31, 2003
                                           -----------------------------------------------------------
                                              NETRO IN                                    NETRO IN
                                           ACCORDANCE WITH   ADJUSTMENTS TO            ACCORDANCE WITH
                                              U.S. GAAP      CANADIAN GAAP    NOTES     CANADIAN GAAP
                                           ---------------   --------------   ------   ---------------
                                               (TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)
ASSETS
Current assets
  Cash and cash equivalents..............     $ 47,060          $    --                    $ 47,060
  Marketable securities..................       94,853              (75)         3(a)        94,778
  Accounts receivable....................        2,704               --                       2,704
  Inventories............................        9,306               --                       9,306
  Prepaid expenses and other current
     assets..............................        7,361               --                       7,361
                                              --------          -------                    --------
                                               161,284              (75)                    161,209
Long-term marketable securities..........       64,776             (461)         3(a)        64,315
Restricted cash deposits.................        9,445               --                       9,445
Fixed assets.............................       13,090               --                      13,090
Other assets.............................        3,180               --                       3,180
Intangible assets........................       26,429           16,524          3(c)        42,953
                                              --------          -------                    --------
                                              $278,204          $15,988                    $294,192
                                              ========          =======                    ========
LIABILITIES
Current liabilities
  Accounts payable.......................     $  1,978          $    --                    $  1,978
  Accrued liabilities and other current
     liabilities.........................       30,280               --                      30,280
                                              --------          -------                    --------
                                                32,258               --                      32,258
Long-term debt and other long-term
  liabilities............................          441               --                         441
                                              --------          -------                    --------
                                                32,699               --                      32,699
                                              --------          -------                    --------
Shareholders' equity.....................      245,505           15,988          3(a)(c)      261,493
                                              --------          -------                    --------
                                              $278,204          $15,988                    $294,192
                                              ========          =======                    ========

     Accounting principles generally accepted in Canada differ in certain material respects from those generally accepted in the U.S. The differences which are material to restating the consolidated financial statements of Netro as at and for the three-month period ended March 31, 2003 and for the year ended December 31, 2002, to comply with SR Telecom's accounting policies under Canadian GAAP are described below.

 (A) NET UNREALIZED HOLDING GAINS (LOSSES)

     Under U.S. GAAP, unrealized holding gains and losses on available-for-sale securities are included as a component of comprehensive income. The concept of comprehensive income does not exist under Canadian GAAP. The adjustment reflects the reversal of the amount in comprehensive income and marketable securities.

                                     F-III-10

                                SR TELECOM INC.

 (B) DEFERRED COMPENSATION

     Under U.S. GAAP, deferred compensation resulting from the granting of stock options to employees with exercise prices below the estimated fair values per share of the Company's common stock at the grant date is recorded using the intrinsic value method. Under Canadian GAAP, SR Telecom has chosen not to record any compensation expense upon the granting of options to employees, and as a result, the adjustment reflects the reversal of the amortization of deferred stock compensation as well as the deferred compensation amount on the balance sheet.

 (C) INTANGIBLE ASSETS

     Under U.S. GAAP, as a result of the acquisition of certain assets, amounts allocated to in-process research and development were expensed. Under Canadian GAAP, these costs would have been recorded as an intangible asset and amortized over its estimated useful life. As a result, the adjustment reflects the reversal of the expense, net of the amortization of the intangible asset which is provided for using the straight-line method over three years. The adjustment on the balance is presented net of amortization.

4. RECONCILIATION OF UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION FROM CANADIAN GAAP TO U.S. GAAP

     The tables below set out the principal adjustments to pro forma consolidated net loss and shareholders' equity reflected in the unaudited pro forma condensed consolidated financial information which would be required if U.S. GAAP had been applied. These tables should be read in conjunction with Note 25 to SR Telecom's consolidated financial statements included elsewhere in this proxy statement/prospectus and with Note 3 above.

     Solely for convenience, the following tables have been translated into U.S. dollars using a rate of $(Cdn) 1.4695 to $(US) 1.00, which was the noon buying rate in New York City on March 31, 2003, for purposes of the December 31, 2002 and March 31, 2003 unaudited pro forma reconciliation from Canadian to U.S. GAAP of pro forma consolidated net loss and shareholders' equity.

                                     F-III-11

                                SR TELECOM INC.

  RECONCILIATION OF PRO FORMA CONSOLIDATED NET LOSS

                                                         MARCH 31, 2003     DECEMBER 31, 2002
                                                        -----------------   ------------------
                                                        $ (CDN)   $ (US)    $ (CDN)    $ (US)
                                                            (TABULAR AMOUNTS IN THOUSANDS
                                                                EXCEPT PER SHARE DATA)
Reconciliation of net loss
Net loss -- Canadian GAAP.............................  (20,435)  (13,906)  (115,732)  (78,755)
Adjustments
  Asset impairment (i)................................      417       284      1,666     1,134
  Bid costs (ii)......................................        9         6         27        18
  Deferred charges and start-up costs (ii)............      450       306      1,767     1,202
  Derivative instruments (iii)........................   (1,728)   (1,176)     2,900     1,973
  Loss on change in ownership in subsidiary company
     (iv).............................................       --        --      3,974     2,704
  Acquired in-process research and development (vi)...       --        --    (25,863)  (17,600)
  Deferred compensation (vii).........................     (123)      (84)      (899)     (612)
  Depreciation of fixed assets to be disposed of by
     sale (viii)......................................      239       163        956       651
  Tax effect of above adjustments.....................     (147)     (100)      (574)     (391)
                                                        -------   -------   --------   -------
Net loss -- U.S. GAAP.................................  (21,318)  (14,507)  (131,778)  (89,676)
                                                        =======   =======   ========   =======
Basic and diluted loss per share -- U.S. GAAP.........    (0.22)    (0.15)     (1.37)    (0.93)
                                                        =======   =======   ========   =======

  RECONCILIATION OF SHAREHOLDERS' EQUITY

                                                               MARCH 31, 2003
                                                              -----------------
                                                              $ (CDN)   $ (US)
                                                              (TABULAR AMOUNTS
                                                                IN THOUSANDS)
Shareholders' equity -- Canadian GAAP.......................  123,815    84,256
Adjustments
  Asset impairment(i).......................................  (21,975)  (14,954)
  Bid costs(ii).............................................      (88)      (60)
  Deferred charges and start-up costs(ii)...................   (3,300)   (2,246)
  Derivative instruments(iii)...............................    1,172       798
  Net unrealized holding gains on investments, net of
     tax(v).................................................      536       365
  Tax effect of above adjustments...........................    1,084       738
                                                              -------   -------
Shareholders' equity -- U.S. GAAP...........................  101,244    68,897
                                                              =======   =======

 (I) ASSET IMPAIRMENT

     Under U.S. GAAP, impairment of long-lived assets is recorded as the amount by which the carrying value of the assets exceeds fair value whereas under Canadian GAAP, the impairment is recorded as the amount by which the carrying value of the assets exceeds its recoverable amount. The adjustment to the net loss represents the effect on depreciation in 2002 of conforming SR Telecom's asset write-down in 2001 to U.S. GAAP.

                                     F-III-12

                                SR TELECOM INC.

 (II) BID COSTS, DEFERRED CHARGES AND START-UP COSTS

     Under Canadian GAAP, bid costs, deferred charges and start-up costs that satisfy specified criteria for recoverability are deferred and amortized. Under U.S. GAAP, bid costs, deferred charges and start-up costs are expensed as incurred. The resulting differences are net of the amount amortized under Canadian GAAP.

 (III) DERIVATIVE INSTRUMENTS

     Under U.S. GAAP, all derivative instruments, including those embedded in contracts, are recorded in the balance sheet at fair value with gains or losses recognized in earnings. The fair value of embedded derivatives is $1,172,000 at March 31, 2003 and $2,900,000 at December 31, 2002.

 (IV) LOSS/GAIN ON CHANGE IN OWNERSHIP IN SUBSIDIARY COMPANY

     Under U.S. GAAP, gain recognition upon the issuance of shares by a subsidiary is not appropriate where, amongst other considerations, a subsequent repurchase of shares is contemplated. A share repurchase within one year of the issuance of shares is presumed to have been contemplated at the date of issuance. As a result, the dilution gain recorded in 2001 and the loss on share repurchase in 2002 under Canadian GAAP in the unaudited pro forma condensed consolidated statement of operations is reversed and accounted for as an equity transaction. There is no impact on the shareholders' equity under U.S. GAAP, because the dilution gain/loss which is a component of the net loss is included in the deficit under Canadian GAAP.

 (V) NET UNREALIZED HOLDING GAINS

     Under SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities", the Corporation's investments in securities would be classified as available-for-sale securities and carried at fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings under U.S. GAAP and reported as a net amount in accumulated other comprehensive income (loss), which is a separate component of shareholders' equity until realized. On realization, comprehensive income would be adjusted to reflect the reclassification of the gains or losses into income.

 (VI) ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT

     As described in Note 3 (c), under U.S. GAAP, amounts allocated to acquired in-process research and development are expensed. Under Canadian GAAP, such costs are recorded as an intangible asset and amortized. Under Canadian GAAP, as a result of the reduction in fair value of the intangible assets, the amortization was reduced to nil. Accordingly, for purposes of the reconciliation of net loss from Canadian GAAP to U.S. GAAP, the acquired in-process research and development incurred by Netro are expensed.

     For purposes of the reconciliation of the shareholders' equity from Canadian to U.S. GAAP, no adjustment is required because the fair value to the acquired in-process research and development, recorded as non-intangible asset, has been reduced to nil.

 (VII) DEFERRED COMPENSATION

     This adjustment reverses the adjustment made for Canadian GAAP purposes described in Note 3(b) above.

 (VIII) FIXED ASSETS TO BE DISPOSED OF BY SALE

     Under U.S. GAAP, in accordance with SFAS 144, the depreciation related to long-lived assets to be disposed of is ceased. Accordingly, the adjustment reflects the reversal of depreciation provided for under Canadian GAAP on those assets the Corporation intends to sell.

                                     F-III-13

                                    ANNEX A

                                MERGER AGREEMENT

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF
                                 MARCH 27, 2003
                                  BY AND AMONG

                               NETRO CORPORATION,
                                SR TELECOM INC.
                                      AND

                         NORWAY ACQUISITION CORPORATION

                              TABLE OF CONTENTS(1)

                                                                             PAGE
                                                                             ----
                                    ARTICLE 1
                                   DEFINITIONS
Section 1.01   Definitions.................................................   A-6

                                    ARTICLE 2
                                   THE MERGER
Section 2.01   The Merger..................................................  A-10
Section 2.02   Conversion of Shares........................................  A-11
Section 2.03   Surrender and Payment.......................................  A-11
Section 2.04   Stock Options...............................................  A-12
Section 2.05   Adjustments.................................................  A-12
Section 2.06   [Reserved]..................................................  A-13
Section 2.07   Withholding Rights..........................................  A-13
Section 2.08   Lost Certificates...........................................  A-13

                                    ARTICLE 3
                            THE SURVIVING CORPORATION
Section 3.01   Certificate of Incorporation................................  A-13
Section 3.02   Bylaws......................................................  A-13
Section 3.03   Directors and Officers......................................  A-13

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 4.01   Corporate Existence and Power...............................  A-14
Section 4.02   Corporate Authorization.....................................  A-14
Section 4.03   Governmental Authorization..................................  A-14
Section 4.04   Non-contravention...........................................  A-14
Section 4.05   Capitalization..............................................  A-15
Section 4.06   Subsidiaries................................................  A-16
Section 4.07   SEC Filings.................................................  A-16
Section 4.08   Financial Statements........................................  A-17
Section 4.09   Disclosure Documents........................................  A-17
Section 4.10   Absence of Certain Changes..................................  A-17
Section 4.11   No Undisclosed Material Liabilities.........................  A-18
Section 4.12   Compliance with Laws and Court Orders.......................  A-19
Section 4.13   Litigation..................................................  A-19
Section 4.14   Finders' Fees...............................................  A-19
Section 4.15   Opinion of Financial Advisor................................  A-19
Section 4.16   Taxes.......................................................  A-19
Section 4.17   [Reserved]..................................................  A-20
Section 4.18   Employee Benefit Plans......................................  A-20
Section 4.19   Environmental Matters.......................................  A-21
Section 4.20   Antitakeover Statutes and Rights Agreement..................  A-22
Section 4.21   Intellectual Property.......................................  A-22
Section 4.22   Labor Relations.............................................  A-23
Section 4.23   Employment..................................................  A-23

---------------

(1) The Table of Contents is not a part of this Agreement.

                                                                             PAGE
                                                                             ----
Section 4.24   WARN Act....................................................  A-24
Section 4.25   Restrictions on Business Activities.........................  A-24
Section 4.26   Agreements, Contracts and Commitments.......................  A-24
Section 4.27   Insurance...................................................  A-24
Section 4.28   Change of Control Payments..................................  A-24
Section 4.29   No Existing Discussions.....................................  A-25
Section 4.30   Canadian Operations.........................................  A-25
Section 4.31   Cash Dividend...............................................  A-25

                                    ARTICLE 5
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Section 5.01   Corporate Existence and Power...............................  A-25
Section 5.02   Corporate Authorization.....................................  A-25
Section 5.03   Governmental Authorization..................................  A-26
Section 5.04   Non-contravention...........................................  A-26
Section 5.05   Capitalization..............................................  A-26
Section 5.06   Subsidiaries................................................  A-27
Section 5.07   CSA Filings.................................................  A-27
Section 5.08   Financial Statements........................................  A-28
Section 5.09   Disclosure Documents........................................  A-28
Section 5.10   Absence of Certain Changes..................................  A-29
Section 5.11   No Undisclosed Material Liabilities.........................  A-29
Section 5.12   Compliance with Laws and Court Orders.......................  A-29
Section 5.13   Litigation..................................................  A-30
Section 5.14   Finders' Fees...............................................  A-30
Section 5.15   Taxes.......................................................  A-30
Section 5.16   [Reserved]..................................................  A-30
Section 5.17   Environmental Matters.......................................  A-30
Section 5.18   Intellectual Property.......................................  A-31
Section 5.19   Antitakeover Statutes and Rights Agreement..................  A-31
Section 5.20   Restrictions on Business Activities.........................  A-32

                                    ARTICLE 6
                            COVENANTS OF THE COMPANY
Section 6.01   Conduct of the Company......................................  A-32
Section 6.02   Stockholder Meeting.........................................  A-34
Section 6.03   No Solicitation; Other Offers...............................  A-34
Section 6.04   Tax Matters.................................................  A-36
Section 6.05   WARN Covenant...............................................  A-36
Section 6.06   Termination of Company 401(k) Plan..........................  A-37

                                    ARTICLE 7
                       COVENANTS OF PARENT AND MERGER SUB
Section 7.01   Conduct of Parent...........................................  A-37
Section 7.02   Voting of Shares............................................  A-37
Section 7.03   Director and Officer Liability..............................  A-37
Section 7.04   Stock Exchange Listing......................................  A-38
Section 7.05   Employee Matters............................................  A-38
Section 7.06   Tax Matters.................................................  A-39

                                                                             PAGE
                                                                             ----
                                    ARTICLE 8
                 COVENANTS OF PARENT, MERGER SUB AND THE COMPANY
Section 8.01   Commercially Reasonable Efforts.............................  A-39
Section 8.02   Certain Filings.............................................  A-40
Section 8.03   Public Announcements........................................  A-40
Section 8.04   Further Assurances..........................................  A-40
Section 8.05   Access to Information.......................................  A-41
Section 8.06   Notices of Certain Events...................................  A-41
Section 8.07   [Reserved]..................................................  A-41
Section 8.08   Affiliates..................................................  A-41
Section 8.09   Section 16 Matters..........................................  A-42
Section 8.10   Proxy Statement; Registration Statement.....................  A-42
Section 8.11   Board of Directors of Parent................................  A-43

                                    ARTICLE 9
                            CONDITIONS TO THE MERGER
Section 9.01   Conditions to Obligations of Each Party.....................  A-43
Section 9.02   Conditions to the Obligations of Parent and Merger Sub......  A-43
Section 9.03   Conditions to the Obligations of the Company................  A-44

                                   ARTICLE 10
                                   TERMINATION
Section 10.01  Termination.................................................  A-44
Section 10.02  Effect of Termination.......................................  A-46

                                   ARTICLE 11
                                  MISCELLANEOUS
Section 11.01  Notices.....................................................  A-46
Section 11.02  Survival of Representations and Warranties..................  A-47
Section 11.03  Amendments; Waivers.........................................  A-47
Section 11.04  Fees; Expenses..............................................  A-47
Section 11.05  Right of First Negotiation and First Refusal................  A-49
Section 11.06  Binding Effect; Benefit; Assignment.........................  A-49
Section 11.07  Governing Law...............................................  A-49
Section 11.08  Jurisdiction................................................  A-49
Section 11.09  WAIVER OF JURY TRIAL........................................  A-50
Section 11.10  Counterparts; Effectiveness.................................  A-50
Section 11.11  Entire Agreement............................................  A-50
Section 11.12  Captions....................................................  A-50
Section 11.13  Severability................................................  A-50
Section 11.14  Specific Performance........................................  A-50

EXHIBITS
--------
Exhibit A      Form of Company Affiliate Agreement
Exhibit B      Form of Company Certificate that it is not a "United States
               Real Property Holding Corporation"
Exhibit C      Company Disclosure Schedule
Exhibit D      Parent Disclosure Schedule
Exhibit E      Form of Company Voting Agreement
Exhibit F      List of Directors and Officers Subject to Company Voting
               Agreement

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules hereto, this "AGREEMENT") is dated as of March 27, 2003 by and among Netro Corporation, a Delaware corporation (the "COMPANY"), SR Telecom Inc. ("PARENT"), a corporation organized under the Canada Business Corporations Act (the "CBCA"), and Norway Acquisition Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent ("MERGER SUB").

                                    RECITALS

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and declared advisable the Merger (as defined herein) of Merger Sub with and into the Company upon the terms and subject to the conditions of this Agreement and in accordance with Delaware Law (as defined herein), and the Board of Directors of the Company has determined to recommend that the stockholders of the Company approve and adopt this Agreement and approve the Merger.

     WHEREAS, concurrently with the execution of this Agreement, and as a condition to and as an inducement to Parent's willingness to enter into this Agreement, the directors and officers of the Company listed on Exhibit F hereto are entering into Voting Agreements in substantially the form attached hereto as Exhibit E (the "COMPANY VOTING AGREEMENTS").

     WHEREAS, pursuant to the Merger, all of the issued and outstanding shares of Company Stock (as defined herein) shall be converted into the right to receive consideration consisting of ADSs (as defined herein).

     WHEREAS, contingent upon approval of the Merger by the stockholders of the Company and to the extent permissible under applicable law, the Board of Directors of the Company will approve and will declare advisable the declaration of the Cash Dividend (as defined herein) with respect to each outstanding share of Company Stock upon the terms and subject to the conditions of this Agreement and in accordance with Delaware Law.

     NOW THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     Section 1.01  DEFINITIONS.

     (a) The following terms, as used herein, have the following meanings:

     "ACQUISITION PROPOSAL" means, other than the transactions contemplated by this Agreement (including the Cash Dividend), any Third-Party offer, proposal or inquiry relating to, or any Third-Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or beneficial ownership of securities representing 15% or more of the outstanding securities of any class of equity or voting securities of the Company or of any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party's beneficially owning 15% or more of the outstanding securities of any class of equity or voting securities of the Company or of any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale or transfer of all or substantially all the assets, exclusive license, reorganization, recapitalization, liquidation, dissolution, extraordinary dividend (other than a Liquidation Alternative or the Cash Dividend) or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (iv) the sale or transfer of all or substantially all of the Technology or the exclusive license thereof (other than a Liquidation Alternative) or (v) any other transaction (other than a Liquidation

Alternative) the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

     "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

     "BUSINESS DAY" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, San Francisco, California or Montreal, Quebec, Canada are authorized or required by law to close.

     "C$" means Canadian dollars.

     "CANADIAN SECURITIES LAWS" means the Securities Act (Quebec) and the equivalent legislation in the other provinces and territories of Canada and the applicable rules and regulations made or promulgated under such statutes, including all published instruments of the CSA as well as the rules and regulations of the TSX.

     "CODE" means the Internal Revenue Code of 1986.

     "COMPANY BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 2002 and the footnotes thereto set forth in the Company 10-K.

     "COMPANY BALANCE SHEET DATE" means December 31, 2002.

     "COMPANY STOCK" means the common stock, $.001 par value, of the Company.

     "COMPANY 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 31, 2002.

     "COMPETITION ACT" means the Competition Act (Canada).

     "CSA" means the Canadian securities regulatory authorities.

     "DELAWARE LAW" means the General Corporation Law of the State of Delaware.

     "ENVIRONMENTAL PERMITS" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any of its Subsidiaries as currently conducted.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA AFFILIATE" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "GOVERNMENTAL ENTITY" means any government or governmental or regulatory body, agency, authority thereof, or political subdivision thereof, or any agency, commission or instrumentality thereof, or any court or arbitrator, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, whether federal, state, local, municipal, foreign, supranational or otherwise.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     "INTELLECTUAL PROPERTY RIGHT" means any trademark, trademark application, service mark, trade name, domain name, slogans, invention, patent, patent application, trade secret, know-how, show-how, customer lists, business information, copyright (registered or unregistered), software program, technical information, or any other similar type of proprietary intellectual property right.

     "KNOWLEDGE" of any Person that is not an individual means (i) in the case of the Company or any of its Subsidiaries, the actual knowledge after reasonable inquiry of Gideon Ben-Efraim (President and Chief Executive Officer), Sanjay Khare (Chief Financial Officer), Shlomo Yariv (Chief Operating Officer) or Peter Carson (Senior Vice President, Worldwide Sales) or (ii) in the case of Parent or Merger Sub, the actual knowledge after reasonable inquiry of Pierre St-Arnaud (Chief Executive Officer), David Adams (Chief

Financial Officer), Benoit Pinsonnault (Senior Vice President Customer Service and Operations) or Gerald LaCroix (Managing Director, Comunicacion y Telefonica Rural S.A.).

     "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     "LIQUIDATION ALTERNATIVE" means any proposal or inquiry involving the liquidation, dissolution or winding up of the Company that is not initiated by and (prior to the time of the determination that a Superior Alternative exists) does not involve, a Third Party (other than the Company and its officers and directors in their capacity as such).

     "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on (x) the business, assets, liabilities, operations, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) such Person's ability to perform its obligations under or to consummate the transactions contemplated by this Agreement, it being understood that none of the following shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to this Agreement or the transactions contemplated hereby or the announcement hereof, (ii) changes or conditions affecting the U.S., Canadian or any foreign telecommunications or data networking industry generally, (iii) changes in U.S., Canadian or any foreign economic, regulatory or political conditions generally or in U.S., Canadian or any foreign financial markets, (iv) changes attributable to any attack on, outbreak or escalation of hostilities or act of terrorism in the United States, Canada or abroad, any declaration of war or any other national or foreign calamity, (v) the failure of such Person to meet published revenue or earnings projections (including with respect to the quarter ended March 31, 2003) or (vi) any change in such Person's stock price or trading volume.

     "MERGER SUB STOCK" means the common stock, $.01 par value, of Merger Sub.

     "NASDAQ" means the Nasdaq National Market.

     "1933 ACT" means the Securities Act of 1933.

     "1934 ACT" means the Securities Exchange Act of 1934.

     "PARENT ANNUAL REPORT" means Parent's annual report, including Parent's audited consolidated financial statements and Management's Discussion and Analysis, filed with the CSA for the fiscal year ended December 31, 2002.

     "PARENT BALANCE SHEET" means the audited consolidated balance sheet of Parent as of December 31, 2002 and the footnotes therein as provided to the Company prior to the date hereof.

     "PARENT BALANCE SHEET DATE" means December 31, 2002.

     "PARENT STOCK" means the common shares, without par value, of Parent.

     "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity.

     "SEC" means the U.S. Securities and Exchange Commission.

     "SHARES" means the shares of common stock, $.001 par value, of the Company.

     "SUBSIDIARY" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

     "SUPERIOR ALTERNATIVE" means a determination by the Board of Directors of the Company in its reasonable judgment by a majority vote, after considering the advice of its financial and legal advisors, including Goldman, Sachs & Co. and Davis Polk & Wardwell, that a Liquidation Alternative would be more favorable to the stockholders of the Company from a financial point of view than the terms of the Merger (including the Cash Dividend) or that consummation of the transactions contemplated by this Agreement (including the Cash Dividend and the Merger) are unlawful under applicable law.

     "SUPERIOR PROPOSAL" means any bona fide, unsolicited written Acquisition Proposal for at least 80% of the outstanding Shares on terms that the Board of Directors of the Company determines in its reasonable judgment by a majority vote, after considering the advice of Goldman, Sachs & Co., its financial advisor, to be more favorable to the stockholders of the Company from a financial point of view than the terms of the Merger (taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation, the timing of the consummation, the risk of nonconsummation and the need for any required governmental consents, filings and approvals).

     "SURVIVING CORPORATION STOCK" means the common stock, $.001 par value, of Surviving Corporation.

     "TECHNOLOGY" means all Company Intellectual Property Rights relating to the Company's AirStar and Angel products and platforms, including any related hardware and software.

     "THIRD PARTY" means any Person as defined in this Agreement or in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

     "TSX" means the Toronto Stock Exchange.

     Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

     All dollar amounts in this Agreement shall mean United States dollars unless a different currency is specifically indicated.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                                          SECTION
----                                                          --------
1934 Act Registration Statement.............................    5.03
ADSs........................................................    2.02
ADS Registration Statement..................................    5.09
Agreement...................................................  Preamble
Business Plan...............................................    6.01
Canadian GAAP...............................................    5.08
Cash Dividend...............................................    6.01
CBCA........................................................  Preamble
Certificates................................................    2.03
Change of Recommendation....................................    6.03
Change of Recommendation Notice.............................    6.03
Closing Date................................................    2.01
Company.....................................................  Preamble
Company Disclosure Schedule.................................  Article
                                                                 4
Company Employee............................................    7.05
Company Intellectual Property Rights........................    4.21
Company Option..............................................    2.04
Company Proxy Statement.....................................    4.09
Company SEC Documents.......................................    4.07
Company Securities..........................................    4.05
Company Stockholder Meeting.................................    6.02
Company Subsidiary Securities...............................    4.06
Company Voting Agreements...................................  Recitals
Confidentiality Agreement...................................    8.05
Effective Time..............................................    2.01
Employee Plans..............................................    4.18

TERM                                                          SECTION
----                                                          --------
Environmental Laws..........................................    4.19
Expiration Date.............................................   11.05
ESPP........................................................    7.05
Exchange Agent..............................................    2.03
Indemnified Person..........................................    7.03
Insurance Policies..........................................    4.27
Merger......................................................    2.01
Merger Consideration........................................    2.02
Merger Sub..................................................  Preamble
Parent......................................................  Preamble
Parent Disclosure Schedule..................................  Article
                                                                 5
Parent CSA Documents........................................    5.07
Parent Intellectual Property Rights.........................    5.18
Parent Preferred Shares.....................................    5.05
Parent Stock Registration Statement.........................    5.09
Payment Events..............................................   11.04
Preferred Stock.............................................    4.05
PTO.........................................................    4.21
Registration Statements.....................................    5.09
Qualifying Transaction......................................   11.04
Right(s)....................................................    4.05
Rights Agreement............................................    4.05
Series A Preferred Stock....................................    4.05
Surviving Corporation.......................................    2.01
Tax.........................................................    4.16
Tax Return..................................................    4.16
Taxing Authority............................................    4.16
Uncertificated Shares.......................................    2.03
U.S. GAAP...................................................    4.08
WARN Act....................................................    4.24

                                   ARTICLE 2

                                   THE MERGER

     Section 2.01  THE MERGER.

     (a) At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the "MERGER"), whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION." The closing of the Merger shall take place at the offices of Pillsbury Winthrop LLP, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the third Business Day after the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article 9, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     (b) As soon as practicable on the Closing Date, the Company and Parent shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "EFFECTIVE TIME") as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

     (c) From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. At such time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.

     Section 2.02  CONVERSION OF SHARES.

     At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Parent or Merger Sub:

     (a) except as otherwise provided in Sections 2.02(b) and 2.05, each share of Company Stock (along with each Right attached thereto) outstanding immediately prior to the Effective Time, shall be automatically converted into the right to receive the number of American Depositary Shares ("ADSS") representing shares of Parent Stock equal to a fraction (rounded to the nearest whole number, with any fraction equal to or higher than one-half rounded up to the next succeeding whole number), the numerator of which is 41,500,000 and the denominator of which is the number of shares of Company Stock outstanding immediately prior to the Effective Time (the "MERGER CONSIDERATION");

     (b) each share of Company Stock held by the Company as treasury stock (other than shares in an Employee Plan of the Company) or owned by Merger Sub, Parent or any of its Subsidiaries immediately prior to the Effective Time (other than shares held for the account of clients, customers or other Persons) shall be canceled, and no payment shall be made with respect thereto;

     (c) each share of Merger Sub Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Surviving Corporation Stock. Each certificate evidencing ownership of shares of Merger Sub Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation; and

     (d) the Surviving Corporation shall issue shares of Surviving Corporation Stock to Parent in consideration for Parent issuing Parent Stock in respect of the ADSs to former stockholders of the Company pursuant to Section 2.02(a), the number of shares of Surviving Corporation Stock issued to Parent pursuant to this Section 2.02(d) to be equal to the number of shares of Company Stock outstanding immediately prior to the Effective Time (other than shares of Company Stock to which Section 2.02(b) applies).

     Section 2.03  SURRENDER AND PAYMENT.

     (a) Prior to the Effective Time, Parent shall appoint an agent (the "EXCHANGE AGENT") reasonably acceptable to the Company for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock and the Rights attached thereto (the "CERTIFICATES") or (ii) uncertificated shares of Company Stock and the Rights attached thereto (the "UNCERTIFICATED SHARES"). Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

     (b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon
(i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. The ADSs constituting part of such Merger Consideration, at Parent's option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Stock or is otherwise required under applicable law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 2.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent shall not be liable to any holder of ADSs or shares of Parent Stock or Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

     (f) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.03. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

     Section 2.04  STOCK OPTIONS.

     As of the Effective Time, each outstanding option to purchase shares of Company Stock under any stock option or compensation plan or arrangement of the Company (a "COMPANY OPTION"), whether or not exercised or vested, shall be terminated and no consent of any holder of any stock option or any employee shall be required under any Company stock option or compensation plan or other arrangement of the Company for such termination.

     Section 2.05  ADJUSTMENTS.

     If, during the period between the date of this Agreement and the Effective Time, any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, any stock dividend thereon or other like change occurs with respect to Parent Stock or the Company Stock having a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

     Section 2.06  [RESERVED].

     Section 2.07  WITHHOLDING RIGHTS.

     Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. If the Surviving Corporation, Parent or the Exchange Agent, as the case may be, so withholds such amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Surviving Corporation, Parent or the Exchange Agent, as the case may be, made such deduction and withholding. Parent and Merger Sub represent, warrant and agree that no amount will be withheld or deducted from the Merger Consideration payable to any Person in respect of Canadian withholding taxes.

     Section 2.08  LOST CERTIFICATES.

     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

                                   ARTICLE 3

                           THE SURVIVING CORPORATION

     Section 3.01  CERTIFICATE OF INCORPORATION.

     The certificate of incorporation of the Company as in effect at the Effective Time shall be amended in the Merger to be the same as the certificate of incorporation of Merger Sub, except that the name of the Surviving Corporation shall be Netro Corporation, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

     Section 3.02  BYLAWS.

     The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     Section 3.03  DIRECTORS AND OFFICERS.

     From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement, which disclosure schedule shall specifically identify by section the representations and warranties of the Company qualified by such disclosure (the "COMPANY DISCLOSURE SCHEDULE"), the Company represents and warrants to Parent and Merger Sub that:

     Section 4.01  CORPORATE EXISTENCE AND POWER.

     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

     Section 4.02  CORPORATE AUTHORIZATION.

     (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) are within the Company's corporate powers and, except for the required approval of the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company.

     (b) At a meeting duly called and held, the Company's Board of Directors (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company's stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 6.03) to recommend approval and adoption of this Agreement, the Merger and the Cash Dividend by its stockholders, in each case with Gideon Ben-Efraim abstaining.

     Section 4.03  GOVERNMENTAL AUTHORIZATION.

     The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business,
(ii) compliance with any applicable requirements of the HSR Act, of the Competition Act and of laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or non-U.S., and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (or after the Effective Time, Parent).

     Section 4.04  NON-CONTRAVENTION.

     The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree, (iii) require any consent or other action by any Person under, constitute a default (or an event that with notice or lapse of time, or both, would become a default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.05  CAPITALIZATION.

     (a) The authorized capital stock of the Company consists of 105,000,000 shares consisting of 100,000,000 shares of Company Stock and 5,000,000 shares of preferred stock, par value $.001 per share (the "PREFERRED STOCK"), of which 800,000 shares are designated Series A Participating Cumulative Preferred Stock (the "SERIES A PREFERRED STOCK"). Each share of Company Stock has attached thereto a right (each, a "RIGHT" and collectively, the "RIGHTS") to purchase one one-hundredth of a share of Series A Preferred Stock at a price of $20 per one one-hundredth of a share, subject to adjustment. The Rights were issued pursuant to an Amended and Restated Rights Agreement dated as of July 31, 2002, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "RIGHTS AGREEMENT"). As of the close of business on March 24, 2003, there were outstanding 38,700,354 shares of Company Stock and no shares of Preferred Stock and stock options to purchase an aggregate of 8,597,988 shares (of which options to purchase an aggregate of 4,792,206 shares were exercisable). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Employee Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights created under Delaware Law, the certificate of incorporation or bylaws of the Company or any agreement or document to which the Company is a party or by which it or its assets are bound. All outstanding shares of capital stock of the Company, and Company Options have been issued and granted in compliance with all applicable securities law and other legal requirements and all requirements set forth in applicable agreements or instruments. None of the outstanding Shares is unvested or is subject to a repurchase option, risk of forfeiture or other condition providing that such Shares may be forfeited or repurchased by the Company or otherwise vest upon termination of stockholder's or grantee's employment, directorship or other relationship with the Company or any of its Subsidiaries under the terms of any restricted stock agreement or other agreement with the Company.

     (b) Except for changes since the close of business on March 24, 2003, resulting from the issuance of shares of Company Stock pursuant to the ESPP and from the exercise of Company Options outstanding on such date, there are no (i) shares of capital stock of or other voting securities or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Company or (iii) options or other rights (including preemptive rights) to acquire from the Company, or other obligation of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no registration rights and, except for the Rights Agreement, there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it is bound with respect to any Company Securities. Assuming that ADSs are quoted on Nasdaq at the Effective Time, stockholders of the Company will not be entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

     (c) No shares of Company Stock are owned by any Subsidiary of the Company.

     Section 4.06  SUBSIDIARIES.

     (a) Schedule 4.06(a) contains a correct and complete list identifying each of the Company's Subsidiaries, together with a list of each other entity in which the Company holds (directly or indirectly, other than through an interest in a mutual fund) an equity interest, whether voting or otherwise, indicating the name and the Company's equity interest in such entity. Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) All of the outstanding capital stock of or other voting securities or ownership interests in each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights (including preemptive rights) to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "COMPANY SUBSIDIARY SECURITIES"). There are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which any Subsidiary is a party or by which it is bound with respect to any Company Subsidiary Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

     Section 4.07  SEC FILINGS.

     (a) The Company has made available to Parent (i) the Company's annual reports on Form 10-K for its fiscal years ended December 31, 2002, 2001 and 2000, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, (iii) its proxy or information statements relating to meetings of the stockholders of the Company held (or actions taken without a meeting by such stockholders) since December 31, 2000, (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since its initial public offering (the documents referred to in this Section 4.07(a), collectively, the "COMPANY SEC DOCUMENTS"), which are all the reports, statements, schedules and registration statements required to be filed by the Company with the SEC since its initial public offering and (v) complete and correct copies of any correspondence with, and inquiries from the SEC since January 1, 2001 with respect to the Company SEC Documents.

     (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

     (c) As of its filing date (and, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (e) The Company has in place the "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the 1934 Act) required in order for the principal executive officer and principal financial and accounting officer of the Company to engage in the review and evaluation process mandated by the 1934 Act. The Company's "disclosure controls and procedures" are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial and accounting officer of the Company required under the 1934 Act with respect to such reports.

     Section 4.08  FINANCIAL STATEMENTS.

     The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) were prepared in accordance with and accurately reflect in all material respects, the Company's books and records as of the times and for the periods referred to therein, (ii) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect during the periods included and (iii) fairly present in all material respects, in conformity with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except in the unaudited financial statements as may be permitted by Form 10-Q), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end adjustments in the case of any unaudited interim financial statements which were not and are not expected to have a Material Adverse Effect on the Company).

     Section 4.09  DISCLOSURE DOCUMENTS.

     (a) The proxy statement/prospectus to be filed with the SEC in connection with the Merger (the "COMPANY PROXY STATEMENT") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and as of the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09(a) will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished by Parent.

     (b) None of the information provided or to be provided by the Company for inclusion or incorporation by reference in the Registration Statements or any amendment or supplement thereto, at the time each Registration Statement or any amendment or supplement becomes effective, and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Section 4.10  ABSENCE OF CERTAIN CHANGES.

     Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as disclosed in the Company SEC Documents filed prior to the date hereof and as contemplated by this Agreement, there has not been:

     (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (b) any declaration, setting aside or payment of any dividend (other than the Cash Dividend) or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, or any options, warrants, calls or rights to acquire any such stock or other securities;

     (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

     (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than (i) borrowings under existing credit facilities (or any renewals, replacements or extensions that do not increase the aggregate commitments thereunder) and (ii) in the ordinary course of business and in amounts and on terms consistent with past practices;

     (e) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly owned Subsidiaries made in the ordinary course of business consistent with past practices;

     (f) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement or the Business Plan;

     (g) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries materially affecting the assets, liabilities or business of the Company and its Subsidiaries, except for any such change required by reason of a concurrent change in U.S. GAAP or Regulation S-X under the 1934 Act;

     (h) any (i) grant of any material severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) material increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries,
(iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) material increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

     (i) entry by the Company or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Company Intellectual Property Rights other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with the SEC; or

     (j) any revaluation by the Company or any of its Subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company or any of its Subsidiaries other than in the ordinary course of business.

     Section 4.11  NO UNDISCLOSED MATERIAL LIABILITIES.

     There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

     (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof; and

     (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.12  COMPLIANCE WITH LAWS AND COURT ORDERS.

     The Company and each of its Subsidiaries is and, since January 1, 2001, has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.13  LITIGATION.

     Except as set forth in the Company SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any of their respective officers or directors in their capacity as officers or directors of the Company or any of its Subsidiaries or any of their respective properties before any court or arbitrator or before or by any Governmental Entity, that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

     Section 4.14  FINDERS' FEES.

     Except for Goldman, Sachs & Co., a complete copy of whose engagement agreement (including all schedules and fee information) has been provided to Parent, the Company has not incurred (directly or indirectly), nor will it incur, directly or indirectly, any liability for any broker's, finder's, financial advisor's or other similar fee, charge or commission in connection with this Agreement or the transactions contemplated by this Agreement.

     Section 4.15  OPINION OF FINANCIAL ADVISOR.

     The Company has received the opinion of Goldman, Sachs & Co., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration and the Dividend, in the aggregate, are fair to the Company's stockholders from a financial point of view.

     Section 4.16  TAXES.

     (a) All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all applicable laws, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

     (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with U.S. GAAP an adequate reserve for all Taxes, whether or not shown as being due on any Tax Return, through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect.

     (c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 1997 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its Subsidiaries and is currently in effect.

     (d) There is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset. No Liens for Taxes exist with respect to any of the assets of the Company or any of its Subsidiaries that are currently in effect.

     (e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

     (f) Schedule 4.16(f) contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

     (g) "TAX" means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "TAXING AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee. "TAX RETURN" means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     (h) Neither the Company nor any of its Subsidiaries is or may be liable for the Taxes of any other Person under U.S. Treasury Regulation 1.1502-6 or similar provision of state, local, provincial or foreign law, as a transferee or successor, by contract or otherwise except for agreements applicable to members of the affiliated group of which the Company is the common parent and for liability for Taxes under U.S. Treasury Regulation Section 1.1502-6 for the affiliated group of which the Company is the common parent.

     Section 4.17  [RESERVED].

     Section 4.18  EMPLOYEE BENEFIT PLANS.

     (a) Schedule 4.18(a) contains a correct and complete list identifying each "employee benefit plan," as defined in Section 3(3) of ERISA, each employment, change of control severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability; and form of employee confidentiality or other agreement protecting Company Intellectual Property Rights. Copies of such plans (including the plan document, any trust agreement and any other funding or insurance instruments relating thereto) have been furnished or made available to Parent together with annual reports (Form 5500 including, if applicable, Schedule B thereto) for the most recent two years prepared in connection with any such plan and, to the extent applicable, copies of the most recent determination or opinion letter (and any outstanding request for a determination or opinion letter). Such plans are referred to collectively herein as the "EMPLOYEE PLANS." None of the Employee Plans is a plan described in Section 201(2) of ERISA. The Company has separately provided or made available to Parent a correct and complete list identifying the current annual compensation rate (including bonus), current base salary rate, accrued bonus, accrued sick leave, accrued severance pay and accrued vacation benefits of each present employee of the Company or any of its Subsidiaries without identifying such employees by name.

     (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or to the minimum funding requirement of Section 412 of the Code or Part 3 of Title I of ERISA.

     (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

     (d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, and no event has occurred since the date of such determination or opinion letter that could reasonably be expected to adversely affect such qualification. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material fine under ERISA or material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

     (e) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

     (f) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official which would reasonably be expected to result in a material liability.

     (g) With respect to each Employee Plan, all forms, documents and other materials have been filed with the SEC or otherwise distributed, in each case, as required by the 1933 Act or the 1934 Act.

     (h) The execution of this Agreement and the transaction contemplated herein (whether alone of in connection with any other event) could not, pursuant to the terms of the Employee Plans, result in the payment of cash or property to any employee or the increase, acceleration or provision of any payments, other rights or benefits to any employee, whether or not any such payment, right or benefit would constitute a parachute payment within the meaning of Section 280G of the Code.

     (i) Each individual who is treated by the Company or any of its Subsidiaries as an independent contractor is properly so treated under applicable law, except as would not result in a material liability to the Company.

     Section 4.19  ENVIRONMENTAL MATTERS.

     (a) Except as set forth in the Company SEC Documents filed prior to the date hereof and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

     (i) no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any statute, law, regulation or rule, in each case as in effect on the date hereof, relating to pollution or protection of the environment or human health or safety ("ENVIRONMENTAL LAWS"), and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company's Knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws;

     (ii) the Company and each of its Subsidiaries have all Environmental Permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such Environmental Permits; and

     (iii) the operations of the Company and each of its Subsidiaries are in compliance with the terms of applicable Environmental Laws.

     (b) Except as set forth in this Section 4.19, no representations or warranties are being made with respect to matters arising under or relating to environmental matters.

     Section 4.20  ANTITAKEOVER STATUTES AND RIGHTS AGREEMENT.

     (a) The Company has taken all action necessary to exempt the Merger, the execution, delivery and performance of this Agreement and the transactions contemplated hereby from the provisions of Section 203 of Delaware Law and any other state takeover statute or similar law or regulations or any antitakeover provision in the Company's certificate of incorporation or bylaws that otherwise would be applicable, and, accordingly, no such Section applies or purports to apply to any such transactions.

     (b) The Company has taken all action necessary to render the Rights Agreement inapplicable to the Merger, the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company has taken all action so that none of the foregoing will result in the grant of any Rights to any Person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered, and Parent will not be an "Acquiring Person" under the Rights Agreement.

     Section 4.21  INTELLECTUAL PROPERTY.

     (a) Schedule 4.21 contains a list of all material patents, patent applications, invention disclosures, registered trademarks, trademark applications for registration, common law trademarks, domain names, software programs and registered copyrights, and any material Intellectual Property Rights owned or licensed and used or held for use by the Company or any Subsidiary ("COMPANY INTELLECTUAL PROPERTY RIGHTS"). The Company is duly listed (without break in title) in the records of the United States Patent and Trademark Office ("PTO") as the holder of record of each of the patents, patent applications, trademark registrations, trademark applications for registration and registered copyrights for which it is delineated as holder on Schedule 4.21, and the Company is duly listed (without break in title) in the records of the appropriate foreign intellectual office as holder of record with respect to the same. To the Knowledge of the Company, all of the issued and registered Company Intellectual Property Rights were obtained in material compliance with all applicable rules, policies, and procedures of the PTO or applicable foreign intellectual property agency.

     (b) With respect to licensed Company Intellectual Property Rights, to the Knowledge of the Company, each material license agreement is duly executed, valid, and binding on all parties thereto and enforceable in accordance with its terms, and the Company has no Knowledge suggesting other than that all parties to each material license agreement is in compliance with, and have not breached any term of any such license agreements in such a manner that would give rise to a termination right. With respect to each material license affecting Company Intellectual Property Rights, acquisition of the same through Merger will not affect the exercise of the rights provided thereunder to the Company or its Subsidiaries that would be available had the Merger not occurred, and the acquisition through Merger does not result in payment of any additional material amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to be paid.

     (c) No Company Intellectual Property Right is subject to any outstanding judgment, injunction, lien, security interest, forebearance to sue, order, decree or agreement restricting the use thereof by the Company or any Subsidiary or restricting the licensing thereof by the Company or any Subsidiary to any Person, except for any judgment, injunction, lien, security interest, forebearance to sue, order, decree or agreement which would not reasonably be expected to have a Material Adverse Effect.

     (d) To the Knowledge of the Company, none of the Company's (or any of its Subsidiaries') products or processes infringe or otherwise violate the Intellectual Property Rights of any third party and the Company is not aware of any pending intellectual property applications for registration or issuance that would, if granted, limit or prohibit the business of the Company.

     (e) The Company has no Knowledge which would form a basis for a finding that any of the patents or patent applications owned or licensed by the Company is unpatentable, unenforceable or invalid, or any of its registered or common law trademarks or copyrights are unenforceable or invalid. To the Company's Knowledge, all registered or issued Company Intellectual Property Rights on
Schedule 4.21(a) are subsisting, in full force and effect, have not been cancelled or abandoned, and have not expired. All maintenance and renewal fees presently due, or due in the past, with respect to the Company Intellectual Property Rights have been paid, as well as have any registration, filing, or other governmental fees. The Company and its Subsidiaries have taken all commercially reasonable steps to protect their respective trade secrets, and have entered into confidentiality agreements with employees and consultants to protect such trade secrets. To the Knowledge of the Company, except pursuant to such confidentiality agreements, there has been no disclosure by the Company or any of its Subsidiaries of any such trade secrets. Any confidentiality agreements executed by employees, consultants or other advisors of the Company, or any of its Subsidiaries, are valid binding and enforceable in accordance with their terms.

     (f) To the Knowledge of the Company, there is no action, suit, allegation claim or proceeding relating to the Company Intellectual Property Rights. Neither the Company nor any of its Subsidiaries has received any communications from a third party alleging or suggesting past, present or future infringement, or proferring a license to intellectual property that the third party suggests might be necessary for the Company or any of its Subsidiaries to conduct business. Neither the Company nor any of its Subsidiaries has obtained written opinions or memoranda of counsel relating to actual or potential third party claims relating to third party Intellectual Property Rights.

     (g) To the Knowledge of the Company, all of the Company Intellectual Property Rights were duly obtained, and there are no ownership or right-to-use disputes with respect thereto. To the Knowledge of the Company, no government funding, facilities of a university, college or other education institution or research center, or funding from third parties, was used in the development of Company Intellectual Property Rights. No current or former stockholder, director, officer or employee of the Company or any of its Subsidiaries will, after the consummation of the Merger, own or retain any rights in, to or under any of the Company Intellectual Property Rights.

     Section 4.22  LABOR RELATIONS.

     Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or any work rules or practices agreed to with any labor union, employee association or similar organization, nor do the Company nor any of its Subsidiaries have Knowledge of any such union, employee association or similar organization that represents or claims to represent any of their employees or intends to organize any of their employees; (ii) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the Knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries and, during the past five years, there has not been any such action; (iii) neither the Company nor any of its Subsidiaries is engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation;
(iv) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company and each of its Subsidiaries, threatened before the National Labor Relations Board or any similar state agency; and (v) there is no grievance arising out of any collective bargaining agreement or other grievance procedure.

Section 4.23  EMPLOYMENT.

     (i) There are no written personnel policies, rules or procedures applicable to employees of the Company or any of its Subsidiaries, other than those which would not result in a material liability to the Company and those set forth in
Schedule 4.23, true and correct copies of which have heretofore been delivered to Parent;

(ii) the Company and each of its Subsidiaries is, and at all times has been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health and no complaints, lawsuits or other proceedings are pending by or on behalf of any present or former employee of the Company or any of its Subsidiaries, or any applicant for employment, alleging breach of any such law, breach of any contract for employment or other discriminatory or tortious conduct in connection with the employment relationship other than (A) those which would not result in a material liability to the Company and (B) lawsuits against the Company related to, arising out of or resulting from the transactions contemplated hereby; provided that, such lawsuits in the case of (B), will be promptly disclosed to Parent; and (iii) no charges with respect to or relating to the Company or any of its Subsidiaries are pending before any federal, state or local agency responsible for the enforcement of labor or employment laws, neither the Company nor any of its Subsidiaries has received notice from any such agency of the intent to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries, and no such investigation is in progress, in each case other than those which would not result in a material liability to the Company.

Section 4.24  WARN ACT.

     The Company has complied in all material respects with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN ACT") with respect to its employees. None of the Company's or any of its Subsidiaries' employees has suffered an "employment loss" (as defined in the WARN Act) since six months prior to the date hereof.

Section 4.25  RESTRICTIONS ON BUSINESS ACTIVITIES.

     There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party which limits in any material respect the right of the Company or any of its Subsidiaries (i) to engage in any line of business, (ii) to develop, market or distribute products or services or (iii) to compete with any Person, or granting any exclusive distribution rights.

Section 4.26  AGREEMENTS, CONTRACTS AND COMMITMENTS.

     Neither the Company nor any of its Subsidiaries has breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any agreement, contract or commitment to which it is a party or by which it is bound in such a manner as, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company. Each agreement, contract or commitment to which the Company or any of its Subsidiaries is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on the Company.

Section 4.27  INSURANCE.

     The Company maintains the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as set forth in Section 4.27 of the Company Disclosure Schedule (collectively, the "INSURANCE POLICIES"). There is no claim pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds.

Section 4.28  CHANGE OF CONTROL PAYMENTS.

     Section 4.28 of the Company Disclosure Schedule sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees, officers and directors of the Company or any of its Subsidiaries as a result of or in connection with the Merger.

     Section 4.29  NO EXISTING DISCUSSIONS.

     Neither the Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any Third Party with respect to an Acquisition Proposal.

     Section 4.30  CANADIAN OPERATIONS.

     The aggregate gross book value of the assets in Canada of the Company and its "affiliates" (within the meaning of Section (2) of the Competition Act) and the gross revenues from sales in or from Canada generated from those assets determined in each case as prescribed in Part IX of the Competition Act and the regulations thereunder do not exceed C$35 million. The Company is not a reporting issuer or equivalent for the purposes of any Canadian Securities Laws. The Company has not made a prospectus offering or a distribution exempt from the prospectus requirements under Canadian Securities Laws in any jurisdiction in Canada.

     Section 4.31  CASH DIVIDEND.

     As of the date of this Agreement, after giving effect to the transactions contemplated hereby (including, without limitation, the Merger) the Board of Directors of the Company, after considering the advice of its advisors and after reviewing other alternatives available to the Company (including liquidation, dissolution or winding up of the Company), has determined that the Cash Dividend and the Merger are in the best interests of the Company's stockholders and that, based on the information available to the Company as of the date of this Agreement and on reasonable assumptions based on such information and after consultation with its advisors, the declaration and payment of the Cash Dividend as of the date of this Agreement would not be illegal under applicable law.

                                   ARTICLE 5

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement, which disclosure schedule shall specifically identify by section the representations and warranties of Parent and the Merger Sub qualified by such disclosure (the "PARENT DISCLOSURE SCHEDULE"), Parent and Merger Sub jointly and severally represent and warrant to the Company that:

     Section 5.01  CORPORATE EXISTENCE AND POWER.

     Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Parent and its Subsidiaries, taken as a whole. Parent has heretofore delivered to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and Merger Sub as currently in effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or bylaws.

     Section 5.02  CORPORATE AUTHORIZATION.

     (a) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby (including the Merger) are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub.

     (b) At a meeting duly called and held, Parent's Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent's stockholders and (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby.

     Section 5.03  GOVERNMENTAL AUTHORIZATION.

     The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Company Voting Agreements and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other jurisdictions in which Parent or Merger Sub is qualified to do business,
(ii) compliance with any applicable requirements of the HSR Act, the Competition Act and of laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions, (iii) the filing and effectiveness of the Registration Statements and of a registration statement on Form 8-A with respect to the ADSs and the underlying Parent Stock under the 1934 Act (the "1934 ACT REGISTRATION STATEMENT") and compliance with any other applicable requirements of the 1933 Act, the 1934 Act, the Canadian Securities Laws and any other applicable securities laws or takeover laws, whether state or foreign, (iv) compliance with the requirements of the TSX and Nasdaq, (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and (vi) filings and notices not required to be made or given until after the Effective Time.

     Section 5.04  NON-CONTRAVENTION.

     The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Company Voting Agreements and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or the equivalent organizational documents of any of Parent's Subsidiaries, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default (or an event that with notice or lapse of time, or both, would become a default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     Section 5.05  CAPITALIZATION.

     (a) The authorized capital stock of Parent consists of an unlimited number of shares of Parent Stock and an unlimited number of preferred shares, without par value, of Parent ("PARENT PREFERRED SHARES"). As of March 24, 2003, there were 55,227,982 outstanding shares of Parent Stock and no Parent Preferred Shares and employee stock options to purchase an aggregate of 3,287,300 shares of Parent Stock (of which options to purchase an aggregate of 846,340 shares of Parent Stock were exercisable). All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights created under the CBCA, the certificate of incorporation or bylaws of Parent or any agreement or document to which Parent is a party or by which it or its assets are bound.

     (b) Except for changes since the close of business on March 24, 2003 resulting from the exercise of stock options or the grant of stock based compensation to directors or employees, there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in Parent or (iii) options or other rights (including preemptive rights) to acquire from Parent or other obligation of Parent to issue, deliver, or sell or cause to be issued, delivered or sold, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clause (i), (ii) or (iii) above. There are no registration rights and there is no voting trust or other similar agreement or understanding to which Parent or any of its Subsidiaries is a party with respect to any securities referred to in clause (i), (ii) or (iii) above.

     (c) The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right; Parent will use commercially reasonable efforts to cause any such shares issued to Canadian residents to be freely tradable under applicable Canadian Securities Laws (subject to the filing by Parent of all required documents and notices with the appropriate Governmental Entities in Canada and to the extent that such shares are not holdings of a "control block" as defined under applicable Canadian Securities Laws and the other conditions set forth in applicable Canadian Securities Laws).

     Section 5.06  SUBSIDIARIES.

     (a) Schedule 5.06(a) contains a correct and complete list identifying each Subsidiary of Parent. Each Subsidiary of Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Each Subsidiary of Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on Parent.

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries or
(ii) options or other rights to acquire from Parent or any of its Subsidiaries, or other obligation of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i) or
(ii) above.

     (c) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 5.07  CSA FILINGS.

     (a) Parent has made available to the Company (i) Parent's annual reports for its fiscal years ended December 31, 2000, 2001 and 2002, (ii) annual information forms for the fiscal years ended December 31, 1999, 2000 and 2001,
(iii) its quarterly reports for its fiscal quarters ended March 31, 2002, June 30, 2002 and

September 30, 2002, (iv) its proxy or information statements relating to meetings of or actions taken without a meeting by Parent's stockholders held since December 31, 1999, and (v) all of its other reports, statements, schedules, prospectuses and registration statements filed with the CSA since December 31, 1999 (the documents referred to in this Section 5.07(a), collectively, the "PARENT CSA DOCUMENTS"), which are all the reports, statements and prospectuses required to be filed by Parent with the CSA since December 31, 1999.

     (b) As of its filing date, each Parent CSA Document complied as to form in all material respects with the applicable requirements of the Canadian Securities Laws.

     (c) As of its filing date, each Parent CSA Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each Parent CSA Document that is a prospectus, as amended or supplemented, if applicable, filed pursuant to the Canadian Securities Laws, as of the date of such prospectus or amendment, contained full, true and plain disclosure of all material facts, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 5.08  FINANCIAL STATEMENTS.

     The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent CSA Documents (i) were prepared in accordance with and accurately reflect in all material respects, Parent's books and records as of the times and for the periods referred to therein, (ii) complied in all material respects with applicable accounting requirements and the published rules and regulations of the CSA with respect thereto in effect during the periods included and (iii) fairly present in all material respects, in conformity with Canadian generally accepted accounting principles ("CANADIAN GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except that the unaudited financial statements may not contain footnotes as permitted by Canadian Securities Laws), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end adjustments in the case of any unaudited interim financial statements which were not and are not expected to have a Material Adverse Effect on Parent).

     Section 5.09  DISCLOSURE DOCUMENTS.

     (a) None of the information provided or to be provided by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and the Merger and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (b) The Registration Statement of Parent on Form F-4 to be filed with the SEC with respect to the offering of Parent Stock in connection with the Merger (the "PARENT STOCK REGISTRATION STATEMENT") and the Registration Statement on Form F-6 relating to the ADSs (the "ADS REGISTRATION STATEMENT" and, together with the Parent Stock Registration Statement, the "REGISTRATION STATEMENTS") and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the requirements of the 1933 Act. At the time each Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, such Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions in the Registration Statements or any amendment or supplement thereto based upon information furnished by the Company.

     Section 5.10  ABSENCE OF CERTAIN CHANGES.

     Since the Parent Balance Sheet Date, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practice and, except as disclosed in the Parent CSA Documents filed prior to the date hereof and as contemplated by this Agreement, there has not been:

     (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries, or any options, warrants, calls or rights to acquire any such stock or other securities;

     (c) any amendment of any material term of any outstanding security of Parent or any of its Subsidiaries;

     (d) any incurrence, assumption or guarantee by Parent or any of its Subsidiaries of any indebtedness for borrowed money other than borrowings under existing credit facilities (or any renewals, replacements or extensions that do not increase the aggregate commitments thereunder) and in the ordinary course of business and in amounts and on terms consistent with past practices;

     (e) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

     (f) any change in any method of accounting or accounting principles or practice by Parent or any of its Subsidiaries materially affecting the assets, liabilities or business of Parent and its Subsidiaries, except for any such change required by reason of a concurrent change in Canadian GAAP;

     (g) entry by Parent or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property Right of Parent other than licenses in the ordinary course of business consistent with past practice; or

     (h) any revaluation by the Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent or any of its Subsidiaries other than in the ordinary course of business.

     Section 5.11  NO UNDISCLOSED MATERIAL LIABILITIES.

     There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than:

     (a) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto or in the Parent CSA Documents filed prior to the date hereof; and

     (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Parent Balance Sheet Date that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     Section 5.12  COMPLIANCE WITH LAWS AND COURT ORDERS.

     Parent and each of its Subsidiaries is and, since January 1, 2000, has been in compliance with, and to the Knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     Section 5.13  LITIGATION.

     Except as set forth in the Parent CSA Documents prior to the date hereof, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the Knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any of their respective officers or directors in their capacity as officers or directors of Parent or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any Governmental Entity, that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

     Section 5.14  FINDERS' FEES.

     Except for TD Securities Inc., a complete copy of whose engagement agreement (including all schedules and fee information) has been provided to the Company, Parent has not incurred (directly or indirectly), nor will it incur (directly or indirectly) any liability for any broker's, finder's, financial advisor's or other similar fee, charge or commission in connection with this Agreement or the transactions contemplated by this Agreement.

     Section 5.15  TAXES.

     (a) All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due in accordance with all applicable laws, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

     (b) Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with Canadian GAAP an adequate reserve for all Taxes, whether or not being shown as due on any Tax Return, through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect.

     (c) The income and franchise Tax Returns of Parent and its material Subsidiaries through the Tax year ended December 31, 1997 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

     (d) There is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to Parent or its material Subsidiaries in respect of any Tax or Tax asset. No lien for Taxes exists with respect to any of the assets of Parent or any of its Subsidiaries that are currently in effect.

     (e) During the five-year period ending on the date hereof, neither Parent nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

     (f) Schedule 5.15(f) contains a list of all jurisdictions (whether foreign or domestic) in which Parent or any of its material Subsidiaries currently files Tax Returns.

     (g) Neither Parent nor any of its Subsidiaries is or may be liable for the Taxes of any other Person.

     Section 5.16  [RESERVED].

     Section 5.17  ENVIRONMENTAL MATTERS.

     (a) Except as set forth in the Parent Annual Report filed prior to the date hereof and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent:

     (i) no written notice, order, complaint or penalty has been received by Parent or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to Parent's Knowledge, threatened which allege a violation by Parent or any of its Subsidiaries of any Environmental Laws;

     (ii) Parent and each of its Subsidiaries have all Environmental Permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such Environmental Permits; and

     (iii) the operations of Parent and each of its Subsidiaries are in compliance with the terms of applicable Environmental Laws.

     (b) Except as set forth in this Section 5.17, no representations or warranties are being made with respect to matters arising under or relating to environmental matters.

     Section 5.18  INTELLECTUAL PROPERTY.

     (a) To the Knowledge of Parent, all of the patents, patent applications, invention disclosures, registered trademarks, trademark applications for registration, common law trademarks, domain names, software programs and registered copyrights, and any material Intellectual Property Rights owned or licensed and used or held for use by Parent or any Subsidiary ("PARENT INTELLECTUAL PROPERTY RIGHTS") were obtained in material compliance with all applicable rules, policies, and procedures of the PTO or applicable foreign intellectual property agency.

     (b) No Parent Intellectual Property Right is subject to any outstanding judgment, injunction, lien, security interest, forebearance to sue, order, decree or agreement restricting the use thereof by Parent or any Subsidiary or restricting the licensing thereof by Parent or any Subsidiary to any Person, except for any judgment, injunction, lien, security interest, forebearance to sue, order, decree or agreement which would not reasonably be expected to have a Material Adverse Effect.

     (c) To the Knowledge of Parent, none of Parent's (or any of its Subsidiaries') products or processes infringe or otherwise violate the Intellectual Property Rights of any third party and Parent is not aware of any pending intellectual property applications for registration or issuance that would, if granted, limit or prohibit the business of Parent.

     (d) Parent has no Knowledge which would form a basis for a finding that any of the patents or patent applications owned or licensed by Parent is unpatentable, unenforceable or invalid, or any of its registered or common law trademarks or copyrights are unenforceable or invalid. Parent and its Subsidiaries have taken all commercially reasonable steps to protect their respective trade secrets, and have entered into confidentiality agreements with employees and consultants to protect such trade secrets. To the Knowledge of Parent, except pursuant to such confidentiality agreements, there has been no disclosure by Parent or any of its Subsidiaries of any such trade secrets. Any confidentiality agreements executed by employees, consultants or other advisors of Parent, or any of its Subsidiaries, are valid binding and enforceable in accordance with their terms.

     (e) To the Knowledge of Parent, there is no action, suit, allegation claim or proceeding relating to Parent Intellectual Property Rights. Neither Parent or any of its Subsidiaries has received any communications from a third party alleging or suggesting past, present or future infringement, or proferring a license to intellectual property that the third party suggests might be necessary for Parent or any of its Subsidiaries to conduct business. Neither Parent nor any of its Subsidiaries has obtained written opinions or memoranda of counsel relating to actual or potential third party claims relating to third party Intellectual Property Rights.

     (f) To the knowledge of Parent, all of the Parent Intellectual Property Rights were duly obtained, and there are no ownership or right to use disputes with respect thereto.

     Section 5.19  ANTITAKEOVER STATUTES AND RIGHTS AGREEMENT.

     The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby will not constitute a takeover bid under applicable Canadian Securities Laws or, based on the information contained in the Company SEC documents and on filings made pursuant to Canadian Securities Laws, be subject to Policy Q-27 of the Quebec Securities Commission. Parent's certificate of incorporation and bylaws do not create, and Parent is not a party to, any shareholder rights plan, poison pill, rights agreement or other similar plan or agreement.

     Section 5.20  RESTRICTIONS ON BUSINESS ACTIVITIES.

     There is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is a party which limits in any material respect the right of the Company or any of its Subsidiaries (i) to engage in any line of business, (ii) to develop, market or distribute products or services or (iii) to compete with any Person, or granting any exclusive distribution rights.

                                   ARTICLE 6

                            COVENANTS OF THE COMPANY

     The Company agrees that:

     Section 6.01  CONDUCT OF THE COMPANY.

     Prior to the date hereof, the Company has furnished Parent with the previously prepared budget for operating expenses of the Company, which has been approved by the Company's Board of Directors (the "BUSINESS PLAN"). During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, unless Parent shall have otherwise consented in writing, the Company and each of its Subsidiaries shall conduct their respective business operations in the ordinary course consistent with past practice (to the extent contemplated by the Business Plan) and in accordance with all applicable laws and regulations and pay or provide for all of their liabilities and obligations (including, without limitation, all customers, suppliers, licensors, and licensees), in each case, in accordance with the Business Plan, in an orderly fashion, so as to reasonably maximize the cash and cash equivalents available to the Surviving Corporation and, to the extent contemplated by the Business Plan, shall use their commercially reasonably efforts to preserve intact the Company's and each of its Subsidiaries' business organizations and relationships. The Company agrees not to materially deviate from the Business Plan without Parent's advance written approval, including incurring or paying any expense or liability the amount of which exceeds by more than $75,000, the amount therefor reflected in the Business Plan, or expenses or liabilities the aggregate amount of which exceeds by more than $250,000, the respective amounts therefor reflected in the Business Plan. The Company agrees to promptly advise Parent in writing of all material developments relating to the conduct of the business of the Company and its Subsidiaries, including resolution of litigation, disposition of tangible and intangible assets and satisfaction of liabilities. If Parent requests the written consent of the Company under Section 7.01 prior to taking any action for which such consent is required thereunder, the Company shall respond to such request as promptly as practicable and shall not unreasonably withhold such consent. Without limiting the generality of the foregoing, without the prior written consent of Parent, from the date hereof until the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries, to:

     (a) adopt or propose any change to its certificate of incorporation or bylaws;

     (b) merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

     (c) incur or pay any fees and expenses of counsel and accountants in amounts in excess of the sum of (1) $600,000 plus (2) the excess (if any) of budgeted operating expenses under the Business Plan over actual operating expenses, to the extent the Company reasonably expects (and the Chief Financial Officer of the Company certifies) that such excess will exist throughout the period reflected in the Business Plan and on the Closing Date, in the aggregate, arising out of, or in connection with or related to, the transactions contemplated by this Agreement;

     (d) sell, lease, license or otherwise dispose of any material Subsidiary or material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice or in accordance with the Business Plan;

     (e) (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action reasonably necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

     (f) other than as disclosed on the Company Disclosure Schedule, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

     (g) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

     (h) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities, other than (i) the issuance, delivery, sale of shares of Company Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement and (ii) the granting of stock options (and the issuance of Company Stock upon exercise thereof), in the ordinary course of business and consistent with past practices, in an amount not to exceed options to purchase (and the issuance of Company Stock upon exercise thereof) 100,000 shares in the aggregate (provided that, the vesting of these options shall not accelerate (and these options shall terminate) upon the closing of the Merger);

     (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any "keep well" or other agreements to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

     (j) (a) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) in an amount that exceeds $75,000 individually or $250,000 in the aggregate, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in Company SEC Documents or in accordance with the Business Plan, or (b) waive the benefits of, agree to modify in any manner, terminate, release any Person from, or knowingly fail to enforce any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

     (k) incur or enter into any agreement, contract or commitment requiring the Company to pay in excess of $75,000 individually or $250,000 in the aggregate in any 12 month period other than in the ordinary course of business or in accordance with the Business Plan;

     (l) grant any severance or termination pay to any employee, except as required by applicable law or as described on the Company Disclosure Schedule or pursuant to written agreements in effect or policies existing on the date hereof and as previously disclosed in writing to Parent or except to non-executive employees in the ordinary course consistent with past practice, or adopt any new severance, retention or change in control plan;

     (m) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; and

     (n) except as set forth in Section 4.20, the Company shall not redeem the Rights or terminate the Rights Agreement prior to the Effective Time;

     provided, however, that nothing in this Agreement shall prohibit the Board of Directors of the Company from declaring and paying, and the Company hereby agrees to declare and pay (subject to permissibility under applicable law) a cash dividend (the "CASH DIVIDEND") in respect of each outstanding share of Company Stock in an amount equal to a fraction (rounded to the nearest whole cent), the numerator of which shall be $100,000,000 and the denominator of which shall be the number of outstanding shares of Company Stock outstanding immediately prior to the Effective Time, such dividend to be segregated and set aside immediately prior to the Effective Time with respect to each share of Company Stock outstanding on the record date for such dividend (which shall be the Closing Date) and distributed to the holders of such shares promptly following the Effective Time.

     Section 6.02  STOCKHOLDER MEETING.

     The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Except as permitted by Section 6.03(b), the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and approval of the transactions contemplated by this Agreement and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholder Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Company Proxy Statement is provided to the Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Company Proxy Statement), there are insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting. The Company shall ensure that the Company Stockholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholder Meeting are solicited, in compliance with Delaware Law, the Company's certificate of incorporation and bylaws, the rules of Nasdaq and all other applicable legal requirements. Notwithstanding anything in this Agreement to the contrary, the Company's obligation to call, give notice of, convene and hold the Company Stockholder Meeting in accordance with this Section 6.02 shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or of any Change of Recommendation (as defined herein) and the Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.

     Section 6.03  NO SOLICITATION; OTHER OFFERS.

     (a) Until the earlier of the Effective Time and termination of this Agreement pursuant to Article 10, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate, induce or take any action to facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any inquiries or effort by any Third Party that is seeking to make, or has made, or that may reasonably be expected to lead to, an

Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (iv) authorize, approve or recommend any Acquisition Proposal or Liquidation Alternative (except to the extent permitted pursuant to Section 6.03(b)(iii)), or (v) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting, contemplating or related to, or an agreement that is intended to or would reasonably be expected to lead to, any Acquisition Proposal.

     (b) Notwithstanding Section 6.03(a), if and only if none of the Company, its Subsidiaries nor any of their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors, directly or indirectly, shall have breached any of the restrictions or the obligations under this Section 6.03, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, subject to the Company's compliance with Section 6.03(a), has made an unsolicited bona fide written Acquisition Proposal that the Board of Directors reasonably believes (considering advice from Davis Polk & Wardwell, outside legal counsel to the Company, and Goldman, Sachs & Co., financial advisor to the Company) will (x) lead to a Superior Proposal and (y) is from a Person reasonably capable of consummating such Acquisition Proposal; (ii) in the case of such Acquisition Proposal referred to in Section 6.03(b)(i), furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement and terms which shall not include any provision calling for an exclusive right to negotiate with such Third Party or having the effect of prohibiting the Company from satisfying its obligations hereunder (a copy of which shall be provided for informational purposes only to Parent); provided that, contemporaneously with furnishing any such nonpublic information to such Third Party, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); (iii) following receipt of a Superior Proposal or a determination that a Superior Alternative exists, fail to make, withdraw, or modify in a manner adverse to Parent its recommendation to its stockholders ("CHANGE OF RECOMMENDATION"); provided that, (A) the Company Stockholder Meeting has not occurred, (B) the Company delivers to Parent, promptly following the Board of Directors resolution to make the Change of Recommendation, written notice ("CHANGE OF RECOMMENDATION NOTICE") of the Change of Recommendation, which notice shall state the material terms and conditions of the Superior Proposal, and the identity of the Third Party making any Superior Proposal, or, in the case of a Superior Alternative, that such Superior Alternative exists,
(C) the Board of Directors of the Company determines in its reasonable judgment by a majority vote, after considering advice from Davis Polk & Wardwell, outside legal counsel to the Company, and the Company's financial advisors (including Goldman, Sachs & Co.), that failure to make a Change of Recommendation would cause the Board of Directors to breach its fiduciary duties or otherwise be unlawful under applicable law, and (D) for a period ending at 5:00 p.m. San Francisco time on the third Business Day after delivering the Change of Recommendation Notice, the Company shall provide Parent a reasonable opportunity to make adjustments in the terms and conditions of this Agreement, and negotiate in good faith with respect thereto; and/or (iv) take any non-appealable, final action that any court of competent jurisdiction orders the Company to take. Nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal or from making any disclosure to the stockholders of the Company if, in the reasonable judgment of the Board of Directors of the Company, after considering the advice of outside counsel, failure so to disclose would breach its obligations under applicable law.

     (c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action. In addition, the Company shall notify Parent by 5:00 p.m. San Francisco time on the first Business Day following receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication that any Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Company shall use its commercially reasonable efforts to provide such notice orally and shall provide such notice in writing in accordance with Section 11.01 hereof and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall use its commercially reasonable efforts to keep Parent fully informed, on a current basis, of the status and material details of any such Acquisition Proposal, indication or request, including of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal. The Company shall, and shall cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors of the Company and its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its commercially reasonable efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

     Section 6.04  TAX MATTERS.

     (a) Neither the Company nor any of its Subsidiaries shall make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries.

     (b) The Company and each of its Subsidiaries shall establish or cause to be established in accordance with U.S. GAAP on or before the Effective Time an adequate accrual for all material Taxes, whether or not shown as being due on any Tax Return, due with respect to any period ending prior to or as of the Effective Time.

     (c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger and imposed on the Company or any of its Subsidiaries (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

     (d) Notwithstanding any other provision of this Agreement, the Company shall, on or prior to the Effective Time, pay all Taxes, and file all Tax Returns, directly relating to the Cash Dividend if such payments or filings are due on or prior to the Effective Time. If any such payment or filing is not due on or prior to the Effective Time, the Company shall make such payment or filing on or before the due date thereof. The Company shall elect to reduce to zero the amount of federal withholding Tax payable in respect of the Cash Dividend pursuant to Code Sections 1441, 1442 and 1443 by making the election provided in Treas. Regulations Section 1.1441-3(c)(2)(i)(C), which election shall be based on a "reasonable estimate" of the Company's accumulated and current earnings and profits on the date of payment of the Cash Dividend, as provided in U.S. Treasury Regulations Section 1.1441-3(c)(2)(ii).

     Section 6.05  WARN COVENANT.

     The Company shall not, at any time within 90 days before the Closing Date, without complying fully with the notice and other requirements of the WARN Act, effectuate (i) a "plant closing" as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment of the Company; or (ii) a "mass layoff" as defined in the WARN Act affecting any site of employment of the Company; or any similar action under applicable state or local law requiring notice to employees in the event of a plant closing or layoff.

     Section 6.06  TERMINATION OF COMPANY 401(K) PLAN.

     The Company agrees to terminate its 401(k) plan, in accordance with reasonable directions from Parent, effective immediately prior to the Effective Time, at which time participants in the plan will become fully vested in their accounts under such plan, subject to Parent's agreement in Section 7.05(f).

                                   ARTICLE 7

                       COVENANTS OF PARENT AND MERGER SUB

     Parent and Merger Sub, jointly and severally, each agrees that:

     Section 7.01  CONDUCT OF PARENT.

     From the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, unless Parent shall have otherwise consented in writing, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. If the Company requests the written consent of Parent under Section 6.01 prior to taking any action for which such consent is required thereunder, Parent shall respond to such request as promptly as practicable and shall not unreasonably withhold such consent. Without limiting the generality of the foregoing, without the prior written consent of the Company, from the date hereof until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries, to:

     (a) adopt or propose any change in its certificate of incorporation, except that Parent may adopt a new general bylaw to conform to recent amendments to the CBCA as has been previously disclosed by Parent to the Company; and

     (b) take any action that would make any representation and warranty of Parent hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time;

provided, however, that Parent may, in its sole discretion, repay in whole or in part C$5,000,000 principal amount (plus interest and other fees due with respect to such amount) outstanding under Parent's credit facility with Canadian Imperial Bank of Commerce.

     Section 7.02  VOTING OF SHARES.

     Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

     Section 7.03  DIRECTOR AND OFFICER LIABILITY.

     (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former officer and director of the Company (each an "INDEMNIFIED PERSON") in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with this Agreement and the confirmation of the transactions contemplated hereby, to the fullest extent permitted by Delaware Law or any other applicable laws and in accordance with the indemnification agreement in effect on the date hereof between the Company and such Indemnified Person and as provided under the Company's certificate of incorporation and bylaws in effect on the date hereof; provided that, such indemnification shall be subject to any limitation imposed from time to time under applicable law.

     (b) For three years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance, to the extent such insurance can be obtained by the Surviving Corporation using its commercially reasonable efforts, in respect of acts or omissions occurring prior to the Effective Time (including acts or omissions in connection with this Agreement and the confirmation of the transactions contemplated hereby) covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount comparable to those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 7.03(b), the Surviving Corporation shall not be obligated to pay premiums in excess of 200% of the current annual premium therefor, which amount is not more than $1,200,000, and if such insurance cannot be so maintained at a cost equal to or less than 200% of the current annual premium, Parent shall use commercially reasonable efforts to maintain as much of such insurance as can be so maintained at a cost equal to 200% of the current annual premiums of the Company for such insurance.

     (c) The certificate of incorporation and bylaws of the Surviving Corporation shall include provisions for exculpation of director and officer liability and indemnification that are at least as favorable as those set forth in the Company's certificate of incorporation and bylaws in effect on the date hereof. For six years after the Effective Time, the Surviving Corporation shall maintain in effect the provisions in its certificate of incorporation and bylaws providing for indemnification of Indemnified Persons, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under Delaware Law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by applicable law that would enlarge the scope of the Indemnified Persons' indemnification rights thereunder.

     (d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03. Subject to the immediately preceding sentence, nothing in this Section 7.03 shall in any way restrict or preclude the sale, liquidation or dissolution of any Subsidiary of Parent at any time after the Effective Time.

     (e) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

     Section 7.04  STOCK EXCHANGE LISTING.

     Parent shall use its commercially reasonable efforts to cause the ADSs to be issued in connection with the Merger to be approved for quotation on Nasdaq and the shares of Parent Stock to be issued in connection with the Merger to be listed on the TSX, subject to, in the case of Nasdaq, official notice of issuance.

     Section 7.05  EMPLOYEE MATTERS.

     (a) As of the Effective Time, Parent shall cause the Surviving Corporation to maintain compensation and employee benefits plans and arrangements for employees of the Company and its Subsidiaries as of the Effective Time that, in the aggregate, are substantially comparable to those provided to similarly situated employees of Parent (other than equity-based benefits).

     (b) Prior to the Effective Time, the Company Board of Directors shall pursuant to Section 19 of the Company's 1999 Employee Stock Purchase Plan (the "ESPP"), shorten the Purchase Periods and Offering Periods (each as defined in the ESPP) then in progress by setting a New Purchase Date (as defined in the
ESPP) that is prior to the Effective Time and notifying all participants in the ESPP of such New Purchase Date at least ten (10) Business Days prior to the New Purchase Date, and each participant's option under the ESPP shall be exercised automatically on the New Purchase Date, unless prior to such date such participant has withdrawn from the Offering Period, and any Purchase Periods and Offering Periods then in progress shall end on the New Exercise Date.

     (c) Parent shall, with respect to each employee of the Company that becomes an employee of Parent (a "COMPANY EMPLOYEE"), cause such Company Employee's service with the Company to be recognized as service for purposes of eligibility, vesting and for purposes of vacation, paid time off and severance, benefit accrual, in each benefit plan of Parent that is extended to any Company Employee on or after the Closing Date; provided, however, that such crediting of service shall not operate to duplicate the payment or funding of any benefit under such plan.

     (d) Parent shall use its best efforts to cause its benefit plans to waive any preexisting condition, exclusion or waiting period limitation that was likewise waived or otherwise satisfied as to each Company Employee under the terms of any corresponding Employee Plan immediately prior to the Effective Time; provided that, the applicable insurance carrier, third party provider or the like agrees to do so; provided further that, Parent agrees that it will comply with Section 9801 of the Code with respect to Company Employees.

     (e) For the period from the Effective Time through December 31, 2003, Parent will, or will cause the Surviving Corporation to, honor the severance policies set forth in Section 4.18(a) of the Company Disclosure Schedule with respect to employees of the Company as of the date hereof and on the terms of such plans and agreements as in effect on the date hereof; provided, however, that in no event shall additional severance benefits granted under the authority of the resolution of the Company Board of Directors as of February 21, 2003 listed on Schedule 4.18(a) exceed $100,000 in the aggregate.

     (f) If the Company's 401(k) plan is terminated pursuant to Section 6.06, Parent agrees to take, or cause to be taken, such actions as are necessary to permit participants in the Company's 401(k) plan to roll over their accounts under such plan into (or to have their accounts under such plan directly transferred to), and to continue to be eligible to participate in, a plan or plans qualified under Section 401 of the Code maintained by Parent after the Effective Time.

     Section 7.06  TAX MATTERS.

     (a) Neither Parent nor any of its Subsidiaries shall make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or any of its Subsidiaries.

     (b) Parent and each of its Subsidiaries shall establish or cause to be established in accordance with Canadian GAAP on or before the Effective Time an adequate accrual for all material Taxes due with respect to any period ending prior to or as of the Effective Time.

     (c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger and imposed on Parent (including any real property transfer Tax and any similar Tax) shall be paid by Parent when due, and Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Parent shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                                   ARTICLE 8

                COVENANTS OF PARENT, MERGER SUB AND THE COMPANY

     The parties hereto agree that:

     Section 8.01  COMMERCIALLY REASONABLE EFFORTS.

     (a) Subject to the terms and conditions of this Agreement, the Company, Parent and Merger Sub shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Entity or other Third Party all documentation to effect all necessary filings, assignments, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company or any Subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

     (b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     Section 8.02  CERTAIN FILINGS.

     The Company, Parent and Merger Sub shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and the Registration Statements, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Registration Statements and seeking on a timely basis to obtain any such actions, consents, approvals or waivers.

     Section 8.03  PUBLIC ANNOUNCEMENTS.

     Parent and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby (including, without limitation, in the event of termination of this Agreement) and, except as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement prior to such consultation. In addition, the Company shall give Parent a reasonable opportunity to review and comment on any documents to be filed with the SEC, or any other public company statements by the Company, to be made, to the extent such filings or statements contain information concerning the Company's financial condition or results of operations, prior to their being publicly filed with the SEC or publicly released, as the case may be.

     Section 8.04  FURTHER ASSURANCES.

     At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 8.05  ACCESS TO INFORMATION.

     (a) From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement dated as of December 10, 2002 between the Company and Parent (the "CONFIDENTIALITY AGREEMENT"), the Company and Parent shall, upon reasonable notice, (i) give to the other party, its officers, employees, accountants, counsel, financial advisors and other representatives reasonable access (in the case of Parent, including access for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) to the offices, properties, books and records of such party during normal business hours, (ii) furnish to the other party, its officers, employees, accountants, counsel, financial advisors and other representatives such financial and operating data and other information as such party may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and its other representatives to cooperate with the other party in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder. The parties shall hold such information that is non-public in confidence in accordance with the Confidentiality Agreement.

     (b) Notwithstanding anything to the contrary in this Agreement or any other agreement relating to the transactions contemplated by this Agreement, the parties hereto shall be permitted to disclose the U.S. federal income tax treatment and tax structure of the transaction (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information) on and after the date hereof. Moreover, notwithstanding any other provision of this agreement, there shall be no limitation on either party's ability to consult any tax advisor, whether or not independent from the parties, regarding the U.S. federal income tax treatment or tax structure of the transaction.

     Section 8.06  NOTICES OF CERTAIN EVENTS.

     Each of the Company, on the one hand and Parent and Merger Sub, on the other, shall promptly notify the other of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any Governmental Entity or stock exchange in connection with the transactions contemplated by this Agreement; and

     (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.12, 4.13, 4.16, 4.18, 4.19, 5.12, 5.13, 5.15, 5.17 or 5.18, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

     Section 8.07  [RESERVED].

     Section 8.08  AFFILIATES.

     Within 30 days following the date of this Agreement, the Company shall deliver to Parent a letter identifying all known Persons who may be deemed affiliates of the Company under Rule 145 of the 1933 Act. As soon as practicable and, in any event, at least ten days prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain a written agreement, substantially in the form of Exhibit A hereto, from each Person who may be so deemed.

     Section 8.09  SECTION 16 MATTERS.

     Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Stock (including derivative securities with respect to Parent Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under such Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

     Section 8.10  PROXY STATEMENT; REGISTRATION STATEMENT.

     (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file the Company Proxy Statement, and Parent shall prepare and file the Parent Stock Registration Statement (in which the Company Proxy Statement shall be included) and the ADS Registration Statement, with the SEC. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Company Proxy Statement and the Registration Statements, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Company Proxy Statement and the Registration Statements. Parent and the Company shall use all commercially reasonable efforts to cause the Registration Statements to become effective under the 1933 Act as soon after such filing as practicable and to keep the Registration Statements effective (in the case of the Parent Stock Registration Statement, as long as is necessary to consummate the Merger). The Company Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board of Directors shall have withdrawn or modified its approval or recommendation pursuant to Section 6.03(b). Parent and the Company shall use all commercially reasonable efforts to cause the Company Proxy Statement to be mailed to Company stockholders as promptly as practicable after the Parent Stock Registration Statement becomes effective. Parent and the Company shall promptly provide to each other copies of, consult with each other regarding and together prepare written responses with respect to any written comments received from the SEC with respect to the Company Proxy Statement and the Registration Statements and shall promptly advise each other of any oral SEC comments. The Registration Statements and the Company Proxy Statement shall comply as to form in all material respects with the 1933 Act and the 1934 Act, respectively.

     (b) Parent and the Company shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the 1933 Act, the 1934 Act, Canadian Securities Laws and applicable foreign or state securities or "blue sky" laws. Each party hereto shall advise the other, promptly after receipt of notice thereof, of the time of the effectiveness of the Registration Statements, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of the ADSs issuable in connection with the Merger for offering or sale in any jurisdiction, or of any SEC request for amendment to the Company Proxy Statement or the Registration Statements, SEC comments thereon and each party's responses thereto or SEC request for additional information. No amendment or supplement to the Company Proxy Statement or the Registration Statements shall be filed without the approval of the parties hereto, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Effective Time, Parent or the Company should discover any information relating to any party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Registration Statements or the Company Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent and the Company.

     Section 8.11  BOARD OF DIRECTORS OF PARENT.

     Following the Effective Time, the Board of Directors of Parent will take all actions necessary such that one member of the Company's Board of Directors, designated by the Company and reasonably acceptable to Parent, shall be appointed to Parent's Board of Directors with a term expiring at the next annual meeting of Parent's stockholders following the Effective Time and shall include such person in the slate of nominees recommended by Parent's Board of Directors to the stockholders of Parent at such annual meeting.

                                   ARTICLE 9

                            CONDITIONS TO THE MERGER

     Section 9.01  CONDITIONS TO OBLIGATIONS OF EACH PARTY.

     The obligations of the Company and Parent to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) this Agreement and the Merger shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law, the rules of Nasdaq and the Company's organizational documents;

     (b) no provision of any applicable law or regulation and no judgment, and no temporary, preliminary or permanent injunction, order or decree (which the parties shall have used all reasonable efforts to resist, resolve or lift) shall have the effect of making the Merger illegal or otherwise prohibit the consummation of the Merger;

     (c) any applicable waiting period under the HSR Act or the Competition Act, if any, relating to the Merger shall have expired or been terminated;

     (d) the Registration Statements and the 1934 Act Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statements or the 1934 Act Registration Statement shall be in effect and no proceedings for such purpose, and no similar proceeding in respect of the Company Proxy Statement, shall be pending before or threatened by the SEC; all authorizations pursuant to Canadian Securities Laws necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect; and all state securities and blue sky authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect;

     (e) the ADSs to be issued in the Merger shall have been approved for quotation on Nasdaq and the underlying Parent Stock shall have been reserved for listing on the TSX, subject, in the case of Nasdaq, to official notice of issuance, and such underlying Parent Stock shall be freely tradable under the Canadian Securities Laws (to the extent that such shares are not holdings out of a "control block" as defined thereunder);

     (f) all actions by or in respect of, or filings with, any Governmental Entity, required to permit the consummation of the Merger shall have been taken, made or obtained;

     (g) the declaration and payment of the Cash Dividend shall be permissible under applicable law; and

     (h) notice shall have been given to the National Association of Securities Dealers, Inc. 10 days in advance of the record date for the Cash Dividend in accordance with Rule 10b-17 of the 1934 Act (unless the SEC exempts the Company from compliance with such rule).

     Section 9.02  CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB.

     The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) the representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, (ii) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and (iii) Parent shall have received a certificate signed by the Chief Executive Officer of the Company to the foregoing effect;

     (b) there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity prohibiting the transactions contemplated by this Agreement or otherwise making them illegal;

     (c) the Company shall have delivered a certification in the form attached as Exhibit B hereto dated not more than 30 days prior to the Effective Time and signed by the Company to the effect that the Company is not, nor has it been within five years of the date of the certification, a "United States real property holding corporation" as defined in Section 897 of the Code;

     (d) the Company shall have delivered to Parent evidence satisfactory to Parent of the resignation of all directors of the Company, effective as of the Effective Time; and

     (e) the Company shall have declared the Cash Dividend.

     Section 9.03  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.

     The obligations of the Company to consummate the Merger are further subject to the satisfaction of the following further conditions:

     (a) (i) the representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, (ii) Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and
(iii) the Company shall have received a certificate signed by the Chief Executive Officer of Parent to the foregoing effect; and

     (b) there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity prohibiting the transactions contemplated by this Agreement or otherwise making them illegal.

                                   ARTICLE 10

                                  TERMINATION

     Section 10.01  TERMINATION.

     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

     (a) by mutual written agreement of the Company and Parent;

     (b) by either the Company or Parent, if:

     (i) the Merger has not been consummated on or before August 31, 2003; provided that, the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

     (ii) (A) there shall be any law or regulation (other than relating to declaration or payment of the Cash Dividend) that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree (which the parties shall have used their commercially reasonable efforts to resist, resolve or lift) of any Governmental Entity having competent jurisdiction enjoining the Company or Parent from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and nonappealable; or

     (iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company's stockholders at the Company Stockholder Meeting (or any adjournment thereof); provided, however, that the right to terminate this Agreement under this Section 10.01(b)(iii) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement.

     (c) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company) if any of the following shall be deemed to have occurred: (i) the Company's Board of Directors shall have made a Change of Recommendation, (ii) the Company shall have failed to include in the Company Proxy Statement the recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger, (iii) the Company's Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten Business Days after Parent requests in writing that such recommendation be reaffirmed following the public announcement of any Acquisition Proposal, (iv) the Company's Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or (v) a tender or exchange offer relating to its securities shall have been commenced by a Third Party and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board of Directors recommends rejection of such tender or exchange offer;

     (d) by the Company, upon a material breach of any (i) covenant or agreement on the part of Parent set forth in this Agreement or (ii) representation or warranty, or if any representation or warranty of Parent shall have become materially untrue, in either case such that the conditions set forth in Section 9.03(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that, if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent prior to the Closing Date, then the Company may not terminate this Agreement under this Section 10.01(d) for 30 days after delivery of written notice from the Company to Parent of such breach, provided that, Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 10.01(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such 30-day period); and provided further, that, Parent shall not be deemed to be in breach of any of its covenants or agreements contained in this Agreement (and no termination event shall be available) to the extent such breach was caused by the Company's failure to respond to a request for written consent under Section 7.01 or unreasonable withholding of such consent;

     (e) by Parent, upon a material breach of any (i) covenant or agreement on the part of the Company set forth in this Agreement or (ii) representation or warranty, or if any representation or warranty of the Company shall have become materially untrue, in either case such that the conditions set forth in Section 9.02(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that, if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 10.01(e) for 30 days after delivery of written notice from Parent to the Company of such breach, provided that, the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 10.01(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such 30-day period); and provided further, that, the Company shall not be deemed to be in breach of any of its covenants or agreements contained in this Agreement (and no termination event shall be available) to the extent such breach was caused by Parent's failure to respond to a request for written consent under Section 6.01 or unreasonable withholding of such consent;

     (f) by (i) Parent, if within a reasonable time following the request of Parent, the Company's Board of Directors, based on the information available to the Company as of the date of the request for such reaffirmation and on reasonable assumptions based on such information and after consultation with its advisors, fails to reaffirm that the declaration and payment of the Cash Dividend as of the date of the request for such reaffirmation would not be illegal under applicable law or (ii) the Company, if the Company's Board of Directors determines in its reasonable judgment, after considering the advice of its advisors, that the declaration and payment of the Cash Dividend shall not be permissible under applicable law.

     The party desiring to terminate this Agreement pursuant to this Section
10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

     Section 10.02  EFFECT OF TERMINATION.

     If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 8.03, 11.04, 11.05, 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.

                                   ARTICLE 11

                                 MISCELLANEOUS

     Section 11.01  NOTICES.

     All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to the Company, to:

          Sanjay K. Khare
          Netro Corporation
          3860 North First Street
          San Jose, California 95134
          Fax: (408) 216-1772

     with a copy to:

          Francis S. Currie
          Davis Polk & Wardwell
          1600 El Camino Real
          Menlo Park, California 94025
          Fax: (650) 752-2111

     and

          Patricia Olasker
          Davies Ward Phillips & Vineberg LLP
          44th Floor, 1 First Canadian Place
          Toronto, ON M5X 1B1
          Fax: (416) 863-0871
     if to Parent, to:

          David Adams
          SR Telecom Inc.
          8150 Trans-Canada Highway
          Montreal, Quebec, Canada H4S 1M5
          Fax: (514) 956-4405

     with a copy to:

          Peter Villani
          Fasken Martineau Du Moulin LLP
          The Stock Exchange Tower
          PO Box 242, 34th Floor
          800 Victoria Square
          Montreal, QC H4Z 1E9
          Canada
          Fax: (514) 397 7600

     and

          Ronald A. Fleming, Jr.
          Pillsbury Winthrop LLP
          One Battery Park Plaza
          New York, New York 10004
          Fax: (212) 858-1500

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

     Section 11.02  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for those agreements contained herein and any other agreements that by their terms apply or are to be performed in whole or in part after the Effective Time (including the provisions regarding director and officer liability set forth in Section 7.03).

     Section 11.03  AMENDMENTS; WAIVERS.

     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of the Company.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 11.04  FEES; EXPENSES.

     (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated; provided, however that, the costs and expenses incurred in connection with (i) the printing, filing and mailing to stockholders of the Company Proxy Statement and the Registration Statements and the solicitation of the stockholder approval of the Company, and all SEC and other regulatory filing fees incurred in connection with the Company Proxy Statement and (ii) the filing fee for the notification and report forms filed with the Federal Trade Commission and Department of Justice under the HSR Act and premerger notification and report forms under similar applicable laws of other jurisdictions, shall be shared equally by the Company and Parent.

     (b) The Company shall pay Parent (by wire transfer of immediately available funds) the amounts set forth below within four Business Days after any of the following events ("PAYMENT EVENTS"):

     (i) $6,000,000 upon termination of this Agreement for one or more of the following reasons: (x) by Parent pursuant to Section 10.01(c), (y) by either Parent or the Company pursuant to Section 10.01(b)(iii) but only if there has been a Change of Recommendation or (z) by Parent pursuant to Section 10.01(e)(i) (but only if the breach referred to in Section 10.01(e)(i) is a willful and material breach of a material covenant or agreement contained in Article 6 or
Article 8 of this Agreement (it being understood that no Payment Event shall occur pursuant to this clause (b)(i)(z) with respect to any breach of any covenant contained in Section 6.01(c), 6.01(e), 6.04, 6.05, 6.06 or 8.06
hereof));

     (ii) $2,000,000 upon termination of this Agreement (x) by either Parent or the Company pursuant to Section 10.01(b)(iii) if there has been no Change of Recommendation, (y) by the Company pursuant to Section 10.01(f)(ii) or (z) by Parent pursuant to Section 10.01(e)(i) with respect to a breach of the covenant contained in Section 6.01(c);

     (iii) in the case of any termination described in Section 11.01(b)(ii)(x) or (y), if the Company consummates a Qualifying Transaction within eighteen (18) months of the termination, concurrently with consummation of such Qualifying Transaction, an additional $2,500,000, for an aggregate payment under this
Section 11.04(b) of $4,500,000; provided, however, that if such Qualifying Transaction involves the participation of a Third Party (or any of such Third Party's Affiliates) who made (directly or indirectly through its Affiliates or representatives) an Acquisition Proposal that was publicly announced and made known to the Company's stockholders prior to the Company Stockholder Meeting (whether or not conditional and whether or not such Acquisition Proposal shall have been rejected or shall have been withdrawn prior to the Company Stockholder Meeting), then the Company shall pay Parent an additional $4,000,000 for an aggregate payment under this Section 11.04(b) of $6,000,000.

     For purposes of this Section 11.04, a "QUALIFYING TRANSACTION" means a transaction whereby, (A) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party (other than the Company); (B) a Third Party (other than the Company), directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole (other than a liquidation, dissolution or winding up initiated by the Company or any of its officers and directors in their capacities as such and not including any other Third Party prior to the time of adoption or implementation of such liquidation, dissolution or winding up); (C) a Third Party (other than the Company), directly or indirectly, acquires more than 50% of the outstanding shares of Company Stock; or (D) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase at the initiation of, or (prior to the time the Company so adopts or implements such plan) involving, a Third Party (it being understood that a liquidation initiated by the Company or any of its officers and directors in their capacity as such and not involving any other Third Party prior to the time of adoption or implementation of such liquidation shall not constitute a Qualifying Transaction) relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares of 50% of the assets of the Company and its Subsidiaries, taken as a whole.

     (c) If a Payment Event occurs, the Company shall pay to Parent in immediately available funds, within four Business Days after submission of reasonable documentation therefor, an amount equal to all out-of-pocket expenses and fees actually incurred by Parent arising out of, or in connection with or related to, the transactions contemplated by this Agreement, including, without limitation, all fees and expenses of agents, counsel, commercial banks, investment banking firms, accountants, experts and consultants to Parent and its affiliates if this Agreement is terminated in any of the circumstances set forth in clauses (i) or (ii) of paragraph (b) above.

     (d) The Company acknowledges that the agreements contained in this Section
11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by Parent in connection with any legal actions brought to enforce this Agreement (including attorney's fee and expenses), together with interest on the amount of the fees to be paid pursuant to Section 11.04(b) from the date such payment was required to be made until the date of payment at the prime rate of Canadian Imperial Bank of Commerce in effect on the date such payment was required to be made.

     Section 11.05  RIGHT OF FIRST NEGOTIATION AND FIRST REFUSAL.

     If (x) this Agreement is terminated in accordance with Section 10.01 and
(y) the Board of Directors of the Company approves a plan to liquidate, dissolve or wind up the Company that, prior to the time of such approval, does not involve a Third Party (other than the Company or its officers or directors in their capacity as such), then upon the public announcement of such plan the Parent shall have (a) a right of first negotiation and (b) a right of first refusal with the Company with respect to the purchase of the Technology from the Company, in each case for a period ending at 5:00 p.m. San Francisco time on the 45th day following such announcement (the "Expiration Date"). During such period, the Company shall be free to negotiate with any prospective transferee to obtain an offer to purchase the Technology; provided that, such offer must be a bona fide cash offer from an independent Third Party and must contain customary representations and warranties, and must not contain any special provisions which could not be fulfilled by the independent Third Party. If the Company receives from a prospective transferee such an offer on terms that the Company is willing to accept, the Company shall provide written notice thereof to Parent, setting forth the cash price and the other principal terms and conditions of the proposed transfer. Upon the receipt of such notice, Parent shall have the right to purchase, at the offered price, the Technology. After the Expiration Date, Parent shall have no further rights under this Section
11.05 and the Company shall have the ability to sell or transfer the Technology to any Third Party at any price on any terms or conditions.

     Section 11.06  BINDING EFFECT; BENEFIT; ASSIGNMENT.

     (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.03, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment shall not relieve Parent of its obligations hereunder.

     Section 11.07  GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflict of law principles.

     Section 11.08  JURISDICTION.

     Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party hereto agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

     Section 11.09  WAIVER OF JURY TRIAL.

     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 11.10  COUNTERPARTS; EFFECTIVENESS.

     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     Section 11.11  ENTIRE AGREEMENT.

     This Agreement (including the disclosure schedules and the other documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

     Section 11.12  CAPTIONS.

     The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     Section 11.13  SEVERABILITY.

     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 11.14  SPECIFIC PERFORMANCE.

     The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                NETRO CORPORATION
                                                By: /s/ Sanjay K. Khare
                                                Name: Sanjay K. Khare
                                                Title: Chief Financial Officer

                                                SR TELECOM INC.
                                                By: /s/ Pierre St-Arnaud
                                                Name: Pierre St-Arnaud
                                                Title: President and Chief Executive Officer
                                                By: /s/ David Adams
                                                Name: David Adams
                                                Title: Vice President, Finance
                                                and Chief Financial Officer

                                                NORWAY ACQUISITION CORPORATION
                                                By: /s/ Pierre St-Arnaud
                                                Name: Pierre St-Arnaud
                                                Title: President
                                                By: /s/ David Adams
                                                Name: David Adams
                                                Title: Vice President

                                   EXHIBIT F
                         LIST OF DIRECTORS AND OFFICERS

Gideon Ben-Efraim
Sanjay Khare
Shlomo Yariv
Peter Carson
Sanford Robertson
Richard Moley
Irwin Federman
Shirley Young
Thomas Baruch

                                   ANNEX B-1

                      AMENDMENT NO. 1 TO MERGER AGREEMENT

                                      B-1-1

                                AMENDMENT NO. 1

                            DATED AS OF MAY 5, 2003
                                       TO

                          AGREEMENT AND PLAN OF MERGER
                           DATED AS OF MARCH 27, 2003
                                  BY AND AMONG

                               NETRO CORPORATION,
                                SR TELECOM INC.
                                      AND

                         NORWAY ACQUISITION CORPORATION

                                      B-1-2

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     AMENDMENT NO. 1 dated as of May 5, 2003 (this "AMENDMENT") to the Agreement and Plan of Merger, dated as of March 27, 2003 (the "AGREEMENT"), by and among Netro Corporation, a Delaware corporation, SR Telecom Inc. ("PARENT"), a corporation organized under the Canadian Business Corporations Act, and Norway Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent.

                                    RECITALS

     WHEREAS, pursuant to Section 11.03 of the Agreement, the parties to the Agreement desire to amend the Agreement as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Amendment and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

                                   AGREEMENT

     SECTION 1. DEFINED TERMS; REFERENCES. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall, after this Amendment becomes effective, refer to the Agreement as amended by this Amendment.

     SECTION 2. AMENDMENTS TO THE AGREEMENT. The Agreement shall be amended as follows:

     (a) The third recital of the Agreement is hereby deleted in its entirety and replaced with the following:

             WHEREAS, pursuant to the Merger, all of the issued and outstanding shares of Company Stock (as defined herein) shall be converted into the right to receive consideration in the form of shares of Parent Stock (as defined herein).

     (b) The following cross-references set forth in Section 1.01(b) of the Agreement are hereby deleted: "ADSs," "ADS Registration Statement" and "Registration Statements".

     (c) Section 2.02(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

        (a) except as otherwise provided in Sections 2.02(b) and 2.05, each share of Company Stock (along with each Right attached thereto) outstanding immediately prior to the Effective Time, shall be automatically converted into the right to receive the number of shares of Parent Stock equal to a fraction, the numerator of which is 41,500,000 and the denominator of which is the number of shares of Company Stock outstanding immediately prior to the Effective Time (the "MERGER CONSIDERATION"); provided, that, in lieu of issuing any fractional share of Parent Stock to any holder (after aggregating all fractional shares of Parent Stock that otherwise would be received by such holder), the number of shares of Parent Stock issuable to such holder shall be rounded to the nearest whole number, with any fraction equal to or greater than one-half rounded up to the next succeeding whole number;

     (d) The phrase "in respect of the ADSs" in the first sentence of Section 2.02(d) of the Agreement is hereby deleted.

     (e)  The word "ADSs" in each of Section 2.03(b), Section 4.05(b) and
        Section 8.10(b) of the Agreement is hereby deleted and replaced with the phrase "shares of Parent Stock".

     (f) The phrase "ADSs or" in the penultimate sentence of Section 2.03(e) of the Agreement is hereby deleted.

                                      B-1-3

     (g) Section 4.09(b) of the Agreement is hereby amended by (i) replacing the phrase "Registration Statements" with the phrase "Parent Stock Registration Statement" and (ii) replacing the phrase "each Registration Statement" with the phrase "the Parent Stock Registration Statement".

     (h) Section 5.02(a) of the Agreement is hereby amended by adding the following phrase to the end of the first sentence (before the period):

             , except for stockholder approval required in connection with any reverse stock split of Parent Stock necessary to obtain quotation on Nasdaq.

     (i) Section 5.03(iii) is hereby deleted in its entirety and replaced with the following:

        (iii) the filing and effectiveness of the Parent Stock Registration Statement and of a registration statement on Form 8-A with respect to the Parent Stock under the 1934 Act (the "1934 ACT REGISTRATION STATEMENT") and compliance with any other applicable securities laws or takeover laws, whether state or foreign,

     (j) The first two sentences of Section 5.09(b) of the Agreement are hereby deleted in their entirety and replaced with the following:

        (b) The registration statement of Parent on Form F-4 to be filed with the SEC with respect to the offering of Parent Stock in connection with the Merger (the "PARENT STOCK REGISTRATION STATEMENT") and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the requirements of the 1933 Act. At the time the Parent Stock Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, such Parent Stock Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

     (k)  The phrase "Registration Statements" in Section 5.09(b), Section 8.02,
        Section 8.10, Section 9.01(d) and Section 11.04(a) of the Agreement is hereby deleted and replaced with the phrase "Parent Stock Registration Statement".

     (l) The proviso set forth immediately after Section 7.01(b) of the Agreement is amended to add the following further proviso to the end of such proviso:

             ; and provided, further, that nothing in this Agreement shall prohibit (or be deemed to cause any representation or warranty of the Parent, including, without limitation, the representation set forth in Section 5.10(b) to become untrue) the Parent from declaring or effecting a reverse stock split of the shares of Parent Stock so as to effectuate the quotation of the shares of Parent Stock on Nasdaq.

     (m) Section 7.04 of the Agreement is hereby deleted in its entirety and replaced with the following:

             Parent shall use its commercially reasonable efforts (i) to hold, if necessary, a special meeting of Parent stockholders for the purpose of approving the reverse stock split of the shares of Parent Stock so as to effectuate the quotation of the shares of Parent Stock on Nasdaq, (ii) to solicit from its stockholders proxies in favor of the approval of the reverse stock split, as applicable, and (iii) to cause the shares of Parent Stock to be issued in connection with the Merger to be approved for quotation on Nasdaq and to be listed on the TSX, subject to, in the case of Nasdaq, official notice of issuance.

     (n) The phrase "and the ADS Registration Statement" in the first sentence of Section 8.10(a) of the Agreement is hereby deleted.

                                      B-1-4

     (o) The text of Section 9.01(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

             the shares of Parent Stock to be issued in the Merger shall have been approved for quotation on Nasdaq and shall have been reserved for listing on the TSX, subject in the case of Nasdaq, to official notice of issuance, and such shares of Parent Stock shall be freely tradable under the Canadian Securities Laws (to the extent that such shares are not holdings out of a "control block" as defined thereunder);

     (p)  The phrase "Section 11.01(b)(ii)(x) or (y)" in the first sentence of
        Section 11.04(b)(iii) of the Agreement is hereby deleted and replaced with the phrase "Section 11.04(b)(ii)(x) or (y)".

     SECTION 3. REPRESENTATIONS OF EACH PARTY. Each party represents and warrants that (i) the execution, delivery and performance of this Amendment by such party have been duly authorized by all necessary corporate action and (ii) this Amendment constitutes a valid and binding agreement of such party.

     SECTION 4. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof

     SECTION 5. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflict of law principles.

     SECTION 6. COUNTERPARTS; EFFECTIVENESS. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 7. SEVERABILITY. If any term or other provision of this Amendment is invalid, illegal or unenforceable, all other provisions of this Amendment shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

                                      B-1-5

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                                                NETRO CORPORATION
                                                By: /s/ Sanjay K. Khare
                                                Name: Sanjay K. Khare
                                                Title: Chief Financial Officer

                                                SR TELECOM INC.
                                                By: /s/ Pierre St-Arnaud
                                                Name: Pierre St-Arnaud
                                                Title: President and Chief Executive Officer
                                                By: /s/ David Adams
                                                Name: David Adams
                                                Title: Vice President, Finance
                                                and Chief Financial Officer

                                                NORWAY ACQUISITION CORPORATION
                                                By: /s/ Pierre St-Arnaud
                                                Name: Pierre St-Arnaud
                                                Title: President
                                                By: /s/ David Adams
                                                Name: David Adams
                                                Title: Vice President

                                      B-1-6

                                   ANNEX B-2

                      AMENDMENT NO. 2 TO MERGER AGREEMENT

                                      B-2-1

                 AMENDMENT NO. 2 (INCLUDING CONSENT AND WAIVER)

                           DATED AS OF JULY 17, 2003
                                       TO

                          AGREEMENT AND PLAN OF MERGER
                           DATED AS OF MARCH 27, 2003
                                  BY AND AMONG

                               NETRO CORPORATION,
                                SR TELECOM INC.
                                      AND

                         NORWAY ACQUISITION CORPORATION

                                      B-2-2

                 AMENDMENT NO. 2 (INCLUDING CONSENT AND WAIVER)
                        TO AGREEMENT AND PLAN OF MERGER

     AMENDMENT NO. 2 (including Consent and Waiver) dated as of July 17, 2003 (this "AMENDMENT") to the Agreement and Plan of Merger, dated as of March 27, 2003 (the "ORIGINAL MERGER AGREEMENT"), by and among Netro Corporation, a Delaware corporation, SR Telecom Inc. ("PARENT"), a corporation organized under the Canada Business Corporations Act, and Norway Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent, as previously amended by Amendment No. 1 to the Original Merger Agreement, dated as of May 5, 2003 (the Original Merger Agreement as so amended by such Amendment No. 1, the "AGREEMENT").

                                    RECITALS

     WHEREAS, pursuant to Section 11.03 of the Agreement, the parties to the Agreement desire to amend the Agreement as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Amendment and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

                                   AGREEMENT

     SECTION 1. DEFINED TERMS; REFERENCES. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall, after this Amendment becomes effective, refer to the Agreement as amended by this Amendment.

     SECTION 2. AMENDMENT TO THE AGREEMENT. The Agreement shall be amended as follows:

     (a) Section 5.05(b) of the Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:

            Except as set forth in this Section 5.05 and for changes since the close of business on March 24, 2003 resulting from (x) the exercise of stock options or the grant of stock based compensation to directors or employees and (y) the issuance and sale of up to 5,280,000 units (each a "Unit" and, collectively, the "Units") at a purchase price of C$0.85 per Unit, each Unit comprised of one share of Parent Stock and one-half of one warrant (each whole warrant to purchase one share of Parent Stock at C$1.00 per share), pursuant to the Agency Agreement to be dated on or about July 18, 2003 between the Company and TD Securities Inc. and CIBC World Markets Inc., and from the exercise of such warrants, there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in Parent or (iii) options or other rights (including preemptive rights) to acquire from Parent or other obligation of Parent to issue, deliver, or sell or cause to be issued, delivered or sold, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in Parent.

     (b) The phrase "unless Parent shall have otherwise consented in writing" in the first sentence of Section 7.01 of the Agreement is hereby deleted and replaced with the phrase "unless the Company shall have otherwise consented in writing".

     SECTION 3. CONSENT AND WAIVER. The Company hereby consents to the issuance and sale by Parent of the Parent Stock and warrants referred to in clause (y) of the first sentence of Section 5.05(b) of the
                                      B-2-3

Agreement, as amended by this Amendment, and the Company expressly waives the application of all covenants of Parent set forth in Section 7.01 of the Agreement applicable thereto.

     SECTION 4. REPRESENTATIONS OF EACH PARTY. Each party represents and warrants that (i) the execution, delivery and performance of this Amendment by such party have been duly authorized by all necessary corporate action and (ii) this Amendment constitutes a valid and binding agreement of such party.

     SECTION 5. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof

     SECTION 6. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflict of law principles.

     SECTION 7. COUNTERPARTS; EFFECTIVENESS. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 8. SEVERABILITY. If any term or other provision of this Amendment is invalid, illegal or unenforceable, all other provisions of this Amendment shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

                                      B-2-4

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                                          NETRO CORPORATION

                                          By: /s/ Sanjay K. Khare
                                            ------------------------------------
                                            Name: Sanjay K. Khare
                                            Title: Chief Financial Officer

                                          SR TELECOM INC.

                                          By: /s/ Pierre St-Arnaud
                                            ------------------------------------
                                            Name: Pierre St-Arnaud
                                            Title: President and Chief Executive
                                              Officer

                                          By: /s/ David Adams
                                            ------------------------------------
                                            Name: David Adams
                                              Title: Senior Vice President,
                                                     Finance & Chief Financial
                                                     Officer

                                          NORWAY ACQUISITION CORPORATION

                                          By: /s/ Pierre St-Arnaud
                                            ------------------------------------
                                            Name: Pierre St-Arnaud
                                            Title: President

                                          By: /s/ David Adams
                                            ------------------------------------
                                            Name: David Adams
                                            Title: Vice President

                                      B-2-5

                                   ANNEX C-1

                        OPINION OF GOLDMAN, SACHS & CO.

                                      C-1-1

PERSONAL AND CONFIDENTIAL

March 27, 2003

Board of Directors
Netro Corporation
3860 North First Street
San Jose, CA 95134

Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Netro Corporation (the "Company") of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of March 27, 2003 (the "Agreement"), among SR Telecom, Inc. ("SR Telecom"), Norway Acquisition Corporation, a wholly owned subsidiary of SR Telecom ("Acquisition Sub"), and the Company. The Agreement provides that Acquisition Sub will be merged with and into the Company (the "Merger") and each outstanding Share will be converted into the number of American Depository Shares representing shares of Common Stock, without par value (the "SR Telecom Common Stock"), of SR Telecom equal to a fraction, the numerator of which is 41,500,000 and the denominator of which is the number of Shares outstanding immediately prior to consummation of the Merger (the "Merger Consideration"). You have informed us (and we have assumed for purposes of this opinion) that, immediately prior to consummation of the Merger, the Company will declare a dividend on its Shares in an amount per Share equal to $100,000,000 divided by the number of Shares outstanding immediately prior to consummation of the Merger (the "Dividend"; together with the Merger Consideration, the "Consideration").

                                      C-1-2

Board of Directors
Netro Corporation
March 27, 2003
Page Two

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as sole lead manager and bookrunner of its public offering of 6,000,000 Shares in March 2000, its financial advisor in connection with the purchase of certain assets from AT&T Wireless Services, Inc. in January 2002 and its financial advisor and dealer manager in connection with its self-tender for Shares in August 2002, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also may provide investment banking services to the Company and SR Telecom in the future. Goldman, Sachs & Co. provides a full range of financial advisory, financing and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company or SR Telecom for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the four years ended December 31, 2002; Annual Reports to Shareholders of SR Telecom for the five years ended December 31, 2002; the Registration Statement on Form S-1 of the Company, including the prospectus dated August 18, 1999, relating to the initial public offering of the Shares; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and certain quarterly reports to shareholders of SR Telecom; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company and SR Telecom prepared by their respective managements (the "Forecasts"), including certain cost savings and operating synergies projected by the management of the Company and SR Telecom to result from the transaction contemplated by the Agreement and forecasts and analyses prepared by management for the Company of the proceeds that would be distributed to holders of Shares in the event of a liquidation of the Company. We also have held discussions with members of the senior managements of the Company and SR Telecom regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the SR Telecom Common Stock, compared certain financial and stock market information for the Company and SR Telecom with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the communications

                                      C-1-3

Board of Directors
Netro Corporation
March 27, 2003
Page Three

technology industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and SR Telecom. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or SR Telecom or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We are also not expressing any opinion as to the impact of the transactions contemplated by the Agreement on the solvency or viability of the Company or the ability of the Company to pay its obligations when they become due. In addition, our opinion does not address the relative merits of the transaction contemplated pursuant to the Agreement as compared to any alternative business transaction or strategic course that might be available to the Company. Our advisory services and the opinion expressed herein are provided solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

                                      C-1-4

                                   ANNEX C-2

           PRELIMINARY OPINION OF AMERICAN APPRAISAL ASSOCIATES, INC.

                                      C-2-1

                                             (American Appraisal Associates LOGO)
   UNITED STATES                                  411 East Wisconsin Avenue                    INTERNATIONAL
                                                          Suite 1900
Atlanta        Milwaukee                                 P.O. Box 664                          Brazil            Mexico
Boston         Minneapolis                     Milwaukee, Wisconsin 53202-0664                 Canada            Morocco
Buffalo        New Orleans                        Telephone: (414) 271-7240                    China             Philippines
Charlotte      New York                           www.american-appraisal.com                   Croatia           Portugal
Chicago        Oak Lawn                                                                        Czech Republic    Russia
Cincinnati     Philadelphia                                                                    England           Spain
Dallas         Pittsburgh                                                                      Germany           Taiwan
Denver         Princeton                                                                       Greece            Thailand
Detroit        Schaumburg                                                                      Hong Kong         Turkey
Houston        St. Louis                                                                       Hungary           Venezuela
Irvine         San Francisco                                                                   Italy
Jacksonville   Seattle                                                                         Japan
Los Angeles

March 26, 2003

Board of Directors
Netro Corporation
3860 North First Street
San Jose, California 95134

Dear Members of the Board:

     American Appraisal Associates, Inc. ("AAA") has been engaged by Netro Corporation, a Delaware corporation (together with its subsidiaries on a fully consolidated basis, "NETRO") for the limited purpose of providing a solvency opinion, as described herein, in connection with a planned $US100 million dividend to be paid to its stockholders (the "DIVIDEND") and a subsequent acquisition of Netro by SR Telecom Inc., a Canadian corporation (together with its subsidiaries on a fully consolidated basis, "SRT") by means of a reverse triangular merger, in which a wholly owned subsidiary of SRT will merge with and into Netro and Netro will continue as a wholly owned subsidiary of SRT (the "MERGER").

BACKGROUND

     We understand that the terms and conditions of the planned Dividend and Merger are broadly summarized as follows:

     -  Netro will declare and pay the Dividend to its stockholders; and

     - Shortly following the declaration of the Dividend, the Merger will become effective (the "EFFECTIVE TIME") and the holders of outstanding shares of Netro common stock immediately prior to the Effective Time will receive an aggregate of approximately 41.5 million shares of newly authorized SRT common stock.

     The Dividend, the Merger and the payment of related fees and expenses in connection therewith are collectively referred to as the "TRANSACTION."

     For purposes of the remaining portions of this document, the term "SRT" pertains to SRT and Netro, together with their respective subsidiaries, on a fully consolidated basis.

SOLVENCY TESTS

     In connection with the planned Transaction, you have requested that we render (i) an oral preliminary opinion ("ORAL OPINION") presented to the Board of Directors of Netro (the "BOARD") on March 25, 2003, (ii) this written summary of the oral preliminary opinion ("PRELIMINARY SOLVENCY OPINION") and (iii) a final written opinion addressed to the Board just prior to the declaration of the Dividend (the "OPINION"), as to whether, assuming the Transaction were consummated as proposed, and after giving effect to, the consummation of the
Transaction:

                                      C-2-2

NETRO CORPORATION                                                 MARCH 26, 2003

SRT

     (a) The Fair Value of the aggregate assets of SRT will exceed its total Liabilities;

     (b) The Present Fair Saleable Value of the aggregate assets of SRT will be greater than its total Liabilities;

     (c) Based upon the facts known by us as of the date of our Opinion, SRT will be able to pay its Liabilities as they mature; and

     (d) SRT will not have unreasonably small capital for the business in which it is engaged, as management of SRT has stated such business is now conducted and is proposed to be conducted with Netro immediately following the consummation of the Transaction.

NETRO

     (a) The Fair Value of the aggregate assets of Netro will exceed its total Liabilities;

     (b) The Present Fair Saleable Value of the aggregate assets of Netro will be greater than its total Liabilities;

     (c) Based upon the facts known by us as of the date of our Opinion, Netro will be able to pay its Liabilities as they mature; and

     (d) Netro will not have unreasonably small capital for the business in which it is engaged, as management of Netro has stated such business is now conducted and as SRT has stated such business is proposed to be conducted immediately following the consummation of the Transaction.

     You have also requested us to render (i) the Oral Opinion, (ii) this Preliminary Solvency Opinion, and (iii) the Opinion, as to whether:

     (a) The excess of the value of the aggregate assets of Netro over the total Liabilities of Netro, immediately prior to the payment of the Dividend, will exceed the value of the Dividend plus the Stated Capital of Netro; and

     (b) After taking into account the payment of the Dividend but not the Merger, the excess of the value of the aggregate assets of Netro over the total Liabilities of Netro will exceed the Stated Capital of Netro.

SOLVENCY DEFINITIONS

     For purposes of the Oral Opinion, this Preliminary Solvency Opinion and the Opinion, the following terms will have the meanings set forth below:

     (1) "ABLE TO PAY ITS LIABILITIES AS THEY MATURE" means with respect to SRT, that assuming the Transaction has been consummated as proposed (and taking into consideration the stated borrowing capacity to be available to SRT, upon completion of the Transaction under its unsecured line-of-credit facility), during the period covered by the financial projections prepared by management of Netro and SRT, which begins as of the Effective Time (anticipated to occur during the period from July 1, 2003 through August 31, 2003) and ends on December 31, 2005 (the "SRT FINANCIAL PROJECTIONS"), SRT will have the ability in the ordinary course of business to pay current Debt, short-term Debt, long-term Debt, other contractual obligations and other Liabilities, including Contingent Liabilities as such Liabilities mature;

     (2) "ABLE TO PAY ITS LIABILITIES AS THEY MATURE" means with respect to Netro, that assuming the Transaction has been consummated as proposed, during the period covered by the financial projections prepared by management of Netro and SRT, which begins as of the Effective Time (anticipated to occur during the period from July 1, 2003 through August 31, 2003) and ends on
                                      C-2-3

NETRO CORPORATION                                                 MARCH 26, 2003

        December 31, 2006 (the "NETRO FINANCIAL PROJECTIONS"), Netro will have the ability in the ordinary course of business to pay its Liabilities and other contractual obligations, including Contingent Liabilities as such obligations mature;

     (3) "COMMERCIALLY REASONABLE PERIOD OF TIME" means at least twelve months for a willing buyer and a willing seller to agree on price and terms, plus the time necessary to complete the sale;

     (4) "CONTINGENT LIABILITIES" of SRT or Netro, as applicable, means the maximum stated amount of Liabilities including, but not limited to those that may result from pending litigation or arbitration, asserted claims and assessments, guarantees and other contingent liabilities that are not absolute and which have been identified to us and valued by responsible officers and employees of Netro and SRT, their respective accountants and financial advisors, and such other experts as we deemed necessary to consult, and which have been reasonably represented to us by management of Netro and SRT as all that exist. We will not independently value or estimate such Contingent Liabilities, but will accept the value given to us by responsible officers and employees of Netro and SRT and/or their accountants and financial advisors, or such other experts as we deemed necessary to consult. Such Contingent Liabilities may not meet the criteria for accrual under Statement of Financial Accounting Standards No. 5 and therefore may not be recorded as liabilities under Generally Accepted Accounting Principles ("GAAP");

     (5) "DEBT(S)" means with respect to SRT, the following as disclosed to us by management of SRT (i) all indebtedness of SRT for borrowed money;
        (ii) all obligations of SRT evidenced by bonds, debentures, notes and other similar instruments; (iii) all lease and mortgage obligations of SRT and (iv) all debt of other persons guaranteed by SRT;

     (6) "DEBT(S)" means with respect to Netro, the following as disclosed to us by management of Netro (i) all indebtedness of Netro for borrowed money; (ii) all obligations of Netro evidenced by bonds, debentures, notes and other similar instruments; (iii) all lease and mortgage obligations of Netro and (iv) all debt of other persons guaranteed by Netro;

     (7) "FAIR VALUE" means the amount at which the aggregate assets of SRT or Netro, as applicable, would change hands between a willing buyer and a willing seller, within a Commercially Reasonable Period of Time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both;

     (8) "LIABILITIES" means with respect to SRT or Netro, as applicable, Debts or other obligations specifically identified to us by management of SRT and/or Netro (whether matured or unmatured, secured or unsecured, senior or subordinated, liquidated or unliquidated, disputed or fixed, accrued or unaccrued), and including Contingent Liabilities of SRT or Netro, as applicable;

     (9) "PRESENT FAIR SALEABLE VALUE" means with respect to the assets of SRT or Netro, as applicable, the amount that may be realized if such aggregate assets are sold with Reasonable Promptness in an arm's-length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise;

     (10) "REASONABLE PROMPTNESS" means a period of time of nine to twelve months for a willing buyer and a willing seller to agree on price and terms, plus the time necessary to complete the sale;

     (11) "STATED CAPITAL" means the aggregate par value of Netro's common stock outstanding immediately prior to the declaration of the Dividend; and

     (12) "WILL NOT HAVE UNREASONABLY SMALL CAPITAL WITH WHICH TO CONDUCT ITS BUSINESS" means with respect to SRT or Netro, as applicable, that SRT or Netro, as applicable, will not lack sufficient capital for the needs and anticipated needs for capital of their respective businesses, including their respective Contingent Liabilities, as management of SRT has stated they are and are proposed to be, conducted following the consummation of the Transaction.
                                      C-2-4

NETRO CORPORATION                                                 MARCH 26, 2003

CONDITIONS, ASSUMPTIONS AND LIMITATIONS

     This Preliminary Solvency Opinion is effective as of the date hereof and the Opinion will be submitted just prior to the declaration of the Dividend. This Preliminary Solvency Opinion and the Opinion will be, subject to the following conditions and assumptions:

     (a) The revenues, gross profit, earnings before interest, taxes, depreciation and amortization ("EBITDA") of Netro and SRT, as applicable, after the Transaction as represented in the Netro Financial Projections and SRT Financial Projections, respectively, will be achieved;

     (b) After consummation of the Transaction, SRT will ensure that the assets of Netro following the Transaction will remain available to Netro to pay Netro's Liabilities;

     (c) For purposes of determining Fair Value and Present Fair Saleable Value of Netro, the Opinion will value the aggregate assets of Netro, on a going concern basis (as a wholly owned subsidiary of SRT) after giving effect to consummation of the Transaction as proposed;

     (d) For purposes of determining Fair Value and Present Fair Saleable Value of SRT the Opinion will value the aggregate assets of SRT, as applicable, on a going concern basis after giving effect to consummation of the Transaction as proposed;

     (e) With regard to the approximate $CA62 principal amount notes payable ("NOTES") issued by Comunicacion y Telefonia Rural ("CTR"), a 95% owned subsidiary of SRT, either (i) completion of Network Construction (as defined in CTR's Amended and Restated Performance Undertaking dated as of December 22, 1999) shall have occurred by February 12, 2004 or (ii) the existing waiver of the operating and financial performance covenants and financial condition covenants of the Notes by the holders of the Notes will be renewed and remain in effect through the period of the SRT Financial Projections;

     (f) The values of identified Contingent Liabilities of Netro and SRT, as applicable, are in the amounts provided by management of Netro and SRT, respectively;

     (g) The operating cash flow of SRT or Netro, as applicable, as represented by the SRT Financial Projections or Netro Financial Projections, as applicable, will be used to satisfy their respective Liabilities as they mature;

     (h) Any indebtedness of SRT will be permitted to be refinanced in conformity with common business practice;

     (i) Any sale of SRT, including the underlying assets thereof, will be completed as the sale of an ongoing business entity;

     (j) SRT and Netro, as applicable, would be saleable as a separate business enterprise (we have not been requested to identify, and have not identified, potential purchasers nor have we ascertained the actual prices and terms under which SRT or Netro could currently be sold);

     (k) In determining the Fair Value and Present Fair Saleable Value of the assets of SRT, any taxes or Transaction costs which may be owed by SRT as a result of the Transaction, other than those specifically identified in the Financial Projections, were not considered;

     (l) Because the sale of any business enterprise involves numerous assumptions and uncertainties, not all of which can be quantified or ascertained prior to engaging in an actual selling effort, we express no opinion as to whether SRT could actually be sold for amounts we opine to be the Fair Value and Present Fair Saleable Value;

     (m) We have not independently tested the accuracy of information provided to us by the management of Netro and SRT and assume no responsibility for such accuracy and therefore all such information and documents (including all financial information) provided by Netro, SRT and third
                                      C-2-5

NETRO CORPORATION                                                 MARCH 26, 2003

        parties is assumed to be accurate and complete provided, however, that in the course of preparing to express the conclusions set forth in the Oral Opinion and this Preliminary Solvency Opinion, nothing has come to our attention that would lead us to believe that any such information or document was incorrect in any material respect or that it was unreasonable for us to utilize and rely upon such information or document;

     (n) The Oral Opinion and this Preliminary Solvency Opinion are necessarily based on business, economic, market and other conditions as known to us as such conditions currently exist and as they can be evaluated by us as of this date;

     (o)  The Transaction is consummated as described herein; and

     (p) The Oral Opinion and this Preliminary Solvency Opinion are to be used only for the purposes stated herein and may not be used or relied upon for any other purpose and are intended only to supplement, not substitute for other due diligence required in connection with the proposed Transaction or any related transaction.

PRELIMINARY SOLVENCY OPINION

     As of the date hereof, it is our conclusion that Netro and SRT will pass the solvency tests as defined above, provided that the following conditions are satisfied:

     (a)  The Effective Time is not delayed beyond August 31, 2003;

     (b) The SRT Financial Projections and Netro Financial Projections, each current as of the date of the Opinion will not differ materially during the period of the SRT Financial Projections or the Netro Financial Projections, as the case may be, from those provided to us, as of the date hereof;

     (c) For the period from February 28, 2003 to the date of the Opinion, the reported operating results, cash flow and financial condition of Netro and SRT will not materially differ from what has been projected by management of Netro and SRT as of the date hereof;

     (d) The Contingent Liabilities of SRT and Netro, as of the date hereof, will not materially change; and

     (e) The terms and conditions of the Merger Agreement will not change materially.

                                          Very truly yours,
                                          AMERICAN APPRAISAL ASSOCIATES, INC.

                                          (Richard L. Kelsey Signature)
                                          Richard L. Kelsey
                                          Senior Vice President

                                      C-2-6

                                    ANNEX D

                            FORM OF VOTING AGREEMENT

                        FORM OF COMPANY VOTING AGREEMENT

     THIS COMPANY VOTING AGREEMENT (this "AGREEMENT") is dated as of March 27, 2003 between SR Telecom Inc. ("PARENT"), a corporation organized under the Canada Business Corporations Act (the "CBCA"), and the undersigned stockholder ("STOCKHOLDER") of Netro Corporation, a Delaware corporation (the "COMPANY"), and, if applicable, the undersigned spouse of Stockholder ("SPOUSE").

                                    RECITALS

     A. Concurrently with the execution and delivery of this Agreement, Parent, the Company and Norway Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), have entered into an Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company (the "MERGER").

     B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of shares of common stock, par value $0.001 per share, of the Company (the "COMPANY STOCK"), as indicated on the signature page of this Agreement (such shares of Company Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the "SECURITIES" of Stockholder).

     C. In consideration of the execution of the Merger Agreement by Parent, and as inducement and a condition to entering into the Merger Agreement, Parent has required Stockholder to agree, and Stockholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1.  DEFINITIONS.

     In addition to the terms defined elsewhere herein, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

     1.1 "TRANSFER", when used as a verb, shall mean to sell, pledge, assign, encumber, dispose of or otherwise transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), or, when used as a noun, shall mean a sale, pledge, assignment, encumbrance, disposition or other transfer (including a merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or other transfer by operation of law).

     2.  VOTING OF SECURITIES.

     Stockholder hereby agrees to appear, or cause the holder of record on any applicable record date to appear, for the purpose of obtaining a quorum at any annual or special meeting of stockholders of the Company and at any postponement or adjournment thereof. At every meeting of the stockholders of the Company, and at every postponement or adjournment thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder hereby irrevocably agrees to vote the Securities, or cause the Securities to be voted,
(a) in favor of approval and adoption of the Merger Agreement and the approval of the Merger and all other actions contemplated by the Merger Agreement and this Agreement and any action required in furtherance thereof or hereof and (b) against (i) any Acquisition Proposal, (ii) any dissolution, liquidation or winding up of or by the Company and (iii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would
(x) in any manner impede, frustrate, delay, prevent, nullify or adversely affect any transaction contemplated by the Merger Agreement (including the Merger) or the likelihood of consummation thereof, (y) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or (z) would result in any of the conditions to the Company's or Parent's obligations under the Merger Agreement not being fulfilled. Stockholder shall not commit or agree to take any action, or enter into any agreement or understanding with any person, the effect of which would be inconsistent with or violative of any provision contained in this Section 2.

     3.  IRREVOCABLE PROXY.

     Stockholder is hereby delivering to Parent an irrevocable proxy in the form attached hereto as Exhibit A (the "IRREVOCABLE PROXY"), such Irrevocable Proxy to cover the total number of Securities in respect of which Stockholder is entitled to vote. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes any and all prior proxies, powers of attorney or similar authorizations given thereby with respect to the Securities and agrees not to grant any subsequent proxies, powers of attorney or similar authorizations with respect to the Securities.

     4.  RESTRICTION ON TRANSFER OF SECURITIES.

     Prior to the Expiration Date (as defined herein), Stockholder shall not, either directly or indirectly, consent to any Transfer of, or enter into any contract, agreement, obligation, commitment, arrangement, understanding, instrument, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Securities (or any interest therein); provided that, the foregoing requirements shall not prohibit any Transfer under Stockholder's will or pursuant to the laws of descent and distribution or any such Transfer to an immediate family member or a family trust for the benefit of immediate family member(s), so long as, in each case, as a precondition to such Transfer the transferee: (i) executes a counterpart of this Agreement and an Irrevocable Proxy in the form attached hereto as Exhibit A (with such modifications as Parent may reasonably request); and (ii) agrees in writing to hold such Securities (or interest in such Securities) subject to all of the terms and provisions of this Agreement. Stockholder agrees that Stockholder shall not (a) deposit (or permit the deposit of) any Securities in a voting trust or grant any proxy, power of attorney or similar authority (other than for fulfilling the terms of this Agreement) or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Securities or (b) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or that would in any way restrain, limit or interfere with the performance of Stockholder's obligations under this Agreement or the transactions contemplated hereby and by the Merger Agreement.

     5.  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER.

     5.1 Stockholder (i) is the sole record and beneficial owner of, and has good and marketable title to, the Securities set forth on the signature page of this Agreement, which at the date of this Agreement and at all times until the termination of this Agreement, will be free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances;
(ii) does not own, of record or beneficially, any shares of capital stock of the Company other than the Securities set forth opposite his, her or its name on the signature page of this Agreement; and (iii) has the sole right to vote such Securities (except to the extent that such Securities are issuable upon the exercise of options or warrants that have not been exercised by such Stockholder). Except as contemplated by this Agreement, none of the Securities is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Securities. If Stockholder is married, and Stockholder's Securities constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Stockholder's spouse, enforceable against such spouse in accordance with its terms. No trust of which Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

     5.2 Stockholder has all requisite power and authority to execute and deliver this Agreement and the Irrevocable Proxy, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Stockholder of this Agreement and consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Stockholder and no other proceedings on the part of Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Irrevocable Proxy has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with its respective terms. The execution and delivery of this Agreement and the Irrevocable Proxy by Stockholder do not, and the performance of Stockholder's obligations hereunder will not, (a) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Securities pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligations to which Stockholder is a party or by which Stockholder or the Securities are or will be bound or affected or (b) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Stockholder or any of Stockholder's properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any state or federal public body or authority is required by or with respect to Stockholder in connection with the execution and delivery of this Agreement and the Irrevocable Proxy by Stockholder or the consummation by Stockholder of any of the transactions contemplated hereby or thereby.

     6.  ADDITIONAL DOCUMENTS.

     Stockholder (in his or her capacity as such) hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement.

     7.  LEGENDING OF SECURITIES.

     Stockholder agrees that it shall forthwith surrender all certificates representing the Securities so that they shall bear a conspicuous legend stating that they are subject to this Agreement (and the restrictions on transfer provided for herein) and to an Irrevocable Proxy. Stockholder agrees that it shall not Transfer the Securities without first having the aforementioned legend affixed to the certificates representing the Securities (and subject, in any event, to the limitations set forth in Section 4). In furtherance of this Agreement, Stockholder shall, and hereby authorizes Parent to, notify the Company's transfer agent that the Securities are subject to a "stop transfer" order.

     8.  NO SOLICITATION.

     8.1 Stockholder acknowledges that he or she also has read, and understands, the restrictions set forth in Section 6.03 of the Merger Agreement and agrees to comply with them as if a party to such Merger Agreement.

     8.2 Until the Expiration Date, Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

     9.  CONFIDENTIALITY.

     Stockholder agrees (i) to hold any information regarding this Agreement and the Merger in strict confidence and (ii) not to divulge any such information to any third person, except to the extent any of the same is hereafter publicly disclosed by Parent.

     10.  STOCKHOLDER CAPACITY.

     Stockholder is executing and delivering into this Agreement solely in its capacity as the owner of the Securities. If Stockholder is a natural person, nothing contained in this Agreement shall restrict Stockholder from taking any action required by his or her fiduciary duties solely in his or her capacity as an officer, director or employee of the Company.

     11.  TERMINATION.

     This Agreement, and all rights and obligations of the parties hereunder, shall be effective as of the date hereof and shall terminate upon the earlier of
(i) the date upon which the Merger Agreement is terminated in accordance with its terms and (ii) the Effective Time (the "Expiration Date") of the Merger.

     12.  GENERAL PROVISIONS.

     12.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     12.2 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, or in the case of Parent, Section 11.06 of the Merger Agreement, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the others. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

     12.3 Amendments and Modification. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of these rights.

     12.4 Specific Performance. The parties hereto acknowledge that Parent shall be immediately and irreparably harmed and injured if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached by any of the other parties hereto. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity. If Parent brings an action in equity to enforce the provisions of this Agreement, Stockholder will not allege, and Stockholder waives the defense, that there is an adequate remedy at law.

     12.5 Notice. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, sent by facsimile if confirmation is received by sender, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

     if to Parent, to:

          SR Telecom Inc.
          8150 Trans-Canada Highway
          Montreal, Quebec, Canada H4S 1M5
          Attention: David Adams

          Telephone No.: (514) 335-4035
          Facsimile No.: (514) 956-4405
     with copies to:

          Fasken Martineau
          Stock Exchange Tower
          P.O. Box 242, Suite 3400
          800 Place-Victoria
          Montreal, Quebec, Canada H4Z
          Attention: Peter Villani

          Telephone No.: (514) 397-4316
          Facsimile No.: (514) 397-7600

     and

          Pillsbury Winthrop LLP
          One Battery Park Plaza
          New York, New York 10004-1490
          Attention: Ronald A. Fleming, Jr., Esq.

          Telephone No.: (212) 858-1143
          Facsimile No.: (212) 858-1500

     if to Stockholder, to the address for notice set forth on the signature page hereof,

     with copies to:

          Netro Corporation
          3860 North First Street
          San Jose, California 95134
          Attention: Sanjay K. Khare

          Telephone No.: (408) 216-1500
          Facsimile No.: (408) 216-1772

     and

          Davis Polk & Wardwell
          1600 El Camino Real
          Menlo Park, California 94025
          Attention: Francis S. Currie, Esq.

          Telephone No.: (650) 752-2002
          Facsimile No.: (650) 752-2111

     12.6 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal court located in the State of Delaware or any state court of the State of Delaware, and each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.5 shall be deemed effective service of process on such party.

     12.7 Entire Agreement. This Agreement and the Irrevocable Proxy, together with the Company Affiliate Letter, in the form attached as Exhibit A to the Merger Agreement, contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

     12.8 Descriptive Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

     12.9 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     12.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which, taken together, will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

     12.11. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     12.12 Effectiveness. This Agreement shall become effective simultaneously with the execution and delivery of the Merger Agreement.

     IN WITNESS WHEREOF, the parties have caused this Company Voting Agreement to be executed as of the date first above written.

SR TELECOM INC.

By:
    Name:
    Title:


STOCKHOLDER                                     SPOUSE
By:                                             By:
    Name:                                       Name:
    Title:                                      Title:
Print Address                                   Print Address
Telephone                                       Telephone
Facsimile No.                                   Facsimile No.

       Number of Securities beneficially owned:

       ________ shares of Company Stock of the Company

       ________ shares of Company Stock of the Company issuable upon exercise of outstanding options or warrants

                                                                       EXHIBIT A

                               IRREVOCABLE PROXY

     The undersigned stockholder of Netro Corporation, a Delaware corporation (the "COMPANY"), hereby irrevocably (to the fullest extent permitted by law) appoints the members of the Board of Directors of SR Telecom Inc. ("PARENT"), a corporation organized under the Canada Business Corporations Act (the "CBCA"), and each of them, or any other designee of Parent, as the sole and exclusive attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to (i) all of the outstanding shares of common stock, par value $0.001 per share, of the Company ("COMPANY STOCK") owned of record by Stockholder as of the date of this Irrevocable Proxy and (ii) any and all other shares of capital stock of the Company (including through the exercise of any stock options, warrants or similar instruments) which Stockholder may acquire on or after the date hereof (collectively, the "SECURITIES") in accordance with the terms of this Irrevocable Proxy. The Securities beneficially owned by the undersigned Stockholder of the Company as of the date of this Irrevocable Proxy are listed on the signature page of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Securities are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Securities.

     This proxy is irrevocable, is coupled with an interest and is granted pursuant to that certain Company Voting Agreement of even date between Parent and the undersigned stockholder (the "VOTING AGREEMENT"), and is granted in consideration of and as a condition to Parent entering into that certain Agreement and Plan of Merger (the "MERGER AGREEMENT"), by and among Parent, Norway Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and the Company. The Merger Agreement provides for the merger of the Merger Sub with and into the Company in accordance with its terms (the "MERGER").

     The attorneys-in-fact and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time set forth in the Voting Agreement, to act as the undersigned's attorney-in-fact and Irrevocable Proxy to demand that the Secretary of the Company call a special meeting of stockholders of the Company for the purpose of considering any action related to the Merger Agreement and to vote the Securities, and to exercise all voting, consent and similar rights of the undersigned with respect to the Securities (including, without limitation, the power to execute and deliver written consents) at every annual, special, postponed or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting (a) in favor of approval and adoption of the Merger Agreement and the approval of the Merger and in favor of each other action contemplated by the Merger Agreement and any action required in furtherance hereof or thereof and (b) against (i) any Acquisition Proposal, (ii) any dissolution, liquidation or winding up of or by the Company or (iii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would (x) in any manner impede, frustrate, delay, prevent, nullify or adversely affect any transaction contemplated by the Merger Agreement (including the Merger) or the likelihood of consummation thereof, (y) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or (z) would result in any of the conditions to the Company's or Parent's obligations under the Merger Agreement not being fulfilled.

     If any provision of this Irrevocable Proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this

Irrevocable Proxy. Each provision of this Irrevocable Proxy is separable from every other provision of this Irrevocable Proxy, and each part of each provision of this Irrevocable Proxy is separable from every other part of such provision.

     This proxy granted by Stockholder shall be revoked upon termination of the Voting Agreement in accordance with its terms.

     Any obligation of the undersigned hereunder shall be binding upon the heirs, estate, executors, personal representatives, and permitted successors and assigns of the undersigned.

Dated: March ____, 2003


STOCKHOLDER                                     SPOUSE
By:                                             By:
    Name:                                       Name:
    Title:                                      Title:

       Number of shares beneficially owned:

       ________ shares of the company stock of the Company

       ________ shares of the company stock of the Company issuable upon exercise of outstanding options or warrants

                                    ANNEX E

                     VOTING AGREEMENT OF GIDEON BEN-EFRAIM

                            COMPANY VOTING AGREEMENT

     THIS COMPANY VOTING AGREEMENT (this "AGREEMENT") is dated as of March 27, 2003 between SR Telecom Inc. ("PARENT"), a corporation organized under the Canada Business Corporations Act (the "CBCA"), and the undersigned stockholder ("STOCKHOLDER") of Netro Corporation, a Delaware corporation (the "COMPANY"), and, if applicable, the undersigned spouse of Stockholder ("SPOUSE").

                                    RECITALS

     A. Concurrently with the execution and delivery of this Agreement, Parent, the Company and Norway Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), have entered into an Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company (the "MERGER").

     B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of shares of common stock, par value $0.001 per share, of the Company (the "COMPANY STOCK"), as indicated on the signature page of this Agreement (such shares of Company Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the "SECURITIES" of Stockholder).

     C. In consideration of the execution of the Merger Agreement by Parent, and as inducement and a condition to entering into the Merger Agreement, Parent has required Stockholder to agree, and Stockholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1.  DEFINITIONS.

     In addition to the terms defined elsewhere herein, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

     1.1 "TRANSFER", when used as a verb, shall mean to sell, pledge, assign, encumber, dispose of or otherwise transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), or, when used as a noun, shall mean a sale, pledge, assignment, encumbrance, disposition or other transfer (including a merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or other transfer by operation of law).

     2.  VOTING OF SECURITIES.

     Stockholder hereby agrees to appear, or cause the holder of record on any applicable record date to appear, for the purpose of obtaining a quorum at any annual or special meeting of stockholders of the Company and at any postponement or adjournment thereof. At every meeting of the stockholders of the Company, and at every postponement or adjournment thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder hereby irrevocably agrees to vote the Securities, or cause the Securities to be voted,
(a) in favor of approval and adoption of the Merger Agreement and the approval of the Merger and all other actions contemplated by the Merger Agreement and this Agreement and any action required in furtherance thereof or hereof and (b) against (i) any Acquisition Proposal, (ii) any dissolution, liquidation or winding up of or by the Company and (iii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would
(x) in any manner impede, frustrate, delay, prevent, nullify or adversely affect any transaction contemplated by the Merger Agreement (including the Merger) or the likelihood of consummation thereof, (y) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or (z) would result in any of the conditions to the Company's or Parent's obligations under the Merger Agreement not being fulfilled. Stockholder shall not commit or agree to take any action, or enter into any agreement or understanding with any person, the effect of which would be inconsistent with or violative of any provision contained in this Section 2.

     3.  IRREVOCABLE PROXY.

     Stockholder is hereby delivering to Parent an irrevocable proxy in the form attached hereto as Exhibit A (the "Irrevocable Proxy"), such Irrevocable Proxy to cover the total number of Securities in respect of which Stockholder is entitled to vote. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes any and all prior proxies, powers of attorney or similar authorizations given thereby with respect to the Securities and agrees not to grant any subsequent proxies, powers of attorney or similar authorizations with respect to the Securities.

     4.  RESTRICTION ON TRANSFER OF SECURITIES.

     Prior to the Expiration Date (as defined herein), Stockholder shall not, either directly or indirectly, consent to any Transfer of, or enter into any contract, agreement, obligation, commitment, arrangement, understanding, instrument, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Securities (or any interest therein); provided that, the foregoing requirements shall not prohibit any Transfer under Stockholder's will or pursuant to the laws of descent and distribution or any such Transfer to an immediate family member or a family trust for the benefit of immediate family member(s), so long as, in each case, as a precondition to such Transfer the transferee: (i) executes a counterpart of this Agreement and an Irrevocable Proxy in the form attached hereto as Exhibit A (with such modifications as Parent may reasonably request); and (ii) agrees in writing to hold such Securities (or interest in such Securities) subject to all of the terms and provisions of this Agreement. Stockholder agrees that Stockholder shall not (a) deposit (or permit the deposit of) any Securities in a voting trust or grant any proxy, power of attorney or similar authority (other than for fulfilling the terms of this Agreement) or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Securities or (b) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or that would in any way restrain, limit or interfere with the performance of Stockholder's obligations under this Agreement or the transactions contemplated hereby and by the Merger Agreement.

     5.  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER.

     5.1 Stockholder (i) is the sole record and beneficial owner of, and has good and marketable title to, the Securities set forth on the signature page of this Agreement, which at the date of this Agreement and at all times until the termination of this Agreement, will be free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances;
(ii) does not own, of record or beneficially, any shares of capital stock of the Company other than the Securities set forth opposite his, her or its name on the signature page of this Agreement; and (iii) has the sole right to vote such Securities (except to the extent that such Securities are issuable upon the exercise of options or warrants that have not been exercised by such Stockholder). Except as contemplated by this Agreement, none of the Securities is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Securities. If Stockholder is married, and Stockholder's Securities constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Stockholder's spouse, enforceable against such spouse in accordance with its terms. No trust of which Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

     5.2 Stockholder has all requisite power and authority to execute and deliver this Agreement and the Irrevocable Proxy, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Stockholder of this Agreement and consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Stockholder and no other proceedings on the part of Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Irrevocable Proxy has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with its respective terms. The execution and delivery of this Agreement and the Irrevocable Proxy by Stockholder do not, and the performance of Stockholder's obligations hereunder will not, (a) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Securities pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligations to which Stockholder is a party or by which Stockholder or the Securities are or will be bound or affected or (b) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Stockholder or any of Stockholder's properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any state or federal public body or authority is required by or with respect to Stockholder in connection with the execution and delivery of this Agreement and the Irrevocable Proxy by Stockholder or the consummation by Stockholder of any of the transactions contemplated hereby or thereby.

     6.  ADDITIONAL DOCUMENTS.

     Stockholder (in his or her capacity as such) hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement.

     7.  LEGENDING OF SECURITIES.

     Stockholder agrees that it shall forthwith surrender all certificates representing the Securities so that they shall bear a conspicuous legend stating that they are subject to this Agreement (and the restrictions on transfer provided for herein) and to an Irrevocable Proxy. Stockholder agrees that it shall not Transfer the Securities without first having the aforementioned legend affixed to the certificates representing the Securities (and subject, in any event, to the limitations set forth in Section 4). In furtherance of this Agreement, Stockholder shall, and hereby authorizes Parent to, notify the Company's transfer agent that the Securities are subject to a "stop transfer" order.

     8.  NO SOLICITATION.

     8.1 Stockholder acknowledges that he or she also has read, and understands, the restrictions set forth in Section 6.03 of the Merger Agreement and agrees to comply with them as if a party to such Merger Agreement.

     8.2 Until the Expiration Date, Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

     9.  CONFIDENTIALITY.

     Stockholder agrees (i) to hold any information regarding this Agreement and the Merger in strict confidence and (ii) not to divulge any such information to any third person, except for disclosures made by Stockholder to his advisors in connection with the transactions contemplated by this Agreement and the Merger Agreement, and except to the extent any of the same is hereafter publicly disclosed by Parent.

     10.  STOCKHOLDER CAPACITY.

     Stockholder is executing and delivering into this Agreement solely in its capacity as the owner of the Securities. If Stockholder is a natural person, nothing contained in this Agreement shall restrict Stockholder from taking any action required by his or her fiduciary duties solely in his or her capacity as an officer, director or employee of the Company.

     11.  NO EFFECT UPON EXISTING EMPLOYMENT OR CHANGE OF CONTROL AGREEMENTS.

     Reference is made to (i) that certain Employment Agreement dated March ___, 1995 by and between Stockholder and the Company, as amended by that certain Amendment to Employment Agreement dated June ___, 1995 by and between Stockholder and the Company (such Employment Agreement, as so amended, the "EMPLOYMENT AGREEMENT"), (ii) that certain Change of Control Agreement dated December 9, 1997 by and between Stockholder and the Company (the "CHANGE OF CONTROL AGREEMENT"), and (iii) the Company's reduction-in-force severance policy adopted at the November 24, 2002 meeting of the Company's Board of Directors, as set forth under the caption "Amendment to Severance Pay" on page 21 of the Company's Employee Handbook dated August 2002 (such policy the "SEVERANCE POLICY").

     Parent hereby agrees in connection with the Merger to assume, and agrees that the Merger shall not act to terminate or otherwise diminish Stockholder's rights under, the Employment Agreement, the Change of Control Agreement and the Severance Policy.

     For purposes of Section 4.3(ii) of the Employment Agreement, Parent acknowledges and agrees that the Merger shall (notwithstanding Stockholder's execution and delivery of this Voting Agreement, the Irrevocable Proxy and the affiliate letter, and notwithstanding any vote by Stockholder in his capacity as a member of the Company's Board of Directors in favor of, or other cooperation in any capacity with, the Merger and related transactions) be deemed to engender the commencement of employment of a Chief Executive Officer ("CEO") of the Company not previously approved by Stockholder (irrespective of whether Stockholder remains CEO of the Company following the Merger), and that Stockholder shall consequently continue to be entitled to the severance and benefits described in such Section 4.3 in the event Stockholder voluntarily terminates his employment relationship with the Company within a period of 180 days after the Effective Time, as set forth in and subject to the terms and conditions of such Section 4.3.

     12.  TERMINATION.

     This Agreement, and all rights and obligations of the parties hereunder, shall be effective as of the date hereof and shall terminate upon the earlier of
(i) the date upon which the Merger Agreement is terminated in accordance with its terms and (ii) the Effective Time of the Merger (such earlier to occur of (i) and (ii) the "EXPIRATION DATE"), provided, however, that Section 11 of this Agreement (entitled "No Effect Upon Existing Employment or Change of Control Agreements") shall survive any termination of this Agreement pursuant to this clause (ii).

     13.  GENERAL PROVISIONS.

     13.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     13.2 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, or in the case of Parent, Section 11.06 of the Merger Agreement, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the others. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

     13.3 Amendments and Modification. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of these rights.

     13.4 Specific Performance. The parties hereto acknowledge that Parent shall be immediately and irreparably harmed and injured if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached by any of the other parties hereto. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity. If Parent brings an action in equity to enforce the provisions of this Agreement, Stockholder will not allege, and Stockholder waives the defense, that there is an adequate remedy at law.

     13.5 Notice. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, sent by facsimile if confirmation is received by sender, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

     if to Parent, to:

          SR Telecom Inc.
          8150 Trans-Canada Highway
          Montreal, Quebec, Canada H4S 1M5
          Attention: David Adams

          Telephone No.: (514) 335-4035
          Facsimile No.: (514) 956-4405

     with copies to:

          Fasken Martineau
          Stock Exchange Tower
          P.O. Box 242, Suite 3400
          800 Place-Victoria
          Montreal, Quebec, Canada H4Z
          Attention: Peter Villani

          Telephone No.: (514) 397-4316
          Facsimile No.: (514) 397-7600

     and

          Pillsbury Winthrop LLP
          One Battery Park Plaza
          New York, New York 10004-1490
          Attention: Ronald A. Fleming, Jr., Esq.

          Telephone No.: (212) 858-1143
          Facsimile No.: (212) 858-1500

     if to Stockholder, to the address for notice set forth on the signature page hereof,

     with copies to:

          Netro Corporation
          3860 North First Street
          San Jose, California 95134

          Attention: Sanjay K. Khare

          Telephone No.: (408) 216-1500
          Facsimile No.: (408) 216-1772

     and

          Davis Polk & Wardwell
          1600 El Camino Real
          Menlo Park, California 94025
          Attention: Francis S. Currie, Esq.

          Telephone No.: (650) 752-2002
          Facsimile No.: (650) 752-2111

     13.6 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal court located in the State of Delaware or any state court of the State of Delaware, and each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.5 of this Agreement shall be deemed effective service of process on such party.

     13.7 Entire Agreement. This Agreement and the Irrevocable Proxy, together with the Company Affiliate Letter, in the form attached as Exhibit A to the Merger Agreement, contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

     13.8 Descriptive Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

     13.9 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     13.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which, taken together, will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

     13.11 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     13.12 Effectiveness. This Agreement shall become effective simultaneously with the execution and delivery of the Merger Agreement.

     IN WITNESS WHEREOF, the parties have caused this Company Voting Agreement to be executed as of the date first above written.

SR TELECOM INC.
By: /s/ David Adams
-------------------------------------------
    Name: David Adams
    Title: Vice President Finance & CFO

STOCKHOLDER                                      SPOUSE

By: /s/ Gideon Ben-Efraim                        By: /s/ Bina Ben-Efraim
    ---------------------------------------      ---------------------------------------
    Name: Gideon Ben-Efraim                      Name: Bina Ben-Efraim
420 Lowell Avenue
Palo Alto, CA 94301
                                                 Print Address

Telephone                                        Telephone

Facsimile No.                                    Facsimile No.

       Number of Securities beneficially owned:

       2,920,561 shares of Company Stock of the Company

       1,517,085 shares of Company Stock of the Company issuable upon exercise of outstanding options or warrants with copies to:

          Wilson Sonsini Goodrich & Rosati, P.C.
        650 Page Mill Road
        Palo Alto, California 94306
        Attention: Steven E. Bochner, Esq.

        Telephone No.: (650) 493-9300
        Facsimile No.: (650) 493-6811

                                                                       EXHIBIT A

                               IRREVOCABLE PROXY

     The undersigned stockholder of Netro Corporation, a Delaware corporation (the "COMPANY"), hereby irrevocably (to the fullest extent permitted by law) appoints the members of the Board of Directors of SR Telecom Inc. ("PARENT"), a corporation organized under the Canada Business Corporations Act (the "CBCA"), and each of them, or any other designee of Parent, as the sole and exclusive attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to (i) all of the outstanding shares of common stock, par value $0.001 per share, of the Company ("COMPANY STOCK") owned of record by Stockholder as of the date of this Irrevocable Proxy and (ii) any and all other shares of capital stock of the Company (including through the exercise of any stock options, warrants or similar instruments) which Stockholder may acquire on or after the date hereof (collectively, the "SECURITIES") in accordance with the terms of this Irrevocable Proxy. The Securities beneficially owned by the undersigned Stockholder of the Company as of the date of this Irrevocable Proxy are listed on the signature page of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Securities are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Securities.

     This proxy is irrevocable, is coupled with an interest and is granted pursuant to that certain Company Voting Agreement of even date between Parent and the undersigned stockholder (the "VOTING AGREEMENT"), and is granted in consideration of and as a condition to Parent entering into that certain Agreement and Plan of Merger (the "MERGER AGREEMENT"), by and among Parent, Norway Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and the Company. The Merger Agreement provides for the merger of the Merger Sub with and into the Company in accordance with its terms (the "MERGER").

     The attorneys-in-fact and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time set forth in the Voting Agreement, to act as the undersigned's attorney-in-fact and Irrevocable Proxy to demand that the Secretary of the Company call a special meeting of stockholders of the Company for the purpose of considering any action related to the Merger Agreement and to vote the Securities, and to exercise all voting, consent and similar rights of the undersigned with respect to the Securities (including, without limitation, the power to execute and deliver written consents) at every annual, special, postponed or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting (a) in favor of approval and adoption of the Merger Agreement and the approval of the Merger and in favor of each other action contemplated by the Merger Agreement and any action required in furtherance hereof or thereof and (b) against (i) any Acquisition Proposal, (ii) any dissolution, liquidation or winding up of or by the Company or (iii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would (x) in any manner impede, frustrate, delay, prevent, nullify or adversely affect any transaction contemplated by the Merger Agreement (including the Merger) or the likelihood of consummation thereof, (y) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or (z) would result in any of the conditions to the Company's or Parent's obligations under the Merger Agreement not being fulfilled.

     If any provision of this Irrevocable Proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this

Irrevocable Proxy. Each provision of this Irrevocable Proxy is separable from every other provision of this Irrevocable Proxy, and each part of each provision of this Irrevocable Proxy is separable from every other part of such provision.

     This proxy granted by Stockholder shall be revoked upon termination of the Voting Agreement in accordance with its terms.

     Any obligation of the undersigned hereunder shall be binding upon the heirs, estate, executors, personal representatives, and permitted successors and assigns of the undersigned.

Dated: March 27, 2003

STOCKHOLDER                                     SPOUSE

By: /s/ Gideon Ben-Efraim
    ----------------------------------------    By: /s/ Bina Ben-Efraim
                                                ----------------------------------------
    Name: Gideon Ben-Efraim                     Name: Bina Ben-Efraim

       Number of shares beneficially owned:

       2,920,561 shares of the company stock of the Company

       1,517,085 shares of the company stock of the Company issuable upon exercise of outstanding options or warrants

                               (sr telecom LOGO)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Canada Business Corporations Act, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of another entity (each such person is referred to as an "indemnifiable person") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, investigative or administrative action or proceeding in which the indemnifiable person is involved because of his or her association with the corporation or such body corporate, if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and: (a) he or she acted honestly and in good faith with a view to the best interests of such corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An indemnifiable person is entitled under the Canada Business Corporations Act to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (a) and (b) above.

     A corporation may, with the approval of a court, also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set forth in
(a) and (b), above.

     The Canada Business Corporations Act provides that a corporation may advance monies to a director, officer or other individual for the costs, charges and expenses of a proceeding for which the corporation is permitted to indemnify such a person. The individual shall repay such monies if he or she does not fulfill the conditions for indemnification.

     The bylaws of the registrant require the registrant to indemnify specified persons to the fullest extent authorized by applicable law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
  2.1      Agreement and Plan of Merger dated as of March 27, 2003 by and among SR Telecom Inc., Netro Corporation and Norway
           Acquisition Corporation (included as Annex A to the proxy
           statement/ prospectus included in this registration
           statement).
  2.2      Amendment No. 1 to Agreement and Plan of Merger dated as of
           May 5, 2003 by and among SR Telecom Inc., Netro Corporation and Norway Acquisition Corporation (included as Annex B-1 to the proxy statement/prospectus included in this registration statement).
  2.3      Amendment No. 2 to Agreement and Plan of Merger dated as of
           July 17, 2003 by and among SR Telecom Inc., Netro
           Corporation and Norway Acquisition Corporation (included as
           Annex B-2 to the proxy statement/prospectus included in this registration statement).
  2.4      Form of Voting Agreement dated as of March 27, 2003 between
           SR Telecom Inc. and each of Thomas Baruch, Peter Carson,
           Irwin Federman, Sanjay Khare, Richard Moley, Sanford
           Robertson, Shlomo Yariv and Shirley Young (included as Annex
           D to the proxy statement/prospectus included in this
           registration statement).
  2.5      Voting Agreement dated as of March 27, 2003 between SR
           Telecom Inc. and Gideon Ben-Efraim (included as Annex E to the proxy statement/prospectus included in this registration statement).
  3.1      Certificate and Articles of Incorporation.
  3.2      By-Law No. 2003-1, General By-Laws.

EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
  4        Trust Indenture dated April 22, 1998 between SR Telecom Inc.
           and Montreal Trust Company.
  5        Opinion of Fasken Martineau DuMoulin LLP regarding the
           validity of the common shares of SR Telecom Inc. being
           registered under this Registration Statement.
  8.1      Opinion of Pillsbury Winthrop LLP regarding U.S. Federal
           income tax consequences of the merger.
  8.2      Opinion of Fasken Martineau DuMoulin LLP regarding Canadian
           Federal income tax consequences of the merger (included in exhibit 5).
  8.3      Opinion of Davis Polk & Wardwell regarding U.S. Federal
           income tax consequences of the merger.
 10.1      Product Sourcing Agreement between Lucent Technologies
           Australia Pty Limited and Telstra Corporation Limited dated
           July 12, 2001.
 10.2      Deed of Novation and Assumption among Telstra Corporation
           Limited, Network Design and Construction Limited and Lucent
           Technologies Australia Pty Limited dated July 2001 and
           Schedule 1 thereto.
 10.3      Novation Deed among Telstra Corporation Limited, SR Telecom
           Pty Limited, Lucent Technologies Australia Pty Limited and
           Network Design and Construction Limited dated September 21,
           2001.
 10.4      Novation Deed among Telstra Corporation Limited, SR Telecom
           Pty Limited and Lucent Technologies Australia Pty Limited
           dated September 21, 2001.
 10.5      Memorandum of Agreement for the Supply of Goods and Services
           for the MTPO Telephono SA Barangay Phase IA Project dated
           November 18, 1998.
 10.6      Master Purchase Agreement for 450K Project between SR
           Telecom Inc. and Saudi Telecom Company.
 10.7      Operation loans facility letter between Canadian Imperial
           Bank of Commerce and SR Telecom Inc. dated February 10,
           2003.
 10.8      Manufacturing Agreement between Viasystems, Inc. and SR
           Telecom Inc. and SR Telecom S.A.S. dated September 21, 2001.
 10.9      Common Agreement dated as of December 22, 1999 among
           Comunicacion y Telefonia Rural S.A., Export Development
           Corporation and Inter-American Development Bank.
 10.10.1   Loan Agreement dated as of December 22, 1999 among
           Comunicacion y Telefonia Rural S.A. and Inter-American
           Development Bank.
 10.10.2   Amended and Restated Loan Agreement dated as of December 22,
           1999 between Comunicacion y Telefonia Rural S.A. and Export
           Development Corporation.
 10.11     Amended and Restated Direct Agreement dated as of December
           22, 1999 among Comunicacion y Telefonia Rural S.A., Export
           Development Corporation and Inter-American Development Bank.
 10.12     Amended and Restated Transfer Restrictions Agreement dated as of December 22, 1999 among SR Telecom Inc., SR (BV)
           Holdings Limited, CTR Holdings Limited, Servicios Rurales de
           Telecomunicaciones S.A., Comunicacion y Telefonia Rural
           S.A., Export Development Corporation and Inter-American
           Development Bank.
 10.13     Amended and Restated Performance Undertaking dated as of
           December 22, 1999 among SR Telecom Inc., Export Development
           Corporation and Inter-American Development Bank.
 10.14     Amended and Restated Project Funds Agreement dated as of
           December 22, 1999 among SR Telecom Inc., Comunicacion y
           Telefonia Rural S.A., Export Development Corporation and
           Inter-American Development Bank.
 10.15     Sixth Amendment and Limited Term Waiver Agreement dated as of February 20, 2002 among SR Telecom Inc., Comunicacion y
           Telefonia Rural S.A., Export Development Canada (formerly
           Export Development Corporation) and Inter-American
           Development Bank.+
 10.16     Seventh Amendment and Limited Term Waiver Agreement dated as of February 17, 2002 among SR Telecom Inc., Comunicacion y
           Telefonia Rural S.A., Export Development Canada (formerly
           Export Development Corporation) and Inter-American
           Development Bank.+
 10.17     Formal Loan Agreement, dated July 3, 2001, between the
           Registrant and Pierre St-Arnaud.
 10.18     Formal Loan Agreement, dated June 13, 2002, between the
           Registrant and Pierre St-Arnaud.

EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
 10.19     Formal Loan Agreement, dated July 3, 2001, between the
           Registrant and David L. Adams.
 21        Subsidiaries of the Registrant.
 23.1      Form of Consent of PricewaterhouseCoopers LLP.
 23.2      Form of Consent of Deloitte & Touche LLP.
 23.3      Consent of Fasken Martineau DuMoulin LLP (included in
           exhibit 5).
 23.4      Consent of Pillsbury Winthrop LLP (included in exhibit 8.1).
 23.5      Consent of Davis Polk & Wardwell (included in exhibit 8.3).
 24        Power of attorney (included on the signature page of this
           Form F-4).
 99.1      Opinion of Goldman, Sachs & Co. to Netro Corporation
           (attached as Annex C-1 to the proxy statement/prospectus
           included in this Registration Statement).
 99.2      Consent of Goldman, Sachs & Co.
 99.3      Preliminary Opinion of American Appraisal Associates, Inc.
           to Netro Corporation (attached as Annex C-2 to the proxy
           statement/prospectus included in this Registration
           Statement).
 99.4      Consent of American Appraisal Associates, Inc.
 99.5      Consent of Gideon Ben-Efraim.
 99.6      Form of Proxy Card for Netro Corporation Special Meeting.

---------------

+ Portions omitted pursuant to a request for confidential treatment.

     (b) Financial Statement Schedules

          None.

ITEM 22.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in (i) includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (e) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. The registrant understands that financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (f)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Country of Canada, on this 1st day of August 2003.

                                          SR TELECOM INC.

                                          By: /s/ David L. Adams
                                          --------------------------------------
                                          Name: David L. Adams
                                          Title: Senior Vice President and
                                             Chief Financial Officer

                               POWER OF ATTORNEY

     We, the undersigned officers, directors and authorized representative in the United States of SR Telecom Inc., hereby severally constitute and appoint Pierre St-Arnaud and David L. Adams, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form F-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable SR Telecom Inc. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SR TELECOM INC.

              SIGNATURE                              CAPACITY                     DATE
              ---------                              --------                     ----

         /s/ Pierre St-Arnaud              Director, President and Chief     August 1, 2003
--------------------------------------     Executive Officer (Principal
           Pierre St-Arnaud                     Executive Officer)


          /s/ David L. Adams              Senior Vice President and Chief    August 1, 2003
--------------------------------------     Financial Officer (Principal
            David L. Adams                Financial Officer and Principal
                                                Accounting Officer)


                                                     Director                August 1, 2003
--------------------------------------
           John C. Charles


       /s/ Constance L. Crosby                       Director                August 1, 2003
--------------------------------------
         Constance L. Crosby


         /s/ J.V. Raymond Cyr                        Director                August 1, 2003
--------------------------------------
           J.V. Raymond Cyr

              SIGNATURE                              CAPACITY                     DATE
              ---------                              --------                     ----


          /s/ Paul A. Dickie                         Director                August 1, 2003
--------------------------------------
            Paul A. Dickie


           /s/ Francis Fox                           Director                August 1, 2003
--------------------------------------
             Francis Fox


       /s/ Lionel P. Hurtubise                       Director                August 1, 2003
--------------------------------------
         Lionel P. Hurtubise


                                                     Director                August 1, 2003
--------------------------------------
            Paul E. Labbe


          /s/ Nancy E. McGee                         Director                August 1, 2003
--------------------------------------
            Nancy E. McGee

Authorized Representative in the United States
Puglisi & Associates


 By:    /s/ Donald J. Puglisi
        ------------------------------
        Name: Donald J. Puglisi
        Title: Managing Director
        Date: August 1, 2003

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION                           PAGE
-------                          -----------                           ----
  2.1    Agreement and Plan of Merger dated as of March 27, 2003 by and among SR Telecom Inc., Netro Corporation and Norway
         Acquisition Corporation (included as Annex A to the proxy
         statement/prospectus included in this registration
         statement).
  2.2    Amendment No. 1 to Agreement and Plan of Merger dated as of
         May 5, 2003 by and among SR Telecom Inc., Netro Corporation and Norway Acquisition Corporation (included as Annex B-1 to the proxy statement/prospectus included in this registration statement).
  2.3    Amendment No. 2 to Agreement and Plan of Merger dated as of
         July 17, 2003 by and among SR Telecom Inc., Netro
         Corporation and Norway Acquisition Corporation (included as
         Annex B-2 to the proxy statement/prospectus included in this registration statement).
  2.4    Form of Voting Agreement dated as of March 27, 2003 between
         SR Telecom Inc. and each of Thomas Baruch, Peter Carson,
         Irwin Federman, Sanjay Khare, Richard Moley, Sanford
         Robertson, Shlomo Yariv and Shirley Young (included as Annex
         D to the proxy statement/ prospectus included in this
         registration statement).
  2.5    Voting Agreement dated as of March 27, 2003 between SR
         Telecom Inc. and Gideon Ben-Efraim (included as Annex E to the proxy statement/prospectus included in this registration statement).
  3.1    Certificate and Articles of Incorporation.
  3.2    By-Laws 2003-1, General By-Laws.
  4      Trust Indenture dated April 22, 1998 between SR Telecom Inc.
         and Montreal Trust Company.
  5      Opinion of Fasken Martineau DuMoulin LLP regarding the
         validity of the common shares of SR Telecom Inc. being
         registered under this Registration Statement.
  8.1    Opinion of Pillsbury Winthrop LLP regarding U.S. Federal
         income tax consequences of the merger.
  8.2    Opinion of Fasken Martineau DuMoulin LLP regarding Canadian
         Federal income tax consequences of the merger (included in exhibit 5).
  8.3    Opinion of Davis Polk & Wardwell regarding U.S. Federal
         income tax consequences of the merger.
 10.1    Product Sourcing Agreement between Lucent Technologies
         Australia Pty Limited and Telstra Corporation Limited dated
         July 12, 2001.
 10.2    Deed of Novation and Assumption among Telstra Corporation
         Limited, Network Design and Construction Limited and Lucent
         Technologies Australia Pty Limited dated July 2001 and
         Schedule 1 thereto.
 10.3    Novation Deed among Telstra Corporation Limited, SR Telecom
         Pty Limited, Lucent Technologies Australia Pty Limited and
         Network Design and Construction Limited dated September 21,
         2001.
 10.4    Novation Deed among Telstra Corporation Limited, SR Telecom
         Pty Limited and Lucent Technologies Australia Pty Limited
         dated September 21, 2001.
 10.5    Memorandum of Agreement for the Supply of Goods and Services
         for the MTPO Telephono SA Barangay Phase IA Project dated
         November 18, 1998.
 10.6    Master Purchase Agreement for 450K Project between SR
         Telecom Inc. and Saudi Telecom Company.
 10.7    Operation loans facility letter between Canadian Imperial
         Bank of Commerce and SR Telecom Inc. dated February 10,
         2003.
 10.8    Manufacturing Agreement between Viasystems, Inc. and SR
         Telecom Inc. and SR Telecom S.A.S. dated September 21, 2001.
 10.9    Common Agreement dated as of December 22, 1999 among
         Comunicacion y Telefonia Rural S.A., Export Development
         Corporation and Inter-American Development Bank.

EXHIBIT
NUMBER                           DESCRIPTION                           PAGE
-------                          -----------                           ----
10.10.1  Loan Agreement dated as of December 22, 1999 between
         Comunicacion y Telefonia Rural S.A., and Inter-American
         Development Bank.
10.10.2  Amended and Restated Loan Agreement dated as of December 22,
         1999 between Comunicacion y Telefonia Rural S.A. and Export
         Development Corporation.
 10.11   Amended and Restated Direct Agreement dated as of December
         22, 1999 among Comunicacion y Telefonia Rural S.A., Export
         Development Corporation and Inter-American Development Bank.
 10.12   Amended and Restated Transfer Restrictions Agreement dated as of December 22, 1999 among SR Telecom Inc., SR (BV)
         Holdings Limited, CTR Holdings Limited, Servicios Rurales de
         Telecomunicaciones S.A., Comunicacion y Telefonia Rural
         S.A., Export Development Corporation and Inter-American
         Development Bank.
 10.13   Amended and Restated Performance Undertaking dated as of
         December 22, 1999 among SR Telecom Inc., Export Development
         Corporation and Inter-American Development Bank.
 10.14   Amended and Restated Project Funds Agreement dated as of
         December 22, 1999 among SR Telecom Inc., Comunicacion y
         Telefonia Rural S.A., Export Development Corporation and
         Inter-American Development Bank.
 10.15   Sixth Amendment and Limited Term Waiver Agreement dated as      +
         of February 20, 2002 among SR Telecom Inc., Comunicacion y
         Telefonia Rural S.A., Export Development Canada (formerly
         Export Development Corporation) and Inter-American
         Development Bank.
 10.16   Seventh Amendment and Limited Term Waiver Agreement dated as    +
         of February 17, 2002 among SR Telecom Inc., Comunicacion y
         Telefonia Rural S.A., Export Development Canada (formerly
         Export Development Corporation) and Inter-American
         Development Bank.
 10.17   Formal Loan Agreement, dated July 3, 2001, between the
         Registrant and Pierre St-Arnaud.
 10.18   Formal Loan Agreement, dated June 13, 2002, between the
         Registrant and Pierre St-Arnaud.
 10.19   Formal Loan Agreement, dated July 3, 2001, between the
         Registrant and David L. Adams.
 21      Subsidiaries of the Registrant.
 23.1    Form of Consent of PricewaterhouseCoopers LLP.
 23.2    Form of Consent of Deloitte & Touche LLP.
 23.3    Consent of Fasken Martineau DuMoulin LLP (included in
         exhibit 5).
 23.4    Consent of Pillsbury Winthrop LLP (included in exhibit 8.1).
 23.5    Consent of Davis Polk & Wardwell (included in exhibit 8.3).
 24      Power of attorney (included on the signature page of this
         Form F-4).
 99.1    Opinion of Goldman, Sachs & Co. to Netro Corporation
         (attached as Annex C-1 to the proxy statement/prospectus
         included in this Registration Statement).
 99.2    Consent of Goldman, Sachs & Co.
 99.3    Preliminary Opinion of American Appraisal Associates, Inc.
         to Netro Corporation (attached as Annex C-2 to the proxy
         statement/prospectus included in this Registration
         Statement).
 99.4    Consent of American Appraisal Associates, Inc.
 99.5    Consent of Gideon Ben-Efraim.
 99.6    Form of Proxy Card for Netro Corporation Special Meeting.

---------------

+ Portions omitted pursuant to a request for confidential treatment.